Form 10-K, Exhibit 13
period 1996-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 1997-04-14
CIK 855874

Dear Shareholder:

      On the tenth anniversary of this company's existence as a publicly held financial institution, I am pleased to report to you the activities of Tri-County Financial Corporation and its banking subsidiary, Tri-County Federal Savings Bank. The year closed with the resolution of several major legislative initiatives and the refocusing of our strategic business plan.

      The first occurrence to impact the Company was the legislation passed by Congress to protect the thrift's bad debt reserves previously recorded under then current IRS guidelines. This watershed bill permitted those institutions who wished to restructure as a bank charter to do so without incurring material tax liabilities. Secondly, Congress passed a bill to recapitalize the FDIC's Savings Association Insurance Fund (SAIF). That action expropriated an additional $820,000 of our pre-tax income to fund the SAIF reserves.

      The most exciting event was the result of the first legislative action, in that Tri-County Federal Savings Bank was now able to convert its charter to that of a commercial bank. I am pleased to announce that as of this writing, approval of the charter has been granted and the conversion to the Community Bank of Tri-County will occur on March 31,1997.

      Our business plan, as a community bank, will be to grow the business and consumer portion of the portfolio while maintaining our most profitable lines in the residential lending field. In addition, our plan includes a concentration of effort to attract more transactional accounts and business deposits. To assist us in this challenge, we have contracted with a national bank consulting group to implement a quality sales, quality service culture on a bank wide basis.

         What your Board proposes to accomplish with these bold changes in the business plan of the Company is to prevent a migration of the franchise value as the new world order of providing financial services rearranges itself in the marketplace. With most financial products reduced to that of a commodity, we believe that new strategies have to be put in place to bundle those products into a service that will add long term value to a financial institution like the Community Bank.

     As you will see in the following financial statements, the Company continues its growth and profitability trend with sound earnings potential and quality assets. The net income was down due to the FDIC recapitalization mentioned above and an increase in the loan loss reserve to achieve an adequate reserve level in light of the Bank's portfolio risk. Even with these extraordinary charges, the Company returned 7.9% on equity while earning .77 basis points on average assets. This return was earned despite paying over $1.1 million dollars in FDIC assessments and $198,000 in additional loan loss reserves. To put this in perspective, a bank like NationsBank, would have paid only $2,000 for the same FDIC coverage! Without these charges, earnings were on track to be close to the record year of 1995.

     It is with excitement that we begin our new journey as a community bank and I sincerely appreciate the support and confidence that our shareholders have shown over these last ten years. On behalf of your Board of Directors and our staff of community bankers, I look forward to serving you in the coming year.

                                         Yours truly

                                         Michael L. Middleton
                                         President and Chairman

                        Tri-County Federal Savings Bank
                        -------------------------------
                   Peer Group Comparative Performance Ratios
                   -----------------------------------------

                                     --------------------------------------------------------------------------------------------
                                          1996              1995               1994                1993                1992
                                     --------------------------------------------------------------------------------------------
                                     TCFSB  MD Thrifts TCFSB  MD Thrifts   TCFSB  MD Thrifts  TCFSB  MD Thrifts   TCFSB  MD Thrifts

Yield on Interest-earning Assets     8.30%    7.92%    8.44%     8.09%     8.11%     7.73%    8.83%     8.16%     9.46%     8.97%
Cost of Funds                        4.29%    4.92%    4.31%     4.88%     3.92%     4.17%    4.35%     4.37%     5.30%     5.42%
Yield Spread                         4.01%    3.04%    4.14%     3.30%     4.20%     3.57%    4.47%     3.75%     4.16%     3.49%
Net Operating Margin                 1.30%    0.65%    2.11%     1.17%     1.93%     1.45%    2.14%     1.65%     1.72%     1.40%
Net Income before Taxes              1.33%    0.66%    2.17%     1.21%     1.85%     1.46%    2.31%     1.66%     1.96%     1.42%
Return on Average Assets             0.84%    0.40%    1.30%     0.79%     1.08%     0.96%    1.42%     1.10%     1.22%     0.92%
Return on Average Tangible Capital   8.88%    3.53%   14.54%     8.03%    12.99%     9.69%   18.29%    13.31%    18.30%    12.36%
Nonperforming Loans and REO          0.48%    2.20%    0.34%     2.33%     0.88%     3.18%    0.98%     3.63%     0.96%     4.55%
---------------------------------------------------------------------------------------------------------------------------------

Source: FHLB Comparative Performance
Reports

[Bar Graphs showing:
Regulatory Capital Position (1992 through 1996);
Rate Spread Between Interest-Earning Loans and Interest-Bearing Deposits (1992 through 1996);
Return of Assets(1992 through 1996);
Net Income (1992 through 1996);
and Primary Net Income Per Common Share (1992 through 1996).]



                                                                                     At December 31,
                                                  ----------------------------------------------------------------------------------

                                                         1996            1995           1994           1993           1992
                                                  ----------------------------------------------------------------------------------


Total Amount of:
    Loans Outstanding............................   $112,036,851   $107,817,075    $ 98,689,129   $ 85,506,126    $ 84,225,071
    Mortgage-backed Securities....................    43,354,206     31,954,354      29,796,793     33,583,509      30,344,094
    Interest and Noninterest-bearing Cash.........     3,903,612      4,050,219       3,471,953      4,020,960       5,342,331
    Investment Securities.........................    13,429,115     14,903,798      14,729,588     10,269,094       7,111,972
    Assets........................................   178,320,557    164,262,643     153,050,998    139,570,352     130,484,013
    Savings Deposits..............................   134,818,992    129,348,276     126,069,320    120,016,995     111,771,247
    Borrowed Money................................    24,733,466     17,552,845      12,480,128      6,543,919       7,474,823
    Stockholders' Equity..........................    17,251,683     15,971,148      13,368,494     12,135,593      10,261,697
Number of:
    Loans Outstanding.............................         2,854          2,792           2,667          2,597           2,644
    Savings Accounts..............................        14,849         14,090          14,409         13,816          13,542
    Offices Open - All Full Service...............             8              6               6              6               6


                                                                                     For the Year Ended December 31,
                                                  ----------------------------------------------------------------------------------

                                                         1996             1995          1994           1993            1992
                                                  ----------------------------------------------------------------------------------


Weighted Average Yield on:
    Loan and Mortgage-backed Security Portfolio...       8.55%            8.80%         8.44%          9.18%           9.67%
    Investment Portfolio..........................       5.52             5.90          5.24           4.38            5.15
    All Interest-earning Assets...................       8.24             8.44          8.03           8.65            9.32
Weighted Average Rate Paid on:
    Savings Deposits and Escrow...................       4.05             4.06          3.67           3.94            4.84
    Federal Home Loan Bank Advances and Other
    Borrowings....................................       5.46             6.21          7.02           9.60            9.62
    All Interest-bearing Liabilities..............       4.22             4.28          3.87           4.29            5.21
Interest Rate Spread (Spread Between Weighted
    Average Rate on All Interest-earning Assets
    and All Interest-bearing Liabilities).........       4.02             4.16          4.16           4.36            4.11
Net Yield (Net Interest Income as a
    Percentage of Average Interest-earning Assets)       4.32             4.45          4.38           4.53            4.21


                             SUMMARY OF OPERATIONS

                                                                           At December 31,
                                             ------------------------------------------------------------------------
                                                  1996           1995           1994          1993           1992
                                             ------------------------------------------------------------------------

Interest Income.............................  $13,471,595    $12,900,876    $11,262,969    $11,337,676    $11,578,297
Interest Expense............................    6,406,756      6,094,968      5,117,503      5,390,004      6,322,559
                                             ------------------------------------------------------------------------

Net Interest Income.......................... $ 7,064,839    $ 6,805,908    $ 6,145,466    $ 5,947,672    $ 5,255,738
Loss Provision and Charge offs of Loans......     408,000        210,000        154,000        144,000        151,000
                                             ------------------------------------------------------------------------

Net Interest Income
     After Provision for Loss on Loans....... $ 6,656,839    $ 6,595,908    $ 5,991,466    $ 5,803,672    $ 5,104,738
Other Income.................................     930,970        857,467        562,297        823,159        803,834
Less Noninterest Expense.....................   5,482,882      4,098,561      3,928,991      3,514,998      3,353,613
                                             ------------------------------------------------------------------------

Income Before Federal Income Tax............  $ 2,104,927    $ 3,354,814    $ 2,624,772    $ 3,111,833    $ 2,554,959
Income Tax Expense...........................     785,200      1,327,000      1,041,715      1,289,852        963,328
Income Tax Benefit - Change in Accounting
for Deferred Taxes...                                 -              -              -           57,108            -
                                             -------------------------------------------------------------------------

Net Income................................... $ 1,319,727    $ 2,027,814    $ 1,583,057    $ 1,879,089    $ 1,591,631
                                             -------------------------------------------------------------------------

Net Income Per Common Share (1) - Primary...  $      1.61    $      2.62    $      2.08    $      2.57    $      2.09
                            Fully-Diluted...  $      1.60    $      2.59    $      2.00    $      2.40    $      2.06

Cash Dividends Declared Per Common Share(2)        70,574         64,751         60,545             -              -


(1)  Restated to reflect 1993, 1994, 1995, 1996 and 1997 stock dividends.
(2) A $0.10 per common share cash dividend was declared on January 27, 1994, payable to shareholders of record March 5, 1994;
     a $0.10 per common share cash dividend was declared on January 31, 1995, payable to shareholders of record March 3, 1995;
     a $0.10 per common share cash dividend was declared on January 24, 1996, payable to shareholders of record March 4, 1996;
     a $0.10 per common share cash dividend was declared on January 24, 1997, payable to shareholders of record March 7, 1997;

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                     GENERAL

         Management believes that the year ended December 31, 1996 will be recorded as one of the most significant years for the thrift industry in its endeavor to compete in the financial markets of this country. Several legislative initiatives were resolved in favor of those thrifts whose business plans include structural change to address the emerging needs of a financial institution's primary customer base. The United States Congress approved a bill preserving bad debt reserves previously recorded under Internal Revenue Service regulations then in force. This created an opportunity for thrifts, who were previously constrained by the threat of a material bad debt recapture situation, to convert to banking charters which would best fit their business plans. With that obstacle removed, the Board of Directors of Tri-County Financial Corporation ("the Company") authorized a feasibility study of converting to a commercial bank charter. The optimum charter appeared to be that of a state chartered, Federal Reserve member bank. The Board then directed the Bank's management to initiate the effort to convert to a bank charter. In December 1996, the required documents were filed with the appropriate authorities. On March 7, 1997 regulatory approval was granted and the new bank will open on March 31,1997.

                BUSINESS STRATEGY TO IMPLEMENT COMMERCIAL BANKING

         Management believes that this business strategy should allow the newly chartered bank, named "Community Bank of Tri-County", to capture more market share from the larger regional banks who appear to have lost the community bank image. For several years, the Bank's management has been implementing the technology and staffing required to meet the demands of a commercial bank operation. It feels well prepared to begin full scale operations immediately after conversion.

         The conversion to a state chartered, Federal Reserve member bank will affect the business of the Bank in that certain asset allocation regulations, such as the Qualified Thrift Lender Test (QTL) will no longer apply to the capital asset allocation strategies utilized by management. Over time, the asset allocation of the Bank will evolve from a thrift portfolio to that of a typical community bank. Management and the Board of Directors do not anticipate the conversion to result in changes in the Bank's historically profitable and increasingly efficient residential mortgage and builder business product lines. Attention has been given to new delivery systems designed to help the growth of consumer and small business lending. These product lines are expected to expand in an effort to capitalize on what management perceives as the void created by the merger of larger community banks into larger super regional institutions.

         In addition, it is expected that more transactional accounts will be attracted to the new Community Bank and should help reduce the overall cost of funds in the future.

     Management has recently contracted the services of a national banking consultant to create a bank wide Quality Sales, Quality Service Culture to assist it in its change from that of a thrift to a dynamic, sales oriented, financial services company. It is anticipated that future product lines will evolve around the total financial service needs of its customer rather than a fragmented product offering that was typical of a thrift. The new bank anticipates that it will invest heavily in technology and engage in building affiliations with financial service providers to accomplish this objective.

                               OTHER DEVELOPMENTS

         The second major legislative initiative to be resolved was the re-capitalization of the FDIC's Savings Association Insurance Fund (SAIF). Thrifts were assessed a 65.7 basis point special insurance fee that was payable on September 30, 1996. The fund became fully capitalized and the future FDIC assessment fee for the Bank dropped from 23.5 basis points per year to 6.5 basis points in 1997. This will allow SAIF insured institutions such as the Community Bank of Tri-County to better compete with other financial institutions for deposits. This fee, coupled with the current annual assessment, translated into $1.1 million dollars in FDIC insurance expense charged to operations for the Bank in 1996.

         The economic environment has not changed considerably over the last year and the flat yield curve in the interest rates is expected to continue in the near term. At this writing, the Federal Reserve has openly hinted of an interest rate change to cool off any heating up of the economy through monetary policy. This bears watching in that any shift in short term rates will directly impact the net interest margin of the Company and its subsidiary Bank.

         The local market of Southern Maryland continues to benefit from the enhanced naval presence in St. Mary's county as well as in Charles county, two of the primary markets of the Bank. However, with growth comes intensified competitive pressures from financial institutions desiring to capitalize on these growth sectors of the State. Merger and acquisitions of mid sized financial institutions by large regional and money center banks will bring to the market a presence that previously did not exist in this area. With the trend toward total financial product delivery systems of the super regional banks, community banks will have to quickly adjust their sales and technology strategies to outmaneuver the larger providers.

         In that light, the Bank has opened its newest stand alone branch in Bryans Road, Maryland. It brings the count of free standing branches throughout the Southern Maryland area to seven. Each is geographically located to permit coverage of the major business areas in the marketplace. To augment the delivery systems employed by the Bank, it opened its first "micro" branch, utilizing limited square footage to provide full customer service, at the Charles County Community College on February 28, 1997. This strategy of utilizing lower cost delivery systems supported by larger stand alone branches will be followed until sufficient penetration of the market is achieved to enable the Bank to bring its services to the customers in a cost effective manner.

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Net income for the Company was down by $708,087 or $1.01 per share. This compared negatively to the increase of $444,757 or $.54 per share in net income for the year ended December 1995 over the comparable year in 1994. Net income was adversely affected primarily by two events during the course of the year. The first, mentioned above, was the effect of the re-capitalization of the SAIF fund of the FDIC. The special 65.7 basis point assessment resulted in a pre-tax charge to income of $820,000 for an after tax cost of $504,000. This represents $.61 per primary share. For the year, the Bank paid out $1,120,668 in FDIC insurance compared to $287,628 in 1995 and $275,339 in 1994.

     The second factor impacting net income was the increase in the Provision for Loan Losses by $198,000 or $.24 per share over the same period in 1995. The Board of the Bank elected to increase the Reserve for Loan Loss to achieve a sufficient reserve level commensurate with the Bank's portfolio risk. With the loan loss charge in 1996, the Reserve for Loan Loss approximates one percent of the loan portfolio at December 31, 1996. The coverage ratio of net loan charge offs for 1996 was 19.0 while it was 5.24 in 1995 and 3.86 in 1994. It is the intent of the Bank to continue to add to the reserve as its product mix expands and changes to reflect increased portfolio risk. As this shift occurs, the reserve is likely to be more closely aligned with the commercial bank average of
1.4 % of loans outstanding. Because the transition from thrift assets, which generally have a lower risk profile, to those of a traditional commercial bank will take several years, management believes that a constant level of annual provisions will achieve the desired reserve within two years.

         The weighted average yield on all interest-earning assets was 8.24% in 1996, 8.44% in 1995 and 8.03% in 1994. The interest rate trend during the year was flat and experienced very little variance over the period. This resulted in an erosion of the weighted average yield as little yield gain was available by extending maturities of investments. Management's asset/liability strategy was to protect against upside movements in interest rates, therefore, maturity extension of investments would have been counterproductive to the strategy.

         The most significant increase among the asset categories occurred in mortgage-backed securities available for sale, which increased by $11.7 million. This reflects a strategy employed by the bank to leverage its net worth with matched investments and wholesale borrowings to provide additional revenue to the Bank. The investments are risk rated below those of whole mortgage loans and therefore more effectively leverage the risk-based capital ratio maintained by the Bank to comply with overall capital requirements of the Office of Thrift Supervision.

         The weighted average rate paid on all interest-bearing liabilities was 4.22% in 1996, 4.28% in 1995 and 3.87% in 1994. Thus while declining slightly in 1996, the rate paid on liabilities continues to reflect the negative pressure exerted by a flat yield curve which offers little relief to short term borrowings or core deposits.

         The net interest rate spread was 4.02% in 1996 compared to 4.16% in 1995 and 4.16% in 1994 . While the trend has been level over the past several years, it is the belief of management that there exists an upside rate movement risk in the near future and therefore, the Bank is shifting the portfolio to protect against cyclical interest rate shifts. The interest rate sensitivity analysis follows this section and will provide a more detailed discussion.

         The loan portfolio continues to hold its quality and has a relatively low amount of non-performing loans for 1996 at $699,000 or .6% of total loans compared to $ 566,000 or .5% of total loans for 1995. The Bank owned real estate acquired through foreclosure with a fair market value of $155,000 at December 31,1996. This property was sold in early l997 at a small profit.

         Operating expense increased by 34% or $1,384,321 compared to an increase of $169,570 or 4% for 1995. Included in this total is the previously mentioned SAIF assessment of $820,000. Other expenses included start up staffing and promotional expense associated with the new branch opened in Bryans Road, Maryland during the year. It is expected that personnel expense will increase in the future as the Bank staffs to a level necessary to handle the expected increase in transactional and business activity. In order to better link performance with pay, the Board of the Bank approved an incentive plan for all branch managers in 1997. This measure brings the percentage of personnel who are compensated based on Bank performance to over 50%.

     Net premises and equipment increased by 20% or $645,762 for the year. This reflects the completion of the new Bryans Road facility and increased investment in technology platforms to assist in lower cost delivery of services in the future. The ongoing investment in technology is expected to increase as services become more standardized and computer driven. The Bank purchased software to upgrade several of its branch office retail platforms and anticipates completing the task at the remaining branches during 1997. In addition, the Bank purchased software to automate its consumer loan processing activities in anticipation of the increase in that line of business as a community bank.

     The Bank's wholesale borrowing, consisting mainly of advances from the Federal Home Loan Bank of Atlanta, increased from $13,250,000 in 1995 to $24,000,000 or 81% in 1996. These borrowings were used to fund specific loan projects or to create arbitrages with authorized investments matched to the borrowings for a managed spread. This strategy allows for the prudent leveraging of net worth to maximize revenue production while managing asset and liability interest rate risk.

     Stockholders' average equity for the year ended 1996 grew by 8% or $1,280,535 to $17,251,683. This represents an average net worth to total assets ratio of 9.7%. For historical comparison, the net worth to total assets at December 31,1986, the end of the year which the Bank converted to stock form, was 5.6% with a total net worth of $4,323,600.

     The net unrealized gain on investment and mortgage-backed securities available for sale declined by 62% or $143,345 due to the effects of the flat yield curve on interest rates. The prolonged flat curve produces little opportunity to improve yield unless one increases the duration of investments or loans. When the long term rate moves up, the impact on the market value of the securities declines. This valuation allowance is subject to the fluctuations in the money markets on a monthly basis and will be reflected in the quarterly statements to the regulatory agencies and shareholders.

         The Bank's capital position relative to regulatory requirements was as follows:

         Tangible capital required to be held                 $  2,661,000
         Actual tangible capital on hand                        16,447,000
                                                                ----------
         Excess capital                                        $13,786,000

         Minimum core capital required                        $  5,322,000
         Core capital on hand                                   16,447,000
                                                                ----------
         Excess core capital                                   $11,125,000

         Risk based capital required                          $  8,404,000
         Actual risk based capital held                         17,567,000
                                                                ----------
         Excess risk based capital                            $  9,163,000

         The Bank's capital position exceeds all levels of required regulatory capital and the Bank is considered a well capitalized institution by the FDIC.

                       INTEREST RATE SENSITIVITY ANALYSIS

         The interest rate sensitivity of the Bank's portfolio is continually monitored by the Bank's management and regularly reported to its board of directors. The sensitivity of the market value of the portfolio equity and interest rate sensitivity of net income are calculated as follows:

         Market value of portfolio equity
         Interest rate changes: Adverse scenario              1995         1996
                                                              ------------------
                                 Up 200 basis points          -10%         -10%
                                 Up 400 basis points          -24%         -30%
                                 Down 200 basis points        + 9%         + 3%
                                 Down 400 basis points        +19%         +10%

         Interest rate sensitivity
         Interest rate changes: Adverse scenario              1995         1996
                                                              ------------------
                               Up 200 basis points            + 1%         + 5%
                               Up 400 basis points            + 4%         + 9%
                               Down 200 basis points          - 3%         - 6%
                               Down 400 basis points          - 6%         -15%

     The change in percentage for the Market Value of Portfolio Equity remained constant at the adverse scenario of 200 basis points in interest rate movement. The 400 basis point movement reflects a more exaggerated shift in market value loss of 30% in market value of the portfolio. The management of the Bank is less concerned with the shock of interest rates on the market value than it is on the interest rate sensitivity because the assets are employed for their income production rather that value appreciation upon sale.

     The sensitivity of Net Interest Income shows a significant change in the outcome of assumed interest rate changes. In those scenarios, the adverse scenario is the result of downward movement of rates. It is the opinion of management that the most probable damage to the institution would be the greatest from upside rate movements. Therefore, the portfolio has been structured in an attempt to reasonably minimize the impact from sudden and prolong upward shifts in interest rates.

     Interest rate sensitivity may also be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. Gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income and a positive gap would result in an increase in net interest income while, conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income.

                  The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996 which are expected to mature or reprice in each of the time periods shown.

            INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES
                                   (000's)

                                      THREE         THREE       SIX MONTHS    ONE THRU    MORE THAN    OVER FIVE
                                      MONTHS     MONTHS THRU     THRU ONE    THREE YEARS  THREE THRU     YEARS
                                     OR LESS      SIX MONTHS       YEAR                   FIVE YEARS
                                   ------------- ------------- ------------- ------------ ------------ ---------

INTEREST EARNING ASSETS:
MORTGAGE LOANS AND
  MORTGAGE-BACKED
  SECURITIES                       $  25,042     $   8,863     $  14,616     $  55,477    $  16,017    $35,376
  INVESTMENTS                      $  16,221            -              -             -            -          -

                       TOTAL       $  41,263     $   8,863     $  14,616     $  55,477    $  16,017    $35,376

INTEREST EARNING LIABILITIES:
SAVINGS DEPOSITS                   $  15,575     $   5,428     $  34,762     $  48,408    $  15,036    $15,610
BORROWED MONEY                     $  13,270            -          5,000         6,000          463          -

                       TOTAL       $  28,845     $   5,428     $  39,762     $  54,408    $  15,499    $15,610

INTEREST SENSITIVITY GAP           $  12,418     $   3,435     $ (25,146)    $   1,069    $     518    $19,766

CUMULATIVE INTEREST
  SENSITIVITY GAP                  $  12,418     $  15,853      $ (9,293)    $  (8,224)   $  (7,706)   $12,060

PERCENT OF CUMULATIVE
  GAP TO TOTAL ASSETS                    6.9%          8.9%         (5.2)%        (4.6%)       (4.3%)      6.8%



     The Realm and Bank models compute the market value of portfolio equity by discounting the projected asset, liability and off-balance sheet cash flows, with adjustments for amortization, prepayments, and decay factors. Discount rates and prepayment rates vary across the interest rate scenarios. For income sensitive measures, the size and composition of the balance sheet are held constant, in accordance with Thrift Bulletin 13. The positions estimated in the maturity gap report are the maturity and repricing sensitivities calculated from the starting base scenario.

     Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

                               IMPACT OF INFLATION

     The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate risk environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.


                                STOCK INFORMATION

     Tri-County Financial Corporation's stock is not traded or listed on any public exchange. However, stock does change hands over the course of the year. In 1996, the Company was made aware of several trades which occurred.

     A total of 10,285 shares traded, with a high price of $24 and a low price of $15. The weighted average price was $19.63. The number of shareholders at March 7, 1997 was 502 and the total outstanding shares was 754,894. On January 24, 1997, the Board of Directors declared a 5% stock dividend and a $.10 per share cash dividend, both payable on April 15, 1997 to shareholders of record on March 7,1997. On January 24, 1996, the Board of Directors declared a 5% stock dividend and a $.10 per share cash dividend which were distributed to holders of record March 4, 1996.

     Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank.

     Following the Bank's conversion to a commercial bank, the Bank's ability to pay dividends will be governed by the Maryland Financial Institutions Code and the regulations of the Federal Reserve Board. Under the Maryland Financial Institutions Code, a Maryland bank (1) may only pay dividends from undivided profits or, with prior regulatory approval, its surplus in excess of 100% of required capital stock and (2) may not declare dividends on its common stock until its surplus fund equals the amount of required capital stock or, if the surplus fund does not equal the amount of capital stock, in an amount in excess of 90% of net earnings.

     The Bank's payment of dividends will also be subject to the Federal Reserve Board's Regulation H, which limits the dividends payable by a state member bank to the net profits of the Bank then on hand, less the Bank's losses and bad debts. Additionally, the Federal Reserve Board has the authority to prohibit the payment of dividends by a Maryland commercial bank when it determines such payment to be an unsafe and unsound banking practice. Finally, the Bank, like the Savings Bank, would not be able to pay dividends on its capital stock if its capital would thereby reduced below the remaining balance of the liquidation account established in connection with the Stock Conversion.

     The Company's ability to pay dividends will be governed by the policies and regulations of the Federal Reserve Board which prohibit the payment of dividends under certain circumstances involving the bank holding company's financial condition and capital adequacy.

TRI-COUNTY FINANCIAL CORPORATION

Consolidated Financial Statements at December 31, 1996 and 1995 and for the Three Years Ended December 31, 1996 and Independent
Auditors' Report

TRI-COUNTY FINANCIAL CORPORATION

TABLE OF CONTENTS
-------------------------------------------------------------------------------

                                                                       Page

INDEPENDENT AUDITORS' REPORT                                            1

CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 1996 AND 1995,
   AND FOR THE THREE YEARS ENDED DECEMBER 31, 1996

   Consolidated Statements of Financial Condition                       2

   Consolidated Statements of Income                                    3

   Consolidated Statements of Stockholders' Equity                      4

   Consolidated Statements of Cash Flows                                5-7

   Notes to Consolidated Financial Statements                           8-30

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
   Tri-County Financial Corporation
Waldorf, Maryland

We have audited the accompanying consolidated statements of financial condition of Tri-County Financial Corporation and subsidiary (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tri-County Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/S/ DELOITTE & TOUCHE LLP

March 14, 1997
Washington, D.C.

                       [LETTERHEAD OF CB&M APPEARS HERE]


                                 March 3, 1995

                         Independent Auditors' Report
                         ----------------------------


The Board of Directors
Tri-County Financial Corporation
Waldorf, Maryland


We have audited the accompanying consolidated statement of financial condition of Tri-County Financial Corporation and Subsidiary as of December 31, 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-County Financial Corporation and Subsidiary as of December 31, 1994, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                       /s/ Councilor, Buchanan & Mitchell, P.C.

                                              Certified Public Accountants

TRI-COUNTY FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------

ASSETS                                                                         1996                 1995

CASH AND CASH EQUIVALENTS:
    Noninterest-bearing                                                  $   1,111,894          $   786,113
    Interest-bearing                                                         2,791,718            3,264,106
                                                                         -------------          -----------
                    Total cash and cash equivalents                          3,903,612            4,050,219

Investment securities available for sale at fair value, (amortized
    cost of $11,117,063 and $14,798,529, respectively)                      11,265,358           14,903,798

Investment securities held-to-maturity at amortized cost,
    (fair value of $863,757 in 1996)                                           863,757                  -

Mortgage-backed securities available for sale at fair value, (amortized
    cost of $42,473,979 and $30,549,744, respectively)                      42,470,319           30,793,682

Mortgage-backed securities held-to-maturity at amortized cost,
    (fair value of $919,349 and $1,160,672, respectively)                      883,887            1,160,672

Loans receivable, net of allowance for loan losses of $1,120,102 and
    $733,573, respectively                                                 111,024,921          107,340,325

Stock in Federal Home Loan Bank - at cost                                    1,300,000              881,600

Loans held for sale                                                          1,011,930              476,750

Accrued interest receivable                                                  1,165,191            1,093,113

Premises and equipment, net                                                  3,824,568            3,178,806


Other assets                                                                   607,014              383,678
                                                                        --------------       --------------

                                                                        $  178,320,557       $  164,262,643
TOTAL ASSETS                                                            ==============       ==============



See notes to consolidated financial statements.


-----------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY                                         1996                 1995

LIABILITIES:
    Deposits                                                             $ 134,818,992        $ 129,348,276
    Advances from Federal Home Loan Bank                                    24,000,000           13,250,000
    Notes payable and other borrowings                                         733,466            4,302,845
    Advance payments by borrowers for taxes and insurance                      715,171              685,767
    Accounts payable, accrued expenses, and other liabilities                  724,055              614,952
    Current and deferred income taxes                                           77,190               89,655
                                                                          ------------         ------------
                  Total liabilities                                        161,068,874          148,291,495


COMMITMENTS AND CONTINGENCIES



STOCKHOLDERS' EQUITY:
    Common stock,  $.01 par value - 15 million  shares
      authorized;  750,960 and 685,112 shares issued and
      outstanding respectively                                                   7,510                6,851
    Additional paid-in capital                                               5,724,729            5,021,350
    Retained earnings                                                       11,430,666           10,710,824
    Net unrealized gain on investment and mortgage-backed
      securities available for sale, net of taxes                               88,778              232,123
                                                                            ----------           ----------
                 Total stockholders' equity                                 17,251,683           15,971,148



TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $  178,320,557       $  164,262,643
                                                                        ==============       ==============



                   See  notes to  consolidated  financial statements.

TRI-COUNTY FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
-----------------------------------------------------------------------------------------

                                                          1996          1995          1994

INTEREST INCOME:
    Interest on loans                               $10,045,429    $ 9,771,990    $ 8,317,111
    Interest on mortgage-backed securities            2,502,968      2,001,872      1,995,402
    Interest and dividends on investment securities     923,198      1,127,014        950,456
                                                    -----------    -----------    -----------
                      Total interest income          13,471,595     12,900,876     11,262,969
                                                    -----------    -----------    -----------

INTEREST EXPENSES:
    Deposits                                          5,397,181      5,198,160      4,553,471
    Federal Home Loan Bank advances                     850,612        492,004        341,208
    Notes payable and other borrowings                  158,963        404,804        222,824
                                                    -----------    -----------    -----------
                      Total interest expenses         6,406,756      6,094,968      5,117,503
                                                    -----------    -----------    -----------

    Net interest income                               7,064,839      6,805,908      6,145,466
    Provision for loan losses                           408,000        210,000        154,000
                                                    -----------    -----------    -----------


                      Net interest income after       6,656,839      6,595,908      5,991,466
                        provision for loan losses

OTHER INCOME:
    Loan service charges                                280,126        284,635        261,140
    Gain (loss) on sale of investments and
     mortgage-backed securities available for sale         --            1,802        (70,877)
    Gain (loss) on sale of loans                        192,468         88,437        (40,546)
    Service charges                                     382,228        399,079        293,596
    Other                                                76,148         83,514        118,984
                                                    -----------    -----------    -----------
                      Total other income                930,970        857,467        562,297
                                                    -----------    -----------    -----------


OPERATING EXPENSES:
    Employee compensation and benefits                2,432,293      2,141,438      1,972,787
    Occupancy expense                                   353,246        341,449        357,830
    Federal insurance premiums and surety
      bond premiums                                   1,165,816        348,025        328,175
    Data processing expenses                            262,375        207,632        222,511
    Other                                             1,269,152      1,060,017      1,047,688
                                                    -----------    -----------    -----------
                      Total operating expenses        5,482,882      4,098,561      3,928,991
                                                    -----------    -----------    -----------
INCOME BEFORE INCOME TAXES                            2,104,927      3,354,814      2,624,772


INCOME TAX EXPENSE:
    Current                                             929,000      1,400,000        859,915
    Deferred                                           (143,800)       (73,000)       181,800
                                                    -----------    -----------    -----------
                      Total income tax expense          785,200      1,327,000      1,041,715
                                                    -----------    -----------    -----------
                                                    $ 1,319,727    $ 2,027,814    $ 1,583,057
NET INCOME                                          ===========    ===========    ===========


EARNINGS PER SHARE:
    Primary                                         $      1.61    $      2.62    $      2.08
    On a Fully Diluted Basis                               1.60           2.59           2.00


See notes to consolidated financial statements

TRI-COUNTY FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
----------------------------------------------------------------------------------------------------------------------------------



                                                                                Net Unrealized
                                                                Additional      Gain (Loss) on
                                                   Common        Paid In     Securities Available      Retained
                                                    Stock        Capital           for Sale            Earnings          Total

BALANCE, JANUARY 1, 1994                          $ 6,051     $ 3,605,425       $  (18,856)         $  8,542,973    $ 12,135,593
    Net income                                         --             --              --               1,583,057       1,583,057
    $.10 per share cash dividend                       --             --              --                 (60,545)        (60,545)
    5% stock dividend                                 300         599,700             --                (600,000)            --
    Cash paid in lieu of stock
     dividend for fractional shares                    --              --             --                  (5,458)         (5,458)
    Exercise of stock options                          73          42,642             --                      --          42,715
    Change in unrealized gain (loss)
     on mutual funds                                   --              --         (326,868)                   --        (326,868)
                                                   ------     -----------       -----------         ------------    ------------

BALANCE, DECEMBER 31, 1994                          6,424       4,247,767         (345,724)            9,460,027      13,368,494
    Net income                                         --              --             --               2,027,814       2,027,814
    $.10 per share cash dividend                       --              --             --                 (64,751)        (64,751)
    5% stock dividend                                 322         707,682             --                (708,004)            --
    Cash paid in lieu of stock
     dividend for fractional shares                    --              --             --                  (4,262)         (4,262)
    Exercise of stock options                         105          65,901             --                      --          66,006
    Change in unrealized gain (loss)
     on investment and mortgage-backed
     securities available for sale                     --              --          577,847                    --         577,847
                                                   ------     -----------       -----------         ------------    ------------

BALANCE, DECEMBER 31, 1995                          6,851       5,021,350          232,123            10,710,824      15,971,148
    Net income                                         --              --             --               1,319,727       1,319,727
    $.10 per share cash dividend                       --              --             --                 (70,574)        (70,574)
    5% stock dividend                                 351         525,489             --                (525,840)            --
    Cash paid in lieu of stock
     dividend for fractional shares                    --              --             --                  (3,471)         (3,471)
    Exercise of stock options                         308         177,890             --                      --         178,198
    Change in unrealized gain (loss)
     on investment and mortgage-backed
     securities available for sale                     --              --         (143,345)                   --        (143,345)
                                                   ------     -----------       -----------         ------------    ------------
BALANCE, DECEMBER 31, 1996                         $7,510     $ 5,724,729       $   88,778          $ 11,430,666    $ 17,251,683

See notes to consolidated financial statements.

TRI-COUNTY FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
------------------------------------------------------------------------------------------------------------------------

                                                                        1996                1995                1994

CASH FLOWS FROM OPERATING
    ACTIVITIES:
    Net income                                                  $     1,319,727     $     2,027,814     $     1,583,057
  Adjustments to reconcile net income to net
      cash provided by operating activities:
      Provision for loan losses                                         408,000             210,000             154,000
      Provision for depreciation and amortization                       264,492             232,589             314,798
      Amortization of premium/discount on
          mortgage-backed securities
          and investment securities                                     (96,060)            (87,102)            (34,615)
      Capitalization of interest expense on notes
          payable                                                             -              38,553              72,407
      Provision for deferred income tax (benefit)                      (143,800)            (73,000)            181,800
      Increase in interest receivable                                   (72,078)            (14,446)           (196,234)
      (Decrease) increase in interest payable                           (24,314)             26,235              10,671
      (Decrease) increase in deferred loan fees                         (85,781)              4,720             110,146
      Increase in other liabilities                                     282,092             301,137             243,860
      (Increase) decrease in other assets                              (200,921)            378,203             (47,398)
      (Gain) loss on sale of premises and equipment                      (9,610)             (3,790)             15,278
      Originations of loans held for sale                            (8,812,925)         (5,731,850)         (2,416,000)

      Proceeds from sales of mortgage-backed                                                                 14,791,250
          securities held for trading                                         -                   -
      Purchase of mortgage-backed securities                                                                (14,725,313)
          held for trading                                                    -                   -
      (Gain) loss on sales of investment securities
         and mortgage-backed securities
          available for sale                                                  -              (1,802)             70,877
      (Gain) loss on sales of loans held for sale                      (192,468)            (88,437)             40,546
      Proceeds from sales of loans held for sale                      8,887,468           5,284,394           2,917,000
      Federal Home Loan Bank stock dividends                                  -             (10,200)            (10,800)
                                                                       --------           ---------           ---------

                    Net cash provided by operating
                         activities                                   1,523,822           2,493,018           3,075,330
                                                                    -----------         -----------           ---------

                                                                     (Continued)

TRI-COUNTY FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
------------------------------------------------------------------------------------------------------------------------

                                                                  1996                 1995                1994

CASH FLOWS FROM INVESTING
    ACTIVITIES:
    Proceeds from sale or redemption of investments                     -                  -               594,201
    Purchases of investments                                            -                  -            (9,291,447)
    Purchase of Federal Home Loan Bank Stock                     (418,400)                 -                     -
    Purchase of investment securities available
        for sale                                              (13,607,756)          (7,395,830)                  -
    Proceeds from sale of investment
        securities available for sale                          17,313,408            5,989,044                   -
    Purchase of investment securities
        held-to-maturity                                         (990,273)                 -                     -
    Proceeds from maturities of investment
        securities held-to-maturity                               126,515            2,018,385                   -
    Purchase of mortgage-backed securities
        held to maturity                                               -            (4,922,455)         (5,933,913)
    Purchase of mortgage-backed securities
        available for sale                                    (14,029,861)                 -            (2,000,000)
    Proceeds from sale of mortgage-backed
        securities available for sale                                  -             1,805,572           7,067,315
    Principal collected on mortgage-backed
        securities                                              2,454,288            1,674,614           6,165,854
    Net decrease in short-term investments                             -                    -            3,573,176
    Principal collected on loans                               46,317,302           40,220,762          45,404,454
    Loans originated or acquired                              (50,719,901)         (49,037,683)        (60,895,293)
    Proceeds from sale of real estate                                  -               200,437                   -
    Purchases of premises and equipment                          (859,884)            (511,290)           (120,798)
    Proceeds from sale of premises and equipment                    9,610              101,446                   -
    Investment in real estate                                          -              (232,305)                  -
                                                              -----------          ------------        ------------
                      Net cash used in investing activities   (14,404,952)         (10,089,303)        (15,436,451)
                                                              -----------          ------------        ------------


CASH FLOWS FROM FINANCING
    ACTIVITIES:
    Net increase in deposits                                    5,470,716            3,278,956           6,052,325
    Net increase (decrease) in short-term borrowings              110,587             (107,933)           (275,495)
    Net increase (decrease) in advance payments
        by borrowers for taxes and insurance                       29,404              (85,192)              4,679
    Proceeds from Federal Home Loan Bank                       84,500,000           36,750,000          10,500,000
        advances
    Payments of maturing Federal Home Loan
        Bank advances                                         (73,750,000)         (30,750,000)         (7,500,000)

                                                                     (Continued)

TRI-COUNTY FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
------------------------------------------------------------------------------------------------------------------------

                                                             1996            1995           1994
CASH FLOWS FROM FINANCING
    ACTIVITIES (Continued):
    Net (decrease) increase in securities sold
        under agreement to repurchase                    (3,358,000)       (609,000)      3,967,000

    Dividends paid                                          (74,045)        (69,013)        (66,003)

    Exercise of stock options                               178,198          66,006          42,715

    Repayments on notes payable                            (372,337)       (299,273)       (913,107)
                                                       ------------    ------------    ------------

                      Net cash provided by financing
                          activities                     12,734,523       8,174,551      11,812,114
                                                       ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                       (146,607)        578,266        (549,007)


CASH AND CASH EQUIVALENTS,
    BEGINNING OF YEAR                                     4,050,219       3,471,953       4,020,960
                                                       ------------    ------------    ------------

CASH AND CASH EQUIVALENTS,
    END OF YEAR                                        $  3,903,612    $  4,050,219    $  3,471,953
                                                       ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH
    FLOW INFORMATION:
    Cash paid during the year for:
        Interest                                       $  6,414,832    $  6,067,478    $  5,116,244
        Income taxes                                        803,000         940,786       1,048,771

NON-CASH TRANSACTIONS:
    Mortgage-backed  securities  totaling  $2.0 million were received in 1994 in exchange for equal amounts of loans receivable. No such exchanges occurred in 1996 and 1995.
    Mortgage-backed   securities  and  investments   totaling   $28,704,461  and
        $9,387,415, respectively, were transferred from the held-to-maturity category to the available-for-sale category on December 31, 1995.
    Transfers from loans receivable to foreclosed real estate were $207,409, $52,000, and $49,382 in 1996, 1995, and 1994, respectively.

                                                                     (Concluded)

See notes to consolidated financial statements.

TRI-COUNTY FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements include the accounts of Tri-County Financial Corporation and its wholly owned subsidiary, Tri-County Federal Savings Bank of Waldorf (the Bank) and the Bank's wholly owned subsidiary, Tri-County Federal Finance One (collectively, "the Company"). All significant intercompany balances and transactions between the parent corporations and their subsidiaries have been eliminated.

      The Company is primarily engaged in the business of obtaining funds in the form of savings deposits and investing such funds in mortgage loans on residential, construction and commercial real estate and various types of consumer and other loans, mortgage-backed securities, and investment and money market securities. The Company grants loans throughout the Southern Maryland area. Its borrowers' ability to repay is, therefore, dependent upon the economy of Southern Maryland.

      Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and Cash Equivalents - For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

      Investment Securities and Mortgage-backed Securities - Investment and equity securities are segregated into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. Debt securities classified as held-to-maturity are accounted for at amortized cost, and require the Company to have both the positive intent and ability to hold those securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of deferred taxes, as a separate component of stockholders' equity until realized. Realized gains or losses on the sale of investment and mortgage-backed securities are reported in earnings and determined using the adjusted cost of the specific security sold.

      In November 1995, the Financial Accounting Standards Board issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. The Special Report provided institutions with a one-time opportunity to reassess the appropriateness of their categorization of all securities, and allowed the institutions to transfer securities between categories on or before December 31, 1995. The report also stated that transfers from the held-to-maturity category that resulted from this one-time reassessment would not call into question the institution's intent to hold other debt securities to maturity in the future.

      When reassessing the appropriateness of current designations of securities under the Special Report, the Company considered how it uses securities to meet liquidity needs and manage interest-rate risk. By having a portion of its securities portfolio categorized as available-for-sale, the Company has the ability to respond, through the management of its portfolio, to changes in market interest rates or to increases in loan demand or deposit withdrawals.

      Given the opportunity to reassess the portfolio, the Company transferred certain investment and mortgage-backed securities classified as held-to-maturity to available-for-sale. The investment and mortgage-backed securities transferred had carrying values of $9.4 million and $28.7 million and market values of $9.4 million and $28.9 million, respectively. The transfers resulted in an increase in stockholders' equity at December 31, 1995, of $151,000 for the unrealized gain net of income taxes of $76,000.

      Loan Fees and Costs - Loan origination fee revenues and certain costs directly related to specified activities performed for a loan origination are deferred and recognized over the contractual life of the loan using a method approximating level yield. Any unamortized amount of fees and costs on loans sold or paid off is included in revenue in the year of sale or payoff.

      Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation allowance accounts, and net of any deferred fees or costs on originated loans.

      Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value, determined in the aggregate. Market value considers commitment agreements with investors and prevailing market prices.

      Income Recognition on Loans - Interest on loans is credited to income as earned on the principal amount outstanding using the interest method. An allowance for accrued interest deemed to be uncollectible is provided. Accrued interest receivable is reported net of the allowance for uncollectible interest. For those loans which are carried on nonaccrual status, interest is recognized on the cash basis. Loans are generally placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, or earlier if collection is deemed uncertain.

      Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed by management to be adequate to absorb potential losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience; current economic conditions; volume, growth, and composition of the loan portfolio; financial condition of the borrowers; and other relevant factors that, in management's judgment, warrant recognition in providing an adequate allowance. The allowance is increased by provisions for loan losses charged against income. Changes in the allowance are recorded periodically as conditions change or as more information becomes available. Such changes could result in material adjustments to future results of operations.

      Impairment of Loans - On January 1, 1995, the Company adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These pronouncements require that an impaired loan be measured based on the present value of expected future cash flows discounted at the effective interest rate of the loan or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company considers a loan impaired when it is probable that the Company will be unable to collect all contractual interest and principal payments as scheduled in the loan agreement. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. A valuation allowance is maintained to the extent that the measurement of the impaired loan is less than the recorded investment.

      The Company's residential mortgage and consumer loan portfolios are collectively evaluated for impairment and are not included within the scope of SFAS 114. A valuation allowance has been provided for these loans based on management's estimates of the risks inherent in the portfolios and analysis of prior loss experience.

      Payments received relating to impaired loans and nonaccrual loans are recorded on a cash basis and are either applied to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of the loan.

      Premises and Equipment - Depreciation of premises and equipment, which are carried at cost, is provided by the straight-line method over the estimated useful lives as follows:

          Buildings and improvements                           10-50 years
          Furniture and equipment                               5-20 years
          Automobiles                                              3 years

     Foreclosed Real Estate - Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at the lower of the recorded investment or fair value at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell. No charge to operations was required as a result of this review in 1996, 1995, or 1994.

     Mortgage-Banking Activities - When the Bank purchases or originates mortgage loans, the cost of acquiring these loans includes the cost of the related mortgage servicing rights (MSRs). When the Bank sells or securitizes mortgage loans and retains the MSRs, it allocates the total cost of the mortgage loans between the MSRs and the loans (without MSRs) based on their relative fair values, if practicable. Any cost allocated to the MSRs is recognized as a separate asset. MSRs are amortized in proportion to and over the period of estimated net servicing income and are evaluated for impairment based on their fair value. Total capitalized mortgage servicing rights approximated $10,000 at December 31, 1996.

      Income Taxes - The Company files a consolidated Federal income tax return with its subsidiary. Deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax asset is reduced by the amount of any tax benefit that more likely than not will not be realized.

      Earnings Per Share - Earnings per share was computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Earnings per share for all years presented have been restated to reflect the effect of stock dividends (see Note 13). Per share amounts have been computed based on average common and common equivalent shares outstanding as follows:


                                         1996            1995            1994

Primary                                 818,222         774,860         761,085
Fully Diluted                           823,016         783,311         791,528




      New Accounting Pronouncements -

      In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement, which is effective for transactions occurring after December 31, 1996 (prospective basis only), provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of
      financial   assets  that  are  sales  from   transfers  that  are  secured
      borrowings.

      SFAS 125 also addresses accounting for mortgage-servicing rights and requires an entity to recognize either a servicing asset or servicing liability each time the entity undertakes an obligation to service financial assets. The Statement requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. Upon becoming effective, this Statement will supersede SFAS 122, "Accounting for Mortgage Servicing Rights".

      In December 1996, the FASB amended SFAS 125, through its issuance of SFAS 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 - an amendment of FASB Statement No. 125". SFAS 127 defers for one year the effective date of certain provisions of SFAS 125. The Company does not anticipate that the implementation of SFAS 125 will materially impact its financial position or results of operations.

      In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This Statement requires restatement of all prior-period EPS data presented. Management has not yet determined the impact on earnings per share that will result from implementation of the Statement.

      Reclassifications - Certain  reclassifications have been made to the prior
      year   consolidated   financial   statements   to   conform  to  the  1996
      presentation.

2.    INVESTMENT SECURITIES

      A summary of amortized cost and approximate fair values of investment securities are as follows:

                                                                    December 31, 1996
                                              ------------------------------------------------------------
                                                                   Gross        Gross
                                                  Amortized      Unrealized   Unrealized          Fair
                                                    Cost           Gains        Losses            Value

AVAILABLE-FOR-SALE:
    Corporate equity securities                 $   763,166   $   203,479    $      --       $   966,645
    Mutual funds                                  4,571,297           --        40,184         4,531,113
    Obligations of U.S. Government
        Corporations and Agencies                 5,782,600           --        15,000         5,767,600
                                                -----------   -----------    ---------       -----------
                                                $11,117,063   $   203,479    $  55,184       $11,265,358
                                                ===========   ===========    =========       ===========

HELD-TO-MATURITY:
        U.S. Treasury Bills                     $   193,257   $      --     $      --        $   193,257

        Other investments                           670,500          --            --            670,500
                                                -----------   -----------    ---------       -----------



                                                $   863,757   $      --      $     --        $   863,757
                                                ===========   ===========    =========       ===========

                                                                    December 31, 1996
                                              ------------------------------------------------------------
                                                                   Gross        Gross
                                                  Amortized      Unrealized   Unrealized          Fair
                                                    Cost           Gains        Losses            Value
AVAILABLE-FOR-SALE:
    Corporate equity securities                $   763,166      $  136,330   $     --        $     899,496
    Mutual funds                                 4,226,167             --       31,061           4,195,106
    Obligations of U.S. Government
        Corporations and Agencies                9,809,196             --          --            9,809,196
                                               -----------        --------    --------        ------------
                                               $14,798,529      $  136,330   $  31,061       $  14,903,798
                                               ===========      ==========   =========       =============

There were no investment securities classified as held-to-maturity at December 31, 1995.

      The scheduled maturities of obligations of U.S. Government corporations and agencies at December 31, 1996, are as follows:

                                                                                   Available for Sale
                                                                            ---------------------------------
                                                                             Amortized               Fair
                                                                                Cost                 Value

Due in one year or less                                                    $    2,782,600      $    2,766,350
Due after one year through five years                                           3,000,000           3,001,250
Due after five years through ten years                                                -                   -
Due after ten years                                                                   -                   -
                                                                            -------------      --------------

                                                                           $    5,782,600      $    5,767,600
                                                                           ==============      ==============


      Proceeds from sales or maturities of securities available for sale were $17.3 million, $6.0 million, and $20.1 million for the years ended December 31, 1996, 1995, and 1994, respectively.

      No gross gains were realized on sales of securities available for sale during 1996 or 1995. Gross gains of $65,938 were realized on these sales for the year ended December 31, 1994. No gross losses were realized during 1996, 1995, or 1994.

3.    MORTGAGE-BACKED SECURITIES

      The amortized cost and approximate fair values of mortgage-backed and related securities are as follows:

                                                                                   December 31, 1996
                                        -------------------------------------------------------------------------------------------
                                                                                Gross                  Gross
                                                      Amortized               Unrealized            Unrealized               Fair
                                                         Cost                   Gains                 Losses                 Value

AVAILABLE FOR SALE:
    FHLMC certificates                               $ 6,663,833              $ 111,354             $  26,119           $ 6,749,068
    GNMA certificates                                    305,468                  5,345                   -                 310,813
    REMICs:
        FNMA           $11,891,116                            -                      -                     -                     -
        FHLMC            6,060,269                            -                      -                     -                     -
        FHLB             3,000,000                            -                      -                     -                     -
        VA               2,000,000                            -                      -                     -                     -
        Other           12,553,293                    35,504,678                 74,176               168,416            35,410,438
                       -----------                   -----------               --------              --------           -----------

                                                     $42,473,979               $190,875              $194,535           $42,470,319
                                                     ===========               ========              ========           ===========
HELD-TO-MATURITY:
    FHLMC certificates                                  $883,887               $ 35,462              $     -               $919,349
                                                     ===========               ========              ========           ===========





                                                                     December 31, 1995
                                      ---------------------------------------------------------------------
                                                                  Gross          Gross
                                              Amortized         Unrealized     Unrealized         Fair
                                                 Cost             Gains          Losses           Value
AVAILABLE FOR SALE:
    FHLMC certificates                       $ 7,365,066         $218,082        $     -       $ 7,583,148
    GNMA certificates                            362,096           17,713              -           379,809
    REMICs:
        FNMA           $12,179,983
        FHLMC            3,702,316
        FHLB               997,600
        VA               2,028,350
        Other            3,914,333            22,822,582          163,306         155,163       22,830,725
                        ----------           -----------         --------        --------      -----------
                                             $30,549,744         $399,101        $155,163      $30,793,682
                                             ===========         ========        ========      ===========

HELD-TO-MATURITY:
    FHLMC certificates                       $ 1,160,672         $     -         $     -       $ 1,160,672
                                             ===========         ========        ========      ===========


      Proceeds from sales of mortgage-backed securities available for sale were $-0-, $1.8 million, and $21.8 million for the years ended December 31, 1996, 1995, and 1994, respectively.

      Gross gains of $-0-, $1,802, and $52,465 and gross losses of $-0-, $-0-, and $189,280 were realized on these sales for the years ended December 31, 1996, 1995, and 1994, respectively.

4.    LOANS RECEIVABLE AND LOANS HELD FOR SALE

      Loans receivable at December 31, 1996 and 1995, consist of the following:

                                                               1996                 1995

First mortgage loans:
    Conventional                                          $  116,786,351       $  116,595,289
    Construction                                              15,326,795           16,148,960

Second mortgage loans                                         14,147,267           12,155,434

Lines of credit - commercial and builders                      7,927,495            6,981,433

Home improvement loans                                            39,638               57,714

Consumer loans                                                 5,325,918            4,747,204
                                                          --------------        -------------
                      Total                                  159,553,464          156,686,034
                                                          --------------        -------------

Less:
    Participations sold on conventional first
       mortgage loans                                         40,995,589           42,841,437
    Undisbursed portion of loans receivable                    5,326,688            4,598,754
    Deferred loan fees                                         1,086,164            1,171,945
    Allowance for loan losses                                  1,120,102              733,573
                                                             -----------            ---------

                                                              48,528,543           49,345,709
                                                          --------------        -------------
TOTAL                                                     $  111,024,921       $  107,340,325
                                                          ==============        =============


      The following table sets forth the activity in the allowance for loan losses:



                                                     1996             1995            1994

BALANCE, JANUARY 1                             $     733,573      $  563,624      $  449,460

    Add:
        Provision charged to operations              408,000         210,000         154,000
        Recoveries                                       180           5,687           2,146

    Less:
        Charge-offs                                   21,651          45,738          41,982
                                                ------------      ----------      ----------
BALANCE, DECEMBER 31                            $  1,120,102      $  733,573      $  563,624
                                                ============      ==========      ==========



      At December 31, 1996 and 1995, real estate loans held for sale aggregated $1,011,930 and $476,750 respectively; all were fixed-rate, conventional first mortgage loans.

      No loans included within the scope of SFAS 114 were identified as being impaired at December 31, 1996 or 1995.

      Loans on which the recognition of interest has been discontinued, which were not included within the scope of SFAS 114, amounted to approximately $0.4 million, $0.3 million, and $1.1 million at December 31, 1996, 1995, and 1994, respectively. If interest income has been recognized on nonaccural loans at their stated rates during 1996, 1995, and 1994, interest income would have been increased by approximately $14,000, $60,000, and $161,000, respectively. No income was recognized for these loans in 1996, 1995 and 1994.

      Commercial real estate loans outstanding at December 31, 1996 and 1995, aggregated $13.1 million and $3.3 million, respectively. These loans are considered by management to be of a somewhat greater risk due to the dependency on income production. At December 31, 1996 and 1995, all of the outstanding commercial real estate loans were collateralized by real estate in southern Maryland.

      Included in loans receivable at December 31, 1996 and 1995, is $1,031,607 and $1,027,209 due from officers and directors of the Bank. Activity in loans outstanding to officers and directors is summarized as follows:

                                               1996              1995

BALANCE, BEGINNING OF YEAR                $  1,027,209     $     991,555

    New loans made during year                 222,106            98,953
    Repayments made during year               (217,708)          (63,299)
                                          ------------      ------------
BALANCE, END OF YEAR                      $  1,031,607      $  1,027,209
                                          ============      ============


      Loans serviced for others and not reflected in the statements of financial condition are $40,996,000, $41,681,000, and $44,588,000 at December 31,
      1996, 1995, and 1994, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

      The  Bank  grants  loans  throughout  the  Southern   Maryland  area.  Its
      borrowers' ability to repay is, therefore, dependent upon the economy of Southern Maryland.

5.    PREMISES AND EQUIPMENT

      A summary of premises and equipment at December 31, 1996 and 1995, is as follows:

                                           1996              1995

Land                                  $  1,486,879      $  1,504,524
Building and improvements                2,247,122         1,698,497
Furniture and equipment                  1,477,536         1,176,522
Automobiles
                                            81,000            70,708
                                        ----------         ---------

                      Total              5,292,537         4,450,251

Less accumulated depreciation            1,467,969         1,271,445
                                        ----------         ---------

                       Net            $  3,824,568      $  3,178,806
                                        ==========         =========




      Depreciation expense for the years ended December 31, 1996, 1995, and 1994, was $214,120, $182,219, and $201,794, respectively.

6.    DEPOSITS

      A comparative summary of savings deposits at December 31, 1996 and 1995, is as follows:

                                                   1996                               1995
                                     ------------------------------   --------------------------------
                                              Amount            %                Amount            %

BALANCE BY INTEREST RATE-
   Passbook and Statement Accounts:
        3.04%                           $    23,527,050       17 %         $    27,494,577       21 %
        2.89%                                    37,540        -                    35,780        -
        2.53%                                 4,018,539        3                 4,577,734        4
        2.53%                                   606,711        -                   258,431        -


    Negotiable Order of Withdrawal
        Accounts:
        2.02%                                13,329,190       10                12,259,753       10
        Noninterest-bearing                   5,251,827        4                 4,135,222        3

    Money Market Deposit Accounts:
        2.50 to 3.56%                        10,843,953        8                 9,436,894        7
                                       ----------------      ----          ---------------      ----
                                             57,614,810       42 %              58,198,391       45 %
                                       ----------------      ----          ---------------      ----

    Certificate Accounts:
        2.00 to 2.99%                           375,056        - %                 505,305        - %

        3.00 to 3.99%                         4,972,382        4                 6,736,138        5

        4.00 to 4.99%                         9,255,195        7                 8,906,857        7

        5.00 to 5.99%                        47,050,343       35                34,209,134       27

        6.00 to 6.99%                        15,551,206       12                18,009,008       14

        7.00 to 7.99%                                -         -                 2,474,469        2

        8.00 to 8.99%                                -         -                   308,974        -
                                        --------------       ----          ---------------      ----
                                            77,204,182        58 %              71,149,885       55 %
                                        --------------       ----          ---------------      ----
TOTAL                                   $  134,818,992       100 %        $  129,348,276        100 %
                                        ==============       ====          ================     ====




      The weighted average rate paid on deposits at December 31, 1996 and 1995 is 4.18% and 4.32%, respectively.

      Certificates of deposit of $100,000 or more aggregated $13,484,000 and $8,683,993 at December 31, 1996 and 1995, respectively.

      At December 31, 1996, scheduled maturities of certificates of deposit are as follows:

1997                                            $  35,584,367
1998                                               24,685,802
1999                                                8,951,398
2000                                                5,181,210
2001 and thereafter                                 2,801,405
                                                -------------
Total                                           $  77,204,182
                                                =============



7.    ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

      The advances from the Federal Home Loan Bank are as follows:

                   Weighted
                   Average
Year Due        Interest Rate            1996               1995

   1996             5.76 %           $        -       $  13,250,000

   1997             5.65 %             13,000,000               -

   1998             5.00 %              5,000,000               -

   1999             5.21 %              6,000,000               -
                                     ------------       -----------
   Total                             $ 24,000,000     $  13,250,000
                                     ============       ===========





      Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien, the Company maintains eligible collateral consisting of 1-4 unit residential first mortgage loans, discounted at 75% of the unpaid principal balance, equal to 100% at December 31, 1996 and 1995, of its outstanding Federal Home Loan Bank advances. These amounts were $32,000,000 and $17,667,000 at December 31, 1996 and 1995,
      respectively. The advances due in 1998 and 1999 have call provisions under which the Federal Home Loan Bank may require payment prior to the stated maturity date.

      Tri-County Federal Finance One (Finance One) is obligated on a note payable issued in connection with its participation in the Salomon Capital Access Collateralized Mortgage Obligation Bond Program. Under this program, Finance One has pledged Federal Home Loan Mortgage Corporation participation certificates having unpaid principal balances at December 31, 1996 and 1995, totaling $883,887 and $1,160,672, respectively, as security for the notes. The participation certificates are held in trust, and the principal and interest payments required by the note payable are made out of the monthly cash proceeds from the certificates.

      The maturity dates and interest rates, which are subject to adjustment based on prepayments of the participation certificates, for the notes payable at December 31, 1996 and 1995, are as follows:

                        Unpaid Principal
                       (Net of Discount)
                          December 31,             Interest         Maturity
                      -------------------            Rate             Date
                      1996           1995
Salomon Capital
  Access Corp.
  Series 1985-3   $  463,507    $  785,473          8.50 %        July 1, 2010


      The Company enters into sales of securities under agreements to repurchase with terms to maturity of less than one month. These agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the statements of financial condition. The dollar amounts of securities underlying the agreements remain in the asset accounts. The securities underlying the agreements are book-entry securities and the securities were delivered by appropriate entry into the counterparties' accounts maintained at the purchasing securities dealer's safekeeping house.

      The  Company  is  subject  to the  risk  that  its  interest  in the  sold securities is inadequately protected in the event the purchasing securities dealer fails to perform its obligations. The Company attempts to reduce the effects of such risks by entering into such agreements only with well-capitalized securities dealers who are primary dealers in government securities and by limiting the maximum amount of agreements outstanding at any time with any single securities dealer.

      Additional information regarding repurchase agreements is as follows:

                                                                                  1996              1995

Balance outstanding at December 31                                               $         -      $  3,358,000

Average balance during the year                                                  $  1,068,698     $  4,269,704
Average interest rate during the year                                                    5.05 %           6.35 %
Maximum outstanding balance at any
    month end during the year                                                    $  4,774,000     $  6,198,000



      Mortgage-backed securities underlying the agreements at year-end:

Carrying value                                                                   $          -     $  4,710,516

Estimated fair value                                                             $          -     $  4,794,721



      Other borrowed funds consist of treasury tax and loan deposits that generally mature within one to 120 days from the transaction date. At December 31, 1996 and 1995, such borrowings were $269,959 and $159,372, respectively.

      The aggregate scheduled principal maturities on all borrowings outstanding at December 31, 1996, are as follows:

1997                                                $  13,269,959
1998                                                    5,000,000
1999                                                    6,000,000
2000                                                            -
2001                                                            -
After 2001                                                463,507
                                                    -------------
Total                                               $  24,733,466
                                                    =============

8.    INCOME TAXES

      Total income tax expense differed from the amounts computed by applying the Federal income tax rate of 34% to income before income taxes as a result of the following:

                                                                1996              1995              1994

Expected income tax expense at
    Federal tax rate                                          $     715,700      $  1,141,000     $     892,422
State taxes, net of Federal benefit                                  96,000           155,000           124,668
Amortization and other nondeductible
    expenses                                                         (4,400)           (2,000)          (17,560)
 Other                                                              (22,100)           33,000            42,185
                                                                  ---------         ---------         ---------
Total income tax expense                                      $     785,200      $  1,327,000      $  1,041,715
                                                                  =========         =========         =========



      The net deferred tax asset (liability) in the accompanying balance sheets include the following components:

                                                                1996             1995

DEFERRED TAX ASSETS:
    Deferred fees                                           $   209,372      $   239,551
    Bad debt reserves                                           137,674           (8,506)
    Pension plan                                                 40,417              -
    Other assets                                                  3,058            7,500
                                                                -------          -------
                      Total deferred assets                     390,521          238,545
                                                                -------          -------

DEFERRED TAX LIABILITIES:
    FHLB stock dividends                                        152,896          144,786
    Depreciation                                                 94,516           94,450
                                                                -------          -------


                      Total deferred liabilities                247,412          239,236
                                                                -------          -------
                                                                143,109             (691)


INVESTMENT VALUATION ALLOWANCE                                 (55,859)         (134,864)
                                                               --------         ---------

NET DEFERRED ASSET (LIABILITY)                             $    87,250        $  (135,555)
                                                               ========         ==========






      Retained earnings at December 31, 1996, include approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the "base year tax reserve") for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $458,000 at December 31, 1996.

      Prior to January 1, 1996, the Bank computed its tax bad debt deduction based upon the percentage of taxable income method as defined by the Internal Revenue Code. The bad debt deduction allowable under this method equaled 8% of taxable income determined without regard to the bad debt deduction and with certain adjustments. The tax bad debt deduction differed from the bad debt expense used for financial accounting purposes.

      In August 1996, the Small Business Job Protection Act (the "Act") repealed the percentage of taxable income method of accounting for bad debts effective for years beginning after December 31, 1995. The Act requires the Bank to change its method of computing reserves for bad debts to the experience method. This method is available to banks with assets less than $500 million and will allow the Bank to maintain a tax reserve for bad debts and to take bad debt deductions for reasonable additions to the reserve. As a result of this change, the Bank will have to recapture into income a portion of its existing tax bad debt reserve. This recapture will occur ratably over a six-taxable year period, generally beginning with the 1996 tax year. However, the bank can delay the timing of this recapture for a two-year period provided certain requirements are met. For financial reporting purposes, this recapture will not result in additional tax expense as the Bank adequately provided deferred taxes in prior years. Furthermore, this change does not require the Bank to recapture its base year tax reserve.

9.    COMMITMENTS AND CONTINGENCIES

      The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its borrowers. These financial instruments are commitments to extend credit. These instruments may, but do not necessarily, involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet loans receivable.

      As of December 31, 1996 and 1995, in addition to the undisbursed portion of loans receivable, the Company had outstanding loan commitments approximating $1,157,000 and $1,516,000, respectively. These commitments are normally met from savings account growth, loan payments, excess liquidity, or borrowed money.

      Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Outstanding standby letters of credit amounted to $4,130,000 and $4,168,000 at December 31, 1996 and 1995, respectively.

      The Company is obligated under four leases for branch office facilities with minimum rentals as follows:

1997                                    $  104,307
1998
                                            97,338
1999
                                            73,272
2000
                                            47,112
2001
                                             6,056

Total                                   $  328,085
                                         =========



      The composition of total rent expense is as follows:

                                  1996            1995            1994

Minimum rental                $  101,148     $    95,758     $    90,322
Contingent rental                  5,560           7,440          16,650
                                --------       ---------       ---------


Total                         $  106,708      $  103,198      $  106,972
                                ========       =========       =========




      The Company is a defendant in various lawsuits generally incidental to its business. Management is of the opinion that the Company's financial position and results of operations will not be materially affected by the ultimate resolution of litigation pending or threatened at December 31, 1996.

10.   PENSION PLAN

      The Company has a qualified, noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on each employee's years of service up to a maximum of 35 years, and the average of the highest five consecutive annual salaries out of the ten years prior to retirement.

      The benefit formula used is the individual aggregate actuarial cost method. An employee becomes fully vested upon completion of seven years of qualifying service. It is the policy of the Company to fund the amount required to meet minimum funding standards. No contributions were required to be made in 1996 or 1995.

      Net pension cost for the Company's plan consists of the following:

                                        1996             1995            1994

Service cost                          $   68,705     $   49,913      $   55,125
Interest cost                             61,651         48,577          52,022

Actual return on plan assets             (98,075)      (125,440)        (71,150)
All other components                      28,140         60,307         (10,895)
                                      -----------    ----------      ----------


Net pension cost                      $   60,421     $   33,357      $   25,102
                                      ============   ==========      ==========

      The reconciliation of the funded status of the plan to the amount reported in the Company's statements of financial condition as of December 31 is as follows:

                                                                   1996              1995

Actuarial Present Value of Benefit Obligation:
    Vested benefit obligation                                $    (438,363)     $  (359,933)
    Nonvested accumulated benefits
                                                                   (15,167)          (7,487)
                                                                  ---------         -------

    Accumulated benefit obligation                                (453,530)        (367,420)
    Effect of projected salary increases                          (553,712)        (455,292)
                                                                  ---------        ---------

    Projected benefit obligation                                (1,007,242)        (822,712)
    Fair value of Plan assets, primarily
        cash, equity securities, and bonds                         941,602          844,924


    Funded status                                                  (65,640)          22,212

    Deferred transition asset to be
        amortized over 17 years                                   (125,585)        (133,569)
    Unrecognized prior-service cost                                 32,150           33,516

    Unrecognized net loss                                           54,422           33,609
                                                                  --------         --------
    Accrued pension cost on statements of
        financial condition                                 $    (104,653)    $    (44,232)
                                                                  ========         ========



      Assumptions used to develop the net periodic pension cost were:

      Discount rate                                         7.5%            7.5%
      Expected long-term rate of return on plan assets        8%              8%
      Rate of increase in compensation levels                 5%              5%


11.   STOCK OPTION AND INCENTIVE PLAN

      The Company has a stock option and incentive plan to attract and retain personnel and provide incentive to employees to promote the success of the business. At December 31, 1996, 110,757 shares of stock have been authorized for grants of options for this plan. In 1995 stock options previously granted aggregating 9,345 shares at prices ranging from $14.25
      - $22.00 per share were cancelled and replaced with 14,543 options at $11.78 per share.

      Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement gave the Company the option of either (1) continuing to account for stock options and other forms of stock compensation in accordance with the accounting rules established by APB No. 25, "Accounting for Stock Issued to Employees" while providing the disclosures required under SFAS No. 123, or (2) adopting SFAS No. 123 accounting for all stock compensation arrangements. The Company opted to continue to account for stock options and other forms of stock compensation using the guidance in APB No. 25. The following table provides the pro forma disclosures required by SFAS No. 123:



                                                                1996                1995

Net income                                As reported    $    1,319,727     $    2,027,814
                                            Pro forma         1,319,727          1,720,590

Primary earnings per share                As reported              1.61               2.62
                                            Pro forma              1.61               2.22

Fully diluted earning per share           As reported              1.60               2.59
                                            Pro forma              1.60               2.20


      For the purpose of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Binomial Option pricing model with the following weighted-average assumptions used for the 1995 grants: dividend yield of 0.8%, expected volatility of 65%, a risk-free rate of 5.71%, and an expected option life of 10 years. No stock options were granted in 1996. The weighted-average fair value of each option granted during 1995 was $8.49. Substantially all options are 100% vested when granted, and all options expire after 10 years. The following tables summarize activity in the plan.

                                             1996                           1995
                                -----------------------------    -------------------------
                                             Weighted-Average             Weighted-Average
                                 Shares      Exercise Price      Shares    Exercise Price
                                 ------      --------------      ------    --------------
Outstanding at beginning
    of year                     120,207           8.00           85,842        6.45

Granted                            --              --            61,911       10.69

Exercised                        30,792           5.79           10,515        6.28

Forfeited or cancelled              132           3.90           17,031       12.09
                                -------                         -------
Outstanding at end of year       89,283           9.34          120,207        8.00
                                =======                         =======
Options exercisable
    at year-end                  85,508           9.28          114,544        7.87

Weighted-average fair value
    of options granted during
    the year                       --              --              --          8.49



                    OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
      -------------------------------------------------       ----------------------------------------
                                       Weighted Average                               Weighted-Average
      Exercise   Number Outstanding        Remaining            Number Exercisable       Exercise
        Price        12/31/96          Contractual Life              12/31/96             Price
      --------   ------------------    ----------------         ------------------    ----------------
       $3.90           3,695               0.8 years                   3,695                $3.90
        6.76          24,367               3.0                        24,367                 6.76
       10.69          61,221               8.0                        57,446                10.69
                   -----------                                     -----------

                      89,283                                          85,508
                   ===========                                     ===========




      All share and dollar amounts are reflected at amounts giving effect to the 5% stock dividends declared through January 1997.

12.   EMPLOYEE STOCK OWNERSHIP PLAN

      In December 1989, the Board of Directors of the Bank approved the adoption of an Employee Stock Ownership Plan (ESOP) that will acquire stock of the Bank's parent corporation, Tri-County Financial Corporation. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, all shares held by the ESOP are treated as outstanding in computing earnings per share. In addition, dividends on ESOP shares are recorded as a reduction of retained earnings. The ESOP may acquire in the open market up to 187,700 shares. At December 31, 1996, the Plan owns 46,498 shares. All employees who meet length-of-service and age requirements are covered under this defined contribution plan. Employee contributions to this plan under a deferred compensation arrangement
      (401k) are matched by the Bank, subject to a maximum of one-half of an employee's 4% elective deferral. Additional contributions are determined at the discretion of management and the Board of Directors. For the years ended December 31, 1996, 1995, and 1994, the Company charged $46,000, $159,000, and $100,000 against earnings to fund the Plan.

13.   STOCK DIVIDENDS

      On January 27, 1994, the Board of Directors declared a 5% stock dividend and a $.10 per share cash dividend that was distributed to holders of record on March 4, 1994. The stock distribution increased the Corporation's issued stock by approximately 30,000 shares.

      On January 31, 1995, the Board of Directors declared a 5% stock dividend and a $.10 per share cash dividend that was distributed to holders of record on March 3, 1995. The stock distribution increased the Corporation's issued stock by approximately 32,000 shares.

      On January 24, 1996, the Board of Directors declared a 5% stock dividend and a $.10 per share cash dividend to be distributed to holders of record on March 4, 1996. The stock distribution increased the Corporation's issued stock by approximately 35,000 shares.

      On January 24, 1997, the Board of Directors declared a 5% stock dividend that was distributed to holders of record on March 7, 1997. The stock distribution increased the Corporation's issued stock by approximately 37,500 shares.

14.   REGULATORY MATTERS

      The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum tangible, core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

      The Bank's actual capital amounts and ratios for 1996 and 1995 are presented in the tables below:

                                                                                          To be Considered
                                                                                          Well Capitalized
                                                                 Required for               Under Prompt
                                                               Capital Adequacy          Corrective Action
                                           Actual                  Purposes                  Provisions
                                     -----------------       --------------------      --------------------
                                     Amount      Ratio        Amount        Ratio      Amount        Ratio
                                     ------      -----        ------        -----     -------        -----
At December 31, 1996:
    Tangible                         $16,447      9.3 %      $ 2,661         1.5 %        N/A          N/A
    Core (Leverage)                   16,447      9.3          5,322         3.0      $ 8,870          5.0 %
    Tier 1 risk-based                 16,447     15.7           N/A          N/A        6,303          6.0
    Total risk-based                  17,567     16.7          8,404         8.0       10,505         10.0


                                                                                           To be Considered
                                                                                           Well Capitalized
                                                                  Required for               Under Prompt
                                                                Capital Adequacy          Corrective Action
                                            Actual                  Purposes                  Provisions
                                      -----------------       --------------------      --------------------
                                      Amount      Ratio        Amount        Ratio      Amount        Ratio
                                      ------      -----        ------        -----     -------        -----
At December 31, 1995:
    Tangible                         $15,112       9.2 %      $2,450         1.5 %         N/A          N/A
    Core (Leverage)                   15,112       9.2         4,901         3.0      $  8,169          5.0 %
    Tier 1 risk-based                 15,112      15.6          N/A          N/A         5,789          6.0
    Total risk-based                  15,846      16.4         7,719         8.0         9,649         10.0



      Charter Conversion - As a result of the enactment of the Small Business Job Protection Act that was signed into law on August 20, 1996, all savings banks and savings associations will be able to change to a commercial bank charter without having to recapture any of their pre-1988 bad debt reserve accumulations. Prior to the passage of this law, when Tri-County evaluated the benefits of changing to a commercial bank charter, the recapture tax on these bad debt reserves represented a material cost to be considered. With this significant obstacle removed, the opportunity to change the Bank's model of operations was revisited.

      On October 30, 1996, the Board of Directors of the Savings Bank unanimously adopted a Plan of Conversion whereby the Savings Bank will convert to a Maryland-chartered commercial bank to be known as "Community Bank of Tri-County." On January 24, 1997, the Maryland Commissioner of Financial Regulation granted preliminary approval of the Charter Conversion and on March 7, 1997, the Bank's Federal Reserve Membership Application and the Corporation's Bank Holding Company application were approved. Following the charter Conversion, both the Bank and the Corporation will be regulated by the Federal Reserve Bank. The Charter Conversion will allow the Bank more flexibility in the types of loans it is permitted to make as it will no longer be required to meet the Qualified Thrift Lender Test. Specifically, the Bank will be permitted to increase its consumer and commercial lending and will be better able to offer products to its small business and retail customers.

15.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Therefore, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings or cash flows. Furthermore, the fair values disclosed should not be interpreted as the aggregate current value of the Company.

                                              December 31, 1996                      December 31, 1995
                                      ------------------------------------------------------------------------
                                                              Estimated                             Estimated
                                        Carrying                Fair              Carrying             Fair
                                         Amount                 Value              Amount             Value
                                         ------                 -----              ------             -----
Assets:

   Cash and cash equivalents           $   3,903,612      $    3,903,612        $ 4,050,219       $  4,050,219
   Investment securities
     and FHLB stock                       13,429,115          13,429,115         15,785,398         15,785,398
   Mortgage-backed securities             43,354,206          43,389,668         31,954,354         31,954,354
   Loans receivable, net                 111,024,921         117,708,731        107,340,325        113,085,292
   Loans held for sale                     1,011,930           1,011,930            476,750            476,750
Liabilities:
   Savings, NOW and money
     market accounts                      57,614,810          57,614,810         58,198,391         58,198,391
    Time certificates                     77,204,182          77,421,687         71,149,885         71,767,932
    FHLB advances                         24,000,000          24,000,000         13,250,000         13,250,000
    Notes Payable and other Borrowings       733,466             733,466          4,302,845          4,302,845

      At December 31, 1996 and 1995, the Company had outstanding loan commitments and standby letters of credit of $5.3 million and $5.7 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

      Valuation Methodology

      Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

      Investment Securities - Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Mortgage-Backed Securities - Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Loans Receivable and Loans Held for Sale - For conforming residential first-mortgage loans, the market price for loans with similar coupons and maturities was used. For nonconforming loans with maturities similar to conforming loans, the coupon was adjusted for credit risk. Loans which did not have quoted market prices were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products. Loans priced using the discounted cash flow method included residential construction loans, commercial real estate loans, and consumer loans. The estimated fair value of loans held for sale is based on the terms of the related sale commitments.

      Deposits - The fair value of checking accounts, saving accounts, and money market accounts was the amount payable on demand at the reporting date.

      Time Certificates - The fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

      FHLB Advances - These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

      Notes Payable and Other Borrowings - These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

      The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statement since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.   SAIF RECAPITALIZATION

      The Federal Deposit Insurance Corporation administers two separate deposit insurance funds, the Banking Insurance Fund (BIF) and Savings Association Insurance Fund (SAIF). Congress passed legislation in August 1996, that recapitalized the SAIF fund through a special assessment on FDIC-insured institutions with SAIF deposits. This deposit assessment resulted in an after-tax expense to the Company of approximately $504,000 for the year ended December 31, 1996.

17.   CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

Condensed Statements of Financial Condition:

                                                       December 31,
                                               --------------------------
ASSETS                                           1996                1995

Cash                                            $   131,782   $   120,838
Accounts receivable                                   1,383         1,383
Investment securities available for sale            447,565       421,781
Investment in loans                                 174,231       153,261
Investment in wholly owned subsidiary            16,536,386    15,344,485
                                                -----------   -----------
TOTAL ASSETS                                    $17,291,347   $16,041,748
                                                ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                             $    39,664   $    70,600
Stockholders' equity:
    Common stock                                      7,510         6,851
    Capital in excess of par                      5,724,729     5,021,350
    Retained earnings                            11,430,666    10,710,824
    Net unrealized gain (loss) on investment
     and mortgage-backed securities                  88,778       232,123
                                                -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY                                      $17,291,347   $16,041,748
                                                ===========   ===========




      Condensed Statements of Income:

                                                                          Year Ended December 31,
                                                          ------------------------------------------------------
                                                                 1996              1995              1994

Interest revenues                                           $      38,463     $      35,790     $      24,032
Amortization and miscellaneous expenses                            53,981            48,364            52,337
                                                             ------------      -------------     ------------
                      Income (loss) before income
                          taxes and equity in
                          undistributed
                          net income of subsidiary                (15,518)          (12,574)          (28,305)

Federal and state income taxes                                         -                 -             (2,174)
Equity in undistributed net income of subsidiary                 1,335,245         2,040,388         1,613,536
                                                              ------------      ------------      ------------
NET INCOME                                                    $  1,319,727      $  2,027,814      $  1,583,057
                                                              ============      ============      ============

Condensed Statements of Cash Flows:

                                                                Year Ended December 31,
                                                ---------------------------------------------------
                                                        1996             1995              1994

CASH FLOWS FROM:
    Operating activities                         $      (70,641)  $       (1,866)    $      16,673
    Investing activities:
        Loans originated                               (114,600)        (138,223)          (42,908)
        Principal collected on loans                     93,630           84,620            17,000
        Purchase of investment securities
            available for sale                         (431,598)        (504,469)         (291,447)
        Maturities of investment securities
            available for sale                          430,000          400,000
    Financing activities:
        Dividends paid                                  (74,045)         (69,013)          (66,003)
        Exercise of stock options                       178,198           66,006            42,715
                                                   -------------    ------------      ------------
INCREASE (DECREASE) IN CASH                       $     10,944      $  (162,945)      $  (323,970)
                                                  ==============    ============      ============


                                                       * * * * * *