Form 10-K405, Exhibit 13
period 1997-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 1998-03-31
CIK 855874

                                                                      Exhibit 13

                          TRI-COUNTY FINANCIAL CORP.


Dear Shareholder:

        I am pleased to report to you the activities of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County. In March 1997, we introduced the new logo to our market and customer acceptance has been above all expectations.

        The Company ended the year with net income of $2.1 million, up 58% over the year ended December 31, 1996. Of course, one must remember that 1996 was the year that the FDIC was paid $1.1 million in deposit insurance by the thrift. The earnings of 1997 are particularly noteworthy in light of the costs involved in the conversion to a Federal Reserve member bank as well as those of an extensive advertising campaign.

        Total assets of the Company reached $191.2 million at December 31, 1997, with average net worth to average assets of over 9.8% for 1997. This solid base of core capital will permit the bank to function under the "well capitalized" rules of the regulators and to pay the lowest available cost of deposit insurance. It also will serve as the platform for growth as the new bank begins to penetrate the market share held by large regional banks.

        To that point, further promotion of our new commercial banking structure will be facilitated by the Bank's recent purchase of a large strategically located branch. It was opened on January 23, 1998 to serve the business community around the regional mall in Charles County. A smaller satellite branch at Acton Lane was consolidated into the home office branch to gain economy in our network operations.

        An issue also being addressed is the Year 2000 (Y2K) problem and its unknown effects on the world of commerce. I am pleased to inform you that your Board and management have been actively engaged in the resolution of the effects of Y2K on the Company. During the last several years, over $300,000 in hardware costs were incurred and all of our software systems were upgraded.

        As you read the financial statements and management's discussion and analysis, you will find that Community Bank has begun its mission to serve the financial needs of its market in such a way to allow it to grow and prosper in the future. We are exploring new financial products, including property and casualty insurance for which we are now licensed agents, for its many customers. It is expected that the Bank will be able to leverage its customer knowledge and contacts to develop new lines of business and non-interest sources of income.

        Over time, one can begin to see structure taking place through well thought out and carefully implemented strategies. At Tri-County Financial, a long term planning horizon is embraced to maximize the value to our shareholders. While rapid consolidation is occurring all around us, there is an ever increasing need to bring banking and other financial services down to the local level. As in the past, I sincerely appreciate the support offered over the many years and look forward to serving you in the coming year.



                                        Yours truly,


                                        /s/ Michael L. Middleton
                                        Michael L. Middleton
                                        President

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                     GENERAL

     The year ended December 31,1997 marked the first year of corporate restructuring by the Company of its banking subsidiary, Community Bank of Tri-County. Based on critical analysis of the potential market growth for providers of financial services, the Board of Directors of the Company determined that the optimal vehicle for future growth would be that of a community banking institution. On March 27, 1997 the newly chartered commercial bank began its mission in Southern Maryland.

     The business plan of the new bank targeted specific areas of portfolio growth and marketing programs were developed to achieve these targets. The key component of this strategy was to increase commercial and consumer loan products to levels normally found in established commercial banks. The Board set reasonable time horizons to effect the evolution of the portfolio. Utilizing the existing delivery systems previously developed in anticipation of the enabling legislation of 1996, the Bank's management began to capitalize on the lucrative niche for community based lending. This void was created by recent mergers of Maryland banks with large regional banks. The market acceptance of this strategy was most favorable and name recognition is gaining momentum.

     Another strategy implemented in the restructuring effort by the Board was to embark on a program to change the Bank into a sales and quality service culture. After one year of progress in team building, information tracking and data warehouse building, the Bank's staff is achieving the skills necessary to compete for market share gains.

     The results of the restructuring of the Bank were positive in the first nine months of the new bank's year. An analysis of line items shows that considerable progress toward growth in commercial and consumer products was achieved during 1997. Net loans receivable increased by $11.0 million or 10% while commercial real estate loans grew by $5.0 million or 36 %. Second mortgages increased by $3.3 million or 23% and lines of credit grew by $1 million or 25%.

     On the deposit side of the balance sheet, non-interest bearing demand accounts grew by $1.2 million or 20% during the year.

     Residential mortgage lending continued to be a profit center for the Bank and has produced a volume of $52.4 million in loans, up 18% over 1996's level. The majority of fixed rate long term loans were sold in the secondary market, while adjustable rate mortgages and certain shorter maturity fixed rate loans were originated for the Bank's portfolio. In 1997, with long term rates dropping to their lowest levels in several years, the Bank began to sell its fixed rate originations with the servicing retained. This was done to increase its servicing portfolio with lower rate mortgages that may experience a longer expected average life to produce servicing income for the Bank. The portfolio of loans serviced for others increased 17% or $6.8 million over 1996's level.

     Another restructuring measure was taken the last quarter of the year to consolidate a small satellite branch into the home office branch. Simultaneously, a larger banking facility at the entrance to Southern Maryland's only regional mall was acquired. The restructuring allowed a highly visible commercial branch to be opened without undue disruption of the customers of the smaller satellite branch.

     Earlier in 1997, the Bank created a "micro branch" at the Charles County Community College to provide low cost banking services to the college community. The Bank is aggressively pursuing locations for ATM services in an effort to generate fee income and further advance the name recognition of the new Bank. It currently has nine ATM'S situated throughout the market and has three more under contract to be placed in high traffic public areas.


                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company's net income for 1997 increased $764,284 or $.92 in basic earnings per share over 1996 levels. This compared favorably to the decrease in net income of $708,087 or $.97 in basic earnings per share for 1996 over 1995. In 1996, net income was adversely affected by two events during the course of the year. The first was the recapitalization of the SAIF fund of the FDIC. This accounted for a pre-tax charge to income of $820,000 for an after tax cost of $504,000 or a $.63 reduction in basic earnings per share.

     The second factor impacting net income in 1996 was the increase in the provision for loan losses of $198,000 or $.25 in basic earnings per share compared to 1995. The Board of the Bank elected to increase the allowance for loan losses to achieve a sufficient reserve level commensurate with the Bank's portfolio risks and business plan in anticipation of the impending conversion to a commercial bank.

     The weighted average yield on all interest-earning assets was 8.29% in 1997, 8.25% in 1996 and 8.45% in 1995. The interest rate yield curve during the year was flat and experienced very little variance over the period. This resulted in a small increase in the weighted average yield as minimal yield gain was available through extending maturities of investments. Management's asset/liability strategy was to protect against upside movements in interest rates, therefore, maturity extension of investments would have been counterproductive to the strategy. The current economic expansion is entering its sixth year without significant inflationary pressure. As evidenced in the "Gap" chart in the "Market Risk Analysis" section of this discussion, the Bank has some exposure to continued lowering of rates, particulary in the long term sector. 1997 saw several periods when short term rates exceeded long term rates, an "inverted yield curve", and this situation could be repeated in the near future. The inverted yield curve puts additional pressure on the Bank's net spread because no appreciable relief is obtained in the cost of money with short and intermediate term rates tracking so close to the long term rates. The weighted average rate paid on all interest-bearing liabilities was 4.37% in 1997, 4.22% in 1996 and 4.28% in 1995. The Board of Directors of the Bank monitors the situation carefully to develop a balance in the portfolio that will conservatively position the Bank for a continuation of the trend without undue risk to market rate turns in either direction.

     The net interest rate spread was 3.92% in 1997 compared to 4.03% in 1996 and 4.17% in 1995. While the trend has been narrowing over the past several years, it is possible that interest rates could increase in the near future if a normal business cycle is regained in the economy. That is, if the classic pattern of inflationary pressures and interest rate volatility return to the economic front, the Bank's costs of funds will increase. An interest rate sensitivity analysis follows this section and will provide a more detailed discussion.

     Another negative effect of the low long term rate environment is the acceleration in refinancing activity of the fixed rate portfolio and of the loans serviced for others. Further, the Bank's ARM portfolio is repricing at levels consistent with or above the current fixed rates found in the market. This exposes the ARM portfolio to a faster runoff of loans as well as a flat yield from those which do not pay off.

     The loan portfolio continues to hold its quality and has no loans identified as impaired under the criteria established by the scope of SFAS 114. The nonaccrural loans for 1997 totaled $160,000 compared to $400,000 for 1996 and $ 300,000 for 1995. The Bank owned no real estate acquired through foreclosure at the end of the year.

                              OPERATIONAL ANALYSIS

     Noninterest expense increased by 8.6% or $400,000 to $5,062,427 compared to an operating expense level of $4,663,000 after adjustment for the $820,000 SAIF recapitalization charge in 1996. This compares with $4,098,561 in 1995. Other expenses included start up staffing and promotional expense associated with the new branch opened in Bryans Road, Maryland, the Charles County Community College and anticipated staffing levels for the new St. Patrick's Lane branch opened in January 1998. It is expected that personnel expense will continue to increase in the future as the Bank staffs to a level necessary to handle the expected increase in transactional and business activity.

     In an effort to control future personnel costs, the Board of Directors of the Bank studied the projected long term costs associated with the defined benefit pension plan. As the result of the study, the Board elected to terminate the Defined Benefit Pension Trust of the Bank and to transfer the assets into the participants' 401(k) plan. The benefit to the Company resulting from this plan curtailment was $105,000. No future costs are expected with this plan. This continues the strategy of the Bank to link compensation with performance for its employees.

                                YEAR 2000 ISSUES

     The Bank's management and Board of Directors has been monitoring the problems created by the year 2000 (Y2K) and its effect on data processing systems. The Bank's capitalized cost of new technology and software over the last three years has exceeded $300,000. All software systems have been upgraded. These software costs were expensed during the years as a part of ongoing data operations expense. The current technology utilized by the Bank and its eight locations has been subjected to periodic reviews by its regulators. Testing of the systems with its third party provider is scheduled for April 1998. The Board is closely involved with this project and is aware that third party providers of data processing services are conducting their own Y2K projects to ensure that their users have adequate coverage of the problem. However, the Board also realizes that third party providers' compliance is largely out of the Bank's control and is monitoring their progress. Because of the Company's reliance on third party data processing services, it does not anticipate any material expenditures associated with the Y2K issue. There can be no assurance that the Bank and its third party providers will be successful in making all necessary changes to avoid computer system failure related to the year 2000.

                           NET PREMISES AND EQUIPMENT

     Net premises and equipment increased by 9.5% or $364,654 for the year. This reflects the purchase of the St. Patrick's Lane branch building during the fourth quarter of 1997 and increased investment in technology platforms.

                              WHOLESALE BORROWINGS

     The Bank's wholesale borrowing, consisting mainly of advances from the Federal Home Loan Bank of Atlanta, increased to $28.4 million from $24.0 million during 1997. These borrowings were used to fund specific loan projects or to create arbitrages with authorized investments matched to the borrowings for a managed spread. This strategy allows for the prudent leveraging of net worth to maximize revenue production while managing asset and liability interest rate risk.

                              STOCKHOLDERS' EQUITY

     Stockholders' equity grew by 11.8% or $2,009,000 to $19,086,000 at year end 1997. This represents an average net worth to total assets ratio of 9.8%.

     The net unrealized gain on investment and mortgage-backed securities available for sale increased by $353,254 due to the effects of the lower long term rate environment on the mortgage portfolio. The valuation allowance is subject to the fluctuations in the money markets on a monthly basis and will be reflected in the quarterly statements to the regulatory agencies and shareholders.

         The Company's total risk based capital ratio for 1997 was 17.38% or $19,953,000 compared to 17.47% or $18,353,000 in 1996. The Tier I risk based capital level for 1997 was $18,643,000 or 16.24% compared to $17,233,000 or 16.4% in 1996. A discussion of the quantitative measures of capitalization and regulatory capital requirements of the Company and its banking subsidiary may be found in Footnote 14 "Regulatory Matters" of the Consolidated Financial Statements. At December 31,1997, the Company and the Bank exceeded all capital requirements and were considered to be "well-capitalized" under regulatory definitions.

     During the year, the Board of Directors of the Company elected to provide liquidity to its shareholder base through stock repurchases. The Company purchased and retired 17,000 shares for $348,271.

                                    LIQUIDITY

     The Company's liquidity management policies for the Bank are designed to provide for prudent levels of liquidity to be maintained at all times, consistent with the nature of the business being conducted by the Bank. The assets classified as Investment Securities Available-for-Sale are available for leveraging as well as for immediate sale if the situation dictates that course of action. Additionally, the Federal Home Loan Bank of Atlanta is extensively utilized as the Bank's liquidity source in its asset/liability management strategy. The Bank currently has approval to borrow up to thirty percent (30%) of its assets. At December 31,1997, it had $28.4 million outstanding or 15% of its assets.

                              MARKET RISK ANALYSIS

     The market risk of the Bank is managed through the Board's Asset and Liability Committee (ALCO). Together with the Bank's management, the committee reviews the sensitivity of the market value of the portfolio equity and interest rate sensitivity of net income. The changes in the market value of portfolio equity as well as the interest income sensitivity are caused by shifts in the market rates of interest and can cause a negative as well as a positive impact in given scenarios. The portfolio is subjected to periodic modeling to test the effects of sudden and sustained interest rate shocks on the market value and the net interest income sensitivity. The Basle Committee on Banking Supervision has set standard measures of portfolio market value equity and interest income sensitivity in a shock environment of an up or down 200 basis point shift in assumed interest rates. The impact of such a shock on the Bank's portfolio is as follows:

                                                       1997           1996
                                                      ------         ------
Market value of portfolio equity:
  Interest rate changes - adverse scenario:
    Up 200 basis points                                 -4%           -10%
    Down 200 basis points                               -5%            +3%

Interest rate sensitivity:
  Interest rate changes - adverse scenario:
    Up 200 basis points                                 +7%            +5%
    Down 200 basis points                               -9%            -6%

     The change in percentage for the Market Value of Portfolio Equity improved at the adverse scenario of up 200 basis points in interest rate movement, while the equity declined at a greater rate in the down 200 basis shock. Because the net income of the Bank and Company is derived through the interest spread of the portfolio, the ALCO committee is less concerned with the shock of interest rates on the market value than it is on the interest rate sensitivity because the assets are employed for their income production rather that value appreciation upon sale. The levels of change for both the market value of the portfolio equity and the net interest income sensitivity fall within the policy benchmarks established by the Board.

     Interest rate sensitivity reflects the change in the Bank's net interest income given assumed interest rate shifts. In the scenarios presented, the most detrimental for the Bank is a downward movement of rates. Management feels that a more difficult situation for the Bank to control would exist with rising interest rates. This is due to the composition of the cost of funds and the percentage of wholesale borrowings needed to finance the activities of the Bank. Typically, wholesale borrowings are in large denominations and reprice quickly to reflect sudden changes in the global market. Retail deposits typically are in smaller amounts and are less likely to respond to shifts in rates in a short time period. Therefore, the Bank's portfolio has been structured with an attempt to reasonably minimize the impact from sudden and prolonged upward shifts in interest rates.

     Interest rate sensitivity may also be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. Gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income and a positive gap would result in an increase in net interest income while, conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The following table illustrates the "gap" position of the Bank at December 31, 1997:

                                                            0 to 90         91 to 365       Over 1 to       Over 3 to        Over 5
    (amounts in thousands)                                    days            days          3 years         5 years          years
                                                            --------        --------        --------        --------        --------
Rate Sensitive Assets:
   Interest bearing deposits with banks                     $  5,169        $   --          $   --          $   --          $   --
   Investment securities                                      20,336            --             1,263            --            34,154
   Loans                                                      32,041          10,579          28,976          11,272          40,308
                                                            --------        --------        --------        --------        --------

       Total assets                                           57,546          10,579          30,239          11,272          74,462

Rate Sensitive Liabilities:
   Noninterest bearing deposits                                7,196            --              --              --              --
   Interest bearing demand deposits                           15,550            --              --              --              --
   Money market deposits                                      11,479            --              --              --              --
   Regular savings deposits                                   26,339            --              --              --              --
   Time deposits                                              13,370          28,297          32,936           7,109            --
   Other borrowed funds and
     long-term debt                                              523          12,000           5,000          11,679            --
                                                            --------        --------        --------        --------        --------

       Total liabilities                                      74,457          40,297          37,936          18,788            --

Interest rate sensitivity gap                                (16,911)        (29,718)         (7,697)         (7,516)         74,462

Cumulative interest rate
   sensitivity gap                                           (16,911)        (46,629)        (54,326)        (61,842)         12,620

     While a perfectly matched portfolio of assets and borrowings would seem optimal, in community banking enterprises, there exists too little margin for normal profitability and coverage of the cost of operations to attempt a complete match. Therefore, the Board of Directors, through its ALCO committee, monitors certain levels of mismatch in the portfolio consistent with the net worth leveraging policies to maintain a profitable level of mismatched assets and their funding costs.

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

                                STOCK INFORMATION

     Tri-County Financial Corporation's stock is not traded or listed on any public exchange. However, stock does change hands over the course of the year. In 1997, the Company was made aware of several trades which occurred.

     During l997, a total of 43,551 shares traded, with a high price of $25 and a low price of $19. The weighted average price was $20.33. The number of shareholders at March 23, 1998 was 525 and the total outstanding shares was 782,866. On February 25, 1998, the Board of Directors declared a 4% stock dividend and a $.125 per share cash dividend, both payable on April 13, 1998 to shareholders of record on March 13, 1998. On January 24, 1997, the Board of Directors declared a 5% stock dividend and a $.10 per share cash dividend which were distributed to holders of record on March 7, 1997.

     Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank.

     The Bank's ability to pay dividends is governed by the Maryland Financial Institutions Code and the regulations of the Federal Reserve Board. Under the Maryland Financial Institutions Code, a Maryland bank (1) may only pay dividends from undivided profits or, with prior regulatory approval, its surplus in excess of 100% of required capital stock and (2) may not declare dividends on its common stock until its surplus fund equals the amount of required capital stock or, if the surplus fund does not equal the amount of capital stock, in an amount in excess of 90% of net earnings.

     The Bank's payment of dividends is also subject to the Federal Reserve Board's Regulation H, which limits the dividends payable by a state member bank to the net profits of the Bank then on hand, less the Bank's losses and bad debts. Additionally, the Federal Reserve Board has the authority to prohibit the payment of dividends by a Maryland commercial bank when it determines such payment to be an unsafe and unsound banking practice. Finally, the Bank is not able to pay dividends on its capital stock if its capital would thereby reduced below the remaining balance of the liquidation account established in connection with the Stock Conversion.

     The Company's ability to pay dividends will be governed by the policies and regulations of the Federal Reserve Board which prohibit the payment of dividends under certain circumstances involving the bank holding company's financial condition and capital adequacy.

                         COMMUNITY BANK OF TRI-COUNTY


           RATE SPREAD BETWEEN INTEREST-EARNING LOANS AND INTEREST-
                       BEARING DEPOSITS AT DECEMBER 31,


                             [CHART APPEARS HERE]



                        1993                    4.39%
                        1994                    4.59%
                        1995                    4.38%
                        1996                    4.28%
                        1997                    4.41%

                       TRI-COUNTY FINANCIAL CORPORATION



                               RETURN ON ASSETS

                             [CHART APPEARS HERE]


                1993            1.39%
                1994            1.08%
                1995            1.28%
                1996            0.77%
                1997            1.13%




                                  NET INCOME

                             [CHART APPEARS HERE]


                1993            $1,879,089
                1994            $1,583,057
                1995            $2,027,814
                1996            $1,319,727
                1997            $2,084,011

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                                                                    AT DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                         1997             1996             1995             1994          1993
                                                     ----------------------------------------------------------------------------
TOTAL AMOUNT OF:
 Loans Outstanding.................................. $123,565,634     $111,862,620     $107,678,852     $98,646,221   $85,506,126
 Interest and Noninterest-bearing Cash..............    5,820,753        3,903,612        4,050,219       3,471,953     4,020,960
 Investment Securities..............................   55,751,720       56,783,231       46,858,152      44,526,381    43,852,603
 Assets.............................................  191,188,360      178,146,326      164,124,420     153,008,090   139,570,352
 Savings Deposits...................................  142,276,077      135,534,163      130,034,043     126,840,279   120,783,275
 Borrowed Money.....................................   29,201,820       24,733,466       17,552,845      12,480,128     6,543,919
 Stockholders' Equity...............................   19,086,079       17,077,452       15,832,925      13,325,589    12,135,593
NUMBER OF:
 Loans Outstanding..................................        3,203            2,854            2,792           2,667         2,597
 Savings Accounts...................................       15,303           14,849           14,090          14,409        13,816
 Offices Open - All Full Service....................            8                8                6               6             6


                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                         1997             1996             1995             1994          1993
                                                     ----------------------------------------------------------------------------
WEIGHTED AVERAGE YIELD ON:
 Loan Portfolio.....................................     9.20%             9.13%           9.38%            8.44%         9.18%
 Investment Portfolio...............................     6.48              6.42            6.45             5.24          4.38
 All Interest-earning Assets........................     8.29              8.25            8.45             8.03          8.65
WEIGHTED AVERAGE RATE PAID ON:
 Savings Deposits and Escrow........................     4.06              4.05            4.06             3.67          3.94
 Federal Home Loan Bank Advances and Other
  Borrowings........................................     5.91              5.46            6.21             7.02          9.60
 All Interest-bearing Liabilities...................     4.37              4.22            4.28             3.87          4.29
INTEREST RATE SPREAD (Spread Between Weighted
 Average Rate on All Interest-earning Assets
 and All Interest-bearing Liabilities)..............     3.92              4.03            4.17             4.16          4.36
NET YIELD (Net Interest Income as a
 Percentage of Average Interest-earning Assets).....     4.23              4.32            4.46             4.38          4.53

SUMMARY OF OPERATIONS

                                                                                         At December 31,
                                                              -------------------------------------------------------------------
                                                                  1997         1996          1995          1994          1993
Interest Income.............................................. $14,993,261   $13,471,595   $12,900,876   $11,262,969   $11,337,676
Interest Expense.............................................   7,350,648     6,406,756     6,094,968     5,117,503     5,390,004
                                                              -----------   -----------   -----------   -----------   -----------

Net Interest Income.......................................... $ 7,642,613   $ 7,064,839     6,805,908     6,145,466   $ 5,947,672
Loss Provision and Charge offs of Loans......................     240,000       408,000       210,000       154,000       144,000
                                                              -----------   -----------   -----------   -----------   -----------

Net Interest Income
   After Provision for Loss on Loans......................... $ 7,402,613   $ 6,656,839   $ 6,595,908     5,991,466     5,803,672
Other Income.................................................   1,115,825       930,970       857,467       562,297       823,159
Less Noninterest Expense.....................................   5,062,427     5,482,882     4,098,561     3,928,991     3,514,998
                                                              -----------   -----------   -----------   -----------   -----------

Income Before Federal Income Tax............................. $ 3,456,011   $ 2,104,927   $ 3,354,814   $ 2,624,772  $  3,111,833
Income Tax Expense...........................................   1,372,000       785,200     1,327,000     1,041,715     1,289,852
Income Tax Benefit-Change in Accounting for Deferred Taxes...           -             -             -             -        57,108
                                                              -----------   -----------   -----------   -----------   -----------

Net Income................................................... $ 2,084,011   $ 1,319,727   $ 2,027,814   $ 1,583,057   $ 1,879,089
                                                              ===========   ===========   ===========   ===========   ===========

Net Income Per Common Share(1)............................... $      2.57   $      1.65   $      2.62   $      1.98   $      2.45

Cash Dividends Declared Per Common Share(2)..................      75,498        70,574   $    64,751        60,545             -

-------------
(1) Restated to reflect 1994, 1995, 1996, 1997 and 1998 stock dividends.
(2) A $0.10 per common share cash dividend was declared on January 27, 1994, payable to shareholders of record March 5, 1994;
    a $0.10 per common share cash dividend was declared on January 31, 1995, payable to shareholders of record March 3, 1995;
    a $0.10 per common share cash dividend was declared on January 24, 1996, payable to shareholders of record March 4, 1996;
    a $0.10 per common share cash dividend was declared on January 24, 1997, payable to shareholders of record March 7, 1997;
    a $0.125 per common share cash dividend was declared on February 15, 1998, payable to shareholders of record March 13, 1998;

s

Stockholders and Board of Directors
Tri-County Financial Corporation
Waldorf, Maryland


     We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation as of December 31, 1997 and 1996, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                                   /s/ Stegman & Company

Baltimore, Maryland
March 26, 1998

                        TRI-COUNTY FINANCIAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                                          1997                       1996
                                                                                      ------------               ------------

Cash and due from banks                                                               $    650,923               $  1,111,894
Interest-bearing deposits with banks                                                     5,169,830                  2,791,718
Investment securities available-for-sale - at fair value                                52,878,583                 53,735,677
Investment securities held-to-maturity - at amortized cost                               1,149,137                  1,747,644
Stock in Federal Home Loan Bank and Federal Reserve Bank - at cost                       1,724,000                  1,300,000
Loans held for sale                                                                      1,698,872                  1,011,930
Loans receivable - net of allowance for loan losses
   of $1,310,365 and $1,120,102, respectively                                          121,866,762                110,850,690
Premises and equipment, net                                                              4,189,222                  3,824,568
Accrued interest receivable                                                              1,276,376                  1,165,191
Other assets                                                                               584,655                    607,014
                                                                                      ------------               ------------

        TOTAL ASSETS                                                                  $191,188,360               $178,146,326
                                                                                      ============               ============

                                             LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Noninterest-bearing deposits                                                       $  7,196,053              $   5,972,171
   Interest-bearing deposits                                                           135,080,024                129,561,992
                                                                                      ------------               ------------
        Total deposits                                                                 142,276,077                135,534,163
   Other borrowed funds                                                                 12,523,210                 13,269,959
   Long-term debt                                                                       16,678,610                 11,463,507
   Accrued expenses and other liabilities                                                  624,384                    801,245
                                                                                      ------------               ------------

        Total liabilities                                                              172,102,281                161,068,874
                                                                                      ------------              -------------

STOCKHOLDERS' EQUITY:
   Common stock - par value $.01; authorized - 15,000,000 shares;
      issued 782,699 and 750,960 shares, respectively                                        7,827                      7,510
   Surplus                                                                               6,574,162                  5,724,729
   Retained earnings                                                                    12,256,443                 11,430,666
   Net unrealized gain on investment securities
      available-for-sale, net of deferred taxes                                            442,032                     88,778
   Unearned ESOP shares                                                                   (194,385)                  (174,231)
                                                                                      ------------               ------------

        Total stockholders' equity                                                      19,086,079                 17,077,452
                                                                                      ------------               ------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $191,188,360               $178,146,326
                                                                                      ============               ============


See notes to consolidated financial statements.

                                             TRI-COUNTY FINANCIAL CORPORATION

                                             CONSOLIDATED STATEMENTS OF INCOME
                                   FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                        1997               1996                 1995
                                                                    -----------         -----------          -----------
INTEREST INCOME:
   Interest and fees on loans                                       $11,056,220         $10,045,429          $ 9,771,990
   Taxable interest and dividends on investment securities            3,782,205           3,301,725            3,031,632
   Interest on deposits with banks                                      154,836             124,441               97,254
                                                                    -----------         -----------          -----------
           Total interest income                                     14,993,261          13,471,595           12,900,876
                                                                    -----------         -----------          -----------

INTEREST EXPENSE:
   Interest on deposits                                               5,683,348           5,397,181            5,198,160
   Interest on other borrowed funds                                     925,084             774,617              575,604
   Interest on long-term debt                                           742,216             234,958              321,204
                                                                    -----------         -----------          -----------
           Total interest expense                                     7,350,648           6,406,756            6,094,968
                                                                    -----------         -----------          -----------

NET INTEREST INCOME                                                   7,642,613           7,064,839            6,805,908

PROVISION FOR LOAN LOSSES                                               240,000             408,000              210,000
                                                                    -----------         -----------          -----------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                    7,402,613           6,656,839            6,595,908
                                                                    -----------         -----------          -----------

NONINTEREST INCOME:
   Loan appraisal, credit, and miscellaneous charges                    344,025             280,126              284,635
   Net gains on sale of loans held for sale                             240,407             192,468               88,437
   Net realized (loss) gain on sales of investment
      securities available-for-sale                                     (17,502)              --                   1,802
   Service charges                                                      496,972             382,228              399,079
   Other income                                                          51,923              76,148               83,514
                                                                    -----------         -----------          -----------
           Total noninterest income                                   1,115,825             930,970              857,467
                                                                    -----------         -----------          -----------

NONINTEREST EXPENSES:
   Salaries and employee benefits                                     2,624,131           2,432,293            2,141,438
   Occupancy expense                                                    396,378             353,246              341,449
   Deposit insurance and surety bond premiums                           119,861           1,165,816              348,025
   Data processing expense                                              253,677             262,375              207,632
   Advertising                                                          157,131              99,466               78,934
   Depreciation of furniture, fixtures, and equipment                   185,548             144,512              105,732
   Other                                                              1,325,701           1,025,174              875,351
                                                                    -----------         -----------          -----------
           Total noninterest expenses                                 5,062,427           5,482,882            4,098,561
                                                                    -----------         -----------          -----------

INCOME BEFORE INCOME TAXES                                            3,456,011           2,104,927            3,354,814

Income tax expense                                                    1,372,000             785,200            1,327,000
                                                                    -----------         -----------          -----------

NET INCOME                                                          $ 2,084,011         $ 1,319,727          $ 2,027,814
                                                                    ===========         ===========          ===========

INCOME PER COMMON SHARE (1):
   Basic earnings per share                                               $2.57               $1.65                $2.62
   Diluted earnings per share                                              2.40                1.53                 2.47

(1) Restated to reflect 1998 stock dividends


See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                           Net
                                                                                        Unrealized
                                                                                           Gain
                                                                                        (Loss) on
                                                                                       Investment
                                                                                        Securities       Unearned
                                           Common          Paid-in       Retained       Available-         ESOP
                                            Stock          Capital       Earnings        for-Sale          Shares         Total
                                         -----------    ------------   ------------    ------------    -----------    ------------
BALANCES, JANUARY 1, 1995                $     6,424    $  4,247,767   $  9,460,027    $   (345,724)   $   (42,908)   $ 13,325,586
  Net income                                    --              --        2,027,814            --             --         2,027,814
  Cash dividend - $0.10 per share               --              --          (64,751)           --             --           (64,751)
  5% stock dividend                              322         707,682       (708,004)           --             --                --
  Cash paid in lieu of stock dividend
   for fractional shares                        --              --           (4,262)           --             --            (4,262)
  Exercise of stock options                      105          65,901           --              --             --            66,006
  Net change in unearned ESOP shares            --              --             --              --          (95,315)        (95,315)
  Change in net unrealized gain
   (loss) on investment securities
   available-for-sale                           --              --             --           577,847           --           577,847
                                         -----------    ------------   ------------    ------------    -----------    ------------

BALANCES, DECEMBER 31, 1995                    6,851       5,021,350     10,710,824         232,123       (138,223)     15,832,925
  Net income                                    --              --        1,319,727            --             --         1,319,727
  Cash dividend - $0.10 per share               --              --          (70,574)           --             --           (70,574)
  5% stock dividend                              351         525,489       (525,840)           --             --                --
  Cash paid in lieu of stock dividend
   for fractional shares                        --              --           (3,471)           --             --            (3,471)
  Exercise of stock options                      308         177,890           --              --             --           178,198
  Net change in unearned ESOP shares            --              --             --              --          (36,008)        (36,008)
  Change in net unrealized gain
   (loss) on investment securities
   available-for-sale                           --              --             --          (143,345)          --          (143,345)
                                                        ------------   ------------    ------------    -----------    ------------

BALANCES, DECEMBER 31, 1996                    7,510       5,724,729     11,430,666          88,778       (174,231)     17,077,452
  Net income                                    --              --        2,084,011            --             --         2,084,011
  Cash dividend - $0.10 per share               --              --          (75,498)           --             --           (75,498)
  5% stock dividend                              375         828,750       (829,125)           --             --                --
  Cash paid in lieu of stock dividend
   for fractional shares                        --              --           (5,510)           --             --            (5,510)
  Exercise of stock options                      112          20,683           --              --             --            20,795
  Repurchase of common stock                    (170)           --         (348,101)           --             --          (348,271)
  Change in net unrealized gain (loss)
   on investment securities available-
   for-sale -                                   --              --          353,254            --          353,254
  Net change in unearned ESOP shares            --              --             --              --          (20,154)        (20,154)
                                         -----------    ------------   ------------    ------------    -----------    ------------

BALANCES, DECEMBER 31, 1997              $     7,827    $  6,574,162   $ 12,256,443    $    442,032    $  (194,385)   $ 19,086,079
                                         ===========    ============   ============    ============    ===========    ============


See notes to consolidated financial statements.

                                               TRI-COUNTY FINANCIAL CORPORATION

                                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                     1997               1996               1995
                                                                                 ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                     $  2,084,011       $  1,319,727       $  2,027,814
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                       240,000            408,000            210,000
      Depreciation and amortization                                                   324,134            264,492            232,589
      Amortization of premium/discount on mortgage-
         backed securities and investments                                            (50,456)           (96,060)           (87,102)
      Deferred income tax benefit                                                       2,000           (143,800)           (73,000)
      Increase in accrued interest receivable                                        (111,185)           (72,078)           (14,446)
      (Decrease) increase in deferred loan fees                                       (25,905)           (85,781)             4,720
      (Decrease) increase in accounts payable,
         accrued expenses, and other liabilities                                     (314,242)           257,778            327,372
      (Decrease) increase in other assets                                            (219,661)          (200,921)           378,203
      Loss (gain) on disposal of premises and equipment                                41,660             (9,610)            (3,790)
      Loss (gain) on sale of investment securities                                     17,502               --               (1,802)
      Origination of loans held for sale                                          (12,562,767)        (8,812,925)        (5,731,850)
      Gain on sales of loans held for sale                                           (240,407)          (192,468)           (88,437)
      Proceeds from sale of loans held for sale                                    12,116,232          8,887,468          5,284,394
      Gain on sale of foreclosed real estate                                           (7,000)              --                 --
      Capitalization of interest expense on notes payable                                --                 --               38,553
      FHLB stock dividends                                                               --                 --              (10,200)
                                                                                 ------------       ------------       ------------

            Net cash provided by operating activities                               1,293,916          1,523,822          2,493,018
                                                                                 ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in interest-bearing
    deposits with banks                                                            (2,378,112)           472,388            (73,113)
  Purchase of investment securities available-for-sale                            (47,628,227)       (27,637,617)        (7,395,830)
  Proceeds from sale, redemption or principal payments
    of investment securities available-for-sale                                    49,084,708         19,559,529          9,205,978
  Purchase of investment securities held-to-maturity                                 (189,525)          (990,273)        (4,922,455)
  Proceeds from maturities or principal payments
    of investment securities held-to-maturity                                         797,119            334,682          2,281,637
  Purchase of FHLB stock and Federal Reserve
    Bank stock                                                                       (424,000)          (418,400)              --
  Loans originated or acquired                                                    (53,126,555)       (50,605,301)       (48,899,460)
  Principal collected on loans                                                     41,896,388         46,238,710         40,177,854
  Purchase of premises and equipment                                                 (680,078)          (859,884)          (511,290)
  Proceeds from sales of premises and equipment                                          --                9,610            101,446
  Proceeds from disposition of foreclosed real estate                                 162,135               --              200,437
  Investment in real estate                                                              --                 --             (232,305)
                                                                                 ------------       ------------       ------------

            Net cash used in investing activities                                 (12,486,147)       (13,896,556)       (10,067,101)
                                                                                 ------------       ------------       ------------

Tri-County Financial Corporation

Consolidated Statements of Cash Flows (Continued)
For the Years Ended December 31, 1997, 1996 and 1995

                                                                                         1997               1996               1995
                                                                                 ------------       ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                       $  6,741,914       $  5,500,120       $  3,193,764
  Net increase (decrease) in other
    borrowed funds                                                                   (746,749)        (2,497,413)         9,033,067
  Payments on notes payable                                                              --             (372,337)          (299,273)
  Dividends paid                                                                      (81,008)           (74,045)           (69,013)
  Exercise of stock options                                                            20,795            178,198             66,006
  Net change in unearned ESOP shares                                                  (20,154)           (36,008)           (95,315)
  Redemption of common stock                                                         (348,271)              --                 --
  Proceeds from long-term borrowings                                               22,400,000         11,000,000               --
  Retirement of long-term borrowings                                              (17,235,267)        (1,000,000)        (3,750,000)
                                                                                 ------------       ------------       ------------

           Net cash provided by financing activities                               10,731,260         12,698,515          8,079,236
                                                                                 ------------       ------------       ------------

(DECREASE) INCREASE IN CASH AND
    CASH EQUIVALENTS                                                                 (460,971)           325,781            505,153

CASH AND CASH EQUIVALENTS AT
    BEGINNING OF YEAR                                                               1,111,894            786,113            280,960
                                                                                 ------------       ------------       ------------

CASH AND CASH EQUIVALENTS AT
    END OF YEAR                                                                  $    650,923       $  1,111,894       $    786,113
                                                                                 ============       ============       ============


Supplementary cash flow information: Cash paid during the year for:
    Interest                                                                     $  7,284,916       $  6,414,832       $  6,067,478
    Income taxes                                                                    1,625,000            803,000            940,786
  Transfers from loans receivable to
    foreclosed real estate                                                               --              207,409             52,000




See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

     The consolidated financial statements include the accounts of Tri-County Financial Corporation and its wholly owned subsidiary, Community Bank of Tri-County (the Bank) and the Bank's wholly owned subsidiary, Tri-County Federal Finance One (collectively, "the Company"). All significant intercompany balances and transactions between the parent corporations and their subsidiaries have been eliminated. The accounting and reporting policies of the Company conform with generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 1997.

   Nature of Operations

     The Company, through its bank subsidiary, conducts full service commercial banking operations throughout the Southern Maryland area. The primary financial services provided include mortgage loans on residential, construction and commercial real estate and various types of consumer lending as well as offering demand deposits, savings products, and safe deposit boxes.

   Use of Estimates

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

   Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. These instruments are presented as cash and due from banks.

  Investment Securities

     Investment securities are classified into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in noninterest income. Securities classified as held-to-maturity are reported at amortized cost, and require the Company to have both the positive intent and ability to hold those securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported, net of deferred taxes, as a separate component of stockholders' equity until realized. Realized gains or losses on the sale of investment securities are recognized at the time of sale using the specific identification method and are classified as noninterest income in the accompanying consolidated statements of income.

     The Company invests in Federal Home Loan Bank and Federal Reserve Bank stock which are considered restricted as to marketability.

   Loans Receivable

     Loans - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal reduced by any charge-offs or specific valuation allowance accounts and any deferred fees or costs on originated loans.

     Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value, determined in the aggregate. Market value considers commitment agreements with investors and prevailing market prices. A gain is recognized on the sale of these loans through collection of a premium over the adjusted carrying value, and through retention of an on-going rate differential as a normal servicing fee between the rate paid by the borrower to the Company and the rate paid by the Company to the purchaser.

     Income Recognition on Loans - Interest on commercial loans, real estate mortgages, and certain installment loans is accrued at the contractual rate on the principal amounts outstanding. When scheduled principal or interest payments are past due 90 days or more on any loan not fully secured by collateral and not in the process of collection, the accrual of interest income is discontinued and recognized only as collected. The loan is restored to an accruing status when all amounts past due have been paid and the borrower has demonstrated the ability to service the debt on a current basis. Loan fees and related direct costs of loan origination are deferred and recognized over the life of the loan as a component of interest income.

     Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed by management to be adequate to absorb potential losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience; current economic conditions; volume, growth, and composition of the loan portfolio; financial condition of the borrowers; and other relevant factors that, in management's judgment, warrant recognition in providing an adequate allowance. The allowance is increased by provisions for loan losses charged against income and decreased by charge-offs (net of recoveries). Changes in the allowance are recorded periodically as conditions change or as more information becomes available. Such changes could result in material adjustments to future results of operations.

     Impairment of Loans - In accordance with Statement of Financial Accounting Standard No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No.
114), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, the Company evaluates its loan portfolios for impairment. When deemed necessary, a valuation allowance is provided for these loans based on management's estimates of the risks inherent in the portfolios and analysis of prior loss experience.

     Payments received relating to impaired loans and nonaccrual loans are recorded on a cash basis and are either applied to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of the loan.

  Premises and Equipment

     Depreciation of premises and equipment, which are carried at cost, is provided by the straight-line method over the estimated useful lives as follows:

     Buildings and improvements                    15 - 50  years
     Furniture and equipment                        5 - 15  years
     Automobiles                                         5  years

  Foreclosed Real Estate

     Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at the lower of the recorded investment or fair value at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell. No charge to operations was required as a result of this review in 1997, 1996 or 1995.

  Mortgage Servicing Rights

     Mortgage servicing rights are accounted for under the provisions of SFAS No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which became effective January 1, 1997. The rights to service certain mortgages, including those purchased as well as originated, are amortized in proportion to and over the estimated period of the related net servicing revenues and are evaluated for impairment based on their fair value. Total capitalized mortgage servicing rights approximated $170,000 and $10,000 at December 31, 1997 and 1996, respectively.

  Income Taxes

     The Company files a consolidated federal income tax return with its subsidiary. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Any deferred tax asset is reduced by the amount of any tax benefit that more likely than not will not be realized.

  Earnings Per Share

     Basic and diluted net income per common share are accounted for under the provisions of SFAS No. 128 Earnings Per Share which became effective for periods ending December 1997. Previously reported amounts have been restated to give effect to this new accounting pronouncement.

  Prospective Accounting Changes

     SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued in December 1996. This statement defers, for one year, the effective date of Statement No. 125 for repurchase agreements, dollar-rolls, securities lending and similar transactions. This statement was adopted prospectively as of January 1, 1998 and will not have a material effect on the Company's financial condition or results of operations.

     SFAS No. 130, Reporting Comprehensive Income was issued in June 1997. This statement established standards for reporting and displaying of comprehensive income and its components in the financial statements. This disclosure requirement, which is effective for years beginning after December 31, 1997, will not affect the Company's financial condition or results of operations.

     SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, was also issued in June 1997. This statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. The statement, which is effective for periods beginning after December 15, 1997, is currently being evaluated by management as to its relevance to the Company. In the future, the Company may be required to report information relating to existing or acquired enterprises. The implementation and adoption of this disclosure requirement will not have a material effect on the Company's financial condition or results of operations.

2. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

     The amortized cost and estimated fair values of investment securities available-for-sale at December 31 are as follows:

                                                      December 31, 1997
                                     -----------------------------------------------------
                                                      Gross         Gross
                                      Amortized     Unrealized    Unrealized      Fair
                                         Cost         Gains         Losses        Value
                                     -----------   -----------   -----------   -----------
Corporate equity securities          $   263,166   $   241,930   $      --     $   505,096
  Money Market funds                   4,010,505          --            --       4,010,505
  Obligations of U.S. Government
    Sponsored Enterprises (GSE's)      5,000,000        14,200        10,800     5,003,400
Asset-backed securities issued by:
  GSE's                               29,291,769       423,525        15,389    29,699,905
  Other                               13,586,982        86,830        14,135    13,659,677
                                     -----------   -----------   -----------   -----------

                                     $52,152,422   $   766,485   $    40,324   $52,878,583
                                     ===========   ===========   ===========   ===========

                                                       December 31, 1996
                                     -----------------------------------------------------
                                                      Gross         Gross
                                      Amortized     Unrealized    Unrealized      Fair
                                         Cost         Gains         Losses        Value
                                     -----------   -----------   -----------   -----------
Corporate equity securities          $   763,166   $   203,479   $      --     $   966,645
Money Market and mutual funds          4,571,297          --          40,184     4,531,113
Obligations of U.S. Government
  Agencies and U.S. Government
  Sponsored Enterprises (GSE's)        8,782,600         2,500        75,625     8,709,475
Asset-backed securities issued by:
  GSE's                               26,920,686       150,910       102,759    26,968,837
  Other                               12,583,979         9,281        33,653    12,559,607
                                     -----------   -----------   -----------   -----------

                                     $53,621,728   $   366,170   $   252,221   $53,735,677
                                     ===========   ===========   ===========   ===========

     The scheduled maturities of investment securities available-for-sale at December 31, 1997 are as follows:

                                                          Available-for-Sale
                                                     ---------------------------
                                                      Amortized         Fair
                                                        Cost            Value
                                                     -----------     -----------
Due in one year or less                              $ 4,010,505     $ 4,010,505
Due after one year through five years                  1,263,166       1,505,096
Due after five years through ten years                 4,000,000       4,003,400
Asset-backed securities                               42,878,751      43,359,582
                                                     -----------     -----------

                                                     $52,152,422     $52,878,583
                                                     ===========     ===========

     Sales of investment securities available-for-sale during 1997, 1996 and 1995 resulted in the following:

                                     1997            1996             1995
                                  -----------     -----------      -----------
Proceeds                          $ 3,369,000     $      --        $ 2,891,000
Gross gains                             2,111            --             11,802
Gross losses                          (19,613)           --            (10,000)

     Asset-backed securities are comprised of mortgage-backed securities as well as mortgage derivatives such as collateralized mortgage obligations and real estate mortgage investment conduits. The outstanding balance of no single issuer, except for U.S. Government-Sponsored Enterprise Securities, exceeded five percent of the Company's stockholders' equity at December 31, 1997 and 1996.

3. INVESTMENT SECURITIES HELD-TO-MATURITY

     The amortized cost and estimated fair values of investments held-to-maturity at December 31 are as follows:

                                             December 31, 1997
                               -------------------------------------------------
                                               Gross       Gross
                               Amortized    Unrealized   Unrealized     Fair
                                  Cost         Gain        Losses       Value
                               ----------   ----------   ----------   ----------
Obligations of U.S.
  Government Agencies          $  192,025   $     --     $     --     $  192,025
Asset-backed securities           675,720       29,813         --        705,533
Other investments                 281,392         --           --        281,392
                               ----------   ----------   ----------   ----------

                               $1,149,137   $   29,813   $     --     $1,178,950
                               ==========   ==========   ==========   ==========


                                             December 31, 1996
                               -------------------------------------------------
                                               Gross       Gross
                               Amortized    Unrealized   Unrealized      Fair
                                  Cost         Gain        Losses        Value
                               ----------   ----------   ----------   ----------
Obligations of U.S.
  Government Agencies          $  193,257   $     --     $     --     $  193,257
Asset-backed securities           883,887       35,462         --        919,349
Other investments                 670,500         --           --        670,500
                               ----------   ----------   ----------   ----------

                               $1,747,644   $   35,462   $     --     $1,783,106
                               ==========   ==========   ==========   ==========

4.  LOANS RECEIVABLE AND LOANS HELD FOR SALE

     Loans receivable at December 31, 1997 and 1996 consist of the following;

                                                     1997               1996
                                                 ------------       ------------
Commercial real estate                           $ 19,200,554       $ 14,171,610
Residential real estate                            61,629,570         63,673,569
Residential construction                           14,706,519         11,755,807
Second mortgage loans                              17,428,330         14,147,267
Lines of credit - commercial                        4,852,193          3,887,113
Consumer loans                                      6,420,219          5,421,590
                                                 ------------       ------------
                                                  124,237,385        113,056,956
                                                 ------------       ------------

Less:
  Deferred loan fees                                1,060,258          1,086,164
  Allowance for loan losses                         1,310,365          1,120,102
                                                 ------------       ------------
                                                    2,370,623          2,206,266
                                                 ------------       ------------

           Total                                 $121,866,762       $110,850,690
                                                 ============       ============

     The following table sets forth the activity in the allowance for loan losses:

                                               1997         1996         1995
                                            ----------   ----------   ----------
Balance, January 1                          $1,120,102   $  733,573   $  563,624

  Add:
    Provision charged to operations            240,000      408,000      210,000
    Recoveries                                     105          180        5,687

  Less:
    Charge-offs                                 49,842       21,651       45,738
                                            ----------   ----------   ----------

Balance, December 31                        $1,310,365   $1,120,102   $  733,573
                                            ==========   ==========   ==========

     No loans included within the scope of SFAS 114 were identified as being impaired at December 31, 1997 or 1996.

     Loans on which the recognition of interest has been discontinued, which were not included within the scope of SFAS 114, amounted to approximately $160,000, $400,000, and $300,000 at December 31, 1997, 1996, and 1995,
respectively. If interest income had been recognized on nonaccrual loans at their stated rates during 1997, 1996, and 1995, interest income would have been increased by approximately $29,000, $14,000, and $60,000, respectively. No income was recognized for these loans in 1997, 1996 and 1995.

     Included in loans receivable at December 31, 1997 and 1996, is $1,284,098 and $1,001,511 due from officers and directors of the Bank. Activity in loans outstanding to officers and directors is summarized as follows:

                                                     1997               1996
                                                 -----------        -----------
Balance, beginning of year                       $ 1,001,511        $   997,945

New loans made during year                           337,462            209,300

Repayments made during year                          (54,875)          (205,734)
                                                 -----------        -----------

Balance, end of year                             $ 1,284,098        $ 1,001,511
                                                 ===========        ===========

     Loans serviced for others and not reflected in the balance sheets are $47,816,000 and $40,996,000 at December 31, 1997 and 1996, respectively.
Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

     The Bank grants loans throughout the Southern Maryland area. Its borrowers' ability to repay is, therefore, dependent upon the economy of Southern Maryland.

5.  PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1997 and 1996 is as follows:

                                                        1997             1996
                                                     ----------       ----------
Cost:
   Land                                              $1,486,879       $1,486,879
   Building and improvements                          2,648,684        2,247,122
   Furniture and equipment                            1,496,586        1,477,536
   Automobiles                                           81,000           81,000
                                                     ----------       ----------
     Total cost                                       5,713,149        5,292,537
Less accumulated depreciation                         1,523,927        1,467,969
                                                     ----------       ----------

     Premises and equipment, net                     $4,189,222       $3,824,568
                                                     ==========       ==========

     Certain bank facilities are leased under various operating leases. Rent expense was $118,556, $106,708 and $103,198 in 1997, 1996 and 1995,
respectively.

     Future minimum rentals commitments under noncancellable leases are as follows:

     1998                                                          $152,338
     1999                                                           128,272
     2000                                                           104,806
     2001                                                            61,056
     2002                                                            66,735
     Thereafter                                                     264,000
                                                                   --------

       Total                                                       $777,207
                                                                   ========

6. DEPOSITS

     Deposits outstanding at December 31 consist of:

                                                         1997           1996
                                                     ------------   ------------
Noninterest-bearing demand                           $  7,196,053   $  5,972,171
                                                     ------------   ------------
Interest-bearing:
  Demand                                               15,550,241     13,329,000
  Money market deposits                                11,479,000     10,970,000
  Savings                                              26,338,783     28,020,992
  Certificates of deposit of $100,000 or more          14,235,000     10,365,000
  Other certificates of deposit                        67,477,000     66,877,000
                                                     ------------   ------------
     Total interest-bearing                           135,080,024    129,561,992
                                                     ------------   ------------

     Total deposits                                  $142,276,077   $135,534,163
                                                     ============   ============

7. ADVANCES FROM THE FEDERAL HOME LOAN BANK
   OF ATLANTA AND OTHER BORROWINGS

     The advances from the Federal Home Loan Bank are as follows:

                                Weighted
                                Average
                                Interest
   Year Due                       Rate                             1997
   --------                     --------                        -----------
    1998                          6.00%                         $12,000,000
    1999                          5.70                            5,000,000
    2002                          5.99                           11,400,000
                                                                -----------

                                                                $28,400,000
                                                                ===========

     Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien, the Company maintains eligible collateral consisting of 1-4 unit residential first mortgage loans, discounted at 75% of the unpaid principal balance, equal to 100% at December 31, 1997 and 1996, of its outstanding Federal Home Loan Bank advances. These amounts were $37,900,000 and $32,000,000 at December 31, 1997 and 1996, respectively. The advances due in 2002 have call provisions under which the Federal Home Loan Bank may require payment prior to the stated maturity date.

     Tri-County Federal Finance One (Finance One) is obligated on a note payable issued in connection with its participation in the Salomon Capital Access Collateralized Mortgage Obligation Bond Program. Under this program, Finance One has pledged Federal Home Loan Mortgage Corporation participation certificates having unpaid principal balances at December 31, 1997 and 1996, totaling $675,720 and $883,887, respectively, as security for the notes. The participation certificates are held in trust, and the principal and interest payments required by the note payable are made out of the monthly cash proceeds from the certificates.

     The maturity date and interest rate, which are subject to adjustment based on prepayments of the participation certificates, for the notes payable at December 31, 1997 and 1996, are as follows:

        Unpaid Principal
        (Net of Discount)
          December 31,
 ------------------------------              Interest            Maturity
    1997                1996                   Rate                Date
 ----------          ----------              --------           ---------
 $278,610              $463,507                8.50%           July 1, 2010

     The Company enters into sales of securities under agreements to repurchase with terms to maturity of less than one month and short-term borrowings from the Federal Home Loan Bank. The repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the statements of financial condition. The dollar amounts of securities underlying the agreements remain in the asset accounts. The securities underlying the agreements are book-entry securities and were delivered by appropriate entry into the counterparties' accounts maintained at the purchasing securities dealer's safekeeping house.

     The repurchase agreements subject the Company to the risk that its interest in the sold securities is inadequately protected in the event the purchasing securities dealer fails to perform its obligations. The Company attempts to reduce the effects of such risks by entering into such agreements only with well-capitalized securities dealers who are primary dealers in government securities and by limiting the maximum amount of agreements outstanding at any time with any single securities dealer.

     Additional information regarding short-term borrowings and repurchase agreements is as follows:

                                                      1997             1996
                                                   -----------       ----------
Balance outstanding at December 31                 $12,000,000       $     --
Average balance during the year                     15,000,000        1,068,698
Average interest rate during the year                     5.80%            5.05%
Maximum outstanding balance at any
  month end during the year                         21,000,000        4,774,000

     Other borrowed funds consist of treasury tax and loan deposits that generally mature within one to 120 days from the transaction date. At December 31, 1997 and 1996, such borrowings were $523,210 and $269,959, respectively.

     The aggregate scheduled principal maturities on all borrowings outstanding at December 31, 1997 are as follows:

          1998                                             $12,523,210
          1999                                               5,000,000
          2000                                                    --
          2001                                                    --
          2002                                              11,400,000
          After 2002                                           278,610
                                                           -----------

               Total                                       $29,201,820
                                                           ===========

8. INCOME TAXES

     Income tax expense was as follows:

                                  1997               1996               1995
                              -----------        -----------        -----------
Current:
   Federal                    $ 1,122,000        $   761,000        $ 1,146,000
   State                          248,000            168,000            254,000
                              -----------        -----------        -----------
                                1,370,000            929,000          1,400,000
                              -----------        -----------        -----------

Deferred:
   Federal                          1,600           (117,800)           (60,000)
   State                              400            (26,000)           (13,000)
                              -----------        -----------        -----------
                                    2,000           (143,800)           (73,000)
                              -----------        -----------        -----------
Total income tax expense      $ 1,372,000        $   785,200        $ 1,327,000
                              ===========        ===========        ===========

     Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                             1997                        1996                       1995
                                                    -----------------------    ------------------------     -----------------------
                                                                 Percent of                  Percent of                  Percent of
                                                                   Pretax                      Pretax                      Pretax
                                                      Amount       Income        Amount        Income         Amount       Income
                                                    ----------   ----------    ----------    ----------     ----------   ----------
Expected income tax expense at
  federal tax rate                                  $1,175,000         34.0%   $  715,700          34.0%    $1,141,000         34.0%
State taxes, net of federal benefit                    154,000          4.5        96,000           4.6        155,000          4.6
Amortization and other nondeductible
 expenses                                                5,000           .1        10,000            .4         14,000           .5
Other                                                   38,000          1.1       (36,500)         (1.7)        17,000           .5
                                                    ----------   ----------    ----------    ----------     ----------   ----------

      Total income tax expense                      $1,372,000         39.7%   $  785,200          37.3%    $1,327,000         39.6%
                                                    ==========   ==========    ==========    ==========     ==========   ==========

     The net deferred tax asset (liability) in the accompanying balance sheets include the following components:

                                                         1997             1996
                                                      ---------        ---------
Deferred tax assets:
   Deferred fees                                      $ 177,886        $ 209,372
   Loan loss reserves                                   196,594          137,674
   Pension plan                                            --             40,417
   Other assets                                            --              3,058
                                                      ---------        ---------

       Total deferred assets                            374,480          390,521
                                                      ---------        ---------

Deferred tax liabilities:
   FHLB stock dividends                                 152,896          152,896
   Depreciation                                          80,840           94,516
   Unrealized gain on investment
     securities available-for-sale                      278,125           55,859
                                                      ---------        ---------

       Total deferred liabilities                       511,861          303,271
                                                      ---------        ---------

Net deferred asset (liability)                        $(137,381)       $  87,250
                                                      =========        =========

     Retained earnings at December 31, 1997, include approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the "base year tax reserve") for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $458,000 at December 31, 1997.

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

     In August 1996, the Small Business Job Protection Act (the "Act") repealed the percentage of taxable income method of accounting for bad debts effective for years beginning after December 31, 1995. The Act requires the Bank to change its method of computing reserves for bad debts to the experience method. This method is available to banks with assets less than $500 million and will allow the Bank to maintain a tax reserve for bad debts and to take bad debt deductions for reasonable additions to the reserve. As a result of this change, the Bank will have to recapture into income a portion of its existing tax bad debt reserve. This recapture will occur ratably over a six-taxable year period, beginning with the 1998 tax year. For financial reporting purposes, this recapture will not result in additional tax expense as the Bank adequately provided deferred taxes in prior years. Furthermore, this change does not require the Bank to recapture its base year tax reserve.

9. COMMITMENTS AND CONTINGENCIES

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its borrowers. These financial instruments are commitments to extend credit. These instruments may, but do not necessarily, involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet loans receivable.

     As of December 31, 1997 and 1996, in addition to the undisbursed portion of loans receivable, the Company had outstanding loan commitments approximating $2,790,000 and $1,157,000, respectively. These commitments are normally met from deposit account growth, loan payments, excess liquidity, or borrowed money.

     Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds cash or a secured interest in real estate as collateral to support these commitments for which collateral is deemed necessary. Outstanding standby letters of credit amounted to $4,800,000 and $4,130,000 at December 31, 1997 and 1996,
respectively.

10. PENSION PLAN

     On May 28, 1997, the Board of Directors, after due consideration of the projected cost of the Company's defined benefit pension plan, voted to terminate the Plan effective August 31, 1997. The present value of current benefits, plus any remaining pension assets, net of costs, were transferred into the Company's 401(k) plan on behalf of all defined benefit plan participants. The final benefit to the Company resulting from this plan curtailment was determined to be $104,653 by the plan administrator. This credit is reflected in the 1997 salaries and employee benefits in the accompanying financial statements.

     The Company's qualified, noncontributory defined benefit pension plan covered substantially all of its employees. Benefits were based on each employee's years of service up to a maximum of 35 years, and the average of the highest five consecutive annual salaries out of the ten years prior to retirement. The benefit formula used was the individual aggregate actuarial cost method. An employee became fully vested upon completion of seven years of qualifying service. It was the policy of the Company to fund the amount required to meet minimum funding standards. No contributions were required to be made in 1997 or 1996.

     Net pension cost for the Company's plan consists of the following:

                                               1997         1996         1995
                                            ---------    ---------    ---------
Service cost                                $  49,239    $  68,705    $  49,913
Interest cost                                  71,313       61,651       48,577
Actual return on plan assets                  (76,268)     (98,075)    (125,440)
All other components                           (6,618)      28,140       60,307
Charge resulting from plan curtailment         73,314         --           --
Credit resulting from plan settlement        (215,633)        --           --
                                            ---------    ---------    ---------

     Net pension (credit) cost              $(104,653)   $  60,421    $  33,357
                                            =========    =========    =========

     The reconciliation of the funded status of the plan to the amount reported in the Company's balance sheets as of December 31 is as follows:

                                                        1997           1996
                                                       -------     -----------
Actuarial present value of benefit obligation:
  Vested benefit obligation                            $  --       $  (438,363)
  Nonvested accumulated benefits                          --           (15,167)
                                                       -------     -----------
  Accumulated benefit obligation                          --          (453,530)
  Effect of projected salary increases                    --          (553,712)
                                                       -------     -----------
  Projected benefit obligation                            --        (1,007,242)
  Fair value of plan assets, primarily
    cash, equity securities, and bonds                    --           941,602
                                                       -------     -----------
  Funded status                                           --           (65,640)
  Deferred transition asset to be
    amortized over 17 years                               --          (125,585)
  Unrecognized prior service cost                         --            32,150
  Unrecognized net loss                                   --            54,422
                                                       -------     -----------

  Accrued pension cost                                 $  --       $  (104,653)
                                                       =======     ===========

Assumptions used to develop the net
    periodic pension cost were:

  Discount rate                                            7.5%            7.5%
  Expected long-term rate of
    return on plan assets                                  8.0%            8.0%
  Rate of increase in compensation levels                  5.0%            5.0%


11. STOCK OPTION AND INCENTIVE PLAN

     The Company has a stock option and incentive plan to attract and retain personnel and provide incentive to employees to promote the success of the business. At December 31, 1997, 120,946 shares of stock have been authorized for grants of options for this plan.

     The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation,in 1996. This statement gave the Company the option of either (1) continuing to account for stock options and other forms of stock compensation in accordance with the accounting rules established by APB No. 25, Accounting for Stock Issued to Employees while providing the disclosures required under SFAS No. 123, or (2) adopting SFAS No. 123 accounting for all stock compensation arrangements. The Company opted to continue to account for stock options and other forms of stock compensation using the guidance in APB No. 25. The following table provides the pro forma disclosures required by SFAS No. 123:

                                                1997        1996         1995
                                             ----------  ----------   ----------
Net income                     As reported   $2,084,011  $1,319,727   $2,027,814
                                Pro forma     2,084,011   1,319,727    1,720,590

Basic earnings per share       As reported         2.57        1.65        2.62
                                Pro forma          2.57        1.65        2.23

Diluted earnings per share     As reported         2.40        1.53        2.47
                                Pro forma          2.40        1.53        2.10

     For the purpose of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Binomial Option pricing model with the following weighted-average assumptions used for the 1995 grants: dividend yield of 0.8%, expected volatility of 65%, a risk-free rate of 5.71%, and an expected option life of 10 years. No stock options were granted in 1997 or 1996. The weighted-average fair value of each option granted during 1995 was $8.49.

     Substantially all options are 100% vested when granted, and all options expire after 10 years. The following tables summarize activity in the plan:

                                           1997                  1996
                                    ------------------    ------------------
                                             Weighted-              Weighted
                                             Average                Average
                                             Exercise               Exercise
                                    Shares     Price       Shares     Price
                                    ------    -------     -------    -------
Outstanding at beginning of year    97,464    $  8.56     131,233    $  7.33
Granted                               --          .00        --          .00
Exercised                           11,898       5.69      33,625       5.30
Forfeited or canceled                 --                      144       3.58
                                    ------                -------
Outstanding at end of year          85,566       9.19      97,464       8.56
                                    ======                =======
Options exercisable at year-end     82,925       9.16

                           Options Outstanding             Options Exercisable
                                Weighted-                       Weighted-
                 Number         Remaining         Number         Average
 Exercise      Outstanding     Contractual     Exercisable       Exercise
  Price         12/31/97          Life           12/31/97         Price
 --------      ----------- ------------------- ----------- -------------------
  $ 6.44         $22,721         2 years         $22,721        $ 6.44
   10.18          62,845         8 years          60,204         10.18
                 -------                         -------

                 $85,566                         $82,925
                 =======                         =======


     All share and dollar amounts are reflected at amounts giving effect to the 4% stock dividend declared February 1998.

12. EMPLOYEE BENEFIT PLANS

     The Bank has an Employee Stock Ownership Plan (ESOP) that acquires stock of the Bank's parent corporation, Tri-County Financial Corporation. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. The ESOP may acquire in the open market up to 195,700 shares. At December 31, 1997, the Plan owns 56,740 shares. The Company also has a 401(k) plan. Employee contributions are matched by the Bank at a ratio determined annually by the Board of Directors, currently one-half of an employee's 6% elective deferral. All employees who have completed one year of service and have reached the age of 21 are covered under these defined contribution plans. Contributions are determined at the discretion of management and the Board of Directors. For the years ended December 31, 1997, 1996, and 1995, the Company charged $102,000, $46,000, and $159,000 against earnings to fund the Plans.

13. STOCK DIVIDENDS

     On February 15, 1998, the Board of Directors declared a 4% stock dividend and a $.125 per share cash dividend that was distributed to holders of record on March 13, 1998. The stock distribution increased the Corporation's issued stock by approximately 31,000 shares.

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

14.   REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification from the Office of Thrift Supervision (the last regulatory body to issue a report on the Bank's capital adequacy) categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

     The Company's and the Bank's actual capital amounts and ratios for 1997 and 1996 are presented in the tables below:

                                                                                                  To be Considered
                                                                                                  Well Capitalized
                                                                     Required for                    Under Prompt
                                                                   Capital Adequacy                Corrective Action
                                        Actual                         Purposes                       Provisions
                               -----------------------         -----------------------        -------------------------
                                  Amount         Ratio           Amount          Ratio          Amount            Ratio
                               -----------       -----         ----------        -----        -----------         -----
At December 31, 1997:
   Total capital (to risk-
    weighted assets):
      The Company              $19,953,000       17.38%        $9,184,000         8.0%        $11,480,000         10.0%
      The Bank                  19,855,000       17.29          9,184,000         8.0          11,480,000         10.0

   Tier 1 Capital (to risk-
    weighted assets):
      The Company               18,643,000       16.24          4,592,000         4.0           6,888,000          6.0
      The Bank                  18,545,000       16.15          4,592,000         4.0           6,888,000          6.0

   Tier 1 Capital (to
    average assets):
      The Company               18,643,000        9.68          7,702,000         4.0           9,627,000          5.0
      The Bank                  18,545,000        9.64          7,692,000         4.0           9,615,000          5.0

                                                                                                  To be Considered
                                                                                                  Well Capitalized
                                                                     Required for                    Under Prompt
                                                                   Capital Adequacy                Corrective Action
                                        Actual                         Purposes                       Provisions
                               -----------------------         -----------------------        -------------------------
                                  Amount         Ratio           Amount          Ratio          Amount            Ratio
                               -----------       -----         ----------        -----        -----------         -----
At December 31, 1996:
   Total capital (to risk-
    weighted assets):
      The Company              $18,353,000       17.47%        $8,404,000         8.0%        $10,505,000         10.0%
      The Bank                  17,517,000       16.67          8,404,000         8.0          10,505,000         10.0

   Tier 1 capital (to risk-
    weighted assets):
      The Company               17,233,000       16.40          4,202,000         4.0           6,303,000          6.0
      The Bank                  16,397,000       15.60          4,202,000         4.0           6,303,000          6.0

   Tier 1 capital (to
    average assets):
      The Company               17,233,000        9.88          6,971,000         4.0           8,714,000          5.0
      The Bank                  16,397,000        9.46          6,933,000         4.0           8,666,000          5.0

  Earnings Per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share, which is effective for reporting periods ending after December 15, 1997. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share in an effort to simplify the computation and more closely align earnings per share definitions with international rules. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding and does not include the impact of any potentially dilutive common stock equivalents. Diluted earnings per share is arrived at by dividing net income by the weighted average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and the conversion impact of any convertible equity securities.

     The calculations of basic and diluted earnings per share are as follows:

                                               1997         1996         1995
                                            ----------   ----------   ----------
Basic earnings per share:
  Net income                                $2,084,011   $1,319,727   $2,027,814
  Average common
    shares outstanding                         811,694      799,804      772,737
  Net income per common
    share - basic                           $     2.57   $     1.65   $     2.62

Diluted earnings per share:
  Net income                                 2,084,011    1,319,727    2,027,814
  Average common shares outstanding            811,694      799,804      772,737
  Stock option adjustment                       55,809       62,222       47,907
  Average common shares
    outstanding - diluted                      867,503      862,026      820,644
  Net income per common
    share - diluted                         $     2.40   $     1.53   $     2.47

   Charter Conversion

     When the Small Business Job Protection Act was signed into law on August 20, 1996, all savings banks and savings associations became able to change to a commercial bank charter without having to recapture any of their pre-1988 bad debt reserve accumulations. Prior to the passage of this law, when management evaluated the benefits of changing to a commercial bank charter, the recapture tax on these bad debt reserves represented a material cost to be considered. With this significant obstacle removed, the opportunity to change the Bank's mode of operations was revisited.

     On October 30, 1996, the Board of Directors unanimously adopted a Plan of Conversion whereby the Savings Bank converted to a Maryland-chartered commercial bank to be known as "Community Bank of Tri-County." Following the Charter Conversion, effected March 29, 1997, both the Bank and the Corporation are regulated by the Federal Reserve Bank. The Charter Conversion allows the Bank more flexibility in the types of loans it is permitted to make as it is no longer required to meet the Qualified Thrift Lender Test. Specifically, the Bank can increase its consumer and commercial lending and is better able to offer products to its small business and retail customers.

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

                                              December 31, 1997                           December 31, 1996
                                      ----------------------------------          ----------------------------------
                                                             Estimated                                   Estimated
                                        Carrying                Fair                Carrying                Fair
                                         Amount                Value                 Amount                Value
                                      ------------          ------------          ------------          ------------
Assets:
  Cash and cash equivalents           $  5,820,753          $  5,820,753          $  3,903,612          $  3,903,612
  Investment securities and
    stock in FHLB and FRB               55,751,720            55,781,533            56,783,321            56,818,783
  Loans receivable, net                121,866,762           124,180,547           110,850,690           117,534,500
  Loans held for sale                    1,698,872             1,698,872             1,011,930             1,011,930
Liabilities:
  Savings, NOW and money
    market accounts                     60,564,077            60,564,077            57,614,810            57,614,810
  Time certificates                     81,712,000            81,339,062            77,204,182            77,421,687
  Long-term debt and other
    borrowed funds                      29,201,820            29,201,820            24,733,466            24,733,466

At December 31, 1997 and 1996, the Company had outstanding loan commitments and standby letters of credit of $5.3 million and $5.7 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

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

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purpose of these financial statement since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

16. SAIF RECAPITALIZATION

     The Federal Deposit Insurance Corporation administers two separate deposit insurance funds, the Bank Insurance Fund (BIF) and Savings Association Insurance Fund (SAIF). Congress passed legislation in August 1996, that recapitalized the SAIF fund through a special assessment on FDIC-insured institutions with SAIF deposits. This deposit assessment resulted in an after-tax expense to the Company of approximately $504,000 for the year ended December 31, 1996.

17. CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

     Condensed Balance Sheets:

                    ASSETS

                                                      1997             1996
                                                  ------------     ------------
Cash                                              $    120,288     $    131,782
Accounts receivable                                      1,383            1,383
Investment securities available-for-sale                  --            447,565
Investment in wholly owned subsidiary               19,004,345       16,536,386
                                                  ------------     ------------

       TOTAL ASSETS                               $ 19,126,016     $ 17,117,116
                                                  ============     ============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                               $     39,937     $     39,664
Stockholders' equity:
   Common stock                                          7,827            7,510
   Surplus                                           6,574,162        5,724,729
   Retained earnings                                12,256,443       11,430,666
   Unearned ESOP shares                               (194,385)        (174,231)
   Net realized gain on investment
     securities, net of deferred taxes                 442,032           88,778
                                                  ------------     ------------

       TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                    $ 19,126,016     $ 17,117,116
                                                  ============     ============

Condensed Statements of Income:

                                              Year Ended December 31,
                                    -------------------------------------------
                                       1997            1996            1995
                                    -----------     -----------     -----------
Interest revenues                   $    41,879     $    38,463     $    35,790
Loss on sale of
  investment securities                    (250)           --              --
Amortization and
  miscellaneous expenses                 72,323          53,981          48,364
                                    -----------     -----------     -----------

Loss before income
  taxes and equity in
  undistributed net
  income of subsidiary                  (30,694)        (15,518)        (12,574)

Federal and state income
  tax benefit                            10,436           5,276           4,275
Equity in undistributed
  net income of subsidiary            2,104,269       1,329,969       2,036,113
                                    -----------     -----------     -----------

NET INCOME                          $ 2,084,011     $ 1,319,727     $ 2,027,814
                                    ===========     ===========     ===========

Condensed Statements of Cash Flows:


                                                        1997           1996           1995
                                                    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                       $ 2,084,011    $ 1,319,727    $ 2,027,814
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Increase in investment in wholly
        owned subsidiary                             (2,114,705)    (1,335,245)    (2,040,388)
      Loss on sale of investment securities                 250           --             --
      Amortization of discount on investments           (25,140)       (24,187)       (25,866)
      Decrease in current assets                           --             --              875
      Increase (decrease) in current liabilities            273        (30,936)        35,600
                                                    -----------    -----------    -----------

            Net cash used in operating activities       (55,311)       (70,641)        (1,965)
                                                    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investment securities
     available-for-sale                                (343,295)      (431,598)      (504,469)
   Maturity or redemption of investment
      securities available-for-sale                     815,750        430,000        400,000
                                                    -----------    -----------    -----------

            Net cash provided (used) by
              investing activities                      472,455         (1,598)      (104,469)
                                                    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                       (81,008)       (74,045)       (69,013)
   Exercise of stock options                             20,795        178,198         66,066
   Net change in ESOP loan                              (20,154)       (36,008)       (95,315)
   Redemption of common stock                          (348,271)          --             --
                                                    -----------    -----------    -----------

            Net cash (used) provided by
              financing activities                     (428,638)        68,145        (98,262)
                                                    -----------    -----------    -----------

DECREASE IN CASH                                        (11,494)        (4,094)      (204,696)

CASH AT BEGINNING OF YEAR                               131,782        135,876        340,572
                                                    -----------    -----------    -----------

CASH AT END OF YEAR                                 $   120,288    $   131,782    $   135,876
                                                    ===========    ===========    ===========

                       TRI-COUNTY FINANCIAL CORPORATION

CORPORATE INFORMATION:   Tri-County Financial Corporation
           Tri-County FSB succeeded by Community Bank of Tri-County
--------------------------------------------------------------------------------
DIRECTORS OF BOTH

                        Michael L. Middleton
                        Chairman of the Board

C. Marie Brown          W. Edelen Gough, Jr.            Henry A. Shorter, Jr.
Herbert N. Redmond, Jr. Gordon A. O'Neill               H. Beaman Smith
--------------------------------------------------------------------------------
                   OFFICERS OF COMMUNITY BANK OF TRI-COUNTY

                             Michael L. Middleton
                        President and Chief Executive Officer
C. Marie Brown                Gregory C. Cockerham               Eileen M. Ramos
Senior Vice President         Senior Vice President              Chief Financial Officer
Personnel & Data Processing   Commercial and Consumer Lending

Elizabeth A. Kitts            Charles R. Wood                    Henry A. Shorter, Jr.
Vice President                Vice President                     Secretary

H. Beaman Smith
Treasurer

-------------------------------------------------------------------------------
COUNSEL
        Corporate:                              Local Counsel:
        Semmes, Bowen & Semmes                  Louis P. Jenkins, Esq.
        250 West Pratt Street                   P.O. Box 280
        Baltimore, Maryland 21201               La Plata, Maryland 20646
        (410) 539-5040                          (301) 934-9571

        Special Counsel:                        Auditors:
        Gary R. Bronstein, Esq.                 Stegman & Company
        Housley Kantarian & Bronstein, P.C.     405 East Joppa Road, Suite 200
        1220 19th Street, NW, Suite 700         Baltimore, MD 21286
        Washington, DC 20036                    (410) 823-8000
        (202) 822-9611

FORM 10-K

A copy of Form 10-K, including financial statements as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request to Henry A. Shorter, Jr., Secretary, Tri-County Financial Corporation, P.O. Box 38, Waldorf, Maryland 20604.

STOCK TRANSFER AGENT:                   STOCK TRANSACTIONS AND INQUIRIES:
Bank of New York                        Barbara A. Lucas, Executive Secretary
101 Barclay Street                      Tri-County Federal Savings Bank
New York, NY 10286                      P.O. Box 38
                                        Waldorf, Maryland 20604
                                        1-888-745-BANK, ext. 614
                                        FAX (301) 843-3625

ANNUAL MEETING:

                           May 13, 1998, 10:00 a.m.
                         Community Bank of Tri-County
                             3035 Leonardtown Road
                               Waldorf, Maryland

                       TRI-COUNTY FINANCIAL CORPORATION


                       [IMAGE OF BUILDING APPEARS HERE]

[COMMUNITY BANK LOGO APPEARS HERE]

                          COMMUNITY BANK OF TRI-COUNTY

Main Office                             St. Patrick's Drive Branch
-----------                             --------------------------
P.O. Box 38                             20 St. Patrick's Drive
3035 Leonardtown Rd.                    Waldorf, MD 20603
Waldorf, MD 20604

Bryans Road Branch                      Campus Center Branch
------------------                      --------------------
P.O. Box 522                            Charles County Comm. College
8010 Matthews Road                      P.O. Box 1810
Bryans Road, MD 20616                   8730 Mitchell Rd.
                                        La Plata, MD 20646

Dunkirk Branch                          La Plata Branch
--------------                          ---------------
P.O. Box 373                            P.O. Box 1810
10321 So. Maryland Blvd                 9405 Chesapeake St.
Dunkirk, MD 20754                       La Plata, MD 20646

Leonardtown Branch                      Lexington Park Branch
------------------                      ---------------------
P.O. Box 241                            P.O. Box 561
25395 Point Lookout Rd.                 22730 Three Notch Rd.
Leonardtown, MD 20650                   California, MD 20619
