Form 10-K, Exhibit 13
period 1998-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 1999-03-31
CIK 855874

                       TRI-COUNTY FINANCIAL CORPORATION



                              REPORT ON AUDITS OF
                       CONSOLIDATED FINANCIAL STATEMENTS



                              FOR THE YEARS ENDED
                       DECEMBER 31, 1998, 1997 AND 1996




















  No extracts from this report may be published without our written consent.

                               Stegman & Company

                               TABLE OF CONTENTS




INDEPENDENT AUDITORS' REPORT



CONSOLIDATED FINANCIAL STATEMENTS                               Page
                                                                ----


    Balance Sheets                                                1


    Statements of Income                                          2


    Statements of Stockholders' Equity                            3


    Statements of Cash Flows                                    4 - 5



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      6 - 27

Stockholders and Board of Directors
Tri-County Financial Corporation
Waldorf, Maryland


    We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation as of December 31, 1998 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                     /s/ Stegman & Company


Baltimore, Maryland
February 26, 1999

                       TRI-COUNTY FINANCIAL CORPORATION



                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997



                                    ASSETS


                                                                          1998               1997
                                                                      ----------          ----------
Cash and due from banks                                               $    906,658      $    650,923
Interest-bearing deposits with banks                                     4,152,816         5,169,830
Investment securities available-for-sale - at fair value                55,976,606        52,878,583
Investment securities held-to-maturity - at amortized cost               2,139,069         1,149,137
Stock in Federal Home Loan Bank and Federal Reserve Bank - at cost       2,005,350         1,724,000
Loans held for sale                                                      2,266,697         1,698,872
Loans receivable - net of allowance for loan losses
 of $1,540,551 and $1,310,365, respectively                            132,645,936       121,866,762
Premises and equipment, net                                              4,316,207         4,189,222
Accrued interest receivable                                              1,486,776         1,276,376
Other assets                                                             1,123,675           584,655
                                                                      ------------      ------------

    TOTAL ASSETS                                                      $207,019,790      $191,188,360
                                                                      ============      ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

 Noninterest-bearing deposits                                      $  9,750,153         $  7,196,053
 Interest-bearing deposits                                          142,065,211          135,080,024
                                                                   ------------         ------------
    Total deposits                                                  151,815,364          142,276,077
 Other borrowed funds                                                16,937,882           12,523,210
 Long-term debt                                                      16,496,450           16,678,610
 Accrued expenses and other liabilities                                 638,128              624,384
                                                                   ------------         ------------

    Total liabilities                                               185,887,824          172,102,281
                                                                   ------------         ------------

STOCKHOLDERS' EQUITY:
 Common stock - par value $.01; authorized - 15,000,000 shares;
   issued 789,334 and 782,699 shares, respectively                        7,893                7,827
 Surplus                                                              7,309,901            6,574,162
 Retained earnings                                                   13,372,441           12,256,443
 Accumulated other comprehensive income                                 648,614              442,032
 Unearned ESOP shares                                                  (206,883)            (194,385)
                                                                   ------------         ------------

    Total stockholders' equity                                       21,131,966           19,086,079
                                                                   ------------         ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $207,019,790         $191,188,360
                                                                   ============         ============


See notes to consolidated financial statements.

                       TRI-COUNTY FINANCIAL CORPORATION



                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                1998          1997         1996
                                                            ------------  ------------  -----------

INTEREST INCOME:
 Interest and fees on loans                                 $11,642,029   $11,056,220   $10,045,429
 Taxable interest and dividends on investment securities      3,941,744     3,782,205     3,301,725
 Interest on deposits with banks                                142,259       154,836       124,441
                                                            -----------   -----------   -----------
      Total interest income                                  15,726,032    14,993,261    13,471,595
                                                            -----------   -----------   -----------
 INTEREST EXPENSE:
  Interest on deposits                                        5,693,385     5,683,348     5,397,181
  Interest on other borrowed funds                              958,119       925,084       774,617
  Interest on long-term debt                                    945,223       742,216       234,958
                                                            -----------   -----------   -----------
       Total interest expense                                 7,596,727     7,350,648     6,406,756
                                                            -----------   -----------   -----------
NET INTEREST INCOME                                           8,129,305     7,642,613     7,064,839

PROVISION FOR LOAN LOSSES                                       240,000       240,000       408,000
                                                            -----------   -----------   -----------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                              7,889,305     7,402,613     6,656,839
                                                            -----------   -----------   -----------

NONINTEREST INCOME:
 Loan appraisal, credit, and miscellaneous charges              223,326       158,945       147,561
 Net gains on sale of loans held for sale                       416,838       240,407       192,468
 Net realized loss on sales of investment
  securities available-for-sale                                    (391)      (17,502)            -
 Service charges                                                600,067       496,972       382,228
 Other income                                                   180,696        51,923        76,148
                                                            -----------   -----------   -----------
     Total noninterest income                                 1,420,536       930,745       798,405
                                                            -----------   -----------   -----------

NONINTEREST EXPENSES:
 Salaries and employee benefits                               3,114,748     2,624,131     2,432,293
 Occupancy expense                                              494,113       396,378       353,246
 Deposit insurance                                               85,598        70,000     1,120,669
 Data processing expense                                        259,025       253,677       262,375
 Depreciation of furniture, fixtures, and equipment             204,230       185,548       144,512
 Other                                                        1,308,923     1,347,613     1,037,222
                                                            -----------   -----------   -----------
     Total noninterest expenses                               5,466,637     4,877,347     5,350,317
                                                            -----------   -----------   -----------

INCOME BEFORE INCOME TAXES                                    3,843,204     3,456,011     2,104,927

Income tax expense                                            1,457,000     1,372,000       785,200
                                                            -----------   -----------   -----------

NET INCOME                                                  $ 2,386,204   $ 2,084,011   $ 1,319,727
                                                            ===========   ===========   ===========

INCOME PER COMMON SHARE (1):
 Basic earnings per share                                         $3.00         $2.57         $1.65
 Diluted earnings per share                                        2.80          2.40          1.53

(1) Restated to reflect 1998 stock dividends

See notes to consolidated financial statements.

                       TRI-COUNTY FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                                     Accumu-
                                                                                     lated
                                                                                     Other
                                                                                     Compre-       Unearned
                                          Common        Paid-in       Retained       hensive         ESOP
                                          Stock         Capital       Earnings       Income         Shares          Total
                                       -----------   -------------  ------------    ----------    -----------   -------------

BALANCES, JANUARY 1, 1996                $6,851        $5,021,350  $10,710,824     $  232,123    $  (138,223)    $15,832,925
  Comprehensive income:

   Net income                              -                 -       1,319,727           -              -          1,319,727
   Unrealized loss on
    investment securities
     net of tax of $(90,190)               -                 -            -          (143,345)          -           (143,345)
                                                                                                                -------------
     Total comprehensive income            -                 -            -              -              -          1,176,382
    Cash dividend - $0.10 per share        -                 -         (70,574)          -              -            (70,574)
    5% stock dividend                       351           525,489     (525,840)          -              -               -
  Cash paid in lieu of stock dividend
   for fractional shares                   -                 -          (3,471)          -              -             (3,471)
  Exercise of stock options                 308           177,890         -              -              -            178,198
  Net change in unearned ESOP shares       -                 -            -              -           (36,008)        (36,008)
                                       -----------   -------------  ------------    ----------    ----------     -------------

BALANCES, DECEMBER 31, 1996               7,510         5,724,729   11,430,666         88,778       (174,231)     17,077,452
  Comprehensive income:
   Net income                              -                 -       2,084,011           -              -          2,084,011
   Unrealized gain on
    investment securities
    net of tax of $222,265
     and reclassification
     adjustments of $16,950                 -                 -              -        353,254           -            353,254
                                                                                                                 -------------
      Total comprehensive income           -                 -              -            -              -          2,437,265
   Cash dividend - $0.10 per share         -                 -           (75,498)        -              -            (75,498)
   5% stock dividend                        375           828,750       (829,125)        -              -               -
Cash paid in lieu of stock dividend
   for fractional shares                   -                 -            (5,510)        -              -             (5,510)
  Exercise of stock options                 112            20,683           -            -              -             20,795
  Repurchase of common stock               (170)             -          (348,101)        -              -           (348,271)
  Net change in unearned ESOP shares       -                 -              -            -           (20,154)        (20,154)
                                       -----------   -------------  ------------    ----------    -----------    -------------

BALANCES, DECEMBER 31, 1997               7,827         6,574,162     12,256,443      442,032       (194,385)     19,086,079
  Comprehensive income:
   Net income                              -                 -         2,386,204         -              -          2,386,204
   Unrealized gains on investment
    securities
   net of tax of $129,980                  -                 -              -         206,582           -            206,582
                                                                                                                 -------------
     Total comprehensive income            -                 -              -            -              -          2,592,786
 Cash dividend - $0.125  per share         -                 -           (97,627)        -              -            (97,627)
 4% stock dividend                          310           693,962       (694,272)        -              -               -
 Cash paid in lieu of stock dividend for
  fractional shares                        -                 -            (4,871)        -              -             (4,871)
 Exercise of stock options                   58            41,777           -            -              -             41,835
 Repurchase of common stock                (200)             -          (473,436)        -              -           (473,636)
 Net change in unearned
  ESOP shares                              (102)             -            -              -           (12,498)        (12,600)
                                       -----------   -------------  ------------    ----------    ------------   -------------
 BALANCES, DECEMBER 31, 1998              $7,893        $7,309,901   $13,372,441    $ 648,614     $ (206,883)    $21,131,966
                                       ===========   =============  ============    ==========    ============   =============

See notes to consolidated financial statements.

                       TRI-COUNTY FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996





                                                                         1998          1997          1996
                                                                     ------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         $  2,386,204   $  2,084,011   $  1,319,727
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                             240,000        240,000        408,000
    Depreciation and amortization                                         301,238        324,134        264,492
    Amortization of premium/discount on mortgage-
      backed securities and investments                                    33,346        (50,456)       (96,060)
    Deferred income tax benefit                                          (131,000)         2,000       (143,800)
    Increase in accrued interest receivable                              (210,400)      (111,185)       (72,078)
    Decrease in deferred loan fees                                       (130,320)       (25,905)       (85,781)
    Increase (decrease) in accrued expenses and other liabilities          14,765       (314,242)       257,778
    Decrease in other assets                                             (539,020)      (219,661)      (200,921)
    (Gain) loss on disposal of premises and equipment                     (66,813)        41,660         (9,610)
    Loss on sale of investment securities                                     391         17,502              -
    Origination of loans held for sale                                (23,740,825)   (12,562,767)    (8,812,925)
    Gain on sales of loans held for sale                                 (416,839)      (240,407)      (192,468)
    Proceeds from sale of loans held for sale                          23,589,839     12,116,232      8,887,468
    Gain on sale of foreclosed real estate                                (61,654)        (7,000)             -
                                                                     ------------   ------------   ------------

      Net cash provided by operating activities                         1,268,912      1,293,916      1,523,822
                                                                     ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease (increase) in interest-bearing
   deposits with banks                                                  1,017,014     (2,378,112)       472,388
  Purchase of investment securities available-for-sale                (90,192,914)   (47,628,227)   (27,637,617)
  Proceeds from sale, redemption or principal payments
   of investment securities available-for-sale                         87,391,528     49,084,708     19,559,529
  Purchase of investment securities held-to-maturity                   (3,110,963)      (189,525)      (990,273)
  Proceeds from maturities or principal payments
   of investment securities held-to-maturity                            2,127,218        797,119        334,682
  Purchase of FHLB stock and Federal Reserve Bank stock                  (281,350)      (424,000)      (418,400)
  Loans originated or acquired                                        (54,084,255)   (53,126,555)   (50,605,301)
  Principal collected on loans                                         42,431,995     41,896,388     46,238,710
  Purchase of premises and equipment                                     (478,661)      (680,078)      (859,884)
  Proceeds from sales of premises and equipment                           117,251              -          9,610
  Proceeds from disposition of foreclosed real estate                     825,060        162,135              -
                                                                     ------------   ------------   ------------

      Net cash used in investing activities                           (14,238,077)   (12,486,147)   (13,896,556)
                                                                     ------------   ------------   ------------

Tri-County Financial Corporation

For the Years Ended December 31, 1998, 1997 and 1996



                                                        1998              1997              1996
                                                   --------------    --------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                           $ 9,539,287      $  6,741,914       $ 5,500,120
  Net increase (decrease) in other borrowed funds      4,414,672          (746,749)       (2,497,413)
  Dividends paid                                        (102,498)          (81,008)          (74,045)
  Exercise of stock options                               41,835            20,795           178,198
  Net change in unearned ESOP shares                     (12,600)          (20,154)          (36,008)
  Redemption of common stock                            (473,636)         (348,271)                -
  Proceeds from long-term borrowings                           -        22,400,000        11,000,000
  Retirement of long-term borrowings                    (182,160)      (17,235,267)       (1,372,337)
                                                     -----------      ------------       -----------

      Net cash provided by financing activities       13,224,900        10,731,260        12,698,515
                                                     -----------      ------------       -----------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                       255,735          (460,971)          325,781

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                      650,923         1,111,894           786,113
                                                     -----------      ------------       -----------

CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                        $   906,658      $    650,923       $ 1,111,894
                                                     ===========      ============       ===========


Supplementary cash flow information:
  Cash paid during the year for:
   Interest                                          $ 7,942,034      $  7,284,916       $ 6,414,832
   Income taxes                                        1,502,868         1,625,000           803,000
  Transfers from loans receivable to
   foreclosed real estate                                763,406                -            207,409

See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation
      ---------------------------

         The consolidated financial statements include the accounts of Tri-County Financial Corporation and its wholly owned subsidiary, Community Bank of Tri-County (the Bank) and the Bank's wholly owned subsidiary, Tri-County Federal Finance One (collectively, "the Company"). All significant intercompany balances and transactions between the parent corporations and their subsidiaries have been eliminated. The accounting and reporting policies of the Company conform with generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 1998.

      Nature of Operations
      --------------------

         The Company, through its bank subsidiary, conducts full service commercial banking operations throughout the Southern Maryland area. The primary financial services provided include mortgage loans on residential, construction and commercial real estate and various types of consumer lending as well as offering demand deposits, savings products, and safe deposit boxes.

      Use of Estimates
      ----------------

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

      Cash and Cash Equivalents
      -------------------------

         For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. These instruments are presented as cash and due from banks.

      Investment Securities
      ---------------------

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

      Loans Receivable
      ----------------

         Loans - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal reduced by any charge-offs or specific valuation allowance accounts and any deferred fees or costs on originated loans.

         Loans Held for Sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value, determined in the aggregate. Market value considers commitment agreements with investors and prevailing market prices. A gain is recognized on the sale of these loans through collection of a premium over the adjusted carrying value, and through retention of an on-going rate differential as a normal servicing fee between the rate paid by the borrower to the Company and the rate paid by the Company to the purchaser.

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

         Impairment of Loans - The Company evaluates its loan portfolios for impairment. When deemed necessary, a valuation allowance is provided for these loans based on management's estimates of the risks inherent in the portfolios and analysis of prior loss experiences.

         Payments received relating to impaired loans and nonaccrual loans are recorded on a cash basis and are either applied to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of the loan.

      Premises and Equipment
      ----------------------

         Depreciation of premises and equipment, which are carried at cost, is provided by the straight-line method over the estimated useful lives as follows:


         Buildings and improvements    15 - 50  years

         Furniture and equipment        5 - 15  years

         Automobiles                         5  years


      Foreclosed Real Estate
      ----------------------

         Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at the lower of the recorded investment or fair value at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell. No charge to operations was required as a result of this review in 1998, 1997 or 1996.

      Mortgage Servicing Rights
      -------------------------

         The rights to service certain mortgages, including those purchased as well as originated, are amortized in proportion to and over the estimated period of the related net servicing revenues and are evaluated for impairment based on their fair value. Total capitalized mortgage servicing rights approximated $546,000 and $170,000 at December 31, 1998 and 1997, respectively.

      Income Taxes
      ------------

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

      Income Per Common Share
      -----------------------

         Basic net income per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net income per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year including any potential dilutive common shares outstanding, such as options and warrants.

      Stock-Based Compensation
      ------------------------

         Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share impacts are provided as if the fair value method had been applied.

      New Accounting Standards
      ------------------------

         In June 1997, Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. SFAS 130 requires comprehensive income and its components, as recognized under the accounting standard, to be displayed in a financial statement with the same prominence as other financial statements. The Company adopted the standard, as required, beginning in 1998; adoption of this disclosure requirement had no impact on the financial position or results of operations of the Company.

         Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131), which was issued in June 1997 established new standards for reporting information about operating segments in annual and interim financial statements. The standard requires descriptive information about the way that operating segments are determined, the products and services provided by the segments and the nature of differences between reportable years beginning after December 15, 1997. Operating segments are defined under the Standard based on the availability and utilization of discrete financial information as well as the necessity for this discrete financial information to meet certain quantitative thresholds. Management believes that it has no reportable components that qualify as an operating segment under SFAS 131 for the year ended December 31, 1998.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement allows derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2000, and allow for early adoption in any quarterly period after June 1998. The Company will adopt SFAS 133 as required in 2000. It is expected that adoption of this standard will have no material impact.

2. INVESTMENT SECURITIES AVAILABLE-FOR-SALE

      The amortized cost and estimated fair values of investment securities available-for-sale at December 31 are as follows:

                                                          December 31, 1998
                                          ---------------------------------------------------
                                                            Gross        Gross
                                            Amortized    Unrealized   Unrealized    Fair
                                              Cost         Gains        Losses      Value
                                          ------------   -----------  ----------  -----------
     Corporate equity securities           $   763,166     $458,123     $     -    $1,221,289
     Money Market and mutual funds             292,502          -             -       292,502
     Obligations of U.S. Government
       Agencies and U.S. Government
       Sponsored Enterprises (GSE's)         9,000,000       53,215       8,260     9,044,955
     Asset-backed securities issued by:
       GSE's                                31,299,272      465,934      41,235    31,723,971
       Other                                13,523,847      171,792       1,750    13,693,889
                                           -----------   ----------     -------   -----------
                                           $54,878,787   $1,149,064     $51,245   $55,976,606
                                           ===========   ==========     =======   ===========


      The amortized cost and estimated fair values of investment securities available-for-sale at December 31 are as follows:

                                                          December 31, 1997
                                          ---------------------------------------------------
                                                            Gross        Gross
                                            Amortized    Unrealized   Unrealized     Fair
                                              Cost         Gains        Losses       Value
                                          ------------   -----------  ----------  -----------
     Corporate equity securities          $   263,166    $241,930     $     -     $   505,096
     Money Market and mutual funds          4,010,505           -           -       4,010,505
     Obligations of U.S. Government
       Agencies and U.S. Government
       Sponsored Enterprises (GSE's)        5,000,000      14,200      10,800       5,003,400
     Asset-backed securities issued by:
       GSE's                               29,291,769     423,525      15,389      29,699,905
       Other                               13,586,982      86,830      14,135      13,659,677
                                          -----------    --------     -------     -----------
                                          $52,152,422    $766,485     $40,324     $52,878,583
                                          ===========    ========     =======     ===========

      The scheduled maturities of investment securities available-for-sale at December 31, 1998 are as follows:


                                                   Available-for-Sale
                                                ------------------------
                                                  Amortized         Fair
                                                       Cost        Value
                                                -----------  -----------

      Due in one year or less                   $ 4,055,668  $ 4,545,580
      Due after one year through five years       3,000,000    3,021,426
      Due after five years through ten years      3,000,000    2,991,740
      Asset-backed securities                    44,823,119   45,417,860
                                                -----------  -----------

                                                $54,878,787  $55,976,606
                                                ===========  ===========




      Sales of investment securities available-for-sale during 1998, 1997 and 1996 resulted in the following:


                                                1998        1997        1996
                                            ----------  ------------  ---------
      Proceeds                               $408,500    $3,369,000    $   -
      Gross gains                                   -         2,111        -
      Gross losses                               (391)      (19,613)       -


      Asset-backed securities are comprised of mortgage-backed securities as well as mortgage derivatives such as collateralized mortgage obligations and real estate mortgage investment conduits. The outstanding balance of no single issuer, except for U.S. Government-Sponsored Enterprise Securities, exceeded five percent of the Company's stockholders' equity at December 31, 1998 and 1997.

3. INVESTMENT SECURITIES HELD-TO-MATURITY

      The amortized cost and estimated fair values of investments held-to-maturity at December 31 are as follows:


                                                          December 31, 1998
                                        ----------------------------------------------------
                                                        Gross         Gross
                                        Amortized    Unrealized    Unrealized       Fair
                                           Cost         Gain          Losses        Value
                                        -----------  -----------   -----------   -----------
Obligations of U.S. Government
  Agencies                               $  196,967    $     -        $  -        $  196,967

Asset-backed securities                     544,696     19,966           -           564,662

Other investments                         1,397,406          -           -         1,397,406
                                        -----------  -----------   ------------   ----------

                                         $2,139,069    $19,966       $   -        $2,159,035
                                        ===========  ===========   ============   ==========


                                                          December 31, 1998
                                        ----------------------------------------------------
                                                        Gross         Gross
                                        Amortized    Unrealized    Unrealized       Fair
                                           Cost         Gain          Losses        Value
                                        -----------  -----------   -----------   -----------

Obligations of U.S. Government Agencies  $  192,025   $     -        $   -       $  192,025
Asset-backed securities                     675,720      29,813          -          705,533
Other investments                           281,392         -            -          281,392
                                        -----------  ----------    -----------   -----------

                                         $1,149,137   $  29,813      $   -       $1,178,950
                                        ===========  ==========    ===========   ===========


4.  LOANS RECEIVABLE AND LOANS HELD FOR SALE

      Loans receivable at December 31, 1998 and 1997 consist of the following:


                                          1998           1997
                                      ------------  ------------
      Commercial real estate          $ 19,732,432  $ 15,153,167
      Residential real estate           64,243,146    62,107,569
      Residential construction          20,776,294    18,275,907
      Second mortgage loans             16,313,728    17,428,330
      Lines of credit - commercial       6,161,033     4,852,193
      Consumer loans                     7,889,792     6,420,219
                                      ------------  ------------
                                       135,116,425   124,237,385
                                      ------------  ------------
      Less:
        Deferred loan fees                 929,938     1,060,258
        Allowance for loan losses        1,540,551     1,310,365
                                      ------------  ------------
                                         2,470,489     2,370,623
                                      ------------  ------------

            Total                     $132,645,936  $121,866,762
                                      ============  ============

         The following table sets forth the activity in the allowance for loan losses:



                                           1998             1997          1996
                                      --------------   ------------  ------------

   Balance, January 1                 $1,310,365       $1,120,102     $  733,573

Add:

  Provision charged to operations       240,000           240,000        408,000
  Recoveries                                275               105            180

Less:
  Charge-offs                            10,089            49,842         21,651
                                      ----------       ----------     -----------

Balance, December 31                  $1,540,551       $1,310,365     $1,120,102
                                      ==========       ==========     ===========


      No loans included within the scope of SFAS 114 were identified as being impaired at December 31, 1998 or 1997 and for the years then ended.

      Loans on which the recognition of interest has been discontinued, which were not included within the scope of SFAS 114, amounted to approximately $269,000, $160,000, and $400,000 at December 31, 1998, 1997, and 1996,
respectively. If interest income had been recognized on nonaccrual loans at their stated rates during 1998, 1997, and 1996, interest income would have been increased by approximately $21,000, $29,000, and $14,000, respectively. No income was recognized for these loans in 1998, 1997 and 1996.

      Included in loans receivable at December 31, 1998 and 1997, is $1,347,263 and $1,206,615 due from officers and directors of the Bank. Activity in loans outstanding to officers and directors is summarized as follows:


                                                      1998           1997
                                                  -------------  -------------
                 Balance, beginning of year         $1,206,615     $  918,566

                 New loans made during year            226,547        337,462

                 Repayments made during year           (85,899)       (49,413)
                                                  -------------  -------------

                 Balance, end of year               $1,347,263     $1,206,615
                                                  =============  =============

      Loans serviced for others and not reflected in the balance sheets are $56,040,000 and $47,816,000 at December 31, 1998 and 1997, respectively.
Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

      The Bank grants loans throughout the Southern Maryland area. Its borrowers' ability to repay is, therefore, dependent upon the economy of Southern Maryland.

5.  PREMISES AND EQUIPMENT

      A summary of premises and equipment at December 31, 1998 and 1997 is as follows:



                                           1998        1997
                                        ----------  ----------

      Cost:

        Land                            $1,437,761  $1,486,879
        Building and improvements        2,769,246   2,648,684
        Furniture and equipment          1,810,221   1,496,586
        Automobiles                        105,394      81,000
                                        ----------  ----------
         Total cost                      6,122,622   5,713,149
      Less accumulated depreciation      1,806,415   1,523,927
                                        ----------  ----------

         Premises and equipment, net    $4,316,207  $4,189,222
                                        ==========  ==========


      Certain bank facilities are leased under various operating leases. Rent expense was $161,167, $118,556 and $106,708 in 1998, 1997 and 1996,
respectively.

      Future minimum rentals commitments under noncancellable leases are as follows:

                  1999                  $  164,155
                  2000                     137,808
                  2001                     118,336
                  2002                     125,859
                  2003                     125,124
                  Thereafter               498,547
                                        ----------

                    Total               $1,169,829
                                        ==========

6. DEPOSITS

      Deposits outstanding at December 31 consist of:


                                                                 1998               1997
                                                             ------------       ------------

            Noninterest-bearing demand                       $  9,750,153       $  7,196,053
                                                             ------------       ------------
            Interest-bearing:
              Demand                                           16,963,000         15,550,241
              Money market deposits                            20,775,000         11,479,000
              Savings                                          25,771,211         26,338,783
              Certificates of deposit of $100,000 or more      12,989,000         14,235,000
              Other certificates of deposit                    65,567,000         67,477,000
                                                             ------------       ------------
                 Total interest-bearing                       142,065,211        135,080,024
                                                             ------------       ------------

                 Total deposits                              $151,815,364       $142,276,077
                                                             ============       ============

7. ADVANCES FROM THE FEDERAL HOME LOAN BANK
    OF ATLANTA AND OTHER BORROWINGS

         The advances from the Federal Home Loan Bank are as follows:


                               Weighted
                                Average
                               Interest
                  Year Due       Rate        1998
                  --------    ----------  -----------
                    1999        5.18      $21,500,000
                    2002        5.81       11,400,000

      Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien, the Company maintains eligible collateral consisting of 1-4 unit residential first mortgage loans, discounted at 75% of the unpaid principal balance, equal to 100% at December 31, 1998 and 1997, of its outstanding Federal Home Loan Bank advances. These amounts were $43,900,000 and $37,900,000 at December 31, 1998 and 1997, respectively. The advances due in 2002 have call provisions under which the Federal Home Loan Bank may require payment prior to the stated maturity date.

      Tri-County Federal Finance One (Finance One) is obligated on a note payable issued in connection with its participation in the Salomon Capital Access Collateralized Mortgage Obligation Bond Program. Under this program, Finance One has pledged Federal Home Loan Mortgage Corporation participation certificates having unpaid principal balances at December 31, 1998 and 1997, totaling $544,696 and $675,720, respectively, as security for the notes. The participation certificates are held in trust, and the principal and interest payments required by the note payable are made out of the monthly cash proceeds from the certificates.

      The maturity date and interest rate, which are subject to adjustment based on prepayments of the participation certificates, for the notes payable at December 31, 1998 and 1997, are as follows:



                       Unpaid Principal
                      (Net of Discount)
                         December 31,
                   ----------------------    Interest       Maturity
                      1998        1997         Rate           Date
                   ---------  -----------    --------    ----------------
                    $96,450    $278,610        8.50%       July 1, 2010


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

      Additional information regarding short-term borrowings and repurchase agreements is as follows:


                                                    1998             1997
                                               ---------------  ---------------
      Balance outstanding at December 31         $16,937,882      $12,523,210
      Average balance during the year             16,743,325       15,388,329

      Average interest rate during the year           5.72%         5.77%

      Maximum outstanding balance at any

        month end during the year                 26,619,724       20,905,025

      Other borrowed funds consist of treasury tax and loan deposits that generally mature within one to 120 days from the transaction date. At December 31, 1998 and 1997, such borrowings were $437,882 and $523,210, respectively.

      The aggregate scheduled principal maturities on all borrowings outstanding at December 31, 1998 are as follows:


                     1999                   $21,937,882
                     2000                             -
                     2001                             -
                     2002                    11,400,000
                     2003                        96,450
                                            -----------

                     Total                  $33,434,332
                                            ===========

8.  INCOME TAXES

      Income tax expense was as follows:

                                               1998          1997       1996
                                            ----------   -----------  ---------
      Current:
        Federal                             $1,317,000   $ 1,122,000  $ 761,000
        State                                  271,000       248,000    168,000
                                            ----------   -----------  ---------
                                             1,588,000     1,370,000    929,000
                                            ----------   -----------  ---------
      Deferred:
        Federal                               (107,000)        1,600   (117,800)
        State                                  (24,000)          400    (26,000)
                                            ----------   -----------  ---------
                                              (131,000)        2,000   (143,800)
                                            ----------   -----------  ---------

      Total income tax expense              $1,457,000    $1,372,000   $785,200
                                            ==========   ===========  =========


      Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                1998                   1997                      1996
                                       --------------------- ------------------------  ------------------------
                                                  Percent of               Percent of                Percent of
                                                    Pretax                   Pretax                    Pretax
                                         Amount     Income      Amount       Income       Amount       Income
                                       ---------- ---------- ------------  ----------  ------------  ----------
Expected income tax expense at
  federal tax rate                     $1,307,000   34.0%      $1,175,000      34.0%      $715,700       34.0%
State taxes, net of federal benefit       178,000    4.6          154,000       4.5         96,000        4.6
Nondeductible expenses                      5,400     .1            5,000        .1         10,000         .4
Other                                     (33,400)   (.8)          38,000       1.1        (36,500)      (1.7)
                                       ----------   -----     ------------     -----    ------------     -----
   Total income tax expense            $1,457,000   37.9%      $1,372,000      39.7%       $785,200      37.3%
                                       ==========   =====     ============     =====    ============     =====

      The net deferred tax liabilities in the accompanying balance sheets include the following components:

                                             1998         1997
                                          -----------  ------------
Deferred tax assets:

        Deferred fees                     $ 119,091     $ 177,886
        Allowance for loan losses           327,407       196,594
        Deferred compensation                58,982            -
                                          -----------  ------------
          Total deferred assets             505,480       374,480
                                          -----------  ------------
      Deferred tax liabilities:
        FHLB stock dividends                152,896       152,896
        Depreciation                         80,840        80,840
        Unrealized gain on investment
         securities available-for-sale      408,104       278,125
                                         -----------  ------------
          Total deferred liabilities        641,840       511,861
                                         -----------  ------------
      Net deferred liabilities            $(136,360)    $(137,381)
                                         ===========  ============

      Retained earnings at December 31, 1998, include approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the "base year tax reserve") for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $458,000 at December 31, 1998.

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

      As of December 31, 1998 and 1997, in addition to the undisbursed portion of loans receivable, the Company had outstanding loan commitments approximating $1,713,949 and $2,790,000, respectively. These commitments are normally met from deposit account growth, loan payments, excess liquidity, or borrowed money.

      Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds cash or a secured interest in real estate as collateral to support these commitments for which collateral is deemed necessary. Outstanding standby letters of credit amounted to $4,397,000 and $4,800,000 at December 31, 1998 and 1997,
respectively.

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

      The Company's qualified, noncontributory defined benefit pension plan covered substantially all of its employees. Benefits were based on each employee's years of service up to a maximum of 35 years, and the average of the highest five consecutive annual salaries out of the ten years prior to retirement. The benefit formula used was the individual aggregate actuarial cost method. An employee became fully vested upon completion of seven years of qualifying service. It was the policy of the Company to fund the amount required to meet minimum funding standards. No contributions were required to be made in 1998 or 1997.

      Net pension cost for the Company's plan consists of the following:

                                                  1998        1997           1996
                                                ---------  -----------    -----------
      Service cost                               $  -       $   49,239     $ 68,705
      Interest cost                                 -           71,313       61,651
      Actual return on plan assets                  -          (76,268)     (98,075)
      All other components                          -           (6,618)      28,140
      Charge resulting from plan curtailment        -           73,314           -
      Credit resulting from plan settlement         -         (215,633)          -
                                                ---------  -----------    -----------
         Net pension (credit) cost               $  -       $ (104,653)    $ 60,421
                                                =========  ===========    ===========


      Assumptions used to develop the net periodic pension cost were:


                                                                  1998      1997      1996
                                                                --------  --------  --------
       Discount rate                                               N/A       7.5%      7.5%
       Expected long-term rate of return on plan assets            N/A       8.0%      8.0%
       Rate of increase in compensation levels                     N/A       5.0%      5.0%


11.  STOCK OPTION AND INCENTIVE PLAN

      The Company has a stock option and incentive plan to attract and retain personnel and provide incentive to employees to promote the success of the business. At December 31, 1998, 120,946 shares of stock have been authorized for grants of options for this plan.

      The following table provides the pro forma disclosures:

                                                     1998          1997          1996
                                                ------------   ------------  -------------
Net income                    As reported        $2,386,204      $2,084,011    $1,319,727
                              Pro forma           2,284,225       2,084,011     1,319,727

Basic earnings per share      As reported           3.00            2.57          1.65
                              Pro forma             2.88            2.57          1.65

Diluted earnings per share    As reported           2.80            2.40          1.53
                              Pro forma             2.68            2.40          1.53


      For the purpose of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes pricing model with the following weighted-average assumptions used for the 1998 grants: dividend yield of 0.5%, expected volatility of 15%, a risk-free rate of 4.97%, and an expected option life of 10 years. No stock options were granted in 1997 or 1996. The weighted-average fair value of each option granted during 1998 was $10.20.

      Substantially all options are 100% vested when granted, and all options expire after 10 years. The following tables summarize activity in the plan:



                                            1998              1997               1996
                                       ----------------  ----------------  -----------------
                                               Weighted          Weighted           Weighted
                                               Average           Average            Average
                                               Exercise          Exercise           Exercise
                                       Shares  Price     Shares  Price     Shares   Price
                                       ------  --------  ------  --------  -------  --------

   Outstanding at beginning of year    85,566    $ 9.19  97,464     $8.56  131,233     $7.33
   Granted                             22,006     24.18       -       .00        -       .00
   Exercised                            7,627      7.08  11,898      5.69   33,625      5.30
   Rescission of exercise               1,873      6.50       -       .00        -         -
   Forfeitures                              -                 -                144      3.58
                                      -------            ------            -------
   Outstanding at end of year         101,818     12.61  85,566      9.19   97,464      8.56
                                      =======            ======            =======


                           Options Outstanding                 Options Exercisable
                  -------------------------------------  --------------------------------
                                         Weighted                            Weighted
                  Number                 Remaining       Number              Average
                  Outstanding            Contractual     Exercisable         Exercise
                  12/31/98               Life            12/31/98            Price
                  -------------          -----------     ------------        ----------
                    $ 18,141                1 year         $  18,141           $ 6.50
                      61,671                7 years           60,298            10.28
                       1,006                9 years            1,006            21.51
                      21,000                10 years          21,000            24.31
                  -------------                          ------------
                    $101,818                                $100,445            12.64
                  =============                          ============

12.   EMPLOYEE BENEFIT PLANS

      The Bank has an Employee Stock Ownership Plan (ESOP) that acquires stock of the Bank's parent corporation, Tri-County Financial Corporation. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. The ESOP may acquire in the open market up to 195,700 shares. At December 31, 1998, the Plan owns 59,744 shares. The Company also has a 401(k) plan. Employee contributions are matched by the Bank at a ratio determined annually by the Board of Directors, currently one-half of an employee's 6% elective deferral. All employees who have completed one year of service and have reached the age of 21 are covered under these defined contribution plans. Contributions are determined at the discretion of management and the Board of Directors. For the years ended December 31, 1998, 1997, and 1996, the Company charged $186,000, $102,000, and
$46,000 against earnings to fund the Plans.

13.  STOCK DIVIDENDS

      On January 22, 1999, the Board of Directors declared a $.20 per share cash dividend to be distributed to holders of record on March 17, 1999.

      On February 15, 1998, the Board of Directors declared a 4% stock dividend and a $.125 per share cash dividend that was distributed to holders of record on March 13, 1998. The stock distribution increased the Corporation's issued stock by approximately 31,000 shares.

      On January 24, 1998, the Board of Directors declared a 5% stock dividend that was distributed to holders of record on March 7, 1998. The stock distribution increased the Corporation's issued stock by approximately 37,500 shares.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.


      As of December 31, 1998, the most recent notification from the Office of Thrift Supervision (the last regulatory body to issue a report on the Bank's capital adequacy) categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

      The Company's and the Bank's actual capital amounts and ratios for 1998 and 1997 are presented in the tables below:



                                                                                                To be Considered
                                                                                                Well Capitalized
                                                                        Required for              Under Prompt
                                                                       Capital Adequacy         Corrective Action
                                                     Actual               Purposes                 Provisions
                                               ------------------    -------------------       -------------------
                                               Amount       Ratio    Amount        Ratio       Amount        Ratio
                                               ------       -----    ------        -----       ------        -----
At December 31, 1998:
 Total capital (to risk-
  weighted assets):
   The Company                                 $22,023      18.27%   $9,640        8.0%
   The Bank                                     21,791      18.08%    9,640        8.0%        $12,050       10.0%

 Tier 1 Capital (to risk-
  weighted assets):
   The Company                                  20,483      17.00%    4,820        4.0%
   The Bank                                     20,251      16.80%    4,820        4.0%          7,230        6.0%

 Tier 1 Capital (to
  average assets):
   The Company                                  20,483      10.28%    7,964        4.0%
   The Bank                                     20,251      10.17%    7,964        4.0%          6,025        5.0%

At December 31, 1997:
 Total capital (to risk-
  weighted assets):
   The Company                                  19,953      17.38%    9,184        8.0%
   The Bank                                     19,855      17.29%    9,184        8.0%         11,480       10.0%

 Tier 1 capital (to risk-
  weighted assets):
   The Company                                  18,643      16.24%    4,592        4.0%
   The Bank                                     18,545      16.15%    4,592        4.0%          6,888        6.0%

 Tier 1 capital (to
  average assets):
   The Company                                  18,643       9.68%    7,702        4.0%
   The Bank                                     18,545       9.64%    7,692        4.0%          9,615        5.0%

      Earnings Per Share
      ------------------

         The calculations of basic and diluted earnings per share are as follows:

                                                   1998        1997        1996
                                                ----------  ----------  ----------
Basic earnings per share:
 Net income                                     $2,386,204  $2,084,011  $1,319,727
 Average common shares outstanding                 793,458     811,694     799,804
 Net income per common share - basic            $     3.00  $     2.57  $     1.65

Diluted earnings per share:
 Net income                                      2,386,204   2,084,011   1,319,727
 Average common shares outstanding                 793,458     811,694     799,804
 Stock option adjustment                            59,687      55,809      62,222
 Average common shares outstanding - diluted       853,145     867,503     862,026
 Net income per common share - diluted          $     2.80  $     2.40  $     1.53





      Charter Conversion
      ------------------

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

                                       December 31, 1998           December 31, 1997
                                  ---------------------------  --------------------------
                                                    Estimated                   Estimated
                                       Carrying          Fair      Carrying          Fair
                                         Amount         Value        Amount         Value
                                  -------------  ------------  ------------  ------------
Assets:
 Cash and cash equivalents         $    906,658  $    906,658  $    650,923  $    650,923
 Interest-bearing deposits
   with banks                         4,152,816     4,152,816     5,169,830     5,169,830
 Investment securities and
   stock in FHLB and FRB             60,121,025    60,140,991    55,751,720    55,781,533
 Loans receivable, net              132,645,936   134,181,574   121,866,762   124,180,547
 Loans held for sale                  2,266,697     2,266,697     1,698,872     1,698,872
Liabilities:
 Savings, NOW and money
   market accounts                   73,229,364    73,259,364    60,564,077    60,564,077
 Time certificates                   78,556,000    78,085,030    81,712,000    81,339,062
 Long-term debt and other
   borrowed funds                    33,434,332    33,367,035    29,201,820    29,275,120

At December 31, 1998 and 1997, the Company had outstanding loan commitments and standby letters of credit of $6.1 million and $5.3 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.


      Valuation Methodology
      ---------------------

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

         Long-Term Debt and Other Borrowed Funds - These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purpose of these financial statement since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

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

17.  CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

      Condensed Balance Sheets:


                                    ASSETS


                                                1998         1997
                                            -----------  -----------
Cash                                        $    44,935  $   120,288
Accounts receivable                              11,734        1,383
Investment securities available-for-sale        224,970            -
Investment in wholly owned subsidiary        20,899,960   19,004,345
                                            -----------  -----------

      TOTAL ASSETS                          $21,181,599  $19,126,016
                                            ===========  ===========


                     LIABILITIES AND STOCKHOLDERS' EQUITY



Current liabilities                         $    49,633   $    39,937
Stockholders' equity:
 Common stock                                     7,893         7,827
 Surplus                                      7,309,901     6,574,162
 Retained earnings                           13,372,441    12,256,443
 Unearned ESOP shares                          (206,883)     (194,385)
 Accumulated other comprehensive income         648,614       442,032
                                            -----------   -----------

      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                              $21,181,599   $19,126,016
                                            ===========   ===========
Condensed Statements of Income:



                                                                  Year Ended December 31,
                                                        ------------------------------------------
                                                            1998          1997           1996
                                                        ------------  -------------  -------------
Dividends from subsidiary                                 $750,000      $      -         $     -
Interest income                                             13,882        41,879          38,463
Loss on sale of investment securities                         (391)         (250)              -
Amortization and miscellaneous expenses                    (76,671)      (72,323)        (53,981)
                                                        ------------  -------------  -------------
Income (loss) before income taxes and equity
 in undistributed net income of subsidiary                 686,820       (30,694)        (15,518)

Federal and state income tax benefit                        10,350        10,436           5,276
Equity in undistributed net income of subsidiary         1,689,034     2,104,269       1,329,969
                                                        ------------  -------------  -------------
NET INCOME                                              $2,386,204    $2,084,011      $1,319,727
                                                        ============  =============  =============

Condensed Statements of Cash Flows:

                                                            1998          1997          1996
                                                        ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                             $ 2,386,204   $ 2,084,011   $ 1,319,727
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Increase in investment in wholly owned subsidiary     (1,689,034)   (2,114,705)   (1,335,245)
   Loss on sale of investment securities                        391           250             -
   Amortization of discount on investments                        -       (25,140)      (24,187)
   Increase in current assets                               (10,350)            -             -
   Increase (decrease) in current liabilities                 9,696           273       (30,936)
                                                        -----------   -----------   -----------
      Net cash provided (used) by
        operating activities                                696,907       (55,311)      (70,641)
                                                        -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of investment securities
  available-for-sale                                       (633,861)     (343,295)     (431,598)
 Maturity or redemption of investment
   securities available-for-sale                            408,500       815,750       430,000
                                                        -----------   -----------   -----------
      Net cash (used) provided by
        investing activities                               (225,361)      472,455        (1,598)
                                                        -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                            (102,498)      (81,008)      (74,045)
 Exercise of stock options                                   41,835        20,795       178,198
 Net change in ESOP loan                                    (12,600)      (20,154)      (36,008)
 Redemption of common stock                                (473,636)     (348,271)            -
                                                        -----------   -----------   -----------
      Net cash (used) provided by
        financing activities                               (546,899)     (428,638)       68,145
                                                        -----------   -----------   -----------

DECREASE IN CASH                                            (75,353)      (11,494)       (4,094)

CASH AT BEGINNING OF YEAR                                   120,288       131,782       135,876
                                                        -----------   -----------   -----------

CASH AT END OF YEAR                                     $    44,935   $   120,288   $   131,782
                                                        ===========   ===========   ===========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                 GENERAL




  The year ended December 31, 1998 was the first complete year of operations as a commercial banking institution. The Community Bank of Tri-County ("the Bank") provided the Tri-County Financial Corporation ("the Company") with record earnings of $2.4 million, an increase of 14.5% over the year ended December 31, 1997.

  In the five year business plan of the Bank, specific areas of portfolio growth and marketing programs were targeted to create an earnings stream comparable to established community banks. The key component of this strategy was to increase the levels of commercial and consumer loan products. Utilizing the Bank's existing delivery systems, the management began to capitalize on the lucrative niche for community based lending. Market response was favorable and the initial momentum generated even greater increases in commercial and consumer loans than management had expected.

  The outcome of management's efforts to restructure its portfolio and lines of business was evident in the percentages of growth in targeted lines. Net loans receivable increased by $10.8 million, or 8.8%. Commercial real estate loans grew by $2.9 million or 17.4% and lines of credit grew by $1.3 million or 27.0%. Management failed to meet business plan target growth in the area of second mortgages. With low fixed rate loans available, many borrowers paid off their second mortgages while refinancing their first mortgages to a lower rate.
Second mortgages declined $1.1 million, or 6.0%.

  On the deposit side of the balance sheet, non-interest bearing demand accounts grew by $2.6 million or 35.0% during the year. Transactional accounts comprise $38.5 million, or 25.3% of the deposit base of the Bank at December 31, 1998 compared to $22.7 million or 16% at December 31, 1997. This increase resulted from the Bank's development of accounts geared for the small business customer as well as the creation of a money market indexed account with check withdrawal privileges.

  Residential mortgage lending continued to be a profit center for the Bank and has produced a volume of $54.8 million in loans, up 4.5% over 1997's level. The low rate environment continued the high refinancing activity. The majority of fixed rate long term loans were sold in the secondary market, with the servicing retained by the Bank, while adjustable rate mortgages and certain shorter maturity fixed rate loans were originated for the Bank's portfolio. In 1998, the continuation of a flat yield curve and the downward pressure on long term treasury rates due to the international flight to quality in fixed rate investments increased effect on the prepayment rate of the Bank's loan portfolio. The high rate of prepayment and subsequent reinvestment of the proceeds in new loans resulted in a marked decline in the overall yield of the loan portfolio. This reduction will affect the future earning stream until the funding costs are able to reprice under a falling rate scenario. The margin between rates earned on the Bank's loan portfolio and the rates paid on its customer deposits was narrowed by 5 basis points from 5.14% to 5.09%.

  The Bank is continuing to search for locations and platforms to deliver its products to the region in a cost efficient manner. A prime location adjacent to Southern Maryland's only regional mall was acquired in late 1997 and put into operation in the first quarter of 1998. This provided a highly visible commercial branch for further development of market share. The Bank is expanding on its "micro-branching" concept by using lobbies connected with convenience stores while providing full service drive-in hours and ATM access. These micro-branches will be used as in-fill delivery sites and be supported by our anchor branch staffs. Additional ATM sites have been acquired in several retail establishments and management continues to seek such opportunities to serve the local market. These steps are taken to generate fee income and further advance the name recognition of the Bank.

  In an effort to provide a wider range of services and products to Bank customers and generate additional fee income, two new lines of business were offered in 1998. First, an arrangement was made with a local insurance agency so that property and casualty coverage will be offered, initially to loan customers, but ultimately available to all. Second, with investment and retirement planning of such importance to Bank customers, an investment representative was hired to provide such services. Management anticipates that fee income from these sources will develop slowly, but the customer relationships established will solidify Community Bank's position in the area market.


                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  The Company's net income for 1998 increased $302,000 or $.43 in basic earnings per share over 1997's record levels. This was a slowing of the earnings growth momentum experienced in 1997 when net income increased $764,284 or $.92 in basic earnings per share over 1996 levels.

  The Board of the Bank has elected to increase the allowance for loan losses to achieve a sufficient reserve level commensurate with the Bank's portfolio risks and business plan in anticipation of the impending conversion to a commercial bank. The Bank continues to provide for increased loan losses that can be associated with more risky commercial and consumer lending. In both 1998 and 1997, $240,000 was charged against earnings to increase the allowance for loan losses.

  The weighted average yield on all interest-earning assets was 8.07% in 1998, 8.29% in 1997 and 8.25% in 1996. The interest rate yield curve during the year was flat with a general decline in the level of rates earned. The decrease in the weighted average yield occurred as principal curtailments or payoffs were received and somewhat lower yields were available on the investments acquired with the cash received. Management's asset/liability strategy was to protect against upside movements in interest rates, therefore, maturity extension of investments would have been counterproductive to the strategy. The current economic expansion is entering its seventh year without significant inflationary pressure.

  As evidenced in the "Gap" chart in the "Market Risk Analysis" section of this discussion, the Bank has exposure to rising rates, particularly in the short to moderate term sectors. There were periods during 1997 when short term rates exceeded long term rates, an "inverted yield curve"; 1998 saw some improvement in the yield curve. However, there is still significant pressure on the Bank's net interest spread because no appreciable relief is obtained in the cost of money with short and intermediate term rates tracking so close to the long term rates. The decline in the level of rates reduced the Bank's cost of funds at a slower pace than the decline in asset returns. The weighted average rate paid on all interest-bearing liabilities was 4.24% in 1998, 4.37% in 1997 and 4.22% in 1996. The Board of Directors of the Bank continually monitors the situation carefully to develop a balance in the portfolio that will conservatively position the Bank for a continuation of the trend without undue risk to market rate turns in either direction.

  The net interest rate spread was 3.84% in 1998 compared to 3.92% in 1997 and 4.03% in 1996. The trend has been toward a narrowing of the yield over the past several years; the interest rate spread will increase in the future only if a normal interest rate cycle is regained in the economy. If the classic pattern of inflationary pressures and interest rate volatility return to the economic front, a restructuring of the Bank's assets will be necessary to realize increased returns. An interest rate sensitivity analysis follows this section and will provide a more detailed discussion.

  The continued negative effect of the low long term rate environment on the refinancing activity of the fixed rate portfolio and of the loans serviced for others has decreased loan yields. Further, the Bank's adjustable rate mortgage portfolio is repricing at levels consistent with or above the current fixed rates found in the market. This exposes the ARM portfolio to a faster runoff of loans as well as a flat yield from those which do not pay off.

  The loan portfolio continues to hold its quality and has no loans identified as impaired under the criteria established by the scope of Statement of Financial Accounting Standards Nos. 114 and 118. The nonaccrual loans for 1998 totaled $269,00 compared to $160,000 for 1997 and $400,000 for 1996. Increasing levels of commercial and consumer loans are expected to create some additional collection problems for the Bank, but these loans are still relatively new and the Bank has not yet experienced an increase in delinquencies in these loan groups. The Bank owned no real estate acquired through foreclosure at the end of 1998 and 1997.



                             OPERATIONAL ANALYSIS


  Noninterest expense increased by 12.1% or $589,000 to $5,466,000 for 1998 compared to $4,877,000 in 1997 and $4,530,000 after adjustment for the $820,000
SAIF recapitalization charge in 1996.   Salaries and employee benefits generated
the largest line item dollar increase in 1998, $491,000, as higher personnel levels were required to handle the increase in transactional and business activity and to staff the growing branch network. The Bank has implemented a branch wide incentive plan for its managers that is based on specific operational goals as well as corporate rates of return and quality of loan criteria. The managers may receive cash incentives as well as stock options based on their success in obtaining strategic goals. This greatly expands the coverage of employees under an incentive based pay structure and more closely aligns the manager or executive to the overall performance of the Bank. Further incentive plans for the remaining employees are currently under development.

   During 1997, in an effort to control future personnel costs, the Board of Directors of the Bank studied the projected long term costs associated with the defined benefit pension plan. As the result of the study, the Board elected to terminate the Defined Benefit Pension Trust of the Bank and to transfer the assets into the participants' 401(k) plan. The net benefit to the Company resulting from this plan curtailment was $105,000 in 1997. No future costs are expected with this plan. This continued the strategy of the Bank to link compensation with performance for its employees.

  Occupancy expense is increasing as the branch network expands and as the administrative office space is expanded within the home office facility. Deposit insurance costs are incurred at a level just under $100,000 since the conversion to a commercial bank. As a thrift prior to that, the normal recurring costs approached $400,000 annually.


                        YEAR 2000 COMPLIANCE DISCLOSURE


  The Bank's management and Board of Directors has been closely monitoring the problems created by the year 2000 (Y2K) and its effect on data processing systems. Banks are particularly aware of the potential problems due to the high reliance on technology and computerized information systems. Whether an actual threat exists or not, the Bank customer's perception of the problem will directly affect Bank operations. If consumer confidence in general retail operations is lacking, the bank may experience large cash withdrawal demands. This cash would then be used, instead of checks or credit, to satisfy the customer's needs for daily living supplies. Projections of customer withdrawal demands are being made to adequately prepare for the maintenance of cash balances in the branch system. Standby funding sources are being evaluated to meet cash demands. At the same time, an ongoing information program has been established to inform our customers of our state of readiness and of tips for coping with the coming date change.

  The Bank began its Y2K program in early 1997 and included complete analysis of all Bank functions, documentation of the technology reliance and rating of the systems in order of critical need. Contingency plans are being written and timetables developed for the implementation of the contingency operations in the event of failure in any given area. Testing of the plans will be performed for critical areas.

  The Bank's capitalized cost of new technology and software over the last three years has exceeded $520,000. All mission critical software systems have been evaluated and upgraded where necessary and possible. The majority of these software costs were expensed during the years as a part of ongoing data operations expense. The current technology utilized by the Bank and its eight branch locations has been subjected to periodic reviews by its regulators. It has completed its Phase II examination by the Federal Reserve. No material changes to the Bank's Y2K Readiness Plans were required. The Bank complies with the Federal Financial Institutions Examination Council guidelines for Y2K compliance. Continual testing of the systems with its third party provider is ongoing and the testing of mission critical systems is scheduled for completion by June 30, 1999. The Board is closely involved with this project and is aware that third party providers of data processing services are conducting their own Y2K projects to ensure that their users have adequate coverage of the problem. However, the Board also realizes that third party providers' compliance is largely out of the Bank's control and is monitoring their progress. Because of the Company's reliance on third party data processing services, it does not anticipate any material expenditures associated with the Y2K issue. There can be no assurance that the Bank and its third party providers will be successful in making all necessary changes to avoid computer system failure related to the year 2000.

  Bank customers can put the Bank at risk by their failure to attain Y2K compliance. In early 1998, borrowers were contacted about their readiness to determine if the collection of loans may be adversely affected. New loan approval procedures include an evaluation of the borrower's Y2K compliance and loan documentation requires certification of the borrower's compliance.

  The Bank is put at risk by outside parties due to its reliance on them for electricity, telecommunications and other operating needs. The readiness of these outside parties is beyond the Bank's control, though alternative sources are evaluated where available.


                          NET PREMISES AND EQUIPMENT


  Net premises and equipment increased by 3% or $127,000 in 1998 compared to a 9.5% or $365,000 increase in 1997 over 1996. Continued investment in technology platforms, particularly to prepare for the Y2K situation, and various internal office expansion and renovation required capital outlays in 1998. The purchase of the St. Patrick's Drive branch building during the fourth quarter of 1997 and investment in technology platforms required significant outlays in 1997.


                                  BORROWINGS


  The Bank's borrowing, consisting mainly of advances from the Federal Home Loan Bank of Atlanta ("FHLB"), increased to $32.9 million from $28.4 million at December 31, 1997. These borrowings were used to fund specific loan projects or to create arbitrages with authorized investments matched to the borrowings for a managed spread. This strategy allows for the prudent leveraging of equity to maximize revenue production while managing asset and liability interest rate risk.


                             STOCKHOLDERS' EQUITY


  Stockholders' equity grew by 10.7%, or $2,046,000 during 1998 to $21,132,000 compared to 11.8% or $2,009,000 to $19,086,000 during 1997. This represents an average net worth to total assets ratio of 10.1%, up from 9.8% in 1997.

  The net unrealized gain on investment and mortgage-backed securities available for sale included in accumulated other comprehensive income continued to grow, increasing by $207,000 in 1998 in addition to the increase of $353,000 in 1997 due to the effects of the lower long term rate environment on the mortgage portfolio. The valuation allowance is subject to the fluctuations in interest rates and will be reflected in the quarterly statements to the regulatory agencies and shareholders.

  The Company's total risk based capital ratio for 1998 was 18.27% or $22,023,000 compared to 17.38% or $19,953,000 in 1997. The Tier I risk based capital level for 1998 was $20,483,000 or 17.00% compared to $18,643,000 or 16.24% in 1997. A discussion of the quantitative measures of capitalization and regulatory capital requirements of the Company and its banking subsidiary may be found in Footnote 14 "Regulatory Matters" of the Consolidated Financial Statements. At December 31, 1998, the Bank exceeded all capital requirements and was considered to be "well-capitalized" under regulatory definitions.

  During the year, the Board of Directors of the Company continued to provide liquidity to its shareholder base through stock repurchases. The Company purchased and retired 20,039 shares for $473,000 in 1998 and 17,000 shares for $348,000 in 1997. With the downward shift in market values for financial institution stock during 1998, the Company utilized its capital management strategy to include repurchases and retirement of stock at levels that would be antidilutive to the shareholder base.


                                   LIQUIDITY


  The Company's liquidity management policies for the Bank are designed to provide for prudent levels of liquidity to be maintained at all times, consistent with the nature of the business being conducted by the Bank. The assets classified as Investment Securities Available-for-Sale are available for leveraging as well as for immediate sale if the situation dictates that course of action. Additionally, the Federal Home Loan Bank of Atlanta is extensively utilized as the Bank's liquidity source in its asset/liability management strategy. The Bank currently has approval to borrow up to thirty percent (30%) of its assets. At December 31, 1998, it had $32.9 million outstanding or 15.9% of its assets. Its year 2000 liquidity plan has been developed and is currently being operated in conjunction with the guidelines of the Federal Reserve and with the cooperation of the FHLB, its primary wholesale source.



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


                                                          1998    1997
                                                         ------  ------

     Sensitivity of market value of portfolio equity:
      Interest rate changes - adverse scenario:
       Up 200 basis points                                -12%    -4%
       Down 200 basis points                               +5%    -5%

     Sensitivity of net interest income:
      Interest rate changes - adverse scenario:
       Up 200 basis points                                 -1%    +7%
       Down 200 basis points                               +1%    -9%

     The change in percentage for the Market Value of Portfolio Equity declined at the adverse scenario of up 200 basis points in interest rate movement, while the equity value improved in the down 200 basis shock. This reflects the impact of multi-year flat yield curves at lower rate levels. As prepayments have occurred, reinvestment of the proceeds was a lower yields. An immediate market rate increase would made those new investments less valuable. Because the net income of the Bank and Company is derived through the interest spread of the portfolio, the ALCO committee is less concerned with the shock of interest rates on the market value than it is on the interest rate sensitivity because the assets are employed for their income production rather that value appreciation upon sale. The levels of change for both the market value of the portfolio equity and the net interest income sensitivity fall within the policy benchmarks established by the Board.

     Interest rate sensitivity reflects the change in the Bank's net interest income given assumed interest rate shifts. In the scenarios presented, the most detrimental for the Bank is an upward movement of rates. Neither scenario, however, generates a severe impact to the Bank's earnings. Management feels that a more difficult situation for the Bank to control would exist with rising interest rates. This is due to the composition of the cost of funds and the percentage of wholesale borrowings needed to finance the activities of the Bank. Typically, wholesale borrowings are in large denominations and reprice quickly to reflect sudden changes in the global market. Retail deposits typically are in smaller amounts and are less likely to respond to shifts in rates in a short time period. Therefore, the Bank's portfolio has been structured with an attempt to reasonably minimize the impact from sudden and prolonged upward shifts in interest rates.

     Interest rate sensitivity may also be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest-bearing
liabilities maturing or repricing within that time period.   Gap is considered
positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income and a positive gap would result in an increase in net interest income while, conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The following table illustrates the "gap" position of the Bank at December 31, 1998:


                                                                   0 to 90     91 to 365   Over 1 to   Over 3 to   Over 5
                                                                    days         days       3 years     5 years    years
                                                                   -------     ---------   ---------   ---------  --------
                                                                                   (amounts in thousands)
Rate Sensitive Assets:
 Interest bearing deposits with banks                               $  4,152    $      -    $      -   $      -   $     -
 Investment securities                                                 8,915           -           -     10,640    36,852
 Loans                                                                33,387      16,908      59,518     12,079    13,021
                                                                   ---------   ---------   ---------   --------   -------
   Total rate sensitive assets                                        46,454      16,908      59,518     22,719    49,873

Rate Sensitive Liabilities:
 Noninterest bearing deposits                                          9,753           -           -          -         -
 Interest bearing demand deposits                                     17,005           -           -          -         -
 Money market deposits                                                20,775           -           -          -         -
 Regular savings deposits                                             25,771           -           -          -         -
 Time deposits                                                        11,061      26,858      36,586      4,051         -
 Other borrowed funds and
  long-term debt                                                      16,500      15,096           -     11,400         -
                                                                   ---------   ---------   ---------   --------   -------

   Total rate sensitive liabilities                                  100,865      31,954      36,586     15,451         -

Interest rate sensitivity gap                                        (54,411)    (15,046)     22,933      7,268    49,873

Cumulative interest rate
 sensitivity gap                                                     (54,411)    (69,457)    (46,524)   (39,256)   10,617

   While a perfectly matched portfolio of assets and borrowings would seem optimal, in community banking enterprises, there exists too little margin for normal profitability and coverage of the cost of operations to attempt a complete match. Therefore, the Board of Directors, through its ALCO committee, monitors certain levels of mismatch in the portfolio consistent with the equity leveraging policies to maintain a profitable level of mismatched assets and their funding costs.


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

                               STOCK INFORMATION


   Tri-County Financial Corporation's stock is not traded or listed on any public exchange. However, stock does change hands over the course of the year. In 1998, the Company was made aware of several trades which occurred.

   During 1998, a total of 29,176 shares traded, with a high price of $27.50 and a low price of $20. The weighted average price was $23.40. The number of
shareholders at March 17, 1999 was          and the total outstanding shares was
 . On January 22, 1999, the Board of Directors declared a $.20 per share cash dividend payable on April 17, 1999 to shareholders of record on March 17, 1999. On February 25, 1998, the Board of Directors declared a 4% stock dividend and a $.125 per share cash dividend, both payable on April 13, 1998 to shareholders of record on March 13, 1998.

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

   The Company's ability to pay dividends is governed by the policies and regulations of the Federal Reserve Board which prohibit the payment of dividends under certain circumstances involving the bank holding company's financial condition and capital adequacy.

Dear Shareholder:

     I am pleased to report the operating results of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, for the year ended December 31, 1998. Net Income increased by 14.5% to $2.4 million while basic earnings per share increased by $.53 or 21.4% to $3.00 per share. At December 31,1999, the total assets of the company had increased 8.3% to $207,000,000.

     The success of the Company can be attributed to the excellent market position of Community Bank and the growing awareness in the market that defines it as "the" local bank. With eight locations strategically placed in three counties, it enjoys the advantage of competing with the super regional banks by using its closeness to the customer culture while being price sensitive to competition. In utilizing a blend of wholesale investment strategies with commercial banking operations, a consistent return on equity has been realized by the Company over the last several years while the net worth of the Company increased from strong earning streams. The Company's return on average assets has improved to 1.20% in 1998, up from 1.13% in 1997 and .77% in 1996.

     The bank is following its long-term business strategy by increasing lines of business with higher profit potential than residential lending and establishing fee generating divisions to broaden its relationship with each customer. In 1999, it introduced an affiliation with UVEST, a brokerage service that serves over 150 banks in providing full service brokerage sales. In addition, an agreement with a local general insurance firm has resulted in the increased marketing of property and casualty insurance to our customers. Together, these divisions can begin to penetrate the insurance sector of financial product lines for our customers. The current fee income stream, while modest, is expected to become more substantial as these services gain customer recognition.

     As we approach the year 2000 date change issue, it is important for our shareholders to know the state of readiness of the Company. For several years your Board and management have closely attended to the issue of mission critical data systems. The Bank's internal data processing systems have been tested and upgraded where necessary. The third party providers of data services are in the process of certifying that they will be ready to handle the date change. Our correspondent banks have advised us of their state of readiness. Even our commercial customers have been notified and are expressing an awareness that is of reasonable comfort to the Bank. The Bank has recently completed the Federal Reserve's Phase II examination without material changes in its readiness plan. For the time available until the end of the year, what remains is the completion and testing of contingency plans.

     The economic environment in which we operate has created its own set of opportunities as well as problems. While customer confidence in equities has buoyed the stock market, the formation of deposits has virtually ceased in America. This problem will be manifested in a greater dependence by banks on wholesale funds. Further, banks will have to operate as a payment processing entity instead of its more traditional role as a spread based lender. In order to attract those payment streams, the Bank is redefining its traditional retail center strategy and will focus on micro-delivery centers that will be supported by its anchor centers. This should help increase its market share at an efficient cost basis.

     In closing, our success results from the efforts of many stockholders, all of whom feel an ownership in the Company. That philosophy helps balance long-term growth objectives with short-term horizons, both in decision making and operations. On behalf of the Board of Directors, management and staff, thank you for your support. I am looking forward to serving you in the coming century.


     Yours truly

     Michael L. Middleton
     President and Chairman