Form 10-K/A, Exhibit 13
period 1998-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 1999-04-15
CIK 855874

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

  Residential mortgage lending continued to be a profit center for the Bank and has produced a volume of $54.8 million in loans, up 4.5% over 1997's level. The low rate environment continued the high refinancing activity. The majority of fixed rate long term loans were sold in the secondary market, with the servicing retained by the Bank, while adjustable rate mortgages and certain shorter maturity fixed rate loans were originated for the Bank's portfolio. In 1998, the continuation of a flat yield curve and the downward pressure on long term treasury rates due to the international flight to quality in fixed rate investments increased the prepayment rate of the Bank's loan portfolio. The high rate of prepayment and subsequent reinvestment of the proceeds in new loans resulted in a marked decline in the overall yield of the loan portfolio. This reduction will affect the future earning stream until the funding costs are able to reprice under a falling rate scenario. The margin between rates earned on the Bank's loan portfolio and the rates paid on its customer deposits was narrowed by 5 basis points from 5.14% to 5.09%.

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


                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  The Company's net income for 1998 increased $302,000 or $.43 in basic earnings per share over 1997's record levels. This was a slowing of the earnings growth momentum experienced in 1997 when net income increased $764,000 or $.92 in basic earnings per share over 1996 levels.

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



                             OPERATIONAL ANALYSIS


  Noninterest expense increased by 12.1% or $589,000 to $5,467,000 for 1998 compared to $4,877,000 in 1997 and $4,530,000 after adjustment for the $820,000
SAIF recapitalization charge in 1996.   Salaries and employee benefits generated
the largest line item dollar increase in 1998, $491,000, as higher personnel levels were required to handle the increase in transactional and business activity and to staff the growing branch network. The Bank has implemented a branch wide incentive plan for its managers that is based on specific operational goals as well as corporate rates of return and quality of loan criteria. The managers may receive cash incentives as well as stock options based on their success in obtaining strategic goals. This greatly expands the coverage of employees under an incentive based pay structure and more closely aligns the manager or executive to the overall performance of the Bank. Further incentive plans for the remaining employees are currently under development.

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


                        YEAR 2000 READINESS DISCLOSURE


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

  During the year, the Board of Directors of the Company continued to provide liquidity to its shareholder base through stock repurchases. The Company purchased and retired 20,039 shares for $474,000 in 1998 and 17,000 shares for $348,000 in 1997. With the downward shift in market values for financial institution stock during 1998, the Company utilized its capital management strategy to include repurchases and retirement of stock at levels that would be antidilutive to the shareholder base.


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

   During 1998, a total of 29,176 shares traded, with a high price of $27.50 and a low price of $20. The weighted average price was $23.40. The number of shareholders at March 17, 1999 was 534 and the total outstanding shares was 793,563. On January 22, 1999, the Board of Directors declared a $.20 per share cash dividend payable on April 17, 1999 to shareholders of record on March 17, 1999. On February 25, 1998, the Board of Directors declared a 4% stock dividend and a $.125 per share cash dividend, both payable on April 13, 1998 to shareholders of record on March 13, 1998.

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

                             Portfolio Net Spread




--------------------------------------------------------------------------------

                             PORTFOLIO NET SPREAD
                               December 31, 1998


                                        Weighted
                        Weighted        average
                        average         rate paid
                        on all          on all
                        interest-       interest-
                        earning         bearing
  Date                  assets          liabilities             Net Spread
 ------                ----------      -------------           ------------

  1994                   8.03%            4.16%                   3.87%
  1995                   8.45%            4.28%                   4.17%
  1996                   8.25%            4.22%                   4.03%
  1997                   8.29%            4.37%                   3.92%
  1998                   8.15%            4.24%                   3.91%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               RETURN ON ASSETS

                             1994            1.08%
                             1995            1.28%
                             1996            0.77%
                             1997            1.13%
                             1998            1.20%

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                  NET INCOME

                          1994            $1,583,057
                          1995            $2,027,814
                          1996            $1,319,727
                          1997            $2,084,011
                          1998            $2,386,20

--------------------------------------------------------------------------------

                                                                                       At December 31,
                                               -------------------------------------------------------------------------------------
                                                       1998               1997             1996             1995           1994
                                               -------------------------------------------------------------------------------------
Total Amount of:
    Loans Outstanding .........................  $   134,912,633  $   123,565,634  $   111,862,620  $   107,678,852   $   98,646,221
    Interest and Noninterest-bearing Cash .....        5,059,474        5,820,753        3,903,612        4,050,219        3,471,953
    Investment Securities .....................       60,121,025       55,751,720       56,783,231       46,858,152       44,526,381
    Assets ....................................      207,019,790      191,188,360      178,146,326      164,124,420      153,008,090
    Savings Deposits ..........................      151,815,364      142,276,077      135,534,163      130,034,043      126,840,279
    Borrowed Money ............................       33,434,332       29,201,820       24,733,466       17,552,845       12,480,128
    Stockholders' Equity ......................       21,131,966       19,086,079       17,077,452       15,832,925       13,325,589
Number of:
    Loans Outstanding .........................            3,063            3,023            2,854            2,792            2,667
    Savings Accounts ..........................           15,565           15,303           14,849           14,090           14,409
    Offices Open - All Full Service ...........                8                8                8                6                6

                                                                                         For the Year Ended December 31,
                                                                        ------------------------------------------------------------
                                                                           1998        1997          1996        1995         1994
                                                                        ------------------------------------------------------------
Weighted Average Yield on:
    Loan  Portfolio ...............................................        9.00%        9.20%        9.13%        9.38%        8.44%
    Investment Portfolio ..........................................        6.42         6.48         6.42         6.45         5.24
    All Interest-earning Assets ...................................        8.15         8.29         8.25         8.45         8.03
Weighted Average Rate Paid on:
    Savings Deposits and Escrow ...................................        3.91         4.06         4.05         4.06         3.67
    Federal Home Loan Bank Advances and Other Borrowings ..........        5.72         5.91         5.46         6.21         7.02
    All Interest-bearing Liabilities ..............................        4.24         4.37         4.22         4.28         3.87
Interest Rate Spread (Spread Between Weighted
    Average Rate on All Interest-earning Assets
    and All Interest-bearing Liabilities) .........................        3.91         3.92         4.03         4.17         4.16
Net Yield (Net Interest Income as a
    Percentage of Average Interest-earning Assets) ................        4.21         4.23         4.32         4.46         4.38

SUMMARY OF OPERATIONS

                                                                                           At December 31,
                                                               ---------------------------------------------------------------------
                                                                      1998       1997           1996          1995         1994
                                                               ---------------------------------------------------------------------
Interest Income ..............................................  $ 15,726,032  $ 14,993,261  $ 13,471,595  $ 12,900,876  $ 11,262,969
Interest Expense .............................................     7,596,727     7,350,648     6,406,756     6,094,968     5,117,503
                                                               ---------------------------------------------------------------------

Net Interest Income ..........................................  $  8,129,305  $  7,642,613  $  7,064,839  $  6,805,908  $  6,145,466
Loss Provision and Charge offs of Loans ......................       240,000       240,000       408,000       210,000       154,000
                                                               ---------------------------------------------------------------------
Net Interest Income
     After Provision for Loss on Loans .......................  $  7,889,305  $  7,402,613  $  6,656,839  $  6,595,908  $  5,991,466
Other Income .................................................     1,420,536       930,745       798,405       857,467       562,297
Less Noninterest Expense .....................................     5,466,637     4,877,347     5,350,317     4,098,561     3,928,991
                                                               ---------------------------------------------------------------------

Income Before Federal Income Tax .............................  $  3,843,204  $  3,456,011  $  2,104,927  $  3,354,814  $  2,624,772
Income Tax Expense ...........................................     1,457,000     1,372,000       785,200     1,327,000     1,041,715
Income Tax Benefit - Change in Accounting for Deferred Taxes .            --            --            --            --            --
                                                               ---------------------------------------------------------------------

Net Income ...................................................  $  2,386,204  $  2,084,011  $  1,319,727  $  2,027,814  $  1,583,057
                                                               ---------------------------------------------------------------------

Net Income Per Common Share (1) ..............................  $       3.00  $       2.57  $       1.65  $       2.62  $       1.98

Cash Dividends Declared Per Common Share (2) .................       158,712        97,627        75,498        70,574        64,751

(1)  Restated to reflect 1995, 1996, 1997 and 1998 stock dividends.
(2) a $0.10 per common share cash dividend was declared on January 31, 1995, payable to shareholders of record March 3, 1995;
     a $0.10 per common share cash dividend was declared on January 24, 1996, payable to shareholders of record March 4, 1996;
     a $0.10 per common share cash dividend was declared on January 24, 1997, payable to shareholders of record March 7, 1997;
     a $0.125 per common share cash dividend was declared on February 15, 1998, payable to shareholders of record March 13, 1998;
     a $0.20 per common share cash dividend was declared on January 22,1999, payable to shareholders of record March 17, 1999

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