Form 10-K405, Exhibit 13
period 1999-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 2000-03-30
CIK 855874

Dear Shareholder:

         I am pleased to report to you the results of the operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri County for the year ended December 31, 1999. The total assets of the Company increased by 7.75% to $222.9 million dollars. Net income for the period declined slightly to $2.2 million, down 9.6% over 1998's record year. The Basic Income per Share was $2.75 versus $3.00 for 1998 and $2.53 for 1997.

         The operating environment over the last five quarters has been a study in contrast. In late 1998, the Federal Reserve was clearly guarding against deflation and lowered short-term interest rates. Some three quarters later, it reversed policy and moved to guard against inflation! The impact of this unique policy shift was to lower the yield on the Bank's earning assets and precipitate refinancing of the underlying principle. This produced a change in the portfolio's yield on interest earning assets of minus 40 basis points for 1999 as compared to minus 12 basis points for 1998. To date, there have been five changes in the short-term rates accompanied by a flat yield curve, which affects the spread in which to operate the bank.

         During this period, the Bank continued to follow its long-term business plan of migrating its portfolio to that of a commercial bank. It was very successful in attracting those assets which should provide a better revenue stream than that of a residential lender. Loan balances in commercial real estate products increased 52% while its commercial lines of credit grew 63%. In total, loans targeted by its business plan totaled 52% of total loans in 1999 up 12% from 1998's balance.

         In conjunction with our efforts to restructure our operations, your Board and management have embraced a sales culture at all levels of the Bank. A full time sales coordinator has been hired and a formal sales training curriculum has been developed. Every employee must complete the class and all branch managers are required to achieve a specific level of sales effectiveness as part of their incentive plan.

         The volatility in the stock price of financial institutions and price deflation from historic highs presented the Board with the opportunity to purchase and retire a portion of the stock offered for sale during 1999. The price at which the stock was purchased was accretive to the earnings per share of the Company. While a very small percentage of our stock actually trades, less than 5% annually of the outstanding shares, the stock repurchase strategy effectively utilizes capital to add liquidity to the market.

         With the conversion to a commercial bank well underway, the Company has benefited from this well timed strategy by gaining recognition as a bank holding company with a Blue Ribbon bank designation by Veribanc, an independent bank rating company. In my last correspondence with our shareholders, I outlined the dividend strategy that the Board is pursuing. That is, to provide cash dividends, in lieu of stock dividends, that compare favorably to other publicly traded commercial banks. To that point, the Board increased the dividend payable in 2000 by 50% to $.30 per share.

         As we enter a new phase in our economic environment, your Board and management are confident that your Company will continue in its endeavor to be the leading community banking company in Southern Maryland. With your continued support, I am confident that we can obtain that goal in the near future.

                                                  Yours truly,

                                                  /s/ Michael L. Middleton

                                                  Michael L. Middleton
                                                  President and Chairman

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                 GENERAL


     For the year ended December 31, 1999, the Community Bank of Tri-County ("the Bank") provided the Tri-County Financial Corporation ("the Company") with earnings of $2.2 million, down 9.6% from the preceding year ended December 31, 1998.

     The decline in earnings reflected the economic events of the third quarter of 1998, during the international bond crisis, wherein the Federal Reserve lowered short-term interest rates to add liquidity to the market. That move forced down rates available on investments and triggered extensive loan portfolio refinancing. This resulted in lower revenue from those sources during 1999. Subsequent changes in the Federal Reserve position on rates caused a rise in rates during the second half of 1999. The combined effect of accelerated principal curtailments in the portfolio with lower yielding reinvestment opportunities followed by a series of quick increases in the short term rates produced an unusual environment for the Bank to operate.

     Entering its fourth year as a commercial bank, the business plan of the Bank, specifies areas of portfolio growth and targeted marketing programs to create an earnings stream comparable to established community banks. The key component of this strategy is to increase the levels of commercial and consumer loan products. Utilizing the Bank's existing delivery systems, management began to capitalize on the lucrative niche for community based lending. Market response was favorable and the initial momentum generated even greater increases in commercial and consumer loans than management had expected.

     The outcome of management's efforts to restructure the portfolio and lines of business is evident in the percentages of growth in targeted lines. Net loans receivable increased by $14.1 million, or 10.6% in 1999. Commercial real estate loans grew by $10.2 million or 51.8 % and lines of credit grew by $3.9 million or 62.7%. Growth in the home equity product line was minimal due to the low interest rate environment experienced during the first half of 1999 wherein many borrowers paid off their second mortgages in conjunction with refinancing their first mortgages to a lower rate.

     There are additional prepayment risks associated with commercial real estate lending since payments on loans secured by commercial real estate are typically dependent on the successful operation or management of the properties, which in turn is dependent on favorable real estate and other economic conditions. The Bank will therefore be increasingly exposed to these risks as it implements its business plan over time.

     On the liability side of the balance sheet, transactional accounts comprise $51.6 million, or 33.2% of the deposit base of the Bank at December 31, 1999 compared to $38.5 million or 25.3% at December 31, 1998. This increase resulted from the Bank's development of accounts for its small business customers as well as the creation of a money market indexed account with check withdrawal privileges.

     Residential mortgage lending continued to provide loans for the Bank's portfolio and produced a volume of $45.9 million in loans, down 16.3 % from 1998's level. In the first half of 1999, low interest rates continued to stimulate refinancing activity. The majority of fixed rate long-term loans were sold in the secondary market, with the servicing retained by the Bank, while adjustable rate mortgages and certain shorter maturity fixed rate loans were originated for the Bank's portfolio. Loan production was adversely affected in the second half of the year by a series of interest rate increases made by the Federal Reserve in an effort to contain the economy's growth. The margin between rates earned on the Bank's loan portfolio and the rates paid on its customer deposits declined by 31 basis points from 5.09% to 4.78%. This suggests that a narrowing of margins may continue to erode earnings in the future.

     The Bank is continuing to search for new markets and facilities to deliver its products to the region in a cost efficient manner. A prime location adjacent to Southern Maryland's only regional mall was acquired in late 1997 and put into operation in the first quarter of 1998. This provided a highly visible commercial branch for further development of market share. The Bank is expanding on its "micro-branching" concept by using lobbies connected with convenience stores while providing full service drive-in hours and ATM access. These micro-branches will be used as in-fill delivery sites and will be supported by our anchor branch staffs. Additional ATM sites have been acquired in several retail establishments and management continues to seek such opportunities to serve the local market. These steps are taken to generate fee income and further advance the name recognition of the Bank.

     In an effort to provide a wider range of services and products to Bank customers and generate additional fee income, the Bank entered into an agreement with UVEST to provide a wide range of investment products and services to the Bank's customers. Management anticipates that fee income from these sources will develop slowly, but the customer relationships established will solidify Community Bank's position in the area market.

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company's net income for 1999 decreased $228,000 or $.25 in basic income per share over 1998's level. This was a continuation of the slowing of the earnings growth which began in 1998. The flat yield curve produced few opportunities to increase the interest rate spread when the cost of funds tracked so closely with the yield on investments and loans during the year.

     The average yield on all interest-earning assets was 7.75% for 1999 compared to 8.15% in 1998 and 8.27% in 1997. During the first half of the year, the interest rate yield curve was flat with a general decline in the level of rates earned. The decrease in the weighted average yield occurred as accelerated principal curtailments or payoffs were received and somewhat lower yields were available on the investments acquired with the cash received. In the second half of 1999, a series of interest rate increases slowed loan production significantly and immediately affected the repricing of short-term money market indexed deposits.

     During the period of low rates in 1998 and early 1999, the Bank experienced rapid loan prepayment. Management's asset/liability strategy was to protect against upside movements in interest rates. Because long term maturity extension of investments would have been counterproductive to the strategy, intermediate range investments and loans were pursued.

     As evidenced in the "Gap" chart in the "Market Risk Analysis" section of this discussion, the Bank has exposure to rising rates, particularly in the short to moderate term sectors. For several years the yield curve has been essentially flat which has imposed significant pressure on the Bank's net spread. This is because no appreciable relief is obtained in the cost of money with short and intermediate term rates tracking so close to the long-term rates. The decline in the level of rates reduced the Bank's cost of funds at a slower pace than the decline in asset returns. The average rate paid on all interest-bearing liabilities was 3.92% in 1999, 4.24% in 1998 and 4.37% in 1997. The change in the cost of funds was -32 basis points ("bp") in 1999 versus -13 bp in 1998. This contrasted to a net change in the yield on interest earning assets of -40 bp in 1999 and -12 bp in 1998. The Board of Directors of the Bank monitors the situation carefully to develop a balance in the portfolio that will conservatively position the Bank.

     The net interest rate spread was 3.83% in 1999 compared to 3.91% in 1998 and 3.90% in 1997. The trend has been toward a narrowing of the yield over the past several years. The interest rate spread may increase in the future if a traditional yield curve pattern is regained. If the classic pattern of inflationary pressures and interest rate volatility return, as indicated by the recent Federal Reserve moves, the repricing of the Bank's earning assets should increase returns over time. An interest rate sensitivity analysis follows this section and will provide a more detailed discussion.

     As previously stated, the continued negative effect of the low long term rate environment on the refinancing activity of the fixed rate portfolio and of the loans serviced for others has decreased loan yields. During the first half of 1999, the Bank's adjustable rate mortgage ("ARM") portfolio repriced at levels consistent with or above the current fixed rates found in the market. That exposed the ARM portfolio to a faster runoff of loans.

     The loan portfolio continues its quality and has no loans identified as impaired. The nonaccrual loans for 1999 totaled $218,000 compared to $269,000 for 1998 and $160,000 for 1997. Increasing levels of commercial and consumer loans are expected to create some additional collection activity for the Bank, but these loans are still relatively new and the Bank has not yet experienced an increase in delinquencies in these loan groups. The Bank owned real estate acquired through foreclosure at the end of the year with a fair market value of approximately $176,000.

                              OPERATIONAL ANALYSIS

     Noninterest expense increased by 14.8% or $809,000 to $6,276,000 for 1999 compared to $5,467,000 in 1998 and $4,877,000 for 1997. Salaries and employee benefits generated the largest line item dollar increase in 1999, $485,000, as higher personnel levels were required to handle the increase in transactional and business activity and to staff the growing branch network and middle management. The Bank has implemented a branch wide incentive plan for its managers that is based on specific operational goals as well as corporate rates of return and loan quality criteria. The managers may receive cash incentives as well as stock options based on their success in achieving strategic goals. This greatly expands the coverage of employees under an incentive-based pay structure and more closely aligns the manager or executive to the overall performance of the Bank. Further incentive plans for the remaining employees are currently under development.

     Occupancy expense increased as new branch facilities were on line for a full year. Older facilities and the administrative offices have been expanded and reconditioned. Deposit insurance costs are incurred at a level just under $90,000 since the conversion to a commercial bank.

                             YEAR 2000 ISSUES

     The Bank successfully completed the Y2K date change without incident. The Bank began its Y2K program in early 1997 and included complete analysis of all Bank functions, documentation of the technology reliance and rating of the systems in order of critical need. Contingency plans were written and timetables developed for the implementation of the contingency operations in the event of failure in any given area. Testing of the plans was performed for critical areas. Additional cash was maintained on hand to meet potential customer demands, taking the asset out of interest earning investments. Additional security was required to safeguard the cash and protect the staff during what was deemed to be a period more susceptible to robbery attempts. Generators and emergency lighting systems were acquired to allow operation of critical systems in the event of electrical failure. The cost of addressing potential problems related to the date change is estimated at $550,000.

                           NET PREMISES AND EQUIPMENT

     Net premises and equipment increased by 4.6% or $200,000 in 1999 compared to a 3% or $127,000 increase in 1998 over 1997's level. Continued investment in technology platforms, and various internal office expansion and renovation required capital outlays in 1999.

                             WHOLESALE BORROWINGS

     The Bank's wholesale borrowing, consisting mainly of advances from the Federal Home Loan Bank of Atlanta, increased to $44.4 million at December 31, 1999 from $32.9 million at December 31, 1998. These borrowings were used to fund specific loan projects or to create arbitrages with authorized investments for a managed interest spread. This strategy allows for the prudent leveraging of net worth to maximize revenue production while managing asset and liability interest rate risk.

                             STOCKHOLDERS' EQUITY

     Stockholders' equity grew by .7%, or $140,000 during 1999 to 21,115,000 compared to an increase of 10.7% or $2,045,000 to $20,975,000 during 1998. This represents an average equity to average assets ratio of 9.8%, down from 10.1% in 1998.

     A net unrealized loss on investment and mortgage-backed securities available for sale was experienced in 1999 due to the rapid change in the interest rate posture of the Federal Reserve. A loss of $1.4 million, net of deferred tax, in 1999 as compared to a gain of $207,000 in 1998 was recognized as an adjustment to stockholders' equity. The net unrealized gain or loss is calculated on a monthly basis and will be reflected in the quarterly statements to the regulatory agencies and shareholders.

     The Company's total risk based capital ratio at December 31, 1999 was 17.23% or $23,486,000 compared to 18.27% or $22,023,000 at December 31, 1998.
The Tier I risk based capital level at December 31, 1999 was $21,833,000 or 16.02% compared to $20,483,000 or 17.00% at December 31, 1998. A discussion of the quantitative measures of capitalization and regulatory capital requirements of the Company and its banking subsidiary may be found in Footnote 14 "Regulatory Matters" of the Consolidated Financial Statements. At December 31, 1999, the Company and the Bank exceeded all capital requirements and were considered to be "well-capitalized" under regulatory definitions.

     During the year, the Board of Directors of the Company continued to provide liquidity to its shareholder base through stock repurchases. The Company purchased and retired 24,803 shares for $657,000 in 1999 and 20,039 shares for $474,000 in 1998.

                                   LIQUIDITY

     The Company's liquidity management policies for the Bank are designed to provide for prudent levels of liquidity to be maintained at all times, consistent with the nature of the business being conducted by the Bank. The assets classified as Investment Securities available-for-sale are available for leveraging as well as for immediate sale if the situation dictates that course of action. Additionally, the Federal Home Loan Bank of Atlanta is extensively utilized as the Bank's liquidity source in its asset/liability management strategy. The Bank currently has approval to borrow up to thirty percent (30%) of its assets. At December 31, 1999, it had $44.4 million outstanding or 19.9% of its assets. The year 2000 liquidity plan has been developed and is currently being operated in conjunction with the guidelines of the Federal Reserve and with the cooperation of the Federal Home Loan Bank, its primary wholesale source.

                              MARKET RISK ANALYSIS

     The market risk of the Bank is managed through the Board's Asset and Liability Committee (ALCO). Together with the Bank's management, the Committee reviews the sensitivity of the market value of the portfolio equity and interest rate sensitivity of net income. The changes in the market value of portfolio equity as well as the interest income sensitivity are caused by shifts in the market rates of interest and can cause a negative as well as a positive impact in given scenarios. The portfolio is subjected to periodic modeling to test the effects of sudden and sustained interest rate shocks on the market value and the net interest income sensitivity. The Basle Committee on Banking Supervision has set standard measures of portfolio market value equity and interest income sensitivity in a shock environment of an immediate up or down 200 basis point shift in assumed interest rates. The impact of such a shock on the Bank's portfolio is as follows:

                                                    1999   1998
Sensitivity of market value of portfolio equity:
      Interest rate changes:
       Up 200 basis points                           -13%   -12%
       Down 200 basis points                          +4%    +5%

Sensitivity of net interest income:
      Interest rate changes:
       Up 200 basis points                            -1%    -1%
       Down 200 basis points                          +3%    +1%

     The change in percentage for the market value of portfolio equity declined slightly in both the adverse scenario of up 200 basis points in interest rate movement and in the down 200 basis shock. This reflects the impact of multi-year flat yield curves at lower rate levels. As prepayments have occurred, reinvestment of the proceeds was at lower yields. An immediate market rate increase would make those new investments less valuable. Because the net income of the Bank and Company is derived through the interest spread of the portfolio, the ALCO committee is less concerned with the shock of interest rates on the market value than it is on the interest rate sensitivity because the assets are employed for their income production rather than value appreciation upon sale. The levels of change for both the market value of the portfolio equity and the net interest income sensitivity fall within the policy benchmarks established by the Board.

     Interest rate sensitivity reflects the change in the Bank's net interest income given assumed interest rate shifts. Neither scenario generates a severe impact to the Bank's earnings. In the scenarios presented, the most detrimental for the Bank is an upward movement of rates. An upward rate movement would reduce the market value of the portfolio, but with no intent to liquidate, the decline would affect earnings. Due to the composition of the cost of funds and the percentage of wholesale borrowings needed to finance its activities, the Bank may be adversely affected in the event of rising rates. Typically, wholesale borrowings are in large denominations and reprice quickly to reflect sudden changes in the global market. Retail deposits typically are in smaller amounts and are less likely to respond to shifts in rates in a short time period. Therefore, the Bank's portfolio has been structured with an attempt to reasonably minimize the impact on earnings from sudden and prolonged upward shifts in interest rates.

     Interest rate sensitivity may also be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. Gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, such as was the case in the second half of 1999, a negative gap would adversely affect net interest income and a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The following table illustrates the "gap" position of the Bank at December 31, 1999:

                                      0 to 90  91 to 365  Over 1 to Over 3 to Over 5
                                       days       days     3 years   5 years   years
                                     --------- ---------  --------  --------  -------
(amounts in thousands)
Rate Sensitive Assets:
 Interest bearing deposits
         with banks                  $  3,063   $     -   $      -  $      -   $     -
 Investment securities                 12,442         -      3,946         -    44,503
 Loans                                 26,582    24,176     63,502    11,506    21,717
                                     --------   -------   --------  --------   -------

   Total assets                      $ 42,087   $24,176   $ 67,448  $ 11,506   $66,220
                                     ========   =======   ========  ========   =======

Rate Sensitive Liabilities:
 Noninterest bearing deposits        $ 10,102   $     -   $     -  $      -    $     -
 Interest bearing demand deposits      18,331         -         -         -          -
 Money market deposits                 34,669         -         -         -          -
 Regular savings deposits              21,427         -         -         -          -
 Time deposits                         12,325    25,634    27,647     4,897          -
 Other borrowed funds and
  long-term debt                        3,398         -    11,400    10,000     10,000
                                      -------   -------  --------   -------    -------

   Total liabilities                 $110,252   $25,634   $39,047   $14,897    $10,000
                                     ========   =======   =======   =======    =======

Interest rate sensitivity gap        $(68,165)  $(1,458)  $28,401   $(3,391)   $56,220

Cumulative interest rate
 sensitivity gap                     $(68,165)  $(69,623) $(41,222) $(44,613)  $11,607

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

                               STOCK INFORMATION

     Tri-County Financial Corporation's stock is not traded or listed on a public exchange. However, stock does change hands over the course of the year. In 1999, the Company was made aware of several trades which occurred.

     During 1999, a total of 35,672 shares traded, with a high price of $33.00 and a low price of $20. The weighted average price was $26.61. The number of shareholders at March 14, 2000 was 609 and the total outstanding shares was 795,515. On February 3, 2000, the Board of Directors declared a $.30 per share cash dividend payable on April 14, 2000 to shareholders of record on March 14, 2000. On January 22, 1999, the Board of Directors declared a $.20 per share cash dividend, payable on April 17, 1999 to shareholders of record on March 17, 1999.

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

     The Bank's payment of dividends is subject to the Federal Reserve Board's Regulation H, which limits the dividends payable by a state member bank to the net profits of the Bank then on hand, less the Bank's losses and bad debts. Additionally, the Federal Reserve Board has the authority to prohibit the payment of dividends by a Maryland commercial bank when it determines such payment to be an unsafe and unsound banking practice. Finally, the Bank will not pay dividends on its capital stock if its capital would thereby reduced below the remaining balance of the liquidation account established when the Bank converted from mutual to stock ownership in 1987.

     The Company's ability to pay dividends is governed by the policies and regulations of the Federal Reserve Board which prohibit the payment of dividends under certain circumstances involving the bank holding company's financial condition and capital adequacy.

                                  NET INCOME


                      [GRAPH OF NET INCOME APPEARS HERE]

        1995           1996           1997         1998          1999
        ----           ----           ----         ----          ----
     $2,027,814     $1,319,727     $2,057,204    $2,381,847    $2,153,490


                  [GRAPH OF TRI-COUNTY FINANCIAL CORPORATION
            MEASURES OF PERFORMANCE RETURN OF ASSETS APPEARS HERE]


    1995           1996            1997           1998          1999
    ----           ----            ----           ----          ----
    1.28%          0.77%           1.13%          1.20%         1.00%


                  [GRAPH OF TRI-COUNTY FINANCIAL CORPORATION
             PORTFOLIO NET SPREAD DECEMBER 31, 1999 APPEARS HERE]


                                    Weighted average rate paid
        Weighted average on all       on all interest-bearing
        interest-earning assets             liabilities            Net Spread
        -----------------------     --------------------------     ----------
1995            8.45%                          4.17%                  4.28%
1996            8.25%                          4.22%                  4.03%
1997            8.29%                          4.37%                  3.92%
1998            8.15%                          4.24%                  3.91%
1999            7.75%                          3.92%                  3.83%

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                                      At December 31,
                                                          -------------------------------------------------------------------------
                                                              1999           1998           1997            1996          1995
                                                          -------------------------------------------------------------------------
Total Amount of:
  Loans Outstanding.....................................  $ 147,483,466  $ 134,912,633  $ 123,565,634  $ 111,862,620  $ 107,678,852
  Interest and Noninterest-bearing cash.................      6,532,583      5,059,474      5,820,753      3,903,612      4,050,219
  Investment Securities.................................     60,889,772     60,121,025     55,751,720     56,783,231     46,858,152
  Assets................................................    222,897,280    206,863,119    191,188,360    178,146,326    164,124,420
  Savings Deposits......................................    155,741,800    151,815,364    142,276,077    135,534,163    130,034,043
  Borrowed Money........................................     44,798,378     33,434,332     29,201,820     24,733,466     17,552,845
  Stockholders' Equity..................................     21,115,383     20,975,295     19,086,079     17,077,452     15,832,925
Number of:
  Loans Outstanding.....................................          3,111          3,063          3,023          2,854          2,792
  Savings Accounts......................................         17,177         15,565         15,303         14,849         14,090
  Offices Open - All Full Service.......................              9              8              8              8              6

                                                                               For the Year Ended December 31,
                                                          -------------------------------------------------------------------------
                                                              1999           1998           1997            1996          1995
                                                          -------------------------------------------------------------------------
Weighted Average Yield on:
  Loan Portfolio........................................           8.37           9.00%          9.20%          9.13%          9.38%
  Investment Portfolio..................................           6.46           6.42           6.48           6.42           6.45
  All Interest-earning Assets...........................           7.75           8.15           8.29           8.25           8.45
Weighted Average Rate Paid on:
  Savings Deposits and Escrow...........................           3.59           3.91           4.06           4.05           4.06
  Federal Home Loan Bank Advances and Other Borrowings..           5.33           5.72           5.91           5.46           6.21
  All Interest-bearing Liabilities......................           3.92           4.24           4.37           4.22           4.28
Interest Rate Spread (Spread between Weighted
  Average Rate on All Interest-earning Assets
  and All Interest-bearing Liabilities).................           3.83           3.91           3.92           4.03           4.17
Net Yield (Net Interest Income as a
  Percentage of Average Interest-earning Assets)........           4.11           4.21           4.23           4.32           4.46

SUMMARY OF OPERATIONS

                                                                                      At December 31,
                                                          -------------------------------------------------------------------------
                                                              1999           1998           1997            1996          1995
                                                          -------------------------------------------------------------------------
Interest Income.........................................  $ 15,853,330   $ 15,721,675   $ 14,966,454   $ 13,741,595   $ 12,900,876
Interest Expense........................................     7,441,179      7,596,727      7,350,648      6,406,756      6,094,968
                                                          -------------------------------------------------------------------------

Net Interest Income.....................................  $  8,412,151   $  8,124,948   $  7,615,806   $  7,064,839   $  6,805,908
Loss Provision and Charge-offs of Loans.................       240,000        240,000        240,000        408,000        210,000
                                                          -------------------------------------------------------------------------
Net Interest Income
  After Provision for Loss on Loans.....................  $  8,172,151   $  7,884,948   $  7,375,806   $  6,656,839   $  6,595,908
Other Income............................................     1,271,464      1,420,536        930,745        798,405        857,467
Less Noninterest Expense................................     6,278,125      5,466,637      4,877,347      5,350,317      4,098,561
                                                          -------------------------------------------------------------------------

Income Before Federal Income Tax........................  $  3,167,490   $  3,838,847   $  3,429,204   $  2,104,927   $  3,354,814
Income Tax Expense......................................     1,014,000      1,457,000      1,372,000        785,200      1,327,000
Income Tax Benefit - Change in Accounting for Deferred
 Taxes..................................................             -              -              -              -              -
                                                          -------------------------------------------------------------------------

Net Income..............................................  $  2,153,490   $  2,381,847   $  2,057,204   $  1,319,727   $  2,027,814
                                                          -------------------------------------------------------------------------

Net Income Per Common Share (1).........................  $       2.75   $       3.00   $       2.57   $       1.65   $       2.62

Cash Dividends Declared Per Common Share (2)............       238,655        158,712         97,627         75,498         70,574

(1) Restated to reflect 1995, 1996, 1997, and 1998 stock dividends.
(2) a $0.10 per common share cash dividend was declared on January 24, 1996, payable to shareholders of record March 4, 1996;
    a $0.10 per common share cash dividend was declared on January 24, 1997, payable to shareholders of record March 7, 1997;
    a $0.125 per common share cash dividend was declared on February 15, 1998, payable to shareholders of record March 13, 1998;
    a $0.20 per common share cash dividend was declared on January 22, 1999, payable to shareholders of record March 17, 1999 a $0.30 per common share cash dividend was declared on February 03, 2000, payable to shareholders of record March 14, 2000

                        TRI-COUNTY FINANCIAL CORPORATION

                               REPORT ON AUDITS OF
                        CONSOLIDATED FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED
                        DECEMBER 31, 1999, 1998 AND 1997






   No extracts from this report may be published without our written consent.

                               Stegman & Company

                                TABLE OF CONTENTS




INDEPENDENT AUDITORS' REPORT



CONSOLIDATED FINANCIAL STATEMENTS                           Page
                                                            ----


    Balance Sheets                                             1


    Statements of Income                                       2


    Statements of Changes in Stockholders' Equity              3


    Statements of Cash Flows                                4 - 5



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  6 - 26

Stockholders and Board of Directors
Tri-County Financial Corporation
Waldorf, Maryland


    We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Stegman & Company



Baltimore, Maryland
February 25, 2000

                        TRI-COUNTY FINANCIAL CORPORATION


                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                                     ASSETS

                                                   1999                  1998
                                              ------------          ------------

Cash and due from banks                     $   3,469,304         $     906,658
Interest-bearing deposits with banks            3,063,279             4,152,816
Investment securities available-for-sale
  - at fair value                              56,655,300            55,976,606
Investment securities
 held-to-maturity - at amortized cost           1,946,772             2,139,069
Stock in Federal Home Loan
 Bank and Federal Reserve
 Bank - at cost                                 2,287,700             2,005,350
Loans held for sale                               773,099             2,266,697
Loans receivable - net of allowance
 for loan losses of $1,653,290 and
  $1,540,551, respectively                    146,710,367           132,645,936
Premises and equipment, net                     4,516,386             4,316,207
Foreclosed real estate                            176,626                  --
Accrued interest receivable                     1,146,520             1,330,105
Other assets                                    2,151,927             1,123,675
                                            -------------         -------------

   TOTAL ASSETS                             $ 222,897,280         $ 206,863,119
                                            =============         =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
 Noninterest-bearing deposits               $  10,102,479         $   9,750,153
 Interest-bearing deposits                    145,639,321           142,065,211
                                            -------------         -------------
   Total deposits                             155,741,800           151,815,364
 Short-term borrowings                         13,398,378            16,937,882
 Long-term debt                                31,400,000            16,496,450
 Accrued expenses and other
   liabilities                                  1,241,719               638,128
                                            -------------         -------------

   Total liabilities                          201,781,897           185,887,824
                                            -------------         -------------
STOCKHOLDERS' EQUITY:
 Common stock - par value $.01;
  authorized - 15,000,000 shares;
  issued 788,173 and 789,334 shares,
   respectively                                     7,882                 7,893
 Surplus                                        7,447,240             7,309,901
 Retained earnings                             14,555,324            13,215,770
 Accumulated other comprehensive
 (loss) income                                   (718,498)              648,614
 Unearned ESOP shares                            (176,565)             (206,883)
                                            -------------         -------------
   Total stockholders' equity                  21,115,383            20,975,295
                                            -------------         -------------
   TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $ 222,897,280         $ 206,863,119
                                            =============         =============



See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                      1999             1998             1997
                                 ------------     ------------     ------------
INTEREST INCOME:
 Interest and fees on loans      $ 11,562,846     $ 11,637,672     $ 11,029,413
 Taxable interest and
  dividends on investment
  securities                        4,197,132        3,941,744        3,782,205
 Interest on deposits with
  banks                                93,352          142,259          154,836
                                 ------------     ------------     ------------
     Total interest income         15,853,330       15,721,675       14,966,454
                                 ------------     ------------     ------------

INTEREST EXPENSE:
 Interest on deposits               5,528,672        5,693,385        5,683,348
 Interest on short term
    borrowings                        501,644          958,119          925,084
 Interest on long-term debt         1,410,863          945,223          742,216
                                 ------------     ------------     ------------

     Total interest expense         7,441,179        7,596,727        7,350,648
                                 ------------     ------------     ------------

NET INTEREST INCOME                 8,412,151        8,124,948        7,615,806

PROVISION FOR LOAN LOSSES             240,000          240,000          240,000
                                 ------------     ------------     ------------

NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES          8,172,151        7,884,948        7,375,806
                                 ------------     ------------     ------------

NONINTEREST INCOME:
 Loan appraisal, credit,
  and miscellaneous charges           182,494          223,326          158,945
 Net gains on sale of loans           238,215          416,838          240,407
 Net loss on sales of
  investment securities                  (605)            (391)         (17,502)
 Service charges and fees             811,991          600,067          496,972
 Other income                          39,369          180,696           51,923
                                 ------------     ------------     ------------
     Total noninterest
      income                        1,271,464        1,420,536          930,745
                                 ------------     ------------     ------------

NONINTEREST EXPENSES:
 Salaries and employee
  benefits                          3,600,119        3,114,748        2,624,131
 Occupancy expense                    540,667          494,113          396,378
 ATM and deposit expenses             287,178          255,645          205,998
 Advertising                          280,044          162,133          170,116
 Data processing expense              215,227          259,025          253,677
 Depreciation of
  furniture, fixtures, and
  equipment                           231,240          204,230          185,548
 Other expenses                     1,121,650          976,743        1,041,499
                                 ------------     ------------     ------------
     Total noninterest
      expenses                      6,276,125        5,466,637        4,877,347
                                 ------------     ------------     ------------

INCOME BEFORE INCOME TAXES          3,167,490        3,838,847        3,429,204

Income tax expense                  1,014,000        1,457,000        1,372,000
                                 ------------     ------------     ------------

NET INCOME                       $  2,153,490     $  2,381,847     $  2,057,204
                                 ============     ============     ============

INCOME PER COMMON SHARE:
 Basic income per share          $       2.75     $       3.00     $       2.53
 Diluted income per share                2.59             2.79             2.37



See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                                              Accumu-
                                                                                               lated
                                                                                              Other
                                                                                              Compre-       Unearned
                                                     Common      Paid-in       Retained        hensive        ESOP
                                                     Stock       Capital       Earnings       Income         Shares        Total
                                                    --------    ----------   ------------  ------------   -----------   ---------
BALANCES, JANUARY 1, 1997 -
  as previously reported                              $7,510     $5,724,729   $11,430,666   $    88,778   $(174,231)  $17,077,452
  Adjustment for correction of accrued interest            -              -      (125,507)            -           -      (125,507)
                                                      ------   ------------   -----------   -----------   ---------   -----------
  Beginning balances, January 1, 1997 -
    as restated                                        7,510      5,724,729    11,305,159        88,778    (174,231)   16,951,945
  Comprehensive income:
    Net income                                             -              -     2,057,204             -           -     2,057,204
    Unrealized gain on investment securities
     net of tax of $222,265 and reclassification
     adjustments of $16,950                                -              -             -       353,254           -       353,254
                                                                                                                      -----------
       Total comprehensive income                          -              -             -             -           -     2,410,458
  Cash dividend - $0.10 per share                          -              -       (75,498)            -           -       (75,498)
     5% stock dividend                                   375        828,750      (829,125)            -           -             -
  Cash paid in lieu of stock dividend
    for fractional shares                                  -              -        (5,510)            -           -        (5,510)
  Exercise of stock options                              112         20,683             -             -           -        20,795
  Repurchase of common stock                            (170)             -      (348,101)            -           -      (348,271)
  Net change in unearned ESOP shares                       -              -             -             -     (20,154)      (20,154)
                                                      ------   ------------   -----------   -----------   ---------   -----------

BALANCES, DECEMBER 31, 1997                            7,827      6,574,162    12,104,129       442,032    (194,385)   18,933,765
  Comprehensive income:
    Net income                                             -              -     2,381,847             -           -     2,381,847
    Unrealized gains on investment securities
     net of tax of $129,980                                -              -             -       206,582           -       206,582
                                                                                                                      -----------
     Total comprehensive income                            -              -             -             -           -     2,588,429
 Cash dividend - $0.125 per share                          -              -       (97,627)            -           -       (97,627)
 4% stock dividend                                       310        693,962      (694,272)            -           -             -
 Cash paid in lieu of stock dividend for
  fractional shares                                        -              -        (4,871)            -           -        (4,871)
 Exercise of stock options                                58         41,777             -             -           -        41,835
 Repurchase of common stock                             (200)             -      (473,436)            -           -      (473,636)
 Net change in unearned ESOP shares                     (102)             -             -             -     (12,498)      (12,600)
                                                      ------   ------------   -----------   -----------   ---------   -----------

BALANCES, DECEMBER 31, 1998                            7,893      7,309,901    13,215,770       648,614    (206,883)   20,975,295
 Comprehensive income:
  Net income                                               -              -     2,153,490             -           -     2,153,490
  Unrealized loss on investment securities
    net of tax of $770,187                                 -              -             -    (1,367,112)          -    (1,367,112)
                                                                                                                      -----------
     Total comprehensive income                                                                                           786,378
 Cash dividend - $0.20 per share                           -              -      (157,034)            -           -      (157,034)
 Excess of fair market value over cost
   of leveraged ESOP shares released                       -         11,401             -             -           -        11,401
 Exercise of stock options                               222        125,938             -             -           -       126,160
 Repurchase of common stock                             (248)             -      (656,902)            -           -      (657,150)
 Net change in unearned ESOP shares                       15              -             -             -      30,318        30,333
                                                      ------   ------------   -----------   -----------   ---------   -----------

BALANCES, DECEMBER 31, 1999                           $7,882     $7,447,240   $14,555,324   $  (718,498)  $(176,565)  $21,115,383
                                                      ======   ============   ===========   ===========   =========   ===========

See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                           1999          1998          1997
                                       -----------  ------------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                            $  2,153,490  $  2,381,847   $  2,057,204
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
 Provision for loan losses                 240,000       240,000        240,000
 Depreciation and amortization             336,383       301,238        324,134
 Amortization of premium/discount
  on mortgage-backed securities
  and investments                         (236,443)       33,346        (50,456)
 Deferred income tax (benefit)             (68,000)     (131,000)         2,000
 Decrease (increase) in accrued
  interest receivable                      183,585      (206,043)       (84,378)
 Decrease in deferred loan fees           (122,180)     (130,320)       (25,905)
 Increase (decrease) in accrued
  expenses and other liabilities           690,273        14,765       (314,242)
 Decrease in other assets                 (276,747)     (539,020)      (219,661)
 Loss (gain) on disposal of
  premises and equipment                     3,256       (66,813)        41,660
 Loss on sale of investment
  securities                                   605           391         17,502
 Origination of loans held for sale     (9,268,298)  (23,740,825)   (12,562,767)
 Proceeds from sale of loans held
  for sale                              11,000,111    23,589,839     12,116,232
 Gain on sales of loans                   (238,215)     (416,839)      (240,407)
 Gain on sale of foreclosed real
  estate                                      --         (61,654)        (7,000)
                                      ------------  ------------   ------------
Net cash provided by operating
 activities                              4,397,820     1,268,912      1,293,916
                                      ------------  ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease (increase) in
 interest-bearing deposits with banks    1,089,537     1,017,014     (2,378,112)
Purchase of investment securities
 available-for-sale                    (74,254,708)  (90,192,914)   (47,628,227)
Proceeds from sale, redemption or
 principal payments
 of investment securities
 available-for-sale                     71,673,801    87,391,528     49,084,708
Purchase of investment securities
 held-to-maturity                       (1,697,520)   (3,110,963)      (189,525)
Proceeds from maturities or
 principal payments of investment
 securities held-to-maturity             1,890,569     2,127,218        797,119
Net purchase of FHLB stock and
Federal Reserve Bank stock                (282,350)     (281,350)      (424,000)
Loans originated or acquired           (62,475,059)  (54,084,255)   (53,126,555)
Principal collected on loans            48,239,092    42,431,995     41,896,388
Purchase of premises and equipment        (551,968)     (478,661)      (680,078)
Proceeds from sales of premises and
 equipment                                  12,150       117,251           --
Proceeds from disposition of
 foreclosed real estate                       --         825,060        162,135
Acquisition from foreclosed real
 estate                                   (122,910)         --             --
                                      ------------  ------------   ------------
Net cash used in investing
 activities                            (16,479,366)  (14,238,077)   (12,486,147)
                                      ------------  ------------   ------------

Tri-County Financial Corporation

For the Years Ended December 31, 1999, 1998 and 1997




                                                          1999           1998          1997
                                                      -------------  ------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                            $  3,926,436   $ 9,539,287   $  6,741,914
  Net (decrease) increase in short-term borrowings      (3,539,504)    4,414,672       (746,749)
  Dividends paid                                          (157,034)     (102,498)       (81,008)
  Exercise of stock options                                126,160        41,835         20,795
  Net change in unearned ESOP shares                        41,734       (12,600)       (20,154)
  Repurchase of common stock                              (657,150)     (473,636)      (348,271)
  Proceeds from long-term debt                          35,000,000             -     22,400,000
  Payments of long-term debt                           (20,096,450)     (182,160)   (17,235,267)
                                                      ------------   -----------   ------------
      Net cash provided by financing activities         14,644,192    13,224,900     10,731,260
                                                      ------------   -----------   ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         2,562,646       255,735       (460,971)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR             906,658       650,923      1,111,894
                                                      ------------   -----------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR              $  3,469,304   $   906,658   $    650,923
                                                      ============   ===========   ============
Supplementary cash flow information:
 Cash paid during the year for:
   Interest                                           $  7,368,462   $ 7,942,034   $  7,284,916
   Income taxes                                          1,288,882     1,502,868      1,625,000
  Transfers from loans receivable to
   foreclosed real estate                                   53,716       763,406              -




See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation
      ---------------------------

         The consolidated financial statements include the accounts of Tri-County Financial Corporation and its wholly owned subsidiary, Community Bank of Tri-County (the Bank) and the Bank's wholly owned subsidiaries, Tri-County Investment Corporation and Tri-County Federal Finance One (collectively, "the Company"). All significant intercompany balances and transactions between the parent corporations and their subsidiaries have been eliminated. The accounting and reporting policies of the Company conform with generally accepted accounting principles and to general practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 1999.

      Nature of Operations
      --------------------

         The Company, through its bank subsidiary, conducts full service commercial banking operations throughout the Southern Maryland area. The primary financial services provided include mortgage loans on residential, construction and commercial real estate and various types of consumer lending as well as offering demand deposits and savings products.

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

      Investment Securities
      ---------------------

         Investment securities are classified into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in noninterest income. Securities classified as held-to-maturity are reported at amortized cost, and require the Company to have both the positive intent and ability to hold those securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income, a separate component of stockholders' equity, net of deferred taxes, until realized. Realized gains or losses on the sale of investment securities are recognized at the time of sale using the specific identification method and are classified as noninterest income in the accompanying consolidated statements of income.

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


      Foreclosed Real Estate
      ----------------------

         Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at the lower of the recorded investment or fair value at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell. No charge to operations was required as a result of this review in 1999, 1998 or 1997.

      Mortgage Servicing Rights
      -------------------------

         The rights to service certain mortgages, including those purchased as well as originated, are amortized in proportion to and over the estimated period of the related net servicing revenues and are evaluated for impairment based on their fair value. Total capitalized mortgage servicing rights approximated $586,000 and $546,000 at December 31, 1999 and 1998, respectively.

      Income Taxes
      ------------

         The Company files a consolidated federal income tax return with its subsidiaries. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Any deferred tax asset is reduced by the amount of any tax benefit that more likely than not will not be realized.

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

      Stock-Based Compensation
      ------------------------

         Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share effects are provided as if the fair value method had been applied.

      New Accounting Standards
      ------------------------

         Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

         The Company plans to adopt the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statement's effective date. The effect of adopting the provisions of this statement on the Company's financial position, results of operations and cash flows subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of any derivative instruments in use at that time.

      Prior Period Restatement
      ------------------------

         In December 1999, management discovered an error in its method of calculating accrued interest on mortgage loans. This error resulted in the Bank recording interest earned on certain loans which had been sold to participants. The effect of correcting this error was a reduction in retained earnings as of January 1, 1997 in the amount of $125,507 (net of $78,968 in taxes). The correction is reflected in the accompanying financial statements as a reduction of 1998 and 1997 net income of $4,357 (net of $2,741 in taxes) and $26,807 (net of $16,867 in taxes), respectively.

                                           1998            1997
                                      --------------  --------------
   Net income:
    As initially reported                $2,386,204     $2,084,011
    As corrected                          2,381,847      2,057,204

   Basic earnings per share:
    As initially reported                $     3.00          $2.57
    As corrected                               3.00           2.53

   Diluted earnings per share:
    As initially reported                $     2.80           2.40
    As corrected                               2.79           2.37



2.   INVESTMENT SECURITIES AVAILABLE-FOR-SALE

   The amortized cost and estimated fair values of investment securities available-for-sale are as follows:


                                                                  December 31, 1999
                                                ---------------------------------------------------
                                                                     Gross       Gross    Estimated
                                                  Amortized     Unrealized  Unrealized         Fair
                                                       Cost          Gains      Losses        Value
                                                -----------     ----------  ----------  -----------

 Corporate equity securities                    $   511,206     $  239,890  $        -  $   751,096
 Money Market and mutual funds                      820,125              -           -      820,125
 Obligations of U.S. Government
  Agencies and U.S. Government
  Sponsored Enterprises (GSE's)                   8,000,000              -     381,073    7,618,927
 Asset-backed securities issued by:
  GSE's                                          30,213,481        102,799     815,203   29,501,077
  Other                                          18,191,069         42,643     269,637   17,964,075
                                                -----------     ----------  ----------  -----------

                                                $57,735,881     $  385,332  $1,465,913  $56,655,300
                                                ===========     ==========  ==========  ===========


                                                             December 31, 1998
                                                ---------------------------------------------------
                                                                     Gross       Gross    Estimated
                                                  Amortized     Unrealized  Unrealized         Fair
                                                       Cost          Gains      Losses        Value
                                                -----------     ----------  ----------  -----------

 Corporate equity securities                    $   763,166     $  458,123  $        -  $ 1,221,289
 Money Market and mutual funds                      292,502              -           -      292,502
 Obligations of U.S. Government
  Agencies and U.S. Government
  Sponsored Enterprises (GSE's)                   9,000,000         53,215       8,260    9,044,955
 Asset-backed securities issued by:
  GSE's                                          31,340,373        465,934      82,336   31,723,971
  Other                                          13,523,847        171,792       1,750   13,693,889
                                                -----------     ----------  ----------  -----------

                                                $54,919,888     $1,149,064  $   92,346  $55,976,606
                                                ===========     ==========  ==========  ===========


      The scheduled maturities of investment securities available-for-sale at December 31, 1999 are as follows:

                                                   Available-for-Sale
                                               ---------------------------
                                                                Estimated
                                                 Amortized         Fair
                                                    Cost          Value
                                               --------------  -----------

    Due in one year or less                      $ 5,331,331   $ 5,441,579
    Due after one year through five years          4,000,000     3,748,569
    Asset-backed securities                       48,317,335    47,465,152
                                                 -----------   -----------

                                                  57,648,666   $56,655,300
                                                 ===========   ===========


     Sales of investment securities available-for-sale during 1999, 1998 and 1997 resulted in the following:

                                       1999         1998         1997
                                     --------     --------    ----------

         Proceeds                    $200,000     $408,500    $3,369,000
         Gross gains                        -            -         2,111
         Gross losses                    (605)        (391)      (19,613)


      Asset-backed securities are comprised of mortgage-backed securities as well as mortgage derivatives such as collateralized mortgage obligations and real estate mortgage investment conduits. The outstanding balance of no single issuer, except for U.S. Government-Sponsored Enterprise Securities, exceeded five percent of the Company's stockholders' equity at December 31, 1999 and 1998.

3.  INVESTMENT SECURITIES HELD-TO-MATURITY

      The amortized cost and estimated fair values of investments held-to-maturity are as follows:


                                           December 31, 1999
                             ----------------------------------------------
                                            Gross       Gross    Estimated
                             Amortized   Unrealized  Unrealized     Fair
                                Cost       Gains       Losses      Value
                             ----------  ----------  ----------  ----------
Obligations of U.S.
 Government Agencies         $  197,719  $    -      $    -      $  197,719
Other investments             1,749,053       -           -       1,749,053
                             ----------  ----------  ----------  ----------

                             $1,946,772  $    -      $    -      $1,946,772
                             ==========  ==========  ==========  ==========

                                             December 31, 1998
                             -------------------------------------------------
                                            Gross       Gross      Estimated
                             Amortized   Unrealized   Unrealized      Fair
                                Cost        Gain        Losses        Value
                             ----------  ----------  ------------  -----------
Obligations of U.S.
 Government Agencies         $  196,967  $     -     $    -      $  196,967
Asset-backed securities         544,696      19,966       -         564,662
Other investments             1,397,406       -           -       1,397,406
                             ----------  ----------  ----------  ----------
                             $2,139,069  $   19,966  $    -      $2,159,035
                             ==========  ==========  ==========  ==========


4.  LOANS RECEIVABLE

    Loans receivable at December 31, 1999 and 1998 consist of the following:

                                            1999                1998
                                         ----------          ----------

Commercial real estate                 $ 29,947,350        $ 19,732,432
Residential real estate                  66,263,457          64,243,146
Residential construction                 17,142,072          20,776,294
Second mortgage loans                    16,691,345          16,313,728
Lines of credit - commercial             10,024,782           6,161,033
Consumer loans                            9,102,409           7,889,792
                                       ------------        ------------
                                        149,171,415         135,116,425
                                       ------------        ------------

Less:
 Deferred loan fees                         807,758             929,938
 Allowance for loan losses                1,653,290           1,540,551
                                       ------------        ------------
                                          2,461,048           2,470,489
                                       ------------        ------------

     Total                             $146,710,367        $132,645,936
                                       ============        ============


     The following table sets forth the activity in the allowance for loan losses:

                                           1999        1998        1997
                                       ----------  ----------  ----------

 Balance, January 1                    $1,540,551  $1,310,365  $1,120,102

  Add:
   Provision charged to operations        240,000     240,000     240,000
   Recoveries                               6,790         275         105
  Less:
   Charge-offs                            134,051      10,089      49,842
                                       ----------  ----------  ----------
 Balance, December 31                  $1,653,290  $1,540,551  $1,310,365
                                       ==========  ==========  ==========

      No loans included within the scope of SFAS 114 were identified as being impaired at December 31, 1999 or 1998 and for the years then ended.

      Loans on which the recognition of interest has been discontinued, which were not included within the scope of SFAS 114, amounted to approximately $218,000, $269,000, and $160,000 at December 31, 1999, 1998, and 1997,
respectively. If interest income had been recognized on nonaccrual loans at their stated rates during 1999, 1998, and 1997, interest income would have been increased by approximately $27,001, $21,000, and $29,000, respectively. No income was recognized for these loans in 1999, 1998 and 1997.

      Included in loans receivable at December 31, 1999 and 1998, is $1,379,274 and $1,347,263 due from officers and directors of the Bank. Activity in loans outstanding to officers and directors is summarized as follows:


                                                   1999         1998
                                                -----------  -----------

                 Balance, beginning of year     $1,347,263   $1,206,615

                 New loans made during year        908,424      226,547

                 Repayments made during year      (876,413)     (85,899)
                                                ----------   ----------
                 Balance, end of year           $1,379,274   $1,347,263
                                                ==========   ==========


      Loans serviced for others and not reflected in the balance sheets are $61,992,725 and $56,040,000 at December 31, 1999 and 1998, respectively.
Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

      The Bank grants loans throughout the Southern Maryland area. Its borrowers' ability to repay is, therefore, dependent upon the economy of Southern Maryland.


5.  PREMISES AND EQUIPMENT

      A summary of premises and equipment at December 31, 1999 and 1998 is as follows:


                                           1999        1998
                                        ----------  ----------
      Cost:
        Land                            $1,439,224  $1,437,761
        Building and improvements        2,964,425   2,769,246
        Furniture and equipment          2,133,436   1,810,221
        Automobiles                        103,144     105,394
                                        ----------  ----------
         Total cost                      6,640,229   6,122,622
      Less accumulated depreciation      2,123,843   1,806,415
                                        ----------  ----------
         Premises and equipment, net    $4,516,386  $4,316,207
                                        ==========  ==========

      Certain bank facilities are leased under various operating leases. Rent expense was $175,949, $161,167 and $118,556 in 1999, 1998 and 1997,
respectively.

      Future minimum rentals commitments under noncancellable leases are as follows:

                     2000                    $  154,906
                     2001                       130,534
                     2002                       133,859
                     2003                       125,124
                     2004                       125,124
                     Thereafter                 373,423
                                             ----------
                      Total                  $1,042,970
                                             ==========


6. DEPOSITS

  Deposits outstanding at December 31 consist of:

                                                      1999          1998
                                                  ------------  ------------

  Noninterest-bearing demand                      $ 10,102,479  $  9,750,153
                                                  ------------  ------------
  Interest-bearing:
   Demand                                           19,041,881    16,963,000
   Money market deposits                            34,669,161    20,775,000
   Savings                                          21,427,279    25,771,211
   Certificates of deposit of $100,000 or more      13,734,000    12,989,000
   Other certificates of deposit                    56,767,000    65,567,000
                                                  ------------  ------------
    Total interest-bearing                         145,639,321   142,065,211
                                                  ------------  ------------
    Total deposits                                $155,741,800  $151,815,364
                                                  ============  ============


7.  ADVANCES FROM THE FEDERAL HOME LOAN BANK OF ATLANTA AND OTHER BORROWINGS

    The advances from the Federal Home Loan Bank are as follows:

                                   Weighted
                                    Average
                                   Interest
                     Year Due        Rate        Amount
                    ----------    ---------   -----------

                      2000           5.65     $13,000,000
                      2002           6.51      11,400,000
                      2004           5.03      10,000,000
                      2009           4.95      10,000,000
                                              -----------
                                              $44,400,000
                                              ===========

      Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien, the Company maintains eligible collateral consisting of 1-4 unit residential first mortgage loans, discounted at 75% of the unpaid principal balance, equal to 100% at December 31, 1999 and 1998, of its outstanding Federal Home Loan Bank advances. These amounts were $59,200,000 and $43,900,000 at December 31, 1999 and 1998, respectively. The advances due in 2002 have call provisions under which the Federal Home Loan Bank may require payment prior to the stated maturity date.

      Until July 1999, when the liability was paid off, Tri-County Federal Finance One (Finance One) was obligated on a note payable issued in connection with its participation in the Salomon Capital Access Collateralized Mortgage Obligation Bond Program. Under this program, Finance One pledged Federal Home Loan Mortgage Corporation participation certificates having unpaid principal balances at December 31, 1998 totaling $544,696 as security for the notes. The participation certificates were held in trust, and the principal and interest payments required by the note payable were made out of the monthly cash proceeds from the certificates.

      The maturity date and interest rate, which were subject to adjustment based on prepayments of the participation certificates, for the notes payable at December 31, 1999 and 1998, are as follows:


              Unpaid Principal
              (Net of Discount)
                 December 31,
            --------------------        Interest     Maturity
             1999         1998            Rate         Date
            -------     --------        --------      --------
            $  -         $96,450          N/A          N/A


      The Company enters into sales of securities under agreements to repurchase with terms to maturity of less than one month and short-term borrowings from the Federal Home Loan Bank. The repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheets. The dollar amounts of securities underlying the agreements remain in the asset accounts. The securities underlying the agreements are book-entry securities and were delivered by appropriate entry into the counterparties' accounts maintained at the purchasing securities dealer's safekeeping house.

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

      Additional information regarding short-term borrowings and repurchase agreements is as follows:


                                                   1999          1998
                                               ------------  ------------
      Balance outstanding at December 31       $13,398,378   $16,937,882
      Average balance during the year            9,449,297    16,743,325
      Average interest rate during the year           5.53%         5.72%
      Maximum outstanding balance at any
       month end during the year                16,806,734    26,619,724

      Other borrowed funds consist of treasury tax and loan deposits that generally mature within one to 120 days from the transaction date. At December 31, 1999 and 1998, such borrowings were $398,378 and $437,882, respectively.

      The aggregate scheduled principal maturities on all borrowings outstanding at December 31, 1999 are as follows:


                      2000                  $13,398,378
                      2002                   11,400,000
                      2004                   10,000,000
                      2009                   10,000,000
                                            -----------
                           Total            $44,798,378
                                            ===========


8.  INCOME TAXES

      Income tax expense was as follows:

                                     1999            1998             1997
                                -----------      -----------      ----------
   Current:
   Federal                      $   973,000      $ 1,317,000      $ 1,122,000
   State                            109,000          271,000          248,000
                                -----------      -----------      -----------
                                  1,082,000        1,588,000        1,370,000
                                -----------      -----------      -----------

   Deferred:
   Federal                          (56,000)        (107,000)           1,600
   State                            (12,000)         (24,000)             400
                                -----------      -----------      -----------
                                    (68,000)        (131,000)           2,000
                                -----------      -----------      -----------

   Total income tax expense     $ 1,014,000      $ 1,457,000      $ 1,372,000
                                ===========      ===========      ===========


      Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                   1999                     1998                       1997
                                         -----------------------   -----------------------   ----------------------
                                                      Percent of                Percent of               Percent of
                                                        Pretax                    Pretax                   Pretax
                                           Amount       Income       Amount       Income       Amount      Income
                                         -----------  ----------   -----------  ----------   ----------  ----------

Expected income tax expense at
  federal tax rate                       $1,077,000      34.0%    $1,307,000       34.0%    $1,175,000     34.0%
State taxes, net of federal benefit          62,000       2.0        178,000        4.6        154,000      4.5
Nondeductible expenses                       14,000        .4          5,400         .1          5,000       .1
Deduction for stock options exercised       (90,000)     (2.9)             -         .0              -       .0
Other                                       (49,000)     (1.5)       (33,400)       (.8)        38,000      1.1
                                         ----------      ----     ----------       ----     ----------     ----

      Total income tax expense           $1,014,000      32.0%    $1,457,000       37.9%    $1,372,000     39.7%
                                         ==========      ====     ==========       ====     ==========     ====



      The net deferred tax assets (liabilities) in the accompanying balance sheets include the following components:


                                             1999       1998
                                           --------  ----------
      Deferred tax assets:
        Deferred fees                      $ 74,199  $ 119,091
        Allowance for loan losses           423,906    327,407
        Deferred compensation                78,168     58,982
        Unrealized loss on investment
         securities available-for-sale      362,083          -
                                           --------  ---------
          Total deferred assets             938,356    505,480
                                           --------  ---------
      Deferred tax liabilities:
        FHLB stock dividends                152,896    152,896
        Depreciation                         83,633     80,840
        Unrealized gain on investment
         securities available-for-sale            -    408,104
                                           --------  ---------
          Total deferred liabilities        236,529    641,840
                                           --------  ---------
      Net deferred assets (liabilities)    $701,827  $(136,360)
                                           ========  =========


      Retained earnings at December 31, 1999, include approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the "base year tax reserve") for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $458,000 at December 31, 1999.

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

      In August 1996, the Small Business Job Protection Act (the "Act") repealed the percentage of taxable income method of accounting for bad debts effective for years beginning after December 31, 1995. The Act required the Bank to change its method of computing reserves for bad debts to the experience method. This method is available to banks with assets less than $500 million and allows the Bank to maintain a tax reserve for bad debts and to take bad debt deductions for reasonable additions to the reserve. As a result of this change, the Bank has to recapture into income a portion of its existing tax bad debt reserve. This recapture occurs ratably over a six-taxable year period, beginning with the 1998 tax year. For financial reporting purposes, this recapture does not result in additional tax expense as the Bank adequately provided deferred taxes in prior years. Furthermore, this change does not require the Bank to recapture its base year tax reserve.

9. COMMITMENTS AND CONTINGENCIES

      The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its borrowers. These financial instruments are commitments to extend credit. These instruments may, but do not necessarily, involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet loans receivable.

      As of December 31, 1999 and 1998, in addition to the undisbursed portion of loans receivable of approximately $3,763,000 and $4,353,000, respectively, the Company had outstanding loan commitments approximating $530,512 and $1,713,949 as of December 31, 1999 and 1998, respectively. These commitments are normally met from deposit account growth, loan payments, excess liquidity, or borrowed money.

      Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding amounted to $5,556,000 and $4,397,000 at December 31, 1999 and 1998,
respectively.

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

      Net pension cost for the Company's plan consists of the following:


                                             1999      1998        1997
                                            -------  ---------  -----------
       Service cost                         $     -  $       -   $  49,239
       Interest cost                              -          -      71,313
       Actual return on plan assets               -          -     (76,268)
       All other components                       -          -      (6,618)
       Charge resulting from plan
        curtailment                               -          -      73,314
       Credit resulting from plan
        settlement                                -          -    (215,633)
                                            -------  ---------   ---------
            Net pension (credit) cost       $     -  $       -   $(104,653)
                                            =======  =========   =========


            Assumptions used to develop the net periodic pension cost were:


                                                    1999       1998        1997
                                                 -------  ---------   ---------

       Discount rate                                 N/A        N/A         7.5%
       Expected long-term rate of return on
        plan assets                                  N/A        N/A         8.0%
       Rate of increase in compensation levels       N/A        N/A         5.0%



11.  STOCK OPTION AND INCENTIVE PLAN

      The Company has a stock option and incentive plan to attract and retain personnel and provide incentive to employees to promote the success of the business. At December 31, 1999, 120,946 shares of stock have been authorized for grants of options for this plan. There were no options granted during 1997.

      The following table provides the pro forma disclosures:

                                              1999        1998
                                           ----------  ----------
Net income                    As reported  $2,153,490  $2,386,204
                              Pro forma     1,990,645   2,284,225

Basic earnings per share      As reported        2.75        3.00
                              Pro forma          2.54        2.88

Diluted earnings per share    As reported        2.59        2.79
                              Pro forma          2.39        2.68


      For the purpose of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes pricing model with the following weighted-average assumptions used for the grants:


                                      1999     1998
                                     -------  -------
      Dividend yield                   0.75%    0.50%
      Expected volatility             15.00%   15.00%
      Risk-free interest rate          5.72%    4.97%
      Expected lives (in years)          10       10
      Weighted average fair value    $11.51   $10.20

      Substantially all options are 100% vested when granted, and all options expire after 10 years. The following tables summarize activity in the plan:


                                               1999                   1998                 1997
                                        ---------------------   ------------------   ------------------
                                                   Weighted              Weighted              Weighted
                                                    Average               Average              Average
                                                   Exercise              Exercise              Exercise
                                        Shares       Price      Shares     Price     Shares     Price
                                       ---------  -----------  --------  ---------  ---------  --------

   Outstanding at beginning of year     101,818        $12.61   85,566      $ 9.19    97,464      $8.56
   Granted                               14,143         25.24   22,006       24.18         -          -
   Exercised                            (24,369)         7.61   (7,627)       7.08   (11,898)      5.69
   Recission of exercise                      -             -    1,873        6.50         -          -
   Forfeitures                             (408)        26.60        -           -         -          -
                                       --------                -------              --------
   Outstanding at end of year            91,184         15.85  101,818       12.61    85,566       9.19
                                       ========                =======              ========



       Options Outstanding               Options Exercisable
      ------------------------        ------------------------
                    Weighted                          Weighted
        Number      Remaining            Number        Average
      Outstanding  Contractual        Exercisable      Exercise
      12/31/99        Life             12/31/99         Price
      -----------  -----------        -----------     ---------

        55,693         6 years           55,693         6 years
         1,006         8 years            1,006         8 years
        28,736         9 years           28,736         9 years
         5,749        10 years            5,749        10 years


12.   EMPLOYEE BENEFIT PLANS

      The Bank has an Employee Stock Ownership Plan (ESOP) that acquires stock of the Bank's parent corporation, Tri-County Financial Corporation. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. The ESOP may acquire in the open market up to 195,700 shares. At December 31, 1999, the Plan owns 60,035 shares.

      The Company also has a 401(k) plan. Employee contributions are matched by the Bank at a ratio determined annually by the Board of Directors, currently one-half of an employee's 6% elective deferral. All employees who have completed one year of service and have reached the age of 21 are covered under these defined contribution plans. Contributions are determined at the discretion of management and the Board of Directors. For the years ended December 31, 1999, 1998, and 1997, the Company charged $342,000, $186,000 and $102,000, against earnings to fund the Plans.

13.  STOCK DIVIDENDS

      On February 3, 2000, the Board of Directors declared a $.30 per share cash dividend to be distributed April 14, 2000 to holders of record March 14, 2000.

      On January 22, 1999, the Board of Directors declared a $.20 per share cash dividend which was distributed April 17, 2000 to holders of record March 17, 2000.

      On February 15, 1998, the Board of Directors declared a 4% stock dividend and a $.125 per share cash dividend that was distributed on April 13, 1998 to holders of record on March 13, 1998. The stock distribution increased the Corporation's issued stock by approximately 31,000 shares.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 1999, the most recent notification from the Federal Reserve categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

      The Company's and the Bank's actual capital amounts and ratios for 1999 and 1998 are presented in the tables below: (dollar amounts in thousands)


                                                               To be Considered
                                                               Well Capitalized
                                             Required for        Under Prompt
                                           Capital Adequacy   Corrective Action
                              Actual           Purposes           Provisions
                          ---------------  -----------------  ------------------
                          Amount   Ratio    Amount    Ratio    Amount     Ratio
                          -------  ------  --------  -------  ---------  -------
At December 31, 1999:
Total capital (to risk-
 weighted assets):
  The Company             $23,486  17.23%   $10,906     8.0%
  The Bank                 22,936  16.82%    10,906     8.0%    $13,633    10.0%

 Tier 1 capital (to risk-
  weighted assets):
  The Company              21,833  16.02%     5,453     4.0%
  The Bank                 21,283  15.61%     5,453     4.0%      8,179     6.0%

 Tier 1 capital (to
  average assets):
  The Company              21,833   9.86%     8,857     4.0%
  The Bank                 21,283   9.61%     8,857     4.0%     11,072     5.0%

At December 31, 1998:
 Total capital (to risk-
  weighted assets):
   The Company             22,023  18.27%     9,640     8.0%
   The Bank                21,791  18.08%     9,640     8.0%     12,050    10.0%

 Tier 1 Capital (to risk-
  weighted assets):
   The Company             20,483  17.00%     4,820     4.0%
   The Bank                20,251  16.80%     4,820     4.0%      7,230     6.0%

 Tier 1 Capital (to
  average assets):
   The Company             20,483  10.28%     7,964     4.0%
   The Bank                20,251  10.17%     7,964     4.0%      6,025     5.0%

15.    EARNINGS PER SHARE

      The calculations of basic and diluted earnings per share are as follows:


                                                 1999        1998        1997
                                              ----------  ----------  ----------
Basic earnings per share:
 Net income                                   $2,153,490  $2,381,847  $2,057,204
 Average common shares outstanding               782,950     793,458     811,694
 Net income per common share - basic          $     2.75  $     3.00  $     2.53

Diluted earnings per share:
 Net income                                    2,153,490   2,381,847   2,057,204
 Average common shares outstanding               782,950     793,458     811,694
 Stock option adjustment                          49,333      59,687      55,809
 Average common shares outstanding - diluted     832,283     853,145     867,503
 Net income per common share - diluted        $     2.59  $     2.79  $     2.37



16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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



                                    December 31, 1999           December 31, 1998
                              ---------------------------  ---------------------------
                                               Estimated                   Estimated
                                 Carrying        Fair        Carrying         Fair
                                  Amount         Value        Amount         Value
                              ------------   ------------  ------------   ------------
Assets:
 Cash and cash equivalents    $  3,469,304   $  3,469,304  $    906,658   $    906,658
 Interest-bearing deposits
   with banks                    3,063,279      3,063,279     4,152,816      4,152,816
 Investment securities and
   stock in FHLB and FRB        61,883,138     60,889,772    60,121,025     60,140,991
 Loans receivable, net         146,710,367    146,978,389   132,645,936    134,181,574
 Loans held for sale               773,099        773,099     2,266,697      2,266,697
Liabilities:
 Savings, NOW and money
   market accounts              84,530,443     84,530,443    73,259,364     73,259,364
 Time certificates              70,501,000     70,439,300    78,556,000     78,085,030
 Long-term debt and other
   borrowed funds               44,798,378     46,058,410    33,434,332     33,367,035

At December 31, 1999 and 1998, the Company had outstanding loan commitments and standby letters of credit of $5.5 million and $6.1 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

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

         The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purpose of these financial statement since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

18.  CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY


Condensed Balance Sheets:

                                     ASSETS

                                                  1999            1998
                                              ----------   -------------
   Cash - noninterest-bearing                $       151     $     3,044
   Cash - interest-bearing                       719,068          41,891
   Accounts receivable                            40,247          11,734
   Investment securities available-for-sale       28,002         224,970
   Investment in wholly owned subsidiary      20,564,441      20,743,289
                                             -----------     -----------
    TOTAL ASSETS                             $21,351,909     $21,024,928
                                             ===========     ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                          $   236,526     $    49,633
Stockholders' equity:
 Common stock                                      7,882           7,893
 Surplus                                       5,968,801       7,309,901
 Retained earnings                            16,033,763      13,215,770
 Unearned ESOP shares                           (176,565)      (206,883)
 Accumulated other comprehensive income         (718,498)        648,614
                                             -----------   -------------
    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                  $21,351,909     $21,024,928
                                             ===========   =============

Condensed Statements of Income:

                                                 Year Ended December 31,
                                         ---------------------------------------
                                             1999          1998         1997
                                         -----------   -----------  ------------

Dividends from subsidiary                $ 1,000,000   $  750,000   $     --
Interest income                               42,675       13,882       41,879
Loss on sale of investment securities           (605)        (391)        (250)
Amortization and miscellaneous expenses      (97,844)     (76,671)     (72,323)
                                         -----------   ----------   ----------

Income (loss) before income taxes and
 equity in undistributed net
 income of subsidiary                        944,226      686,820      (30,694)

Federal and state income tax benefit          21,000       10,350       10,436
Equity in undistributed net income
 of subsidiary                             1,188,264    1,684,677    2,077,462
                                         -----------   ----------   ----------

NET INCOME                               $ 2,153,490   $2,381,847   $2,057,204
                                         ===========   ==========   ==========

 Condensed Statements of Cash Flows:

                                                               1999          1998          1997
                                                           ------------  ------------  ------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                              $ 2,153,490   $ 2,381,847   $ 2,057,204
   Adjustments to reconcile net income to net
   cash provided by operating activities:
   Increase in investment in wholly owned subsidiary        (1,188,264)   (1,684,677)   (2,087,898)
    Loss on sale of investment securities                          605           391           250
    Amortization of discount on investments                          -             -       (25,140)
    Increase in current assets                                 (28,513)      (10,350)            -
    Increase in current liabilities                            186,893         9,696           273
                                                           -----------   -----------   -----------
      Net cash provided (used) by
        operating activities                                 1,124,211       696,907       (55,311)
                                                           -----------   -----------   -----------
 CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease interest-bearing deposits          (677,177)       77,829         7,103
   Purchase of investment securities available-for-sale         (3,637)     (633,861)     (343,295)
   Maturity or redemption of investment
    securities available-for-sale                              200,000       408,500       815,750
                                                           -----------   -----------   -----------
      Net cash (used) provided by
        investing activities                                  (480,814)     (147,532)      479,558
                                                           -----------   -----------   -----------
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                             (157,034)     (102,498)      (81,008)
   Exercise of stock options                                   126,160        41,835        20,795
   Net change in ESOP loan                                      41,734       (12,600)      (20,154)
   Redemption of common stock                                 (657,150)     (473,636)     (348,271)
                                                           -----------   -----------   -----------
      Net cash used in financing activities                   (646,290)     (546,899)     (428,638)
                                                           -----------   -----------   -----------
 (DECREASE) INCREASE IN CASH                                    (2,893)        2,476        (4,391)

 CASH AT BEGINNING OF YEAR                                       3,044           568         4,959
                                                           -----------   -----------   -----------
 CASH AT END OF YEAR                                       $       151   $     3,044   $       568
                                                           ===========   ===========   ===========


                       TRI-COUNTY FINANCIAL CORPORATION


CORPORATE INFORMATION:                       Tri-County Financial Corporation
                                             Community Bank of Tri-County
-------------------------------------------------------------------------------------------------------------------
DIRECTORS OF BOTH
                                               Michael L. Middleton
                                               Chairman of the Board

C. Marie Brown                                  W. Edelen Gough, Jr.                    Henry A. Shorter, Jr.
Herbert N. Redmond, Jr.                         Gordon A. O'Neill                       H. Beaman Smith
-------------------------------------------------------------------------------------------------------------------
                                     OFFICERS OF COMMUNITY BANK OF TRI-COUNTY

                                               Michael L. Middleton
                                       President and Chief Executive Officer

C. Marie Brown                              Gregory C. Cockerham                        Eileen M. Ramos
Senior Vice President                       Senior Vice President                       Chief Financial Officer
Chief Operations Officer                    Chief Lending Officer

David D. Vaira                              John H. Buckmaster                          H. Beaman Smith
Vice President                              Vice President                              Secretary/Treasurer
-------------------------------------------------------------------------------------------------------------------
COUNSEL

         Corporate:                                                             Local Counsel:
         Franklin Goldstein                                                     Louis P. Jenkins, Esq.
         Semmes, Bowen & Semmes                                                 P. O. Box 280
         250 West Pratt Street                                                  La Plata, Maryland  20646
         Baltimore, Maryland  21201                                             (301) 934-9571
         (410) 539-5040

         Special Counsel:                                                       Auditors:
         Gary R. Bronstein, Esq.                                                Stegman & Company
         Housley Kantarian & Bronstein, P.C.                                    405 East Joppa Road, Suite 200
         1220 19th Street, NW, Suite 700                                        Baltimore, Maryland  21286
         Washington, DC  20036                                                  (410) 823-8000
         (202) 822-9611

FORM 10-K

A copy of Form 10-K, including financial statements as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request to H. Beaman Smith, Secretary, Tri-County Financial Corporation, P. O. Box 38, Waldorf, Maryland 20604.


STOCK TRANSFER AGENT:                      STOCK TRANSACTIONS AND INQUIRIES:
Bank of New York                           Christy Lombardi, Executive Secretary
101 Barclay Street                         Community Bank of Tri-County
New York, NY  10286                        P. O. Box 38
                                           Waldorf, Maryland  20604
                                           1-888-745-BANK, ext. 614
                                           FAX (301) 843-3625

ANNUAL MEETING:
                             May 5, 2000, 10:00 a.m.
                          Community Bank of Tri-County
                              2nd Floor Board Room
                              3035 Leonardtown Road
                                Waldorf, Maryland

Main Office                                      St. Patrick's Drive Branch
-----------                                      --------------------------
P.O. Box 38                                      20 St. Patrick's Drive
3035 Leonardtown Road                            Waldorf, MD  20603
Waldorf, MD  20604

Bryans Road Branch                               Campus Center Branch
------------------                               --------------------
P.O. Box 522                                     Charles County Comm. College
8010 Matthews Road                               P. O. Box 1810
Bryans Road, MD  20616                           8730 Mitchell Road
                                                 La Plata, MD  20646

Dunkirk Branch                                   La Plata Branch
--------------                                   ---------------
P. O. Box 373                                    P.O. Box 1810
10321 Southern Maryland Boulevard                9405 Chesapeake Street
Dunkirk, MD  20745                               La Plata, MD  20646

Leonardtown Branch                               Lexington Park Branch
------------------                               ---------------------
P.O. Box 241                                     P.O. Box 561
25395 Point Lookout Road                         22730 Three Notch Road
Leonardtown, MD  20650                           California, MD  20619

Berry Road Branch
-----------------
10195 Berry Road
P.O. Box 6265
Waldorf, MD  20603