Form 10-K, Exhibit 13
period 2003-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 2004-03-26
CIK 855874

[TRI-COUNTY FINANCIAL CORP. LETTERHEAD]


Dear Shareholder:

     I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, for the year ended December 31, 2003. Our net income increased from 2002's level by $478,077 to$2,445,989 or 24.29%. Basic earnings per share increased to $3.24 from $2.58 in 2002. Diluted earnings per share increased to $3.07 from $2.45. Assets increased by over $69 million or 24.65%.

     These positive improvements from the prior year's performance came despite current levels of a very challenging low interest rate environment. As you are aware, the historically low interest rates have produced a difficult environment to realize any net interest rate spread appreciation. The Bank had enjoyed record spreads through the end of 2001. Continued historically low interest rates have led to declines in net interest income and net interest margin. These decreases were partially offset by much lower noninterest expense in the current year. The current recovery appears to be signaling a markedly different recovery with low job creation and incredibly high productivity rates.

     In order to increase future net interest income, the Bank has continued to increase earning assets by leveraging its net worth. Asset growth totaled $69.6 million in 2003. Asset growth was concentrated in loans and investments which should increase future interest income. Loan and investment quality continue to be monitored by the Board in its efforts to maintain high credit quality assets that can weather this most unusual post recessionary environment.

     Core deposit growth during 2003 exceeded 12% or $24.5 million. In order to continue to increase its deposit base, the Bank introduced internet banking in the fourth quarter of 2003. Early results have been very promising as over 1,000 customers have signed up for this service in the first ninety days. We now offer a full array of internet banking services such as bill pay, account transfer, automatic deductions, ACH and other services. Progress also has been made in bringing a Prince Frederick branch to our network. We hope that Prince Frederick will be operational by the third quarter of 2004. I believe that the best course of action for Community Bank to increase its market share will be to continue to grow its branch network while adding non-branch delivery systems whenever possible.

     We are excited about the many business opportunities available in southern Maryland, and we look forward to continuing to serve this community. As we move forward, our shareholders continue to gain from an increasing franchise value and earnings, which allowed a cash dividend increase of $.15 per share to $.70 per share, a 27% increase over the previous level.

     The Board of Directors and management appreciate the support of our shareholders and are committed to enhancing share value while serving the needs of our many communities.

                                             Yours truly,

                                             /s/ Michael L. Middleton
                                             Michael L. Middleton
                                             President and Chairman

SELECTED FINANCIAL DATA
-----------------------
     The following table presents selected financial data for the Company and its subsidiaries for the periods indicated.

                                                                          Year Ended December 31,
                                                     ------------------------------------------------------------
                                                               (Dollars in thousands except per share data)
                                                       2003            2002         2001        2000        1999
                                                     ---------         ------     --------    --------    ------
OPERATIONS DATA:
Net Interest Income                                 $ 10,469         $ 10,745   $  9,757    $  8,862    $  8,412
Provision for Loan Losses                                317              160        360         360         240
Noninterest Income                                     1,755            1,847      1,402       1,373       1,271
Noninterest Expense                                    8,428            9,398      6,995       6,332       6,276
Net Income                                             2,446            1,968      2,486       2,336       2,153

SHARE DATA:
Basic Net Income Per Common Share                   $   3.24         $   2.58   $   3.24    $   2.98    $   2.75
Diluted Net Income Per Common Share                     3.07             2.45       3.11        2.85        2.59
Cash Dividends Paid  Per  Common Share                  0.55             0.50       0.40        0.30        0.20

Weighted Average Common
   Shares  Outstanding:
        Basic                                        754,044          761,417    766,927     784,605     782,950
        Diluted                                      796,021          804,122    798,787     821,139     832,283

FINANCIAL CONDITION DATA:
Total Assets                                        $351,730         $282,128   $261,957    $248,339    $222,897
Loans Receivable, Net                                217,740          197,449    193,450     172,090     146,710
Total Deposits                                       227,555          203,025    183,117     167,806     155,742
Long and Short Term Debt                              94,242           48,922     50,463      54,951      44,798
Total Stockholders' Equity                            27,912           26,873     25,586      23,430      21,115

PERFORMANCE RATIOS:
Return on Average Assets                                0.78%            0.72%      0.97%       1.00%       1.00%
Return on Average Equity                                8.99%            7.50%     10.09%      10.65%      10.23%
Net Interest Margin                                     3.55%            4.20%      4.00%       3.98%       4.11%
Efficiency Ratio                                       68.95%           74.73%     62.68%      61.86%      64.81%
Dividend Payout Ratio                                  17.27%           20.04%     12.44%      10.13%       7.29%

CAPITAL RATIOS:
Average Equity to Average
  Assets                                                8.04%            9.53%      9.64%       9.37%        9.79%
Leverage Ratio                                          8.04%            9.53%      9.64%       9.61%        9.86%
Total Risk-Based Capital Ratio                         12.20%           13.77%     14.08%      13.53%       17.23%

ASSET QUALITY RATIOS:
Allowance for Loan Losses to
  Total Loans                                            1.16%           1.15%      1.16%       1.10%        1.11%
Nonperforming Loans to Total Loans                       0.17%           0.30%      0.12%       0.06%        0.26%
Allowance for Loan Losses to
 Nonperforming Loans                                   678.30%         387.60%    996.07%    1770.55%      424.94%
Net Charge-offs to Average Loans                         0.03%           0.06%      0.01%       0.05%        0.09%


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OVERVIEW

Since its conversion to a commercial bank charter in 1997, the Community Bank of Tri County (the "Bank") has sought to increase total assets as well as certain targeted loan types. The Bank feels that its ability to offer fast, flexible and local decision-making in the commercial, commercial real estate, and consumer loan areas will continue to attract significant new loans and enhance asset growth. The Bank's local focus and targeted marketing is also directed towards increasing its balances of consumer and business transaction deposit accounts. The Bank believes that increases in these account types will lessen the Bank's dependence on time deposits such as certificates of deposit to fund loan growth. Although management believes that the strategy outlined above will increase financial performance over time, we recognize that products such as commercial lending and transaction accounts will also increase the Bank's noninterest expense. We also recognize that certain lending and deposit products also increase the possibility of losses from credit and other risks.

FORWARD-LOOKING STATEMENTS

When used in this discussion and elsewhere in this Annual Report on Form 10-K, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Tri County Financial Corporation (the "Company") cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, unfavorable judicial decisions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and the general practices of the United States banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When these sources are not available, management makes estimates based upon what it considers to be the best available information.

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two principles of accounting:
(a) Statement on Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies", which requires that losses be accrued when they are probable of occurring and are estimable and (b) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that losses be accrued when it is probable that the Company will not collect all principal and interest payments according to the contractual terms of the loan. The loss, if any, is determined by the difference between the loan balance and the value of collateral, the present value of expected future cash flows, or values observable in the secondary markets.

Our loan loss allowance balance is an estimate based upon management's evaluation of its loan portfolio. Generally the allowance is comprised of a specific and a nonspecific component. The specific component consists of management's evaluation of certain loans and their underlying collateral. Loans are examined to determine the specific allowance based upon their payment history, economic conditions specific to the loan or borrower, or other factors that would impact the borrower's ability to repay the loan on its contractual basis. Management assesses the ability of the borrower to repay the loan based upon any information available. Depending on the assessment of the borrower's ability to pay the loan as well as the type, condition, and amount of collateral, management will establish an allowance amount specific to the loan.

In establishing a nonspecific loan loss amount, management analyzes the current composition of the loan portfolio including changes in the amount and type of loans. Management also examines the Bank's history of write-offs and recoveries within each loan category. The state of the local and national economy is also considered. Based upon these factors the Bank's loan portfolio is categorized and a possible loss factor is applied to each category. These loss factors may be higher or lower than the Bank's actual recent average losses in any particular loan category, particularly in loan categories where the Bank is rapidly increasing the size of its portfolio. Based upon these factors the Bank will adjust the loan loss allowance by increasing or decreasing the provision for loan losses.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral, a borrower's prospects of repayment, and in establishing allowance factors on the nonspecific component of the allowance. Changes in allowance factors will have a direct impact on the amount of the provision, and a corresponding effect on net income. Errors in management's perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs. For additional information regarding the allowance for credit losses, refer to Notes 1 and 3 to the Consolidated Financial Statements and the discussion under the caption "Provision for Loan Losses" below.

In addition to the loan loss allowance, the Company also maintains a valuation allowance on its foreclosed real estate assets. As with the allowance for loan losses the valuation allowance on foreclosed real estate is based on SFAS No. 5, "Accounting for Contingencies," as well as SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." These statements require that the Company establish a valuation allowance when it has determined that the carrying amount of a foreclosed asset exceeds its fair value. Fair value of a foreclosed asset is measured by the cash flows expected to be realized from its subsequent disposition. These cash flows should be reduced for the costs of selling or otherwise disposing of the asset.

In estimating the cash flow from the sale of foreclosed real estate, management must make significant assumptions regarding the timing and amount of cash flows. In cases where the real estate acquired is undeveloped land, management must gather the best available evidence regarding the market value of the property, including appraisals, cost estimates of development, and broker opinions. Due to the highly subjective nature of this evidence, as well as the limited market, long time periods involved, and substantial risks, cash flow estimates are highly subjective and subject to change. Errors regarding any aspect of the costs or proceeds of developing, selling, or otherwise disposing of foreclosed real estate could result in the allowance being inadequate to reduce carrying costs to fair value and may require an additional provision for valuation allowances.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

GENERAL. For the year ended December 31, 2003, the Company reported consolidated net income of $2,445,898 ($3.24 basic and $3.07 diluted earnings per share) compared to consolidated net income of

$1,967,821 ($2.58 basic and $2.45 diluted earnings per share) for the year ended December 31, 2002, and consolidated net income of $2,485,535 ($3.24 basic and $3.11 diluted earnings per share) for the year ended December 31, 2001. The increase in net income for 2003 compared to 2002 was primarily attributable to a decline in noninterest expenses in 2003. Noninterest expenses were higher in 2002 than in 2003 primarily because of the establishment of a valuation allowance on foreclosed real estate and expenses incurred as a result of a core data systems conversion in 2002. These reductions in certain noninterest expense categories were partially offset by a decline in net interest income, an increase in the provision for loan losses, a decline in noninterest income, and increases in certain categories of noninterest expenses. For the year ended December 31, 2003, net interest income declined by $276,834 to $10,468,526 a decrease of 2.58%. The Company increased its provision for loan losses to $316,963 from $160,000 in the prior year an increase of 98.1% or $156,963. Noninterest income declined to $1,754,538 for the year ended December 31, 2003 a decrease of $92,523 or 5.01% from the prior year. These negative factors were offset by a decrease in noninterest expense from $9,397,600 for the year ended December 31, 2002 to $8,427,771 for the year ended December 31, 2003, a decline of 10.32%. Income before income taxes increased to $3,478,330 for the year ended December 31, 2003, an increase of $443,509 or 14.61%. Income tax expense decreased to $1,032,432 for the year ended December 31, 2003, a decline from the prior year of $34,568 or 3.24%.

For the year ended December 31, 2002, net interest income was $10,745,360 compared to $9,714,216 for the year ended December 31, 2001, an increase of $1,031,144 or 10.61%. The Company also increased total noninterest income to $1,847,061 in 2002 from $1,401,520 in 2001, an increase of $445,541 or 31.79%.
Noninterest expenses increased to $9,397,600 for the year ended December 31, 2002, compared to $6,951,851 an increase of $2,445,749 or 35.18%. Income before income taxes decreased to $3,034,821 for the year ended December 31, 2002, compared to $3,803,885 for the year ended December 31, 2001, a decrease of $769,064 or 20.22%. Income tax expense for 2002 decreased to $1,067,000 from $1,318,350 for the year ended December 31, 2001, a decline of 19.07% or $251,350.

NET INTEREST INCOME. The primary component of the Company's net income is its net interest income which is the difference between income earned on assets and interest paid on the deposits and borrowings used to fund them. Net interest income is determined by the spread between the yields earned on the Company's interest-earning assets and the rates paid on interest-bearing liabilities as well as the relative amounts of such assets and liabilities. Net interest income, divided by average interest-earning assets, represents the Company's net interest margin.

Consolidated net interest income for the year ended December 31, 2003 was $10,468,526 compared to $10,745,360 for the year ended December 31, 2002 and $9,714,216 for the year ended December 31, 2001. The $276,834 decrease in the most recent year was due to decreases in both interest income and interest expense with the decrease in interest income of $549,063 offset by the decrease in interest expense of $272,229. For the year ended December 31, 2002, the $1,031,144 increase was due to a decrease of $1,758,039 in interest income offset by a decrease of $2,789,183 in interest expense for the same period. Changes in the components of net interest income due to changes in average balances of assets and liabilities and to changes caused by changes in interest rates are presented in the rate volume analysis below.

During 2003, the Company's interest rate spread decreased because the Bank was unable to lower the interest rates paid on deposits and borrowings as quickly and as much as the interest rates earned on loans and investments fell. Rates on deposits, particularly interest bearing transaction and money market accounts had already been very low in 2002, as interest rates fell in 2003, the rates paid on these deposits decreased slightly while the rates on investments and loans decreased by a greater amount. In addition the percentage of funding contributed by relatively higher cost borrowings compared to deposits increased.

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the past three fiscal years.


                                                                        (Dollars in Thousands)
                                          ---------------------------------------------------------------------------------------
                                                                    For the Year Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                     2003                          2002                         2001
                                          -----------------------------   --------------------------   --------------------------
                                                                Average                      Average                       Average
                                            Average             Yield/   Average             Yield/    Average              Yield/
                                           Balance(1) Interest   Cost    Balance(1) Interest  Cost    Balance(1) Interest   Cost
                                            -------   --------   ----    -------    --------  ----     -------   --------   ----
Interest-earning assets:
  Loan portfolio                          $201,440    $13,412     6.66% $195,280    $14,221    7.28% $184,370    $15,223     8.26%
  Investment securities, federal funds
   sold and interest bearing deposits       93,261      2,753     2.95%   60,637      2,493    4.11%   58,276      3,249     5.57%
                                           -------      -----     -----   ------      -----    -----   ------      -----     ----
    Total interest-earning assets          294,702     16,165     5.49%  255,917     16,714    6.53%  242,646     18,472     7.61%
                                           -------   --------     -----  -------   --------    -----  -------   --------     ----

Interest-bearing liabilities:
  Interest bearing deposits               $212,643    $ 2,869     1.35% $189,518    $ 3,453    1.82% $175,919    $ 5,935     3.37%
    Borrowings                              68,679      2,828     4.12%   48,487      2,515    5.19%   52,387      2,822     5.39%
                                           -------      -----     -----   ------      -----    -----   ------      -----     -----
    Total interest-bearing liabilities     281,322      5,696     2.02%  238,005      5,969    2.51%  228,306      8,758     3.84%
                                           =======      =====     =====  =======      =====    =====  =======      =====     =====
Net interest income                                   $10,469                       $10,745                      $ 9,714
                                                      =======                       =======                      =======
Interest rate spread                                              3.46%                        4.02%                         3.78%
                                                                  =====                        =====                         =====
Net yield on interest-earning assets                              3.55%                        4.20%                         4.00%
                                                                  =====                        =====                         =====
Ratio of average interest-earning
  assets to average interest bearing
  liabilities                                                   104.76%                      107.53%                       106.28%
                                                                =======                      =======                       =======




---------
(1) Average balance includes non-accrual loans.

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

                                                        2003                                      2002
                                                       Due to                                    Due to
                                         ------------------------------------      ------------------------------------
                                           Volume         Rate       Total           Volume       Rate        Total
                                         ----------   ----------  ---------        ---------   ---------    --------
Interest income:
  Loan portfolio                           $ 410      $ (1,220)    $(809)          $  795     $(1,797)     $(1,002)
  Interest-earning cash and
    investment portfolio                     963          (703)      260               97        (853)        (756)
                                         --------     ---------    ------           -----     -------     --------
Total interest-earning assets            $ 1,373      $ (1,922)    $(549)           $ 892     $(2,650)    $ (1,758)
                                         ========     =========    ======           ======    ========    =========

Interest expense:
  Savings deposits and escrows             $ 312         $(897)    $(585)          $  241     $(2,723)    $ (2,482)
  FHLB advances and other
    borrowings                               831          (519)      313             (201)       (106)        (307)
                                         --------     ---------    -----            -----     -------     --------
                                         $ 1,143      $ (1,416)    $(272)           $  40     $(2,829)    $ (2,789)
                                         ========     =========    ======           ======    ========    =========

PROVISION FOR LOAN LOSSES. Provision for loan losses for the year ended December 31, 2003 was $316,963 compared to $160,000 and $360,000 for December 31, 2002 and 2001, respectively. The higher provision for loan losses in 2003 is due to the increase in the size of the loan portfolio as well as the higher concentration of loans in types with higher credit risk. These factors were partially offset by the Bank's continued low levels of delinquency and charge-offs. The loan loss allowance and the provision for loan losses is determined based upon an analysis of individual loans and the application of certain loss factors to different loan categories. Individual loans are analyzed for impairment as the facts and circumstances warrant. In addition, a nonspecific component of the loan loss allowance is added based on a review of the portfolio's size and composition. At December 31, 2003 the allowance for loan loss equaled 678% of non-accrual and past due loans compared to 388% and 997% at December 31, 2002 and 2001, respectively. During the year ended December 31, 2003, the Company recorded net charge-offs of $58 thousand (.03% of average loans) compared to $128 thousand (0.06% of average loans) compared to $8 thousand (0.00% of average loans) in net charge-offs during the years ended December 31, 2002 and 2001.

NONINTEREST INCOME. Noninterest income decreased to $1,754,538 for the year ended December 31, 2003 compared to $1,847,061, for the prior year, a decrease of 5.01%. Noninterest income for the year ended December 31, 2002 represented an increase of 31.79% from the December 31, 2001 total of $1,401,520. Changes in noninterest income over the past three years have been the result of wide fluctuations in certain noninterest income categories, (gain on sale of loans, other income, and loan fees) and an increase in income from Bank Owned Life Insurance ("BOLI") in the current year. Gain on sale of loans held-for-sale has been highly variable reflecting the overall interest rate environment. Gain on the sale of loans increased from $187,304 in 2001 to 499,304 and 505,435 in 2002 and 2003 respectively.

Loan appraisal, credit and miscellaneous charges are highly variable; from 2002 to 2003, these charges increased to $261,387 an increase of 46.02%. The increase was due to the increase in loan activity, particularly in commercial and commercial real estate lending. In 2002, these charges decreased to $179,006 from the 2001 level of $226,641 a decrease of 21.02% despite a high volume of loan transactions. This decrease was caused by the market trends towards low and no cost residential mortgage loan products.

As rates decrease, the Bank's volume of fixed rate mortgage lending increases, which in turn has provided a higher volume of loan sales and gains. In 2002 and 2003, interest rates decreased from 2001 levels and income from gain on sale of mortgage loans increased to $505,435 and $499,304 respectively from the 2001 level of $187,304. In percentages, income from the sales of mortgages increased by 166.57% from 2001 to 2002 and increased by a further 1.23% in 2003. The Bank may elect to add more fixed rate residential mortgage loans to its portfolio in the future, which would negatively impact its income from the gain on sale of mortgage loans. Income from BOLI increased to $230,607 in 2003 from none in the two prior years. The income from BOLI income in 2003 was the result of the purchase of BOLI in 2003. Service charges and fees are primarily generated by the Bank's ability to attract and retain transaction-based deposit accounts and by loan servicing fees net of amortization of and valuation allowances on mortgage servicing rights. In 2003, service charges and fees declined to $695,128 from 2002's level of $1,041,662, a decline of $346,534 or 33.27%. This decline was primarily caused by an increase in the amortization of mortgage servicing rights and valuation allowances. Service charges and fees increased to $1,041,662 for the year ended December 31, 2002 as compared to $953,496 in the prior year. The increase for the year ended December 31, 2002 from the prior year was $88,166, or 9.3%. The Bank hopes to increase its service charge and fee revenues in the future by increasing the level of transaction-based accounts. Finally, other noninterest income decreased from 2002 to 2003 and increased from 2001 to 2002. For the year ended December 31, 2003, other noninterest income was $61,981, a decrease of $65,108 from the prior year total of $127,089.

NONINTEREST EXPENSES. Noninterest expenses for the year ended December 31, 2003 totaled $8,427,771, a decrease of $969,829 or 10.32% from the prior year. Salary and employee benefits increased by 11.21% to $4,702,181 for the year ended December 31, 2003 compared to $4,228,050 for the prior year. The increase reflects growth in the Bank's workforce to fully staff branches as well as an increasing need for highly skilled employees due to the higher complexity level of the Bank's business. Expenses also included certain supplemental retirement benefits which were funded by the BOLI income. Occupancy expense decreased to $750,567 compared to $831,148 and $689,575 in the two prior years. Occupancy expenses decreased in 2003 by $80,513 or 9.70% from 2002 as the result of the elimination of certain nonrecurring expenses in 2002. These expenses included repair work as well as the costs of temporary facilities needed prior to the opening of the Bank's Charlotte Hall branch. Occupancy expenses in 2002 increased from 2001 due to the expenses noted above as well as the costs of adding the Charlotte Hall branch. Advertising decreased from 2002 levels to $308,951 for the year ended December 31, 2003 compared to $338,216 and $301,975 in the two prior years, respectively. Most advertising costs were incurred attempting to build our transaction deposit base. Data processing expense decreased to $403,967 from the prior year total of $568,095 a decrease of 28.89%. The Bank incurred significant costs related to its conversion in this category in 2002. These costs included training, consulting, and transition fees related to the conversion process. These factors led to the increase in data processing expense from 2001 to 2002 totaling $276,696 or 94.95%. The increase in data processing expense from 2001 to 2002 is also reflective of the Company's additional transaction based deposit accounts and an increase in overall deposit volume. Loss on disposal of obsolete equipment totaled $65,104 in 2002. These expenses related to the write-off of certain equipment that could not support the new core data system. Depreciation of furniture, fixtures, and equipment increased from $263,535 in 2001, to $339,184 in 2002, to $507,236 in 2003. The
increase from 2001 to 2002 reflects the Bank's opening of certain locations, an adjustment of shorter useful lives assigned to new assets, and additional assets purchased to facilitate the data processing conversion. In 2003, depreciation of furniture, fixtures, and equipment again increased due to the large amount of equipment purchased in the prior year. Telephone communications expenses decreased to $166,553 in 2003, a decrease of $179,006 or 51.80%. Telephone communications expenses decreased in 2003 because 2002 expenses included certain data processing conversion costs. Expenses similarly increased from 2001 to 2002 because of the 2002 conversion costs. In 2002, the Bank recorded a valuation allowance of $972,889 on its foreclosed real estate. No valuation allowances on foreclosed assets were recorded in 2001 or 2003. ATM expenses decreased in 2003 by $38,012 or 12.18% from $312,200 in 2002 to $274,188 in 2003. ATM expenses were $254,175 in 2001. The increase in 2002 was related to conversion costs. Office supplies expense also decreased in 2003 from 2002 (by $159,408 or 54.85%) because of conversion related expenses in 2002. From 2001 to 2002 office supplies expense increased from $253,545 to $290,636 or by 14.63%, with the increase in 2002 being related to the conversion expenses mentioned above. Office equipment expenses decreased to $129,849 in 2003 from $247,171 in 2002, a decrease of $117,322 or

47.47%. This decrease relates to higher expenses incurred during the conversion process in 2002, as well as the reduction of ongoing equipment costs related to the old data processing system.

INCOME TAX EXPENSE. During the year ended December 31, 2003, the Company recorded income tax expense of $1,032,432 compared to expenses of $1,067,000 and $1,318,350 in the two prior years. The Company's effective tax rates for the years ended December 31, 2003, 2002, and 2001 were 29.7%, 35% and 34.7%, respectively. The 2003 effective tax rate declined due to an increase in non-taxable income and a slight decrease in state taxes. The slight increase in the tax rate during 2002 from 2001 was primarily attributable to an increase in certain non-deductible costs.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

In 2003, the Bank began to increase asset growth to increase its net interest income and net income. The asset growth was concentrated in investment securities and loans. This asset growth was funded primarily by an increase in borrowed funds. Cash balances were also invested in the increased balances of loans and investments. The Bank intends to continue to increase its asset size in 2004. In 2003, the Company's total assets increased $69,556,297, or 24.65%, to $351,729,992 as of December 31, 2003 from $282,173,695 at December 31, 2002.
The increase in assets was primarily in investment securities held to maturity, loans, and investment in BOLI and loans. These increases in assets were for the purpose of increasing net interest income and noninterest income to offset the lower interest rate spread realized in 2003. Cash and due from banks decreased by $7,674,126 or 76.79%. Interest-bearing deposits with banks also decreased by 41.29% or $6,267,519. These declines were used to fund increases in investment securities held to maturity. Fed funds sold increased by $574,660 or 158.09% to $938,166. Federal funds balances vary greatly from month to month and this fluctuation is not unusual. Investment securities available for sale decreased by $3,536,039 or 8.45%, the decline was due to payments on existing securities which more than offset current year purchases. Investments held to maturity increased by $58,763,368 or 2067.82%. This increase was due to the Company's effort to build investment balances to increase net interest income. Stock in the Federal Home Loan Bank increased due to stock purchases made necessary by increased Federal Home Loan Bank borrowing levels. Loans held for sale declined by $787,787 or 62.39%, as current loan production is increasingly held in the Bank's portfolio. Loans receivable increased by $20,290,871or 10.28%, as the Bank continued to build assets in 2003 to increase net interest income.

Premises and equipment decreased slightly to $5,580,189 from $5,736,395 a decrease of 2.72% or $156,206. This decrease was due to a slower level of purchases of premises and equipment combined with shorter asset lives. Foreclosed real estate declined by $9,250 due to collections on foreclosed properties. BOLI increased due to the purchase of the policies in 2003, and other assets increased slightly to $3,146,247 due to an increase in certain prepaid tax accounts.

Deposits increased to $227,554,568 at December 31, 2003 compared to $203,025,112 for the prior year. The total increase of 12.08% was concentrated in interest bearing account types which offset a decrease in noninterest bearing deposits. Short and long term debt increased as the Company sought to add assets to increase net interest income offsetting a decline in interest spread. The increases in short and long term debt were $30,438,987 and $14,881,176 respectively or 4046.13% and 30.89% which increased balances in these accounts to $31,191,285 and $63,051,176 respectively. The proceeds of this debt were used to purchase investments and fund loans as noted above.

The Company experienced a $1,039,145, or 3.87%, increase in stockholders' equity for the year ended December 31, 2003. The increase in stockholders' equity was attributable to the retention of earnings from the period $2,445,898, less cash dividends $422,361. Equity was also increased by the exercise of stock options totaling $200,551 and activity in the ESOP shares resulting in a gain of $63,435. These increases were partially offset by unrealized losses on available for sale investment in the amount of $496,821 and the repurchase of common stock in the amount of $769,720.

ASSET/LIABILITY MANAGEMENT

Net interest income, the primary component of the Company's net income, arises from the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities and the relative amounts of such assets and liabilities. The Company manages its assets and liabilities by coordinating the levels of and gap between interest-rate sensitive assets and liabilities to control changes in net interest income and in the economic value of its equity despite changes in market interest rates.

Among other tools used to monitor interest rate risk is a "gap" report which measures the dollar difference between the amount of interest-earning assets and interest-bearing liabilities subject to repricing within a given time period. Generally, during a period of rising interest rates, a negative gap position would adversely affect net interest income, while a positive gap would result in an increase in net interest income. While, conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The following sets forth the Bank's gap position at December 31, 2003:

                                                         Over 3 to 12         Over 1
                                           0-3 Months        Months       through 5 Years    Over 5 Years
                                           ----------    ------------     ---------------    -------------
                                                             (amounts in thousands)
Assets:
Cash and due from banks                     $  2,319          $     --        $       --         $     --
Interest-bearing deposits                      8,912                --                --               --
Fed Funds sold                                   938                --                --               --
Securities                                     7,332            10,921            34,611           47,031
Loans held for sale                              475                --                --               --
Loans                                         55,447            12,770            46,956          105,789
                                           ---------       -----------       -----------       ----------
Total Assets                                $ 75,423        $   23,692        $   81,567        $ 152,820
                                           =========       ===========       ===========       ==========
Liabilities:
Noninterest bearing deposits                $ 29,270        $       --        $       --        $      --
Interest bearing demand deposits              29,674                --                --               --
Money market deposits                         44,473                --                --               --
Savings                                       34,671                --                --               --
Certificates of deposit                       12,730            44,867            31,869               --
Short-term debt                               31,191                --                --               --
Long-term debt                                    88                --            32,074           30,889
                                          ----------       -----------       -----------       ----------
Total Liabilities                          $ 182,098        $   44,867        $   63,943        $  30,889
                                          ==========       ===========       ===========       ==========
Gap                                        $(106,675)       $  (21,175)       $   17,624        $ 121,931
Cumulative Gap                             $(106,675)       $ (127,850)       $ (110,225)       $  11,705
Cumulative Gap as a percentage of
total assets                                  -30.33%           -36.35%           -31.34%            3.33%

The foregoing analysis assumes that the Bank's assets and liabilities move with rates at their earliest repricing opportunities based on final maturity. Mortgage-backed securities are assumed to mature during the period in which they are estimated to prepay and it is assumed that loans and other securities are not called nor do they prepay prior to maturity. Certificates of deposit and IRA accounts are presumed to reprice at maturity. NOW and savings accounts are assumed to reprice within three months although it is the Company's experience that such accounts may be less sensitive to changes in market rates.

As noted above the Bank, has a substantial excess of liabilities over assets repricing or maturing within one year. This would indicate that the Bank's net interest income would decline if interest rates were to increase. A decrease in net interest income as a result of a general increase in rates is likely, but the Bank has the ability to moderate the effect of a general increase in interest rates by controlling increases in rates on transaction accounts, using available cash to reduce the amounts in particularly rate sensitive liability accounts, and increasing total assets through increased leverage. In addition, the analysis above substantially understates the amount of loan prepayments the Bank has historically experienced even in periods of rising interest rates.

LIQUIDITY AND CAPITAL RESOURCES

The Company currently has no business other than that of the Bank and does not currently have any material funding commitments. The Company's principal sources of liquidity are cash on hand and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends.

The Bank's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans, interest received on investment securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits. Deposits are considered the primary source of funds supporting the Bank's lending and investment activities. The Bank also uses borrowings from the FHLB of Atlanta to supplement deposits. The amount of FHLB advances available to the Bank is limited to the lower of 35% of Bank assets or the amount supportable by eligible collateral including FHLB stock, current residential first mortgage loans, and certain securities.

The Bank's most liquid assets are cash, cash equivalents, and federal funds sold. The levels of such assets are dependent on the Bank's operating financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

Cash, cash equivalents, and interest-bearing deposits as of December 31, 2003 totaled $12,169,798, a decrease of $13,366,985 (52.34%) from the December 31,
2001 total of $25,536,783. This decrease was due to the Bank's investment in securities as noted above.

The Company's principal sources of cash flows are its financing activities including deposits and borrowings. During the year 2003, all financing activities provided $68,939,687 in cash compared to $17,747,865 during 2002 and $9,823,609 during 2001. The increase in cash flows from financing activities during the most recent period was principally due to an increase in borrowing activity in 2003. The proceeds of long term borrowing increased to $15,000,000 in 2003 compared to $920,000 in 2002, and $12,250,000 in 2001. Short-term borrowing provided a net increase in cash of $30,438,987 in 2003 compared to a use of cash in 2002 of $1,061,019. During 2003, net deposit growth was $24,529,456 compared to $19,908,578 in 2002. The Company also receives cash from its operating activities which provided $2,347,573 in cash during 2003, compared to cash flows of $4,159,722 and $5,012,228 during 2002 and 2001, respectively. The decrease in operating cash flows during 2003 was primarily due to a decrease in accrued expenses and other liabilities.

The Company's principal use of cash has been in investing activities including its investments in loans for portfolio, investment securities and other assets. During the year ended December 31, 2002, the Company invested a total of $78,961,386 in its investing activities compared to $18,364,135 in 2002 and $9,750,117 in 2001. The principal reason for the increase in cash used in investing activities was an increase in the purchase of investments over the proceeds of sales, redemptions, and principal reductions.

Federal banking regulations require the Company and the Bank to maintain specified levels of capital. At December 31, 2003 the Company was in compliance with these requirements with a leverage ratio of

8.04%, a Tier 1 risk-based capital ratio of 11.17% and total risk-based capital ratio of 12.20%. At December 31, 2003, the Bank met the criteria for designation as a well-capitalized depository institution under FRB regulations.

OFF BALANCE SHEET ARRANGEMENTS

In the normal course of its business the Bank has committed to make credit available to its borrowers under various loan and other agreements provided that certain terms and conditions are met. For a discussion of these agreements including collateral and other arrangements see Note 10 to the Company's Audited Financial Statements dated December 31, 2003.

CONTRACTUAL OBLIGATIONS

In the normal course of its business, the Bank commits to make future payments to others to satisfy contractual obligations. These commitments include the following: commitments to repay short and long term borrowings, and commitments incurred under operating lease agreements. These commitments are summarized below:

PAYMENTS DUE BY PERIOD                                            LESS                                    MORE THAN
(IN 000'S)                                                        THAN          1-3           3-5             5
                                                    TOTAL        1 YEAR        YEARS         YEARS          YEARS
                                                    ------       ------        -----         -----          -----
Long Term Debt Obligations                         $ 63,051       $   88      $ 32,074            --       $ 30,889
Short Term Debt Obligations                          31,191       31,191            --            --             --
Deposits                                            227,555      195,684        18,539        13,332             --
Purchase obligations                                  1,401          501           720           180             --
Operating Lease Obligations                           1,208          181           543           293            192
                                                     ------     --------      --------      --------       --------
                                                   $324,406     $227,645      $ 51,876      $ 13,805       $ 31,081
                                                   ========     ========      ========      ========       ========


IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary in mature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS
----------------------------------------------------------------------------

MARKET INFORMATION. The following table sets forth high and low bid quotations reported on the OTC Bulletin for the Company's common stock for each quarter during 2002 (beginning January 30, 2002) and 2003. These quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

          2002                                        High             Low
                                                      ----             ---
          Fourth Quarter                              $39.38           $36.50
          Third Quarter                                37.00            30.25
          Second Quarter                               30.25            28.00
          First Quarter                                28.50            23.40


          2003                                        High             Low
                                                      ----             ---
          Fourth Quarter                              $43.00           $39.00
          Third Quarter                                40.00            39.00
          Second Quarter                               39.00            37.00
          First Quarter                                39.00            37.00


HOLDERS. The number of stockholders of record of the Company at December 31, 2003 was 529.

DIVIDENDS. The Company has paid annual cash dividends since 1994. During fiscal years 2003 and 2002, the Company paid cash dividends of $0.55 and $0.50, respectively. On February 4, 2004, the Board of Directors declared a $0.70 per share cash dividend to be distributed on April 12, 2004 to holders of record as of March 22, 2004.

The Company's ability to pay dividends is governed by the policies and regulations of the FRB, which prohibit the payment of dividends under certain circumstances dependent on the Company's financial condition and capital adequacy. The Company's ability to pay dividends is also dependent on the receipt of dividends from the Bank.

Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. The Bank's ability to pay dividends is governed by the Maryland Financial Institutions Code and the regulations of the FRB. Under the Maryland Financial Institution Code, a Maryland bank (1) may only pay dividends from undivided profits or, with prior regulatory approval, its surplus in excess of 100% of required capital stock and (2) may not declare dividends on its common stock until its surplus funds equals the amount of required capital stock or, if the surplus fund does not equal the amount of capital stock, in an amount in excess of 90% of net earnings.

Without the approval of the FRB, a state member bank may not declare or pay a dividend if the total of all dividends declared during the year exceeds its net income during the current calendar year and retained net income for the prior two years. The Bank is further prohibited from making a capital distribution if it would not be adequately capitalized thereafter. In addition, the Bank may not make a capital distribution that would reduce its net worth below the amount required to maintain the liquidation account established for the benefit of its depositors at the time of its conversion to stock form.

TRI-COUNTY FINANCIAL CORPORATION

BOARD OF DIRECTORS


                                 [PHOTO OF FULL
                        BOARD OF DIRECTORS APPEARS HERE]
                 [INDIVIDUAL PHOTOS OF DIRECTORS APPEAR BELOW]


Michael L. Middleton           C. Marie Brown              H. Beaman Smith
President and                  Executive Vice President    Secretary/Treasurer
Chairman of the Board          Chief Operating Officer     President
                                                           Accoware Systems


Herbert N. Redmond, Jr.        James R. Shepherd
Senior Vice President          Business Development Officer
D.H. Steffens Company          Calvert County Department of Economic Development


Louis P. Jenkins, Jr.          A. Joseph Slater, Jr.
Partner                        President
Louis P. Jenkins, P.A.         Southern Maryland Electric Cooperative

TRI-COUNTY FINANCIAL CORPORATION

BANK RISK ASSESSMENT TEAM


                                    [PHOTO OF
                     BANK RISK ASSESSMENT TEAM APPEARS HERE]

                    [INDIVIDUAL PHOTOS OF TEAM APPEAR BELOW]

Michael L. Middleton           C. Marie Brown              Gregory C. Cockerham
President and                  Executive Vice President    Executive Vice
Chairman of the Board          Chief Operating Officer     President
                                                           Chief Lending Officer

William J. Pasenelli           David D. Vaira              John H. Buckmaster
Executive Vice President       Senior Vice President       Vice President
Chief Financial Officer        Controller                  Commercial Loan
                                                           Officer

Paige Watkins                  David Sjogren               Megan Pierce
Vice President                 Compliance Officer          Sales Manager
Credit Administrator


Nancy Hayden
Director of Information Technology

TRI-COUNTY FINANCIAL CORPORATION

SENIOR MANAGEMENT TEAM


                                   [PHOTO OF
                      SENIOR MANAGEMENT TEAM APPEARS HERE]
                    [INDIVIDUAL PHOTOS OF TEAM APPEAR BELOW]


Michael L. Middleton           C. Marie Brown
President and                  Executive Vice President
Chairman of the Board          Chief Operating Officer


Gregory C. Cockerham           William J. Pasenelli
Executive Vice                 Executive Vice President
President                      Chief Financial Officer
Chief Lending Officer


SHAREHOLDER RELATIONS
---------------------

Christy Lombardi

                        TRI-COUNTY FINANCIAL CORPORATION

                               REPORT ON AUDITS OF
                        CONSOLIDATED FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED
                        DECEMBER 31, 2003, 2002, AND 2001

                                TABLE OF CONTENTS






INDEPENDENT AUDITORS' REPORT



CONSOLIDATED FINANCIAL STATEMENTS                              Page
                                                               ----


        Balance Sheets                                           4


        Statements of Income                                     5


        Statements of Changes in Stockholders' Equity            6


        Statements of Cash Flows                               7 - 8



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                     9 - 34

                       [LETTERHEAD OF STEGMAN & COMPANY]

                          Independent Auditors' Report







Audit Committee of the
Board of Directors and Stockholders
Tri-County Financial Corporation


     We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation as of December 31, 2003 and 2002, and the results of its consolidated operations and cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.



                                        /s/ Stegman & Company




Baltimore, Maryland
February 13, 2004

                        TRI-COUNTY FINANCIAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                                      ASSETS

                                                                                2003                2002
Cash and due from banks                                                   $  2,319,300        $  9,993,426
Interest-bearing deposits with banks                                         8,912,332          15,179,851
Federal  funds sold                                                            938,166             363,506
Investment securities available for sale - at fair value                    38,290,074          41,826,113
Investment securities held to maturity - at amortized cost                  61,605,175           2,841,807
Stock in Federal Home Loan Bank and Federal Reserve Bank - at cost           4,776,850           2,736,750
Loans held for sale                                                            474,880           1,262,667
Loans receivable - net of allowance for loan losses
of $2,572,799 and $2,314,074, respectively                                 217,740,153         197,449,282
Premises and equipment, net                                                  5,580,189           5,736,395
Foreclosed real estate                                                         706,764             716,014
Accrued interest receivable                                                  1,318,318           1,042,453
Investment in bank owned life insurance                                      5,921,544                  --
Other assets                                                                 3,146,247           3,025,431
                                                                          ------------        ------------
         TOTAL ASSETS                                                     $351,729,992        $282,173,695
                                                                          ============        ============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

    Noninterest-bearing deposits                                            29,270,007          33,045,310
    Interest-bearing deposits                                              198,284,561         169,979,802
                                                                          ------------         -----------
       Total deposits                                                      227,554,568         203,025,112
    Short-term borrowings                                                   31,191,285             752,298
    Long-term debt                                                          63,051,176          48,170,000
    Accrued expenses and other liabilities                                   2,021,053           3,353,520
                                                                          ------------         -----------
       Total liabilities                                                   323,818,082         255,300,930
                                                                          ------------         -----------
STOCKHOLDERS' EQUITY:

Common stock - par value $.01; authorized - 15,000,000 shares;
issued 753,278 and 759,778 shares, respectively                                  7,533               7,598
Additional paid in capital                                                   7,975,036           7,716,906
Retained earnings                                                           20,071,630          18,817,615
Accumulated other comprehensive income (loss)                                   (3,130)            493,691
Unearned ESOP shares                                                          (139,159)           (163,045)
                                                                          ------------         -----------
Total stockholders' equity                                                  27,911,910          26,872,765
                                                                          ------------         -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 351,729,992         282,173,695
                                                                          ============         ===========

See notes to consolidated financial statements

                        TRI-COUNTY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                                           2003           2002            2001
                                                                           ----           ----            ----
INTEREST INCOME:
   Interest and fees on loans                                          13,411,904     14,221,247     15,223,463
   Taxable interest and dividends on investment securities              2,688,451      2,388,095      3,172,515
   Interest on deposits with banks and federal funds sold                  64,570        104,646         76,049
                                                                       ----------     ----------     ----------
        Total interest income                                          16,164,925     16,713,988     18,472,027
                                                                       ----------     ----------     ----------
INTEREST EXPENSE:
   Interest on deposits                                                 2,868,709      3,453,443      5,935,478
   Interest on short term borrowings                                    2,731,983          7,634        259,558
   Interest on long term debt                                              95,707      2,507,551      2,562,775
                                                                       ----------     ----------     ----------
        Total interest expenses                                         5,696,399      5,968,628      8,757,811
                                                                       ----------     ----------     ----------

NET INTEREST INCOME                                                    10,468,526     10,745,360      9,714,216

PROVISION FOR LOAN LOSSES                                                 316,963        160,000        360,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                    10,151,563     10,585,360      9,354,216
                                                                       ----------    -----------      ---------
NONINTEREST INCOME:
  Loan appraisal, credit, and miscellaneous charges                       261,387        179,006        226,641
  Net gain on sale of loans held for sale                                 505,435        499,304        187,304
  Income from bank owned life insurance                                   230,607             --             --
  Service charges                                                         695,128      1,041,662        953,496
  Other                                                                    61,981        127,089         34,079
                                                                       ----------    -----------      ---------
        Total noninterest income                                        1,754,538      1,847,061      1,401,520
                                                                       ----------    -----------      ---------
NONINTEREST EXPENSE:
   Salary and employee benefits                                         4,702,181      4,228,050      3,827,491
   Occupancy expense                                                      750,567        831,148        689,575
   Advertising                                                            308,951        338,216        301,975
   Data processing expense                                                403,967        568,095        291,399
   Loss on disposal of obsolete equipment                                      --         65,104             --
   Depreciation of furniture, fixtures, and equipment                     507,236        339,184        263,535
   Telephone communications                                               166,553        345,559        127,958
   Valuation allowance on foreclosed real estate                               --        972,889             --
   ATM expenses                                                           274,188        312,200        254,175
   Office supplies                                                        131,228        290,636        253,545
   Office equipment expenses                                              129,849        247,171        211,316
   Other                                                                1,053,051        859,348        730,882
                                                                       ----------     ----------      ---------
        Total noninterest expense                                       8,427,771      9,397,600      6,951,851
                                                                       ----------     ----------     ----------
INCOME BEFORE INCOME TAXES                                              3,478,330      3,034,821      3,803,885
Income tax expense                                                      1,032,432      1,067,000      1,318,350
                                                                       ----------     ----------     ----------
NET INCOME                                                              2,445,898      1,967,821      2,485,535
                                                                       ==========     ==========     ==========
INCOME PER COMMON SHARE
   Basic                                                                    $3.24          $2.58          $3.24
   Diluted                                                                  $3.07          $2.45          $3.11
   Cash Dividend per Share                                                  $0.55          $0.50          $0.40


See notes to consolidated financial statements

                        TRI-COUNTY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                                                                         Accumulated
                                                                                            Other        Unearned
                                                      Common    Paid-in     Retained    Comprehensive      ESOP
                                                       Stock    Capital     Earnings    Income (Loss)     Shares       Total
                                                      ------    -------     --------    -------------    --------     -------

BALANCES, JANUARY 1, 2001                            $  7,777  $7,500,865  $16,175,708   $    (114,929)   $(139,599) $23,429,822
  Comprehensive income:
    Net Income                                              -           -    2,485,535               -            -    2,485,535
     Unrealized gains on investment securities
       net of tax of $343,599                               -           -            -         670,442            -      670,442
                                                                                                                         -------
        Total comprehensive income                                                                                     3,155,977
  Cash dividend  $0.40 per share                            -           -    (309,204)               -            -     (309,204)
  Excess of fair market value over cost
    of leveraged ESOP shares released                       -      12,964            -               -            -       12,964
  Exercise of stock options                                56      31,761            -               -            -       31,817
  Repurchase of common stock                             (248)          -     (673,672)              -            -     (673,920)
  Net change in unearned ESOP shares                      (17)          -            -               -      (60,981)     (60,998)
                                                     --------  ----------  -----------   -------------    ---------  -----------
BALANCES, DECEMBER 31, 2001                             7,568   7,545,590   17,678,367         555,513     (200,580)  25,586,458

  Comprehensive income:
    Net Income                                              -           -    1,967,821               -            -    1,967,821
     Unrealized losses on investment securities
       net of tax of $24,455                                -           -            -        (61,822)            -      (61,822)
                                                                                                                       ---------
        Total comprehensive income                                                                                     1,905,999
  Cash dividend  $0.50 per share                            -           -    (385,129)               -            -     (385,129)
  Excess of fair market value over cost
    of leveraged ESOP shares released                       -      10,445            -               -            -       10,445
  Exercise of stock options                               133     160,871            -               -            -      161,004
  Repurchase of common stock                            (123)           -    (443,444)                                  (443,567)
  Net change in unearned ESOP shares                      20            -            -               -       37,535        37,555
                                                    ---------   ---------   ----------       ---------    ---------    ----------
BALANCES, DECEMBER 31, 2002                             7,598   7,716,906   18,817,615         493,691    (163,045)   26,872,765

  Comprehensive income:
    Net Income                                              -           -    2,445,898               -            -    2,445,898
     Unrealized losses on investment securities
       net of tax of $268,756                                                                (496,821)                  (496,821)
                                                                                                                       ---------
Total comprehensive income                                                                                             1,949,077
  Cash dividend  $0.55 per share                                             (422,361)                                  (422,361)
  Excess of fair market value over cost                                                                                        -
    of leveraged ESOP shares released                              39,533                                                 39,533
  Exercise of stock options                               116     200,435                                                200,551
  Repurchase of common stock                            (197)                (769,522)                                  (769,719)
  Net change in unearned ESOP shares                       16                                                23,886       23,902
  Tax benefit for exercise of nonqualified
   stock options                                                   18,162                                                 18,162
                                                    ---------   ---------   ----------       ---------    ---------    ----------
BALANCES, DECEMBER 31, 2003                         $   7,533  $7,975,036 $20,071,630     $    (3,130)   $ (139,159) $27,911,910
                                                    =========   ========= ===========     ============   ==========  ===========

See notes to consolidated financial statements

                        TRI-COUNTY FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECMBER 31, 2003, 2002, AND 2001

                                                                               2003             2002          2001
                                                                               ----             ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                                 $  2,445,898  $  1,967,821   $ 2,485,535
    Adjustments to reconcile net income to net
      cash provided by operating activities:
       Valuation allowance on foreclosed real estate                                   --       972,889
       Provision for loan losses                                                  316,963       160,000       360,000
       Depreciation and amortization                                              663,134       445,558       396,400
       Net amortization of premium/discount on
        mortgage backed securities and investments                                447,503        48,426        66,146
       Deferred income tax benefit                                                (22,219)     (399,000)     (205,000)
       Increase in federal funds sold                                            (574,660)     (363,506)
       (Increase) decrease in accrued interest receivable                        (275,865)        6,948       304,257
       Decrease in deferred loan fees                                             (17,849)      (90,291)      (18,131)
       (Decrease) increase in accrued expenses and other liabilities           (1,332,467)      562,539       638,249
       Increase in other assets                                                   (51,385)     (319,625)   (1,006,157)
       Loss (gain) on disposal of premises and equipment                           12,241        76,315        (8,386)
       Origination of loans held for sale                                     (16,792,123)  (23,376,262)   (9,752,097)
       Proceeds from sale of loans held for sale                               18,085,345    24,967,214    11,938,716
       Gain on sales of loans held for sale                                      (505,435)     (499,304)     (187,304)
                                                                             ------------   -----------   -----------
       Net cash provided by operating activities                                2,399,081     4,159,722     5,012,228
                                                                             ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net increase (decrease) in interest-bearing deposits with banks             6,267,519    (7,501,693)   (1,702,844)
    Purchase of investment securities available for sale                      (65,726,882)  (30,740,615)   (2,246,225)
    Proceeds from sale, redemption or principal payments
     of investment securities available for sale                               67,772,952    24,692,742    23,423,736
    Purchase of investment securities held to maturity                        (64,384,597)   (2,375,053)   (1,345,703)
    Proceeds from maturities or principal payments
     of investment securities held to maturity                                  5,898,120     1,822,600       770,717
    Net (purchase) redemption  of FHLB and Federal Reserve stock               (2,040,100)      298,800            --
    Loans originated or acquired                                             (172,289,356)  (86,078,892)  (96,149,353)
    Principal collected on loans                                              151,699,369    82,009,912    70,448,931
    Purchase of premises and equipment                                           (528,169)   (1,106,504)   (1,334,396)
    Proceeds from disposal of premises and equipment                                9,000       281,084         8,963
    Purchase of Bank owned life insurance policies                             (5,700,000)           --            --
    Sale (acquisition) of foreclosed real estate                                    9,250        333,484   (1,623,943)
                                                                             ------------   ------------   ----------
    Net cash used in investing activities                                     (79,012,894)   (18,364,135)  (9,750,117)
                                                                             ------------   ------------   ----------

                        TRI-COUNTY FINANCIAL CORPORATION

              FOR THE YEARS ENDED DECMBER 31, 2003, 2002, AND 2001

                                                                               2003            2002            2001
                                                                               ----            ----            ----
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                             $   24,529,456     $19,908,578    $15,310,535
    Net increase (decrease) in short-term borrowings                         30,438,987      (1,061,019)   (11,737,586)
    Dividends paid                                                             (422,361)       (385,129)      (309,204)
    Exercise of stock options                                                   218,713         161,004         31,817
    Net change in unearned ESOP shares                                           63,435          47,999        (48,033)
    Repurchase of common stock                                                 (769,719)       (443,568)      (673,920)
    Proceeds from long-term borrowings                                       15,000,000         920,000     12,250,000
    Payments of long-term borrowings                                           (118,824)     (1,400,000)    (5,000,000)
                                                                         --------------     -----------    -----------
    Net cash provided by financing activities                                68,939,687      17,747,865      9,823,609

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (7,674,126)      3,543,452      5,085,720
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                9,993,426       6,449,974      1,364,254
                                                                         --------------     -----------    ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $    2,319,300     $ 9,993,426    $ 6,449,974
                                                                         ==============     ===========    ===========
Supplementary cash flow information: Cash paid during the year for:
    Interest                                                             $    5,647,280     $ 6,225,058    $ 9,015,483
    Income taxes                                                              1,715,369       2,110,500      1,431,000

Noncash transfer from loans to foreclosed real estate                                --              --      1,276,070


See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Consolidation
     ---------------------------------------

     The consolidated financial statements include the accounts of Tri-County Financial Corporation and its wholly owned subsidiary, Community Bank of Tri-County (the "Bank") and the Bank's wholly owned subsidiaries, Tri-County Investment Corporation and Community Mortgage Corporation of Tri-County (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and to general practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 2003.

     Use of Estimates
     ----------------

     In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.

     Nature of Operations
     --------------------

     The Company, through its bank subsidiary, conducts full service commercial banking operations throughout the Southern Maryland area. Its primary financial deposit products are savings, transaction, and term certificate accounts. Its primary lending products are mortgage loans on residential, construction and commercial real estate and various types of consumer and commercial lending.

     Significant Group Concentrations of Credit
     ------------------------------------------

     Most of the Company's activities take place in the Southern Maryland area comprising St. Mary's, Charles, and Calvert counties. Note 2 discusses the types of securities the Company invests in. Note 3 discusses the type of lending that the Company engages in. The Company does not have any significant concentration to any one customer or industry.

     Cash and Cash Equivalents
     -------------------------

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. These instruments are presented as cash and due from banks.

     Investment Securities
     ---------------------

     Investments Trading -- Investment securities that are held principally for resale in the near term are classified as trading assets and are recorded at fair value with changes in fair value recorded in earnings. The Company had no trading assets during the periods presented.

Investments Available-for-Sale -- Marketable equity securities and debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value reported as accumulated other comprehensive income, a separate component of stockholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends are included in interest income. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Investments Held-to-Maturity and Other Equity Securities -- Investments held-to-maturity are those securities which the Company has the ability and positive intent to hold until maturity. Securities so classified at time of purchase are recorded at cost. The carrying values of securities held-to-maturity are adjusted for premium amortization and discount accretion. Declines in the fair value of individual held-to-maturity securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other than temporary impairment has occurred include a downgrading of the security by the rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Investment in other equity securities represents Federal Reserve Bank and Federal Home Loan Bank of Atlanta stock are recorded at cost and are considered restricted as to marketability.


     Loans Held for Sale
     -------------------

     Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value, in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

     Loans Receivable
     ----------------

     The Company grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout Southern Maryland. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Consumer loans are charged-off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected from loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Allowance for Loan Losses
     -------------------------

     The allowance for loan losses is established as probable losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     The allowance for loan loss consists of a specific component and a nonspecific component. The components of allowance for loan losses represent an estimation done pursuant to either SFAS No. 5 "Accounting for Contingencies", or SFAS No. 114 "Accounting by Creditors for Impairment of a Loan". The specific component of the allowance for loan losses reflects expected losses resulting from analysis developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification.

     The nonspecific portion of the allowance is determined based on management's assessment of general economic conditions, as well as specific economic factors in the individual markets in which the Company operates. This determination inherently involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's historical loss factors used to determine the specific component of the allowance and it recognizes knowledge of the portfolio may be incomplete. The nonspecific allowance that is based upon historical loss factors, as

     Foreclosed Real Estate
     -----------------------

     Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in noninterest expense.


     Transfers of Financial Assets
     -----------------------------

     Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

     Income Taxes
     ------------

     The Company files a consolidated federal income tax return with its subsidiaries. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     Earnings Per Share
     ------------------

     Basic earnings per common share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if potential dilutive common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

     Stock-Based Compensation
     ------------------------

     Stock based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share effects are provided as if the fair value method had been applied.

     The Company has a stock option and incentive plan to attract and retain personnel and provide incentive to employees to promote the success of the business. In addition, the Company has a stock option plan for its directors. At December 31, 2003, 36,666 shares of stock have been authorized and are available for grants of options under the plans. The exercise price for options granted is set at the discretion of the Board of Directors, but is not less than the market value of the shares as of the date of grant. An option's maximum term is ten years and the options generally vest immediately upon issuance.

     The Company applies APB Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based upon fair values at the grant dates for awards under the plan consistent with the method prescribed by SFAS Nos. 123 and 148, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                      2003                2002          2001
                                                                      ----                ----          ----
Net income, as reported                                            $   2,445,898      $1,967,821    $2,485,535
Less pro forma stock-based compensation expense
 determined under the fair value method, net of related
 tax effects                                                            (141,000)       (217,187)     (226,251)
                                                                   -------------      ----------    ----------
Pro forma net income                                               $   2,304,898      $1,750,634    $2,259,284
                                                                   =============      ===========   ==========
Earnings per share as reported
  Basic                                                            $        3.24      $     2.58    $     3.24
  Diluted                                                                   3.07            2.45          3.11

Pro forma earnings per share
  Basic                                                                     3.05            2.30          2.95
  Diluted                                                                   2.89            2.18          2.83

For the purpose of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants:

                                                                           2003             2002             2001
                                                                           ----             ----             ----
Dividend Yield                                                              2.17%            1.41%           1.30%
Expected volatility                                                        17.24%           35.00%          15.00%
Risk - free interest rate                                                   4.29%            4.82%           4.91%
Expected lives (in years)                                                     10               10              10
Weighted average fair value                                               $10.22           $17.24          $11.06


New Accounting Standards
------------------------

     In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. There was no material impact on the Company's financial condition or results of operations upon adoption of this Statement.

     In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both a liability and equity. It requires that an issuer classify certain financial instruments as a liability, although the financial instrument may previously have been classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. There was no material impact on the Company's financial condition or results of operations upon adoption of this Statement.

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. The recognition and measurement provisions of FIN 45 were effective on a prospective basis after December 31, 2002, and its adoption by the Company on January 1, 2003 has not had a significant effect on the Company's consolidated financial statements.

2.   INVESTMENT SECURITIES

     The amortized cost and estimated fair values of securities with gross unrealized losses and gains are:

                                                                                December 31, 2003
                                             -------------------------------------------------------------------------
                                                                        Gross            Gross
                                                    Amortized         Unrealized        Unrealized      Estimated Fair
Securities available for sale                         Cost              Gains            Losses            Values
                                                      ----              -----            ------            ------
Asset-backed securities issued by GSE's:          $  34,902,854       $  102,973        $  309,722       $ 34,696,105
                                                  -------------       ----------        ----------       ------------
Total debt securities available for sale             34,902,854          102,973           309,722         34,696,105
Corporate equity securities                             546,010          250,423            40,000            756,433
Bond mutual funds                                     2,845,950               --             8,415          2,837,535
                                                  -------------       ----------        ----------       ------------
Total securities available for sale               $  38,294,814       $  353,396        $  358,137       $ 38,290,074
                                                  =============       ==========        ==========       ============

Securities held-to-maturity
Asset-backed securities issued by:
       GSE's                                      $  50,067,413       $  103,018        $  646,379       $ 49,524,052
       Other                                          7,284,039               --                --          7,284,039
                                                     ----------       ----------        ----------       ------------
Total debt securities held-to-maturity               57,351,452          103,018           646,379         56,808,091

U.S. Government obligations                             300,000               --               249            299,751
Other investments                                     3,953,723          157,750                --          4,111,473
                                                  -------------       ----------        ----------       ------------
Total securities held-to-maturity                 $  61,605,175       $  260,768        $  646,628       $ 61,219,315
                                                  =============       ==========        ==========       ============

                                                                        December 31, 2002
                                             -------------------------------------------------------------------------
                                                                         Gross            Gross
                                                    Amortized         Unrealized        Unrealized      Estimated Fair
Securities available for sale                          Cost              Gains            Losses            Values
                                                       ----              -----            ------            ------
Asset-backed securities issued by:
       GSE's                                      $  28,597,630       $  601,972          $     --       $ 29,199,602
       Other                                          7,826,724          104,014               919          7,929,819
                                                  -------------       ----------          --------       ------------

Total debt securities available for sale             36,424,354          705,986               919         37,129,421
Corporate equity securities                             509,010          244,971            20,000            733,981

                                       15

Bond mutual funds                                     3,962,711               --                --          3,962,711
                                                 --------------       ----------        ----------       ------------
Total securities available for sale              $   40,896,075       $  950,957        $   20,919       $ 41,826,113
                                                 ==============       ==========        ==========       ============

Securities held-to-maturity
U.S. Government obligations                      $      300,000       $        -        $    1,760       $    298,240
Other investments                                     2,541,807           16,269                --          2,558,076
                                                 --------------       ----------        ----------       ------------
Total securities held-to-maturity                $    2,841,807       $   16,269        $    1,760       $  2,856,316
                                                 ==============       ==========        ==========       ============

Other investments consist of certain CD strip instruments whose market value is estimated based on market returns on similar risk and maturity instruments because no active market exists for these instruments. At December 31, 2003 and 2002, U.S. Government obligations with a carrying value of $300,000 were pledged to secure public unit deposits and for other purposes required or permitted by law. In addition, at December 31, 2003 and 2002, certain other securities with a carrying value of $6,441,000 and $5,047,000, respectively were pledged to secure certain deposits. At December 31, 2003, securities with a carrying value of $68,500,000 were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta.

Gross unrealized losses and fair value by length of time that the individual available-for-sale securities have been in a continuous unrealized loss position at December 31, 2003 are as follows:

                                                                  Continuous unrealized losses
                                                                          existing for
                                                     ------------------------------------------------------------
                                                                                                         Total
                                                                     Less than 12    More Than 12     unrealized
                                                     Fair Value          months          Months          Losses
                                                     ----------      ------------    ------------     ----------
Asset-backed securities issued by GSE's:           $  30,130,035      $ 309,722       $      --      $  309,722
Corporate equity securities                              500,000             --          40,000          40,000
Bond mutual funds                                      2,837,535          8,415              --           8,415
                                                   -------------      ---------       ---------      ----------
                                                   $  33,467,570      $ 318,137       $  40,000      $  358,137
                                                   =============      =========       =========      ==========

The available-for-sale investment portfolio has a fair value of approximately $38.3 million of which approximately $33.5 million of the securities have some unrealized losses from their purchase price. Of these securities, $30.1million, or 90%, are mortgage backed securities issued by GSE's, $2.8 million or 8.5% are short duration mutual fund shares, and $500 thousand or 1.5% are equity securities. The unrealized losses that exist in the mortgage backed securities and mutual fund shares are the result of market changes in interest rates since the original purchase.

The bond mutual fund shares have a modest duration and are backed by one year adjustable rate mortgage backed securities. The asset backed securities have an average duration of 3.3 years and are guaranteed by their issuer as to credit risk. Total unrealized losses on these investments are minimal (approximately 1%). We believe that the losses in the equity securities are temporary. Persistent losses may require a reevaluation of these losses. These factors coupled with the fact the Company has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available-for-sale portfolio are temporary.

Gross unrealized losses and fair value by length of time that the individual held-to-maturity securities have been in a continuous unrealized loss position at December 31, 2003 are as follows:

                                                                 Continuous unrealized losses
                                                                         existing for
                                                    -------------------------------------------------------------
                                                                  Less than 12    More Than 12   Total unrealized
                                                    Fair Value        months         Months         Losses
                                                    ----------    ------------   --------------  ---------------
Asset-backed securities issued by GSE's:          $ 32,065,546      $ 646,379          --           $   646,379
U.S. Government obligations                            298,240          1,760          --                 1,760
Corporate equity securities                                 --             --          --                    --
                                                  ------------      ---------    --------           -----------
                                                  $ 32,363,786      $ 646,379          --           $   648,139
                                                  ============      =========    ========           ===========

The held-to-maturity investment portfolio has a fair value of approximately $61.2 million of which approximately $32.4 million of the securities have some unrealized losses from their purchase price. Of these securities, $32.1million, or 99%, are mortgage backed securities issued by GSE's and the remainder is a short duration U.S. Treasury note. The U.S.Treasury note will mature within three months from the balance sheet date at full face value. The remaining asset backed securities have a duration of approximately 5 years, are guaranteed as to payment by the issuer, and have minimal losses compared to carrying value (approximately 2%). The unrealized losses that exist are the result of market changes in interest rates since the original purchase. These factors coupled with the Company's intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the held-to-maturity portfolio are temporary.

            The scheduled maturities of debt securities at December 31, 2003 are as follows:

                                                     Available for Sale                    Held to Maturity
                                             ------------------------------------ -----------------------------------
                                                Amortized            Fair            Amortized            Fair
                                                   Cost              Value              Cost             Value
                                             ----------------- ------------------ ----------------- -----------------
Within one year                                    $2,845,950         $2,837,535       $   300,000       $   299,751
Over one year through five years                           --                 --         3,953,723         4,111,473
Over five years through ten years                          --                 --                --                --
                                                   ----------      -------------       -----------       -----------
                                                    2,845,950          2,837,535         4,253,723         4,411,224
Mortgage-backed securities                         34,902,854         34,696,105        57,351,452        56,808,091
                                                  -----------      -------------       -----------       -----------
                                                  $37,748,804      $  37,533,640       $61,605,175       $61,219,315
                                                  ===========      =============       ===========       ===========



     There were no sales of investment securities available for sale during 2003, 2002, or 2001. Asset-backed securities are comprised of mortgage-backed securities as well as mortgage derivative securities such as collateralized mortgage obligations and real estate mortgage investment conduits. The Bank had no holdings of private issuers in excess of 10% of capital at December 31, 2003.

3. LOANS RECEIVABLE

     Loans receivable at December 31, 2003 and 2002 consist of the following:

                                                     2003                        2002
                                                     ----                        ----
Commercial real estate                           $ 93,824,812                 $ 74,291,593
Residential first mortgages                        42,971,076                   48,975,989
Residential construction                           19,598,992                   14,578,702
Second mortgage loans                              19,561,771                   19,007,265
Commercial lines of credit                         30,435,729                   29,947,327
Consumer loans                                      4,096,926                    4,623,447
Commercial equipment                               10,473,403                    9,006,639
                                                 ------------                 ------------
                                                  220,962,709                  200,430,961
                                                 ------------                 ------------
Less:
   Deferred loan fees, net                            649,756                      667,605
   Allowance for loan losses                        2,572,799                    2,314,074
                                                 ------------                 ------------
                                                    3,222,556                    2,981,679
                                                 ------------                 ------------
                                                 $217,740,153                 $197,449,282
                                                 ============                 ============

     The following table sets forth the activity in the allowance for loan losses:

                                                                       2003             2002             2001
                                                                       ----             ----             ----
Balance January 1,                                                  $ 2,314,074      $2,281,581       $1,929,531

Add:
   Provision charged to operations                                      316,963         160,000          360,000
   Recoveries                                                             2,446           2,795           31,417
Less:
   Charge-offs                                                           60,684         130,302           39,367
                                                                    -----------       ---------       ----------
Balance, December 31                                                $ 2,572,799       2,314,074       $2,281,581
                                                                    ===========       =========       ==========

     No loans included within the scope of SFAS No. 114 were identified as being impaired at December 31, 2003 or 2002 and for the years then ended.

     Loans on which the recognition of interest has been discontinued, which were not included within the scope of SFAS No. 114, amounted to approximately $380,000, $597,000, and $207,000 at December 31, 2003, 2002, and 2001,
respectively. If interest income had been recognized on nonaccrual loans at their stated rates during 2003, 2002, and 2001, interest income would have been increased by approximately $11,626, $33,320, and $10,480 respectively. Income in the amount of $29,066 was recognized on these loans in 2003. No income was recognized for these loans in 2002 and 2001, respectively.

     Included in loans receivable at December 31, 2003 and 2002, is $593,452 and $1,022,846 due from officers and directors of the Bank. These loans are made in the ordinary course of business at substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. Activity in loans outstanding to officers and directors is summarized as follows:


                                                   2003               2002
                                                   ----               ----
Balance, beginning of year                      $1,022,846          $1,223,840
New loans made during year                         528,106              60,001
Repayments made during year                       (931,108)           (260,995)
Reductions due to change in directors              (26,392)                 --
                                                 ---------           ---------
Balance, end of year                            $  593,452          $1,022,846
                                                ==========          ==========

4. LOAN SERVICING

     Loans serviced for others and not reflected in the balance sheets are $54,660,488 and $73,205,838 at December 31, 2003 and 2002, respectively.
Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The following table presents the activity of the mortgage servicing rights ("MSR").

                                                                             Year Ended December 31,
                                                                 ------------------------------------------------
                                                                     2003              2002              2001
                                                                     ----              ----              ----
Balance at beginning of the year                                 $ 780,408        $    525,075     $     486,956
Additions                                                          284,327             303,333           182,119
Amortization                                                      (177,795)            (48,000)         (144,000)
Application of valuation allowance to permanentlty impaired
 MSR's                                                            (210,000)                 --                --
                                                                 ---------        ------------     -------------
                                                                   676,940        $    780,408     $     525,075
                                                                 =========        ============     =============
Valuation allowance for impairment
Balance at beginning of the year                                 $      --                  --                --
Additions                                                          210,000                  --                --
Application of valuation allowance to
permanentlty impaired MSR's                                       (210,000)                 --                --
                                                                 ---------        ------------     -------------
                                                                 $       -                  --                --
                                                                 =========        ============     =============


5. FORECLOSED ASSETS

     Foreclosed assets are presented net of an allowance for losses. An analysis of the allowance for losses on foreclosed assets is as follows:

                                                                            Years ended December 31,
                                                              ------------------------------------------------------
                                                                        2003                 2002         2001
                                                                        ----                 ----         ----
Balance at beginning of year                                          $ 972,899            $       -     $   -
Provision for losses                                                          -              972,899         -
Charge-offs                                                                   -                    -         -
Recoveries                                                                    -                    -         -
                                                                     ----------           ----------     -----
Balance at end of year                                                $ 972,899            $ 972,899     $   -
                                                                     ==========           ==========     =====

Expenses applicable to foreclosed assets include the following:

                                                                            Years ended December 31,
                                                              ----------------------------------------------
                                                                    2003              2002         2001
                                                                    ----              ----         ----
Net gain on sale of foreclosed real estate                     $            --     $  (64,755)     $    --
Provision for losses                                                        --        972,889           --
Operating expenses                                                      10,153         12,176        6,253
                                                               ---------------     ----------      -------
                                                               $        10,153      $ 920,310      $ 6,253
                                                               ===============     ==========      =======

6. PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 2003 and 2002 is as follows:
                                                    2003                 2002
                                                    ----                 ----

Land                                          $    1,368,077        $  1,399,311
Building and improvements                          4,619,671           4,322,963
Furniture and equipment                            2,574,424           2,367,380
Automobiles                                          124,388             111,881
                                             ----------------    ---------------
Total cost                                         8,686,560           8,201,535
Less accumulated depreciation                      3,106,371           2,465,141
                                             ----------------     --------------
Premises and equipment, net                   $    5,580,189        $  5,736,394
                                             ===============      ==============

     Certain bank facilities are leased under various operating leases. Rent expense was $197,157, $211,200, and $242,387 in 2003, 2002 and 2001,
respectively. Future minimum rental commitments under noncancellable operating leases are as follows:

     2004                                               $  181,362
     2005                                                  180,912
     2005                                                  180,462
     2006                                                  179,562
     2007                                                  113,112
     Thereafter                                            192,000
                                                        ----------
     Total                                              $1,027,410
                                                        ==========

7.    DEPOSITS

     Deposits at December 31 consist of:

                                             2003                2002
                                             ----                ----
Noninterest-bearing demand              $ 29,270,007          $ 33,045,310
Interest-bearing:
   Demand                                 29,674,110            22,440,453
   Money market deposits                  44,473,200            39,781,718
   Savings                                34,670,884            30,675,167
   Certificates of deposit                89,466,367            77,082,464
                                         -----------           -----------
Total interest-bearing                   198,284,561           169,979,801
                                        ------------           -----------

Total deposits                         $ 227,554,568         $ 203,025,112
                                      ==============         =============

     The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 were $26,869,000 and $18,790,000, respectively.

At December 31, 2003, the scheduled maturities of time deposits are as follows (in 000's):

          2004               $57,597
          2005                14,386
          2006                 4,153
          2007                 8,293
          2008                 5,039
                           ---------
                             $89,466

8. SHORT TERM BORROWINGS AND LONG-TERM DEBT

     The Bank's long-term debt consists of advances from the Federal Home Loan Bank of Atlanta. The Bank classifies debt based upon original maturity, and does not reclassify debt to short term status during its life. These include fixed rate, adjustable rate, and convertible advances. Rates and maturities on these advances are as follows:

                                                Fixed      Adjustable      Fixed Rate
                                                 Rate         Rate        Convertible
                                                -----      -----------    -----------
                   2003
Highest rate                                     5.43%          1.96%           6.25%
Lowest rate                                      1.00%          1.96%           3.27%
Weighted average rate                            3.94%          1.96%           5.15%
Matures through                                   2022           2005            2011

                   2002
Highest rate                                     5.43%          2.49%           6.25%
Lowest rate                                      1.00%          2.49%           4.62%
Weighted average rate                            4.69%          2.49%           5.42%
Matures through                                   2022           2005            2011

     The Bank's fixed rate debt generally consists of advances with monthly interest payments and principal due at maturity. The Bank's adjustable rate long-term debt adjusts quarterly based upon a margin over the three month London Interbank Offered Rate ("LIBOR"). The margin is set at 80 basis points. The debt has a minimum interest of .80% and a maximum rate of 5.30%. The Bank's fixed rate, convertible, long-term debt is callable by the issuer, after an initial period ranging from six months to five years. These advances become callable on dates ranging from 2004 to 2005. Depending on the specific instrument, the instrument is callable either continuously after the initial period (Bermuda option) or only at the date ending the initial period (European). The contractual maturities of long-term debt are as follows:

                                                    December 31,
                                                        2003                                           2002
                     ---------------------------------------------------------------------------- ------------
                           Fixed           Adjustable        Fixed Rate
                            Rate              Rate           Convertible            Total              Total
                           -----           ----------        -----------            -----              -----
Due in 2004          $    88,000       $       --         $         --         $     88,000      $    88,000
Due in 2005               74,000        5,000,000           10,000,000           15,074,000       15,074,000
Due in 2006           12,000,000               --                   --           12,000,000        7,000,000
Due in 2007            5,000,000               --                   --            5,000,000               --
Due in 2008                   --               --                   --                   --               --
Thereafter               889,176               --           30,000,000           30,889,176       25,920,000
                     -----------       ----------         ------------         ------------      -----------
                     $18,051,176       $5,000,000         $ 40,000,000         $ 63,051,176      $48,082,000
                     ===========       ==========         ============         ============      ===========

     From time to time, the Bank also has daily advances outstanding, which are classified as short-term debt. These advances are repayable at the Bank's option at any time and reprice daily. These advances totaled $31,000,000 and $0 at December 31, 2003 and 2002, respectively. The rate on the short term debt at December 31, 2003 was 1.15%.

     Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien (the "Agreement"), the Company maintains eligible collateral consisting of 1 - 4 unit residential first mortgage loans, discounted at 75% of the unpaid principal balance, equal to 100% at December 31, 2003, of its total outstanding long and short term Federal Home Loan Bank advances. During 2002 and 2003, the Bank entered into addendums to the Agreement that expanded the types of eligible collateral under the Agreement to include certain commercial real estate and second mortgage loans. These loans are subject to eligibility rules, and collateral values are discounted at 50% of the unpaid loan principal balance. In addition, only 50% of total collateral for Federal Home Loan Bank advances may consist of commercial real estate loans. In addition the Bank has pledged its Federal Home Loan Bank stock of $4,702,600 and securities with a carrying value of $68,500,000 as additional collateral for its advances. Based upon our understanding of current borrowing rules at the Federal Home Loan Bank of Atlanta, the Bank is limited to total advances of up to 35% of assets or $123 million. The Bank had sufficient collateral to borrow this amount.

     Other short-term debt consists of notes payable to the U.S. Treasury, which are Federal treasury tax and loan deposits accepted by the Bank and remitted on demand to the Federal Reserve Bank. At December 31, 2003 and 2002, such borrowings were $191,285 and $752,298, respectively. The Bank pays interest on these balances at a slight discount to the federal funds rate. The notes are secured by investment securities with an amortized cost of approximately $5,948,600 and $786,700 at December 31, 2003 and 2002, respectively.

9. INCOME TAXES

     Income tax expense is summarized as follows:

                                                       2003                   2002                    2001
                                                       ----                   ----                    ----
Current
   Federal                                      $     961,686       $       1,312,000       $      1,409,350
   State                                               92,965                 154,000                114,000
                                               --------------       -----------------       ----------------
                                                    1,054,651               1,466,000              1,523,350
                                               --------------       -----------------       ----------------
Deferred
   Federal                                            (19,561)               (327,000)              (168,000)
   State                                               (2,658)                (72,000)               (37,000)
                                               --------------       -----------------       ----------------
                                                      (22,219)               (399,000)              (205,000)
                                               --------------       -----------------       ----------------
Total Income Tax Expense                        $   1,032,432       $       1,067,000       $      1,318,350
                                               ==============       =================       ================


     Total income tax expense differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                         2003                               2002                         2001
                                                         ----                               ----                         ----
                                                                                                    Percent                  Percent
                                                               Percent of                           of Pre                    of Pre
                                                                Pre Tax                              Tax                       Tax
                                                Amount           Income            Amount           Income        Amount      Income
                                                ------           ------            ------           ------        ------      ------
Expected income tax expense at
  federal tax rate                               $  1,182,632        34.0%         $  1,031,839       34.0%       $1,293,321   34.0%

State taxes net of federal benefit                     59,603         1.7%               61,666        2.0%           77,000    2.0%

Nondeductible expenses                                 14,130         0.4%               20,908        0.7%            5,233    0.1%

Nontaxable income                                   (213,613)        -6.1%             (109,198)      -3.6%          (34,716)  -0.9%

Other                                                (10,320)        -0.3%               61,785        2.0%          (22,488)  -0.6%
                                                 -----------         ----         -------------        ----       ----------   -----
                                                 $ 1,032,432         29.7%        $   1,067,000        35.2%      $1,318,350   34.7%
                                                 ===========         ====         =============        =====      ==========   =====

     The net deferred tax assets in the accompanying balance sheets include the following components:

                                                                           2003            2002
                                                                           ----            ----
Deferred tax assets:
   Deferred fees                                                    $      9,612     $    22,147
   Allowance for loan losses                                             960,130         795,953
   Deferred compensation                                                 152,838         118,709
   Valuation allowance on foreclosed real estate                         375,730         375,730
   Unrealized loss on investment
     securities available for sale                                         1,612              --
                                                                    ------------     -----------
                                                                       1,499,922       1,312,539
                                                                    ------------     -----------

Deferred tax liabilities:
   FHLB stock dividends                                                  152,896         152,896
   Depreciation                                                          261,057          97,505
   Unrealized gain on investment
     securities available for sale                                            --         267,144
                                                                    ------------    ------------
                                                                         413,953         517,545
                                                                    ------------    ------------

                                                                    $  1,085,969    $    794,994
                                                                    ============    ============

            Retained earnings at December 31, 2003, includes approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the "base year tax reserve") for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $753,479 at December 31, 2003.

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

10. COMMITMENTS AND CONTINGENCIES

     The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit. These instruments may, but do not necessarily, involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet loans receivable.

     As of December 31, 2003 and 2002, in addition to the undisbursed portion of loans receivable of approximately $8,907,000 and $6,031,000, respectively, the Bank had outstanding loan commitments approximating $2,871,000 and $1,927,000, respectively.

     Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding amounted to $9,538,000 and $5,698,000 at December 31, 2003 and 2002,
respectively. In addition to the commitments noted above, customers had approximately $28,600,000 and $10,100,000 available under lines of credit at December 31, 2003 and 2002, respectively.

11. STOCK OPTION AND INCENTIVE PLAN

     The Company has a stock option and incentive plan to attract and retain personnel and provide incentive to employees to promote the success of the business. In addition, the Company has a stock option plan for its directors. At December 31, 2003, 36,666 shares of stock have been authorized and are available for grants of options under the plans. The exercise price for options granted is set at the discretion of the Board of Directors, but is not less than the market value of the shares as of the date of grant. An option's maximum term is ten years and the options generally vest immediately upon issuance.

The following tables summarize activity in the plan:

                                               2003                        2002                       2001
                                      -----------------------     -----------------------     ----------------------
                                                  Weighted                    Weighted                   Weighted
                                                  Average                      Average                    Average
                                                   Exercise                   Exercise                   Exercise
                                        Shares      Price          Shares       Price          Shares      Price
                                      ----------- -----------     ---------- ------------     --------- ------------
Outstanding at beginning of year         97,601       $21.46         99,679        $18.99        91,036       $16.89
Granted                                  16,815        41.46         12,595         31.67        20,448        26.57
Exercised                               (11,620)       17.23        (14,078)        12.92        (7,105)       10.28
Forfeitures                                  --           --           (595)        26.26        (4,700)       24.41
                                        -------       ------        -------        ------       -------       ------
Outstanding at end of year              102,796       $25.21         97,601        $21.46        99,679       $18.99
                                        =======       ======        =======        ======       =======       ======



Options outstanding are all currently exercisable and are summarized as follows:

                                        Weighted
                                        Average        Weighted
              Number                   Remaining       Average
            Outstanding               Contractual      Exercise
         December 31, 2003                Life          Price
         -----------------            -----------      ----------
             25,167                     2 years          $10.28
             19,246                     5 years           24.23
              7,624                     6 years           26.60
             14,732                     7 years           26.65
             14,250                     8 years           26.70
              7,976                     9 years           39.00
             13,801                    10 years           42.00
             ------                                       -----
            102,796                                      $25.21
            =======                                      ======



12. EMPLOYEE BENEFIT PLANS

            The Bank has an Employee Stock Ownership Plan (ESOP) which covers substantially all of the

Bank's employees. The ESOP acquires stock of the Bank's parent corporation, Tri-County Financial Corporation. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. The ESOP may acquire in the open market up to 195,700 shares. At December 31, 2003, the Plan owns 55,929 shares.

     The Company also has a 401(k) plan. The Bank matches a portion of the employee contributions. This ratio is determined annually by the Board of Directors. During 2001 and 2002 one-half of an employee's first 6% deferral was matched. In 2003, the Company matched one-half of the employee's first 8% deferral. All employees who have completed one year of service and have reached the age of 21 are covered under this defined contribution plan. Contributions are determined at the discretion of management and the Board of Directors. For the years ended December 31, 2003, 2002, and 2001, the Company charged $81,000, $108,000, and $93,000, against earnings to fund the Plans.

     In addition, the Bank has a separate nonqualified retirement plan for non-employee directors. Directors are eligible for a maximum benefit of $3,500 a year for ten years following retirement from the Board of Community Bank of Tri County. The maximum benefit is earned at 15 years of service as a non-employee director. Full vesting occurs after 2 years of service. Expense recorded for this plan was $24,000, $11,000, and $7,000 for the years ending December 31, 2003, 2002, and 2001 respectively.

13. REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2003, the most recent notification from the Federal Reserve categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category.

     The Company's and the Bank's actual capital amounts and ratios for 2003 and 2002 are presented in the tables below:

                                                                                      To be considered well
                                                                                        capitalized under
                                                               Required for capital          prompt
                                                Actual           adequacy purposes      corrective action
                                                ------           -----------------      -----------------
At December 31, 2003
  Total capital (to risk weighted
   assets)
    The Company                          30,488     12.20%   $  19,992      8.00%
    The Bank                             29,193     11.73%   $  19,912      8.00%   $ 24,890      10.00%

  Tier 1capital (to risk weighted
   assets)
    The Company                          27,915     11.17%       9,996      4.00%
    The Bank                             26,630     10.70%       9,956      4.00%   $ 14,934       6.00%

  Tier 1capital (to average assets)
    The Company                          27,915      8.04%      13,881      4.00%
    The Bank                             26,630      7.70%      13,841      4.00%   $ 17,302       5.00%

At December 31, 2002
  Total capital (to risk weighted
   assets)
    The Company                          28,769     13.77%      16,715      8.00%
    The Bank                             26,966     12.96%      16,647      8.00%   $ 20,809      10.00%

  Tier 1 capital (to risk weighted
   assets)
    The Company                          26,379     12.63%       8,357      4.00%
    The Bank                             24,576     11.81%       5,324      4.00%   $ 12,485       6.00%

  Tier 1capital (to average assets)
    The Company                          26,379      9.53%      11,069      4.00%
    The Bank                             24,576      8.96%      10,966      4.00%   $ 13,708       5.00%

14. EARNINGS PER SHARE

            The calculations of basic and diluted earnings per share are as follows:

                                                                2003                 2002                2001
                                                           ----------------    -----------------    ----------------
Basic earnings per share
  Net income                                                   $ 2,445,898          $ 1,967,821         $ 2,485,535
  Average common shares outstanding                                754,044              761,417             766,927
  Net income per common share - basic                            $    3.24            $    2.58           $    3.24

Diluted earnings per share
  Net income                                                   $ 2,445,898          $ 1,967,821         $ 2,485,535
  Average common shares outstanding                                754,044              761,417             766,927
  Stock option adjustment                                           41,977               42,705              31,860
  Average common shares outstanding - diluted                      796,021              804,122             798,787
  Net income per common share - diluted                          $    3.07            $    2.45           $    3.11


No antidilutive options were outstanding at December 31, 2003 or 2001. At December 31,2002, 4,962
antidilutive options were excluded from the calculation.

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

                                                           December 31, 2003                December 31, 2002
                                                           -----------------                -----------------
                                                                       Estimated                       Estimated
                                                       Carrying           Fair          Carrying          Fair
                                                        Amount           Value           Amount          Value
                                                       --------        ---------        --------       ---------
Assets:
  Cash and cash equivalents                            $ 2,319,300      $  2,319,300    $ 9,993,426     $ 9,933,426
  Interest bearing deposits with banks                   8,912,332         8,912,332     15,179,851      15,179,851
  Federal funds sold                                       938,166           938,166        363,506        363,506
  Investment securities and stock in FHLB
    and FRB                                            104,672,099       104,281,498     47,404,670      47,419,179
  Loans receivable, net                                217,740,153       226,213,642    197,449,282     200,839,805
  Loans held for sale                                      474,880           482,003      1,262,667       1,287,920

Liabilities:
  Savings, NOW, and money market accounts              138,088,201       138,088,201    125,942,648     125,942,648
  Time certificates                                     89,466,367        91,095,780     77,082,464      78,811,495
  Long-term debt and other borrowed funds               94,242,461        97,940,064     48,922,298      53,801,600



     At December 31, 2003 and 2002, the Company had outstanding loan commitments and standby letters of credit of $12.4 million and $13.1 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

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

     Off-Balance sheet instruments - The Company charges fees for commitments to extend credit. Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

16. CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

Financial information pertaining only to Tri-County Financial Corporation is as follows:

Balance Sheets
                                 ASSETS
                                                                                 2003                  2002
                                                                                 ----                  ----
Cash-noninterest bearing                                                    $   298,364           $   301,927
Cash-interest bearing                                                           255,108               838,142
Investment securities available for sale                                         33,152                32,436
Investment in wholly owned subsidiary                                        26,627,098            25,069,624
Other assets                                                                    957,544               884,984
                                                                            -----------           -----------

                              TOTAL ASSETS                                  $28,171,266           $27,127,113
                                                                            ===========           ===========
Other liabilities                                                           $   259,356           $   254,348

Stockholders' equity
  Common stock                                                                    7,533                 7,598
  Surplus                                                                     7,975,036             7,716,906
  Retained earnings                                                          20,071,630            18,817,615
  Total accumulated other comprehensive income (loss)                            (3,130)              493,691
  Unearned ESOP shares                                                         (139,159)             (163,045)
                                                                          -------------          ------------
Total stockholders' equity                                                   27,911,910            26,872,765

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $  28,171,266          $ 27,127,113
                                                                          =============          ============

   CONDENSED STATEMENTS OF INCOME:

                                                       -------------------------------------------------------------
                                                                         Year Ended December 31,
                                                       -------------------------------------------------------------
                                                              2003                  2002                2001
                                                              ----                  ----                ----
Dividends from subsidiary                                     $    500,000         $   1,000,000       $  2,250,000
Interest income                                                     10,356                18,644             26,929
Miscellaneous expenses                                            (174,595)             (154,995)          (167,787)
                                                              ------------         -------------       ------------
Income before income taxes and equity in                           335,761               863,649          2,109,142
  undistributed net income of subsidiary
Federal and state income tax benefit                                55,841                46,000             40,650
Equity in undistributed net income of subsidiary                 2,054,296             1,058,172            335,743
                                                              ------------         -------------       ------------
NET INCOME                                                   $   2,445,898         $   1,967,821       $  2,485,535
                                                             =============         =============       ============


Condensed Statements of Cash Flows:

                                                                               Year Ended December 31,
                                                                  --------------------------------------------------
                                                                        2003              2002            2001
                                                                        ----              ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         $  2,445,898       $ 1,967,821     $2,485,535
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Equity in undistributed earnings of subsidiary                     (2,054,296)       (1,058,172)      (335,743)
    Increase in current assets                                            (72,560)         (147,776)      (611,564)
    Increase in current liabilities                                         5,008            14,222          3,600
                                                                     ------------       -----------     ----------
      Net cash provided by operating activities                           324,050           730,095      1,541,828
                                                                     ------------       -----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Net decrease (increase) in interest-bearing deposits                    583,034            87,379       (645,521)
  Purchase of investment securities available for sale                       (714)               --        (76,903)
  Maturity or redemption of investment securities
    available for sale                                                         --            79,146             --
                                                                     ------------       -----------     ----------
      Net cash provided (used) by investing activities                    582,320           166,525       (722,424)
                                                                     ------------       -----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Dividends paid                                                         (422,361)         (385,129)      (309,204)
  Exercise of stock options                                               218,713           161,004         31,817
  Net change in ESOP loan                                                  63,435            48,000       (48,034)
  Redemption of common stock                                             (769,720)         (443,568)      (673,920)
                                                                     ------------       -----------     ----------
      Net cash used in financing activities                              (909,933)         (619,693)      (999,341)
                                                                     ------------       -----------     ----------
(DECREASE) INCREASE  IN CASH                                               (3,563)          276,927       (179,937)
CASH AT BEGINNING OF YEAR                                                 301,927            25,000        204,937
                                                                     ------------       -----------     ----------
CASH AT END OF YEAR                                                  $    298,364       $   301,927     $   25,000
                                                                     ============       ===========     ==========

17. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     A summary of selected consolidated quarterly financial data for the two years ended December 31, 2003 is reported as follows:

                                                                2003
                                      ---------------------------------------------------------
                                         Fourth         Third         Second         First
                                        Quarter        Quarter       Quarter        Quarter
                                        -------        -------       -------        -------
Interest and dividend income            $4,112,111     $4,210,624    $3,923,796     $3,918,384
Interest expense                         1,524,537      1,431,824     1,378,744      1,361,294
                                        ----------     ----------    ----------     ----------
Net interest income                      2,587,574      2,778,800     2,545,052      2,557,090
Provision for loan loss                    171,623         31,013       108,941          5,386
                                        ----------     ----------    ----------     ----------
Net interest income after provision      2,415,951      2,747,787     2,436,111      2,551,704

Noninterest income                         580,039        332,762       453,793        387,954
Noninterest expense                      2,163,566      2,190,164     2,125,494      1,948,547


Income before income taxes                 832,424        890,385       764,410        991,111
Provision for income taxes                 133,667        293,550       255,215        350,000
Net income                              $  698,757      $ 596,835     $ 509,195      $ 641,111
                                        ==========      =========     =========      =========

Earnings per common share

Basic                                         0.93          0.79           0.68          0.84
                                             =====         =====          =====         =====
Diluted                                       0.87          0.75           0.65          0.80
                                             =====         =====          =====         =====

                                                               2002
                                     ---------------------------------------------------------
                                          Fourth         Third         Second         First
                                          Quarter       Quarter        Quarter       Quarter
                                          -------       -------        -------       -------
Interest and dividend income             $4,057,309    $4,281,934     $4,207,146    $4,167,599
Interest expense                          1,438,465     1,484,376      1,495,799     1,549,988
                                         ----------    ----------     ----------    ----------
Net interest income                       2,618,844     2,797,558      2,711,347     2,617,611
Provision for loan loss                      30,000        30,000         30,000        70,000
                                         ----------    ----------     ----------    ----------
Net interest income after provision       2,588,844     2,767,558      2,681,347     2,547,611

Noninterest income                          713,006       386,913        349,793       397,349
Noninterest expense                       2,025,764     2,033,746      3,408,796     1,929,294


Income before income taxes                1,276,086     1,120,725      (377,656)     1,015,666
Provision for income taxes                  446,000       391,000      (134,600)       364,600
                                         ----------    ----------    ----------     ----------
Net income                                $ 830,086     $ 729,725     $(243,056)     $ 651,066
                                         ==========    ==========    ===========    ==========
Earnings per common share

Basic                                          1.09          0.96          (0.32)         0.86
                                              =====         =====         ======         =====

Diluted                                        1.03          0.91          (0.32)         0.82
                                              =====         =====         ======         =====


                        TRI-COUNTY FINANCIAL CORPORATION

CORPORATE INFORMATION:     Tri-County Financial Corporation
                           Community Bank of Tri-County
--------------------------------------------------------------------------------
DIRECTORS OF BOTH
                              Michael L. Middleton
                              Chairman of the Board

   C. Marie Brown             James R. Shepherd           Louis P. Jenkins, Jr.
Herbert N. Redmond, Jr.     A. Joseph Slater, Jr.         H. Beaman Smith

--------------------------------------------------------------------------------
                    OFFICERS OF COMMUNITY BANK OF TRI-COUNTY

                              Michael L. Middleton
                      President and Chief Executive Officer

      C. Marie Brown           Gregory C. Cockerham      William J. Pasenelli
Executive Vice President      Executive Vice President     Executive Vice
Chief Operating Officer        Chief Lending Officer      President Chief
                                                        Chief Financial Officer

         David D. Vaira           John H. Buckmaster          Paige Watkins            H. Beaman Smith
     Senior Vice President          Vice President            Vice President         Secretary/Treasurer

--------------------------------------------------------------------------------
COUNSEL

         Corporate:                                           Local Counsel:
         Semmes, Bowen & Semmes                               Louis P. Jenkins, Esq.
         250 West Pratt Street                                P.O. Box 280
         Baltimore, Maryland  21201                           La Plata, Maryland  20646
         (410) 539-5040                                       (301) 934-9571

         Special Counsel:                                     Auditors:
         Gary R. Bronstein, Esq.                              Stegman & Company
         Muldoon Murphy Faucette & Aguggia LLP                405 East Joppa Road, Suite 200
         5101 Wisconsin Avenue, NW, Suite 500                 Baltimore, Maryland  21286
         Washington, DC 20016                                 (410) 823-8000
         (202) 362-0840

FORM 10-K

A copy of Form 10-K, including financial statements as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request to H. Beaman Smith, Secretary, Tri-County Financial Corporation, P.O. Box 38, Waldorf, Maryland 20604.

STOCK TRANSFER AGENT:                       STOCK TRANSACTIONS AND INQUIRIES:
The Bank of New York                        Christy Lombardi
Shareholder Relations Dept.                 Community Bank of Tri-County
P.O. Box 11258                              P.O. Box 38
Church Street Station                       Waldorf, Maryland 20604
New York, New York 10286                    1-888-745-BANK, ext.1037
1-800-524-4458                              Fax (301) 885-1437
http://www.stockbny.com                     clombardi@cbtc.com

ANNUAL MEETING:
                             May 5, 2004, 10:00 a.m.
                          Community Bank of Tri-County
                              2nd Floor Board Room
                              3035 Leonardtown Road
                                Waldorf, Maryland

Main Office                                 St. Patrick's Drive Branch
-----------                                 --------------------------
3035 Leonardtown Road                       20 St. Patrick's Drive
P.O. Box 38                                 Waldorf, MD  20603
Waldorf, MD  20604                          301.932.4424
301.645.5601

Bryans Road Branch                          Charlotte Hall Branch
------------------                          ---------------------
8010 Matthews Road                          30165 Three Notch Road
P.O. Box 522                                P.O. Box 472
Bryans Road, MD  20616                      Charlotte Hall, MD 20622
301.375.6118                                301.884.5724

Dunkirk Branch                              La Plata Branch
--------------                              ---------------
10321 Southern Maryland Boulevard           101 Drury Drive
P. O. Box 373                               P.O. Box 1810
Dunkirk, MD  20754                          La Plata, MD  20646
301.855.6363                                301.932.1653

Leonardtown Branch                          Lexington Park Branch
------------------                          ---------------------
25395 Point Lookout Road                    22730 Three Notch Road
P.O. Box 241                                P.O. Box 561
Leonardtown, MD  20650                      California, MD  20619
301.475.5046                                301.862.1900