Form 10-K, Exhibit 13
period 2004-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 2005-03-30
CIK 855874

                                                                               .
                                                                               .
                                                                               .

                                                                      Exhibit 13

SELECTED FINANCIAL DATA

                                                                     YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------------------------------------
                                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                            2004             2003             2002             2001             2000
                                         -----------      -----------      -----------      -----------      -----------
OPERATIONS DATA:
Net Interest Income                      $    13,800      $    10,469      $    10,745      $     9,757      $     8,862
Provision for Loan Losses                        453              317              160              360              360
Noninterest Income                             1,582            1,755            1,847            1,402            1,373
Noninterest Expense                            9,768            8,428            9,398            6,995            6,332
Net Income                                     3,720            2,446            1,968            2,486            2,336
SHARE DATA:
Basic Net Income Per Common Share        $      3.24      $      2.16      $      1.72      $      2.16      $      1.99
Diluted Net Income Per Common Share      $      3.10      $      2.05      $      1.63      $      2.07      $      1.90
Cash Dividends Paid Per Common Share     $      0.47      $      0.37      $      0.33      $      0.27      $      0.20
Weighted Average Common
   Shares  Outstanding:
        Basic                              1,146,339        1,131,066        1,142,126        1,150,391        1,176,908
        Diluted                            1,198,680        1,194,032        1,206,183        1,198,181        1,231,709
FINANCIAL CONDITION DATA:
Total Assets                             $   505,767      $   351,730      $   282,128      $   261,957      $   248,339
Loans Receivable, Net                        289,325          217,740          197,449          193,450          172,090
Total Investment Securities                  175,690           99,895           44,667           43,963           58,575
Total Deposits                               266,755          227,555          203,025          183,117          167,806
Long and Short-Term Debt                     198,235           94,242           48,922           50,463           54,951
Total Stockholders' Equity                    31,124           27,912           26,873           25,586           23,430
PERFORMANCE RATIOS:
Return on Average Assets                        0.88%            0.78%            0.72%            0.97%            1.00%
Return on Average Equity                       12.89%            8.99%            7.50%           10.09%           10.65%
Net Interest Margin                             3.43%            3.55%            4.20%            4.00%            3.98%
Efficiency Ratio                               70.80%           68.95%           74.73%           62.68%           61.86%
Dividend Payout Ratio                          14.56%           17.27%           20.04%           12.44%           10.13%

CAPITAL RATIOS:
Average Equity to Average
  Assets                                        9.29%            8.04%            9.53%            9.64%            9.37%
Leverage Ratio                                  9.29%            8.04%            9.53%            9.64%            9.61%
Total Risk-Based Capital Ratio                 11.89%           12.20%           13.77%           14.08%           13.53%
Tier 1 Risk-Based Capital Ratio                11.01%           11.17%           12.63%           12.81%           12.50%

ASSET QUALITY RATIOS:
Allowance for Loan Losses to
  Total Loans                                   1.04%            1.16%            1.15%            1.16%            1.10%
Nonperforming Loans to Total Loans              0.23%            0.17%            0.30%            0.12%            0.06%
Allowance for Loan Losses to
  Nonperforming Loans                         452.97%          678.30%          387.60%          996.07%        1,770.55%
Net Charge-offs to Average Loans               (0.01%)           0.03%            0.06%            0.01%            0.05%

All per share amounts have been adjusted for the 3 for 2 stock split which was declared in December 2004.

FORWARD-LOOKING STATEMENTS

When used in this discussion and elsewhere in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Tri County Financial Corporation (the "Company") cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, unfavorable judicial decisions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and the general practices of the United States banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. The Company considers its determination of the allowance for loan losses and the valuation allowance on its foreclosed real estate to be critical accounting policies. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When these sources are not available, management makes estimates based upon what it considers to be the best available information.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two principles of accounting:
(a) Statement on Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies", which requires that losses be accrued when they are probable of occurring and are estimable and (b) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that losses be accrued when it is probable that the Company will not collect all principal and interest payments according to the contractual terms of the loan. The loss, if any, is determined by the difference between the loan balance and the value of collateral, the present value of expected future cash flows, or values observable in the secondary markets.

The loan loss allowance balance is an estimate based upon management's evaluation of the loan portfolio. Generally the allowance is comprised of a specific and a general component. The specific component consists of management's evaluation of certain loans and their underlying collateral. Loans are examined to determine the specific allowance based upon the borrower's payment history, economic conditions specific to the loan or borrower, or other factors that would impact the borrower's ability to repay the loan on its contractual basis. Management assesses the ability of the borrower to repay the loan based upon any information available. Depending on the assessment of the borrower's ability to pay the loan as well as the type, condition, and amount of collateral, management will establish an allowance amount specific to the loan.

In establishing the general component of the allowance, management analyzes non-classified and non-impaired loans in the portfolio including changes in the amount and type of loans. Management also examines the Bank's history of write-offs and recoveries within each loan category. The state of the local and national economy is also considered. Based upon these factors the Bank's loan portfolio is categorized and a loss factor is applied to each category. These loss factors may be higher or lower than the Bank's actual recent average losses in any particular loan category, particularly in loan categories where the Bank is rapidly increasing the size of its portfolio. Based upon these factors, the Bank will adjust the loan loss allowance by increasing or decreasing the provision for loan losses.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral, a borrower's prospects of repayment, and in establishing allowance factors on the general component of the allowance. Changes in allowance factors will have a direct impact on the amount of the provision, and a corresponding effect on net income. Errors in management's perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs. For additional information regarding the allowance for loan losses, refer to Notes 1 and 4 to the Consolidated Financial Statements and the discussion under the caption "Provision for Loan Losses" below.

In addition to the loan loss allowance, the Company also maintains a valuation allowance on its foreclosed real estate. As with the allowance for loan losses the valuation allowance on foreclosed real estate is based on SFAS No. 5, "Accounting for Contingencies," as well as SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." These statements require that the Company establish a valuation allowance when it has determined that the carrying amount of a foreclosed asset exceeds its fair value. Fair value of a foreclosed asset is measured by the cash flows expected to be realized from its subsequent disposition. These cash flows should be reduced for the costs of selling or otherwise disposing of the asset.

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

In December 2004, the Company declared a 3 for 2 stock split in the form of a stock dividend. All per share numbers in the following discussion reflect retroactive application of this stock split.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

GENERAL. For the year ended December 31, 2004, the Company reported consolidated net income of $3,719,834 ($3.24 basic and $3.10 diluted earnings per share) compared to consolidated net income of $2,445,898 ($2.16 basic and $2.05 diluted earnings per share) for the year ended December 31, 2003, and consolidated net income of $1,967,821 ($1.72 basic and $1.63 diluted earnings per share) for the year ended December 31, 2002. The increase in net income for 2004 was primarily attributable to an increase in net interest income which was partially offset by increases in the provision for loan loss and noninterest expenses and a decline in noninterest income in 2004. In 2004, the Bank used funds from the issuance of $7 million of trust preferred securities and wholesale borrowing to purchase certain securities. The Bank also substantially increased its loan portfolio and lower cost deposit balances. These changes led to the large increases in net interest income for the year ended December 31, 2004. Noninterest income declined mainly through a decline in the amount of sales of loans to third parties. These declines were partially offset by increases in service charges. Provision for loan losses increased in 2004 due to increases in the loan portfolio. Noninterest expenses increased primarily due to increases in personnel, occupancy, data processing, and advertising. Income tax expenses increased by $408,562 or 39.57% in 2004.

For the year ended December 31, 2003, net interest income was $10,468,526 compared to $10,745,360 for the year ended December 31, 2002, a decrease of $276,834 or 2.58%. Noninterest income also declined to $1,754,538 from $1,847,061 in 2002. a decline of $92,523 or 5.01%. Noninterest expenses declined to $8,427, 771 in 2003 from a total of $9,397,600 in 2002. This decline of $969,829 or 10.32% was caused by a decline in the provision for a valuation allowance on foreclosed real estate as well as declines in certain other noninterest expenses relating to the systems conversion in 2002. Income tax expense decreased by 3.24% to $1,032,432 in 2003.

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

Consolidated net interest income for the year ended December 31, 2004 was $13,799,929 compared to $10,468,526 for the year ended December 31, 2003 and $10,745,360 for the year ended December 31, 2002. The $3,331,403 increase in the most recent year was due an increase in interest income of $5,448,414, partially offset by the increase in interest expense of $2,117,011. For the year ended December 31, 2003, the $276,834 decrease was due to a decrease of $549,063 in interest income offset by a decrease of $272,229 in interest expense for the same period. Changes in the components of net interest income due to changes in average balances of assets and liabilities and to changes caused by changes in interest rates are presented in the rate volume analysis below.

During 2004, the Company's interest rate spread declined because the Bank's yield on interest earning assets fell while its cost for interest bearing liabilities was the same. The Bank's yield on loans declined due to the continued pay off of higher interest rate loans in its portfolio. These loans were generally replaced by lower rate loans. The Bank's investment yield increased during 2004 as the Bank's average maturity on its investments increased. While the cost of both deposits and borrowings fell, the proportion of total interest bearing liabilities that were represented by higher cost borrowings increased, leading to a stable average cost in 2004 compared to 2003.

During 2003, the Company's interest rate spread decreased because the Bank was unable to lower the interest rates paid on deposits and borrowings as quickly and as much as the interest rates earned on loans and investments fell. Rates on deposits, particularly interest bearing transaction and money market accounts had already been very low in 2002, as interest rates fell in 2003, the rates paid on these deposits decreased slightly while the rates on investments and loans decreased by a greater amount. In addition, the percentage of funding contributed by relatively higher cost borrowings compared to deposits increased.

The effects of these changes can be seen in the fact that in 2003 interest income declined by $549,063 or 3.29% to $16,164,925, while interest expense declined to $5,696,399 a decrease of $272,229 or by 4.56%. These declines, in turn led to a decline in net interest income of $276,834, or 2.58%, to $10,468,526.

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the past three fiscal years.

                                                                     (DOLLARS IN THOUSANDS)
                                    ---------------------------------------------------------------------------------------
                                                                FOR THE YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------
                                                2004                          2003                         2002
                                    ----------------------------  ----------------------------  --------------------------
                                                         AVERAGE                       AVERAGE                      AVERAGE
                                     AVERAGE             YIELD/    AVERAGE             YIELD/   AVERAGE             YIELD/
                                     BALANCE   INTEREST   COST     BALANCE   INTEREST   COST    BALANCE   INTEREST   COST
                                    ---------  --------  -------  ---------  --------  -------  --------  --------  -------
Interest-earning assets:
Loan portfolio (1)                  $ 254,605  $ 16,033     6.30% $ 201,440  $ 13,412     6.66% $195,280  $ 14,221     7.28%
Investment securities, federal
  funds sold and interest bearing
    deposits                          147,274     5,580     3.79%    93,261     2,753     2.95%   60,637     2,493     4.11%
                                    ---------  --------           ---------  --------           --------  --------
     Total interest-earning assets    401,879    21,613     5.38%   294,702    16,165     5.49%  255,917    16,714     6.53%
                                    ---------  --------           ---------  --------           --------  --------
Interest-bearing liabilities:
Interest bearing deposits and
  escrow                              249,164     3,230     1.30%   212,643     2,869     1.35%  189,518     3,453     1.82%
    Borrowings                        138,031     4,584     3.32%    68,679     2,828     4.12%   48,487     2,515     5.19%
                                    ---------  --------           ---------  --------           --------  --------
Total interest bearing liabilities    387,195     7,813     2.02%   281,322     5,696     2.02%  238,005     5,969     2.51%
                                    =========  ========           =========  ========           ========  ========
Net interest income                            $ 13,800                      $ 10,469                     $ 10,745
                                               ========                      ========                     ========
Interest rate spread                                        3.36%                         3.46%                        4.02%
                                                          ======                        ======                       ======
Net yield on interest-earning
  assets                                                    3.43%                         3.55%                        4.20%
                                                          ======                        ======                       ======
Ratio of average interest-earning
   assets to average interest
     bearing liabilities                                  103.79%                       104.76%                      107.53%
                                                          ======                        ======                       ======

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

                                                2004                        2003
                                               DUE TO                       DUE TO
                                              -------                      -------
                                     VOLUME     RATE      TOTAL   VOLUME     RATE     TOTAL
                                     ------   -------    ------   ------   -------    -----
Interest income:
   Loan portfolio                    $3,541   $  (920)   $2,621   $  410   $(1,220)   $(809)
   Interest-earning cash and
     investment portfolio             1,593     1,234     2,827      963      (703)     260
                                     ------   -------    ------   ------   -------    -----
Total interest-earning assets        $5,134   $   314    $5,448   $1,373   $(1,922)   $(549)
                                     ======   =======    ======   ======   =======    =====
Interest expense:
   Savings deposits and escrows      $  493   $  (132)   $  361   $  312   $  (897)   $(585)
   FHLB advances and other
     borrowings                       2,857    (1,101)    1,756      831      (519)     313
                                     ------   -------    ------   ------   -------    -----
Total interest bearing liabilities   $3,350   $(1,233)   $2,117   $1,143   $(1,416)   $(272)
                                     ======   =======    ======   ======   =======    =====
Net change in net interest income    $1,784   $ 1,547    $3,331   $  230   $  (506)   $(277)
                                     ======   =======    ======   ======   =======    =====

PROVISION FOR LOAN LOSSES. Provision for loan losses for the year ended December 31, 2004 was $452,998 compared to $316,963 and $160,000 for December 31, 2003 and 2002, respectively. The higher provision for loan losses in 2004 was due to the increase in the size of the loan portfolio as well as the higher concentration of loans in types with higher credit risk. These factors were partially offset by the Bank's continued low levels of delinquency and charge-offs. The loan loss allowance and the provision for loan losses is determined based upon an analysis of individual loans and the application of certain loss factors to different loan categories. Individual loans are analyzed for impairment as the facts and circumstances warrant. In addition, a general component of the loan loss allowance is added based on a review of the portfolio's size and composition. At December 31, 2004, the allowance for loan loss equaled 453% of non-accrual and past due loans compared to 678% and 388% at December 31, 2003 and 2002, respectively. For the year ended December 31, 2004, the Company recorded net recoveries of $32,000 (.001% of average loans) compared to net charge offs of $58,000 (0.03% of average loans) in 2003 and $128,000 (0.06% of average loans) in net charge-offs for 2002.

NONINTEREST INCOME. Noninterest income declined to $1,582,316 in 2004, from $1,754,538 in 2003, a decline of $172,222 or 9.82%. Noninterest income decreased to $1,754,538 for the year ended December 31, 2003 compared to $1,847,061, for the prior year, a decrease of 5.01%. Changes in noninterest income over the past three years have been the result of wide fluctuations in certain noninterest income categories, (gain on sale of loans, other income, service charges, and loan fees) and an increase in income from Bank Owned Life Insurance ("BOLI") in the past 2 years.

Loan appraisal, credit and miscellaneous charges are highly variable; from 2003 to 2004 these charges decreased by $32,262 or 12.34% to $229,125. From 2002 to 2003, these charges increased to $261,387 an increase of 46.02%. Increases and decreases in this category reflect changes in lending volumes and patterns as well as competitive pressures. Gain on sale of loans held-for-sale has been highly variable reflecting the overall interest rate environment and the Bank's desire to keep certain loans in its portfolio. Gain on the sale of loans decreased to $21,404 from $505,435, a decline of $484,031 or 95.77%. This change was caused by the Bank's declining sales volume of these loans to third party investors. From 2002 to 2003, this income item increased to $505,435 from $499,304 an increase of $6,131 or 1.23%.

Income from BOLI increased to $261,411 from $230,607 in 2003 and none in 2002. The income from BOLI in 2003 and 2004 was the result of the purchase of BOLI in 2003. The income for 2004 reflects a full year of ownership as well as higher earning balances. Service charges and fees are primarily generated by the Bank's ability to attract and retain transaction-based deposit accounts and by loan servicing fees net of amortization of and valuation allowances on mortgage servicing rights. In 2004, service charges increased by $493,873 to $1,189,001 reflecting higher deposit volumes and lower total amortization of mortgage servicing rights. In 2003, service charges and fees declined to $695,128 from 2002's level of $1,041,662, a decline of $346,534 or 33.27%. This decline was primarily caused by an increase in the amortization of mortgage servicing rights and valuation allowances. The Bank hopes to increase its service charge and fee revenues in the future by increasing the level of transaction-based accounts. In 2004, the Bank recorded a loss of $61,875 on the sale of available for sale securities and recognized a loss of $65,000 on other than temporary decline in the value of certain available for sale securities. In 2004, other noninterest income declined to nothing from $61,981 and $17,945 in 2003 and 2002 respectively.

NONINTEREST EXPENSES. Noninterest expenses for the year ended December 31, 2004 totaled $9,768,419 an increase of $1,340,648 or 15.91% from the prior year. Noninterest expenses for the year ended December 31, 2003 totaled $8,427,771, a decrease of $969,829 or 10.32% from 2002. Salary and employee benefits expenses increased by $730,717 or 15.54% to $5,432,898 in 2004. In 2003, they increased by 11.21% to $4,702,181 compared to $4,228,050 for the prior year. The increase reflects growth in the Bank's workforce to fully staff branches, an increasing need for highly skilled employees due to the higher complexity level of the Bank's business, and continued increases in the Bank's benefit and incentive costs. Expenses also included certain supplemental retirement benefits which were funded by the BOLI income. Occupancy expense increased to $858,891 in 2004 compared to $750,567 in 2003 an increase of $108,324 or 14.43%. In 2003, occupancy expense decreased to $750,567 compared to $831,148 in 2002. In 2003, occupancy expenses decreased from 2002 due to a decrease in certain nonrecurring expenses such as the costs of a temporary branch in Charlotte Hall and certain major repairs in other branches. In 2004, these expenses reflected the refurbishment of certain offices and other renovation costs. In 2004, advertising expenses increased from $308,951 to $539,715 an increase of $230,764 or 74.69%. These advertising costs reflected several major advertising campaigns and marketing efforts. Advertising decreased to $308,951 for the year ended December 31, 2003 from $338,216 in 2002. In 2002, the bank introduced several new products which increased costs. Data processing expenses increased to $550,781 an increase of $146,814 or 36.34% from the prior year total of $403,967. The increase is reflective of the Bank's increased size in loans and deposits as well as increases in certain third party processing costs related to data processing. From 2003 to 2002 data processing expenses fell to $403,967 from the prior year total of $568,095 a decrease of 28.89%. The Bank incurred significant data processing costs related to its conversion in 2002. These costs included training, consulting, and transition fees related to the conversion process. The successful conversion in 2002 led to a decline in these expenses in 2003. Loss on disposal of obsolete equipment totaled $65,104 in 2002. These expenses related to the write-off of certain equipment that could not support the new core data system.

Depreciation of furniture, fixtures, and equipment decreased to $372,237 in 2004 from $507,236 in 2003, a decline of $134,999 or 26.61%. Depreciation declined as certain assets purchased in 2001 and 2002 in anticipation of the 2002 systems conversion were fully depreciated in early 2004. In 2003, depreciation of furniture, fixtures, and equipment increased by $168,052 or 49.55% due to the large amount of equipment purchased in 2002. Telephone communications expenses decreased to $103,421 in 2004 from 166,553 in 2003, a decrease of $63,132 or 37.91%. In 2003, these expenses declined by $179,006 or 51.80%. In 2004, telephone communications decreased due to changes in vendors and renegotiation of vendor contracts. Telephone communications expenses decreased in 2003 because 2002 expenses included certain data processing conversion costs. In 2002 and 2004, the Bank recorded valuation allowances of $972,889 and $114,606, respectively on its foreclosed real estate. No valuation allowances on foreclosed assets were recorded in 2003. ATM expenses increased in 2004 by $71,266 or 25.99% from $274,188 in 2003. ATM expenses were $312,200 in 2002. In
2002, ATM expenses included costs relating to the systems conversion which were nonrecurring. The increase in expenses in this area in 2004 included increases in volumes and rates charged by third party vendors. Office supplies expense increased in 2004 from 2003 by $20,634 to $151,862, an increase of 15.72%. In 2003, office supplies expense decreased by $159,408 or 54.85% from 2002. The increase in 2004 was related to higher amounts of deposit and loan activity. Office equipment expenses decreased in 2004 to $90,520 from $129,849 in 2003 and $247,171 in 2002. These decreases are the result of declining needs for certain specialized equipment which is no longer needed after our systems conversion. Other noninterest expense increased by $154,983 or 14.72% to $1,208,034 in 2004, from $1,053,051 in 2003. In 2003, noninterest expenses increased by $193,703 or 22.54% from 2002. These increases reflect the growing size of the Bank.

INCOME TAX EXPENSE. During the year ended December 31, 2004, the Company recorded income tax expense of $1,440,994 compared to expenses of $1,032,432 and $1,067,000 in the two prior years. The Company's effective tax rates for the years ended December 31, 2004, 2003, and 2002 were 27.9%, 29.7% and 35.20%, respectively. The 2004 effective tax rate declined due to a large donation of property made in 2004 which offset slightly lower nontaxable income. The decline in the effective tax rate from 2002 to 2003 was due to an increase in non-taxable income and a slight decrease in state taxes.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND 2003

In 2004, the Company increased in size through the implementation of a leveraging strategy. This strategy included the sale of a trust preferred issue of $7,000,000 which was subsequently invested in the Bank. The Bank used the proceeds to purchase securities and make loans. These increases in interest earning assets were also funded by increases in short and long term borrowings as well as by increases in retail deposits. In 2004, total assets increased by $153,820,131 or 43.73%. Cash and due from banks increased by $3,698,796 or 159.48%. Fed funds sold decreased by $160,647 or 17.12% to $777,519.
Interest-bearing deposits with banks increased by 22.53% or $2,007,832. These increases all reflect higher cash and liquidity needs due to higher asset size. While securities available for sale fell by $25,341,103 or 66.18%, securities held to maturity increased by $101,135,980 or 164.17% to $162,741,155. Generally the proceeds of securities in the available for sale portfolio were used to buy new securities in the held to maturity portfolio. The Company purchased $171,294,471 of securities during 2004. Total securities balances increased by $75,794,877 or 75.87%. These increases in total securities portfolios resulted in an increase interest income. Stock in the Federal Home Loan Bank increased due to stock purchases made necessary by increased Federal Home Loan Bank borrowing levels. Loans held for sale declined by $474,880 or 100%, as current loan production is increasingly held in the Bank's portfolio. Loans receivable increased by $71,584,898 or 32.88%, as the Bank continued to build assets in 2004 to increase net interest income.

Premises and equipment increased to $6,011,913 from $5,580,189 an increase of 7.74% or $431,724. This increase was due to construction costs of a planned new branch and some renovations at our home office. Foreclosed real estate declined by $231,203 due to sales and donations of various foreclosed properties. BOLI increased due to the continued growth of the policies in 2004. Accrued interest receivable increased due to higher interest earning asset balances. Other assets decreased to $2,134,303 due to a decrease in certain prepaid tax accounts.

In 2004, total liabilities increased by $150,608,466 or 46.51%. Deposits increased to $266,754,504 at December 31, 2004 compared to $227,554,568 for the prior year. Both noninterest and interest bearing deposit totals increased due to the Bank's continued marketing efforts. Short and long term debt increased as the Company sought to add assets to increase net interest income offsetting a decline in interest spread. The increases in short term debt were $84,112,925 or 269.67%, these funds were used to buy securities and increase loan balances. Long term debt increased by $19,879,937 or 31.53%, these funds were used to buy securities. The Company completed a Trust Preferred issue of $7,000,000 in 2004 which was used to increase the Bank's equity and support a larger asset base.

The Company experienced a $3,211,665, or 11.51%, increase in stockholders' equity for the year ended December 31, 2004. The increase in stockholders' equity was attributable to the retention of earnings from the period of $3,719,834, less cash dividends of $541,633. Equity was also increased by the exercise of stock options totaling $241,475, an increase in accumulated other comprehensive income of $189,270, the tax effect of non-employee stock option exercise, and activity in the ESOP shares resulting in a gain of $8,507. These increases were partially offset by the repurchase of common stock in the amount of $412,973.

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

Among the tools used to monitor interest rate risk is a "gap" report which measures the dollar difference between the amount of interest-earning assets and interest-bearing liabilities subject to repricing within a given time period. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher-yielding assets which, consequently may result in the yield on interest earning assets increasing at a slower rate than its cost of interest bearing liabilities than if it had a positive gap. While, conversely, during a period of falling interest rates, an institution with a negative gap would tend to have its interest-earning assets repricing downward at a slower rate than its interest-rate liabilities as compared to an institution with a positive gap which, consequently, may tend to adversely affect net interest income. The following sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, which are anticipated by the Company, based on certain assumptions, to reprice or mature in each of the future time periods shown:

                                                                  OVER 1
                                                    OVER 3 TO    THROUGH      OVER
                                      0-3 MONTHS    12 MONTHS    5 YEARS     5 YEARS
                                      ----------   ----------   ---------   ---------
                                                   (DOLLARS IN THOUSANDS)
Assets:
Cash and due from banks                $   6,018   $        -   $       -   $       -
Interest-bearing deposits                 10,920            -           -           -
Fed Funds sold                               778            -           -           -
Securities                                68,127       16,104      68,008      29,595
Loans                                     82,248       22,727     118,103      70,069
                                      ----------   ----------   ---------   ---------

Total Assets                          $  168,091   $   38,831   $ 186,111   $  99,664
                                      ==========   ==========   =========   =========

Liabilities
Noninterest-bearing deposits          $   35,553   $        -   $       -   $       -
Interest-bearing demand deposits          57,856            -           -           -
Money market deposits                     34,692            -           -           -
Savings                                   36,852            -           -           -
Certificates of deposit                   17,625       40,132      44,041           3
Short-term debt                          115,304            -           -           -
Long-term debt                                 -        5,074      32,000      45,857
                                      ----------   ----------   ---------   ---------
Total Liabilities                     $  297,882   $   45,206   $  76,041   $  45,860
                                      ==========   ==========   =========   =========

Gap                                   $ (129,791)  $   (6,375)  $ 110,070   $  53,804
Cumulative Gap                        $ (129,791)  $ (136,166)  $ (26,096)  $  27,708
Cumulative Gap as a percentage
of total assets                           (26.34%)     (27.64%)     (5.30%)      5.62%

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

As noted above, the Bank has a substantial excess of liabilities over assets repricing or maturing within one year. This would indicate that the Bank's net interest income would decline if interest rates were to increase. A decrease in net interest income as a result of a general increase in rates is likely, but the Bank has the ability to moderate the effect of a general increase in interest rates by controlling increases in rates on transaction accounts, using available cash to reduce the amounts in particularly rate sensitive liability accounts, and increasing total assets through increased leverage. In addition, the analysis above substantially understates the amount of loan prepayments the Bank has historically experienced even in periods of rising interest rates.

LIQUIDITY AND CAPITAL RESOURCES

The Company currently has no business other than that of the Bank and does not currently have any material funding requirements, except for the payment of dividends and the repurchase of stock. The Company's principal sources of liquidity are cash on hand and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends.

The Bank's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans, interest received on investment securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits. Deposits are considered the primary source of funds supporting the Bank's lending and investment activities. The Bank also uses borrowings from the FHLB of Atlanta to supplement deposits. The amount of FHLB advances available to the Bank is limited to the lower of 40% of Bank assets or the amount supportable by eligible collateral including FHLB stock, current residential first mortgage loans, and certain securities.

The Bank's most liquid assets are cash, cash equivalents, and federal funds sold. The levels of such assets are dependent on the Bank's operating financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

Cash, cash equivalents, and interest-bearing deposits as of December 31, 2004 totaled $17,715,779, an increase of $5,545,981, or 45.57%, from the December 31, 2003 total of $12,169,798. This increase was due to the Bank's increase in deposits and long and short-term borrowings.

The Bank's principal sources of cash flows are its financing activities including deposits and borrowings. During the year 2004, all financing activities provided $149,495,359 in cash compared to $68,939,687 during 2003 and $17,747,865 during 2002. The increase in cash flows from financing activities during the most recent period was principally due to an increase in borrowing activity in 2004. The proceeds of long term borrowing increased to $30,000,000 in 2004 compared to $15,000,000 in 2003, and $920,000 in 2002. Short-term borrowing provided a net increase in cash of $84,112,925 in 2004, compared to $30,438,987 in 2003 and a use of cash in 2002 of $1,061,019. During 2004, net deposit growth was $39,199,936 compared to $24,529,456 in 2003, and $19,908,578 in 2002. In 2004, the Company also completed a Trust Preferred offering in the amount of $7,000,000, the proceeds of which were invested in the Bank. The Bank also receives cash from its operating activities which provided $6,713,541 in 2004 compared to cash flows of $2,399,051 and $4,159,722 during 2003 and 2002, respectively. The increase in operating cash flows during 2004 was primarily due to an increase in net income combined with a decrease in other assets.

The Bank's principal use of cash has been in investing activities including its investments in loans for portfolio, investment securities and other assets. During the year ended December 31, 2004, the Bank invested a total of $152,510,104 compared to $79,012,894 in 2003 and $18,364,135 in 2002. The principal reason for the increase in cash used in investing activities was an increase in the purchase of investments.

Federal banking regulations require the Company and the Bank to maintain specified levels of capital. At December 31, 2004, the Company was in compliance with these requirements with a leverage ratio of 9.29%, a Tier 1 risk-based capital ratio of 11.01% and total risk-based capital ratio of 11.89%. At December 31, 2004, the Bank met the criteria for designation as a well-capitalized depository institution under FRB regulations. See Note 14 of the consolidated financial statements.

OFF BALANCE SHEET ARRANGEMENTS

In the normal course of its business the Bank has committed to make credit available to its borrowers under various loan and other agreements provided that certain terms and conditions are met. For a discussion of these agreements including collateral and other arrangements see Note 11 to the consolidated financial statements.

CONTRACTUAL OBLIGATIONS

In the normal course of its business, the Bank commits to make future payments to others to satisfy contractual obligations. These commitments include the following: commitments to repay short and long term borrowings, and commitments incurred under operating lease agreements. These commitments are summarized below:

                                                         LESS                              MORE THAN
                                                         THAN        1-3          3-5          5
PAYMENTS DUE BY PERIOD                       TOTAL      1 YEAR      YEARS        YEARS       YEARS
(IN THOUSANDS)                             --------    --------   ----------   ---------   ---------
Long Term Debt Obligations                 $  82,931   $  5,074   $   17,000   $  15,000   $  45,857
Short Term Debt Obligations                  115,304    115,304            -           -           -
Deposits                                     266,755    222,711       34,093       9,948           3
Data Processing Servicing Contracts            2,928        747        1,422         209         550
Operating Lease Obligations                    1,708        254          487         417         550
Other Long Term Liabilities Reflected
 on the Registrant's Balance Sheet
 Under GAAP                                        -          -            -           -       7,000
                                           ---------   --------   ----------   ---------   ---------
                                           $ 469,626   $344,090   $   53,001   $  25,574   $  53,960
                                           =========   ========   ==========   =========   =========

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

MARKET INFORMATION. The following table sets forth high and low bid quotations reported on the OTC Bulletin for the Company's common stock for each quarter during 2003 and 2004. These quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions. All per share amounts have been adjusted to reflect the 3 for 2 stock dividend declared on December 1, 2004.

2003                       High             Low
                          ------           ------
Fourth Quarter            $28.67           $26.00
Third Quarter              26.67            26.00
Second Quarter             26.00            24.67
First Quarter              26.00            24.67


2004                       High             Low
                          ------           ------
Fourth Quarter            $29.00           $26.00
Third Quarter              40.00            28.00
Second Quarter             32.17            29.33
First Quarter              65.00            33.33


HOLDERS. The number of stockholders of record of the Company at March 25, 2005 was 515.

DIVIDENDS. The Company has paid annual cash dividends since 1994. During fiscal years 2004 and 2003, the Company paid cash dividends of $0.47 and $0.37, respectively.

The Company's ability to pay dividends is governed by the policies and regulations of the Federal Reserve Board (the "FRB"), which prohibits the payment of dividends under certain circumstances dependent on the Company's financial condition and capital adequacy. The Company's ability to pay dividends is also depending on the receipt of dividends from the Bank.

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

             Report of Independent Registered Public Accounting Firm




Board of Directors and Stockholders
Tri-County Financial Corporation

      We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation as of December 31, 2004 and 2003, and the results of its consolidated operations and cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland
March 21, 2005

                        TRI-COUNTY FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                             ---------------------------
                                                                                 2004          2003
Assets
 Cash and due from banks                                                     $  6,018,096   $  2,319,300
 Fed Funds sold                                                                   777,519        938,166
 Interest-bearing deposits with banks                                          10,920,164      8,912,332
 Securities available for sale                                                 12,948,971     38,290,074
 Securities held to maturity (approximate fair value of $161,664,754 and
  61,219,315, respectively)                                                   162,741,155     61,605,175
 Federal Home Loan Bank and Federal Reserve Bank stock-at cost                  6,144,300      4,776,850
 Loans held for sale                                                                    -        474,880
 Loans receivable - net of allowance for loan losses
  of $3,057,558 and $2,572,799, respectively                                  289,325,051    217,740,153
 Premises and equipment, net                                                    6,011,913      5,580,189
 Foreclosed real estate                                                           475,561        706,764
 Accrued interest receivable                                                    1,870,135      1,318,318
 Investment in bank owned life insurance                                        6,182,955      5,921,544
 Other assets                                                                   2,351,303      3,146,247
                                                                             ------------   ------------

    TOTAL ASSETS                                                             $505,767,123   $351,729,992
                                                                             ============   ============

Liabilities and Stockholders' Equity
 Deposits
  Noninterest-bearing                                                        $ 35,552,503   $ 29,270,007
  Interest-bearing                                                            231,202,001    198,284,561
                                                                             ------------   ------------
    Total deposits                                                            266,754,504    227,554,568
 Short-term borrowings                                                        115,304,210     31,191,285
 Long-term debt                                                                82,931,113     63,051,176
 Guaranteed preferred beneficial interest in junior
   subordinated debentures                                                      7,000,000              -
 Accrued expenses and other liabilities                                         2,653,721      2,021,053
                                                                             ------------   ------------
    Total Liabilities                                                         474,643,548    323,818,082
                                                                             ------------   ------------

Stockholders' equity:
   Common stock - par value $.01; authorized - 15,000,000 shares;
   issued 1,146,864 and 753,278 shares, respectively                               11,469          7,533
   Additional paid in capital                                                   8,252,152      7,975,036
   Retained earnings                                                           22,833,112     20,071,630
   Accumulated other comprehensive income (loss)                                  186,140         (3,130)
   Unearned ESOP shares                                                          (159,298)      (139,159)
                                                                             ------------   ------------
    Total Stockholders' Equity                                                 31,123,575     27,911,910
                                                                             ------------   ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $505,767,123   $351,729,992
                                                                             ============   ============

See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------------------
                                                                                    2004             2003             2002
                                                                                -------------    -------------    -------------
Interest and dividend income
 Loans, including fees                                                          $  16,033,239    $  13,411,904    $  14,221,247
 Taxable interest and dividends on investment securities                            5,551,943        2,688,451        2,388,095
 Interest on deposits with banks                                                       28,157           64,570          104,646
                                                                                -------------    -------------    -------------
  Total interest and dividend income                                               21,613,339       16,164,925       16,713,988
                                                                                -------------    -------------    -------------
Interest expense
 Deposits                                                                           3,229,502        2,868,709        3,453,443
 Short term borrowings                                                              1,163,647           95,707            7,634
 Long term debt                                                                     3,420,261        2,731,983        2,507,551
                                                                                -------------    -------------    -------------
  Total interest expenses                                                           7,813,410        5,696,399        5,968,628
                                                                                -------------    -------------    -------------
Net interest income                                                                13,799,929       10,468,526       10,745,360
Provision for loan losses                                                             452,998          316,963          160,000
                                                                                -------------    -------------    -------------
Net interest income, after provision for loan losses                               13,346,931       10,151,563       10,585,360
                                                                                -------------    -------------    -------------
Noninterest income:
 Loan appraisal, credit, and miscellaneous charges                                    229,125          261,387          179,006
 Net gain on sale of loans held for sale                                               21,404          505,435          499,304
 Income from bank owned life insurance                                                261,411          230,607                -
 Service charges                                                                    1,189,001          695,128        1,041,662
 Gain on sale of equipment                                                              8,250                -           44,389
 Gain on sale of foreclosed real estate                                                     -                -           64,755
 Loss on the sale of investment securities                                            (61,875)               -                -
 Recognition of other than temporary decline in value of marketable securities        (65,000)
 Other                                                                                      -           61,981           17,945
                                                                                -------------    -------------    -------------
  Total noninterest income                                                          1,582,316        1,754,538        1,847,061
                                                                                -------------    -------------    -------------

                        TRI-COUNTY FINANCIAL CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------------------
                                                                                      2004           2003             2002
                                                                                  -----------    -------------    -------------
Noninterest expenses
 Salary and employee benefits                                                     $ 5,432,898    $   4,702,181    $   4,228,050
 Occupancy expense                                                                    858,891          750,567          831,148
 Advertising                                                                          539,715          308,951          338,216
 Data processing expense                                                              550,781          403,967          568,095
 Loss on disposal of obsolete equipment                                                     -                -           65,104
 Depreciation of furniture, fixtures, and equipment                                   372,237          507,236          339,184
 Telephone communications                                                             103,421          166,553          345,559
 Valuation allowance on foreclosed real estate                                        114,606                -          972,889
 ATM expenses                                                                         345,454          274,188          312,200
 Office supplies                                                                      151,862          131,228          290,636
 Office equipment expenses                                                             90,520          129,849          247,171
 Other                                                                              1,208,034        1,053,051          859,348
                                                                                  -----------    -------------    -------------
  Total noninterest expenses                                                        9,768,419        8,427,771        9,397,600
                                                                                  -----------    -------------    -------------
Income before income taxes                                                          5,160,828        3,478,330        3,034,821
Income tax expense                                                                  1,440,994        1,032,432        1,067,000
                                                                                  -----------    -------------    -------------
Net income                                                                        $ 3,719,834    $   2,445,898    $   1,967,821
                                                                                  ===========    =============    =============
Earnings per share*
Basic                                                                             $      3.24    $        2.16    $        1.72
Diluted                                                                           $      3.10    $        2.05    $        1.63

See notes to consolidated financial statements.

*Share and per share data have been retroactively adjusted to effect a three-for-two common stock split paid on December 1, 2004.

                        TRI-COUNTY FINANCIAL CORPORATION
           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 2004, 2003, and 2002

                                                                                         Accumulated
                                                                                            Other        Unearned
                                                   Common      Paid-in       Retained    Comprehensive     ESOP
                                                    Stock      Capital       Earnings    Income (Loss)    Shares         Total
                                                  --------   -----------   -----------   -------------   ---------   ------------
Balance at December 31, 2001                      $  7,568   $ 7,545,590   $17,678,367   $     555,513   $(200,580)  $ 25,586,458
 Comprehensive income:
  Net Income                                             -             -     1,967,821               -           -      1,967,821
  Change in unrealized gains on investment
   securities net of tax of $24,455                      -             -             -         (61,822)          -        (61,822)
                                                                                                                     ------------
    Total comprehensive income                                                                                          1,905,999
 Cash dividend  $0.33 per share                          -             -      (385,129)              -           -       (385,129)
 Excess of fair market value over cost
  of leveraged ESOP shares released                      -        10,445             -               -           -         10,445
 Exercise of stock options                             133       160,871             -               -           -        161,004
 Repurchase of common stock                           (123)            -      (443,444)                                  (443,567)
 Net change in unearned ESOP shares                     20             -             -               -      37,535         37,555
                                                  --------   -----------   -----------   -------------   ---------   ------------
Balance at December 31, 2002                         7,598     7,716,906    18,817,615         493,691    (163,045)    26,872,765
 Comprehensive income:
  Net Income                                             -             -     2,445,898               -           -      2,445,898
  Change in unrealized gains (losses) on
   investment securities net of tax of $268,756                                               (496,821)                  (496,821)
                                                                                                                     ------------
    Total comprehensive income                                                                                          1,949,077
 Cash dividend  $0.37 per share                                               (422,361)                                  (422,361)
 Excess of fair market value over cost
  of leveraged ESOP shares released                               39,533                                                   39,533
 Exercise of stock options                             116       200,435                                                  200,551
 Repurchase of common stock                           (197)                   (769,522)                                  (769,719)
 Net change in unearned ESOP shares                     16                                                  23,886         23,902
 Exercise of nonemployee stock options                   -        18,162             -               -           -         18,162
                                                  --------   -----------   -----------   -------------   ---------   ------------
Balance at December 31, 2003                         7,533     7,975,036    20,071,630          (3,130)   (139,159)    27,911,910
 Comprehensive income:
  Net Income                                                                 3,719,834                                  3,719,834
  Change in unrealized gains on investment
   securities net of tax of $97,503                                                            189,270                    189,270
                                                                                                                     ------------
    Total comprehensive income                                                                                          3,909,104
 Cash dividend  $0.47 per share                                               (541,633)                                  (541,633)
 Excess of fair market value over cost
  of leveraged ESOP shares released                               28,670                                                   28,670
 Exercise of stock options                             214       241,261                                                  241,475
 Repurchase of common stock                            (93)                   (412,880)                                  (412,973)
 Net change in unearned ESOP shares                    (24)                                                (20,139)       (20,163)
 3 for 2 stock split in the form of a dividend       3,839                      (3,839)                                         -
 Exercise of nonemployee stock options                   -         7,185             -               -           -          7,185
                                                  --------   -----------   -----------   -------------   ---------   ------------
Balance at December 31, 2004                      $ 11,469   $ 8,252,152   $22,833,112   $     186,140   $(159,298)  $ 31,123,575
                                                  ========   ===========   ===========   =============   =========   ============

                        TRI-COUNTY FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEARS ENDED DECEMBER 31,
                                                                                           ------------------------
                                                                                    2004             2003            2002
                                                                                -------------    -------------   -------------
Cash flows from operating activities:
 Net income                                                                     $   3,719,834    $   2,445,898   $   1,967,821
  Adjustments to reconcile net income to net
  cash provided by operating activities:
   Valuation allowance on foreclosed real estate                                      114,606                -         972,889
   Provision for loan losses                                                          452,998          316,963         160,000
   Loss on investment security                                                        126,875                -               -
   Depreciation and amortization                                                      636,711          663,134         445,558
   Net amortization of premium/discount on
   mortgage backed securities and investments                                         116,256          447,503          48,426
   Increase in cash surrender of bank owned life insurance                           (261,411)        (221,544)              -
   Deferred income tax expense (benefit)                                               65,850          (22,219)       (399,000)
   Decrease (increase) in accrued interest receivable                                (551,817)        (275,865)          6,948
   Increase (decrease) in deferred loan fees                                          114,618          (17,849)        (90,291)
   Increase (decrease) in accrued expenses and other liabilities                      349,818       (1,332,467)        562,539
   Decrease (increase) in other assets                                                914,440          170,189        (319,625)
   Loss (gain) on disposal of premises and equipment                                   (8,250)          12,241          76,315
   Origination of loans held for sale                                                       -      (16,792,123)    (23,376,262)
   Proceeds from sale of loans held for sale                                          496,284       18,085,314      24,967,214
   Gain on sales of loans held for sale                                               (21,404)        (505,434)       (499,304)
                                                                                -------------    -------------   -------------
   Net cash provided by operating activities                                        6,265,408        2,973,741       4,523,228
                                                                                -------------    -------------   -------------
Cash flows from investing activities:
  Purchase of investment securities available for sale                            (27,944,571)     (65,726,882)    (30,740,615)
  Proceeds from sale, redemption or principal payments
   of investment securities available for sale                                     53,031,692       67,772,952      24,692,742
  Purchase of investment securities held to maturity                             (143,349,900)     (64,384,597)     (2,375,053)
  Proceeds from maturities or principal payments
   of investment securities held to maturity                                       42,511,543        5,898,120       1,822,600
  Net (purchase) redemption of FHLB and Federal Reserve stock                      (1,367,450)      (2,040,100)        298,800
  Loans originated or acquired                                                   (192,785,961)    (172,289,356)    (86,078,892)
  Principal collected on loans                                                    120,633,447      151,699,369      82,009,912
  Purchase of premises and equipment                                               (1,068,435)        (528,169)     (1,106,504)
  Proceeds from disposal of premises and equipment                                      8,250            9,000         281,084
  Purchase of Bank owned life insurance policies                                            -       (5,700,000)              -
  Sale of foreclosed real estate
                                                                                      116,597            9,250         333,484
                                                                                -------------    -------------   -------------

  Net cash used in investing activities                                          (150,214,788)     (85,280,413)    (10,862,442)
                                                                                -------------    -------------   -------------

See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED, DECEMBER 31,
                                                        ---------------------------------------------
                                                            2004            2003            2002
                                                        -------------   -------------   -------------
Cash flows from financing activities
      Net increase in deposits                             39,199,936      24,529,456      19,908,578
      Net increase (decrease) in short-term borrowings     84,112,925      30,438,987      (1,061,019)
      Dividends paid                                         (541,633)       (422,361)       (385,129)
      Exercise of stock options                               248,661         218,712         161,004
      Net change in unearned ESOP shares                        8,508          63,436          47,999
      Repurchase of common stock                             (412,973)       (769,719)       (443,568)
      Proceeds from long-term borrowings                   30,000,000      15,000,000         920,000
      Payments of long-term borrowings                    (10,120,063)       (118,824)     (1,400,000)
      Trust Preferred Debentures                            7,000,000               -               -
                                                        -------------   -------------   -------------

      Net cash provided by financing activities           149,495,361      68,939,687      17,747,865

Increase (Decrease) in cash and cash equivalents            5,545,981     (13,366,985)     11,408,651

Cash and cash equivalents at beginning of year             12,169,798      25,536,783      14,128,132
                                                        -------------   -------------   -------------

Cash and cash equivalents at end of year                $  17,715,779   $  12,169,798   $  25,536,783
                                                        =============   =============   =============

Supplementary cash flow information:
   Cash paid during the year for:
      Interest                                          $   5,223,366   $   5,647,280   $   6,225,058
      Income taxes                                          1,232,500       1,715,369       2,110,500

See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Tri-County Financial Corporation and its wholly owned subsidiaries, Community Bank of Tri-County (the "Bank") and Tri-County Capital Trust I and the Bank's wholly owned subsidiaries, Tri-County Investment Corporation and Community Mortgage Corporation of Tri-County (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and to general practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 2004.

NATURE OF OPERATIONS

The Company provides a variety of financial services to individuals and small businesses through its offices in southern Maryland. Its primary deposit products are demand, savings, and time deposits and its primary lending products are consumer and commercial mortgage loans and commercial loans.

USE OF ESTIMATES

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred tax assets.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the company's activities are with customers located in the Southern Maryland area comprising St. Mary's, Charles, and Calvert counties. Note 3 discusses the types of securities held by the Company. Note 4 discusses the type of lending in which the Company is engaged. The Company does not have any significant concentration to any one customer or industry.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less when purchased to be cash equivalents.

SECURITIES

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values are classified as "available for sale" and recorded at estimated fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the estimated fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade data and are determined using the specific identification method. Investment in Federal Reserve Bank and Federal Home Loan Bank of Atlanta stock are recorded at cost and are considered restricted as to marketability. The Bank is required to maintain investments in the Federal Reserve Bank and Federal Home Loan Bank based upon levels of financial activity.

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value, in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Company. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold, using the specific identification method.

LOANS

The Company originates mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout southern Maryland. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Consumer loans are charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected from loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

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

The allowance for loan losses consists of a specific component and a general component. The specific component relates to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than carrying value of that loan. The general component covers the non-classified loans and is based on historical loss experience, peer group comparisons, industry data and loss percentages used for similarly graded loans adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

SERVICING

Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

allocated to the servicing based on relative estimated fair value. Estimated fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the estimated fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

PREMISES AND EQUIPMENT

Land is carried at cost. Premises and improvements and equipment are carried at cost, less accumulated depreciation and amortization computed by the straight-line method over the estimated useful lives of the assets which are as follows:

Buildings and improvements            15 - 50 years
Furniture and equipment                3 - 15 years
Automobiles                                 5 years

Maintenance and repairs are charged to expense as incurred while improvements that extend the useful life of premises and equipment are capitalized.

FORECLOSED REAL ESTATE

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or estimated fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or estimated fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in noninterest expense.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

ADVERTISING COSTS

The Company expenses advertising costs as incurred.

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

OFF BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial lines of credit, letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for these plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

However, SFAS No. 123 was revised as SFAS No. 123R in December 2004, with an effective date of July 2005. This revision is discussed further in the "Recent Accounting Pronouncements" section of this Note.

At December 31, 2004, the Company maintains stock-based compensation plans, which are more fully described in Note 12. Had compensation cost for the Company's stock option plans been determined based on the fair value based method of accounting at the grant dates for awards under

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

the plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                              Years Ended December 31,
                                                                     ----------------------------------------
                                                                        2004            2003          2002
                                                                     -----------    ------------   ----------
Net income, as reported                                              $ 3,719,834    $  2,445,898   $1,967,821

Additional expense determined under fair value based method             (735,180)       (141,000)    (217,187)
                                                                     -----------    ------------   ----------
Pro forma net income                                                 $ 2,984,654    $  2,304,898   $1,750,634
                                                                     ===========    ============   ==========

Earnings per share as reported
   Basic                                                             $      3.24    $       2.16   $     1.72
   Diluted                                                                  3.10            2.05         1.63

Pro forma earnings per share
   Basic                                                                    2.60            2.03         1.53
   Diluted                                                                  2.49            1.93         1.45

Per share amounts have been adjusted retroactively to reflect the 3 for 2 stock split in December 2004.

For the purpose of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants:

                                                   2004              2003              2002
                                                 --------          --------          --------
Dividend Yield                                       1.80%             2.17%             1.41%
Expected Volatility                                 25.51%            17.24%            35.00%
Risk - free interest rate                            4.31%             4.29%             4.82%
Expected lives (in years)                              10                10                10
Weighted average fair value                      $  12.68          $  10.22          $  17.24

EARNINGS PER COMMON SHARE

Basic earnings per common share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. In 2004 there were 46,271 options excluded from the calculation as their effect would be anti-dilutive.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

Earnings per common share have been computed based on the following:

                                                                     Years Ended December 31,
                                                                     ------------------------
                                                               2004            2003           2002
                                                            -----------    -----------    -----------
Net income                                                  $ 3,719,834    $ 2,445,898    $ 1,967,821
                                                            ===========    ===========    ===========

Average number of common share outstanding                    1,146,339      1,131,066      1,142,126
Effect of dilutive options                                       52,341         62,966         64,058
                                                            -----------    -----------    -----------
Average number of  shares used to calculate diluted
earnings per share outstanding                                1,198,680      1,194,032      1,206,183
                                                            ===========    ===========    ===========

The numbers of common shares outstanding have been adjusted to give retroactive effect to the 3 for 2 stock split in December 2004.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                                                      Years Ended December 31,
                                                                                      ------------------------
                                                                                 2004           2003           2002
                                                                              -----------    -----------    -----------
Net income                                                                    $ 3,719,834    $ 2,445,898    $ 1,967,821
Other comprehensive income items
   Unrealized holding gains (losses) on available for sale securities
     net of tax of expense (benefit)of $76,465, $(268,756), $(24,455)             148,433       (496,821)       (61,822)
     respectively
   Plus: reclassification adjustment for losses net of tax benefit of
     $21,038                                                                       40,797              -              -
                                                                              -----------    -----------    -----------
Total other comprehensive income                                              $   189,270    $  (496,821)   $   (61,822)
                                                                              -----------    -----------    -----------
Total comprehensive income                                                    $ 3,909,104    $ 1,949,077    $ 1,905,999
                                                                              ===========    ===========    ===========

The components of accumulated other comprehensive income, included in stockholders' equity are as follows:

                                                                            December 31,
                                                                            ------------
                                                                        2004           2003
                                                                     ----------     ----------
Net unrealized gains (losses) on securities available for sale       $  282,031     $   (4,742)
Tax effect                                                              (95,891)         1,612
                                                                     ----------     ----------
   Net of tax amount                                                 $  186,140     $   (3,130)
                                                                     ==========     ==========

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued SAFS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on financial condition, results of operations, or liquidity.

In December 2004, FASB issued SFAS No. 123R, "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock Issued for Employees." SFAS No. 123R requires that all share-based payments to employees, including grants of employee stock options, be valued at fair value on the grant date and be expensed over the applicable vesting period. SFAS No. 123R is effective for the Company on July 1, 2005. The Company will transition to SFAS No. 123R using the "modified prospective application." Under the "modified prospective application," compensation costs will be recognized in the financial statements for all new share-based payments granted after July 1, 2005. Additionally, the Company will recognize compensation costs for the portion of previously granted awards for which the requisite service has not been rendered ("nonvested awards") that are outstanding as of July 1, 2005 over the remaining requisite service period of the awards. The compensation expense to be recognized for the nonvested awards will be based on the fair value of the awards. The Company does not expect the impact of utilizing the "modified prospective application" to adopt SFAS No. 123R to be materially different from the pro forma information shown above in this Note 1 under "Stock-Based Compensation."

In March 2004, FASB Emerging Issues Task Force (EITF) released Issue 03-01, "Meaning of Other Than Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance for determining whether impairment for certain debt and equity investments is other-than-temporary and the measurement of the impaired loss. Certain disclosure requirements of EITF 03-1 were adopted in 2003 and the Company complied with the new disclosure requirements in its consolidated financial statements. The recognition and measurement requirements of EITF 03-01 were initially effective for periods beginning after June 15, 2004. In September 2004, however, the FASB staff issued FASB Staff Position ("FSP") EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-1. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached. Management does not anticipate the issuance of the final consensus will have a material impact on financial condition, the results of operations, or liquidity. During 2004, the Company recorded a $65,000 impairment loss relating to its investment in FHLMC preferred stock whose decline in value was determined to be other-than-temporary.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer". SOP 03-3 requires acquired loans, including debt from the seller for those-individually-evaluated

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchase's initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized as impairment. Loans carried at fair value, loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The guidance is effective for loans acquired in fiscal years beginning after December 15, 2004 and is not expected to have a material impact on the Company's financial condition, result of operations, or liquidity.

NOTE 2--RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANK

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $225,000.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 3--INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities with gross unrealized losses and gains are:

                                                                         December 31, 2004
                                                                         -----------------
                                                  Amortized          Gross             Gross            Estimated
                                                     Cost      Unrealized Gains  Unrealized Losses     Fair Value
                                                 ------------  ----------------  -----------------    -------------
Asset-backed securities issued by GSEs           $ 11,543,520  $        113,741  $         104,584    $  11,552,677
Corporate equity securities                           481,010           290,467              5,000          766,477
Bond mutual funds                                     642,408                 -             12,591          629,817
                                                 ------------  ----------------  -----------------    -------------
Total securities available for sale              $ 12,666,938  $        404,208  $         122,175    $  12,948,971
                                                 ============  ================  =================    =============

Securities held-to-maturity
Asset-backed securities issued by:
GSEs                                             $108,862,740  $        127,154  $       1,275,511    $ 107,714,383
Other                                              51,796,259           350,848            234,149       51,912,958
                                                 ------------  ----------------  -----------------    -------------
Total debt securities held-to-maturity            160,658,999           478,002          1,509,660      159,627,341

U.S. Government obligations                           301,181                 -                726          300,455
Other investments                                   1,780,975                 -             44,017        1,736,958
                                                 ------------  ----------------  -----------------    -------------
Total securities held to maturity                $162,741,155  $        478,002  $       1,554,403    $ 161,664,754
                                                 ============  ================  =================    =============

                                                                        December 31, 2003
                                                                        -----------------
                                                  Amortized          Gross             Gross            Estimated
Securities available for sale                        Cost      Unrealized Gains  Unrealized Losses      Fair Value
                                                 ------------  ----------------  -----------------    -------------
Asset-backed securities issued by GSEs           $ 34,902,854  $        102,973  $         309,722    $  34,696,105
Corporate equity securities                           546,010           250,423             40,000          756,433
Bond mutual funds                                   2,845,950                 -              8,415        2,837,535
                                                 ------------  ----------------  -----------------    -------------
Total securities available for sale              $ 38,294,814  $        353,396  $         358,137    $  38,290,074
                                                 ============  ================  =================    =============

Securities held-to-maturity
Asset-backed securities issued by:

        GSEs                                     $ 50,067,413  $        103,018  $         646,379    $  49,524,052
        Other                                       7,284,039                 -                  -        7,284,039
                                                 ------------  ----------------  -----------------    -------------
Total debt securities held-to-maturity             57,351,452           103,018            646,379       56,808,091
U.S. Government obligations                           300,000                 -                249          299,751
Other investments                                   3,953,723           157,750                  -        4,111,473
                                                 ------------  ----------------  -----------------    -------------
Total securities held-to-maturity                $ 61,605,175  $        260,768  $         646,628    $  61,219,315
                                                 ============  ================  =================    =============

Other investments consist of certain CD strip instruments whose estimated fair value is estimated based on market returns on similar risk and maturity instruments because no active market exists for these instruments. At December 31, 2004, U.S. Government obligations with a carrying value of $300,000 were pledged to secure municipal deposits and for other purposes required or permitted

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

by law. In addition, at December 31, 2004, certain other securities with a carrying value of $7,598,000 were pledged to secure certain deposits. At December 31, 2004, securities with a carrying value of $72,194,000 were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta.

Gross unrealized losses and estimated fair value by length of time that the individual available-for-sale securities have been in a continuous unrealized loss position at December 31, 2004 are as follows:

                                                          Continuous unrealized losses
                                                                   existing for
                                                                   ------------
                                                            Less than      More than
                                           Estimated           12             12          Total unrealized
                                          Fair Value         months          months            losses
                                          ------------    ------------    ------------    ----------------
Asset-backed securities issued by GSEs    $  6,438,501    $    104,584    $          -    $        104,584
Corporate equity securities                    435,000               -           5,000    $          5,000
Bond mutual funds                              595,758          12,591               -              12,591
                                          ------------    ------------    ------------    ----------------
                                          $  7,469,259    $    117,175    $      5,000    $        122,175
                                          ============    ============    ============    ================

The available-for-sale investment portfolio has an estimated fair value of approximately $12.9 million of which approximately $7.5 million of the securities have some unrealized losses from their purchase price. Of these securities, $6.4 million, or 86%, are mortgage backed securities issued by GSEs, $600,000 or 8% are short duration mutual fund shares, and $435,000 or 6% are equity securities. The unrealized losses that exist in the mortgage backed securities and mutual fund shares are the result of market changes in interest rates since the original purchase.

The mutual fund shares have a modest duration and are backed by one year adjustable rate mortgage backed securities. The asset backed securities have an average duration of 3.3 years and are guaranteed by their issuer as to credit risk. Total unrealized losses on these investments are minimal (approximately 2%). We believe that the losses in the equity securities are temporary. Persistent losses may require a reevaluation of these losses. These factors coupled with the fact the Company has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available-for-sale portfolio are temporary.

Gross unrealized losses and estimated fair value by length of time that the individual held-to-maturity securities have been in a continuous unrealized loss position at December 31, 2004 are as follows:

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002


                                                           Continuous unrealized losses
                                                                    existing for
                                                                    ------------              Total
                                          Estimated Fair   Less than 12    More than 12     unrealized
                                              Value           months         months          Losses
                                          --------------   ------------    ------------    -----------
Asset-backed securities issued by GSEs    $   71,536,064   $    708,062    $    567,449    $ 1,275,511
Asset-backed securities issued by other       30,182,784        186,187          47,963        234,149
U.S. Government obligations                      301,181            726               -            726
Other Investments                              1,780,975         44,017               -         44,017
                                          --------------   ------------    ------------    -----------
                                          $  103,801,004   $    938,991    $    615,411    $ 1,554,403
                                          ==============   ============    ============    ===========

The held-to-maturity investment portfolio has an estimated fair value of approximately $161.7 million of which approximately $103.8 million of the securities have some unrealized losses from their purchase price. Of these securities, $101.7 million, or 98%, are mortgage backed securities and the remainder is a short duration U.S. Treasury note and a CD strip investment. The U.S.Treasury note will mature within three months from the balance sheet date at full face value. The CD strip will mature within 3 years. The remaining asset backed securities have a duration of approximately 5 years, are guaranteed as to payment by the issuer, and have minimal losses compared to carrying value (approximately 1.5%). The unrealized losses that exist are the result of market changes in interest rates since the original purchase. These factors coupled with the Company's intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the held-to-maturity portfolio are temporary.

The amortized cost and estimated fair value of debt securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                            Available for Sale              Held to Maturity
                                            ------------------              ----------------
                                                       Estimated                       Estimated
                                        Amortized         Fair         Amortized         Fair
                                         Cost            Value           Cost           Value
                                     --------------   ------------   -------------   --------------
 Within one year                     $      642,408   $    629,817   $   1,478,181   $    1,448,365
 Over one year through five years                 -              -         603,975          589,048
 Over five years through ten years                -              -               -                -
                                     --------------   ------------   -------------   --------------
                                            642,408        629,817       2,082,156        2,037,413
 Mortgage-backed securities              11,543,520     11,552,676     160,658,999      159,627,341
                                     --------------   ------------   -------------   --------------
                                     $   12,185,928   $ 12,182,493   $ 162,741,155   $  161,664,754
                                     ==============   ============   =============   ==============

Total sales of investments available for sale during 2004 were $36,900,000, these sales produced a net loss of $61,875. There were no sales of investment securities available for sale during 2003 or 2002. Asset-backed securities are comprised of mortgage-backed securities as well as mortgage derivative securities such as collateralized mortgage obligations and real estate mortgage investment conduits.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 4 -- LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

A summary of the balances of loans are as follows:

                                               2004                  2003
                                               ----                  ----
Commercial real estate                   $    136,341,596      $     93,824,812
Residential first mortgages                    59,087,000            42,971,076
Construction and land development              17,597,911            19,598,992
Home equity and second mortgage loans          23,925,108            19,561,771
Commercial loans                               39,136,777            30,435,729
Consumer loans                                  3,462,613             4,096,926
Commercial equipment                           13,595,978            10,473,403
                                         ----------------      ----------------
                                              293,146,983           220,962,709
                                         ----------------      ----------------
Less:
 Deferred loan fees                               764,374               649,756
 Allowance for loan losses                      3,057,558             2,572,799
                                         ----------------      ----------------
                                                3,821,932             3,222,556
                                         ----------------      ----------------

                                         $    289,325,051      $    217,740,153
                                         ================      ================

An analysis of the allowance for loan losses follows:

                                       2004            2003            2002
                                       ----            ----            ----
Balance January 1,                 $  2,572,799    $  2,314,074    $  2,281,581

Add:
Provision charged to operations         452,998         316,963         160,000
Recoveries                               49,083           2,446           2,795
Less:
Charge-offs                              17,322          60,684         130,302
                                   ------------    ------------    ------------

Balance, December 31               $  3,057,558    $  2,572,799    $  2,314,074
                                   ============    ============    ============

No loans included within the scope of SFAS No. 114 were identified as being impaired at December 31, 2004 or 2003 and for the years then ended.

Loans on which the recognition of interest has been discontinued, which were not included within the scope of SFAS No. 114, amounted to approximately $675,000, $379,000, and $597,000 at

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

December 31, 2004, 2003, and 2002, respectively. If interest income had been recognized on nonaccrual loans at their stated rates during 2004, 2003, and 2002, interest income would have been increased by approximately $44,391, $11,626, and $33,320, respectively. Income in the amount of $21,955 and $29,066 was recognized on these loans in 2004 and 2003, respectively. No income was recognized for these loans in 2002.

Included in loans receivable at December 31, 2004 and 2003 is $1,268,353 and $593,452 due from officers and directors of the Bank. These loans are made in the ordinary course of business at substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. For the years ending December 31, 2004 and 2003 all loans to directors and officers of the Bank were performing according to the original loan terms. Activity in loans outstanding to officers and directors is summarized as follows:

                                      2004                 2003
                                      ----                 ----
Balance, beginning of year      $        593,452     $      1,022,846
New loans made during year             1,211,526              528,106
Repayments made during year             (285,765)            (931,108)
Reductions due to change in
 directors and officers                 (250,860)             (26,392)
                                ----------------     ----------------
Balance, end of year            $      1,268,353     $        593,452
                                ================     ================

NOTE 5 -- LOAN SERVICING

Loans serviced for others are not reflected in the accompanying balance sheets. The unpaid principal balances of mortgages serviced for others were $39,327,875 and $54,660,488 at December 31, 2004 and 2003, respectively.

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

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                                                                                 Year Ended December 31,
                                                                     --------------------------------------------
                                                                        2004             2003             2002
                                                                     -----------      ----------      -----------
Balance at beginning of the year                                     $   676,940      $  780,408      $   525,075
Additions                                                                  7,861         284,327          303,333
Amortization                                                            (207,599)       (177,795)         (48,000)
Application of valuation allowance to permanently impaired MSRs                -        (210,000)               -
                                                                     -----------      ----------      -----------
    Balance at end of year                                           $   477,202      $  676,940      $   780,408
                                                                     ===========      ==========      ===========

Valuation allowance for impairment
Balance at beginning of the year                                     $         -      $        -      $         -
Additions                                                                      -         210,000
Application of valuation allowance to permanently impaired MSRs                -        (210,000)               -
                                                                     -----------      ----------      -----------
     Balance at end of year                                          $         -      $        -      $         -
                                                                     ===========      ==========      ===========

NOTE 6 - FORECLOSED REAL ESTATE

Foreclosed assets are presented net of an allowance for losses. An analysis of the allowance for losses on foreclosed assets is as follows:

                                        Years ended December 31,
                               ----------------------------------------
                                   2004          2003            2002
                               -----------     ---------      ---------
Balance at beginning of year   $   972,899     $ 972,899      $       -

Provision for losses               114,606             -        972,899
Charge-offs                       (415,765)            -              -
                               -----------     ---------      ---------
Balance at end of year         $   671,740     $ 972,899      $ 972,899
                               ===========     =========      =========

Expenses applicable to foreclosed assets include the following:

                                                  Years ended December 31,
                                             --------------------------------
                                                2004       2003        2002
                                             ---------  ----------  ---------
Net loss on sale of foreclosed real estate   $       -  $        -  $ (64,755)
Donation of property                            25,000
Provision for losses                           114,606           -    972,889
Operating expenses                               6,278      10,153     12,176
                                             ---------  ----------  ---------
                                             $ 145,884  $   10,153  $ 920,310
                                             =========  ==========  =========

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 7 --PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows:

                                          2004            2003
                                       -----------    -----------
Land                                   $ 1,368,077    $ 1,368,077
Building and improvements                5,048,190      4,619,671
Furniture and equipment                  3,137,954      2,574,424
Automobiles                                168,425        124,388
                                       -----------    -----------
Total cost                               9,722,647      8,656,560
Less accumulated depreciation            3,710,734      3,106,371
                                       -----------    -----------
Premises and equipment, net            $ 6,011,913    $ 5,580,189
                                       ===========    ===========

Certain bank facilities are leased under various operating leases. Rent expense was $190,306, $197,157, and $211,200 in 2004, 2003 and 2002, respectively.
Future minimum rental commitments under noncancellable operating leases are as follows:

2005                $  253,860
2006                   276,360
2007                   210,360
2008                   208,560
2009                   208,560
Thereafter             550,320
                    ----------

Total               $1,708,020
                    ==========

During 2004, the Bank committed to build a new location at a total cost of approximately $700,000. Approximately $260,000 of these costs are in buildings and improvements at December 31, 2004.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 8 -- DEPOSITS

Deposits at December 31 consist of the following:

                                   2004                2003
                              -------------       -------------
Noninterest-bearing demand    $  35,552,503       $  29,270,007
Interest-bearing:
    Demand                       57,855,849          29,674,110
    Money market deposits        34,692,434          44,473,200
    Savings                      36,851,744          34,670,884
    Certificates of deposit     101,801,974          89,466,367
                              -------------       -------------
Total interest-bearing          231,202,001         198,284,561
                              -------------       -------------
Total deposits                $ 266,754,504       $ 227,554,568
                              =============       =============

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $32,268,000 and $26,869,000, respectively.

At December 31, 2004, the scheduled maturities of time deposits are as follows (in thousands):

2005       $  57,758
2006          19,785
2007          14,308
2008           4,672
2009           5,276
2010               3
           ---------
           $ 101,802
           =========

NOTE 9--SHORT TERM BORROWINGS AND LONG-TERM DEBT

The Bank's long-term debt consists of advances from the Federal Home Loan Bank of Atlanta. The Bank classifies debt based upon original maturity, and does not reclassify debt to short term status during its life. These include fixed rate, adjustable rate, and convertible advances. Rates and maturities on these advances are as follows:

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                         Fixed   Adjustable     Fixed Rate
                          Rate      Rate       Convertible
                         -----   ----------    -----------
         2004

Highest rate             5.43%      2.97%         6.25%
Lowest rate              1.13%      2.97%         3.27%
Weighted average rate    3.98%      2.97%         4.68%
Matures through          2022       2005          2013

         2003

Highest rate             5.43%      1.96%         6.25%
Lowest rate              1.00%      1.96%         3.27%
Weighted average rate    3.94%      1.96%         5.15%
Matures through          2022       2005          2011

The Bank's fixed rate debt generally consists of advances with monthly interest payments and principal due at maturity. The Bank's adjustable rate long-term debt adjusts quarterly based upon a margin over the three month London Interbank Offered Rate ("LIBOR"). The margin is set at 80 basis points. The debt has a minimum interest of 0.80% and a maximum rate of 5.30%. The Bank's fixed rate, convertible, long-term debt is callable by the issuer, after an initial period ranging from six months to five years. These advances become callable in 2005. Depending on the specific instrument, the instrument is callable either continuously after the initial period (Bermuda option) or only at the date ending the initial period (European). All advances have a prepayment penalty, determined based upon prevailing interest rates. The contractual maturities of long-term debt are as follows:

                                   December 31,                     December 31,
                                      2004                              2003
              -------------------------------------------------------------------
                 Fixed      Adjustable    Fixed Rate
                  Rate         Rate       Convertible      Total        Total
              -----------   -----------   -----------   -----------   -----------
Due in 2005   $    74,000   $ 5,000,000   $         -   $ 5,074,000   $15,074,000
Due in 2006    12,000,000             -             -    12,000,000    12,000,000
Due in 2007     5,000,000             -             -     5,000,000     5,000,000
Due in 2008             -             -             -             -             -
Due in 2009    15,000,000             -             -    15,000,000             -
Thereafter      5,857,113             -    40,000,000    45,857,113    30,889,176
              -----------   -----------   -----------   -----------   -----------
              $37,931,113   $ 5,000,000   $40,000,000   $82,931,113   $62,963,176
              ===========   ===========   ===========   ===========   ===========

From time to time, the Bank also has daily advances outstanding, which are classified as short-term debt. These advances are repayable at the Bank's option at any time and reprice daily. These advances totaled $36,000,000 and $31,000,000 at December 31, 2004 and 2003, respectively. The rate on the short-term debt at December 31, 2004 was 2.44%.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien (the "Agreement"), the Company maintains eligible collateral consisting of 1 - 4 unit residential first mortgage loans, discounted at 80% of the unpaid principal balance, equal to 100% at December 31, 2004, of its total outstanding long and short-term Federal Home Loan Bank advances. During 2003 and 2004, the Bank entered into addendums to the Agreement that expanded the types of eligible collateral under the Agreement to include certain commercial real estate and second mortgage loans. These loans are subject to eligibility rules, and collateral values are discounted at 50% of the unpaid loan principal balance. In addition, only 50% of total collateral for Federal Home Loan Bank advances may consist of commercial real estate loans. In addition the Bank has pledged its Federal Home Loan Bank stock of $6,054,300 and securities with a carrying value of $72,194,000 as additional collateral for its advances. The Bank is limited to total advances of up to 40% of assets or $202 million. The Bank had sufficient collateral to borrow this amount.

In addition, the Bank had outstanding notes payable to the U.S. Treasury, which are Federal treasury tax and loan deposits accepted by the Bank and remitted on demand to the Federal Reserve Bank. At December 31, 2004 and 2003, such borrowings were $454,210 and $191,285, respectively. The Bank pays interest on these balances at a slight discount to the federal funds rate. The notes are secured by investment securities with an amortized cost of approximately $5,948,600 and $5,948,600 at December 31, 2004 and 2003, respectively.

In addition to the other short-term borrowings noted above, the Bank had outstanding agreements to repurchase certain securities which had been sold. These agreements are classified as short-term debt and are reflected as the cash received in connection with the transaction. Generally these agreements mature within three months. The Bank may be required to provide additional collateral based on the fair value of these underlying securities. Total amounts outstanding at December 31, 2004 were $78,850,000.

NOTE 10 -- INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                2004            2003             2002
                           -------------    -------------    -------------
Current
    Federal                $   1,284,026    $     961,686    $   1,312,000
    State                         91,118           92,965          154,000
                           -------------    -------------    -------------
                               1,375,144        1,054,651        1,466,000
                           -------------    -------------    -------------

Deferred
    Federal                       57,973          (19,561)        (327,000)
    State                          7,877           (2,658)         (72,000)
                           -------------    -------------    -------------
                                  65,850          (22,219)        (399,000)
                           -------------    -------------    -------------
Total Income Tax Expense   $   1,440,994    $   1,032,432    $   1,067,000
                           =============    =============    =============

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                 2004                         2003                         2002
                                     --------------------------    -------------------------    -------------------------
                                                       Percent                    Percent of                   Percent of
                                                     of Pre Tax                    Pre Tax                      Pre Tax
                                        Amount         Income         Amount        Income         Amount        Income
                                     ------------    ----------    ------------   ----------    ------------   ----------
Expected income tax expense at
   federal tax rate                  $  1,754,682      34.00%      $  1,182,632     34.00%      $  1,031,839     34.00%
State taxes net of federal benefit         65,337       1.27             59,603      1.70             61,666      2.00
Nondeductible expenses                      2,527       0.05             14,130      0.40             20,908      0.70
Nontaxable income                        (179,443)     (3.48)          (213,613)    (6.10)          (109,198)    (3.60)
Donation of property                     (202,109)     (3.92)                 -         -                  -         -
Other                                           -          -            (10,320)    (0.30)            61,785      2.00
                                     ------------      -----       ------------     -----       ------------     -----

                                     $  1,440,994      27.92%      $  1,032,432     29.70%      $  1,067,000     35.20%
                                     ============      =====       ============     =====       ============     =====

The net deferred tax assets in the accompanying balance sheets include the following components:

                                                       2004          2003
                                                    -----------   -----------
Deferred tax assets:
   Deferred fees                                    $     7,609   $     9,612
   Allowance for loan losses                          1,151,205       960,130
   Deferred compensation                                159,396       152,838
   Valuation allowance on foreclosed real estate        259,991       375,730
   Unrealized loss on investment
       securities available for sale                          -         1,612
                                                    -----------   -----------
       Total deferred tax assets                      1,578,201     1,499,922
                                                    -----------   -----------
Deferred tax liabilities:
   FHLB stock dividends                                 152,896       152,896
   Depreciation                                         406,797       261,057
   Unrealized gain on investment
       securities available for sale                     95,891             -
                                                    -----------   -----------
       Total deferred tax liabilities                   655,584       413,953
                                                    -----------   -----------
       Net deferred tax assets                      $   922,617   $ 1,085,969
                                                    ===========   ===========

Retained earnings at December 31, 2004, included approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the "base year tax reserve") for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $463,000 at December 31, 2004.

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

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

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

As of December 31, 2004 and 2003, in addition to the undisbursed portion of loans receivable of approximately $25,294,533 and $11,568,404, respectively, the Bank had outstanding loan commitments approximating $578,000 and $2,871,000, respectively.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding amounted to $8,998,000 and $9,538,000 at December 31, 2004 and 2003,
respectively. In addition to the commitments noted above, customers had approximately $39,200,000 and $28,600,000 available under lines of credit at December 31, 2004 and 2003, respectively.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 12 -- STOCK OPTION AND INCENTIVE PLAN

The Company had a stock option and incentive plan to attract and retain personnel and provide incentive to employees to promote the success of the business. At January 31, 2005, the Company's incentive stock option plan which was enacted in 1995 expired. All shares authorized and available under this plan were awarded as of December 31, 2004. In addition, the Company had a stock option plan for its non-employee directors, which has expired. The exercise price for options granted under either plan is set at the discretion of the Board of Directors, but is not less than the market value of the shares as of the date of grant. An option's maximum term is ten years and the options generally vest immediately upon issuance.

The following tables summarize activity in the plan:

                                             2004                      2003                     2002
                                     --------------------      --------------------     --------------------
                                                 Weighted                 Weighted                 Weighted
                                                  Average                 Average                  Average
                                                 Exercise                 Exercise                 Exercise
                                     Shares        Price       Shares      Price         Shares     Price
                                     -------    ---------      -------    ---------     -------    ---------
Outstanding at beginning of year     154,194    $   16.81      146,402    $   14.31     149,519    $   12.66
Granted                               57,971        34.52       25,223        27.64      18,893        21.11
Exercised                            (30,804)        7.84      (17,430)       11.49     (21,117)        8.61
Forfeitures                           (2,079)      (19.27)           -            -        (893)       17.51
                                     -------                   -------                  -------

Outstanding at end of year           179,281    $   24.12      154,194    $   16.81     146,402    $   14.31
                                     =======                   =======                  =======

Option amounts and exercise prices have been adjusted retroactively to give effect to the 3 for 2 stock split. Options outstanding are all currently exercisable and are summarized as follows:

                    Weighted
                     Average     Weighted
      Number        Remaining    Average
   Outstanding     Contractual   Exercise
December 31, 2004      Life       Price
-----------------  -----------   --------
     9,902           1 years     $  6.85
    26,896           4 years       16.15
    11,244           5 years       17.73
    20,754           6 years       17.77
    20,360           7 years       17.79
    11,460           8 years       26.00
    20,696           9 years       28.67
    57,969          10 years       34.52
   -------
   179,281                         24.12
   =======

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 13 -- EMPLOYEE BENEFIT PLANS

The Bank has an Employee Stock Ownership Plan (ESOP) which covers substantially all of the Bank's employees. The ESOP acquires stock of the Bank's parent corporation, Tri-County Financial Corporation. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. The ESOP may acquire in the open market up to 195,700 shares. At December 31, 2004, the Plan owned 81,149 shares.

The Company also has a 401(k) plan. The Bank matches a portion of the employee contributions. This ratio is determined annually by the Board of Directors. During 2002 one-half of an employee's first 6% deferral was matched. In 2003 and 2004, the Company matched one-half of the employee's first 8% deferral. All employees who have completed one year of service and have reached the age of 21 are covered under this defined contribution plan. Contributions are determined at the discretion of management and the Board of Directors. For the years ended December 31, 2004, 2003, and 2002, the Company charged $89,000, $81,000, and
$108,000, respectively, against earnings to fund the Plans.

In addition, the Bank has a separate nonqualified retirement plan for non-employee directors. Directors are eligible for a maximum benefit of $3,500 a year for ten years following retirement from the Board of Community Bank of Tri-County. The maximum benefit is earned at 15 years of service as a non-employee director. Full vesting occurs after 2 years of service. Expense recorded for this plan was $(18,000), $24,000, and $11,000 for the years ending December 31, 2004, 2003, and 2002, respectively.

NOTE 14 -- REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31,

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Reserve categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category. The Company's and the Bank's actual capital amounts and ratios for 2004 and 2003 are presented in the tables below:

                                                                                      To be considered well
                                                                                        capitalized under
                                                                Required for capital         prompt
                                                   Actual        adequacy purposes      corrective action
                                               --------------   --------------------  ---------------------
At December 31, 2004
  Total capital (to risk weighted assets)
      The Company                              $41,368  11.89%    $27,842    8.00%
      The Bank                                 $40,605  11.67%    $27,826    8.00%      $34,782    10.00%

Tier 1 capital (to risk weighted assets)
      The Company                              $38,310  11.01%    $13,921    4.00%
      The Bank                                 $37,548  10.80%    $13,913    4.00%      $20,869     6.00%

Tier 1 capital (to average assets)
      The Company                              $38,310   9.29%    $16,494    4.00%
      The Bank                                 $37,548   9.13%    $16,454    4.00%      $20,568     5.00%

At December 31, 2003
  Total capital (to risk weighted assets)
      The Company                              $30,488  12.20%    $19,992    8.00%
      The Bank                                 $29,193  11.73%    $19,912    8.00%      $24,890    10.00%

Tier 1 capital (to risk weighted assets)
      The Company                              $27,915  11.17%     $9,996    4.00%
      The Bank                                 $26,630  10.70%     $9,956    4.00%      $14,934     6.00%

Tier 1 capital (to average assets)
      The Company                              $27,915   8.04%    $13,881    4.00%
      The Bank                                 $26,630   7.70%    $13,841    4.00%      $17,302     5.00%

NOTE 15 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

cash flows. Furthermore, the fair values disclosed should not be interpreted as the aggregate current value of the Company.

                                                  December 31, 2004                December 31, 2003
                                          -------------------------------   -------------------------------
                                                                               Estimated        Estimated
                                             Carrying           Fair           Carrying           Fair
                                              Amount           Value            Amount            Value
                                          --------------   --------------   --------------   --------------
Assets:
  Cash and cash equivalents               $    6,795,615   $    6,795,615   $    3,257,466   $    3,257,466
  Interest bearing deposits with banks        10,920,164       10,920,164        8,912,332        8,912,332
  Investment securities and stock in FHLB
    and FRB                                  181,834,426      180,758,025      104,672,099      104,281,498
  Loans receivable, net                      289,325,051      292,988,000      217,740,153      226,213,642
  Loans held for sale                                  -                -          474,880          482,003

Liabilities:
  Savings, NOW, and money market accounts $  164,952,530   $  164,952,530   $  138,088,201   $  138,088,201
  Time certificates                          101,801,974      101,448,140       89,466,367       91,095,780
  Long-term debt and other borrowed funds    198,235,323      199,752,029       94,242,461       97,940,064

At December 31, 2004 and 2003, the Company had outstanding loan commitments and standby letters of credit of $9.0 million and $12.4 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

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

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

NOTE 16-- GUARANTEED PREFERRED BENEFICIAL INTEREST IN JUNIOR SUBORDINATED DEBENTURES

On July 22, 2004, Tri-County Capital Trust I ("Capital Trust I"), a Delaware business trust formed, funded and wholly owned by the Company, issued $7,000,000 of variable-rate capital securities with an interest rate of 4.22% in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 2.60%. The Trust used the proceeds from this issuance, along with the Company's $217,000 capital contribution for Capital Trust 1's common securities, to purchase $7.2 million of the Company's junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital Trust I's obligations with respect to the capital securities. These debentures qualify as Tier I capital and are presented in the Consolidated Balance Sheets as "Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures." Both the capital securities of Capital Trust I and the junior subordinated debentures are scheduled to mature on July 22, 2034, unless called by the Company not earlier than July 22, 2009.

Costs associated with the issuance of the trust-preferred securities were less than $10,000 and were expensed as period costs.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 17--CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

Financial information pertaining only to Tri-County Financial Corporation is as follows:

Balance Sheets

                                                                                       December 31,
                                                                              ------------------------------
                                                                                   2004             2003
                                                                              -------------    -------------
Assets
Cash-noninterest bearing                                                      $    269,072     $    298,364
Cash-interest bearing                                                              181,516          255,108
Investment securities available for sale                                            34,666           33,152
Investment in wholly owned subsidiaries                                         37,951,438       26,627,098
Other assets                                                                       194,074          957,544
                                                                              ------------     ------------

                                                                              $ 38,630,766     $ 28,171,266
                                                                              ============     ============

Liabilities and Stockholders' Equity
Current liabilities                                                           $    290,191     $    259,356
Guaranteed preferred beneficial interest in junior Subordinated Debentures       7,217,000                -
                                                                              ------------     ------------
Total liabilities                                                                7,507,191          259,356

Stockholders' equity
   Common stock                                                                     11,469            7,533
   Surplus                                                                       8,252,152        7,975,036
   Retained earnings                                                            22,833,112       20,071,630
   Total accumulated other comprehensive income (loss)                             186,140           (3,130)
   Unearned ESOP shares                                                           (159,298)        (139,159)
                                                                              ------------     ------------
                                                                                31,123,575       27,911,910

                                                                              $ 38,630,766     $ 28,171,266
                                                                              ============     ============

Condensed Statements of Income:

                                                               Year Ended December 31,
                                                    --------------------------------------------
                                                        2004            2003            2002
                                                    ------------    ------------    ------------
Dividends from subsidiary                           $         -     $   500,000     $ 1,000,000
Interest income                                           6,349          10,356          18,644
Interest expense                                        140,341               -               -
                                                    -----------     -----------     -----------
Net interest Income                                    (133,992)        510,356       1,018,644
Miscellaneous expenses                                 (166,364)       (174,595)       (154,995)
                                                    -----------     -----------     -----------

Income before income taxes and equity in               (300,356)        335,761         863,649
   undistributed net income of subsidiary
Federal and state income tax benefit                    102,120          55,841          46,000

Equity in undistributed net income of subsidiary      3,918,070       2,054,296       1,058,172
                                                    -----------     -----------     -----------
NET INCOME                                          $ 3,719,834     $ 2,445,898     $ 1,967,821
                                                    ===========     ===========     ===========

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

Condensed Statements of Cash Flows:

                                                                        Year Ended December 31,
                                                             --------------------------------------------
                                                                 2004            2003            2002
                                                             ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $ 3,719,834     $ 2,445,898     $ 1,967,821
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Equity in undistributed earnings of subsidiary            (3,918,070)     (2,054,296)     (1,058,172)
    Decrease (Increase) in other assets                          763,470         (72,560)       (147,776)
    Increase in current liabilities                               30,835           5,008          14,222
                                                             -----------     -----------     -----------

      Net cash provided by operating activities                  596,069         324,050         730,095
                                                             -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities available for sale            (1,514)           (714)              -
  Maturity or redemption of investment securities
    available for sale                                                 -               -          79,146
                                                             -----------     -----------     -----------

      Net cash provided (used) by investing activities            (1,514)           (714)         79,146
                                                             -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from guaranteed preferred beneficial interests
    in Junior Subordinated Securities                          7,217,000               -               -
  Downstream of capital to subsidiary                         (7,000,000)
  Investment in trust subsidiary                                (217,000)
  Dividends paid                                                (541,633)       (422,361)       (385,129)
  Exercise of stock options                                      248,661         218,713         161,004
  Net change in ESOP loan                                          8,506          63,435          48,000
  Redemption of common stock                                    (412,973)       (769,720)       (443,568)
                                                             -----------     -----------     -----------

      Net cash used in financing activities                     (697,439)       (909,933)       (619,693)
                                                             -----------     -----------     -----------

INCREASE (DECREASE) IN CASH                                     (102,884)       (586,597)        276,927

CASH AT BEGINNING OF YEAR                                        553,472       1,140,069         950,521
                                                             -----------     -----------     -----------

CASH AT END OF YEAR                                          $   450,588     $   553,472     $ 1,227,448
                                                             ===========     ===========     ===========

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 18 --QUARTERLY FINANCIAL RESULTS (UNAUDITED)

      A summary of selected consolidated quarterly financial data for the two years ended December 31, 2004 is reported as follows:

                                          2004           2004           2004          2004
                                         Fourth          Third         Second         First
                                         Quarter        Quarter       Quarter        Quarter
                                       ----------     ----------     ----------     ----------
Interest and dividend income           $6,455,056     $5,943,358     $4,621,114     $4,593,811
Interest Expense                        2,560,878      2,086,208      1,602,035      1,564,289
                                       ----------     ----------     ----------     ----------
Net interest income                     3,894,178      3,857,150      3,019,079      3,029,522
Provision for loan loss                   136,028        232,996         13,772         70,202
                                       ----------     ----------     ----------     ----------
Net interest income after provision     3,758,150      3,624,154      3,005,307      2,959,320

Noninterest income                        422,187        302,372        461,529        396,228
Noninterest expense                     2,747,623      2,307,562      2,317,511      2,395,723

Income before income taxes              1,432,714      1,618,964      1,149,325        959,825
Provision for income taxes                486,960        537,658        345,749         70,627
 Net income                            $  945,754     $1,081,306     $  803,576     $  889,198
                                       ==========     ==========     ==========     ==========

Earnings per common share

Basic                                  $     0.81     $     0.94     $     0.70     $     0.79

Diluted                                $     0.78     $     0.90     $     0.67     $     0.75


                                          2003           2003           2003           2003
                                         Fourth          Third         Second          First
                                         Quarter        Quarter        Quarter        Quarter
                                       ----------     ----------     ----------     ----------
Interest and dividend income           $4,112,111     $4,210,624     $3,923,796     $3,918,384
Interest Expense                        1,524,537      1,431,824      1,378,744      1,361,294
                                       ----------     ----------     ----------     ----------
Net interest income                     2,587,574      2,778,800      2,545,052      2,557,090
Provision for loan loss                   171,623         31,013        108,941          5,386
                                       ----------     ----------     ----------     ----------
Net interest income after provision     2,415,951      2,747,787      2,436,111      2,551,704

Noninterest income                        580,039        332,762        453,793        387,954
Noninterest expense                     2,163,566      2,190,164      2,125,494      1,948,547

Income before income taxes                832,424        890,385        764,410        991,111
Provision for income taxes                133,667        293,550        255,215        350,000
 Net income                            $  698,757     $  596,835     $  509,195     $  641,111
                                       ==========     ==========     ==========     ==========

Earnings per common share

Basic                                  $     0.62     $     0.53     $     0.45     $     0.56

Diluted                                $     0.58     $     0.50     $     0.43     $     0.53

All per share amounts have been adjusted for the 3 for 2 stock split which occurred in December 2004.