Form 10-K, Exhibit 13
period 2005-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 2006-03-30
CIK 855874

                                                                      EXHIBIT 13

FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of Tri-County Financial Corporation (the "Company") and Community Bank of Tri-County (the "Bank"). These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions.

The Company and the Bank's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company and the Bank's market area, changes in real estate market values in the Company and the Bank's market area, and changes in relevant accounting principles and guidelines.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Since its conversion to a commercial bank charter in 1997, the Bank has sought to increase total assets as well as certain targeted loan types. The Bank feels that its ability to offer fast, flexible and local decision-making in the commercial, commercial real estate and consumer loan areas will continue to attract significant new loans and enhance asset growth. The Bank's local focus and targeted marketing is also directed towards increasing its balances of consumer and business transaction deposit accounts. The Bank believes that increases in these account types will lessen the Bank's dependence on time deposits, such as certificates of deposit, to fund loan growth. Although management believes that the strategy outlined above will increase financial performance over time, we recognize that products, such as commercial lending and transaction accounts, will also increase the Bank's noninterest expense. We also recognize that certain lending and deposit products also increase the possibility of losses from credit and other risks. In December 2004 and December 2005, the Company declared three for two stock splits in the form of a stock dividend. All per share numbers in the following discussion reflect retroactive application of the stock splits.

CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and the general practices of the United States banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. The Company considers its determination of the allowance for loan losses and the valuation allowance on its foreclosed real estate to be critical accounting policies. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When these sources are not available, management makes estimates based upon what it considers to be the best available information.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two principles of accounting:
(a) Statement on Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies," which requires that losses be accrued when they are probable of occurring and are estimable and (b) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that losses be accrued when it is probable that the Company will not collect all principal and interest payments according to the contractual terms of the loan. The loss, if any, is determined by the difference between the loan balance and the value of collateral, the present value of expected future cash flows, or values observable in the secondary markets.

The loan loss allowance balance is an estimate based upon management's evaluation of the loan portfolio. Generally the allowance is comprised of a specific and a general component. The specific component consists of management's evaluation of certain classified loans and their underlying collateral. Loans are examined to determine a specific allowance based upon the borrower's payment history, economic conditions specific to the loan or borrower, or other factors that would impact the borrower's ability to repay the loan on its contractual basis. Management assesses the ability of the borrower to repay the loan based upon any information available. Depending on the assessment of the borrower's ability to pay the loan as well as the type, condition, and amount of collateral, management will establish an allowance amount specific to the loan.

In establishing the general component of the allowance, management analyzes non-classified and non-impaired loans in the portfolio including changes in the amount and type of loans. Management also examines the Bank's history of write-offs and recoveries within each loan category. The state of the local and national economy is also considered. Based upon these factors, the Bank's loan portfolio is categorized and a loss factor is applied to each category. These loss factors may be higher or lower than the Bank's actual recent average losses in any particular loan category, particularly in loan categories where the Bank is rapidly increasing the size of its portfolio. Based upon these factors, the Bank will adjust the loan loss allowance by increasing or decreasing the provision for loan losses.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral, a borrower's prospects of repayment and in establishing allowance factors on the general component of the allowance. Changes in allowance factors will have a direct impact on the amount of the provision and a corresponding effect on net income. Errors in management's perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs. For additional information regarding the allowance for loan losses, refer to Notes 1 and 4 to the Consolidated Financial Statements and the discussion under the caption "Provision for Loan Losses" below.

In addition to the loan loss allowance the Company also maintains a valuation allowance on its foreclosed real estate. As with the allowance for loan losses, the valuation allowance on foreclosed real estate is based on SFAS No. 5, "Accounting for Contingencies," as well as SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." These statements require that the Company establish a valuation allowance when it has determined that the carrying amount of a foreclosed asset exceeds its fair value. Fair value of a foreclosed asset is measured by the cash flows expected to be realized from its subsequent disposition. These cash flows should be reduced for the costs of selling or otherwise disposing of the asset.

In estimating the cash flows from the sale of foreclosed real estate, management must make significant assumptions regarding the timing and amount of cash flows. In cases where the real estate acquired is undeveloped land, management must gather the best available evidence regarding the market value of the property, including appraisals, cost estimates of development, and broker opinions. Due to the highly subjective nature of this evidence, as well as the limited market, long time periods involved, and substantial risks, cash flow estimates are highly subjective and subject to change. Errors regarding any aspect of the costs or proceeds of developing, selling, or otherwise disposing of foreclosed real estate could result in the allowance being inadequate to reduce carrying costs to fair value and may require an additional provision for valuation allowances.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

GENERAL. For the year ended December 31, 2005, the Company reported consolidated net income of $3,979,343 ($2.30 basic and $2.16 diluted earnings per share) compared to consolidated net income of $3,719,834 ($2.16 basic and $2.07 diluted earnings per share) for the year ended December 31, 2004. The increase in net income for 2005 was primarily attributable to an increase in net interest income, a decline in provision for loan loss, and a small increase in noninterest income which was partially offset by increases in noninterest expenses. The Bank also substantially increased its loan portfolio and lower cost deposit balances. In 2005, the Bank used increases in loan and deposit balances to reduce securities and wholesale borrowings balances. In 2005, the Bank also used funds from the issuance of $5 million in trust preferred securities to further increase assets. These changes led to further increases in net interest income in 2005. Provision for loan losses declined in 2005 from 2004 levels as loan growth in certain areas declined and the Bank maintained an excellent record in loan quality. Noninterest income increased in 2005 because the Bank had recognized a decline in the value of certain securities in 2004 while no recognition was required in 2005. Noninterest expenses increased primarily due to increases in personnel, occupancy, data processing and professional fees. Income tax expenses increased by $610,950, or 42.40%, in 2005.

For the year ended December 31, 2004, net interest income was $13,799,929 compared to $10,468,526 for the year ended December 31, 2003, an increase of $3,331,403 or 31.82%. In 2004, the Bank used funds from the issuance of $7 million of trust preferred securities and wholesale borrowing to purchase certain securities. Provision for loan losses increased by $136,035, or 42.92% due to an increase in the size of the loan portfolio. Noninterest income declined as the Bank had a large decline in gains on selling loans held for sale and a temporary decline in the market value of certain marketable securities, offset by an increase in service charges. Noninterest expenses increased by $1,340,648, or 15.91%, to $9,768,419. Increases in noninterest expenses were primarily the result of increases in salary and employee benefits expenses due to additional employees. Income tax expense increased by 39.57% to $1,440,994.

NET INTEREST INCOME. The primary component of the Company's net income is its net interest income, which is the difference between income earned on assets and interest paid on the deposits and borrowings used to fund them. Net interest income is determined by the spread between the yields earned on the Company's interest-earning assets and the rates paid on interest-bearing liabilities as well as the relative amounts of such assets and liabilities. Net interest income, divided by average interest-earning assets, represents the Company's net interest margin.

Net interest income for the year ended December 31, 2005 was $15,571,081 compared to $13,799,929 for the year ended December 31, 2004 and $10,468,526 for the year ended December 31, 2003. The $1,771,152 increase in the most recent year was due an increase in interest income of $7,541,373, partially offset by the increase in interest expense of $5,770,221. For the year ended December 31, 2004, the $3,331,403 increase was due to an increase of $5,448,414 in interest income offset by an increase of $2,117,011 in interest expense for the same period. Changes in the components of net interest income due to changes in average balances of assets and liabilities and to changes caused by changes in interest rates are presented in the rate volume analysis below.

During 2005, the Company's interest-rate spread declined because the Bank's yield on interest-earning assets increased at a slower rate than the increase in costs for interest-bearing liabilities. The Bank's yield on loans increased as rates on certain loan types, particularly those based on the prime rate, increased as the Federal Reserve increased short-term interest rates. The Company's investment securities yields increased at a much slower rate than loans, as most of the investments are fixed rate, and the Company did not make significant purchases of investments after the first quarter of 2005. The cost of both wholesale borrowings and deposits increased from 2004 due to the Federal Reserve increasing interest rates.

During 2004, the Company's interest-rate spread declined because the Bank's yield on interest earning assets fell while its cost for interest-bearing liabilities was the same. The Bank's yield on loans declined due to the continued pay off of higher interest rate loans in its portfolio. These loans were generally replaced by lower rate loans. The Bank's investment yield increased during 2004 as the Bank purchased securities with a longer maturity, which resulted in a higher yield. While the cost of both deposits and borrowings fell, the proportion of total interest-bearing liabilities that were represented by higher cost borrowings increased, leading to a stable average cost in 2004 compared to 2003.

The following table presents information on the average balances of the Company's interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the past three fiscal years.

                                         Net Interest Income and Margin Analysis
                                                  (Dollars in Thousands)
                                             For the Year Ended December 31,

                                         ----------------------------------------------------------------------------------------

                                                      2005                          2004                          2003
                                         ----------------------------   ---------------------------   ---------------------------
                                                              AVERAGE                       AVERAGE                       AVERAGE
                                         AVERAGE               YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
                                         BALANCE    INTEREST   COST     BALANCE   INTEREST   COST     BALANCE   INTEREST   COST
                                         -------    --------   -----   -------    --------  -------  ---------  --------    ----
ASSETS
Interest-earning assets
     Loan portfolio(1)                   $ 332,348  $ 22,358    6.73%  $ 254,605  $ 16,033    6.30%  $ 201,440  $ 13,412    6.66%
     Investment securities, federal
      funds sold and interest-bearing
      deposits                             178,095     6,797    3.82     147,274     5,580    3.79      93,261     2,753    2.95
                                         ---------  --------           ---------  --------           ---------  --------
Total interest-earning assets              510,443    29,155    5.71     401,879    21,613    5.38     294,701    16,165    5.49
Cash and cash equivalents                    5,437                         2,937                         2,648
Other assets                                19,262                        17,807                        10,088
                                         ---------                     ---------                     ---------
                 Total assets            $ 535,142                     $ 422,623                     $ 307,437
                                         =========                     =========                     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
     Savings                             $  36,696  $    216    0.59%  $  37,776  $    176    0.47   $  32,772  $    166    0.51%
     Interest-bearing demand and money
       market accounts                      89,394     1,387    1.55      85,212       755    0.89      67,346       442    0.66
     Certificates of deposit               146,512     4,869    3.32      93,267     2,298    2.46      82,248     2,260    2.75
     Long-term debt                         93,409     3,966    4.25      73,830     3,280    4.44      60,024     2,732    4.55
     Short-term debt                        82,665     2,565    3.10      64,736     1,164    1.80       7,568        96    1.26
     Guaranteed preferred beneficial
       interest in junior subordinated
       debentures                            9,916       581    5.86       3,255       140    4.31           -         -       -
                                         ---------  --------           ---------  --------           ---------  --------
Total interest-bearing liabilities         458,592    13,584    2.96     358,076     7,813    2.18     249,958     5,696    2.28

Noninterest-bearing demand deposits         39,855                        32,909                        30,277
Other liabilities                            4,474                         3,178                         1,415
Stockholders' equity                        32,221                        28,460                        25,788
                                         ---------                     ---------                     ---------
                 Total liabilities and
                  stockholders' equity   $ 535,142                     $ 422,623                     $ 307,438
                                         =========                     =========                     =========

Net interest income                                 $ 15,571                      $ 13,800                      $ 10,469
                                                    ========                      ========                      ========
Interest rate spread                                            2.75%                         3.20%                         3.21%
                                                              ======                        ======                        ======
Net yield on interest-earning assets                            3.05%                         3.43%                         3.55%
                                                              ======                        ======                        ======
Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                                111.31%                       112.23%                       117.90%
                                                              ======                        ======                        ======

(1) Average balance includes non-accrual loans.

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

                                            YEAR ENDED DECEMBER 31, 2005  YEAR ENDED DECEMBER 31, 2004
                                               COMPARED TO YEAR ENDED       COMPARED TO YEAR ENDED
                                                   DECEMBER 31,2004             DECEMBER 31,2003
                                                        DUE TO                       DUE TO
                                            ----------------------------  ----------------------------
                                            VOLUME     RATE      TOTAL     VOLUME     RATE      TOTAL
                                            -------   -------   -------   --------   -------   -------
Interest income
Loan portfolio                              $ 5,231   $ 1,094   $ 6,325   $  3,352   $  (731)  $ 2,621
Investment securities, federal funds
   sold and interest bearing deposits         1,176        41     1,217      2,045       782     2,827
                                            -------   -------   -------   --------   -------   -------
             Total interest-earning assets    6,407     1,135     7,542      5,397        51     5,448
                                            -------   -------   -------   --------   -------   -------

Interest-bearing liabilities
     Savings                                     (7)       47        40         23       (13)       10
     Interest-bearing demand and money
       market accounts                           65       567       632        158       155       313
     Certificates of deposit                  1,770       801     2,571        272      (234)       38
     Noninterest-bearing demand deposits
     Long-term debt                             831      (145)      686        613       (65)      548
     Short-term debt                            556       845     1,401      1,028        40     1,068
     Guaranteed preferred beneficial
       interest in junior subordinated
       debentures                               391        50       441        140         -       140
                                            -------   -------   -------   --------   -------   -------
             Total interest-bearing
              liabilities                     3,606     2,165     5,771      2,234      (117)    2,117
                                            -------   -------   -------   --------   -------   -------
Net change in net interest income           $ 2,801   $(1,030)  $ 1,771   $  3,163   $   168   $ 3,331
                                            =======   =======   =======   ========   =======   =======

PROVISION FOR LOAN LOSSES. Provision for loan losses for the year ended December 31, 2005 was $329,467, compared to $452,998 and $316,963 for the years ended December 31, 2004 and 2003, respectively. The loan loss provision declined in 2005 as the Bank continued to have excellent results in loan quality measures such as write-offs and delinquency. For the year ended December 31, 2005, the Company recorded net charge-offs of $4,000 (.001% of average loans) compared to net recoveries of $32,000 (.01% of average loans) in 2004 and net charge off of $58,000 (0.03% of average loans) in 2003. The loan loss allowance and the provision for loan losses is determined based upon an analysis of individual loans and the application of certain loss factors to different loan categories. Individual loans are analyzed for impairment as the facts and circumstances warrant. In addition, a general component of the loan loss allowance is added based on a review of the portfolio's size and composition. At December 31, 2005, the allowance for loan loss equaled 573% of non-accrual and past due loans compared to 453% and 678% at December 31, 2004 and 2003, respectively.

NONINTEREST INCOME.


                                                           YEARS ENDED DECEMBER 31,            % CHANGE     % CHANGE
                                                    ----------------------------------------     2005 vs.     2004 vs.
                                                        2005         2004           2003          2004         2003
                                                    -----------    -----------   -----------   ----------   ----------
Loan appraisal, credit, and miscellaneous charges   $   178,424    $   229,125   $   261,387     (22.13)%    (12.34)%
Net gain on sale of loans held for sale                       -         21,404       505,435    (100.00)     (96.00)
Income from bank owned life insurance                   251,220        261,411       230,607      (3.90)      13.36
Service charges                                       1,186,184      1,189,001       695,128      (0.24)      71.05
Gain on sale of asset                                    39,756          8,250             -     381.89           -
Loss on the sale of investment securities               (14,581)       (61,875)            -     (76.43)          -
Recognition of other than temporary decline in
    value of marketable securities                            -        (65,000)            -    (100.00)          -
Other                                                         -              -        61,981          -     (100.00)
                                                    -----------    -----------   -----------
                         Total noninterest income   $ 1,641,003    $ 1,582,316   $ 1,754,538       3.71 %     (9.82)%
                                                    ===========    ===========   ===========

Changes in noninterest income over the past three years have been the result of wide fluctuations in certain noninterest income categories including gain on sale of loans, other income, service charges, and loan fees. Loan appraisal, credit and miscellaneous charges are highly variable. Increases and decreases in this category reflect changes in lending volumes and patterns as well as competitive pressures. Gain on sale of loans held for sale has been highly variable reflecting the overall interest rate environment and the Bank's desire to keep certain loans in its portfolio. Gain on the sale of loans decreased in 2005 due to the Bank's decision to not sell its loans to third party investors in 2005. Income from bank owned life insurance (BOLI) has been stable in the last year as BOLI balances have not increased appreciably. BOLI income increased from 2003 to 2004 as the BOLI purchase was made in 2003 and 2004 reflects a full year of ownership. Service charges and fees are primarily generated by the Bank's ability to attract and retain transaction-based deposit accounts and by loan servicing fees net of amortization of and valuation allowances on mortgage servicing rights. In 2005, service charges were comparable to the prior year, reflecting the Bank's higher balances of transaction deposits, offset by lower balances of loans serviced for others and slightly lower average fees per transaction deposit reflecting the Bank's response to market pressures to limit certain transaction fees. In 2004, service charges reflected higher deposit volumes and lower total amortization of mortgage servicing rights. In 2005, the smaller loss on the sale of securities reflected a lower volume of sales of securities in 2005.

NONINTEREST EXPENSES.

                                                      YEARS ENDED DECEMBER 31,             % CHANGE    % CHANGE
                                              ------------------------------------------    2005 vs.    2005 vs.
                                                 2005            2004           2003         2004        2004
                                              ------------    -----------    -----------   ---------   ---------
Salary and employee benefits                  $  5,849,226    $ 5,432,898    $ 4,702,181       7.66%     15.54%
Occupancy expense                                1,156,775        858,891        750,567      34.68      14.43
Advertising                                        411,811        539,715        308,951     (23.70)     74.69
Data processing expense                            665,981        550,781        403,967      20.92      36.34
Depreciation of furniture, fixtures, and
  equipment                                        452,037        372,237        507,236      21.44     (26.61)
Telephone communications                            85,436        103,421        166,553     (17.39)    (37.91)
Valuation allowance on foreclosed real
  estate                                                 -        114,606              -    (100.00)         -
ATM expenses                                       277,566        345,454        274,188     (19.65)     25.99
Office supplies                                    138,407        151,862        131,228      (8.86)     15.72
Professional fees                                  629,126        261,458        185,188     140.62      41.19
Office equipment expenses                           50,318         90,520        129,849     (44.41)    (30.29)
Other                                            1,134,647        946,576        867,863      19.87       9.07
                                              ------------    -----------    -----------
                  Total noninterest expenses  $ 10,851,330    $ 9,768,419    $ 8,427,771      11.09%     15.91%
                                              ============    ===========    ===========

The increases reflect growth in the Bank's workforce to fully staff branches, an increasing need for highly skilled employees due to the higher complexity level of the Bank's business, and continued increases in the Bank's benefit and incentive costs. Expenses also included certain supplemental retirement benefits, which were funded by the BOLI income. In 2005, occupancy expenses reflected the opening of a new branch as well as continuing repairs and maintenance to existing locations. In 2004, occupancy expenses reflected the refurbishment of certain offices and other renovation costs. Advertising expenses have fluctuated during the three-year period. In 2005, advertising expenses declined as certain ad campaigns were curtailed. In 2004, advertising costs reflected several major advertising campaigns and marketing efforts. The increases in data processing costs are reflective of the Bank's increased size of the loan and deposit portfolios as well as increases in certain third party processing costs related to data processing. In 2005, depreciation of furniture, fixtures, and equipment increased as the Bank opened a new branch requiring major purchases of these items adding to the amount of assets being depreciated. In 2004, depreciation declined as certain assets purchased in 2001 and 2002 in anticipation of the 2002 systems conversion were fully depreciated in early 2004. Telephone communications expenses decreased reflecting changes in vendors and renegotiation of vendor contracts. In 2004, ATM expenses included costs relating to a systems conversion, which were nonrecurring. Office supplies expense decreased in 2005 due to a major overhaul of certain marketing materials was carried out which increased expenses in 2004. Professional fees including accounting, legal, consulting and other fees, has increased substantially over the last three years. These expenses reflected increased levels of outside resources relating to efforts to prepare the Company for the reporting requirements of the Sarbanes-Oxley legislation. Substantial resources were also expended in 2005 and 2004 to provide outsourced internal audit services. Office equipment expenses decreased as a result of declining needs for certain specialized equipment, which is no longer needed after our systems conversion. Other noninterest expense increased due to the growing size of the Bank.

INCOME TAX EXPENSE. During the year ended December 31, 2005, the Company recorded income tax expense of $2,051,944 compared to expenses of $1,440,994 and $1,032,432 in the two prior years. The Company's effective tax rates for the years ended December 31, 2005, 2004, and 2003 were 34.02%, 27.92% and 29.68%, respectively. The 2005 effective tax rate increased as the 2004 effective rate reflected a large donation of property made in 2004. The decline in the effective tax rate from 2003 to 2004 also reflected this donation.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND 2004

In 2005, the Bank used the payments received from the maturation and repayment of its investment securities portfolio to make loans. The Bank also increased retail deposits and used the funds to pay down short term wholesale borrowings as well as to increase earning assets. In 2005, the Company, through a trust subsidiary, sold trust preferred securities totaling $5,000,000 and invested the proceeds in the Bank. These proceeds were used primarily to make loans.

In 2005, cash and due from banks increased to $7,262,547 from $6,018,096 in 2004, an increase of $1,244,451 or 20.68%. Interest-bearing deposits with banks increased by 34.36% or $3,751,711. Due to higher cash operating needs caused by higher loan activity, the Bank has increased its total cash. Securities available for sale fell by $5,770,077, or 44.56%, and securities held to maturity fell by $46,254,470 or 28.42% to $116,486,685. Generally the proceeds of the maturation and repayment securities in both portfolios were used to make loans. The Company purchased $25,758,903 of securities during 2005. Total securities balances decreased by $52,024,547 or 29.61%. Stock in the Federal Home Loan Bank increased due to stock purchases made necessary by increased Federal Home Loan Bank borrowing levels. Loans receivable increased by $80,267,202 or 27.74%, as the Bank continued to build assets in 2005 to increase net interest income. Loan growth was concentrated in the following loan types: commercial real estate, residential real estate, commercial business loans and construction and land development. The growth in these particular types of loans reflect strong market demand and the Bank's concentration on these areas. Other lending products such as consumer lending have not been emphasized due to declining margins brought about by competitors such as captive finance companies.

Premises and equipment increased to $6,460,545 from $6,011,913 an increase of 7.46% or $448,632. This increase was due to the costs of a new branch and some renovations at our home office. BOLI increased due to the retention of income in the policies. Accrued interest receivable increased due to higher interest earning asset balances. Other assets increased to $2,487,280 due to an increase in certain prepaid tax accounts.

In 2005, total liabilities increased by $32,065,771 or 6.76%. Deposits increased to $363,373,740 at December 31, 2005 compared to $266,754,504 for the prior year. Both noninterest and interest-bearing deposit totals increased due to the Bank's continued marketing efforts. Short-term borrowings declined, as the Bank replaced short-term borrowings with deposits and long-term debt. The decrease in short-term borrowing was $95,229,235 or 82.59%. Long-term debt increased by $24,892,646 or 30.02%. The Company completed a trust preferred issue of $5,000,000 in 2005. The proceeds were used to increase the Bank's equity and support a larger asset base.

The Company experienced a $3,454,581, or 11.10%, increase in stockholders' equity for the year ended December 31, 2005. The increase in stockholders' equity was attributable to the retention of earnings from the period of $3,979,343, less cash dividends of $930,669. Equity was also increased by the exercise of stock options totaling $259,986 as well as by the proceeds of a private placement totaling $473,040. Other increases included the tax effects of the exercise of non-incentive stock options of $44,662 and changes in ESOP shares of $60,389. These increases were partially offset by a decline in accumulated other comprehensive income of $136,778 and the repurchase of 10,012 shares of common stock (adjusted to reflect the 3-for -2 stock split) at a cost of $295,393.

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

Among the tools used to monitor interest rate risk is a "gap" report which measures the dollar difference between the amount of interest-earning assets and interest-bearing liabilities subject to repricing within a given time period. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher-yielding assets which, consequently may result in the yield on interest-earning assets increasing at a slower rate than its cost of interest-bearing liabilities than if it had a positive gap. While, conversely, during a period of falling interest rates, an institution with a negative gap would tend to have its interest-earning assets repricing downward at a slower rate than its interest-rate liabilities as compared to an institution with a positive gap which, consequently, may tend to adversely affect net interest income. The following sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005, which are anticipated by the Company, based on certain assumptions, to reprice or mature in each of the future time periods shown:

                                                      OVER       OVER ONE      OVER
                                         ZERO TO     THREE TO    THROUGH       FIVE     NON-SENSITIVE
                                      THREE MONTHS  12 MONTHS   FIVE YEARS     YEARS        FUNDS        TOTAL
                                      ------------  ---------   ----------   --------   -------------  ---------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
     Cash and due from banks          $        -    $      -    $       -    $     -    $   7,263      $  7,263
     Interest-bearing deposits            14,672           -            -          -            -        14,672
     Fed funds sold                          641           -            -          -            -           641
     Securities                           51,034      20,923       47,001      4,708            -       123,666
     Loans                               106,875      26,368      143,865     96,471       (3,987)      369,592
     Other assets                              -           -            -          -       25,453        25,453
                                      ----------    --------    ---------    -------    ---------      --------
                        Total assets     173,222      47,291      190,866    101,179       28,729       541,287

LIABILITIES
     Noninterest-bearing deposits              -           -            -          -       44,325        44,325
     Interest-bearing demand deposits     48,666           -            -          -            -        48,666
     Money market deposits                40,196           -            -          -            -        40,196
     Savings                              34,801           -            -          -            -        34,801
     Certificates of deposit              23,494     104,382       67,479         31            -       195,386
     Short-term debt                      20,075           -            -          -                     20,075
     Long-term debt                        5,000       7,000       40,000     55,824                    107,824
     Guaranteed preferred beneficial
       interest in junior
       subordinated debentures            12,000           -            -          -            -        12,000
     Other liabilities                         -           -            -          -        3,437         3,437
STOCKHOLDERS' EQUITY                           -           -            -          -       34,578        34,578
                                      ----------    --------    ---------    -------    ---------      --------
               Total liabilities and
                stockholders' equity     184,232     111,382      107,479     55,855       82,340       541,287

Gap                                      (11,010)    (64,091)      83,387     45,324      (53,611)            -
Cumulative gap                           (11,010)    (75,101)       8,286     53,610            -             -
Cumulative gap as a percentage of
 total assets                              (2.03)%    (13.87)%       1.53%      9.90%           -             -

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

The Bank has an excess of liabilities over assets repricing or maturing within one year. This would indicate that the Bank's net interest income would decline if interest rates were to increase. The cumulative one year gap has become less negative both in dollars and as a percentage of total assets in the last year. This change was primarily caused by a decline in the Bank's level of funding provided by short term borrowing. The Bank has also increased the level of adjustable rate loans on its balance sheet which has also caused a decline in the negative gap. A decrease in net interest income as a result of a general increase in rates is likely, but the Bank has the ability to moderate the effect of a general increase in interest rates by controlling increases in rates on transaction accounts, using available cash to reduce the amounts in particularly rate sensitive liability accounts, and increasing total assets through increased leverage. In addition, the analysis above substantially understates the amount of loan prepayments the Bank has historically experienced even in periods of rising interest rates.

LIQUIDITY AND CAPITAL RESOURCES

The Company currently has no business other than holding the stock of the Bank and engaging in certain passive investments and does not currently have any material funding requirements, except for payment of interest on subordinated debentures, the payment of dividends and the repurchase of stock. The Company's principal sources of liquidity are cash on hand and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends.

The Bank's principal sources of funds for investment and operations are net income, deposits from its primary market area, borrowings, principal and interest payments on loans, interest received on investment securities and proceeds from the maturity and sale of investment securities. Its principal funding commitments are for the origination or purchase of loans, the purchase of securities, and the payment of maturing deposits. Deposits are considered the primary source of funds supporting the Bank's lending and investment activities. The Bank also uses borrowings from the FHLB of Atlanta to supplement deposits. The amount of FHLB advances available to the Bank is limited to the lower of 40% of Bank assets or the amount supportable by eligible collateral including FHLB stock, current residential first mortgage loans, and certain securities.

The Bank's most liquid assets are cash, cash equivalents, and federal funds sold. The levels of such assets are dependent on the Bank's operating, financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

Cash, cash equivalents, and interest-bearing deposits as of December 31, 2005 totaled $22,575,240, an increase of $4,839,461, or 27.43%, from the December 31, 2004 total of $17,715,779. This increase was due to the Bank's increase in deposits and long-term borrowings.

The Bank's principal sources of cash flows are its financing activities including deposits and borrowings. During 2005, all financing activities provided $30,894,663 in cash compared to $149,495,359 during 2004 and $68,939,687 during 2003. The decrease in cash flows from financing activities during the most recent period was principally due to a sharp decrease in borrowing activity in 2005. The proceeds of long-term borrowing remained constant at $30,000,000 in 2005 compared to $30,000,000 in 2004, and increased from $15,000,000 in 2003. In 2005, short-term borrowing decreased by $95,229,235. By contrast, in 2004, short-term borrowing provided a net increase in cash of $84,112,925 and in 2003, $30,438,987. During 2005, net deposit growth was $96,619,236 compared to $39,199,936 in 2004, and $24,529,456 in 2003. In
2005, the Company also issued subordinated debentures in the amount of $5,000,000 compared to $7,000,000 in 2004, the proceeds of which were invested in the Bank. The Bank also receives cash from its operating activities which provided $5,242,895 in 2005 compared to cash flows of $6,290,408 and $2,982,991 during 2004 and 2003, respectively.

The Bank's principal use of cash has been in investing activities including its investments in loans for portfolio, investment securities and other assets. In 2005, the level of investing declined from the totals of 2004 and 2003. During the year ended December 31, 2005, the Bank invested a total of $31,278,097, compared to $150,239,788 in 2004 and $85,289,663 in 2003. The principal reason for the decline in cash used in investing activities was a decrease in the purchase of investments.

Federal banking regulations require the Company and the Bank to maintain specified levels of capital. At December 31, 2005, the Company was in compliance with these requirements with a leverage ratio of 8.55%, a Tier 1 risk-based capital ratio of 11.04% and total risk-based capital ratio of 11.84%. At December 31, 2005, the Bank met the criteria for designation as a well-capitalized depository institution under FRB regulations. See Note 14 of the consolidated financial statements.

OFF BALANCE SHEET ARRANGEMENTS

In the normal course of its business, the Bank has committed to make credit available to its borrowers under various loan and other agreements provided that certain terms and conditions are met. For a discussion of these agreements including collateral and other arrangements see Note 11 to the consolidated financial statements.

CONTRACTUAL OBLIGATIONS

In the normal course of its business, the Bank commits to make future payments to others to satisfy contractual obligations. These commitments include commitments to repay short and long-term borrowings, and commitments incurred under operating lease agreements. These commitments are summarized below:

                                        PAYMENTS DUE BY PERIOD (IN THOUSANDS)

                                          LESS THAN      ONE TO    THREE TO   MORE THAN
                                TOTAL     ONE YEAR    THREE YEARS FIVE YEARS  FIVE YEARS
Long term debt obligations    $107,824    $ 12,000     $  5,000   $ 35,000    $ 55,824
Short term debt obligations     20,075      20,075            -          -           -
Deposits                       363,374     295,864       55,688     11,822           -
Purchase obligations             1,729         765          964          -           -
Operating lease obligations      1,599         266          464        329         540
                              --------    --------     --------   --------    --------
                              $494,601    $328,970     $ 62,116   $ 47,151    $ 56,364
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

SELECTED FINANCIAL DATA

                                                             YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------
                                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                               2005        2004        2003         2002       2001
                                            ----------  ----------  ----------   ---------- ----------
OPERATIONS DATA
Net interest income                         $   15,571  $   13,800  $   10,469   $   10,745 $    9,757
Provision for loan losses                          329         453         317          160        360
Noninterest income                               1,641       1,582       1,755        1,847      1,402
Noninterest expense                             10,851       9,768       8,428        9,398      6,995
Net income                                       3,979       3,720       2,446        1,968      2,486

SHARE DATA
Basic net income per common share           $     2.30  $     2.16  $     1.44   $     1.15 $     1.44
Diluted net income per common share               2.16        2.07        1.36         1.09       1.38
Cash dividends paid per common share              0.53        0.31        0.24         0.22       0.18
Weighted average common shares
    outstanding
        Basic                                1,731,871   1,719,509   1,696,599    1,713,188  1,725,586
        Diluted                              1,842,410   1,798,020   1,791,047    1,809,275  1,797,271

FINANCIAL CONDITION DATA
Total assets                                $  541,287  $  505,767  $  351,730   $  282,128 $  261,957
Loans receivable, net                          369,592     289,325     217,740      197,449    193,450
Total deposits                                 363,374     266,755     227,555      203,025    183,117
Long and short term debt                       127,899     198,235      94,242       48,922     50,463
Total stockholders' equity                      34,578      31,124      27,912       26,873     25,586

PERFORMANCE RATIOS
Return on average assets                          0.74%       0.87%       0.78%        0.72%      0.97%
Return on average equity                         12.11       12.89        8.99         7.50      10.09
Net interest margin                               3.05        3.43        3.55         4.20       4.00
Efficiency ratio                                 63.04       63.50       68.95        74.73      62.68
Dividend payout ratio                            23.39       14.56       17.27        20.04      12.44

CAPITAL RATIOS
Average equity to average assets                  8.62        9.29        8.04         9.53       9.64
Leverage ratio                                    8.62        9.29        8.04         9.53       9.64
Total risk-based capital ratio                   11.84       11.89       12.20        13.77      14.08

ASSET QUALITY RATIOS
Allowance for loan losses to total loans          0.91        1.04        1.16         1.15       1.16
Nonperforming loans to total loans                0.16        0.23        0.17         0.30       0.12
Allowance for loan losses to
     nonperforming loans                        572.96      452.97      678.30       387.60     996.07
Net charge-offs to average loans                  0.00      (0.01)        0.03         0.06       0.01

All per share amounts have been adjusted for the three for two stock splits which were effected in December 2004 and 2005.

MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

MARKET INFORMATION. The following table sets forth high and low bid quotations reported on the OTC Bulletin for the Company's common stock for each quarter during 2005 and 2004. These quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions. All per share amounts have been adjusted to reflect the three for two stock dividends effected in December 2004 and December 2005.

2004                 High        Low
                    ------      ------
Fourth Quarter      $30.00      $22.33
Third Quarter        21.78       20.91
Second Quarter       25.78       20.22
First Quarter        19.56       18.47

2005                 High        Low
                    ------      ------
Fourth Quarter      $33.43      $30.13
Third Quarter        33.33       28.67
Second Quarter       28.67       27.33
First Quarter        28.00       26.06

HOLDERS. The number of stockholders of record of the Company at March 17, 2006 was 529.

DIVIDENDS. The Company has paid annual cash dividends since 1994. During fiscal years 2005 and 2004, the Company paid cash dividends of $0.53 and $0.47, respectively.

The Company's ability to pay dividends is governed by the policies and regulations of the Federal Reserve Board (the "FRB"), which prohibits the payment of dividends under certain circumstances dependent on the Company's financial condition and capital adequacy. The Company's ability to pay dividends is also depending on the receipt of dividends from the Bank.

Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. The Bank's ability to pay dividends is governed by the Maryland Financial Institutions Code and the regulations of the FRB. Under the Maryland Financial Institutions Code, a Maryland bank (1) may only pay dividends from undivided profits or, with prior regulatory approval, its surplus in excess of 100% of required capital stock and (2) may not declare dividends on its common stock until its surplus funds equals the amount of required capital stock, or if the surplus fund does not equal the amount of capital stock, in an amount in excess of 90% of net earnings.

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

                        TRI-COUNTY FINANCIAL CORPORATION

                               REPORT ON AUDITS OF
                        CONSOLIDATED FINANCIAL STATEMENTS

                               FOR THE YEARS ENDED
                        DECEMBER 31, 2005, 2004, AND 2003

                                TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                                               Page
                                                               ----
CONSOLIDATED FINANCIAL STATEMENTS

        Balance Sheets                                          19

        Statements of Income                                    20

        Statements of Changes in Stockholders' Equity           22

        Statements of Cash Flows                                23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      25

             Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Tri-County Financial Corporation

      We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation as of December 31, 2005 and 2004, and the results of its consolidated operations and cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

                                                           /s/ Stegman & Company
Baltimore, Maryland
March 18, 2006

                        TRI-COUNTY FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                             2005             2004
                                                                        --------------   --------------
ASSETS
   Cash and due from banks                                              $   7,262,547    $   6,018,096
   Fed funds sold                                                             640,818          777,519
   Interest-bearing deposits with banks - at fair value                    14,671,875       10,920,164
   Securities available for sale                                            7,178,894       12,948,971
   Securities held to maturity at amortized cost (fair value
     approximates $114,271,786 and $161,664,754, respectively)            116,486,685      162,741,155
   Federal Home Loan Bank and Federal Reserve Bank stock  - at cost         7,190,300        6,144,300
   Loans receivable - net of allowance for loan losses
     of $3,383,334 and $3,057,558, respectively                           369,592,253      289,325,051
   Premises and equipment, net                                              6,460,545        6,011,913
   Foreclosed real estate                                                     475,561          475,561
   Accrued interest receivable                                              2,406,542        1,870,135
   Investment in bank owned life insurance                                  6,434,175        6,182,955
   Other assets                                                             2,487,280        2,351,303
                                                                        -------------    -------------
                    Total assets                                        $ 541,287,475    $ 505,767,123
                                                                        =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits
     Noninterest-bearing                                                $  44,325,083    $  35,552,503
     Interest-bearing                                                     319,048,657      231,202,001
                                                                        -------------    -------------
   Total deposits                                                         363,373,740      266,754,504
   Short-term borrowings                                                   20,074,975      115,304,210
   Long-term debt                                                         107,823,759       82,931,113
   Guaranteed preferred beneficial interest in junior  subordinated
     debentures                                                            12,000,000        7,000,000
   Accrued expenses and other liabilities                                   3,436,845        2,653,721
                                                                        -------------    -------------
                    Total liabilities                                     506,709,319      474,643,548
                                                                        -------------    -------------
Commitments and contingencies (Note 11)
STOCKHOLDERS' EQUITY
     Common stock - par value $.01; authorized - 15,000,000 shares;
        issued 1,760,991 and 1,146,864 shares, respectively                    17,610           11,469
     Additional paid in capital                                             9,057,805        8,252,152
     Retained earnings                                                     25,580,634       22,833,112
     Accumulated other comprehensive income                                    49,362          186,140
     Unearned ESOP shares                                                    (127,255)        (159,298)
                                                                        -------------    -------------
                    Total stockholders' equity                             34,578,156       31,123,575
                                                                        -------------    -------------
                    Total liabilities and stockholders' equity          $ 541,287,475    $ 505,767,123
                                                                        =============    =============

See notes to consolidated financial statements

                        TRI-COUNTY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               2005            2004           2003
                                                                          -------------   -------------   ------------
Interest and dividend income

    Loans, including fees                                                 $ 22,357,616    $ 16,033,239    $ 13,411,904
    Taxable interest and dividends on investment securities                  6,707,913       5,551,943       2,688,451
    Interest on deposits with banks                                             89,183          28,157          64,570
                                                                          ------------    ------------    ------------
                    Total interest and dividend income                      29,154,712      21,613,339      16,164,925
                                                                          ------------    ------------    ------------
Interest expense
    Deposits                                                                 6,472,032       3,229,502       2,868,709
    Short-term borrowings                                                    2,564,550       1,163,647          95,707
    Long-term debt                                                           4,547,049       3,420,261       2,731,983
                                                                          ------------    ------------    ------------
                    Total interest expenses                                 13,583,631       7,813,410       5,696,399
                                                                          ------------    ------------    ------------

Net interest income                                                         15,571,081      13,799,929      10,468,526
Provision for loan losses                                                      329,467         452,998         316,963
                                                                          ------------    ------------    ------------
                    Net interest income after provision for loan losses     15,241,614      13,346,931      10,151,563
                                                                          ------------    ------------    ------------

Noninterest income
    Loan appraisal, credit, and miscellaneous charges                          178,424         229,125         261,387
    Net gain on sale of loans held for sale                                          -          21,404         505,435
    Income from bank owned life insurance                                      251,220         261,411         230,607
    Service charges                                                          1,186,184       1,189,001         695,128
    Gain on sale of asset                                                       39,756           8,250               -
    Loss on the sale of investment securities                                  (14,581)        (61,875)              -
    Recognition of other than temporary decline in value of marketable
         Securities                                                                  -         (65,000)
    Other                                                                            -               -          61,981
                                                                          ------------    ------------    ------------
                    Total noninterest income                                 1,641,003       1,582,316       1,754,538
                                                                          ------------    ------------    ------------

                        TRI-COUNTY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEARS ENDED DECEMBER 31,
                                                           2005            2004           2003
                                                        -----------    -----------    -----------
Noninterest expense
   Salary and employee benefits                           5,849,226      5,432,898      4,702,181
   Occupancy expense                                      1,156,775        858,891        750,567
   Advertising                                              411,811        539,715        308,951
   Data processing expense                                  665,981        550,781        403,967
   Depreciation of furniture, fixtures, and equipment       452,037        372,237        507,236
   Telephone communications                                  85,436        103,421        166,553
   Valuation allowance on foreclosed real estate                  -        114,606              -
   ATM expenses                                             277,566        345,454        274,188
   Office supplies                                          138,407        151,862        131,228
   Professional fees                                        629,126        261,458        185,188
   Office equipment expense                                  50,318         90,520        129,849
   Other                                                  1,134,647        946,576        867,863
                                                        -----------    -----------    -----------
                    Total noninterest expenses           10,851,330      9,768,419      8,427,771
                                                        -----------    -----------    -----------
Income before income taxes                                6,031,287      5,160,828      3,478,330
Income tax expense                                        2,051,944      1,440,994      1,032,432
                                                        -----------    -----------    -----------
                    Net income                          $ 3,979,343    $ 3,719,834    $ 2,445,898
                                                        ===========    ===========    ===========

Earnings per share
   Basic                                                $      2.30    $      2.16    $      1.44
   Diluted                                              $      2.16    $      2.07    $      1.36

See notes to consolidated financial statements

* Share and per share data have been retroactively adjusted to effect the three-for-two common stock splits effected on December 22, 2004 and December 12, 2005 as if they had occurred January 1, 2003.

                        TRI-COUNTY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

                                                                                              ACCUMULATED
                                                                                                 OTHER      UNEARNED
                                                            COMMON     PAID-IN    RETAINED   COMPREHENSIVE    ESOP
                                                            STOCK      CAPITAL    EARNINGS   INCOME (LOSS)   SHARES       TOTAL
                                                          ---------  ---------- -----------  -------------  ---------  -----------
Balance at January 1, 2003                                $   7,598  $7,716,906 $18,817,615  $     493,691  $(163,045) $26,872,765
   Comprehensive income
     Net Income                                                   -           -   2,445,898              -          -   2,445,898
       Change in unrealized gains (losses) on
        investment securities net of tax of $268,756                                              (496,821)               (496,821)
                                                                                                                       -----------
Total comprehensive income                                                                                               1,949,077
Cash dividend  $0.24 per share                                                     (422,361)                              (422,361)
Excess of fair market value over cost of leveraged ESOP
   shares released                                                       39,533                                             39,533
Exercise of stock options                                       116     200,435                                            200,551
Repurchase of common stock                                     (197)               (769,522)                              (769,719)
Net change in unearned ESOP shares                               16                                            23,886       23,902
Tax effect of the exercise of non-ISO stock options               -      18,161           -              -          -       18,161
                                                          ---------  ---------- -----------  -------------  ---------  -----------
                             Balance at December 31, 2003     7,533   7,975,035  20,071,630         (3,130)  (139,159)  27,911,909

Comprehensive income
     Net Income                                                                   3,719,834                              3,719,834
     Change in unrealized gains on investment securities
        net of tax of $97,503                                                                      189,270                 189,270
                                                                                                                       -----------
Total comprehensive income                                                                                               3,909,104
Cash dividend  $0.31 per share                                                     (541,633)                              (541,633)
Excess of fair market value over cost of leveraged ESOP
   shares released                                                       28,670                                             28,670
Exercise of stock options                                       214     241,261                                            241,475
Repurchase of common stock                                      (93)               (412,880)                              (412,973)
Net change in unearned ESOP shares                              (24)                                          (20,139)     (20,163)
Three for two stock split in the form of a dividend           3,839                  (3,839)                                     -
Tax effect of the exercise of non-ISO stock options               -       7,186           -              -          -        7,186
                                                          ---------  ---------- -----------  -------------  ---------  -----------
                             Balance at December 31, 2004    11,469   8,252,152  22,833,112        186,140   (159,298)  31,123,575

Comprehensive income
     Net Income                                                                   3,979,343                              3,979,343
     Change in unrealized gains on investment securities
           net of tax of $70,460                                                                  (136,778)               (136,778)
                                                                                                                       -----------
Total comprehensive income                                                                                               3,842,565
Cash dividend  $0.53 per share                                                     (930,669)                              (930,669)
Excess of fair market value over cost of leveraged ESOP
   shares released                                                       28,354                                             28,354
Exercise of stock options                                       231     259,755                                            259,986
Proceeds of private placement                                   158     472,882                                            473,040
Net change in unearned ESOP shares                               (7)                                           32,043       32,036
Repurchase of common stock                                      (60)               (295,333)                              (295,393)
Three for two stock split in the form of a dividend           5,819                  (5,819)                                     -
Tax effect of the exercise of non-ISO stock options               -      44,662           -              -          -       44,662
                                                          ---------  ---------- -----------  -------------  ---------  -----------
                             Balance at December 31, 2005 $  17,610  $9,057,805 $25,580,634  $      49,362  $(127,255) $34,578,156
                                                          =========  ========== ===========  =============  =========  ===========

All per share amounts have been adjusted for stock split. See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 FOR THE YEARS ENDED DECEMBER 31
                                                                              2005              2004              2003
                                                                           -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                              $   3,979,343    $   3,719,834    $   2,445,898
      Adjustments to reconcile net income to net
        cash provided by operating activities:
           Valuation allowance on foreclosed real estate                               -          114,606                -
           Provision for loan losses                                             329,467          452,998          316,963
           Loss on sale of investment security                                    14,581          126,875                -
           Depreciation and amortization                                         811,866          636,711          663,134
           Net amortization of premium/discount on mortgage-backed
              securities and investments                                         341,858          116,256          447,503
           Increase in cash surrender of bank owned life insurance              (251,220)        (261,411)        (221,544)
           Deferred income tax expense (benefit)                                (452,351)          65,850          (22,219)
           Increase in accrued interest receivable                              (536,407)        (551,817)        (275,865)
           Increase (decrease) in deferred loan fees                            (160,660)         114,618          (17,849)
           Increase (decrease) in accrued expenses and other liabilities         783,124          349,818       (1,332,467)
           Decrease in other assets                                              386,834          906,843          179,439
           Loss (gain) on disposal of premises and equipment                      36,216           (8,250)          12,241
           Origination of loans held for sale                                          -                -      (16,792,123)
           Proceeds from sale of loans held for sale                                   -          496,284       18,085,314
           Loss (gain) on sale of other real estate owned                        (39,756)          32,597                -
           Gain on sales of loans held for sale                                        -          (21,404)        (505,434)
                                                                           -------------    -------------    -------------
               Net cash provided by operating activities                       5,242,895        6,290,408        2,982,991
                                                                           -------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of investment securities available for sale                        (9,655)     (27,944,571)     (65,726,882)
      Proceeds from sale, redemption or principal payments of
         investment securities available for sale                              5,540,515       53,031,692       67,772,952
      Purchase of investment securities held to maturity                     (25,749,248)    (143,349,900)     (64,384,597)
      Proceeds from maturities or principal payments of investment
         securities held to maturity                                          71,679,258       42,511,543        5,898,120
      Net purchase of FHLB and Federal Reserve stock                          (1,046,000)      (1,367,450)      (2,040,100)
      Loans originated or acquired                                          (202,475,708)    (192,785,961)    (172,289,356)
      Principal collected on loans                                           122,039,699      120,633,447      151,699,369
      Purchase of premises and equipment                                      (1,296,714)      (1,068,435)        (528,169)
      Proceeds from disposal of premises and equipment                                 -            8,250            9,000
      Purchase of bank owned life insurance policies                                   -                -       (5,700,000)
      Sale of foreclosed real estate                                              39,756           91,597                -
                                                                           -------------    -------------    -------------
               Net cash used in investing activities                         (31,278,097)    (150,239,788)     (85,289,663)
                                                                           -------------    -------------    -------------

See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        FOR THE YEARS ENDED DECEMBER 31
                                                                                    2005              2004            2003
                                                                                -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in deposits                                                     96,619,236       39,199,936       24,529,456
      Net (decrease) increase in short-term borrowings                            (95,229,235)      84,112,925       30,438,987
      Dividends paid                                                                 (930,669)        (541,633)        (422,361)
      Exercise of stock options                                                       304,648          248,661          218,712
      Proceeds from private placement of common stock                                 473,040                -                -
      Net change in unearned ESOP shares                                               60,390            8,508           63,436
      Repurchase of common stock                                                     (295,393)        (412,973)        (769,719)
      Proceeds from long-term borrowings                                           30,000,000       30,000,000       15,000,000
      Payments of long-term borrowings                                             (5,107,354)     (10,120,063)        (118,824)
      Proceeds from issuance of trust preferred debentures                          5,000,000        7,000,000                -
                                                                                -------------    -------------    -------------
                                    Net cash provided by financing activities      30,894,663      149,495,361       68,939,687
                                                                                -------------    -------------    -------------

Increase (decrease) in Cash and Cash Equivalents                                    4,859,461        5,545,981      (13,366,985)
Cash and Cash Equivalents at Beginning of Year                                     17,715,779       12,169,798       25,536,783
                                                                                -------------    -------------    -------------
                                     Cash and Cash Equivalents at End of Year   $  22,575,240    $  17,715,779    $  12,169,798
                                                                                =============    =============    =============

Supplementary Cash Flow Information
   Cash paid during the year for
      Interest                                                                  $  13,503,581    $   7,784,244    $   5,647,280
      Income taxes                                                                  2,032,500        1,232,500        1,715,369

See notes to consolidated financial statements.

                        TRI-COUNTY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Tri-County Financial Corporation and its wholly owned subsidiaries, Community Bank of Tri-County (the "Bank"), Tri-County Capital Trust I and Tri-County Capital Trust II, and the Bank's wholly owned subsidiaries, Tri-County Investment Corporation and Community Mortgage Corporation of Tri-County (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and to general practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 2005.

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

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the company's activities are with customers located in the Southern Maryland area comprising St. Mary's, Charles and Calvert counties. Note 3 discusses the types of securities held by the Company. Note 4 discusses the type of lending in which the Company is engaged. The Company does not have any significant concentration to any one customer or industry.

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

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the estimated fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Investment in Federal Reserve Bank and Federal Home Loan Bank of Atlanta stock are recorded at cost and are considered restricted as to marketability. The Bank is required to maintain investments in the Federal Reserve Bank and Federal Home Loan Bank based upon levels of financial activity.

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

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Consumer loans are charged-off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected from loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

SERVICING

Servicing assets are recognized as separate assets when rights are acquired through purchase or through the sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing based on relative estimated fair value. Estimated fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

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

PREMISES AND EQUIPMENT

Land is carried at cost. Premises and improvements and equipment are carried at cost, less accumulated depreciation and amortization computed by the straight-line method over the estimated useful lives of the assets, which are as follows

Buildings and improvements                  10 - 50 years
Furniture and equipment                     3 - 15 years
Automobiles                                 5 years

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

However, SFAS No. 123 was revised as SFAS No. 123R in December 2004. This revision is discussed further in the "Recent Accounting Pronouncements" section of this Note.

At December 31, 2005, the Company maintains stock-based compensation plans, which are more fully described in Note 12. Had compensation cost for the Company's stock option plans been determined based on the fair value based method of accounting at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                 YEARS ENDED DECEMBER 31,
                                                            2005             2004           2003
                                                       -------------    -------------    -------------
Net income, as reported                                $   3,979,343    $   3,719,834    $   2,445,898
Additional expense had the Company adopted SFAS 123R        (942,297)        (735,180)        (141,000)
                                                       -------------    -------------    -------------
Pro forma net income                                   $   3,037,046    $   2,984,654    $   2,304,898
                                                       =============    =============    =============
Earnings per share as reported
     Basic                                             $        2.30    $        2.16    $        1.44
     Diluted                                           $        2.16    $        2.07    $        1.36

Pro forma earnings per share
     Basic                                             $        1.75    $        1.73    $        1.35
     Diluted                                           $        1.65    $        1.66    $        1.29

Per share amounts have been adjusted retroactively to reflect the three for two stock splits in December 2004 and December 2005.

For the purpose of computing the pro forma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants:

                               2005      2004      2003
                              ------    ------    ------
Dividend yield                  1.02%     1.80%     2.17%
Expected volatility            34.89     25.51     17.24
Risk-free interest rate         4.66      4.31      4.29
Expected lives (in years)         10        10        10
Weighted average fair value   $15.83    $ 8.45    $ 6.81

EARNINGS PER COMMON SHARE

Basic earnings per common share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. In 2005 and 2004 there were 59,526 and 69,407 options with an exercise price that exceeded the current market price, which were excluded from the calculation as their effect would be anti-dilutive.

Earnings per common share have been computed based on the following:

                                                                     YEARS ENDED DECEMBER 31,
                                                                   2005         2004        2003
                                                                ----------   ----------   ----------
Net Income                                                      $3,979,343   $3,719,834   $2,445,898
                                                                ==========   ==========   ==========

Average number of common shares outstanding                      1,731,871    1,719,509    1,696,599
Effect of dilutive options                                         110,539       78,512       94,449
                                                                ----------   ----------   ----------
                             Average number of shares used to
                     calculate earnings per share outstanding    1,842,410    1,798,020    1,791,048
                                                                 =========    =========    =========

The numbers of common shares outstanding have been adjusted to give retroactive effect to the three for two stock splits in December 2004 and 2005.

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

The components of other comprehensive income and related tax effects are as follows:

                                                                             YEARS ENDED DECEMBER 31,
                                                                        2005            2004          2003
                                                                     -----------    -----------   -----------
Net Income                                                           $ 3,979,343    $ 3,719,834   $ 2,445,898
Other comprehensive income items
   Unrealized holding (losses) gains on available for sale
      securities net of tax expense (benefit) of $(75,419),
      $74,465, and $(268,756), respectively                             (146,110)       148,473      (496,821)
   Plus: reclassification adjustment for losses net of tax benefit
      of $5,249 and $21,038 respectively.                                  9,332         40,797             -
                                                                     -----------    -----------   -----------
Total other comprehensive income                                     $  (136,778)   $   189,270   $  (496,821)
                                                                     -----------    -----------   -----------
                                   Total comprehensive income        $ 3,842,565    $ 3,909,104   $ 1,949,077
                                                                     -----------    -----------   -----------

The components of accumulated other comprehensive income, included in stockholders' equity are as follows:

                                                                            DECEMBER 31,
                                                                   2005         2004         2003
                                                                 ---------    ---------    ---------
Net unrealized gains (losses) on securities available for sale   $  74,793    $ 282,031    $   4,741

Tax effect                                                         (25,431)     (95,891)      (1,612)
                                                                 ---------    ---------    ---------
                              Net of tax amount                  $  49,362    $ 186,140    $   3,129
                                                                 =========    =========    =========

RECENT  ACCOUNTING PRONOUNCEMENTS

In January 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, Share-Based Payment (Revised 2004), which establishes standards for accounting for transactions in which an entity (i) exchanges its equity instruments for goods and services, or (ii) incurs liabilities in exchange for goods and services that are based on an entity's equity instruments or that may be settled by the issuance of equity instruments. SFAS 123R eliminates the ability to account for stock-based compensation using Accounting Principles Board ("APB") No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. SFAS 123R is effective for fiscal periods beginning after December 15, 2005. The Company will transition to fair value-based compensation using a modified version of the prospective application, which means the fair value-based method prescribed under SFAS 123R will apply to new awards, modification of previous awards, repurchases and cancellations after January 1, 2006. Additionally, compensation cost for awards for which requisite service has not been rendered, (non-vested options of stock grants) that are outstanding as of December 31, 2005 must be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS 123R. The Company has no such awards outstanding as of December 31, 2005. Future levels of compensation expense related to stock-based compensation may be impacted by new awards, modifications, repurchases or cancellations of existing awards both before and after the adoption of this standard.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions. This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard did not have a material impact on the Company's financial condition, results of operations, or liquidity.

In March 2004, the FASB Emerging Issues Task Force (EITF) released Issue 03-01, Meaning of Other Than Temporary Impairment, which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position ("FSP") EITF 03-01-1, which delayed the effective date for certain measurement and recognition guidance during the period of delay until a final consensus is reached. We do not anticipate the issuance of the final rules will have a material impact on the Company's financial condition, results of operations or liquidity.

In June of 2005, the Financial Accounting Standards Board (FASB) issued Statement No. 154 (SFAS 154), "Accounting Changes and Error Corrections", a replacement of APB No. 20, "Accounting Changes" and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements". SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of FAS 154 is not expected to have a material impact on the Company's consolidated financial statements.

NOTE 2 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANK

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2005 and 2004, these reserve balances amounted to $4,359,000 and $4,045,000, respectively.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities with gross unrealized losses and gains are as follows

                                                                         DECEMBER 31, 2005
                                                                         -----------------
                                                                        GROSS
                                                        AMORTIZED     UNREALIZED  GROSS UNREALIZED  ESTIMATED
                                                          COST           GAINS         LOSSES       FAIR VALUE
                                                      ------------   ------------ ---------------- ------------
Securities available for sale
Asset-backed securities issued by GSEs                $  6,494,335   $     42,077   $    203,717   $  6,332,695
Corporate equity securities                                481,010        239,338          1,000        719,348
Bond mutual funds                                          128,756              -          1,905        126,851
                                                      ------------   ------------   ------------   ------------
                Total securities available for sale   $  7,104,101   $    281,415   $    206,622   $  7,178,894
                                                      ============   ============   ============   ============

Securities held-to-maturity
Asset-backed securities issued by
        GSEs                                          $ 78,001,293   $    182,831   $  1,777,533   $ 76,406,591
        Other                                           37,382,662         53,007        673,204     36,762,465
                                                      ------------   ------------   ------------   ------------
             Total debt securities held-to-maturity    115,383,955        235,838      2,450,737    113,169,056

U.S. Government obligations                                499,091              -              -        499,091
Other investments                                          603,639              -              -        603,639
                                                      ------------   ------------   ------------   ------------
                  Total securities held-to-maturity   $116,486,685   $    235,838   $  2,450,737   $114,271,786
                                                      ============   ============   ============   ============

                                                                        December 31, 2004
                                                                        -----------------
                                                       Amortized   Gross Unrealized  Gross Unrealized    Estimated
                                                          Cost          Gains             Losses         Fair Value
                                                      ------------ ----------------  ----------------   ------------
Securities available for sale
Asset-backed securities issued by GSEs                $ 11,543,520   $    113,741      $    104,584     $ 11,552,677
Corporate equity securities                                481,010        290,467             5,000          766,477
Bond mutual funds                                          642,408              -            12,591          629,817
                                                      ------------   ------------      ------------     ------------
                Total securities available for sale   $ 12,666,938   $    404,208      $    122,175     $ 12,948,971
                                                      ============   ============      ============     ============

Securities held-to-maturity
Asset-backed securities issued by
        GSEs                                          $108,862,740   $    127,154      $  1,275,511     $107,714,383
        Other                                           51,796,259        350,848           234,149       51,912,958
                                                      ------------   ------------      ------------     ------------
             Total debt securities held-to-maturity    160,658,999        478,002         1,509,660      159,627,341

U.S. Government obligations                                301,181              -               726          300,455
Other investments                                        1,780,975              -            44,017        1,736,958
                                                      ------------   ------------      ------------     ------------
                  Total securities held-to-maturity   $162,741,155   $    478,002      $  1,554,403     $161,664,754
                                                      ============   ============      ============     ============

Other investments consist of certain certificate of deposit strip instruments whose fair value is based on market returns on similar risk and maturity instruments because no active market exists for these instruments. At December 31, 2005, U.S. government obligations with a carrying value of $499,091 were pledged to secure municipal deposits. In addition, at December 31, 2005, certain other securities with a carrying value of $4,731,000 were pledged to secure certain deposits. At December 31, 2005, securities with a carrying value of $53,987,000 were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta.

Gross unrealized losses and estimated fair value by length of time that the individual available-for-sale securities have been in a continuous unrealized loss position at December 31, 2005 are as follows

                                                 CONTINUOUS UNREALIZED LOSSES EXISTING FOR
                                          ------------------------------------------------------
                                                      LESS THAN 12 MORE THAN 12 TOTAL UNREALIZED
                                          FAIR VALUE     MONTHS       MONTHS         LOSSES
                                          ----------  ------------ ------------ ----------------
Asset-backed securities issued by GSE's   $5,562,030   $   66,646   $  137,071     $  203,717
Corporate equity securities                  434,000            -        1,000          1,000
Bond mutual funds                             91,013            -        1,905          1,905
                                          ----------   ----------   ----------     ----------
                                          $6,087,043   $   66,646   $  139,976     $  206,622
                                          ==========   ==========   ==========     ==========

The available-for-sale investment portfolio has a fair value of $7,178,894 of which $6,087,043 of the securities have some unrealized losses from their amortized cost. Of these securities, $5,562,030, or 92%, are mortgage-backed securities issued by GSEs, $91,013 or 1% are short duration mutual fund shares, and $434,000 or 7% are equity securities. The unrealized losses that exist in the mortgage-backed securities and mutual fund shares are the result of market changes in interest rates since the original purchase.

The mutual fund shares have a modest duration and are backed by one year adjustable-rate mortgage-backed securities. The asset-backed securities have an average duration of 3.3 years and are guaranteed by their issuer as to credit risk. Total unrealized losses on these investments are small (approximately 3%). We believe that the losses in the equity securities are temporary. Persistent losses may require a reevaluation of these losses. These factors coupled with the fact the Company has both the intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available-for-sale portfolio are temporary.

Gross unrealized losses and estimated fair value by length of time that the individual held-to-maturity securities have been in a continuous unrealized loss position at December 31, 2005 are as follows

                                                  CONTINUOUS UNREALIZED LOSSES EXISTING FOR
                                          --------------------------------------------------------
                                                       LESS THAN 12  MORE THAN 12 TOTAL UNREALIZED
                                          FAIR VALUE      MONTHS        MONTHS        LOSSES
                                          -----------  ------------  ------------ ----------------
Asset-backed securities issued by GSE's   $57,693,786   $   271,336   $ 1,506,197   $ 1,777,533
Asset-backed securities issued by other    34,302,722       307,172       366,032       673,204
                                          -----------   -----------   -----------   -----------
                                          $91,996,508   $   578,508   $ 1,872,229   $ 2,450,737
                                          ===========   ===========   ===========   ===========

The held-to-maturity investment portfolio has an estimated fair value of $114,271,786 of which $91,996,508 of the securities have some unrealized losses from their purchase price. Of these securities, $57,693,786 or 63%, are mortgage-backed securities issued by GSE's and the remainder, or $34,302,722, are mortgage-backed securities issued by others. The asset-backed securities have a duration of approximately four years, are guaranteed as to payment by the issuer, and have minimal losses compared to carrying value (approximately 2.6%). The unrealized losses that exist are the result of market changes in interest rates since the original purchase. These factors coupled with the Company's intent and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the held-to-maturity portfolio are temporary.

The amortized cost and estimated fair value of debt securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                           AVAILABLE FOR SALE          HELD TO MATURITY
                                    ---------------------------------------------------------
                                                    ESTIMATED                     ESTIMATED
                                      AMORTIZED       FAIR          AMORTIZED       FAIR
                                        COST          VALUE           COST          VALUE
                                    ------------   ------------   ------------   ------------
Within one year                     $    128,756   $    126,851   $    958,292   $    958,292
Over one year through five years               -              -        144,438        144,438
Over five years through ten years              -              -              -              -
                                    ------------   ------------   ------------   ------------
                                         128,756        126,851      1,102,730      1,102,730
Mortgage-backed securities             6,494,335      6,332,695    115,383,955    113,169,056
                                    ------------   ------------   ------------   ------------
                                    $  6,623,091   $  6,459,546   $116,486,685   $114,271,786
                                    ============   ============   ============   ============

Total sales of investments available for sale during 2005 and 2004 were $1,350,000 and $36,900,000, these sales produced a net loss of $14,582 and $61,875. There were no sales of investment securities available for sale during 2003. Asset-backed securities are comprised of mortgage-backed securities as well as mortgage-derivative securities such as collateralized mortgage obligations and real estate mortgage investment conduits.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

A summary of the balances of loans are as follows

                                       2005           2004
                                    ------------   ------------
Commercial real estate              $166,850,838   $136,341,597

Residential first mortgages           73,627,717     59,087,000
Construction and land development     32,608,002     17,597,911
Home equity and second mortgage       25,884,406     23,925,108
Commercial loans                      54,737,693     39,136,778
Consumer loans                         3,128,425      3,462,613
Commercial equipment                  16,742,220     13,595,978
                                    ------------   ------------
                                     373,579,301    293,146,983
                                    ------------   ------------

Less
   Deferred loan fees, net               603,714        764,374
   Allowance for loan loss             3,383,334      3,057,558
                                    ------------   ------------
                                       3,987,048      3,821,932
                                    ------------   ------------

                                    $369,592,253   $289,325,051
                                    ============   ============

An analysis of the allowance for loan losses follows

                                                  2005         2004        2003
                                               ----------   ----------   ----------
Balance January 1,                             $3,057,558   $2,572,799   $2,314,074

Add
     Provision charged to operations              329,466      452,998      316,963
     Recoveries                                     5,185       49,083        2,445
Less
     Charge-offs                                    8,875       17,322       60,684
                                               ----------   ----------   ----------
                   Balance as of December 31   $3,383,334   $3,057,558   $2,572,799
                                               ==========   ==========   ==========

No loans included within the scope of SFAS No. 114 were identified as being impaired at December 31, 2005, 2004 or 2003 and for the years then ended.

Loans on which the recognition of interest has been discontinued, which were not included within the scope of SFAS No. 114, amounted to approximately $591,000, $675,000, and $379,000 at December 31, 2005, 2004, and 2003, respectively. If interest income had been recognized on nonaccrual loans at their stated rates during 2005, 2004, and 2003, interest income would have been increased by $67,558, $44,391, and $11,626, respectively. Income in the amount of $7,763, $21,955 and $29,066 was recognized on these loans in 2005, 2004, and 2003, respectively.

Included in loans receivable at December 31, 2005 and 2004 is $1,682,994 and $1,268,353 due from officers and directors of the Bank. These loans are made in the ordinary course of business at substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. For the years ending December 31, 2005 and 2004 all loans to directors and officers of the Bank were performing according to the original loan terms. Activity in loans outstanding to officers and directors is summarized as follows:

                                                           2005              2004
                                                       -----------      -----------
Balance, beginning of year                             $ 1,268,353      $   593,452
New loans made during year                                 524,708        1,211,526
Repayments made during year                               (110,067)        (285,765)
Reductions due to change in directors and officers               -         (250,860)
                                                       -----------      -----------
Balance at end of year                                 $ 1,682,994      $ 1,268,353
                                                       ===========      ===========

NOTE 5 - LOAN SERVICING

Loans serviced for others are not reflected in the accompanying balance sheets. The unpaid principal balances of mortgages serviced for others were $34,530,296 and $39,327,875 at December 31, 2005 and 2004, respectively.

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

                                                                              YEAR ENDED DECEMBER 31,
                                                                        2005          2004            2003
                                                                     ---------      ---------      ----------
Balance at beginning of the year                                     $ 477,202      $ 676,940      $ 780,408
Additions                                                                    -          7,861        284,327
Amortization                                                          (151,141)      (207,599)      (177,795)
Application of valuation allowance to permanently impaired MSR's             -              -       (210,000)
                                                                     ---------      ---------      ---------
                                                                     $ 326,061      $ 477,202      $ 676,940
                                                                     =========      =========      =========

NOTE 6 - FORECLOSED REAL ESTATE

Foreclosed assets are presented net of an allowance for losses. An analysis of the allowance for losses on foreclosed assets is as follows

                                         YEARS ENDED DECEMBER 31,
                                    2005           2004          2003
                                 ---------      --------       ---------
Balance at beginning of year     $ 671,740      $ 972,899      $ 972,899
Provision for losses                     -        114,606              -
Charge-offs                        (30,000)      (415,765)             -
                                 ---------      ---------      ---------
Balance at end of year           $ 671,740      $ 671,740      $ 972,899
                                 =========      =========      =========

Expenses applicable to foreclosed assets include the following

                                                     YEARS ENDED DECEMBER 31,
                                                 2005         2004          2003
                                               --------     --------     --------
Net gain on sale of foreclosed real estate     $      -     $      -     $      -
Donation of property                                  -       25,000
Provision for losses                                  -      114,606            -
Operating expenses                                3,083        6,278       10,153
                                               --------     --------     --------
                                               $  3,083     $145,884     $ 10,153
                                               ========     ========     ========

NOTE 7 - PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows

                                     2005           2004
                                  ----------     ----------
Land                              $1,368,077     $1,368,077
Building and improvements          5,579,868      5,048,190
Furniture and equipment            2,662,799      3,137,954
Automobiles                          168,426        168,426
                                  ----------     ----------
  Total cost                       9,779,170      9,722,647
Less accumulated depreciation      3,318,625      3,710,734
                                  ----------     ----------
Premises and equipment, net       $6,460,545     $6,011,913
                                  ==========     ==========

Certain bank facilities are leased under various operating leases. Rent expense was $238,573, $190,306, and $197,157 in 2005, 2004 and 2003, respectively.
Future minimum rental commitments under noncancellable operating leases are as follows

2006           $  265,910
2007              265,460
2008              199,010
2009              198,560
2010              130,160
Thereafter        540,320
               ----------
Total          $1,599,420
               ==========

NOTE 8 - DEPOSITS

Deposits at December 31 consist of the following:

                                   2005             2004
                               ------------     ------------
Noninterest-bearing demand     $ 44,325,083     $ 35,552,503
Interest-bearing
   Demand                        48,666,460       57,855,850
   Money market deposits         40,195,630       34,692,434
   Savings                       34,800,535       36,851,743
   Certificates of deposit      195,386,032      101,801,974
                               ------------     ------------
Total interest-bearing          319,048,657      231,202,001
                               ------------     ------------

Total deposits                 $363,373,740     $266,754,504
                               ============     ============

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $64,722,620 and $32,268,000, respectively.

At December 31, 2005, the scheduled maturities of time deposits are as follows (in thousands)

2006     $127,876
2007       49,567
2008        6,121
2009        4,832
2010        6,959
2011           31
         --------
         $195,386
         ========

NOTE 9 - SHORT-TERM BORROWINGS AND LONG-TERM DEBT

The Bank's long-term debt consists of advances from the Federal Home Loan Bank of Atlanta. The Bank classifies debt based upon original maturity and does not reclassify debt to short term status during its life. These include fixed-rate, adjustable-rate, fixed convertible, and variable convertible advances. Rates and maturities on these advances are as follows

                                FIXED       ADJUSTABLE           FIXED RATE     VARIABLE
2005                            RATE           RATE             CONVERTIBLE    CONVERTIBLE
                                ----           ----             -----------    -----------
Highest rate                    5.43%           N/A                6.25%          3.88%
Lowest rate                     1.13%           N/A                3.27%          3.88%
Weighted average rate           3.99%           N/A                4.54%          3.88%
Matures through                 2022            N/A                2014           2020

2004

Highest rate                    5.43%           1.96%              6.25%          N/A
Lowest rate                     1.13%           1.96%              3.27%          N/A
Weighted average rate           3.98%           1.96%              4.68%          N/A
Matures through                 2022            2005               2014           N/A

Average rates of long and short-term debt were as follows

                                                               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                     (DOLLARS IN THOUSANDS)
                                                               -------------------------------------
                                                                2005         2004           2003
                                                              --------      --------      --------
Long-term debt
     Maximum outstanding long-term debt of any month end      $107,826      $ 82,931      $ 74,062
     Average outstanding long-term debt                         93,409        73,830        60,024
     Approximate average rate paid on long-term debt              4.25%         4.39%         4.56%
Short-term debt
     Maximum outstanding short-term debt at any month end     $123,968      $122,693      $ 40,000
     Average outstanding short-term debt                        82,665        64,736         7,568
     Approximate average rate paid on short-term debt             3.10%         1.80%         1.26%

The Bank's fixed-rate debt generally consists of advances with monthly interest payments and principal due at maturity. The Bank's adjustable-rate long-term debt adjusts quarterly based upon a margin over the three month London Interbank Offered Rate ("LIBOR"). The margin was set at 80 basis points. The debt had a minimum interest of 0.80% and a maximum rate of 5.30%. The Bank's fixed-rate, convertible, long-term debt is callable by the issuer, after an initial period ranging from six months to five years. Advances become callable on dates ranging from 2006 to 2009. Depending on the specific instrument, the instrument is callable either continuously after the initial period (Bermuda option) or only at the date ending the initial period (European). All advances have a prepayment penalty, determined based upon prevailing interest rates. Variable convertible advances have an initial variable rate based on a discount to LIBOR. The debt has a discount of 43 basis points to LIBOR. After an initial period of five years, the advance will convert at the issuer's option to a fixed-rate advance at a rate of 4.0% and a term of ten years. The contractual maturities of long-term debt are as follows

                               DECEMBER 31, 2005                               DECEMBER 31, 2004
                ----------------------------------------------     -----------------------------
                    FIXED         FIXED RATE       VARIABLE
                     RATE        CONVERTIBLE      CONVERTIBLE         TOTAL            TOTAL
                ------------     -----------      -----------      -----------      ------------
Due in 2006     $ 12,000,000     $          -     $          -     $ 12,000,000     $ 12,000,000
Due in 2007        5,000,000                -                -        5,000,000        5,000,000
Due in 2008                -                -                -                -                -
Due in 2009       15,000,000                -                -       15,000,000       15,000,000
Due in 2010        5,000,000       15,000,000                -       20,000,000       20,000,000
Thereafter        10,823,759       35,000,000       10,000,000       55,823,759       25,857,113
                ------------     ------------     ------------     ------------     ------------
                $ 47,823,759     $ 50,000,000     $ 10,000,000     $107,823,759     $ 77,857,113
                ============     ============     ============     ============     ============

From time to time, the Bank also has daily advances outstanding, which are classified as short-term debt. These advances are repayable at the Bank's option at any time and reprice daily. These advances totaled $19,500,000 and $36,000,000 at December 31, 2005 and 2004,
respectively. The rates on the short-term debt at December 31, 2005 and 2004 were 4.58% and 2.44% respectively.

Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien (the "Agreement"), the Company maintained eligible collateral consisting of one to four unit residential first mortgage loans, discounted at 80% of the unpaid principal balance, equal to 100% of its total outstanding long and short-term Federal Home Loan Bank advances. During 2003 and 2004, the Bank entered into addendums to the Agreement that expanded the types of eligible collateral under the Agreement to include certain commercial real estate and second mortgage loans. These loans are subject to eligibility rules, and collateral values are discounted at 50% of the unpaid loan principal balance. In addition, only 50% of total collateral for Federal Home Loan Bank advances may consist of commercial real estate loans. In addition the Bank has pledged its Federal Home Loan Bank stock of $6,740,000 and securities with a carrying value of $53,987,000 as additional collateral for its advances. The Bank is limited to total advances of up to 40% of assets or $216,000,000. At December 31, 2005, the Bank had filed collateral statements identifying collateral sufficient to borrow $158,226,000, and had identified additional collateral enabling it to borrow an additional $58,417,000, which had not been filed with the Federal Home Loan Bank of Atlanta.

In addition, the Bank had outstanding notes payable to the U.S. Treasury, which are federal treasury tax and loan deposits accepted by the Bank and remitted on demand to the Federal Reserve Bank. At December 31, 2005 and 2004, such borrowings were $574,975 and $454,210, respectively. The Bank pays interest on these balances at a slight discount to the federal funds rate. The notes are secured by investment securities with an amortized cost of approximately $624,000 and $5,949,000 at December 31, 2005 and 2004, respectively.

In addition to the other short-term borrowings noted above, the Bank has had outstanding agreements to repurchase certain securities that had been sold. These agreements were classified as short-term debt and were reflected as the cash received in connection with the transaction. Generally these agreements matured within three months. The Bank was sometimes required to provide additional collateral based on the fair value of these underlying securities. There were no amounts outstanding under these agreements at December 31, 2005 and $78,850,000 at December 31, 2004.

NOTE 10 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows

                                                     2005             2004             2003
                                                 -----------      -----------      -----------
Current
Federal                                          $ 2,219,558      $ 1,284,026      $   961,686

State                                                284,737           91,118           92,965
                                                 -----------      -----------      -----------
                                                   2,504,295        1,375,144        1,054,651
                                                 -----------      -----------      -----------
Deferred
Federal                                             (398,238)          57,973          (19,561)
State                                                (54,113)           7,877           (2,658)
                                                 -----------      -----------      -----------
                                                    (452,351)          65,850          (22,219)
                                                 -----------      -----------      -----------
  Total Income Tax Expense                       $ 2,051,944      $ 1,440,994      $ 1,032,432
                                                 ===========      ===========      ===========

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows

                                                    2005                          2004                          2003
                                                                                          PERCENT
                                                         PERCENT OF                       OF PRE-                    PERCENT OF
                                                           PRE-TAX                         TAX                         PRE-TAX
                                          AMOUNT           INCOME       AMOUNT            INCOME      AMOUNT           INCOME
                                       ------------      ----------  -----------          ------   ------------      ----------
Expected income tax expense at
   federal tax rate                    $ 2,050,638          34.00%   $ 1,754,682          34.00%   $ 1,182,632         34.00%
State taxes net of federal benefit         152,212           2.52         65,337           1.27         59,603          1.70
Nondeductible expenses                       3,124           0.05          2,527           0.05         14,130          0.40
Nontaxable income                         (154,337)         (2.55)      (179,442)         (3.48)      (213,613)        (6.10)
Donation of property                             -           0.00       (202,109)         (3.92)             -             -

Other                                          307           0.00              -           0.00        (10,320)        (0.30)
                                       -----------                   -----------                   -----------         -----
                                       $ 2,051,944          34.02%   $ 1,440,994          27.92%   $ 1,032,432         29.70
                                       ===========          =====    ===========          =====    ===========         =====

The net deferred tax assets in the accompanying balance sheets include the following components:

                                                                   2005            2004
                                                                ----------     ----------
DEFERRED TAX ASSETS
Deferred fees                                                   $    4,583     $    7,609
Allowance for loan losses                                        1,277,020      1,151,205
Deferred compensation                                              471,786        159,396
Valuation allowance on foreclosed real estate                      259,991        259,991
                                                                ----------     ----------
                                                                 2,013,380      1,578,201
                                                                ----------     ----------
DEFERRED TAX LIABILITIES
FHLB stock dividends                                               152,896        152,896
Depreciation                                                       389,626        406,797
Unrealized gain on investment securities available for sale         25,431         95,891
                                                                ----------     ----------
                                                                   567,953        655,584
                                                                ----------     ----------
                                                                $1,445,427     $  922,617
                                                                ==========     ==========

Retained earnings at December 31, 2005, included approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the "base year tax reserve") for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $463,000 at December 31, 2005.

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

In August 1996, the Small Business Job Protection Act (the "Act") repealed the percentage of taxable income method of accounting for bad debts effective for years beginning after December 31, 1995. The Act required the Bank to change its method of computing reserves for bad debts to the experience method. This method is available to banks with assets less than $500 million and allows the Bank to maintain a tax reserve for bad debts and to take bad debt deductions for reasonable additions to the reserve. As a result of this change, the Bank has to recapture into income a portion of its existing tax bad debt reserve. This recapture occurs ratably over a six-taxable year period, beginning with the 1998 tax year. For financial reporting purposes, this recapture does not result in additional tax expense as the Bank adequately provided deferred taxes in prior years. Furthermore, this change does not require the Bank to recapture its base-year tax reserve.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

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

As of December 31, 2005 and 2004, in addition to the undisbursed portion of loans receivable of approximately $23,051,485 and $25,796,553, respectively, the Bank had outstanding loan commitments approximating $5,537,000 and $578,000, respectively.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding amounted to $8,183,000 and $8,998,000 at December 31, 2005 and 2004,
respectively. In addition to the commitments noted above, customers had approximately $48,001,000 and $39,200,000 available under lines of credit at December 31, 2005 and 2004, respectively.

NOTE 12 - STOCK OPTION AND INCENTIVE PLAN

The Company has stock option and incentive plans to attract and retain personnel and provide incentive to employees to promote the success of the business. On January 31, 2005, the Company's 1995 Stock Option and incentive Plan and 1995 Stock Option Plan for Non-Employee

Directors each expired. All shares authorized and available under this plan were awarded as of December 31, 2004. In May 2005, the 2005 Equity Compensation Plan was approved by the shareholders. The exercise price for options granted under this plan is set at the discretion of the committee administering this plan, but is not less than the market value of the shares as of the date of grant. An option's maximum term is ten years and the options vest at the discretion of the committee administering this plan. All outstanding options were fully vested at December 31, 2005.

The following tables summarize activity in the plans:

                                                   2005                            2004                            2003
                                         ---------------------------    ----------------------------    ---------------------------
                                                    WEIGHTED AVERAGE                WEIGHTED AVERAGE               WEIGHTED AVERAGE
                                          SHARES     EXERCISE PRICE     SHARES       EXERCISE PRICE     SHARES      EXERCISE PRICE
                                         -------    ----------------    -------     ----------------    ------     ----------------
Outstanding at beginning of year         268,921     $   16.08          231,291       $   11.21         219,603    $    9.54
Granted                                   59,526         33.43           86,956           23.01          37,835        18.43
Exercised                                (31,320)         8.30          (46,207)           4.97         (26,145)        7.66

Forfeitures                                 (625)        17.99           (3,119)          12.85               -            -
                                         -------                        -------                         -------
         Outstanding at end of year      296,502         20.38          268,921           16.08         231,293        11.21
                                         =======                        =======                         =======

Option amounts and exercise prices have been adjusted retroactively to give effect to the three for two stock splits. Options outstanding are all currently exercisable and are summarized as follows

NUMBER OUTSTANDING              WEIGHTED AVERAGE           WEIGHTED AVERAGE
 DECEMBER 31, 2005         REMAINING CONTRACTUAL LIFE       EXERCISE PRICE
 -----------------         --------------------------       --------------
      30,893                        3 years                     10.75
      15,656                        4 years                     11.82
      28,649                        5 years                     11.84
      28,283                        6 years                     11.86
      15,721                        7 years                     17.33
      48,593                        8 years                     19.35
      69,182                        9 years                     23.83
      59,525                        10 years                    33.43
     -------
     296,502                                                    20.38
     =======

NOTE 13--EMPLOYEE BENEFIT PLANS

The Bank has an Employee Stock Ownership Plan (ESOP) which covers substantially all its employees. The ESOP acquires stock of Tri-County Financial Corporation. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. Contributions are made at the discretion of the Board of Directors. Expense recognized for the years ending 2005, 2004, and 2003 totaled $64,837, $78,421, and $100,079 respectively. As of December 31, 2005, the ESOP plan held 116,061 allocated and 7,528 unallocated shares with an approximate market value of $3,879,919 and $251,661, respectively.

The Company also has a 401(k) plan. The Company matches a portion of the employee contributions. This ratio is determined annually by the Board of Directors. In 2005, 2004, and 2003, the Company matched one-half of the employee's first 8% deferral. All employees who have completed one year of service and have reached the age of 21 are covered under this defined contribution plan. Contributions are determined at the discretion of management and the Board of Directors. For the years ended December 31, 2005, 2004, and 2003, the Company charged $92,000, $89,000, and $81,000, respectively, against earnings to fund the plan.

The Bank has a separate nonqualified retirement plan for non-employee directors. Directors are eligible for a maximum benefit of $3,500 a year for ten years following retirement from the Board of Community Bank of Tri-County. The maximum benefit is earned at 15 years of service as a non-employee director. Full vesting occurs after two years of service. Expense recorded for this plan was $5,173, $18,000, and $24,000 for the years ending December 31, 2005, 2004, and
2003, respectively.

In addition, the Bank has established a separate supplemental retirement plan for certain of the Bank's key executives. This plan provides a retirement income payment for 15 years from the date of the employee's expected retirement date. The payments are set at the discretion of the Board of Directors and vesting occurs ratably from the date of employment to the expected retirement date. Expense recorded for this plan totaled $286,000, $316,000, and $286,000 for 2005, 2004, and 2003 respectively.

NOTE 14--REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Reserve categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category. The Company's and the Bank's actual capital amounts and ratios for 2005 and 2004 are presented in the tables below.

                                                                                                             TO BE CONSIDERED WELL
                                                                                REQUIRED FOR CAPITAL        CAPITALIZED UNDER PROMPT
                                                            ACTUAL                ADEQUACY PURPOSES            CORRECTIVE ACTION
                                                     ---------------------      ----------------------      ------------------------
AT DECEMBER 31, 2005
Total capital (to risk weighted assets)
     The Company                                     $49,544        11.84%        $33,463       8.00%
     The Bank                                        $48,753        11.67%        $33,391       8.00%        $ 41,739      10.00%

Tier 1 capital (to risk weighted assets)
     The Company                                     $46,161        11.04%        $16,731       4.00%
     The Bank                                        $45,370        10.87%        $16,696       4.00%        $ 25,044       6.00%

Tier 1 capital (to average assets)
     The Company                                     $46,161         8.55%        $21,590       4.00%
     The Bank                                        $45,370         8.42%        $21,550       4.00%        $ 26,937       5.00%

AT DECEMBER 31, 2004
Total capital (to risk weighted assets)
     The Company                                     $41,368        11.89%        $27,842       8.00%
     The Bank                                        $40,605        11.67%        $27,826       8.00%        $ 34,782      10.00%

Tier 1 capital (to risk weighted assets)
     The Company                                     $38,310        11.01%        $13,921       4.00%
     The Bank                                        $37,548        10.80%        $13,913       4.00%        $ 20,869       6.00%

Tier 1 capital (to average assets)
     The Company                                     $38,310         9.29%        $16,494       4.00%
     The Bank                                        $37,548         9.13%        $16,454       4.00%        $ 20,568       5.00%

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                             DECEMBER 31, 2005                 DECEMBER 31, 2004
                                                       -----------------------------     -----------------------------
                                                         CARRYING        ESTIMATED         CARRYING        ESTIMATED
                                                          AMOUNT        FAIR VALUE          AMOUNT         FAIR VALUE
                                                       ------------     ------------     ------------     ------------
ASSETS
Cash and cash equivalents                              $ 22,575,240     $ 22,575,240     $ 17,715,779     $ 17,715,779
Investment securities and stock in FHLB
   and FRB                                              130,855,879      128,640,980      181,834,426      180,758,025
Loans receivable, net                                   369,592,253      370,164,000      289,325,051      292,988,000
LIABILITIES
Savings, NOW, and money market accounts                 167,987,707      167,987,707      164,952,530      164,952,530
Time certificates                                       195,386,032      189,574,936      101,801,974      101,448,140
Long-term debt and other borrowed funds                 127,898,734     $126,788,777      198,235,323      199,752,029
Guaranteed preferred beneficial interest in junior
  subordinated securities                              $ 12,000,000     $ 12,000,000     $  7,000,000     $  7,000,000

At December 31, 2005 and 2004, the Company had outstanding loan commitments and standby letters of credit of $14 million and $9 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

Valuation Methodology

Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Receivable - For conforming residential first-mortgage loans, the market price for loans with similar coupons and maturities was used. For nonconforming loans with maturities similar to conforming loans, the coupon was adjusted for credit risk. Loans which did not have quoted market prices were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products. Loans priced using the discounted cash flow method included residential construction loans, commercial real estate loans, and consumer loans. The estimated fair value of loans held for sale is based on the terms of the related sale commitments.

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

Guaranteed Preferred Beneficial Interest in Junior Subordinated Securities-These were valued using discounted cash flows. The discount rate was equal to the rate currently offered on similar borrowings.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

NOTE 16 - GUARANTEED PREFERRED BENEFICIAL INTEREST IN JUNIOR SUBORDINATED DEBENTURES

On June 15, 2005, Tri-County Capital Trust II ("Capital Trust II"), a Delaware business trust formed, funded and wholly owned by the Company, issued $5,000,000 of variable-rate capital securities with an interest rate of 5.07% in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 1.70%. The Trust used the proceeds from this issuance to purchase $5,155,000 of the Company's junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital Trust II's obligations with respect to the capital securities. These capital securities qualify as Tier I capital and are presented in the Consolidated Balance Sheets as "Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures." Both the capital securities of Capital Trust II and the junior subordinated debentures are scheduled to mature on June 15, 2035, unless called by the Company not earlier than June 15, 2010.

On July 22, 2004, Tri-County Capital Trust I ("Capital Trust I"), a Delaware business trust formed, funded and wholly owned by the Company, issued $7,000,000 of variable-rate capital securities with an interest rate of 4.22% in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 2.60%. The Trust used the proceeds from this issuance, along with the Company's $217,000 capital contribution for Capital Trust 1's common securities, to purchase $7,217,000 of the Company's junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital Trust I's obligations with respect to the capital securities. These debentures qualify as Tier I capital and are presented in the Consolidated Balance Sheets as "Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures." Both the capital securities of Capital Trust I and the junior subordinated debentures are scheduled to mature on July 22, 2034, unless called by the Company not earlier than July 22, 2009.

Costs associated with the issuance of the trust-preferred securities were less than $10,000 and were expensed as period costs.

NOTE 17 - PRIVATE PLACEMENT

On December 30, 2005, the Company completed a private placement of securities in an offering exempt from registration under the Securities Act. The seven investors were officers, directors, and counsel for the Company. The offering was for 15,768 shares at $30.00 per share and raised $473,040. The costs of the offering were less than $5,000 and were expensed.

NOTE 18 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

Financial information pertaining only to Tri-County Financial Corporation is as follows

                                 BALANCE SHEETS

                                                                                       DECEMBER 31,
                                                                                   2005             2004
                                                                               ------------      ------------
ASSETS
Cash - noninterest bearing                                                     $    881,185      $    269,072
Cash - interest bearing                                                             167,830           181,516
Investment securities available for sale                                             35,838            34,666
Investment in wholly owned subsidiaries                                          45,791,231        37,951,438
Other assets                                                                        853,740           194,074
                                                                               ------------      ------------
                    Total assets                                               $ 47,729,824      $ 38,630,766
                                                                               ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                                            $    779,668      $    290,191
Guaranteed preferred beneficial interest in junior subordinated debentures       12,372,000         7,217,000
                                                                               ------------      ------------
                    Total liabilities                                            13,151,668         7,507,191
                                                                               ------------      ------------
STOCKHOLDERS' EQUITY
Common stock                                                                         17,610            11,469
Surplus                                                                           9,057,805         8,252,152
Retained earnings                                                                25,580,634        22,833,112
Total accumulated other comprehensive income                                         49,363           186,140
Unearned ESOP shares                                                               (127,256)         (159,298)
                                                                               ------------      ------------
                    Total stockholders' equity                                   34,578,156        31,123,575
                                                                               ------------      ------------
                    Total liabilities and stockholders' equity                 $ 47,729,824      $ 38,630,766
                                                                               ============      ============

                         CONDENSED STATEMENTS OF INCOME

                                                                             YEAR ENDED DECEMBER 31,
                                                                     2005              2004            2003
                                                                 -----------      -----------      -----------
Dividends from subsidiary                                        $ 1,700,000      $         -      $   500,000
Interest income                                                       16,059            6,349           10,356
Interest expense                                                     580,584          140,341                -
                                                                 -----------      -----------      -----------
                    Net interest income                            1,135,475         (133,992)         510,356
Miscellaneous expenses                                              (257,031)        (166,364)        (174,595)
                                                                 -----------      -----------      -----------
                   Income before income taxes and equity in          878,444         (300,356)         335,761
                   undistributed net income of subsidiary
Federal and state income tax benefit                                 279,328          102,120           55,841
Equity in undistributed net income of subsidiary                   2,821,571        3,918,070        2,054,296
                                                                 -----------      -----------      -----------
                                NET INCOME                       $ 3,979,343      $ 3,719,834      $ 2,445,898
                                                                 ===========      ===========      ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31,
                                                                    2005            2004             2003
                                                                -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                      $ 3,979,343      $ 3,719,834      $ 2,445,898
Adjustments to reconcile net income to net cash provided by
   operating activities
     Equity in undistributed earnings of subsidiary              (2,821,571)      (3,918,070)      (2,054,296)
     (Decrease) increase in other assets                           (659,666)         763,470          (72,560)
     Increase in current liabilities                                489,477           30,835            5,008
                                                                -----------      -----------      -----------
             Net cash provided by operating activities              987,583          596,069          324,050
                                                                -----------      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities available for sale                 (1,172)          (1,514)            (714)
                 Net cash used by investing activities               (1,172)          (1,514)            (714)
                                                                -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of guaranteed preferred beneficial interests in junior
   subordinated securities                                        5,155,000        7,217,000                -
Downstream of capital to subsidiary                              (5,000,000)      (7,000,000)
Investment in trust subsidiary                                     (155,000)        (217,000)
Dividends paid                                                     (930,669)        (541,633)        (422,361)
Proceeds from private placement                                     473,040                -                -
Exercise of stock options                                           304,648          248,661          218,713
Net change in ESOP loan                                              60,390            8,506           63,435
Redemption of common stock                                         (295,393)        (412,973)        (769,720)
                                                                -----------      -----------      -----------
                 Net cash used in financing activities             (387,984)        (697,439)        (909,933)
                                                                -----------      -----------      -----------
INCREASE (DECREASE) IN CASH                                         598,427         (102,884)        (586,597)
CASH AT BEGINNING OF YEAR                                           450,588          553,472        1,140,069
                                                                -----------      -----------      -----------
                                   CASH AT END OF YEAR          $ 1,049,015      $   450,588      $   553,472
                                                                ===========      ===========      ===========

NOTE 19 - QUARTERLY FINANCIAL RESULTS (UNAUDITED)

A summary of selected consolidated quarterly financial data for the two years ended December 31, 2005 is reported as follows

                                   2005 FOURTH 2005 THIRD 2005 SECOND 2005 FIRST 2004 FOURTH 2004 THIRD 2004 SECOND  2004 FIRST
                                     QUARTER    QUARTER     QUARTER    QUARTER     QUARTER    QUARTER      QUARTER    QUARTER
                                   ----------- ---------- ----------- ---------- ----------- ---------- -----------  ----------
Interest and dividend income        $7,872,103 $7,433,702  $7,284,039 $6,564,868  $6,455,056 $5,915,854  $4,648,618  $4,593,811
Interest expense                     3,838,465  3,566,630   3,369,456  2,809,080   2,560,878  2,086,208   1,602,035   1,564,289
                                    ---------- ----------  ---------- ----------  ---------- ----------  ----------  ----------
     Net interest income             4,033,638  3,867,072   3,914,583  3,755,788   3,894,178  3,829,646   3,046,583   3,029,522
Provision for loan loss                129,160     11,183     126,097     63,027     136,028    232,996      13,772      70,202
                                    ---------- ----------  ---------- ----------  ---------- ----------  ----------  ----------
       Net interest income after
         provision                   3,904,478  3,855,889   3,788,486  3,692,761   3,758,150  3,596,650   3,032,811   2,959,320

Noninterest income                     339,218    466,650     433,806    401,329     422,187    329,876     434,025     396,228
Noninterest expense                  2,943,137  2,769,564   2,589,915  2,548,714   2,747,623  2,307,562   2,317,511   2,395,723
                                    ---------- ----------  ---------- ----------  ---------- ----------  ----------  ----------

Income before income taxes           1,300,559  1,552,975   1,632,377  1,545,376   1,432,714  1,618,964   1,149,325     959,825
Provision for income taxes             414,733    562,908     553,288    521,015     486,960    537,658     345,749      70,627
                                    ---------- ----------  ---------- ----------  ---------- ----------  ----------  ----------
       Net income                   $  885,826 $  990,067  $1,079,089 $1,024,361  $  945,754 $1,081,306  $  803,576  $  889,198
                                    ========== ==========  ========== ==========  ========== ==========  ==========  ==========

Earnings per common share(1,2)

Basic                               $     0.51 $     0.57  $     0.62 $     0.59  $     0.54 $     0.63  $     0.47  $     0.53

Diluted                                   0.48       0.53        0.59       0.56        0.52       0.60        0.45        0.50

(1) All per share amounts have been adjusted for the three for two stock splits effected in December 2005 and December 2004.

(2) Earnings per share are based upon quarterly results and may not be additive to the annual earnings per share amounts.