Form 10-K, Exhibit 13
period 2009-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 2010-03-10
CIK 855874

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

[LETTER HEAD OF TRI-COUNTY FINANCIAL CORPORATION]

Dear Shareholder:

I am pleased to report to you the operating results of Tri-County Financial Corporation and its subsidiary, Community Bank of Tri-County for the year ended December 31, 2009.  During 2009, while the banking industry and U.S. economy experienced stress at historic levels and in the face of extremely low interest rates, your company remained profitable in every quarter.  The ability to follow the Company’s strategic plan while achieving great progress in many critical areas is significant for our shareholders.  For the year ended December 31, 2009, net income decreased to $2,867,090 from $3,815,332 for the previous year.  Diluted earnings per share decreased to $0.68 from $1.29 in the previous year.  This reduction reflects the cost of the preferred stock issued through the U.S. Treasury’s Capital Purchase Program (CPP) and the impact of economic conditions, which led to a robust increase in the provision for loan losses.  Your Company, due to its operational success during this challenging year, declared a cash dividend of $0.40 per share payable in April 2010.

One of the strategic objectives for 2009 was to responsibly deploy the $15,540,000 in proceeds received from the CPP preferred stock issued in December 2008.  To do so, the Bank greatly enhanced its relationship banking efforts and acquired new deposits of $115,251,223 for an increase of 21.9%.  Of that growth, over 99% were retail deposits.  This put the Bank firmly in place as the community banking leader in Southern Maryland and third place for overall deposit share of the market.  That growth funded over $274,000,000 in new loans to increase the net loan portfolio by $73,615,838 or 13.6%.

Another strategic objective was to maintain a strong capital position.  With the impressive growth in assets, deposits and loans, our capital position remains strong.  At December 31, 2009, the average equity to average assets ratio was 10.03% and the risk-based capital ratio was 13.46%.  Both of these capital ratios are in excess of all regulatory capital requirements.  This level of excess capital will support future growth over a multi-year time horizon.

During 2009, loan quality remained strong but non-performing assets as a percent of loans outstanding increased from the historically very low rate to near the level of our peer banks, according to the FDIC.  The increase in non-performing loans was due to local economic conditions.  Loan charge-offs also increased in 2009 but remained below peer ratios.  The bulk of our non-performing loans are commercial real estate loans and over 91%, or $17.7 million, is concentrated among just four customers.  Those loans are in workout or foreclosure.  Our residential loan portfolio continues to perform extremely well.

Another strategic objective for 2009 was to increase our net interest income.  Through a combination of increased revenues from earning asset growth and reductions in the overall cost of funding, we were able to achieve an increase in net interest income of $2,498,279 for the year.

While the recession was declared officially over in October of last year, the economic impact on our local market continues to linger.  Fortunately for our Company, the Southern Maryland market appears to be recovering more rapidly than many areas of the country.  Over the last year, we continued our flow of credit and deposit services when many larger financial institutions significantly reduced support of the market.  Our objective for the current year is to diligently pursue a return of the Company back to its recent performance trends.  With the continued advocacy of our shareholders, your Board of Directors and management will be able to support Southern Maryland’s recovery as we strive for normalcy in our economic activities.

Yours truly,

Michael L. Middleton
Chairman of the Board

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

OVERVIEW

Since its conversion to a commercial bank charter in 1997, the Bank has sought to increase total assets as well as certain targeted loan types. The Bank believes that its ability to offer fast, flexible and local decision-making will continue to attract significant new loans and enhance asset growth.  The Bank’s targeted marketing is also directed towards increasing its balances of consumer and business transaction deposit accounts. The Bank believes that increases in these account types will lessen the Bank’s dependence on higher-costing deposits, such as certificates of deposit and borrowings to fund loan growth.  Although management believes that this strategy will increase financial performance over time, it recognizes that increasing the balances of certain products, such as commercial lending and transaction accounts, will also increase the Bank’s noninterest expense. It also recognizes that certain lending and deposit products also increase the possibility of losses from credit and other risks.

In December 2008, the Company elected to participate in the Capital Purchase Program (“CPP”) of the United States Treasury in order to better serve its market in Southern Maryland. As part of the transaction, the Company received $15.5 million from the U.S. Department of the Treasury in exchange for 15,540 shares of preferred stock, which carries a 5% annual dividend yield for five years, and 9% thereafter.  In addition, the U.S. Treasury also exercised warrants under which it purchased an additional 777 shares of preferred stock, which carries a 9% annual dividend yield.  The Company has, and intends to continue to use the additional capital to pursue growth opportunities in line with its strategic initiatives and to increase its lending activities in its market.  For more details on the CPP preferred stock see Note 18 of our consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. The Company considers its determination of the allowance for loan losses, the valuation of foreclosed real estate and the valuation of deferred tax assets to be critical accounting policies.

Management’s Discussion and Analysis

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and the general practices of the United States banking industry.  Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported.

Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.  When these sources are not available, management makes estimates based upon what it considers to be the best available information.

Allowance for Loan Losses
The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two principles of accounting: (1) Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 450 “Contingencies,” which requires that losses be accrued when they are probable of occurring and are estimable and (2) FASB ASC 310 “Receivables”, which requires that losses be accrued when it is probable that the Company will not collect all principal and interest payments according to the contractual terms of the loan. The loss, if any, is determined by the difference between the loan balance and the value of collateral, the present value of expected future cash flows and values observable in the secondary markets.

The allowance for loan loss balance is an estimate based upon management’s evaluation of the loan portfolio.   The allowance is comprised of a specific and a general component.  The specific component consists of management’s evaluation of certain classified and non-accrual loans and their underlying collateral. Management assesses the ability of the borrower to repay the loan based upon all information available. Loans are examined to determine a specific allowance based upon the borrower’s payment history, economic conditions specific to the loan or borrower, and other factors that would impact the borrower’s ability to repay the loan on its contractual basis.  Depending on the assessment of the borrower’s ability to pay and the type, condition and amount of collateral, management will establish an allowance amount specific to the loan.

In establishing the general component of the allowance, management analyzes non-classified and non-impaired loans in the portfolio including changes in the amount and type of loans.  Management also examines the Bank’s historical loss experience (write-offs and recoveries) within each loan category.  The state of the local and national economy is also considered.   Based upon these factors, the Bank’s loan portfolio is categorized and a loss factor is applied to each category.  These loss factors may be higher or lower than the Bank’s actual recent average losses in any particular loan category, particularly in loan categories that are increasing or decreasing in size.  Based upon these factors, the Bank will adjust the loan loss allowance by increasing or decreasing the provision for loan losses.

Management has significant discretion in making the judgments inherent in the determination of the allowance for loan losses, including in connection with the valuation of collateral, a borrower’s prospects of repayment and in establishing loss factors on the general component of the allowance. Changes in loss factors will have a direct impact on the amount of the provision and a corresponding effect on net income. Errors in management’s perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs. At December 31, 2009, the allowance for loan losses was $7,471,314 or 1.2% of total loans. An increase or decrease in the allowance could result in a charge or credit to income before income taxes that materially impacts earnings. For additional information regarding the allowance for loan losses, refer to Notes 1 and 5 to the consolidated financial statements and the discussion under the caption “Provision for Loan Losses” below.

Management’s Discussion and Analysis

Foreclosed Real Estate
The Company maintains a valuation allowance on its foreclosed real estate.  As with the allowance for loan losses, the valuation allowance on foreclosed real estate is based on FASB ASC 450 “Contingencies”, as well as the accounting guidance on impairment of long-lived assets. These statements require that the Company establish a valuation allowance when it has determined that the carrying amount of a foreclosed asset exceeds its fair value.  Fair value of a foreclosed asset is measured by the cash flows expected to be realized from its subsequent disposition.  These cash flows should be reduced for the costs of selling or otherwise disposing of the asset.

In estimating the cash flows from the sale of foreclosed real estate, management must make significant assumptions regarding the timing and amount of cash flows. For example, in cases where the real estate acquired is undeveloped land, management must gather the best available evidence regarding the market value of the property, including appraisals, cost estimates of development and broker opinions.  Due to the highly subjective nature of this evidence, as well as the limited market, long time periods involved and substantial risks, cash flow estimates are highly subjective and subject to change.  Errors regarding any aspect of the costs or proceeds of developing, selling, or otherwise disposing of foreclosed real estate could result in the allowance being inadequate to reduce carrying costs to fair value and may require an additional provision for valuation allowances.

Deferred Tax Assets
The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. FASB ASC 740 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or the entire deferred tax asset will not be realized.

At December 31, 2009 and 2008, the Company had deferred tax assets in excess of deferred tax liabilities of $4,364,189 and $2,822,155, respectively.  At December 31, 2009 and 2008, management determined that it is more likely than not that the entire amount of such assets will be realized.

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

Management’s Discussion and Analysis

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

General
For the year ended December 31, 2009, the Company reported consolidated net income of $2,867,090 ($0.68 basic and $0.68 diluted earnings per common share) compared to consolidated net income of $3,815,332 ($1.29 basic and $1.24 diluted earnings per common share) for the year ended December 31, 2008. The decrease in net income for 2009 was primarily attributable to increases in the provision for loan losses and noninterest expenses. These were partially offset by an increase in net interest income and a modest increase in noninterest income. Earnings per share were affected in 2009 by a full year of preferred stock dividends (See Note 18 to the consolidated financial statements).

Net Interest Income
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

Net interest income for the year ended December 31, 2009 was $21,721,225 compared to $19,222,946 for the year ended December 31, 2008. The $2,498,279 increase was due to an increase in interest income of $629,596 and a decrease in interest expense of $1,868,683. Changes in the components of net interest income due to changes in average balances of assets and liabilities and to changes caused by changes in interest rates are presented in the following rate volume analysis.

During 2009, interest income increased due to higher average asset balances offset by lower rates earned on interest earning assets. The lower rates on assets were primarily the result of lower rates earned on loans tied to the prime rate as the prime rate decreased in the fourth quarter of 2008 and remained at a low level for the balance of 2009.  In addition, as treasury rates decreased in 2009 compared with 2008, the Company’s securities portfolio average yields also declined.

Interest expense decreased as a result of lower interest rates on certain deposit types, partially offset by a higher average balance of interest-bearing liabilities. The lower deposit rates were primarily in shorter-term interest bearing deposits such as short-term certificates of deposit and money market deposit accounts.  The rates on these accounts tend to decrease when the federal funds target rate decreases. In the fourth quarter of 2008 and the first quarter of 2009, due largely to the financial crisis, market pressures on deposit rates kept deposit rates artificially high. In the second half of 2009 the Company’s interest-bearing liabilities, such as savings accounts, returned to more traditional market rates.

For the year ended December 31, 2009, the Company’s overall interest rate spread and net interest margin decreased five basis points and 11 basis points, respectively.  By the end of the third quarter, the trend of a decreasing interest rate spread and net interest margin reversed as decreases in the rates of the Company’s interest-bearing liabilities decreased at a faster rate than rates of interest earning assets.

Management’s Discussion and Analysis

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the past two fiscal years.

		2009			2008
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$574,966	$32,685	5.68%	$491,075	$31,869	6.49%
Investment securities, federal funds sold and interest-bearing deposits	143,966	5,202	3.61%	122,674	5,389	4.39%
Total interest-earning assets	718,932	37,887	5.27%	613,749	37,258	6.07%
Cash and cash equivalents	13,533			4,477
Other assets	30,138			27,091
Total Assets	$762,603			$645,317

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$28,486	$46	0.16%	$26,434	$156	0.59%
Interest-bearing demand and money
market accounts	142,513	1,458	1.02%	132,522	2,317	1.75%
Certificates of deposit	355,489	10,727	3.02%	268,363	10,541	3.93%
Long-term debt	94,745	3,502	3.70%	102,113	4,179	4.09%
Short-term debt	1,421	29	2.04%	4,355	156	3.59%
Guaranteed preferrred beneficial interest in junior subordinated debentures	12,000	404	3.37%	12,000	686	5.72%
Total interest-bearing liabilities	634,654	16,166	2.55%	545,787	18,035	3.30%
Noninterest-bearing demand deposits	53,584			42,955
Other liabilities	6,000			6,215
Stockholders' equity	68,365			50,360

Total Liabilities and Stockholders' Equity	$762,603			$645,317

Net interest income		$21,721			$19,223

Interest rate spread			2.72%			2.77%
Net yield on interest-earning assets			3.02%			3.13%
Ratio of average interest-earning
assets to average interest-bearing liabilities			113.28%			112.45%

(1) Average balance includes non-accrual loans

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

	Year ended December 31, 2009
	compared to year ended
	December 31,2008
		Due to
	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$4,769	$(3,953)	$816
Investment securities, federal funds	-	-
sold and interest-bearing deposits	769	(956)	(187)
Total Interest-Earning Assets	$5,538	$(4,909)	$629

Interest-bearing liabilities:
Savings	3	(113)	(110)
Interest-bearing demand and money
market accounts	102	(961)	(859)
Certificates of deposit	2,629	(2,443)	186
Long-term debt	(272)	(405)	(677)
Short-term debt	(61)	(66)	(127)
Guaranteed preferrred beneficial interest in junior subordinated debentures	-	(282)	(282)
Total Interest-Bearing Liabilities	$2,401	$(4,270)	$(1,869)
Net Change in Net Interest Income	$3,137	$(639)	$2,498
(1) Average balance includes non-accrual loans

Provision for Loan Losses
Provision for loan losses for the year ended December 31, 2009 was $3,472,608, compared to $1,300,826 for the year ended December 31, 2008. The loan loss provision increased in 2009 due to the impact of increases in charge-offs, non-performing loans, current economic conditions and the increase in non-accrual loans. The loan loss provision also increased as the Bank continued to add loans to its portfolio particularly in commercial real estate and commercial loan categories, which carry a higher risk of default than other loans in the Bank’s portfolio. In 2009, the Bank recorded net charge-offs of $1,146,967 (0.20% of average loans) compared to net charge-offs of $637,636 (0.13% of average loans) in 2008 and an increase in non-accrual loans to $19,287,000 in 2009 from $4,936,000 in 2008.  The loan loss allowance and the provision for loan losses is determined based upon an analysis of individual loans and the application of certain loss factors to different loan categories. Loss factors increased in 2009 due primarily to increases in non-performing commercial loans.  Individual loans are analyzed for impairment as the facts and circumstances warrant.  In addition, a general component of the loan loss allowance is added based on a review of the portfolio’s size and composition. At December 31, 2009, the allowance for loan loss equaled 39% of non-performing loans compared to 104% at December 31, 2008.

Management’s Discussion and Analysis

Noninterest Income

	Years Ended December 31,		% change
	2009	2008	2009 vs. 2008

Recognition of other than temporary decline in value of investment securities	$(538,614)	$(54,772)	(883.37)%
Less: portion recorded as comprehensive	271,870	-	n/a
Impairment loss on investment securities, net	(266,744)	(54,772)	(387.01)%
Loan appraisal, credit, and miscellaneous charges	688,101	416,605	65.17%
Income from bank owned life insurance	417,110	491,136	(15.07)%
Service charges	1,658,544	1,665,700	(0.43)%
Gain on sale of loans held for sale	325,671	-	n/a
Loss on the sale of investment securities	(12,863)	-	n/a
Total Noninterest Income	$2,809,819	$2,518,669	11.56%

Income from loan fees increased as the Bank’s volume of loans originated increased in 2009. Service charges and fees are primarily generated by the Bank’s ability to attract and retain transaction-based deposit accounts and by loan servicing fees. The increase in gain on sale of loans held for sale reflects the sale of $20,994,916 of longer-term, fixed rate mortgage loans in 2009, while none were sold in 2008. Increases in noninterest income were offset by a decrease in BOLI earnings due to a refund of $89,000 in 2008, and other than temporary impairment was negatively impacted in the current year by write-downs of Silverton Bank common stock and a CMO issue totaling $266,744.

Noninterest Expenses

	Years Ended December 31,		% change
	2009	2008	2009 vs. 2008

Salary and employee benefits	$8,607,141	$8,052,008	6.89%
Occupancy expense	1,779,497	1,691,038	5.23%
Advertising	449,155	557,782	(19.47)%
Data processing expense	914,250	710,832	28.62%
Depreciation of furniture, fixtures, and equipment	613,205	581,256	5.50%
Telephone communications	152,649	83,469	82.88%
Office supplies	164,154	162,096	1.27%
Professional fees	749,467	720,512	4.02%
FDIC insurance	1,134,926	274,282	313.78%
Other	2,015,234	1,749,182	15.21%
Total Noninterest Expenses	$16,579,678	$14,582,457	13.70%

The increase in salary and employee benefit costs reflect growth in the Bank’s workforce to fully staff branches, an additional branch opening in late 2008, an increasing need for highly skilled employees due to the higher complexity level of the Bank’s business and continued increases in the Bank’s benefit costs. The increase in occupancy expense reflects increases in land rentals on certain properties.  Advertising expense decreased as the Bank had fewer advertising campaigns in 2009. The data processing change reflects increased costs due to the growth of the Bank and a $140,000 credit received in 2008. Telephone communications expenses increased due to the increases in the size of the Company’s operations. In addition, the Bank utilized additional telecommunication services to aid in providing data backup services. Professional fees increased slightly due to increased regulatory compliance efforts, including the Bank’s participation in the CPP program. FDIC insurance is higher than in the prior year due to a special assessment in the amount of $343,600, an increase in the assessment rate and growth in Bank’s deposits. In addition, in 2008, the Bank was able to offset much of its regular FDIC insurance expense by the use of credits available to it. These credits were used up by the end of 2008. Other noninterest expense increased due to increases in ATM expenses related to a change in service providers and higher REO expenses than in the prior year due to tax and insurance payments on foreclosed property and the growing size and complexity of the Bank.

Management’s Discussion and Analysis

Income Tax Expense
For the year ended December 31, 2009, the Company recorded income tax expense of $1,611,668 compared to $2,043,000 in the prior year.  The Company’s effective tax rates for the years ended December 31, 2009 and 2008 were 35.98% and 34.87%, respectively. The higher effective tax rate in the current year was caused by an increase in the amount of non-deductible expenses in 2009.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2009 AND 2008

General
In 2009, the Bank used the December 2008 proceeds of $15,540,000 from the issuance of preferred stock to the Department of Treasury to increase the Bank’s asset size through the origination of loans and the purchase of securities. These asset increases were also funded by increases in deposits.

Assets

	December 31,		% change
	2009	2008	2009 vs. 2008

Cash and due from banks	$9,960,787	$5,071,614	96.40%
Federal Funds sold	695,000	989,754	(29.78)%
Interest-bearing deposits with banks	592,180	8,413,164	(92.96)%
Securities available for sale, at fair value	53,926,109	14,221,674	279.18%
Securities held to maturity, at amortized cost	90,287,803	108,712,281	(16.95)%
Federal Home Loan Bank and Federal Reserve Bank stock - at cost	6,935,500	6,453,000	7.48%
Loans receivable - net of allowance for loan losses of $7,471,314 and $5,145,673	616,592,976	542,977,138	13.56%
Premises and equipment, net	11,987,690	12,235,999	(2.03)%
Foreclosed real estate	922,934	-	n/a
Accrued interest receivable	2,925,271	2,965,813	(1.37)%
Investment in bank owned life insurance	10,943,396	10,526,286	3.96%
Other assets	9,272,888	4,118,187	125.17%

Total Assets	$815,042,534	$716,684,910	13.72%

Securities available for sale as of December 31, 2009 totaled $53,926,109 an increase of $39,704,435 or 279%, from the December 31, 2008 total of $14,221,674. Securities available for sale increased to 37.4% of the securities portfolio at December 31, 2009 compared to 12% of the securities portfolio at December 31, 2008. The Bank increased securities available for sale holdings during the year to give it additional flexibility in using its securities portfolio to fulfill liquidity needs. The securities held to maturity portfolio declined due to principal pay-downs offset by additional purchases of securities, primarily asset-backed securities issued by government-sponsored entities. The increases in loans receivable reflect the Bank’s continuing efforts to build its market share in Southern Maryland. In 2009, the Bank continued to increase its loan portfolio and invest in Southern Maryland as many community banks decreased their loan portfolios during the financial crisis.  The small decrease in premises and equipment was due to net additions being less than depreciation. The Bank foreclosed on some real estate during 2009, increasing the foreclosed real estate balance. The increase in other assets was primarily due to an FDIC special assessment to member banks requiring a prepayment of three years of risk-based fees in the amount of $3,816,104 and a net increase in deferred tax assets related to increases in the allowance for loan losses.

Management’s Discussion and Analysis

Liabilities

	December 31,		% change
	2009	2008	2009 vs. 2008
Deposits
Non-interest-bearing deposits	$70,001,444	$50,642,273	38.23%
Interest-bearing deposits	570,417,345	474,525,293	20.21%
Total deposits	640,418,789	525,167,566	21.95%
Short-term borrowings	13,080,530	1,522,367	759.22%
Long-term debt	75,669,630	104,963,428	(27.91)%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	12,000,000	0.00%
Accrued expenses and other liabilities	5,683,736	5,917,130	(3.94)%
Total Liabilities	$746,852,685	$649,570,491	14.98%

In order to fund the asset growth noted above, the Bank increased its deposit base through marketing efforts focused on small and medium sized businesses and retail customers in the Southern Maryland area. Total deposits increased by $115,251,223. Of this amount, $114,580,980 or 99.42%, was retail deposit growth, while $670,235 or 0.58%, was a result of growth in brokered deposits. The Bank paid down net borrowings by $17,735,635 or 16.7%, during 2009 and decreased long-term borrowings by $29,293,798, decreasing its reliance on higher cost sources of funds in favor of lower cost retail deposits.

Equity

	December 31,		% change
	2009	2008	2009 vs. 2008

Fixed Rate Cumulative Perpetual Preferred Stock, Series A par value $1,000; authorized 15,540; issued 15,540	$15,540,000	$15,540,000	0.00%
Fixed Rate Cumulative Perpetual Preferred Stock, Series B par value $1,000; authorized 777; issued 777	777,000	777,000	0.00%

Common stock - par value $.01; authorized - 15,000,000 shares; issued 2,976,046 and 2,947,759 shares, respectively	29,760	29,478	0.96%
Additional paid in capital	16,754,627	16,517,649	1.43%
Retained earnings	35,193,958	34,280,719	2.66%
Accumulated other comprehensive gain	284,474	229,848	23.77%
Unearned ESOP shares	(389,970)	(260,275)	49.83%
Total Stockholders' Equity	$68,189,849	$67,114,419	1.60%

Total equity increased $1,075,430 during the year. The Company earned net income of $2,867,090. In addition, the exercise of incentive stock options for $122,308 also increased equity. Smaller increases were the result of an increase in accumulated other comprehensive income of $54,626, stock grants in the settlement of accrued compensation of $99,980, and the tax effect of the exercise of non-ISO options and stock grants of $14,947. These increases were partially offset by decreases from the payment of dividends of $1,186,907 for common shares and the payment of preferred stock dividends of $766,944 to the United States Department of the Treasury. Equity also decreased due to the net decrease in the value of ESOP shares of $129,670.

Management’s Discussion and Analysis

LIQUIDITY AND CAPITAL RESOURCES

The Company has no business other than holding the stock of the Bank and does not currently have any material funding requirements, except for the payment of dividends on preferred and common stock, and the payment of interest on subordinated debentures. Under the terms of the Treasury purchase of preferred stock, the Company cannot repurchase common stock without Treasury’s consent until December 19, 2018 or until the preferred stock issued to the Treasury is redeemed. The Company’s principal sources of liquidity are cash on hand and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends.

The Bank’s principal sources of funds for investment and operations are net income, deposits from its primary market area, borrowings, principal and interest payments on loans, principal and interest received on investment securities and proceeds from the maturity and sale of investment securities. Its principal funding commitments are for the origination or purchase of loans, the purchase of securities and the payment of maturing deposits. Deposits are considered the primary source of funds supporting the Bank’s lending and investment activities. The Bank also uses borrowings from the FHLB of Atlanta to supplement deposits. The amount of FHLB advances available to the Bank is limited to the lower of 40% of Bank assets or the amount supportable by eligible collateral including FHLB stock, loans and securities.  In addition, the Bank has established lines of credit with the Federal Reserve Bank and commercial banks. For a discussion of these agreements including collateral see Note 10 to the consolidated financial statements.

The Bank’s most liquid assets are cash, cash equivalents and federal funds sold. The levels of such assets are dependent on the Bank’s operating, financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

Cash and cash equivalents as of December 31, 2009 totaled $11,247,967, a decrease of $3,226,565 or 22.29%, from the December 31, 2008 total of $14,474,532.  The decrease in cash and cash equivalents has minimal impact on operational needs as the Bank has substantial sources of funds available from other sources.

The Bank’s principal sources of cash flows are its financing activities including deposits and borrowings. In 2009, the Bank continued to increase its deposit activity to increase the size of its operations and increase market share. During 2009, all financing activities provided $95,669,299 in cash inflows compared to $113,379,324 during 2008. The decrease in cash flows from financing activity in 2009 was principally due to a decrease in net borrowings by $17,735,638 in 2009 compared to an increase in net borrowings of $18,924,964 in 2008, and the Treasury purchase of $15,540,000 of preferred stock in 2008. These decreases were partially offset by an increase in the amount of net deposit growth from $80,173,551 in 2008 to $115,251,223 in 2009.

The Bank’s principal use of cash has been in investing activities including its investments in loans, investment securities and other assets. In 2009, the level of investing decreased slightly to $101,070,448 from $116,156,395 in 2008. In 2009, the Bank continued to increase its loan and investment portfolios. The decrease in net investing activity was caused by an increase in principal collected on loans from $145,882,731 in 2008 to $195,795,216 in 2009, partially offset by the increase in amount of loans originated or acquired to $274,171,579 in 2009 from $236,486,198 in 2008. In addition, the purchase of premises and equipment declined from $3,919,059 in 2008 to $939,751 in 2009.  Net cash invested in security transactions increased slightly from $21,643,710 in 2008 to $21,754,334 in 2009, with most of the activity taking proceeds from maturing held to maturity investments to fund purchases of available for sale securities.

At December 31, 2009, the Bank had $12,168,100 in loan commitments outstanding.  Certificates of deposit due within one year of December 31, 2009 totaled $314,126,386, representing 82.39% of certificates of deposit at December 31, 2009.  If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowing than we currently pay on the certificates of deposit due on or before December 31, 2010.  We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

Management’s Discussion and Analysis

Federal banking regulations require the Company and the Bank to maintain specified levels of capital. At December 31, 2009, the Company was in compliance with these requirements with a leverage ratio of 10.03%, a Tier 1 risk-based capital ratio of 12.30% and total risk-based capital ratio of 13.46%. At December 31, 2009, the Bank met the criteria for designation as a well-capitalized depository institution under Federal Reserve Bank regulations.  See Note 15 of the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

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

For the years ended December 31, 2009 and 2008, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

CONTRACTUAL OBLIGATIONS

In the normal course of its business, the Bank commits to make future payments to others to satisfy contractual obligations. These obligations include commitments to repay short and long-term borrowings and commitments incurred under operating lease agreements.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the Company’s assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Management’s Discussion and Analysis

SELECTED FINANCIAL DATA

Dollars in thousands except per share data	Year Ended December 31,
	2009	2008	2007	2006	2005
Operations Data
Net interest income	$21,721	$19,223	$18,992	$17,327	$15,571

Provision for loan losses	3,473	1,301	855	406	329

Noninterest income	2,810	2,519	3,402	2,247	1,641

Noninterest expense	16,580	14,582	13,459	12,562	10,851
Net income	$2,861	$3,815	$5,106	$4,441	$3,979

Share Data
Basic net income per common share	$0.68	$1.29	$1.92	$1.68	$1.53
Diluted net income per common share	$0.68	$1.24	$1.79	$1.58	$1.44
Cash dividends paid per common share	$0.40	$0.40	$0.40	$0.37	$0.35
Weighted average common
Shares outstanding:
Basic	2,961,293	2,943,002	2,664,036	2,637,531	2,597,806
Diluted	2,987,901	3,053,690	2,852,494	2,815,985	2,763,616

Financial Condition Data
Total assets	$815,043	$716,685	$598,406	$575,496	$541,287

Loans receivable, net	616,593	542,977	453,614	422,480	369,592
Total deposits	640,419	525,168	444,994	418,013	363,374

Long and short-term debt	88,750	106,486	87,561	102,614	127,899
Total stockholders’ equity	$68,190	$67,114	$48,847	$37,729	$34,578

Performance Ratios
Return on average assets	0.38%	0.59%	0.87%	0.80%	0.74%
Return on average equity	4.18%	7.57%	12.62%	12.13%	12.11%
Net interest margin	3.02%	3.13%	3.41%	3.24%	3.05%
Efficiency ratio	67.59%	67.07%	60.10%	64.18%	63.04%
Dividend payout ratio	41.49%	31.04%	20.80%	21.91%	23.39%

Capital Ratios
Average equity to average
assets	10.03%	11.54%	10.41%	8.74%	8.62%
Leverage ratio	10.03%	11.54%	10.41%	8.74%	8.62%
Total risk-based capital ratio	13.46%	14.73%	13.80%	11.98%	11.93%

Asset Quality Ratios
Allowance for loan losses to
total loans	1.20%	0.94%	0.98%	0.89%	0.91%
Non-performing loans to total loans	3.09%	0.90%	0.09%	0.25%	0.16%
Allowance for loan losses to
non-performing loans	38.74%	104.25%	1082.71%	361.59%	572.96%
Net charge-offs to average loans	0.20%	0.13%	0.04%	0.00%	0.00%

All per share amounts have been adjusted for the three-for-two stock splits which were effected in December 2005 and 2006.

Management’s Discussion and Analysis

MARKET FOR THE REGISTRANT’S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

Market Information
The following table sets forth high and low bid quotations reported on the OTC Bulletin for the Company’s common stock for each quarter during 2009 and 2008.  These quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	High	Low
2008
Fourth Quarter	$18.75	$16.15
Third Quarter	$24.00	$17.85
Second Quarter	$28.00	$22.00
First Quarter	$25.00	$22.55

	High	Low
2009
Fourth Quarter	$15.00	$10.50
Third Quarter	$13.99	$11.30
Second Quarter	$13.85	$11.50
First Quarter	$20.00	$10.50

Holders
The number of stockholders of record of the Company at March 5, 2010 was 613.

Dividends
The Company has paid annual cash dividends since 1994.  For each of fiscal years 2009 and 2008, the Company paid an annual cash dividend of $0.40 per share.  As part of the Company’s participation in the Capital Purchase Program of the U.S. Department of Treasury’s Troubled Asset Repurchase Program: (1) before the earlier of (a) December 19, 2011 or (b) the date on which the Series A preferred stock and the Series B preferred stock has been redeemed in full or the Treasury has transferred all of the Series A preferred stock and the Series B preferred stock to non-affiliates, the Company cannot, without consent of the Treasury, increase its per share cash dividend above $0.40; (2) during the period beginning on December 19, 2011 and ending on the earlier of (a) December 19, 2018 or (b) the date on which the Series A preferred stock and the Series B preferred stock has been redeemed in full or the Treasury has transferred all of the Series A preferred stock and the Series B preferred stock to non-affiliates, the Company, without the consent of the Treasury, cannot pay any per share cash dividend that is greater than 103% of the aggregate per share dividends paid for the prior fiscal year; and (3) during the period beginning on December 19, 2018 and ending on the date on which all of the Series A preferred stock and the Series B preferred stock has been redeemed in full or the Treasury has transferred all of the Series A preferred stock and the Series B preferred stock to non-affiliates, the Company, without the consent of the Treasury, cannot pay any cash dividends.

In addition, the Company is required to pay annual preferred stock dividends to the United States Department of the Treasury at 5% for Fixed Rate Cumulative Perpetual Preferred Stock, Series A and at 9% for Fixed Rate Cumulative Perpetual Preferred Stock, Series B. See Note 18 to the consolidated financial statements.

The Company’s ability to pay dividends is governed by the policies and regulations of the Federal Reserve Board (the “FRB”), which prohibits the payment of dividends under certain circumstances dependent on the Company’s financial condition and capital adequacy.  The Company’s ability to pay dividends is also dependent on the receipt of dividends from the Bank.

Management’s Discussion and Analysis

Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank.  The Bank’s ability to pay dividends is governed by the Maryland Financial Institutions Code and the regulations of the FRB.  Under the Maryland Financial Institutions Code, a Maryland bank (1) may only pay dividends from undivided profits or, with prior regulatory approval, its surplus in excess of 100% of required capital stock and, (2) may not declare dividends on its common stock until its surplus funds equals the amount of required capital stock, or if the surplus fund does not equal the amount of capital stock, in an amount in excess of 90% of net earnings.

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

Tri-County Financial Corporation

REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2009 and 2008

Tri-County Financial Corporation

Tri-County Financial Corporation

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

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, utilizing the framework established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2009, is effective.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Tri-County Financial Corporation
Waldorf, Maryland

We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation as of December 31, 2009 and 2008, and the results of its consolidated operations and cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
March 5, 2010

Tri-County Financial Corporation

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
Assets
Cash and due from banks	$9,960,787	$5,071,614
Federal Funds sold	695,000	989,754
Interest-bearing deposits with banks	592,180	8,413,164
Securities available for sale, at fair value	53,926,109	14,221,674
Securities held to maturity, at amortized cost	90,287,803	108,712,281
Federal Home Loan Bank and Federal Reserve Bank stock - at cost	6,935,500	6,453,000
Loans receivable - net of allowance for loan losses of $7,471,314 and $5,145,673	616,592,976	542,977,138
Premises and equipment, net	11,987,690	12,235,999
Foreclosed real estate	922,934	-
Accrued interest receivable	2,925,271	2,965,813
Investment in bank owned life insurance	10,943,396	10,526,286
Other assets	9,272,888	4,118,187

Total Assets	$815,042,534	$716,684,910

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing deposits	$70,001,444	$50,642,273
Interest-bearing deposits	570,417,345	474,525,293
Total deposits	640,418,789	525,167,566
Short-term borrowings	13,080,530	1,522,367
Long-term debt	75,669,630	104,963,428
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	12,000,000
Accrued expenses and other liabilities	5,683,736	5,917,130

Total Liabilities	746,852,685	649,570,491

Stockholders' Equity
Fixed Rate Cumulative Perpetual Preferred Stock, Series A - par value $1,000; authorized 15,540; issued 15,540	15,540,000	15,540,000
Fixed Rate Cumulative Perpetual Preferred Stock, Series B - par value $1,000; authorized 777; issued 777	777,000	777,000
Common stock - par value $.01; authorized - 15,000,000 shares; issued 2,976,046 and 2,947,759 shares, respectively	29,760	29,478
Additional paid in capital	16,754,627	16,517,649
Retained earnings	35,193,958	34,280,719
Accumulated other comprehensive gain	284,474	229,848
Unearned ESOP shares	(389,970)	(260,275)

Total Stockholders’ Equity	68,189,849	67,114,419

Total Liabilities and Stockholders' Equity	$815,042,534	$716,684,910
See notes to consolidated financial statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2009	2008
Interest and Dividend Income
Loans, including fees	$32,685,178	$31,869,492
Taxable interest and dividends on investment securities	5,180,535	5,304,606
Interest on deposits with banks	21,640	83,659
Total Interest and Dividend Income	37,887,353	37,257,757

Interest Expenses
Deposits	12,230,667	13,013,398
Short-term borrowings	29,330	156,183
Long-term debt	3,906,131	4,865,230
Total Interest Expenses	16,166,128	18,034,811

Net Interest Income	21,721,225	19,222,946
Provision for loan losses	3,472,608	1,300,826
Net Interest Income After Provision For Loan Losses	18,248,617	17,922,120

Noninterest Income
Recognition of other than temporary decline in value of investment securities	(538,614)	(54,772)
Less: portion recorded as comprehensive income	271,870	-
Impairment loss on investment securities, net	(266,744)	(54,772)
Loan appraisal, credit, and miscellaneous charges	688,101	416,605
Income from bank owned life insurance	417,110	491,136
Service charges	1,658,544	1,665,700
Gain on sale of loans held for sale	325,671	-
Loss on the sale of investment securities	(12,863)	-
Total Noninterest Income	2,809,819	2,518,669

Noninterest Expenses
Salary and employee benefits	8,607,141	8,052,008
Occupancy expense	1,779,497	1,691,038
Advertising	449,155	557,782
Data processing expense	914,250	710,832
Depreciation of furniture, fixtures, and equipment	613,205	581,256
Telephone communications	152,649	83,469
Office supplies	164,154	162,096
Professional fees	749,467	720,512
FDIC insurance	1,134,926	274,282
Other	2,015,234	1,749,182
Total Noninterest Expenses	16,579,678	14,582,457

Income before income taxes	4,478,758	5,858,332
Income tax expense	1,611,668	2,043,000
Net Income	$2,867,090	$3,815,332
Preferred stock dividends	846,930	25,878
Net Income Applicable to Common Shareholders	$2,020,160	$3,789,454

Earnings Per Common Share
Basic	$0.68	$1.29
Diluted	$0.68	$1.24
Cash dividend paid per common share	$0.40	$0.40

See notes to consolidated financial statements

Tri-County Financial Corporation

CONSOLIDATED  STATEMENTS OF CHANGES IN  STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2009 and 2008

					Accumulated
					Other	Unearned
	Preferred	Common	Paid-in	Retained	Comprehensive	ESOP
	Stock	Stock	Capital	Earnings	Income (Loss)	Shares	Total

Balance at January 1, 2008	$-	$29,100	$16,914,373	$32,303,353	$(73,097)	$(326,653)	$48,847,076

Comprehensive Income
Net Income				3,815,332			3,815,332
Unrealized holding gains on investment securities net of tax of $156,062					302,945		302,945
Total Comprehensive Income							4,118,277

Cash dividend $0.40 per share				(1,184,324)			(1,184,324)
Excess of fair market value over cost of leveraged ESOP shares released			37,593				37,593
Exercise of stock options		715	773,082				773,797
Proceeds of capital purchase program	16,317,000		(777,000)				15,540,000
Net change in unearned ESOP shares		41				66,378	66,419
Repurchase of common stock		(436)	(674,671)	(338,795)			(1,013,902)
Cumulative effect of change in accounting principle recognizing post retirement cost				(314,847)			(314,847)
Stock-based compensation		58	140,030				140,088
Tax effect of the ESOP dividend			52,362				52,362
Tax effect of the exercise of stock-based compensation	-	-	51,880	-	-	-	51,880
Balance at December 31, 2008	16,317,000	29,478	16,517,649	34,280,719	229,848	(260,275)	67,114,419

Comprehensive Income
Net Income				2,867,090			2,867,090
Unrealized holding gains on investment securities net of tax of $120,577					234,060		234,060
Other than temporary impairment on securities held to maturity net of tax of $92,436					(179,434)		(179,434)
Total Comprehensive Income							2,921,716

Cash dividend $0.40 per share				(1,186,907)			(1,186,907)
Preferred stock dividends (1)				(766,944)			(766,944)
Exercise of stock options		174	122,134				122,308
Net change in unearned ESOP shares		24	1			(129,695)	(129,670)
Stock-based compensation		84	99,896				99,980
Tax effect of the exercise of stock-based compensation	-	-	14,947	-	-	-	14,947
Balance at December 31, 2009	$16,317,000	$29,760	$16,754,627	$35,193,958	$284,474	$(389,970)	$68,189,849

(1) Excludes $80,016 of fourth quarter 2009 cumulative preferred dividends not paid as of December 31, 2009.

See notes to consolidated financial statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009 and 2008

	2009	2008

Cash Flows from Operating Activities
Net income	$2,867,090	$3,815,332
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	3,472,608	1,300,826
Loans originated for resale	(20,994,916)	-
Proceeds from sale of loans originated for sale	21,022,010	-
Gain on sale of loans held for sale	(325,671)	-
Loss on sales of investment securities	12,863	-
Other than temporary decline in market value of investment securities	266,744	54,772
Depreciation and amortization	1,188,060	1,105,996
Net amortization of premium/discount on mortgage backed securities and investments	(204,963)	(152,837)
Increase in cash surrender value of bank owned life insurance	(417,110)	(401,998)
Deferred income tax benefit	(1,659,534)	(664,830)
Excess tax benefits on stock-based compensation	-	(8,865)
Decrease in accrued interest receivable	40,542	181,756
Increase (Decrease) in deferred loan fees	663,560	(60,364)
(Increase) Decrease in accrued expenses and other liabilities	(233,394)	738,459
Increase in other assets	(3,523,305)	(83,281)

Net Cash Provided by Operating Activities	2,174,584	5,824,966

Cash Flows from Investing Activities
Purchase of investment securities available for sale	(43,335,182)	(5,010,353)
Proceeds from sale, redemption or principal payments of investment securities available for sale	4,060,261	342,632
Purchase of investment securities held to maturity	(8,377,442)	(25,987,875)
Proceeds from maturities or principal payments of investment securities held to maturity	26,380,529	10,110,386
Net increase of FHLB and Federal Reserve stock	(482,500)	(1,098,500)
Loans originated or acquired	(274,171,579)	(236,486,198)
Principal collected on loans	195,795,216	145,882,731
Proceeds from disposal of premises and equipment	-	9,841
Purchase of premises and equipment	(939,751)	(3,919,059)

Net Cash Used in Investing Activities	(101,070,448)	(116,156,395)

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009 and 2008
(continued)

	2009	2008

Cash Flows from Financing Activities
Net increase in deposits	$115,251,223	$80,173,551
Proceeds from long-term borrowings	750,000	24,000,000
Payments on long-term borrowings	(30,043,801)	(5,042,080)
Net increase (decrease) in short-term borrowings	11,558,163	(32,956)
Exercise of stock options	222,288	773,797
Excess tax benefits on stock based compensation	14,947	8,865
Dividends paid	(1,953,851)	(1,184,324)
Proceeds from Capital Purchase Program	-	15,540,000
Net change in unearned ESOP shares	(129,670)	156,373
Redemption of common stock	-	(1,013,902)

Net Cash Provided by Financing Activities	95,669,299	113,379,324

(Decrease) Increase in Cash and Cash Equivalents	(3,226,565)	3,047,895

Cash and Cash Equivalents - January 1	14,474,532	11,426,637

Cash and Cash Equivalents - December 31	$11,247,967	$14,474,532

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$17,266,417	$17,660,936
Income taxes	$2,659,306	$2,797,865

Supplemental Schedule of Non-Cash Operating Activities
Issuance of common stock for payment of accrued compensation	$99,980	$140,088
Transfer of loans to OREO	$922,934	$-

See notes to consolidated financial statements

Tri-County Financial Corporation

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Tri-County Financial Corporation and its wholly owned subsidiary Community Bank of Tri-County (the “Bank”), and the Bank’s wholly owned subsidiary Community Mortgage Corporation of Tri-County (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and to general practices within the banking industry. The Company has evaluated subsequent events for potential recognition and disclosure up to the date these consolidated statements were issued.

Nature of Operations
The Company provides a variety of financial services to individuals and small businesses through its offices in Southern Maryland. Its primary deposit products are demand, savings, and time deposits, and its primary lending products are consumer and commercial mortgage loans, construction and land development loans, and commercial loans.

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

Significant Group Concentrations of Credit Risk
Most of the Company’s activities are with customers located in the Southern Maryland area comprising Calvert, Charles and St. Mary’s counties. Note 4 discusses the types of securities held by the Company. Note 5 discusses the type of lending in which the Company is engaged. The Company does not have any significant concentration to any one customer or industry.

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

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the estimated fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Investment in Federal Reserve Bank and Federal Home Loan Bank of Atlanta stock are recorded at cost and are considered restricted as to marketability. The Bank is required to maintain investments in the Federal Reserve Bank and Federal Home Loan Bank based upon levels of borrowings.

Tri-County Financial Corporation

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

Loans Receivable
The Company originates real estate mortgages to cover construction and land development loans, commercial and consumer loans to customers. A substantial portion of the loan portfolio is comprised of loans throughout Southern Maryland. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding unpaid principal balances, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the composition and size of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of a specific component and a general component. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than carrying value of that loan. The general component covers the non-classified loans by loan category and is based on historical loss experience, peer group comparisons, industry data and loss percentages used for similarly graded loans adjusted for qualitative factors.

Tri-County Financial Corporation

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

Buildings and Improvements: 10 - 50 years
Furniture and Equipment: 3 - 15 years
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

Tri-County Financial Corporation

Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Compensation cost for all stock-based awards is measured at fair value on date of grant and recognized over the service period for awards expected to vest. Such value is recognized as expense over the service period, net of estimated forfeitures. The estimation of stock awards that ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience.

The Company and the Bank currently maintain incentive compensation plans which provide for payments to be made in cash, stock options or other share-based compensation. The Company has accrued the full amounts due under these plans, but as of year end, it is not possible to identify the portion that will be paid out in the form of share-based compensation.

Tri-County Financial Corporation

Earnings Per Common Share
Basic earnings per common share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. As of December 31, 2009 and 2008, there were 253,359 and 102,524 options respectively, which were excluded from the calculation as their effect would be anti-dilutive.

	Years Ended December 31,
	2009	2008
Net Income	$2,867,090	$3,815,332
Less: Dividends accrued on preferred stock	(846,930)	(25,878)
Net income available to common shareholders	$2,020,160	$3,789,454

Average number of common shares outstanding	2,961,293	2,943,002
Effect of dilutive options	26,608	110,688

Average number of shares used to calculate diluted earnings per share	2,987,901	3,053,690

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

Reclassification
Certain reclassifications have been made in the consolidated financial statements for 2008 to conform to the classification presented in 2009.

Recent Accounting Pronouncements
The SEC issued Staff Accounting Bulletin No. 109 in November 2007, “Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”)”. Previously, SAB 105, “Application of Accounting Principles to Loan Commitments”, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of SAB 109 did not have a material impact on the Company’s consolidated financial statements.

FASB ASC TOPIC 105, “Generally Accepted Accounting Principles” (“GAAP”) establishes the Codification as the single source of authoritative GAAP in the United States except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. The provisions of FASB ASC Topic 105 were adopted for the year ending December 31, 2009 and did not have a material effect on the Company’s consolidated financial statements.

Tri-County Financial Corporation

FASB ASC TOPIC 260, “Earnings per Share” provides guidance that requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and requires a company to retrospectively adjust its earnings per share data. The Company adopted this guidance effective March 31, 2009, and adoption did not have a material effect on consolidated results of operations or earnings per share.

FASB ASC TOPIC 320, “Investments - Debt and Equity Securities” provides guidance on impairment of securities. FASB ASC Topic 320 (1) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (2) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Company adopted this guidance effective September 30, 2009, and adoption did not have a material effect on the Company’s consolidated financial statements.

FASB ASC TOPIC 715, “Compensation - Retirement Benefits” provides guidance applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy or policies, that are associated with a postretirement benefit. ASC Topic 715 requires that for a split-dollar life insurance arrangement an employer should recognize a liability for future benefits if, in substance, a postretirement benefit plan exists or if the arrangement is, in substance, an individual deferred compensation contract based on the substantive agreement with the employee. The guidance is effective for fiscal years beginning after December 15, 2007. The Company adopted the guidance on January 1, 2008 and recognized a liability for future benefits in the amount of $314,847 as a cumulative effect adjustment to retained earnings.

FASB ASC TOPIC 805, “Business Combinations” provides guidance for business combinations for which the acquisition date is on or after December 15, 2008. These business combinations use “acquisition accounting” which recognizes and measures the goodwill acquired in the business combination and defines a bargain purchase, and requires the acquirer to recognize that excess as a gain attributable to the acquirer.  The Company adopted this new guidance effective January 1, 2009, and adoption did not have a material impact on the Company’s consolidated financial statements.

FASB ASC TOPIC 810, “Consolidation” provides guidance that establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statement, but separate from the parent’s equity.  This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management adopted this guidance effective March 31, 2009, and adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

New accounting guidance issued under ASC Topic 810 related to variable interest entities (“VIEs”) amends the original guidance to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE.  This analysis identifies the primary beneficiary of a VIE as the enterprise that has both (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE.  Additionally, this new guidance requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance.   It is effective at the beginning of a company’s first fiscal year that begins after November 15, 2009.  The Company does not anticipate that its adoption will have a material impact on the on the Company’s consolidated financial statements.

Tri-County Financial Corporation

FASB ASC TOPIC 815, “Derivatives and Hedging” provides guidance regarding disclosures for derivatives.  This guidance requires qualitative disclosures about objectives and strategies for using derivative, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Adoption of this new guidance, effective January 1, 2009, did not have a material impact on the Company’s consolidated financial statements.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The provisions of ASC Topic 820 became effective for the Company on January 1, 2008 for financial assets and financial liabilities and will become effective on January 1, 2010 for non-financial assets and non-financial liabilities (see Note 2 - Fair Value Measurements).

Additional guidance under ASC Topic 820 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Company adopted this guidance effective September 30, 2009, and adoption did not have a material effect on the Company’s consolidated financial statements.

New accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as assets, or (3) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The Company adopted this guidance effective September 30, 2009, and adoption did not have a material effect on the Company’s consolidated financial statements.

FASB ASC TOPIC 825, “Financial Instruments” permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The fair value measurement option (1) may be applied instrument by instrument with certain exceptions, (2) is generally irrevocable and (3) is applied only to entire instruments and not to portions of instruments. Unrealized gains and losses on items for which the fair value measurement option has been elected must be reported in earnings at each subsequent reporting date. The provisions of ASC Topic 825 became effective for the Company on January 1, 2008 (see Note 2 - Fair Value Measurements).

FASB ASC TOPIC 855, “Subsequent Events” provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. The Company adopted this guidance effective September 30, 2009, and adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

FASB ASC TOPIC 860, “Transfers and Servicing” provides guidance that eliminates the concept of a “qualifying special-purpose entity” from the original accounting guidance and removes the exception from applying FASB guidance on consolidation of variable interest entities, to qualifying special-purpose entities.  This guidance is effective at the beginning of a reporting entity’s first fiscal year that begins after November 15, 2009.  The Company does not anticipate that its adoption would have a material impact on the Company’s consolidated financial statements.

Tri-County Financial Corporation

NOTE 2 - FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted FASB ASC Topic 820, “Fair Value Measurements” and FASB ASC Topic 825, “The Fair Value Option for Financial Assets and Financial Liabilities” which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. FASB ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available for sale investment securities) or on a nonrecurring basis (for example, impaired loans).

FASB ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

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

Under FASB ASC Topic 820, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These hierarchy levels are:

Level 1 inputs - Unadjusted quoted process in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Investment Securities Available for Sale
Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Tri-County Financial Corporation

Loans
The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired. Management estimates the fair value of impaired loans using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2009, substantially all of the impaired loans were evaluated based upon the fair value of the collateral. In accordance with FASB ASC 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

Foreclosed Assets
Foreclosed assets are adjusted for fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value and fair value. Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset at nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The table below presents the recorded amount of assets as of December 31, 2009, measured at fair value on a recurring basis.

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description of Asset
Available for sale securities	$53,926,109	$-	$53,926,109	$-

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may be required from time to time to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis as of December 31, 2009 are included in the table below:

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description of Asset
Impaired loans	$8,784,828	$-	$8,784,828	$-
Foreclosed real estate	$922,934	$-	$922,934	$-

Tri-County Financial Corporation

NOTE 3 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2009 and 2008, these reserve balances amounted to $477,000 and $443,000, respectively.

NOTE 4 - SECURITIES

	December 31, 2009
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Securities Available for Sale
Asset-backed securities issued by GSEs	$49,617,856	$646,198	$30,628	$50,233,426
Corporate equity securities	37,310	1,416	163	38,563
Bond mutual funds	3,568,050	86,070	-	3,654,120
Total Securities Available for Sale	$53,223,216	$733,684	$30,791	$53,926,109

Securities Held to Maturity
Asset-backed securities issued by:
GSEs	$71,276,709	$1,689,252	$137,919	$72,828,042
Other	19,005,847	12,088	3,353,964	15,663,971
Total Debt Securities Held to Maturity	90,282,556	1,701,340	3,491,883	88,492,013

U.S. Government obligations	-	-	-	-
Other investments	5,247	-	-	5,247
Total Securities	$90,287,803	$1,701,340	$3,491,883	$88,497,260

	December 31, 2008
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Securities Available for Sale
Asset-backed securities issued by GSEs	$10,214,278	$298,224	$7,544	$10,504,958
Corporate equity securities	156,054	912	237	156,729
Bond mutual funds	3,503,086	56,901	-	3,559,987
Total Securities Available for Sale	$13,873,418	$356,037	$7,781	$14,221,674

Securities Held to Maturity
Asset-backed securities issued by:
GSEs	$82,544,538	$337,224	$931,832	$81,949,930
Other	25,150,396	-	5,137,129	20,013,267
Total Debt Securities Held to Maturity	107,694,934	337,224	6,068,961	101,963,197

U.S. Government obligations	999,908	92	-	1,000,000
Other investments	17,439	-	-	17,439
Total Securities Held to Maturity	$108,712,281	$337,316	$6,068,961	$102,980,636

At December 31, 2009, certain asset-backed securities with a carrying value of $3,805,279 were pledged to secure certain deposits.  At December 31, 2009, asset-backed securities with a carrying value of $45,129,000 were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta.

Tri-County Financial Corporation

Gross unrealized losses and estimated fair value by length of time that the individual available for sale securities have been in a continuous unrealized loss position at December 31, 2009, are as follows:

	Continuous unrealized losses existing for
		Less Than 12	More Than 12	Total Unrealized
	Fair Value	Months	Months	Losses
Asset-backed securities issued by GSEs	$13,743,520	$24,758	$5,870	$30,628
Mutual fund shares	147	-	163	163
	$13,743,667	$24,758	$6,033	$30,791

The available for sale investment portfolio has a fair value of $53,926,109, of which $13,743,667 of the securities have some unrealized losses from their amortized cost. Of these securities, $13,743,520, or 99%, are mortgage-backed securities issued by GSEs and $147 or less than 1% are short duration mutual fund shares. The unrealized losses that exist in the asset-backed securities and mutual fund shares are the result of market changes in interest rates on similar instruments.

The asset-backed securities have an average duration of less than one year and are guaranteed by their issuer as to credit risk. Total unrealized losses on these investments are small (approximately 0.20%). We believe that the losses in the equity securities are temporary. Persistent losses may require a re-evaluation of these losses. These factors coupled with the Company’s intention and ability to hold these investments for a period of time sufficient to allow for any anticipated recovery in fair value substantiates that the unrealized losses in the available for sale portfolio are temporary.

Gross unrealized losses and estimated fair value by length of time that the individual held to maturity securities have been in a continuous unrealized loss position at December 31, 2009, are as follows:

	Continuous unrealized losses existing for
		Less Than 12	More Than 12	Total Unrealized
	Fair Value	Months	Months	Losses
Asset-backed securities issued by GSEs	$17,153,823	$16,595	$121,324	$137,919
Asset-backed securities issued by other	14,125,514	-	3,352,069	3,352,069
	$31,279,338	$16,595	$3,473,393	$3,489,988

The held to maturity investment portfolio has an estimated fair value of $88,497,260, of which $31,279,338, or 35% of the securities, have some unrealized losses from their amortized cost. Of these securities, $17,153,823, or 55%, are mortgage-backed securities issued by GSEs and the remaining $14,125,514 are asset-backed securities issued by others. As with the available for sale securities, we believe that the losses are the result of general perceptions of safety and credit worthiness of the entire sector and an increase in interest rates. The securities issued by GSEs are guaranteed by the issuer. They have an average duration of less than one year.  The average unrealized loss on GSEs issued held to maturity securities is 0.40%. We believe that the securities will either recover in market value or be paid off as agreed. The Company intends to, and has the ability to hold these securities to maturity.

The asset-backed securities issued by others are mortgage-backed securities. All of the securities have credit support tranches that absorb losses prior to the tranches which the Company owns. The Company reviews credit support positions on its securities regularly. These securities have an average life of less than three years. More than 94% of the market value of the securities is rated AAA by Standard & Poor’s, with the remainder rated at least B. Total unrealized losses on the asset-backed securities issued by others are $3,352,069, or 18%, of the amortized cost.  We believe that the securities will either recover in market value or be paid off as agreed. The Company intends to, and has the ability to hold these securities to maturity.

Tri-County Financial Corporation

During the year ended December 31, 2009, the Company recorded a charge of $118,744 related to other-than-temporary impairment on Silverton Bank common stock.  This charge was recorded in earnings as investment securities losses and eliminates the cost basis. The Company recorded a charge $148,000 related to other-than-temporary impairment on a single CMO issue. The issue has a par value of $1,151,000 with a carrying value of $732,000.

Management has the ability and intent to hold the securities with unrealized losses classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Further, as of December 31, 2009, management does not have the intent to sell any of the securities classified as available for sale with unrealized losses and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The fair value is expected to recover as the bonds approach their maturity or repricing date, or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality, except for the single CMO issue noted above, for which an other-than-temporary charge was recorded in the amount of $148,000. Accordingly, management believes that all other impairments are temporary.

The amortized cost and estimated fair value of debt securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$3,568,050	$3,654,120	$5,247	$5,247
Over one year through five years	-	-	-	-

Asset-backed Securities
Within one year	24,888,224	25,196,992	41,955,218	41,123,135
Over one year through five years	18,874,546	19,108,707	38,934,434	38,162,261
Over five years through ten years	4,670,361	4,728,302	8,040,720	7,881,251
After ten years	1,184,726	1,199,424	1,352,184	1,325,366
Total Asset-backed Securities	49,617,857	50,233,426	90,282,556	88,492,013

	$53,185,907	$53,887,547	$90,287,803	$88,497,260

During 2009, sales of available for sale securities totaled $73,200 compared to no sales in 2008. The 2009 sales produced a net loss of $12,863. Asset-backed securities are comprised of mortgage-backed securities as well as asset-backed securities such as collateralized mortgage obligations and real estate mortgage investment conduits.

Tri-County Financial Corporation

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

A summary of the balances of loans is as follows:

	Years Ended December 31,
	2009	2008

Commercial real estate	$292,987,963	$236,409,990
Residential first mortgages	116,225,733	104,607,136
Construction and land development	62,509,558	57,564,710
Home equity and second mortgage	25,133,155	25,412,415
Commercial loans	108,657,910	101,935,520
Consumer loans	1,607,765	2,045,838
Commercial equipment	17,916,655	20,458,092
	625,038,739	548,433,701
Less:
Deferred loan fees	974,449	310,890
Allowance for loan loss	7,471,314	5,145,673
	8,445,763	5,456,563

	$616,592,976	$542,977,138

At December 31, 2009, the Bank’s allowance for loan losses totaled $7,471,314 or 1.2% of loan balances as compared to $5,145,673 or 0.94% of loan balances at December 31, 2008. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience, current economic conditions, volume, growth and composition of the loan portfolio, financial condition of the borrowers and other relevant factors that, in management’s judgment, warrant recognition in providing an adequate allowance.

An analysis of the allowance for loan losses follows:

	2009	2008

Balance January 1,	$5,145,673	$4,482,483

Add:
Provision charged to operations	3,472,608	1,300,826
Recoveries	100	1,467
Less:
Charge-offs	1,147,067	639,103

Balance, December 31	$7,471,314	$5,145,673

At December 31, 2009 and 2008, impaired loans totaled $10,622,173 and $1,742,800, respectively. Impaired loans include accruing loans that have been restructured in the amount of $1,675,000 at December 31, 2009.  Impaired loans had specific allocations within the allowance for loan losses or have been reduced by charge-offs to recoverable values. Allocations of the allowance for loan losses relative to impaired loans at December 31, 2009 and 2008 were $1,837,345 and $222,700, respectively. If interest income had been recognized on impaired loans at their stated rates during 2009 interest income would have been increased by $461,149.  Approximately $107,000 of interest income was recognized on average impaired loans of $6,623,500 during 2009 compared to approximately $89,000 of interest income on average impaired loans of $2,057,200 for 2008.

Tri-County Financial Corporation

Loans on which the recognition of interest has been discontinued, which were not considered impaired, amounted to $10,340,310 and $3,193,200 at December 31, 2009 and 2008, respectively. If interest income had been recognized on non-accrual loans at their stated rates during 2009 and 2008 interest income would have been increased by $556,202 and $148,794, respectively. Income in the amount of $160,817 and $164,571 was recognized on these loans in 2009 and 2008, respectively.

Included in loans receivable at December 31, 2009 and 2008 was $5,809,065 and $4,796,390 due from officers and directors of the Bank. These loans are made in the ordinary course of business at substantially the same terms and conditions as those prevailing at the time for comparable transactions with persons not affiliated with the Bank and are not considered to involve more than the normal risk of collectability. For the years ended December 31, 2009 and 2008, all loans to directors and officers of the Bank were performing according to the original loan terms.

Activity in loans outstanding to officers and directors is summarized as follows:

	2009	2008
Balance, beginning of year	$4,796,390	$5,189,612
New loans made during year	1,351,315	83,243
Repayments made during year	(338,640)	(476,465)
Balance, end of year	$5,809,065	$4,796,390

NOTE 6 - LOAN SERVICING

Loans serviced for others are not reflected in the accompanying balance sheets. The unpaid principal balances of mortgages serviced for others were $37,204,292 and $21,707,985 at December 31, 2009 and 2008, respectively.

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

	Year Ended December 31,
	2009	2008
Balance at beginning of the year	$-	$83,659
Additions	152,519	-
Amortization	(19,660)	(83,659)
	$132,859	$-

NOTE 7 - FORECLOSED REAL ESTATE

Foreclosed assets are presented net of an allowance for losses. An analysis of the activity in foreclosed assets is as follows:

	Year Ended December 31,
	2009	2008
Balance at beginning of the year	$-	$-
Additions of underlying property	922,934	-
Balance at end of year	$922,934	$-

Expense applicable to foreclosed assets included operating expenses of $148,156 for the year ended December 31, 2009. There was no income or expenses for foreclosed real estate in 2008.

Tri-County Financial Corporation

NOTE 8 - PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows:

	2009	2008

Land	$3,100,039	$3,100,039
Building and improvements	10,779,689	10,424,873
Furniture and equipment	4,081,595	4,221,128
Automobiles	214,849	214,849
Total cost	18,176,172	17,960,889
Less accumulated depreciation	6,188,482	5,724,890
Premises and equipment, net	$11,987,690	$12,235,999

Certain bank facilities are leased under various operating leases. Rent expense was $458,242 and $477,967 in 2009 and 2008, respectively. Future minimum rental commitments under non-cancellable operating leases are as follows:
2010	$463,534
2011	312,633
2012	316,855
2013	264,419
2014	277,030
Thereafter	3,197,549

Total	$4,832,020

NOTE 9 - DEPOSITS

Deposits at December 31 consist of the following:

	2009	2008
Noninterest-bearing demand	$70,001,444	$50,642,273
Interest-bearing:
Demand	58,650,523	40,615,427
Money market deposits	102,491,488	86,957,359
Savings	28,017,418	26,911,911
Certificates of deposit	381,257,916	320,040,596
Total interest-bearing	570,417,345	474,525,293

Total Deposits	$640,418,789	$525,167,566

The aggregate amount of certificates of deposit in denominations of $100,000 or more at December 31, 2009, and 2008 was $192,650,086 and $115,667,914, respectively.

Tri-County Financial Corporation

At December 31, 2009, the scheduled maturities of certificates of deposit are as follows:

2010	$314,126,386
2011	27,341,309
2012	18,905,943
2013	10,645,998
2014	10,238,280
$381,257,916

NOTE 10 - SHORT-TERM BORROWINGS AND LONG-TERM DEBT

The Bank’s long-term debt consists of advances from the Federal Home Loan Bank of Atlanta. The Bank classifies debt based upon original maturity and does not reclassify debt to short-term status during its life. These include fixed-rate, fixed-rate convertible and variable-rate convertible advances. Rates and maturities on these advances are as follows:

	Fixed-	Fixed-Rate	Variable
	Rate	Convertible	Convertible
2009
Highest rate	4.19%	4.30%	0.00%
Lowest rate	1.00%	3.47%	0.00%
Weighted average rate	3.71%	3.88%	0.00%
Matures through	2036	2018	2020

2008
Highest rate	5.15%	6.25%	0.04%
Lowest rate	1.00%	3.27%	0.04%
Weighted average rate	4.06%	4.70%	0.04%
Matures through	2036	2014	2020

Average rates of long-term debt and short-term borrowings were as follows:

	At or for the Year Ended December 31,
(dollars in thousands)	2009	2008
Long-term debt
Long-term debt outstanding at end of period	$75,670	$104,963
Weighted average rate on outstanding long-term debt	3.26%	3.81%
Maximum outstanding long-term debt of any month end	100,692	104,998
Average outstanding long-term debt	94,745	102,112
Approximate average rate paid on long-term debt	3.70%	4.09%

Short-term borrowings
Short-term borrowings outstanding at end of period	$13,081	$1,522
Weighted average rate on short-term borrowings	0.34%	1.83%
Maximum outstanding short-term borrowings at any month end	$13,081	$20,943
Average outstanding short-term borrowings	1,421	4,355
Approximate average rate paid on short-term borrowings	2.06%	3.59%

The Bank’s fixed-rate debt generally consists of advances with monthly interest payments and principal due at maturity.

Tri-County Financial Corporation

The Bank’s fixed-rate convertible long-term debt is callable by the issuer, after an initial period ranging from six months to five years. The instruments are callable at the date ending the initial period. At December 31, 2009, the Bank had $10,000,000 in fixed-rate convertible debt callable in 2013. All advances have a prepayment penalty, determined based upon prevailing interest rates.

Variable convertible advances have an initial variable rate based on a discount to LIBOR. Our debt has a discount to LIBOR of 43 basis points. At December 31, 2009, the Bank has $10,000,000 that will convert at the issuer’s option to a fixed-rate advance at a rate of 4.0% for a term of ten years. The contractual maturities of long-term debt are as follows:

	December 31, 2009
	Fixed-	Fixed-Rate	Variable
	Rate	Convertible	Convertible	Total

Due in 2010	$10,000,000	$-	$-	$10,000,000
Due in 2011	20,000,000	-	-	20,000,000
Due in 2012	-	-	-	-
Due in 2013	-	-	-	-
Due in 2014	10,750,000	10,000,000	-	20,750,000
Thereafter	4,919,630	10,000,000	10,000,000	24,919,630
	$45,669,630	$20,000,000	$10,000,000	$75,669,630

From time to time, the Bank also has daily advances outstanding, which are classified as short-term borrowings. These advances are repayable at the Bank’s option at any time and are re-priced daily. There was $12,500,000 outstanding as of December 31, 2009. There were no amounts outstanding at December 31, 2008.

Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien (the “Agreement”), the Company maintained eligible collateral consisting of one-to-four family residential first mortgage loans equal to 100% of its total outstanding long and short-term Federal Home Loan Bank advances. During 2003 and 2004, the Bank entered into addendums to the Agreement that expanded the types of eligible collateral under the Agreement to include certain commercial real estate and second mortgage loans. These loans are subject to eligibility rules, and collateral values of the unpaid loan principal balances are established at 70% of residential first mortgages, at 50% for commercial real estate and at 40% for second mortgage loans. In addition, only 50% of total collateral for Federal Home Loan Bank advances may consist of commercial real estate loans. Additionally, the Bank has pledged its Federal Home Loan Bank stock of $5,817,600 and securities with a carrying value of $45,129,000 as additional collateral for its advances at December 31, 2009.

The Bank is limited to total advances of up to 40% of assets or $325,000,000. At December 31, 2009, the Bank had filed collateral statements identifying collateral sufficient to borrow $43,000,000 in addition to amounts already outstanding. In addition, the Bank had additional collateral in safekeeping at the Federal Home Loan Bank of Atlanta that had not been specifically pledged to the Federal Home Loan Bank. This collateral was sufficient to provide an additional $80,000,000 in borrowing capacity. In addition, the Bank has established a short-term credit facility with the Federal Reserve Bank of Richmond under its Borrower in Custody program. The Bank has segregated collateral sufficient to draw $17,000,000 under this agreement. In addition, the Bank has established short-term unsecured credit facilities with other commercial banks totaling $12,000,000 at December 31, 2009. No amounts were outstanding under the Borrower in Custody or commercial lines at December 31, 2009.

Also, the Bank had outstanding notes payable to the U.S. Treasury, which are federal treasury tax and loan deposits accepted by the Bank and remitted on demand to the Federal Reserve Bank. At December 31, 2009 and 2008, such borrowings were $580,530 and $1,522,367, respectively. The Bank pays interest on these balances at a slight discount to the federal funds rate. The notes are secured by investment securities with an amortized cost of approximately $1,500,000 and $1,600,000 at December 31, 2009 and 2008, respectively.

Tri-County Financial Corporation

NOTE 11 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2009	2008
Current
Federal	$2,463,419	$2,088,612
State	718,444	619,218
	3,181,863	2,707,830
Deferred
Federal	(1,357,027)	(552,720)
State	(213,148)	(112,110)
	(1,570,175)	(664,830)
Total Income Tax Expense	$1,611,688	$2,043,000

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	2009		2008
	Amount	Percent of Pre Tax Income	Amount	Percent of Pre Tax Income
Expected income tax expense at
federal tax rate	$1,522,778	34.00%	$1,991,833	34.00%
State taxes net of federal benefit	329,641	7.36%	340,735	5.82%
Nondeductible expenses	16,032	0.36%	30,856	0.53%
Nontaxable income	(272,036)	(6.07)%	(237,626)	(4.06)%
Other	15,253	0.34%	(82,798)	(1.41)%

	$1,611,668	35.98%	$2,043,000	34.87%

The net deferred tax assets in the accompanying balance sheets include the following components:

	2009	2008
Deferred Tax Assets
Deferred fees	$1,470	$1,665
Allowance for loan losses	2,947,433	2,029,968
Deferred compensation	1,351,433	1,201,641
Other	533,217	95,679
	4,833,553	3,328,953

Deferred Tax Liabilities
Unrealized gain on investment securities	146,548	118,408
FHLB stock dividends	156,182	156,182
Depreciation	166,634	232,208
	469,364	506,798

	$4,364,189	$2,822,155

Retained earnings at December 31, 2009 included approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the “base year tax reserve”) for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $463,000 at December 31, 2009.  The Company is no longer subject to U.S. Federal tax examinations by tax authorities for years before 2006.

Tri-County Financial Corporation

NOTE 12 - COMMITMENTS AND CONTINGENCIES

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

As of December 31, 2009 and 2008, in addition to the undisbursed portion of loans receivable of $22,960,545 and $20,030,652, respectively, the Bank had outstanding loan commitments approximating $12,168,100 and $26,795,510, respectively.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding amounted to $20,689,434 and $19,541,000 at December 31, 2009 and 2008, respectively. In addition to the commitments noted above, customers had approximately $82,307,000 and $90,543,000 available under lines of credit at December 31, 2009 and 2008, respectively.

NOTE 13 - STOCK OPTION AND INCENTIVE PLAN

The Company has stock option and incentive plans to attract and retain personnel and provide incentive to employees to promote the success of the business. On January 31, 2005, the Company’s 1995 Stock Option and Incentive Plan and 1995 Stock Option Plan for Non-Employee Directors each expired. All shares authorized and available under this plan were awarded as of December 31, 2004. In May 2005, the 2005 Equity Compensation Plan was approved by the shareholders. The exercise price for options granted under this plan is set at the discretion of the committee administering this plan, but is not less than the market value of the shares as of the date of grant. An option’s maximum term is ten years and the options vest at the discretion of the committee administering this plan. All outstanding options were fully vested at December 31, 2009.

	2009		2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	353,217	$15.49	428,619	$14.72
Granted	-	-	-	-
Exercised	(22,959)	7.97	(71,454)	10.83
Expired	(1,013)	7.88	(1,136)	7.20
Forfeitures	(2)	7.88	(2,812)	20.03
Outstanding at end of year	329,243	$16.04	353,217	$15.49

Tri-County Financial Corporation

Options outstanding are all currently exercisable and are summarized as follows:

Number Outstanding	Weighted Average	Weighted Average
December 31, 2009	Remaining Contractual Life	Exercise Price
24,861	1 years	$7.90
32,076	2 years	7.91
18,947	3 years	11.56
62,880	4 years	12.93
87,955	5 years	15.89
80,813	6 years	22.29
21,711	8 years	27.70
329,243		16.04

Stock option based compensation expense totaled $36,481 and $0 in 2009 and 2008, respectively.  Aggregate intrinsic value of outstanding stock options and exercisable stock options was $222,607 at December 31, 2009.  Aggregate intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the period, which was $11.75 at December 31, 2009, and the exercise price multiplied by the number of options outstanding.

The fair value of the Company’s employee stock options granted is estimated on the date of grant using the Black-Scholes option pricing model. There were no stock options granted for 2009 and 2008, respectively.  The Company estimates expected market price volatility and expected term of the options based on historical data and other factors.

In 2008, the Company issued 7,263 shares of common stock as settlement of accrued incentive bonuses to employees under the 2005 Equity Compensation Plan. The total value of these shares was $140,088.

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Bank has an Employee Stock Ownership Plan (“ESOP”) that covers substantially all its employees. The ESOP acquires stock of Tri-County Financial Corporation. Unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. Contributions are made at the discretion of the Board of Directors. Expense recognized for the years ended 2009 and 2008 totaled $24 and $36,841, respectively. As of December 31, 2009, the ESOP plan held 188,639 allocated and 22,941 unallocated shares with an approximate market value of $2,216,508 and $269,557, respectively.

The Company also has a 401(k) plan. The Company matches a portion of the employee contributions. This ratio is determined annually by the Board of Directors. In 2009 and 2008, the Company matched one-half of the employee’s first 8% of deferral. All employees who have completed six months of service and have reached the age of 21 are covered under this defined contribution plan. Contributions are determined at the discretion of the Board of Directors. For the years ended December 31, 2009 and 2008, the expense recorded for this plan totaled $169,175 and $160,547, respectively.

The Bank has a separate nonqualified retirement plan for non-employee directors. Directors are eligible for a maximum benefit of $3,500 a year for ten years following retirement from the Board of Community Bank of Tri-County. The maximum benefit is earned at 15 years of service as a non-employee director. Full vesting occurs after two years of service. Expense recorded for this plan was $8,336 and $10,012 for the years ended December 31, 2009 and 2008, respectively.

Tri-County Financial Corporation

In addition, the Bank has established a separate supplemental retirement plan for certain key executives of the Bank. This plan provides a retirement income payment for 15 years from the date of the employee’s expected retirement date. The payments are set at the discretion of the Board of Directors and vesting occurs ratably from the date of employment to the expected retirement date. Expense recorded for this plan totaled $371,000 and $396,000 for 2009 and 2008, respectively.

NOTE 15 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined) and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2009, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from the Federal Reserve categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios for 2009 and 2008 are presented in the following tables.

Tri-County Financial Corporation

	Actual		Required for Capital Adequacy Purposes		To be Considered Well Capitalized Under Prompt Corrective Action
At December 31, 2009
Total Capital (to risk weighted assets)
The Company	$87,416	13.46%	$51,973	8.00%
The Bank	$85,028	13.14%	$51,787	8.00%	$64,734	10.00%

Tier 1 Capital (to risk weighted assets)
The Company	$79,905	12.30%	$25,987	4.00%
The Bank	$77,517	11.97%	$25,894	4.00%	$38,840	6.00%

Tier 1 Capital (to average assets)
The Company	$79,905	10.03%	$31,880	4.00%
The Bank	$77,517	9.74%	$31,840	4.00%	$39,800	5.00%

At December 31, 2008
Total Capital (to risk weighted assets)
The Company	$84,072	14.73%	$45,668	8.00%
The Bank	$82,194	14.45%	$45,507	8.00%	$56,884	10.00%

Tier 1 Capital (to risk weighted assets)
The Company	$78,884	13.82%	$22,834	4.00%
The Bank	$77,006	13.54%	$22,754	4.00%	$34,131	6.00%

Tier 1 Capital (to average assets)
The Company	$78,884	11.54%	$27,342	4.00%
The Bank	$77,006	11.28%	$27,302	4.00%	$34,128	5.00%

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Tri-County Financial Corporation

	December 31, 2009		December 31, 2008
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets
Cash and cash equivalents	$11,247,967	$11,247,967	$14,474,532	$14,474,532
Investment securities and stock in FHLB and FRB	151,149,412	148,049,000	129,386,955	123,655,310
Loans receivable, net	616,592,976	610,998,000	542,977,138	585,899,804
Foreclosed real estate	922,934	922,934	-	-

Liabilities
Savings, NOW and money market accounts	259,160,873	246,139,000	205,126,970	205,483,312
Time certificates	381,257,916	384,848,000	320,040,596	324,199,698
Long-term debt and other borrowed funds	88,750,160	83,381,000	106,485,795	107,628,766
Guaranteed preferred beneficial interest in junior subordinated securities	12,000,000	2,400,000	12,000,000	11,520,000

At December 31, 2009, the Company had outstanding loan commitments and standby letters of credit of $12.2 million and $20.7 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

Valuation Methodology
Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Receivable - For conforming residential first-mortgage loans, the market price for loans with similar coupons and maturities was used. For nonconforming loans with maturities similar to conforming loans, the coupon was adjusted for credit risk. Loans that did not have quoted market prices were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products. Loans priced using the discounted cash flow method included residential construction loans, commercial real estate loans, and consumer loans. The estimated fair value of loans held for sale is based on the terms of the related sale commitments.

Foreclosed Assets - Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral.

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

Guaranteed Preferred Beneficial Interest in Junior Subordinated Securities - These were valued using discounted cash flows. The discount rate was equal to the rate currently offered on similar borrowings.

Tri-County Financial Corporation

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2009 and 2008. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

NOTE 17 - GUARANTEED PREFERRED BENEFICIAL INTEREST IN JUNIOR SUBORDINATED DEBENTURES

On June 15, 2005, Tri-County Capital Trust II (“Capital Trust II”), a Delaware business trust formed, funded and wholly owned by the Company, issued $5,000,000 of variable-rate capital in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 1.70%. The Trust, along with the $155,000 for Capital Trust II’s common securities, used the proceeds from this issuance to purchase $5,155,000 of the Company’s junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital Trust II’s obligations with respect to the capital securities. These capital securities qualify as Tier I capital and are presented in the Consolidated Balance Sheets as “Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures.” Both the capital securities of Capital Trust II and the junior subordinated debentures are scheduled to mature on June 15, 2035, unless called by the Company not earlier than June 15, 2010.

On July 22, 2004, Tri-County Capital Trust I (“Capital Trust I”), a Delaware business trust formed, funded and wholly owned by the Company, issued $7,000,000 of variable-rate capital securities in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 2.60%. The Trust used the proceeds from this issuance, along with the Company’s $217,000 capital contribution for Capital Trust I’s common securities, to purchase $7,217,000 of the Company’s junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital Trust I’s obligations with respect to the capital securities. These debentures qualify as Tier I capital and are presented in the Consolidated Balance Sheets as “Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures.” Both the capital securities of Capital Trust I and the junior subordinated debentures are scheduled to mature on July 22, 2034, unless called by the Company not earlier than July 22, 2009.

Costs associated with the issuance of the trust-preferred securities were less than $10,000 and were expensed as period costs.

NOTE 18 - PREFERRED STOCK

On December 19, 2008, the United States Department of the Treasury (“Treasury”), acting under the authority granted to it by the Troubled Asset Relief Program’s Capital Purchase Program purchased $15,540,000 of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) issued by the Company. The preferred stock has a perpetual life, has liquidation priority over the Company’s common shareholders, and is cumulative. The dividend rate is 5% for the first five years, rising to 9% thereafter. The Series A Preferred Stock may not be redeemed unless the Company has redeemed all Series B Preferred Stock, and has paid all dividends accumulated. As condition to the issuance of the Series A Preferred Stock the Company agreed to accept restrictions on the repurchase of its common stock, the payment of dividends and certain compensation practices.

Tri-County Financial Corporation

At the same time the Company issued its Series A Preferred Stock, it issued to the Treasury warrants to purchase Fixed Rate Cumulative Perpetual Preferred Stock, Series B Preferred Stock (“Preferred B”) in the amount of 5% of the Preferred A shares or 770 shares with a par value of $777,000. The warrants had an exercise price of $.01 per share. These Preferred B shares have the same rights, preferences and privileges as the Series A Preferred Shares. The Series B Preferred Shares have a dividend rate of 9%. These warrants were immediately exercised.

The Company believes that it is in compliance with all terms of the Preferred Stock Purchase Agreement.

NOTE 19 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

Balance Sheet
	December 31,
	2009	2008
Assets
Cash - noninterest bearing	$863,305	$447,077
Cash - interest bearing	-	157,554
Investment securities available for sale	-	40,701
Investment in wholly owned subsidiaries	78,173,565	77,608,281
Other assets	1,955,554	1,634,411
Total Assets	$80,992,424	$79,888,024

Liabilities and Stockholders' Equity
Current liabilities	$430,575	$401,605
Guaranteed preferred beneficial interest in junior subordinated debentures	12,372,000	12,372,000
Total Liabilities	12,802,575	12,773,605

Stockholders' equity
Preferred Stock - Series A	15,540,000	15,540,000
Preferred Stock - Series B	777,000	777,000
Common stock	29,760	29,478
Surplus	16,754,627	16,517,649
Retained earnings	35,193,958	34,280,719
Total accumulated other comprehensive income	284,474	229,848
Unearned ESOP shares	(389,970)	(260,275)
Total Stockholders’ Equity	68,189,849	67,114,419

Total Liabilities and Stockholders’ Equity	$80,992,424	$79,888,024

Tri-County Financial Corporation

Condensed Statements of Income
	Years Ended December 31,
	2009	2008

Dividends from subsidiary	$2,950,000	$2,500,000
Interest income	29,284	45,284
Interest expense	402,914	686,304
Net Interest Income	2,576,370	1,858,980
Loss on sale of investment securities	(11,916)	-
Miscellaneous expenses	(513,795)	(417,478)
Income before income taxes and equity
in undistributed net income of subsidiary	2,050,659	1,441,502
Federal and state income tax benefit	305,775	359,889
Equity in undistributed net income of subsidiary	510,656	2,013,942
Net Income	$2,867,090	$3,815,333

Condensed Statements of Cash Flows
	Years Ended December 31,
	2009	2008
Cash Flows from Operating Activities
Net income	$2,867,090	$3,815,333
Adjustments to reconcile net income to net cash
provided by operating activities
Equity in undistributed earnings of subsidiary	(510,656)	(2,013,942)
Loss on sale of investment security	11,916	-
Increase in other assets	(252,150)	(399,706)
Deferred income tax benefit	(68,991)	(64,422)
Increase (Decrease) in current liabilities	28,970	(168,054)
Net Cash Provided by Operating Activities	2,076,179	1,169,209

Cash Flows from Investing Activities
Redemption (purchase) of investment securities available for sale	28,785	(1,486)
Net Cash Provided by (Used in) Investing Activities	28,785	(1,486)

Cash Flows from Financing Activities
Dividends paid	(1,953,851)	(1,184,324)
Proceeds from private placement	-	15,540,000
Downstream of capital to subsidiary	-	(15,440,088)
Exercise of stock options	122,308	773,797
Issuance of stock-based compensation	99,976	140,088
Excess tax benefits on stock-based compensation	14,947	51,880
Net change in ESOP loan	(129,670)	156,373
Redemption of common stock	-	(1,013,903)
Net Cash Used in Financing Activities	(1,846,290)	(976,177)
Increase in Cash	258,674	191,546
Cash at Beginning of Year	604,631	413,085
Cash at End of Year	$863,305	$604,631

Tri-County Financial Corporation

NOTE 20 - QUARTERLY FINANCIAL COMPARISON

	2009				2008
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$9,713,417	$9,620,495	$9,350,365	$9,203,076	$9,208,616	$9,322,087	$9,219,271	$9,507,783
Interest expense	3,648,007	4,078,019	4,180,031	4,260,071	4,489,221	4,493,215	4,400,886	4,651,489
Net interest income	6,065,410	5,542,476	5,170,334	4,943,005	4,719,395	4,828,872	4,818,385	4,856,294
Provision for loan loss	1,494,680	515,555	929,488	532,885	683,459	462,622	(5,479)	160,224
Net interest income after provision	4,570,730	5,026,921	4,240,846	4,410,120	4,035,936	4,366,250	4,823,864	4,696,070

Noninterest income	773,244	668,347	781,771	586,457	540,325	632,305	758,588	587,451
Noninterest expense	4,219,791	4,267,052	4,278,673	3,814,162	3,812,544	3,624,150	3,794,220	3,351,543

Income before income taxes	1,124,183	1,428,216	743,944	1,182,415	763,717	1,374,405	1,788,232	1,931,978
Provision for income taxes	416,723	560,640	221,730	412,575	275,329	490,236	661,698	615,737
Net income	$707,460	$867,576	$522,214	$769,840	$488,388	$884,169	$1,126,534	$1,316,241

Earnings per common share[1]

Basic	$0.17	$0.22	$0.10	$0.19	$0.16	$0.30	$0.38	$0.45

Diluted	$0.17	$0.22	$0.10	$0.19	$0.15	$0.29	$0.37	$0.42

1 Earnings per share are based upon quarterly results and may not be additive to the annual earnings per share amounts.