Form 10-K, Exhibit 13
period 2010-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 2011-03-07
CIK 855874

EXHIBIT 13
2010 ANNUAL REPORT TO STOCKHOLDERS

[LETTERHEAD OF TRI-COUNTY FINANCIAL CORPORATION]

Dear Shareholder:

I am pleased to report to you that Tri-County Financial Corporation (the “Company”) and its banking subsidiary, Community Bank of Tri-County (the “Bank”), have completed another successful year of operations. Our primary objective for 2010 was to work toward returning our Company to recent performance trends.  We made good progress toward that goal by closing the year with fully diluted earnings per share at $1.30 or $0.62 per share more than last year’s earnings. Net income available to common shareholders for the year ended December 31, 2010 increased $1.9 million, or 93.98%, to $3.9 million compared to $2.0 million for the year ended December 31, 2009.

One of our strategic objectives for 2010 was to increase our net interest income. The Company increased net interest income by $4.2 million, or 19.50%, to $25.9 million for the year ended December 31, 2010 from $21.7 million for the year ended December 31, 2009. This was attributable to a reduction in the cost of funding, improved revenues from the growth of the loan portfolio and prudent management of loan pricing. The Company’s cost of funds declined 61 basis points to 1.94% for 2010 from 2.55% for the prior year.

During 2010, management worked with customers to strengthen the quality of our loan portfolio and resolve nonperforming loans. The Bank restructured viable loans, foreclosed on some properties and charged-off uncollectible balances. At year end, nonperforming loans and overall delinquency were significantly below peer averages at 2.04% and 2.21%, respectively. Over 98% of troubled debt restructurings during the year were performing as agreed at year end. At December 31, 2010, 78% of nonperforming loan balances, or $10.5 million, was concentrated with six customers. Nonperforming assets increased from 2.48% of total assets to 2.71%, due primarily to two foreclosed construction and land development projects that are now working toward satisfactory resolution.

Our growth strategy recognizes the importance of deposits to fund the production of earning assets. According to the FDIC, in the Southern Maryland counties of Charles, Calvert and St. Mary’s, the Bank has increased market share from 11.18% as of June 30, 2006 to 17.67% as of June 30, 2010. In comparison, the other top four ranked banks, as measured by deposits, in our market lost 5.06% of market share in the same time period. As the third ranked bank in the Tri-County area, our average branch had deposits of $68.2 million, far exceeding average branch deposits of our competition. In 2010, we increased our deposits $84.2 million, or 13.14%, from $640.4 million at December 31, 2009 to $724.6 million at December 31, 2010. Our strategy will continue to focus on increasing profitable market share and core deposit growth in Southern Maryland.

In 2011, the Bank is expected to construct our 11th branch in Dahlgren, Virginia, which is contiguous with our current market footprint. In the coming year, we face the challenges of an increasingly competitive marketplace as large banks attempt to recapture market share that they abandoned during the crisis. I am confident that your Company can continue its role as the local market leader by its steadfast commitment to serving our communities in the tradition of community banking.  To that point, we celebrated our 60th anniversary in October of this year. With your directorate, management team and talented staff, I look forward to many more successful years for Tri-County Financial Corporation and Community Bank of Tri-County.

Yours truly,

/s/ Michael L. Middleton
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

The Company and the Bank’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company and the Bank’s market area changes in real estate market values in the Company and the Bank’s market area, and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Since its conversion to a commercial bank charter in 1997, the Bank has sought to increase total assets as well as certain targeted loan types. The Bank believes that its ability to offer fast, flexible and local decision-making will continue to attract significant new loans and enhance asset growth.  The Bank’s targeted marketing is also directed towards increasing its balances of consumer and business transaction deposit accounts. The Bank believes that increases in these account types will lessen the Bank’s dependence on higher-cost funding, such as certificates of deposit and borrowings, to fund loan growth.  Although management believes that this strategy will increase financial performance over time, increasing the balances of certain products, such as commercial lending and transaction accounts, may also increase the Bank’s noninterest expense. It also recognizes that certain lending and deposit products also increase the possibility of losses from credit and other risks.

In December 2008, the Company elected to participate in the Troubled Asset Relief Program’s Capital Purchase Program (“CPP”) in order to better serve its market in Southern Maryland. As part of the transaction, the Company received $15.5 million from the U.S. Department of the Treasury in exchange for 15,540 shares of preferred stock, which carries a 5% annual dividend yield for five years, and 9% thereafter.  In addition, the U.S. Treasury also exercised a warrant to purchase an additional 777 shares of preferred stock for $777,000, which carries a 9% annual dividend yield.  The Company has used, and intends to continue to use, the additional capital to pursue growth opportunities in line with its strategic initiatives and to increase its lending activities in its market.  For more details on the CPP preferred stock see Note 18 of our Consolidated Financial Statements.

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

Allowance for Loan Losses
The allowance for loan losses is an estimate of the losses that exist in the loan portfolio. The allowance is based on two principles of accounting: (1) Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 450 “Contingencies,” which requires that losses be accrued when they are probable of occurring and are estimable and (2) FASB ASC 310 “Receivables”, which requires that losses be accrued when it is probable that the Company will not collect all principal and interest payments according to the contractual terms of the loan. The loss, if any, is determined by the difference between the loan balance and the value of collateral, the present value of expected future cash flows and values observable in the secondary markets.

The allowance for loan loss balance is an estimate based upon management’s evaluation of the loan portfolio.   The allowance is comprised of a specific and a general component.  The specific component consists of management’s evaluation of certain classified and non-accrual loans and their underlying collateral. Management assesses the ability of the borrower to repay the loan based upon all information available. Loans are examined to determine a specific allowance based upon the borrower’s payment history, economic conditions specific to the loan or borrower and other factors that would impact the borrower’s ability to repay the loan on its contractual basis.  Depending on the assessment of the borrower’s ability to pay and the type, condition and value of collateral, management will establish an allowance amount specific to the loan.

Management utilizes a risk grading matrix to assign grades to commercial real estate, construction and land development, commercial loans and commercial equipment loans. Commercial loan relationships with an aggregate exposure to the Bank of $350,000 or greater are risk rated. Residential first mortgages, home equity and second mortgages and consumer loans are evaluated for creditworthiness in underwriting and are monitored on an ongoing basis based on borrower payment history. Consumer loans and residential real estate loans are classified as unrated unless they are part of a larger commercial relationship that requires grading or are troubled debt restructures or nonperforming loans with an Other Assets Especially Mentioned or higher risk rating due to a delinquent payment history. Management annually engages a third party consulting firm to perform independent loan reviews of its commercial loan portfolio, and the results are reported to the Company’s Audit Committee.

Management’s Discussion and Analysis

In establishing the general component of the allowance, management analyzes non-classified and non-impaired loans in the portfolio including changes in the amount and type of loans.  Management also examines the Bank’s historical loss experience (charge-offs and recoveries) within each loan category.  The state of the local and national economy is also considered. Based upon these factors, the Bank’s loan portfolio is categorized and a loss factor is applied to each category.  These loss factors may be higher or lower than the Bank’s actual recent average losses in any particular loan category, particularly in loan categories that are increasing or decreasing in size.  Based upon these factors, the Bank will adjust the loan loss allowance by increasing or decreasing the provision for loan losses.

Management has significant discretion in making the judgments inherent in the determination of the allowance for loan losses, including in connection with the valuation of collateral, a borrower’s prospects of repayment and in establishing loss factors on the general component of the allowance. Changes in loss factors will have a direct impact on the amount of the provision and a corresponding effect on net income. Errors in management’s perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs. At December 31, 2010, the allowance for loan losses was $7,669,147 or 1.16% of total loans. An increase or decrease in the allowance could result in a charge or credit to income before income taxes that materially impacts earnings. For additional information regarding the allowance for loan losses, refer to Notes 1 and 5 to the Consolidated Financial Statements and the discussion under the caption “Provision for Loan Losses” below.

Foreclosed Real Estate
The Company maintains a valuation allowance on its foreclosed real estate.  As with the allowance for loan losses, the valuation allowance on foreclosed real estate is based on FASB ASC 450 “Contingencies”, as well as the accounting guidance on impairment of long-lived assets. These statements require that the Company establish a valuation allowance when it has determined that the carrying amount of a foreclosed asset exceeds its fair value.  Fair value of a foreclosed asset is measured by the cash flows expected to be realized from its subsequent disposition.  These cash flows are reduced for the costs of selling or otherwise disposing of the asset.

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

At December 31, 2010 and 2009, the Company had deferred tax assets in excess of deferred tax liabilities of $5,061,557 and $4,364,189, respectively.  At December 31, 2010 and 2009, management determined that it is more likely than not that the entire amount of such assets will be realized in the future.

Management’s Discussion and Analysis

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

Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets.  Factors that may affect the Company’s ability to achieve sufficient forecasted taxable income include, but are not limited to, the following: increased competition, a decline in net interest margin, a loss of market share, decreased demand for financial services and national and regional economic conditions.

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

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

General
For the year ended December 31, 2010, the Company reported consolidated net income of $4,765,701 ($1.31 basic and $1.30 diluted earnings per common share) compared to consolidated net income of $2,867,090 ($0.68 basic and $0.68 diluted earnings per common share) for the year ended December 31, 2009. Consolidated net income available to common shareholders for the year ended December 31, 2010 increased $1,898,611, or 93.98%, to $3,918,771 compared to $2,020,160 for the year ended December 31, 2009.

The increase in net income for 2010 was attributable to increases in net interest income of $4,235,547 and noninterest income of $770,357 partially offset by increases in noninterest expense of $1,615,505, income tax expense of $1,030,948 and the provision for loan losses of $460,840.

Earnings per share were affected in 2010 and 2009 by $846,930 per year of preferred stock dividends (See Note 18 to the Consolidated Financial Statements).

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

Net interest income for the year ended December 31, 2010 was $25,956,772 compared to $21,721,225 for the year ended December 31, 2009. The $4,235,547 increase was due to an increase in interest income of $1,649,634 and a decrease in interest expense of $2,585,913. Changes in the components of net interest income due to changes in average balances of assets and liabilities and to changes caused by changes in interest rates are presented in the rate volume analysis.

During 2010, interest income increased due to higher average interest-earning asset balances offset by lower rates earned on interest-earning assets. The lower rates on assets were primarily the result of lower yields on investment securities compared to the prior year as average yields on investments decreased 87 basis points from 3.61% in 2009 to 2.74% in 2010. The Company’s loan portfolio increased earnings primarily due to higher average balances and limited the effect of the low interest rate environment over the last year through pricing discipline. The loan portfolio has grown 20.53% since December 31, 2008.  The Company’s average loan yield remained at 5.68% for 2009 and 2010.

Management’s Discussion and Analysis

Interest expense decreased as a result of lower interest rates on all material deposit types, the use of lower cost core deposits as a funding source and a reduction in the average balance and rates for borrowings partially offset by higher average deposit balances.  The average cost of the Company’s interest-bearing liabilities decreased 61 basis points from 2.55% in 2009 to 1.94% in 2010.  The lower deposit rates were primarily in shorter-term certificates of deposit and money market deposit accounts. The average cost of certificates of deposits decreased 81 basis points from 3.02% in 2009 to 2.21% in 2010. The rates on these accounts tend to decrease when the federal funds target rate decreases. In the first quarter of 2009, due largely to the financial crisis, market pressures on deposit rates kept deposit rates artificially high. In the second half of 2009, the Company’s interest-bearing liabilities, such as savings accounts, returned to more traditional market rates.

For the year ended December 31, 2010, the Company’s interest rate spread and net interest margin increased 40 basis points and 30 basis points, respectively.

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the past two fiscal years. There are no tax equivalency adjustments.

Management’s Discussion and Analysis

		2010			2009
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$615,887	$34,995	5.68%	$574,966	$32,685	5.68%
Investment securities, federal funds sold and interest-bearing deposits	165,753	4,542	2.74%	143,966	5,202	3.61%
Total interest-earning assets	781,640	39,537	5.06%	718,932	37,887	5.27%
Cash and cash equivalents	13,709			13,533
Other assets	45,107			30,138
Total Assets	$840,456			$762,603

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$30,355	$123	0.41%	$28,486	$46	0.16%
Interest-bearing demand and money market accounts	161,494	1,510	0.94%	142,513	1,458	1.02%
Certificates of deposit	421,525	9,305	2.21%	355,489	10,727	3.02%
Long-term debt	70,823	2,278	3.22%	94,745	3,502	3.70%
Short-term borrowings	2,973	42	1.41%	1,421	29	2.04%
Guaranteed preferrred beneficial interest in junior subordinated debentures	12,000	322	2.68%	12,000	404	3.37%
Total interest-bearing liabilities	699,170	13,580	1.94%	634,654	16,166	2.55%
Noninterest-bearing demand deposits	65,041			53,584
Other liabilities	5,772			6,000
Stockholders' equity	70,473			68,365
Total Liabilities and Stockholders' Equity	$840,456			$762,603

Net interest income		$25,957			$21,721

Interest rate spread			3.12%			2.72%
Net yield on interest-earning assets			3.32%			3.02%
Ratio of average interest-earning assets to average interest-bearing liabilities			111.80%			113.28%

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

	Year ended December 31, 2010
	compared to year ended
	December 31, 2009
		Due to
thousands	Volume	Rate	Total

Interest-Earning Assets
Loan portfolio (1)	$2,325	$(15)	$2,310
Investment securities, federal funds sold and interest bearing deposits	597	(1,257)	(660)
Total Interest-Earning Assets	$2,922	$(1,272)	$1,650

Interest-Bearing Liabilities
Savings	8	69	77
Interest-bearing demand and money market accounts	177	(125)	52
Certificates of deposit	1,458	(2,880)	(1,422)
Long-term debt	(769)	(455)	(1,224)
Short-term debt	22	(9)	13
Guaranteed preferrred beneficial interest in junior subordinated debentures	-	(82)	(82)
Total Interest-Bearing Liabilities	$895	$(3,481)	$(2,586)
Net Change in Net Interest Income	$2,027	$2,209	$4,236
(1) Average balance includes non-accrual loans

Provision for Loan Losses
Provision for loan losses for the year ended December 31, 2010 was $3,933,448, compared to $3,472,608 for the year ended December 31, 2009. The loan loss provision increased in 2010 primarily due to increases in net charge-offs which increased $2,588,647 from $1,146,967 (0.20% of average loans) for the year ended December 31, 2009 to $3,735,614 (0.61% of average loans) for the year ended December 31, 2010. The loan loss provision also increased as the Bank continued to add loans to its portfolio particularly in commercial real estate, which carry a higher risk of default than other loans in the Bank’s portfolio. The Company’s allowance for loan losses decreased from 1.20% of loan balances at December 31, 2009 to 1.16% of loan balances at December 31, 2010, as specific loans were restructured, foreclosed or charged-off and nonperforming loans and overall delinquency declined.  Nonperforming loans decreased $5,768,704 to $13,518,779 at December 31, 2010 from $19,287,000 at December 31, 2009.  Overall delinquency, which includes nonperforming loans, decreased $11,347,508 to $14,661,664 from $26,009,172 for the same comparative periods.  The loan loss allowance and the provision for loan losses is determined based upon an analysis of individual loans and the application of certain loss factors to different loan categories. Individual loans are analyzed for impairment as the facts and circumstances warrant.  In addition, a general component of the loan loss allowance is added based on a review of the portfolio’s size and composition. At December 31, 2010, the allowance for loan loss equaled 57% of nonperforming loans compared to 39% at December 31, 2009.

Management’s Discussion and Analysis

Noninterest Income

	Years Ended December 31,		% change
	2010	2009	2010 vs. 2009

Recognition of other than temporary decline in value of investment securities	$-	$(538,614)	(100.00)%
Less: portion recorded as comprehensive income	-	271,870	(100.00)%
Impairment loss on investment securities, net	-	(266,744)	(100.00)%
Loan appraisal, credit, and miscellaneous charges	676,805	688,101	(1.64)%
Income from bank owned life insurance	504,296	417,110	20.90%
Service charges	1,905,949	1,658,544	14.92%
Gain on sale of asset	22,500	-	n/a
Gain on sale of loans held for sale	470,626	325,671	44.51%
Loss on the sale of investment securities	-	(12,863)	(100.00)%
Total Noninterest Income	$3,580,176	$2,809,819	27.42%

Growth of noninterest income was primarily due to increases in service charge income related to the size, pricing and number of deposits and gains on the sale of residential loans held for sale. Additionally, noninterest income increased in 2010 compared to 2009 because prior year noninterest income included $266,744 of investment security impairment charges.

Noninterest Expenses

	Years Ended December 31,		% change
	2010	2009	2010 vs. 2009

Salary and employee benefits	$9,769,401	$8,607,141	13.50%
Occupancy expense	1,772,394	1,779,497	(0.40)%
Advertising	399,802	449,155	(10.99)%
Data processing expense	1,044,972	914,250	14.30%
Depreciation of furniture, fixtures, and equipment	541,642	613,205	(11.67)%
Telephone communications	170,566	152,649	11.74%
Office supplies	170,447	164,154	3.83%
Professional fees	799,377	749,467	6.66%
FDIC insurance	1,338,305	1,134,926	17.92%
Valuation allowance on foreclosed real estate	287,934	-	n/a
Other	1,900,343	2,015,234	(5.70)%
Total Noninterest Expenses	$18,195,183	$16,579,678	9.74%

The increase in noninterest expense was principally due to increases in staffing to support the Bank’s balance sheet growth and an increasing regulatory burden. The increase in salary and employee benefit costs reflect growth in the Bank’s workforce to fully staff branches, an increasing need for highly skilled employees due to the higher complexity level of the Bank’s business and continued increases in the Bank’s benefit costs. Advertising expense decreased as the Bank had fewer advertising campaigns in 2010. Increases in data processing and professional fees reflect the increased cost of regulatory compliance and the growth of the Bank’s operations. FDIC insurance costs increased due to higher assessment rates and an increased assessment base due to customer deposit increases of $199.4 million since January 1, 2009. In 2010, the Bank recorded a valuation adjustment of $287,934 to foreclosed real estate to adjust a property to management’s estimate of realizable value.

Management’s Discussion and Analysis

Income Tax Expense
For the year ended December 31, 2010, the Company recorded income tax expense of $2,642,616 compared to $1,611,668 in the prior year.  The Company’s effective tax rates for the years ended December 31, 2010 and 2009 were 35.67% and 35.98%, respectively.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2010 AND 2009

Assets

	December 31,		% change
	2010	2009	2010 vs. 2009

Cash and due from banks	$8,695,590	$9,960,787	(12.70)%
Federal funds sold	615,000	695,000	(11.51)%
Interest-bearing deposits with banks	512,846	592,180	(13.40)%
Securities available for sale (AFS), at fair value	34,946,225	53,926,109	(35.20)%
Securities held to maturity (HTM), at amortized cost	126,988,316	90,287,803	40.65%
Federal Home Loan Bank and Federal Reserve Bank stock- at cost	6,315,600	6,935,500	(8.94)%
Loans receivable - net of allowance for loan losses of $7,669,147 and $7,471,314	654,449,936	616,592,976	6.14%
Premises and equipment, net	12,132,141	11,987,690	1.20%
Foreclosed real estate	10,469,302	922,934	1034.35%
Accrued interest receivable	2,784,396	2,925,271	(4.82)%
Investment in bank owned life insurance	17,447,692	10,943,396	59.44%
Other assets	10,579,058	9,272,888	14.09%
Total Assets	$885,936,102	$815,042,534	8.70%

The securities available for sale (AFS) portfolio decreased due to the maturing of asset-backed securities issued by government-sponsored entities. The securities held to maturity (HTM) portfolio increased due to additional purchases of securities offset by principal paydowns, primarily of asset-backed securities issued by government-sponsored entities. The differences in allocations between the different cash and investment categories reflect operational needs. Investments in bank owned life insurance increased based on the business needs of the Company. The increase in other assets was primarily due to a net increase in deferred tax assets.

The increases in loans receivable reflect the Bank’s continuing efforts to build its market share in Southern Maryland. In 2010, the Bank continued to increase its loan portfolio as many banks decreased their loan portfolios. Net loan growth was impacted by the increase in foreclosed real estate. In 2010, the Bank increased its loan portfolios in commercial real estate by $43,311,873 to $336,299,836 and residential real estate by $19,822,844 to $136,048,577. The Bank decreased its loan portfolio in construction and land development loans by $20,005,358 from $62,509,558 to $42,504,200 as loans were foreclosed or projects were completed. Other loan classes did not have significant dollar or percentage changes.

Nonperforming loans as a percentage of total loans amounted to 2.04% at December 31, 2010 compared to 3.09% at December 31, 2009. Nonperforming loans decreased from $19,287,483 at December 31, 2009 to $13,518,779 at December 31, 2010 as loans were worked out or placed into foreclosure. The Company had 32 nonperforming loans at December 31, 2010 of which 78% of nonperforming loan balances were concentrated with six customers. Foreclosed real estate has grown as the Bank works to resolve problem loans. Two construction and land development properties represent 86% of the foreclosed real estate balance and are the primary factor in the current year increase in nonperforming assets from 2.48% of total assets to 2.71%. Foreclosed real estate carrying amounts reflect management’s estimate of the realizable value of these properties.

Management’s Discussion and Analysis

At December 31, 2010, the Bank had 19 troubled debt restructured loans of which $16,584,546, or 98.2%, were performing according to the terms of their restructured agreements. During 2010, the Company recognized $720,570 in interest on these loans.

Liabilities

	December 31,		% change
	2010	2009	2010 vs. 2009
Deposits
Noninterest-bearing	$75,642,197	$70,001,444	8.06%
Interest-bearing	648,940,129	570,417,345	13.77%
Total deposits	724,582,326	640,418,789	13.14%
Short-term borrowings	816,422	13,080,530	(93.76)%
Long-term debt	70,624,044	75,669,630	(6.67)%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	12,000,000	0.00%
Accrued expenses and other liabilities	6,808,383	5,683,736	19.79%
Total Liabilities	$814,831,175	$746,852,685	9.10%

In order to fund the Bank’s asset growth and provide a lower cost of funds, the Bank increased its deposit base through marketing efforts focused on small and medium sized businesses and retail customers in the Southern Maryland area.  According to statistics compiled by the FDIC, the Bank was ranked third in deposit market share in the Tri-County area as of June 30, 2010, the latest date for which such data is available. Non-brokered deposits totaled $699,601,865 or 96.55% of total deposits at December 31, 2010. Deposits have grown 37.97% or $199,414,760 since January 1, 2009 and have been a critical factor in decreasing funding costs. Long-term debt and short-term borrowings decreased as retail deposits replaced debt. The Bank paid down net borrowings by $17,309,694 or 19.5%, during 2010, decreasing its reliance on higher cost sources of funds in favor of lower cost retail deposits.

Equity

	December 31,		% change
	2010	2009	2010 vs. 2009
Fixed Rate Cumulative Perpetual Preferred Stock, Series A - par value $1,000; authorized 15,540; issued 15,540	$15,540,000	$15,540,000	0.00%
Fixed Rate Cumulative Perpetual Preferred Stock, Series B - par value $1,000; authorized 777; issued 777	777,000	777,000	0.00%
Common stock - par value $.01; authorized - 15,000,000 shares; issued 3,002,616 and 2,976,046 shares, respectively	30,026	29,760	0.89%
Additional paid in capital	16,962,460	16,754,627	1.24%
Retained earnings	37,892,557	35,193,958	7.67%
Accumulated other comprehensive gain	411,188	284,474	44.54%
Unearned ESOP shares	(508,304)	(389,970)	30.34%
Total Stockholders' Equity	$71,104,927	$68,189,849	4.27%

Total equity increased $2,915,078 during the year. The Company earned net income of $4,765,701. In addition, the exercise of incentive stock options for $147,799, an increase in accumulated other comprehensive income of $126,714 and other smaller increases of $60,271 increased equity. These increases were partially offset by decreases from the payment of dividends of $1,196,187 for common shares and the payment of preferred stock dividends of $846,930 to the United States Department of the Treasury. Increases in equity were also offset by net decreases for repurchases of common stock of $24,000 and decreases to equity for unearned ESOP shares of $118,290.

Management’s Discussion and Analysis

Under the terms of the Treasury purchase of preferred stock, the Company cannot repurchase common stock without Treasury’s consent until December 19, 2018 or until the preferred stock issued to the Treasury is redeemed.  On November 12, 2010, after approval from the Treasury, the Company approved a repurchase program under which the Company may repurchase shares of common stock equaling up to 1% of the Company’s stockholders’ equity. The Company intends to repurchase shares from time to time, depending on market conditions. The Company purchased 1,500 shares in December 2010 at an average price of $16.00 per share.

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

The Bank’s principal sources of funds for investment and operations are net income, deposits, sales of loans, borrowings, principal and interest payments on loans, principal and interest received on investment securities and proceeds from the maturity and sale of investment securities. Its principal funding commitments are for the origination or purchase of loans, the purchase of securities and the payment of maturing deposits. Deposits are considered the primary source of funds supporting the Bank’s lending and investment activities. The Bank also uses borrowings from the FHLB of Atlanta to supplement deposits. The amount of FHLB advances available to the Bank is limited to the lower of 40% of Bank assets or the amount supportable by eligible collateral including FHLB stock, loans and securities.  In addition, the Bank has established lines of credit with the Federal Reserve Bank and commercial banks. For a discussion of these agreements including collateral see Note 10 to the Consolidated Financial Statements.

The Bank’s most liquid assets are cash, cash equivalents and federal funds sold. The levels of such assets are dependent on the Bank’s operating, financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

Cash and cash equivalents as of December 31, 2010 totaled $9,823,436, a decrease of $1,424,531 or 12.66%, from the December 31, 2009 total of $11,247,967.  The decrease in cash and cash equivalents has minimal impact on operational needs as the Bank has substantial sources of funds available from other sources.

The Bank’s principal sources of cash flows are its financing activities including deposits and borrowings. In 2010, the Bank continued to increase its deposits and market share. During 2010, all financing activities provided $64,876,506 in cash inflows compared to $95,669,299 during 2009. The decrease in cash flows from financing activity in 2010 of $30,792,793 was principally due to a decrease in net deposit growth from $115,251,223 in 2009 to $84,163,537 in 2010. The net decline in borrowings used funds of $17,309,694 in 2010 compared to $17,735,638 in 2009. Other financing activities net use of cash for dividends and other equity transactions amounted to $1,977,337 in 2010 compared to $1,846,286 in 2009.

The Bank’s principal use of cash has been in investing activities including its investments in loans, investment securities and other assets. In 2010, the level of net cash used in investing decreased to $75,128,499 from $101,070,448 in 2009. In 2010, the Bank continued to increase its loan and investment portfolios. The decrease in net investing activity of $25,941,944 in 2010 was primarily due to a decrease in loans originated or acquired from $274,171,579 in 2009 to $244,552,180 in 2010. In addition, net cash used in security transactions decreased from $21,754,334 in 2009 to $16,731,319 in 2010, with most of the 2010 activity taking proceeds from maturing investments to fund purchases of held to maturity investments. Cash provided from principal collected on loans decreased slightly from $195,795,216 in 2009 to $193,319,561 in 2010.  Other investing activities net use of cash for purchases of bank owned life insurance and other asset purchases amounted to $7,164,561 in 2010 compared to $939,751 in 2009.

Management’s Discussion and Analysis

At December 31, 2010, the Bank had $18,619,662 in loan commitments outstanding.  Certificates of deposit due within one year of December 31, 2010 totaled $276,286,346, representing 63.05% of certificates of deposit at December 31, 2010.  If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowing than we currently pay on the certificates of deposit due on or before December 31, 2011.  We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

Federal banking regulations require the Company and the Bank to maintain specified levels of capital. At December 31, 2010, the Company was in compliance with these requirements with a leverage ratio of 9.44%, a Tier 1 risk-based capital ratio of 11.84% and total risk-based capital ratio of 12.94%. At December 31, 2010, the Bank met the criteria for designation as a well-capitalized depository institution under Federal Reserve Bank regulations.  See Note 15 of the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of operations, we engage in a variety of financial transaction that, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit. For a discussion of these agreements including collateral and other arrangements see Note 12 to the Consolidated Financial Statements.

For the years ended December 31, 2010 and 2009, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

CONTRACTUAL OBLIGATIONS

In the normal course of its business, the Bank commits to make future payments to others to satisfy contractual obligations. These obligations include commitments to repay short and long-term borrowings and commitments incurred under operating lease agreements.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the Company’s assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Management’s Discussion and Analysis

SELECTED FINANCIAL DATA

Dollars in thousands except share data	Year Ended December 31,
	2010	2009	2008	2007	2006
Operations Data
Net interest income	$25,957	$21,721	$19,223	$18,992	$17,327
Provision for loan losses	3,933	3,473	1,301	855	406
Noninterest income	3,580	2,810	2,519	3,402	2,247
Noninterest expense	18,195	16,580	14,582	13,459	12,562
Net income	4,766	2,867	3,815	5,106	4,441
Net income available to common shareholders	$3,919	$2,020	$3,789	$5,106	$4,441

Share Data
Basic net income per common share	$1.31	$0.68	$1.29	$1.92	$1.68
Diluted net income per common share	$1.30	$0.68	$1.24	$1.79	$1.58
Cash dividends paid per common share	$0.40	$0.40	$0.40	$0.40	$0.37
Book value per common share	$18.25	$17.43	$17.23	$16.79	$14.28
Common shares outstanding	3,002,616	2,976,046	2,947,759	2,909,974	2,642,288
Weighted average common shares outstanding:
Basic	2,985,080	2,961,293	2,943,002	2,664,036	2,637,531
Diluted	3,008,279	2,987,901	3,053,690	2,852,494	2,815,985

Financial Condition Data
Total assets	$885,936	$815,043	$716,685	$598,406	$575,496
Loans receivable, net	654,450	616,593	542,977	453,614	422,480
Foreclosed real estate (OREO)	10,469	923	-	-	461
Total deposits	724,582	640,419	525,168	444,994	418,013
Long and short term debt	71,440	88,750	106,486	87,561	102,614
TARP preferred stock	16,317	16,317	16,317	-	-
Total stockholders’ equity	$71,105	$68,190	$67,114	$48,847	$37,729

Other Financial Information
Nonperforming loans (NPLs)	$13,518	$19,287	$4,936	$414	$1,046
Troubled debt restructures (TDRs)	16,882	11,601	-	755	-

Performance Ratios
Return on average assets	0.57%	0.38%	0.59%	0.87%	0.80%
Return on average equity	6.76%	4.19%	7.57%	12.62%	12.13%
Net interest margin	3.32%	3.02%	3.13%	3.41%	3.24%
Efficiency ratio	61.60%	67.59%	67.07%	60.10%	64.18%
Dividend payout ratio	30.77%	58.82%	31.04%	20.80%	21.91%

Capital Ratios:
Average equity to average assets	9.44%	10.03%	11.54%	10.41%	8.74%
Leverage ratio	9.44%	10.03%	11.54%	10.41%	8.74%
Total risk-based capital ratio	12.94%	13.46%	14.73%	13.80%	11.98%

Asset Quality Ratios
Allowance for loan losses to total loans	1.16%	1.20%	0.94%	0.98%	0.89%
Nonperforming loans to total loans	2.04%	3.09%	0.90%	0.25%	0.25%
Allowance for loan losses to Nonperforming loans	56.73%	38.74%	104.25%	383.40%	361.59%
Net charge-offs to average loans	0.61%	0.20%	0.13%	0.04%	0.00%
Nonperforming assets to total assets (NPLs + OREO)	2.71%	2.48%	0.69%	0.07%	0.26%
Nonperforming assets and TDRs to total assets	4.58%	3.90%	0.69%	0.20%	0.26%

All per share amounts have been adjusted for the three-for-two stock split which was effected in December 2006.

Management’s Discussion and Analysis

MARKET FOR THE REGISTRANT’S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

Market Information
The following table sets forth high and low bid quotations reported on the OTC Bulletin for the Company’s common stock for each quarter during 2010 and 2009.  These quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	High	Low
2009
Fourth Quarter	$15.00	$10.50
Third Quarter	$13.99	$11.30
Second Quarter	$13.85	$11.50
First Quarter	$20.00	$10.50

	High	Low
2010
Fourth Quarter	$18.00	$13.25
Third Quarter	$15.00	$11.20
Second Quarter	$12.01	$11.25
First Quarter	$15.25	$10.55

Holders
The number of stockholders of record of the Company at March 4, 2011 was 599.

Dividends
The Company has paid annual cash dividends since 1994.  For each of fiscal years 2010 and 2009, the Company paid an annual cash dividend of $0.40 per share.  As part of the Company’s participation in the Capital Purchase Program of the U.S. Department of Treasury’s Troubled Asset Relief Program: (1) before the earlier of (a) December 19, 2011 or (b) the date on which the Series A preferred stock and the Series B preferred stock has been redeemed in full or the Treasury has transferred all of the Series A preferred stock and the Series B preferred stock to non-affiliates, the Company cannot, without consent of the Treasury, increase its per share cash dividend above $0.40; (2) during the period beginning on December 19, 2011 and ending on the earlier of (a) December 19, 2018 or (b) the date on which the Series A preferred stock and the Series B preferred stock has been redeemed in full or the Treasury has transferred all of the Series A preferred stock and the Series B preferred stock to non-affiliates, the Company, without the consent of the Treasury, cannot pay any per share cash dividend that is greater than 103% of the aggregate per share dividends paid for the prior fiscal year; and (3) during the period beginning on December 19, 2018 and ending on the date on which all of the Series A preferred stock and the Series B preferred stock has been redeemed in full or the Treasury has transferred all of the Series A preferred stock and the Series B preferred stock to non-affiliates, the Company, without the consent of the Treasury, cannot pay any cash dividends.

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
For the years Ended December 31, 2010 and 2009

Tri-County Financial Corporation

Tri-County Financial Corporation

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Tri-County Financial Corporation (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting.  The internal control process has been designed under our supervision to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, utilizing the framework established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2010, is effective.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Tri-County Financial Corporation
Waldorf, Maryland

We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation as of December 31, 2010 and 2009, and the results of their consolidated operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland
March 4, 2011

Tri-County Financial Corporation

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
Assets
Cash and due from banks	$8,695,590	$9,960,787
Federal funds sold	615,000	695,000
Interest-bearing deposits with banks	512,846	592,180
Securities available for sale (AFS), at fair value	34,946,225	53,926,109
Securities held to maturity (HTM), at amortized cost	126,988,316	90,287,803
Federal Home Loan Bank and Federal Reserve Bank stock - at cost	6,315,600	6,935,500
Loans receivable - net of allowance for loan losses of $7,669,147 and $7,471,314	654,449,936	616,592,976
Premises and equipment, net	12,132,141	11,987,690
Foreclosed real estate	10,469,302	922,934
Accrued interest receivable	2,784,396	2,925,271
Investment in bank owned life insurance	17,447,692	10,943,396
Other assets	10,579,058	9,272,888

Total Assets	$885,936,102	$815,042,534

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing deposits	$75,642,197	$70,001,444
Interest-bearing deposits	648,940,129	570,417,345
Total deposits	724,582,326	640,418,789
Short-term borrowings	816,422	13,080,530
Long-term debt	70,624,044	75,669,630
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	12,000,000
Accrued expenses and other liabilities	6,808,383	5,683,736
Total Liabilities	814,831,175	746,852,685

Stockholders' Equity
Fixed Rate Cumulative Perpetual Preferred Stock, Series A - par value $1,000; authorized 15,540; issued 15,540	15,540,000	15,540,000
Fixed Rate Cumulative Perpetual Preferred Stock, Series B - par value $1,000; authorized 777; issued 777	777,000	777,000
Common stock - par value $.01; authorized - 15,000,000 shares; issued 3,002,616 and 2,976,046 shares, respectively	30,026	29,760
Additional paid in capital	16,962,460	16,754,627
Retained earnings	37,892,557	35,193,958
Accumulated other comprehensive gain	411,188	284,474
Unearned ESOP shares	(508,304)	(389,970)
Total Stockholders’ Equity	71,104,927	68,189,849

Total Liabilities and Stockholders' Equity	$885,936,102	$815,042,534
See notes to consolidated financial statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009
Interest and Dividend Income
Loans, including fees	$34,995,425	$32,685,178
Taxable interest and dividends on investment securities	4,524,204	5,180,535
Interest on deposits with banks	17,358	21,640
Total Interest and Dividend Income	39,536,987	37,887,353

Interest Expenses
Deposits	10,938,385	12,230,667
Short-term borrowings	42,151	29,330
Long-term debt	2,599,679	3,906,131
Total Interest Expenses	13,580,215	16,166,128

Net Interest Income	25,956,772	21,721,225
Provision for loan losses	3,933,448	3,472,608
Net Interest Income After Provision For Loan Losses	22,023,324	18,248,617

Noninterest Income
Recognition of other than temporary decline in value of investment securities	-	(538,614)
Less: portion recorded as comprehensive income	-	271,870
Impairment loss on investment securities, net	-	(266,744)
Loan appraisal, credit, and miscellaneous charges	676,805	688,101
Income from bank owned life insurance	504,296	417,110
Service charges	1,905,949	1,658,544
Gain on sale of asset	22,500	-
Gain on sale of loans held for sale	470,626	325,671
Loss on the sale of investment securities	-	(12,863)
Total Noninterest Income	3,580,176	2,809,819

Noninterest Expenses
Salary and employee benefits	9,769,401	8,607,141
Occupancy expense	1,772,394	1,779,497
Advertising	399,802	449,155
Data processing expense	1,044,972	914,250
Depreciation of furniture, fixtures, and equipment	541,642	613,205
Telephone communications	170,566	152,649
Office supplies	170,447	164,154
Professional fees	799,377	749,467
FDIC insurance	1,338,305	1,134,926
Valuation allowance on foreclosed real estate	287,934	-
Other	1,900,343	2,015,234
Total Noninterest Expenses	18,195,183	16,579,678

Income before income taxes	7,408,317	4,478,758
Income tax expense	2,642,616	1,611,668
Net Income	$4,765,701	$2,867,090
Preferred stock dividends	846,930	846,930
Net Income Available to Common Shareholders	$3,918,771	$2,020,160

Earnings Per Common Share
Basic	$1.31	$0.68
Diluted	$1.30	$0.68
Cash dividend paid per common share	$0.40	$0.40

See notes to consolidated financial statements

Tri-County Financial Corporation

CONSOLIDATED  STATEMENTS OF CHANGES IN  STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2010 and 2009

					Accumulated
					Other	Unearned
	Preferred	Common	Paid-in	Retained	Comprehensive	ESOP
	Stock	Stock	Capital	Earnings	Income (Loss)	Shares	Total

Balance at January 1, 2009	$16,317,000	$29,478	$16,517,649	$34,280,719	$229,848	$(260,275)	$67,114,419

Comprehensive Income
Net Income				2,867,090			2,867,090
Unrealized holding gains on investment securities net of tax of $120,577					234,060		234,060
Other than temporary impairment on HTM securities net of tax of $92,436					(179,434)		(179,434)
Total Comprehensive Income							2,921,716

Cash dividend $0.40 per share				(1,186,907)			(1,186,907)
Preferred stock dividends				(766,944)			(766,944)
Exercise of stock options		174	122,134				122,308
Net change in unearned ESOP shares		24	1			(129,695)	(129,670)
Stock-based compensation		84	99,896				99,980
Tax effect of the exercise of stock-based compensation	-	-	14,947	-	-	-	14,947
Balance at December 31, 2009	16,317,000	29,760	16,754,627	35,193,958	284,474	(389,970)	68,189,849

Comprehensive Income
Net Income				4,765,701			4,765,701
Unrealized holding gains on investment securities net of tax of $61,452					119,463		119,463
Other than temporary impairment amortization on HTM securities net of tax of $3,735					7,251		7,251
Total Comprehensive Income							4,892,415

Cash dividend $0.40 per share				(1,196,187)			(1,196,187)
Preferred stock dividends				(846,930)			(846,930)
Exercise of stock options		237	147,562				147,799
Net change in unearned ESOP shares		44				(118,334)	(118,290)
Repurchase of common stock		(15)		(23,985)			(24,000)
Tax effect of ESOP dividend			55,713				55,713
Tax effect of Non-ISO shares	-	-	4,558	-	-	-	4,558
Balance at December 31, 2010	$16,317,000	$30,026	$16,962,460	$37,892,557	$411,188	$(508,304)	$71,104,927

See notes to consolidated financial statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010 and 2009

	2010	2009

Cash Flows from Operating Activities
Net income	$4,765,701	$2,867,090
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	3,933,448	3,472,608
Depreciation and amortization	1,042,610	1,188,060
Loans originated for resale	(14,248,912)	(20,994,916)
Proceeds from sale of loans held for sale	14,653,649	21,022,010
Gain on sale of loans held for sale	(470,626)	(325,671)
Gain on sale of asset	(22,500)	-
Loss on sales of investment securities	-	12,863
Other than temporary decline in market value of investment securities	-	266,744
Net amortization of premium/discount on mortgage backed securities and investments	(177,420)	(204,963)
Increase in foreclosed real estate valuation allowance	287,934	-
Increase in cash surrender of bank owned life insurance	(504,296)	(417,110)
Deferred income tax benefit	(761,235)	(1,659,534)
Decrease in accrued interest receivable	140,875	40,542
(Decrease) Increase in deferred loan fees	(38,265)	663,560
Increase (Decrease) in accounts payable, accrued expenses and other liabilities	1,124,647	(233,394)
Increase in other assets	(898,148)	(3,523,305)

Net Cash Provided by Operating Activities	8,827,462	2,174,584

Cash Flows from Investing Activities
Purchase of investment securities available for sale	(129,159)	(43,335,182)
Proceeds from sale, redemption or principal payments of investment securities available for sale	19,522,952	4,060,261
Purchase of investment securities held to maturity	(93,208,717)	(8,377,442)
Proceeds from maturities or principal payments of investment securities held to maturity	56,463,705	26,380,529
Net decrease (increase) of FHLB and Federal Reserve stock	619,900	(482,500)
Loans originated or acquired	(244,552,180)	(274,171,579)
Principal collected on loans	193,319,561	195,795,216
Purchase of bank owned life insurance policies	(6,000,000)	-
Proceeds from disposal of asset	22,500	-
Purchase of premises and equipment	(1,187,061)	(939,751)

Net Cash Used in Investing Activities	(75,128,499)	(101,070,448)

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2010 and 2009
(continued)

	2010	2009

Cash Flows from Financing Activities
Net increase in deposits	$84,163,537	$115,251,223
Proceeds from long-term borrowings	15,000,000	750,000
Payments of long-term borrowings	(20,045,586)	(30,043,801)
Net (decrease) increase in short-term borrowings	(12,264,108)	11,558,163
Exercise of stock options	147,799	222,288
Excess tax benefits on stock based compensation	4,558	14,947
Dividends paid	(2,043,117)	(1,953,851)
Net change in unearned ESOP shares	(62,577)	(129,670)
Redemption of common stock	(24,000)	-

Net Cash Provided by Financing Activities	64,876,506	95,669,299

Decrease in Cash and Cash Equivalents	(1,424,531)	(3,226,565)

Cash and Cash Equivalents - January 1	11,247,967	14,474,532

Cash and Cash Equivalents - December 31	$9,823,436	$11,247,967

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$13,808,041	$17,660,936
Income taxes	$4,597,711	$2,797,865

Supplemental Schedule of Non-Cash Operating Activities
Issuance of common stock for payment of accrued compensation	$-	$99,980
Transfer of loans to foreclosed real estate	$11,480,843	$922,934

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

Nature of Operations
The Company provides a variety of financial services to individuals and businesses through its offices in Southern Maryland. Its primary deposit products are demand, savings and time deposits, and its primary lending products are commercial and consumer mortgage loans, commercial loans, construction and land development loans, home equity and second mortgages and commercial equipment loans.

Use of Estimates
In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

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

Securities
Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity (HTM)” and recorded at amortized cost. Securities purchased and held principally for trading in the near term are classified as “trading securities”. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale (AFS)” and recorded at estimated fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the estimated fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time     sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Investments in Federal Reserve Bank and Federal Home Loan Bank of Atlanta stocks are recorded at cost and are considered restricted as to marketability. The Bank is required to maintain investments in the Federal Reserve Bank as a condition of membership and the Federal Home Loan Bank based upon levels of borrowings.

Tri-County Financial Corporation

Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value, in the aggregate. Fair value is derived from secondary market quotations for similar instruments. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

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

Loans Receivable
The Company originates real estate mortgages, construction and land development loans, commercial loans and consumer loans. A substantial portion of the loan portfolio is comprised of loans throughout Southern Maryland. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that the Company has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding unpaid principal balances, adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Non-accrual loans are evaluated for impairment on a loan by loan basis in accordance with the Company’s impairment methodology.

Consumer loans are typically charged-off no later than 90 days past due. Mortgage and commercial loans are fully or partially charged-off when in management’s judgment all reasonable efforts to return a loan to performing status have occurred. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Impaired Loans
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

The Company considers all troubled debt restructured loans (TDRs) to be impaired and defines TDRs as loans whose terms have been modified to provide for a reduction of either interest or principal because of deterioration in the financial condition of the borrower.  A loan extended or renewed at a stated interest rate equal to the current interest rate for new debt with similar risk is not considered a TDR. Once an obligation has been classified as a TDR it continues to be considered a TDR until paid in full or until the loan returns to performing status and yields a market interest rate equal to the current interest rate for new debt with similar risk. TDRs are evaluated by management on a regular basis utilizing the Company’s risk grading matrix and must have a passing loan grade to be removed as a TDR. TDRs are evaluated for impairment on a loan by loan basis in accordance with the Company’s impairment methodology.

The Company does not participate in any specific government or Company sponsored loan modification programs. All restructured loan agreements are individual contracts negotiated with a borrower.

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

Tri-County Financial Corporation

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

Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Stock-Based Compensation
The Company has stock option and incentive arrangements to attract and retain key personnel in order to promote the success of the business. In May 2005, the 2005 Equity Compensation Plan (the “Plan”) was approved by the shareholders, and authorizes the issuance of restricted stock, stock appreciation rights, stock units and stock options to the Board of Directors and key employees.

Tri-County Financial Corporation

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

The Company and the Bank currently maintain incentive compensation plans which provide for payments to be made in cash, stock options or other share-based compensation. The Company has accrued the full amounts due under these plans, but as of year-end, it is not possible to identify the portion that will be paid out in the form of share-based compensation.

Earnings Per Common Share
Basic earnings per common share represents income available to common stockholders, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method. As of December 31, 2010 and 2009, there were 190,479 and 253,359 options respectively, which were excluded from the calculation as their effect would be anti-dilutive.

	Years Ended December 31,
	2010	2009
Net Income	$4,765,701	$2,867,090
Less: dividends paid and accrued on preferred stock	(846,930)	(846,930)
Net income available to common shareholders	$3,918,771	$2,020,160

Average number of common shares outstanding	2,985,080	2,961,293
Effect of dilutive options	23,199	26,608

Average number of shares used to calculate diluted earnings per share	3,008,279	2,987,901

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

Reclassification
Certain reclassifications have been made in the consolidated financial statements for 2009 to conform to the classification presented in 2010.

Recent Accounting Pronouncements
FASB ASC TOPIC 105, “Generally Accepted Accounting Principles” (“GAAP”) establishes the Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP in the United States except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. The Financial Accounting Standards Board’s (“FASB”) ASC became effective on July 1, 2009. The provisions of FASB ASC Topic 105 were adopted for the year ended December 31, 2009 and did not have a material effect on the Company’s consolidated financial statements.

Tri-County Financial Corporation

FASB ASC TOPIC 310, “Receivables” - In April 2010, FASB issued ASU No. 2010-18, Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset. Modifications of loans that are accounted for within a pool do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. ASU No. 2010-18 is effective for modifications of loans accounted for within pools for the first interim or annual period ending on or after July 15, 2010 and are to be applied prospectively although early application is permitted. The Company adopted this guidance effective July 1, 2010, and adoption did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

ASU No. 2010-20 (ASC Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310):  Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires that more information be disclosed about the credit quality of a company’s loans and the allowance for loan losses held against those loans. A company will need to disaggregate new and existing disclosure based on how it develops its allowance for loan losses and how it manages credit exposures. Existing disclosures to be presented on a disaggregated basis include a roll-forward of the allowance for loan losses, the related recorded investment in such loans, the nonaccrual status of loans, and impaired loans. Additional disclosure is also required about the credit quality indicators of loans by class at the end of the reporting period, the aging of past due loans, information about troubled debt restructurings, and significant purchases and sales of loans during the reporting period by class. ASU 2010-20 requires certain disclosures as of the end of a reporting period effective for periods ending on or after December 15, 2010. The Company adopted this guidance effective December 31, 2010 and reflected additional disclosures in the notes to consolidated financial statements in Notes 1 and Notes 5.

Other required disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010. Additionally, ASU 2011-01 deferred the date for disclosures related to troubled debt restructures to coincide with the effective date of a proposed accounting standards update related to troubled debt restructures, which is currently expected to be effective for periods ending after June 15, 2011. The Company anticipates that adoption of these additional disclosures will not have a material impact on the Company’s consolidated financial statements.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Additional guidance (ASU No. 2010-06) issued  under ASC Topic 820  requires expanded disclosures related to fair value measurements including (1) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (2) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (3) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (4) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (1) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (2) company’s should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Company beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010.

Tri-County Financial Corporation

FASB ASC TOPIC 860, “Transfers and Servicing” provides guidance that eliminates the concept of a “qualifying special-purpose entity” from the original accounting guidance and removes the exception from applying FASB guidance on consolidation of variable interest entities, to qualifying special-purpose entities.  This guidance is effective at the beginning of a reporting entity’s first fiscal year that begins after November 15, 2009.  Adoption of this new guidance, effective January 1, 2010, did not have a material impact on the Company’s consolidated financial statements.

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

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis such as loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

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

Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s monthly or quarterly valuation process.

There were no transfers between levels of the fair value hierarchy and the Company had no Level 3 fair value assets or liabilities for the years ended December 31, 2010 and 2009, respectively.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Tri-County Financial Corporation

Securities Available for Sale
Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans Receivable
The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired. Management estimates the fair value of impaired loans using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2010, substantially all of the impaired loans were evaluated based upon the fair value of the collateral. In accordance with FASB ASC 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

Foreclosed Real Estate
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

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The table below presents the recorded amount of assets as of December 31, 2010, measured at fair value on a recurring basis.
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities:
Asset-backed securities issued by GSEs
CMOs	$27,584,731	$-	$27,584,731	$-
MBS	3,504,215	-	3,504,215	-
Corporate equity securities	37,390	-	37,390	-
Bond mutual funds	3,819,889	-	3,819,889	-
Total available for sale securities	$34,946,225	$-	$34,946,225	$-

Tri-County Financial Corporation

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The Company may be required from time to time to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below `cost at the end of the period. Assets measured at fair value on a nonrecurring basis as of December 31, 2010 are included in the table below:

Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Loans with Impairment:
Commercial real estate	$4,742,982	$-	$4,742,982	$-
Commercial loans	4,647,399	-	4,647,399	-
Total loans with impairment	$9,390,381	$-	$9,390,381	$-

Foreclosed Real Estate	$10,469,302	$-	$10,469,302	$-

Loans with impairment had unpaid principal balances of $11,388,016 at December 31, 2010.

NOTE 3 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2010 and 2009, these reserve balances amounted to $314,000 and $477,000, respectively.

Tri-County Financial Corporation

NOTE 4 - SECURITIES
	December 31, 2010
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Securities available for sale (AFS)
Asset-backed securities issued by GSEs	$30,327,808	$761,138	$-	$31,088,946
Corporate equity securities	37,310	80	-	37,390
Bond mutual funds	3,697,208	122,681	-	3,819,889
Total securities available for sale	$34,062,326	$883,899	$-	$34,946,225

Securities held to maturity (HTM)
Asset-backed securities issued by:
GSEs	$113,772,011	$1,761,809	$782,270	$114,751,550
Other	12,463,500	132,928	1,709,386	10,887,042
Total debt securities held to maturity	126,235,511	1,894,737	2,491,656	125,638,592

U.S. Government obligations	752,805	-	-	752,805
Other investments	-	-	-	-
Total securities held to maturity	$126,988,316	$1,894,737	$2,491,656	$126,391,397

	December 31, 2009
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Securities available for sale (AFS)
Asset-backed securities issued by GSEs	$49,617,856	$646,198	$30,628	$50,233,426
Corporate equity securities	37,310	1,416	163	38,563
Bond mutual funds	3,568,050	86,070	-	3,654,120
Total securities available for sale	$53,223,216	$733,684	$30,791	$53,926,109

Securities held to maturity (HTM)
Asset-backed securities issued by:
GSEs	$71,276,709	$1,689,252	$137,919	$72,828,042
Other	19,005,847	12,088	3,353,964	15,663,971
Total debt securities held to maturity	90,282,556	1,701,340	3,491,883	88,492,013

U.S. Government obligations	-	-	-	-
Other investments	5,247	-	-	5,247
Total securities held to maturity	$90,287,803	$1,701,340	$3,491,883	$88,497,260

At December 31, 2010, certain asset-backed securities with a carrying value of $12,735,701 were pledged to secure certain deposits.  At December 31, 2010, asset-backed securities with a carrying value of $27,108,329 were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta.

At December 31, 2010, the AFS and HTM asset-backed securities investment portfolio was $157,324,457, or 97%, of the Company’s total AFS and HTM portfolios. Ninety-five percent of the asset-backed securities portfolio was rated AAA by Standard & Poor’s. AFS asset-backed securities issued by GSEs have an average life of 4.67 years and average duration of 4.36 years and are guaranteed by their issuer as to credit risk. HTM asset-backed securities issued by GSEs have an average life of 3.88 years and average duration of 3.58 years and are guaranteed by their issuer as to credit risk.

Tri-County Financial Corporation

At December 31, 2010, the AFS investment portfolio has a fair value of $34,946,225 with no unrealized losses from their amortized cost.

Gross unrealized losses and estimated fair value by length of time that the individual HTM securities have been in a continuous unrealized loss position at December 31, 2010, are as follows:

	Continuous unrealized losses existing for
	Less Than 12		More Than 12
	Months		Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Losses

Asset-backed securities issued by GSEs	$37,344,330	$782,192	$200,072	$78	$37,544,402	$782,270

Asset-backed securities issued by other	-	-	8,573,411	1,709,386	8,573,411	1,709,386
	$37,344,330	$782,192	$8,773,483	$1,709,465	$46,117,813	$2,491,656

The HTM investment portfolio has an estimated fair value of $126,391,397, of which $46,117,813, or 36% of the securities, had some unrealized losses from their amortized cost. Of these securities, $37,544,402, or 81%, are mortgage-backed securities issued by GSEs and the remaining $8,573,411, or 19%, were asset-backed securities issued by others.

HTM securities issued by GSEs are guaranteed by the issuer. Total unrealized losses on the asset-backed securities issued by GSEs were $782,270, or 0.69%, of the amortized cost of $113,772,011. HTM asset-backed securities issued by GSEs with unrealized losses have an average life of 4.60 years and an average duration of 4.08 years. We believe that the securities will either recover in market value or be paid off as agreed. The Company intends to, and has the ability to, hold these securities to maturity.

HTM asset-backed securities issued by others are mortgage-backed securities. All of the securities have credit support tranches that absorb losses prior to the tranches which the Company owns. The Company reviews credit support positions on its securities regularly. Total unrealized losses on the asset-backed securities issued by others were $1,709,386, or 13.72%, of the amortized cost of $12,463,500. HTM asset-backed securities issued by others with unrealized losses have an average life of 3.52 years and an average duration of 2.62 years. We believe that the securities will either recover in market value or be paid off as agreed. The Company intends to, and has the ability to hold these securities to maturity. We believe that the losses are the result of general perceptions of safety and creditworthiness of the entire sector and a general disruption of orderly markets in the asset class.

No charges related to other-than-temporary impairment were made during the year ended December 31, 2010. During the year ended December 31, 2009, the Company recorded a charge of $118,744 related to other-than-temporary impairment on Silverton Bank common stock. This charge was recorded in earnings as investment securities losses and eliminated the cost basis. In addition in 2009, the Company recorded a charge of $148,000 related to other-than-temporary impairment on a single CMO issue.  At December 31, 2010, the CMO issue has a par value of $1,066,000 with a carrying value of $658,000.

Management has the ability and intent to hold the securities with unrealized losses classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Because our intention is not to sell the investments and it is not more likely than not that we will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, management considers the unrealized losses in the held to maturity portfolio to be temporary, except for the single CMO issue noted above, for which an other-than-temporary charge was recorded in 2009 in the amount of $148,000.

Tri-County Financial Corporation

The amortized cost and estimated fair value of debt securities at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$3,697,208	$3,819,889	$752,805	$752,805

Asset-backed securites
Within one year	11,468,202	11,756,020	36,223,185	36,051,899
Over one year through five years	12,903,862	13,227,711	61,310,285	61,020,372
Over five years through ten years	4,326,438	4,435,019	21,990,416	21,886,432
After ten years	1,629,306	1,670,196	6,711,625	6,679,889
Total asset-backed securities	30,327,808	31,088,946	126,235,511	125,638,592

	$34,025,016	$34,908,835	$126,988,316	$126,391,397

During 2010, there were no sales of available for sale securities compared to sales of $73,200 in 2009. The 2009 sales produced a net loss of $12,863. Asset-backed securities are comprised of mortgage-backed securities as well as collateralized mortgage obligations and real estate mortgage investment conduits.

The table below presents the Standard & Poor’s credit rating of AFS and HTM asset-backed securities issued by GSEs and others at December 31, 2010 carrying value:

Credit Rating	Amount
AAA	$148,916,364
AA+	404,077
AA-	2,121,938
A-	1,147,286
BBB+	104,005
BBB-	805,668
B+	657,727
CCC+	3,167,392
Total	$157,324,457

Tri-County Financial Corporation

NOTE 5 - LOANS

Loans consist of the following:
	Years Ended December 31,
	2010	2009

Commercial real estate	$336,299,836	$292,987,963
Residential first mortgages	136,048,577	116,225,733
Construction and land development	42,504,200	62,509,558
Home equity and second mortgage	24,379,664	25,133,155
Commercial loans	104,566,261	108,657,910
Consumer loans	1,273,080	1,607,765
Commercial equipment	17,983,648	17,916,655
	663,055,266	625,038,739
Less:
Deferred loan fees	936,183	974,449
Allowance for loan loss	7,669,147	7,471,314
	8,605,330	8,445,763

	$654,449,936	$616,592,976

At December 31, 2010, the Bank’s allowance for loan losses totaled $7,669,147, or 1.16%, of loan balances as compared to $7,471,314, or 1.20%, of loan balances at December 31, 2009. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience, current economic conditions, volume, growth and composition of the loan portfolio, financial condition of the borrowers and other relevant factors that, in management’s judgment, warrant recognition in providing an adequate allowance.

The following table details activity in the allowance for loan losses and year-end loan receivable balances for the years ended December 31, 2010 and 2009. An allocation of the allowance to one category of loans does not prevent the Company’s ability to utilize the allowance to absorb losses in a different category. The loan receivables are disaggregated on the basis of the Company’s impairment methodology.

Tri-County Financial Corporation

2010	Commercial Real Estate	Residential First Mortgage	Construction and Land Development	Home Equity and Second Mtg.	Commercial Loans	Consumer Loans	Commercial Equipment	Total
Allowance for loan losses:
Balance at January 1,	$2,661,371	$127,848	$1,696,396	$130,692	$2,109,513	$63,989	$681,505	$7,471,314
Charge-offs	(525,992)	(62,999)	(2,248,967)	(70,999)	(568,992)	(10,000)	(255,996)	(3,743,945)
Recoveries	-	-	1,041	-	-	7,289	-	8,330
Provisions	1,178,604	139,224	1,818,155	37,826	1,011,518	(29,069)	(222,810)	3,933,448
Balance at December 31,	$3,313,983	$204,073	$1,266,625	$97,519	$2,552,039	$32,209	$202,699	$7,669,147

Ending balance: individually evaluated for impairment	$500,000	$-	$-	$-	$1,449,179	$-	$48,456	$1,997,635

Ending balance: collectively evaluated for impairment	$2,813,983	$204,073	$1,266,625	$97,519	$1,102,860	$32,209	$154,243	$5,671,512
Loan receivables:
Ending balance	$336,299,836	$136,048,577	$42,504,200	$24,379,664	$104,566,261	$1,273,080	$17,983,648	$663,055,266

Ending balance: individually evaluated for impairment	$20,800,730	$3,664,442	$12,221,463	$319,112	$19,991,537	$701	$319,770	$57,317,755

Ending balance: collectively evaluated for impairment	$315,499,106	$132,384,135	$30,282,737	$24,060,552	$84,574,724	$1,272,379	$17,663,878	$605,737,511

2009	Commercial Real Estate	Residential First Mortgage	Construction and Land Development	Home Equity and Second Mtg.	Commercial Loans	Consumer Loans	Commercial Equipment	Total
Allowance for loan losses:
Balance at January 1,	$2,008,872	$104,993	$1,294,918	$101,994	$1,247,921	$42,997	$343,978	$5,145,673
Charge-offs	-	-	(187,395)	(98,225)	(606,313)	(31,933)	(223,201)	(1,147,067)
Recoveries	-	-	-	-	-	99	-	99
Provisions	652,499	22,855	588,873	126,923	1,467,905	52,826	560,728	3,472,608
Balance at December 31,	$2,661,371	$127,848	$1,696,396	$130,692	$2,109,513	$63,989	$681,505	$7,471,314

Ending balance: individually evaluated for impairment	$50,000	$-	$404,600	$-	$882,745	$-	$500,000	$1,837,345

Ending balance: collectively evaluated for impairment	$2,611,371	$127,848	$1,291,796	$130,692	$1,226,768	$63,989	$181,505	$5,633,969
Loan receivables:
Ending balance	$292,987,963	$116,225,733	$62,509,558	$25,133,155	$108,657,910	$1,607,765	$17,916,655	$625,038,739

Ending balance: individually evaluated for impairment	$13,688,541	$3,098,512	$16,590,479	$169,103	$8,630,272	$1,230	$5,014,362	$47,192,499

Ending balance: collectively evaluated for impairment	$279,299,422	$113,127,221	$45,919,079	$24,964,052	$100,027,638	$1,606,535	$12,902,293	$577,846,240

Tri-County Financial Corporation

Related Party Loans
Included in loans receivable at December 31, 2010 was $6,250,097 due from executive officers and directors of the Bank. These loans are made in the ordinary course of business at substantially the same terms and conditions as those prevailing at the time for comparable transactions with persons not affiliated with the Bank and are not considered to involve more than the normal risk of collectability. For the year ended December 31, 2010, all loans to directors and executive officers of the Bank performed according to original loan terms.

Activity in loans outstanding to executive officers and directors for the year ended December 31, 2010 is summarized as follows:

2010
Balance, beginning of year	$5,509,870
New loans made during year	1,796,909
Repayments made during year	(1,056,682)

Balance, end of year	$6,250,097

Non-accrual and Past Due Loans
Loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Consumer loans are typically charged-off no later than 90 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans are evaluated for impairment on a loan by loan basis in accordance with the Company’s impairment methodology.

All interest accrued but not collected from loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Non-accrual loans by as of December 31, 2010 and 2009 were as follows:

	Years Ended December 31,
	2010		2009
	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$8,244,683	12	$6,366,672	8
Residential first mortgages	1,746,786	6	338,806	1
Construction and land development	983,867	1	9,504,414	5
Home equity and second mortgage	232,644	5	-	-
Commercial loans	2,261,642	6	2,192,308	5
Consumer loans	701	1	22,884	2
Commercial equipment	48,456	1	862,399	3
	$13,518,779	32	$19,287,483	24

Non-accrual loans on which the recognition of interest has been discontinued, which did not have a specific allowance for impairment, amounted to $8,715,318 and $10,340,310 at December 31, 2010 and 2009, respectively. If interest income had been recognized on non-accrual loans at their stated rates during 2010 and 2009 interest income would have been increased by $598,603 and $556,202, respectively. Income in the amount of $155,842 and $160,817 was recognized on these loans in 2010 and 2009, respectively.

Tri-County Financial Corporation

An analysis of past due loans as of December 31, 2010 and 2009 were as follows:

December 31, 2010	Current	31-60 Days	61-90 Days	Greater than 90 Days	Total Past Due	Total Loan Receivables

Commercial real estate	$327,358,352	$696,801	$-	$8,244,683	$8,941,484	$336,299,836
Residential first mortgages	134,142,088	159,703	-	1,746,786	1,906,489	136,048,577
Construction and land dev.	41,520,333	-	-	983,867	983,867	42,504,200
Home equity and second mtg.	23,947,389	199,631	-	232,644	432,275	24,379,664
Commercial loans	102,221,510	83,109	-	2,261,642	2,344,751	104,566,261
Consumer loans	1,268,738	3,141	500	701	4,342	1,273,080
Commercial equipment	17,935,192	-	-	48,456	48,456	17,983,648
Total	$648,393,602	$1,142,385	$500	$13,518,779	$14,661,664	$663,055,266

December 31, 2009	Current	31-60 Days	61-90 Days	Greater than 90 Days	Total Past Due	Total Loan Receivables

Commercial real estate	$286,037,954	$466,930	$116,407	$6,366,672	$6,950,009	$292,987,963
Residential first mortgages	115,358,771	528,156	-	338,806	866,962	116,225,733
Construction and land dev.	52,009,515	-	995,629	9,504,414	10,500,043	62,509,558
Home equity and second mtg.	24,873,478	259,677		-	259,677	25,133,155
Commercial loans	102,223,293	325,555	3,916,754	2,192,308	6,434,617	108,657,910
Consumer loans	1,472,300	100,196	12,385	22,884	135,465	1,607,765
Commercial equipment	17,054,256	-	-	862,399	862,399	17,916,655
Total	$599,029,567	$1,680,514	$5,041,175	$19,287,483	$26,009,172	$625,038,739

There were no accruing loans 90 days or greater past due at December 31, 2010 or 2009.

Credit Quality Indicators
A risk grading matrix is used to assign grades to commercial real estate, construction and land development, commercial loans and commercial equipment loans. Loans are graded at inception, annually thereafter when financial statements are received, and at other times when there is an indication that a credit may have weakened or improved. Only commercial loan relationships with an aggregate exposure to the Bank of $350,000 or greater are subject to being risk rated.  Relationships that are comprised of only a few loans which are fully amortizing, secured by real estate and have not had a history of delinquency are exempt from the annual review. Loans are graded on a scale of 1 to 10.

Ratings 1 thru 6 - Pass
Ratings 1 thru 6 have asset risks ranging from excellent low risk to adequate. The specific rating assigned considers customer history of earnings, cash flows, liquidity, leverage, capitalization, consistency of debt service coverage, the nature and extent of customer relationship and other relevant specific business factors such as the stability of the industry or market area, changes to management, litigation or unexpected events that could have an impact on risks.

Rating 7 - OAEM (Other Assets Especially Mentioned) – Special Mention
These credits, while protected by the financial strength of the borrowers, guarantors, or collateral, have reduced quality due to economic conditions, less than adequate earnings performance, or other factors which require the Lending Officer to direct more than normal attention to the credit.  Financing alternatives may be limited and/or command higher risk interest rates. OAEM classified loans are the first adversely classified assets on our Watch List.  These relationships will be reviewed at least quarterly.

Tri-County Financial Corporation

Rating 8 - Substandard
Substandard assets are assets that are inadequately protected by the sound worth or paying capacity of the borrower or of the collateral pledged.  These assets have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.  Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard.  The loans may have a delinquent history or combination of weak collateral, weak guarantor strength, or operating losses.  These assets listed may include assets with histories of repossessions or some that are non-performing bankruptcies.  These relationships will be reviewed at least quarterly.

Rating 9 - Doubtful
Doubtful assets have many of the same characteristics of Substandard with the exception that the Bank has determined that loss is not only possible but is probable and the risk is close to certain that loss will occur.  When a loan is assigned to this category the Bank will identify the probable loss and it will receive a specific reserve in the loan loss allowance analysis.  These relationships will be reviewed at least quarterly.

Rating 10 - Loss
Once an asset is identified as a definite loss to the Bank, it will receive the classification of “loss”.  There may be some future potential recovery; however it is more practical to write off the loan at the time of classification.  Losses will be taken in the period in which they are determined to be uncollectable.

Residential first mortgages, home equity and second mortgages and consumer loans are evaluated for creditworthiness in underwriting and are monitored on an ongoing basis based on borrower payment history. Consumer loans and residential real estate loans are classified as unrated unless they are part of a larger commercial relationship that requires grading or are troubled debt restructures or nonperforming loans with an OAEM or higher risk rating due to a delinquent payment history.

Management regularly reviews credit quality indicators in assessing the overall quality of the Bank’s loan portfolio including the composition of the loan portfolio, net charge-offs, nonperforming loans, performance of troubled debt restructured loans and general economic conditions in the Southern Maryland market. This review process is assisted by frequent internal reporting of loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans.

Tri-County Financial Corporation

Credit quality indicators as of December 31, 2010 and 2009 were as follows:

Credit Risk Profile by Internally Assigned Grade

	Commercial Real Estate		Construction and Land Dev.
	2010	2009	2010	2009

Unrated	$1,074,330	$962,169	$-	$635,000
Pass	317,579,637	279,447,944	30,274,737	45,284,080
Special mention	3,628,052	3,346,443	1,585,035	4,496,641
Substandard	14,017,818	9,231,407	10,644,428	1,392,018
Doubtful	-	-	-	10,701,819
Loss	-	-	-	-

Total	$336,299,836	$292,987,963	$42,504,200	$62,509,558

	Commercial Loans		Commercial Equipment
	2010	2009	2010	2009

Unrated	$50,035	$527,703	$169,492	$293,771
Pass	84,946,678	94,704,238	17,765,700	17,488,030
Special mention	2,814,668	2,668,800	-	-
Substandard	12,852,635	6,765,846	-	74,658
Doubtful	3,793,470	3,991,323	48,456	60,196
Loss	108,775	-	-	-

Total	$104,566,261	$108,657,910	$17,983,648	$17,916,655

Credit Risk Profile Based on Payment Activity

	Residential First Mortgages		Home Equity and Second Mtg.		Consumer Loans
	2010	2009	2010	2009	2010	2009

Performing	$134,301,791	$115,886,927	$24,147,019	$25,133,155	$1,272,379	$1,584,881
Nonperforming	1,746,786	338,806	232,645	-	701	22,884

Total	$136,048,577	$116,225,733	$24,379,664	$25,133,155	$1,273,080	$1,607,765

Impaired Loans and Troubled Debt Restructures (TDRs)
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

Tri-County Financial Corporation

Large groups of smaller homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures unless such loans are the subject of a troubled debt restructuring agreement or are risk rated as OAEM or above or are part of a commercial relationship that requires grading.

Interest payments made on impaired loans are applied to principal unless collectability of the principal amount is reasonably assured. Interest recognized on impaired loans is on a cash basis. Impaired loans at December 31, 2010 were as follows:

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average	Interest
	Principal	With No	With	Recorded	Related	Recorded	Income
	Balance	Allowance	Allowance	Investment	Allowance	Investment	Recognized

Commercial real estate	$11,254,896	$5,624,780	$5,222,466	$10,847,246	$500,000	$8,710,501	$329,446
Residential first mortgages	928,847	928,847	-	928,847	-	924,163	52,516
Construction and land dev.	-	-	-	-	-	-	-
Home equity and second mtg.	-	-	-	-	-	-	-
Commercial loans	9,292,145	3,195,567	6,096,578	9,292,145	1,449,179	9,308,552	464,956
Consumer loans	-	-	-	-	-	-	-
Commercial equipment	319,769	271,313	48,456	319,769	48,456	300,533	13,836
Total	$21,795,657	$10,020,507	$11,367,500	$21,388,007	$1,997,635	$19,243,749	$860,754

At December 31, 2010 and 2009, impaired loans totaled $21,388,007 and $20,548,388, respectively. Impaired loans had specific allocations within the allowance for loan losses or have been reduced by charge-offs to recoverable values. Allocations of the allowance for loan losses relative to impaired loans at December 31, 2010 and 2009 were $1,997,635 and $1,837,345, respectively.

If interest income had been recognized on impaired loans at their stated rates during 2010 and 2009 interest income would have been increased by $276,567 and $461,149.

The Company considers all troubled debt restructured loans (TDRs) to be impaired and defines TDRs as loans whose terms have been modified to provide for a reduction of either interest or principal because of deterioration in the financial condition of the borrower.  A loan extended or renewed at a stated interest rate equal to the current interest rate for new debt with similar risk is not considered a TDR. Once an obligation has been classified as a TDR it continues to be considered a TDR until paid in full or until the loan returns to performing status and yields a market interest rate equal to the current interest rate for new debt with similar risk. TDRs are evaluated by management on a regular basis utilizing the Company’s risk grading matrix and must have a passing loan grade to be removed as a TDR. TDRs are evaluated for impairment on a loan by loan basis in accordance with the Company’s impairment methodology.  The Company does not participate in any specific government or Company sponsored loan modification programs. All restructured loan agreements are individual contracts negotiated with a borrower.

Tri-County Financial Corporation

TDRs as of December 31, 2010 and 2009 were as follows:

	Years Ended December 31,
	2010		2009
		Number		Number
	Dollars	of Loans	Dollars	of Loans

Commercial real estate	$6,847,618	6	$6,706,527	5
Residential first mortgages	928,847	2	393,812	1
Commercial loans	8,834,025	7	4,440,679	4
Commercial equipment	271,313	4	60,196	1
	$16,881,803	19	$11,601,215	11

At December 31, 2010, $16,584,546 or 98.2% of TDRs were performing according to the terms of their restructured agreements. Interest income in the amount of $720,570 was recognized on these loans in 2010.

NOTE 6 - LOAN SERVICING

Loans serviced for others are not reflected in the accompanying balance sheets. The unpaid principal balances of mortgages serviced for others were $43,317,605 and $37,204,292 at December 31, 2010 and 2009, respectively.

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

	Year Ended December 31,
	2010	2009
Balance at beginning of the year	$132,859	$-
Additions	103,238	152,519
Amortization	(39,449)	(19,660)
	$196,648	$132,859

NOTE 7 - FORECLOSED REAL ESTATE

Foreclosed assets are presented net of an allowance for losses. An analysis of the activity in foreclosed assets is as follows:
	Year Ended December 31,
	2010	2009
Balance at beginning of the year	$922,934	$-
Additions of underlying property	11,768,778	922,934
Disposals of underlying property	(1,934,476)	-
Valuation allowance	(287,934)	-
Balance at end of year	$10,469,302	$922,934

Tri-County Financial Corporation

Expenses applicable to foreclosed assets include the following:

	Year Ended December 31,
	2010	2009
Valuation allowance	$287,934	$-
Operating expenses	128,465	148,156
	$416,399	$148,156

NOTE 8 - PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows:

	2010	2009

Land	$3,515,200	$3,100,039
Building and improvements	11,092,569	10,779,689
Furniture and equipment	4,435,489	4,081,595
Automobiles	223,326	214,849
Total cost	19,266,584	18,176,172
Less accumulated depreciation	7,134,443	6,188,482
Premises and equipment, net	$12,132,141	$11,987,690

Certain Bank facilities are leased under various operating leases. Rent expense was $468,320 and $458,242 in 2010 and 2009, respectively. Future minimum rental commitments under non-cancellable operating leases are as follows:

2011	$478,270
2012	487,978
2013	435,695
2014	448,458
2015	453,336
Thereafter	3,178,121

Total	$5,481,858

NOTE 9 - DEPOSITS

Deposits at December 31 consist of the following:

	2010	2009
Noninterest-bearing demand	$75,642,197	$70,001,444
Interest-bearing:
Demand	56,727,102	58,650,523
Money market deposits	122,330,785	102,491,488
Savings	31,683,368	28,017,418
Certificates of deposit	438,198,874	381,257,916
Total interest-bearing	648,940,129	570,417,345

Total Deposits	$724,582,326	$640,418,789

The aggregate amount of certificates of deposit in denominations of $100,000 or more at December 31, 2010, and 2009 was $232,534,791 and $192,650,086, respectively. The aggregate amount of certificates of deposit in denominations of $250,000 or more at December 31, 2010, and 2009 was $84,772,971 and $70,605,856, respectively.

Tri-County Financial Corporation

At December 31, 2010, the scheduled maturities of certificates of deposit are as follows:

2011	$276,286,346
2012	88,381,395
2013	39,201,130
2014	10,221,249
2015	24,108,754
$438,198,874

NOTE 10 - SHORT-TERM BORROWINGS AND LONG-TERM DEBT

The Bank’s long-term debt consists of advances from the Federal Home Loan Bank (FHLB) of Atlanta. The Bank classifies debt based upon original maturity and does not reclassify debt to short-term status during its life. These include fixed-rate, fixed-rate convertible and variable-rate convertible advances. Rates and maturities on these advances at December 31, 2010 are as follows:

	Fixed-	Fixed-Rate	Variable
	Rate	Convertible	Convertible
2010
Highest rate	4.04%	4.30%	4.00%
Lowest rate	0.84%	3.47%	4.00%
Weighted average rate	2.74%	3.88%	4.00%
Matures through	2036	2018	2020

2009
Highest rate	4.19%	4.30%	0.00%
Lowest rate	1.00%	3.47%	0.00%
Weighted average rate	3.71%	3.88%	0.00%
Matures through	2036	2018	2020

Average rates of long-term debt and short-term borrowings were as follows:

	At or for the Year Ended December 31,
(dollars in thousands)	2010	2009
Long-term debt
Long-term debt outstanding at end of period	$70,624	$75,670
Weighted average rate on outstanding long-term debt	3.24%	3.26%
Maximum outstanding long-term debt of any month end	70,666	100,692
Average outstanding long-term debt	70,823	94,745
Approximate average rate paid on long-term debt	3.22%	3.70%

Short-term borrowings
Short-term borrowings outstanding at end of period	$816	$13,081
Weighted average rate on short-term borrowings	0.00%	0.34%
Maximum outstanding short-term borrowings at any month end	11,322	13,081
Average outstanding short-term borrowings	2,973	1,421
Approximate average rate paid on short-term borrowings	1.41%	2.06%

Tri-County Financial Corporation

The Bank’s fixed-rate debt generally consists of advances with monthly interest payments and principal due at maturity.

The Bank’s fixed-rate convertible long-term debt is callable by the issuer, after an initial period ranging from six months to five years. The instruments are callable at the date ending the initial period. At December 31, 2010, the Bank had $10,000,000 in fixed-rate convertible debt callable in 2013. The balance of fixed-rate convertible debt has passed its call date and is scheduled to mature in 2014. All advances have a prepayment penalty, determined based upon prevailing interest rates.

Variable convertible advances have an initial variable rate based on a discount to LIBOR.  During 2010, the   FHLB exercised its option to convert a $10,000,000 variable convertible advance to a fixed-rate advance at a rate of 4.0% for a term of ten years.

At December 31, 2010, $60,624,044 or 86%, of the Bank’s long-term debt is fixed for rate and term, as the conversion optionality of the advances have either been exercised or expired. The contractual maturities of long-term debt are as follows:

	December 31, 2010
	Fixed-	Fixed-Rate	Variable
	Rate	Convertible	Convertible	Total

Due in 2011	$10,000,000	$-	$-	$10,000,000
Due in 2012	-	-	-	-
Due in 2013	5,000,000	-	-	5,000,000
Due in 2014	10,750,000	10,000,000	-	20,750,000
Due in 2015	14,000,000	-	-	14,000,000
Thereafter	874,044	10,000,000	10,000,000	20,874,044
	$40,624,044	$20,000,000	$10,000,000	$70,624,044

From time to time, the Bank also has daily advances outstanding, which are classified as short-term borrowings. These advances are repayable at the Bank’s option at any time and are re-priced daily. There were no amounts outstanding at December 31, 2010. There was $12,500,000 outstanding as of December 31, 2009.

Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien (the “Agreement”), the Bank maintains collateral with the Federal Home Loan Bank (FHLB) of Atlanta consisting of one-to-four family residential first mortgage loans, second mortgage loans, commercial real estate and securities. The Agreement limits total advances to 40% of assets or $354,000,000.

At December 31, 2010, $330,000,000 of loans and securities were pledged or in safekeeping at the FHLB. Loans and securities are subject to collateral eligibility rules and are adjusted for market value and collateral value factors to arrive at lendable collateral values. At December 31, 2010, FHLB lendable collateral was valued at $245,000,000. At December 31, 2010, the Bank had total lendable pledged collateral at the FHLB of $134,000,000, of which $63,000,000 was available to borrow in addition to outstanding advances of $71,000,000. Unpledged lendable collateral was $111,000,000, bringing total available borrowing capacity to $174,000,000 at December 31, 2010.

Additionally, the Bank has established a short-term credit facility with the Federal Reserve Bank of Richmond under its Borrower in Custody program. The Bank has segregated collateral sufficient to draw $21,000,000 under this agreement. In addition, the Bank has established short-term credit facilities with other commercial banks totaling $7,000,000 at December 31, 2010. No amounts were outstanding under the Borrower in Custody or commercial lines at December 31, 2010.

Tri-County Financial Corporation

The Bank had outstanding notes payable to the U.S. Treasury, which are federal treasury tax and loan deposits accepted by the Bank and remitted on demand to the Federal Reserve Bank. At December 31, 2010 and 2009, such borrowings were $816,422 and $580,530, respectively. The Bank pays interest on these balances at a slight discount to the federal funds rate. The notes are secured by investment securities with an amortized cost of approximately $800,000 and $1,500,000 at December 31, 2010 and 2009, respectively.

NOTE 11 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2010	2009
Current
Federal	$2,642,443	$2,463,419
State	784,091	718,444
	3,426,534	3,181,863

Deferred
Federal	(671,587)	(1,357,027)
State	(112,331)	(213,168)
	(783,918)	(1,570,195)
Total income tax expense	$2,642,616	$1,611,668

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:
	2010		2009
	Amount	Percent of Pre Tax Income	Amount	Percent of Pre Tax Income
Expected income tax expense at federal tax rate	$2,518,828	34.00%	$1,522,778	34.00%
State taxes net of federal benefit	146,501	1.98%	329,641	7.36%
Nondeductible expenses	24,108	0.33%	16,032	0.36%
Nontaxable income	(312,542)	(4.22)%	(272,036)	(6.07)%
Other	265,721	3.59%	15,253	0.34%

	$2,642,616	35.67%	$1,611,668	35.98%

The net deferred tax assets in the accompanying balance sheets include the following components:

	2010	2009
Deferred tax assets
Deferred fees	$1,410	$1,470
Allowance for loan losses	3,025,478	2,947,433
Deferred compensation	1,624,462	1,351,433
Other	872,426	533,217
	5,523,776	4,833,553
Deferred tax liabilities
Unrealized gain on investment securities	211,824	146,548
FHLB stock dividends	156,182	156,182
Depreciation	94,213	166,634
	462,219	469,364

	$5,061,557	$4,364,189

Tri-County Financial Corporation

Retained earnings at December 31, 2010 included approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the “base year tax reserve”) for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $463,000 at December 31, 2010.  The Company is no longer subject to U.S. Federal tax examinations by tax authorities for years before 2007.

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

As of December 31, 2010 and 2009, in addition to the undisbursed portion of loans receivable of $8,067,658 and $22,960,545, respectively, the Bank had outstanding loan commitments of approximately $18,619,662 and $12,168,100, respectively.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding amounted to $25,053,811 and $20,689,434 at December 31, 2010 and 2009, respectively. In addition to the commitments noted above, customers had approximately $81,322,000 and $82,307,000 available under lines of credit at December 31, 2010 and 2009, respectively.

NOTE 13 – STOCK-BASED COMPENSATION

The Company has stock option and incentive arrangements to attract and retain key personnel.  In May 2005, the 2005 Equity Compensation Plan (the “Plan”) was approved by the shareholders, and authorizes the issuance of restricted stock, stock appreciation rights, stock units and stock options to the Board of Directors and key employees.

Stock-based compensation expense totaled $60,150 and $36,481 in 2010 and 2009, respectively. Compensation expense for service based awards is recognized over the vesting period. Performance based awards are recognized based on a vesting, if applicable, and the probability of achieving the goals.

The fair value of the Company’s employee stock options granted is estimated on the date of grant using the Black-Scholes option pricing model. The Company estimates expected market price volatility and expected term of the options based on historical data and other factors.

The exercise price for options granted is set at the discretion of the committee administering the Plan, but is not less than the market value of the shares as of the date of grant. An option’s maximum term is ten years and the options vest at the discretion of the committee. All outstanding options were fully vested at December 31, 2010. There were no stock options granted for 2010 and 2009, respectively.

Tri-County Financial Corporation

		Weighted		Weighted-Average
		Average	Aggregate	Contractual Life
		Exercise	Intrinsic	Remaining In
	Shares	Price	Value	Years

Outstanding at January 1, 2010	329,243	$16.04	$222,607
Granted at fair value	-	-
Exercised	(29,413)	7.89	209,132
Expired	-	-
Forfeited	(593)	7.91
Outstanding at December 31, 2010	299,237	$16.86	$524,392	2.0

Exercisable at December 31, 2010	299,237	$16.86	$524,392	2.0

		Weighted		Weighted-Average
		Average	Aggregate	Contractual Life
		Exercise	Intrinsic	Remaining In
	Shares	Price	Value	Years

Outstanding at January 1, 2009	353,217	$15.49	$978,371
Granted at fair value	-	-
Exercised	(22,959)	7.97	77,489
Expired	(1,013)	7.88
Forfeited	(2)	7.88

Outstanding at December 31, 2009	329,243	$16.04	$222,607	1.6

Exercisable at December 31, 2009	329,243	$16.04	$222,607	1.6

Options outstanding are all currently exercisable and are summarized as follows:

Number Outstanding	Weighted Average	Weighted Average
December 31, 2010	Remaining Contractual Life	Exercise Price
26,931	1 years	$7.92
18,947	2 years	11.56
62,880	3 years	12.93
87,955	4 years	15.89
80,813	5 years	22.29
21,711	7 years	27.70
299,237		16.86

Aggregate intrinsic value of outstanding stock options and exercisable stock options was $524,392 at December 31, 2010.  Aggregate intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the period, which was $16.10 at December 31, 2010, and the exercise price multiplied by the number of options outstanding.

Tri-County Financial Corporation

The Company has outstanding restricted stock and stock units granted in accordance with the Plan. The following table summarizes the unvested restricted stock awards and units outstanding at December 31, 2010.

	Restricted Stock		Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Fair Value

Nonvested at January 1, 2010	5,360	$11.90	-	$-
Granted	-	-	3,739	13.00
Vested	(2,640)	11.90	-	-

Nonvested at December 31, 2010	2,720	$11.90	3,739	$16.10

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company has an Employee Stock Ownership Plan (“ESOP”) that covers substantially all its employees. Employees qualify to participate after one year of service and vest in allocated shares after three (3) years of service. The ESOP acquires stock of Tri-County Financial Corporation. Unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. Contributions are made at the discretion of the Board of Directors. ESOP contributions recognized for the years ended 2010 and 2009 totaled $50,800 and $24, respectively. As of December 31, 2010, the ESOP plan held 190,536 allocated and 33,076 unallocated shares with an approximate market value of $3,067,630 and $532,527, respectively.

The Company also has a 401(k) plan. The Company matches a portion of the employee contributions after one year of employee service. This ratio is determined annually by the Board of Directors. In 2010 and 2009, the Company matched one-half of the employee’s first 8% of deferral. All employees who have completed six months of service and have reached the age of 21 are covered under this defined contribution plan. Employee’s vest in the Company’s matching contributions after three (3) years of service.  Contributions are determined at the discretion of the Board of Directors. For the years ended December 31, 2010 and 2009, the expense recorded for this plan totaled $201,646 and $169,175, respectively.

The Company has a separate nonqualified retirement plan for non-employee directors. Directors are eligible for a maximum benefit of $3,500 a year for ten years following retirement from the Board of Community Bank of Tri-County. The maximum benefit is earned at 15 years of service as a non-employee director. Full vesting occurs after two years of service. Expense recorded for this plan was $13,407 and $8,336 for the years ended December 31, 2010 and 2009, respectively.

In addition, the Company has established individual supplemental retirement plans and life insurance benefits for certain key executives and officers of the Bank. These plans and benefits provide a retirement income payment for 15 years from the date of the employee’s expected retirement date. The payments are set at the discretion of the Board of Directors and vesting occurs ratably from the date of employment to the expected retirement date. Expense recorded for this plan totaled $303,000 and $371,000 for 2010 and 2009, respectively.

Tri-County Financial Corporation

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined) and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2010, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the Federal Reserve categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios for 2010 and 2009 are presented in the following tables.
	Actual		Required for Capital Adequacy Purposes		To be Considered Well Capitalized Under Prompt Corrective Action
At December 31, 2010
Total Capital (to risk weighted assets)
The Company	$90,343	12.94%	$55,857	8.00%
The Bank	$88,021	12.65%	$55,633	8.00%	$69,542	10.00%

Tier 1 Capital (to risk weighted assets)
The Company	$82,694	11.84%	$27,928	4.00%
The Bank	$80,372	11.56%	$27,817	4.00%	$41,725	6.00%

Tier 1 Capital (to average assets)
The Company	$82,694	9.44%	$35,030	4.00%
The Bank	$80,372	9.20%	$34,928	4.00%	$43,661	5.00%

At December 31, 2009
Total Capital (to risk weighted assets)
The Company	$87,416	13.46%	$51,973	8.00%
The Bank	$85,028	13.14%	$51,787	8.00%	$64,734	10.00%

Tier 1 Capital (to risk weighted assets)
The Company	$79,905	12.30%	$25,987	4.00%
The Bank	$77,517	11.97%	$25,894	4.00%	$38,840	6.00%

Tier 1 Capital (to average assets)
The Company	$79,905	10.03%	$31,880	4.00%
The Bank	$77,517	9.74%	$31,840	4.00%	$39,800	5.00%

Tri-County Financial Corporation

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

	December 31, 2010		December 31, 2009
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets
Cash and cash equivalents	$9,823,436	$9,823,436	$11,247,967	$11,247,967
Investment securities and stock in FHLB and FRB	168,250,141	167,654,621	151,149,412	148,049,000
Loans receivable, net	654,449,936	662,813,000	616,592,976	610,998,000
Foreclosed real estate	10,469,302	10,469,302	922,934	922,934

Liabilities
Savings, NOW, and money market accounts	286,383,452	286,383,453	259,160,873	246,139,000
Time certificates	438,198,874	444,601,000	381,257,916	384,848,000
Long-term debt and other borrowed funds	71,440,466	69,517,422	88,750,160	83,381,000
Guaranteed preferred beneficial interest in junior subordinated securities	12,000,000	2,400,000	12,000,000	2,400,000

At December 31, 2010, the Company had outstanding loan commitments and standby letters of credit of $18.6 million and $25.1 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

Valuation Methodology
Cash and cash equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment securities - Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. FHLB and FRB stock are carried and valued at cost.

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

Foreclosed real estate - Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral.

Tri-County Financial Corporation

Deposits - The fair value of checking accounts, saving accounts, and money market accounts were the amount payable on demand at the reporting date.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2010 and 2009. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

NOTE 17 - GUARANTEED PREFERRED BENEFICIAL INTEREST IN JUNIOR SUBORDINATED DEBENTURES

On June 15, 2005, Tri-County Capital Trust II (“Capital Trust II”), a Delaware business trust formed, funded and wholly owned by the Company, issued $5,000,000 of variable-rate capital in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 1.70%. The Trust used the proceeds from this issuance, along with the $155,000 for Capital Trust II’s common securities, to purchase $5,155,000 of the Company’s junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital Trust II’s obligations with respect to the capital securities. These capital securities qualify as Tier I capital and are presented in the Consolidated Balance Sheets as “Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures.” Both the capital securities of Capital Trust II and the junior subordinated debentures are scheduled to mature on June 15, 2035, unless called by the Company.

On July 22, 2004, Tri-County Capital Trust I (“Capital Trust I”), a Delaware business trust formed, funded and wholly owned by the Company, issued $7,000,000 of variable-rate capital securities in a private pooled transaction. The variable rate is based on the 90-day LIBOR rate plus 2.60%. The Trust used the proceeds from this issuance, along with the Company’s $217,000 capital contribution for Capital Trust I’s common securities, to purchase $7,217,000 of the Company’s junior subordinated debentures. The interest rate on the debentures and the trust preferred securities is variable and adjusts quarterly. The Company has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital Trust I’s obligations with respect to the capital securities. These debentures qualify as Tier I capital and are presented in the Consolidated Balance Sheets as “Guaranteed Preferred Beneficial Interests in Junior Subordinated Debentures.” Both the capital securities of Capital Trust I and the junior subordinated debentures are scheduled to mature on July 22, 2034, unless called by the Company.

Tri-County Financial Corporation

NOTE 18 - PREFERRED STOCK

On December 19, 2008, the United States Department of the Treasury (“Treasury”), acting under the authority granted to it by the Troubled Asset Relief Program’s Capital Purchase Program purchased $15,540,000 of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) issued by the Company. The preferred stock has a perpetual life, has liquidation priority over the Company’s common shareholders, and is cumulative. The dividend rate is 5% for the first five years, rising to 9% thereafter. The Series A Preferred Stock may not be redeemed unless the Company has paid all dividends accumulated. As condition to the issuance of the Series A Preferred Stock the Company agreed to accept restrictions on the repurchase of its common stock, the payment of dividends and certain compensation practices.

At the same time the Company issued its Series A Preferred Stock, it issued to the Treasury a warrant to purchase Fixed Rate Cumulative Perpetual Preferred Stock, Series B Preferred Stock (“Series B Preferred Stock”) in the amount of 5% of the Series A Preferred Stock or 777 shares with a par value of $777,000. The warrant had an exercise price of $.01 per share. The Series B Preferred Stock has the same rights, preferences and privileges as the Series A Preferred Stock except, the Series B Preferred Stock has a dividend rate of 9%. This warrant was immediately exercised.

The Company believes that it is in compliance with all terms of the Preferred Stock Purchase Agreement.

NOTE 19 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

Balance Sheets
	December 31,
	2010	2009
Assets
Cash - noninterest-bearing	$583,660	$863,305
Investment in wholly owned subsidiaries	81,155,647	78,173,565
Other assets	2,417,496	1,955,554
Total Assets	$84,156,803	$80,992,424

Liabilities and Stockholders' Equity
Current liabilities	$679,876	$430,575
Guaranteed preferred beneficial interest in junior subordinated debentures	12,372,000	12,372,000
Total Liabilities	13,051,876	12,802,575

Stockholders' Equity
Preferred Stock - Series A	15,540,000	15,540,000
Preferred Stock - Series B	777,000	777,000
Common stock	30,026	29,760
Additional paid in capital	16,962,460	16,754,627
Retained earnings	37,892,557	35,193,958
Accumulated other comprehensive income	411,188	284,474
Unearned ESOP shares	(508,304)	(389,970)
Total Stockholders’ Equity	71,104,927	68,189,849

Total Liabilities and Stockholders’ Equity	$84,156,803	$80,992,424

Tri-County Financial Corporation

Condensed Statements of Income

	Years Ended December 31,
	2010	2009
Interest and Dividend Income
Dividends from subsidiary	$2,500,000	$2,950,000
Interest income	29,068	29,284
Interest expense	321,942	402,914
Net Interest Income	2,207,126	2,576,370
Loss on sale of investment securities	-	(11,916)
Miscellaneous expenses	(600,562)	(513,795)
Income before income taxes and equity in undistributed net income of subsidiary	1,606,564	2,050,659
Federal and state income tax benefit	303,768	305,775
Equity in undistributed net income of subsidiary	2,855,369	510,656
Net Income	$4,765,701	$2,867,090

Condensed Statements of Cash Flows
	Years Ended December 31,
	2010	2009
Cash Flows from Operating Activities
Net income	$4,765,701	$2,867,090
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(2,855,369)	(510,656)
Loss on sale of investment security	-	11,916
Increase in other assets	(401,159)	(252,150)
Deferred income tax benefit	(60,782)	(68,991)
Increase in current liabilities	249,301	28,970
Net Cash Provided by Operating Activities	1,697,692	2,076,179

Cash Flows from Investing Activities
Redemption of investment securities available for sale	-	28,785
Net Cash Provided by Investing Activities	-	28,785

Cash Flows from Financing Activities
Dividends paid	(2,043,117)	(1,953,851)
Exercise of stock options	147,799	122,308
Issuance of stock based compensation	-	99,976
Excess tax benefits on stock based compensation	4,558	14,947
Net change in ESOP loan	(62,577)	(129,670)
Redemption of common stock	(24,000)	-
Net Cash Used in Financing Activities	(1,977,337)	(1,846,290)
(Decrease) Increase in Cash	(279,645)	258,674
Cash at Beginning of Year	863,305	604,631
Cash at End of Year	$583,660	$863,305

Tri-County Financial Corporation

NOTE 20 - QUARTERLY FINANCIAL COMPARISON (Unaudited)

	2010
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$9,874,883	$9,805,485	$9,893,082	$9,963,537
Interest expense	3,398,511	3,372,947	3,329,856	3,478,901
Net interest income	6,476,372	6,432,538	6,563,226	6,484,636
Provision for loan loss	1,149,441	1,121,203	804,430	858,374
Net interest income after provision	5,326,931	5,311,335	5,758,796	5,626,262

Noninterest income	1,079,848	994,759	744,344	761,225
Noninterest expense	4,619,716	4,437,425	4,899,633	4,238,409

Income before income taxes	1,787,063	1,868,669	1,603,507	2,149,078
Provision for income taxes	621,204	669,335	567,423	784,654
Net income	$1,165,859	$1,199,334	$1,036,084	$1,364,424

Earnings per common share1
Basic	$0.32	$0.33	$0.28	$0.39
Diluted	$0.32	$0.33	$0.27	$0.38

	2009
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$9,713,417	$9,620,495	$9,350,365	$9,203,076
Interest expense	3,648,007	4,078,019	4,180,031	4,260,071
Net interest income	6,065,410	5,542,476	5,170,334	4,943,005
Provision for loan loss	1,494,680	515,555	929,488	532,885
Net interest income after provision	4,570,730	5,026,921	4,240,846	4,410,120

Noninterest income	773,244	668,347	781,771	586,457
Noninterest expense	4,219,791	4,267,052	4,278,673	3,814,162

Income before income taxes	1,124,183	1,428,216	743,944	1,182,415
Provision for income taxes	416,723	560,640	221,730	412,575
Net income	$707,460	$867,576	$522,214	$769,840

Earnings per common share1
Basic	$0.17	$0.22	$0.10	$0.19
Diluted	$0.17	$0.22	$0.10	$0.19

1 Earnings per share are based upon quarterly results and may not be additive to the annual earnings per share amounts.