Form 10-K, Exhibit 13
period 2011-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 2012-03-09
CIK 855874

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

Dear Shareholder:

Tri-County Financial Corporation continued its successful growth by increasing total assets to $983,479,723 at December 31, 2011, an 11% increase over the previous year. The double digit growth was primarily due to an increase of $55,638,839 of loans created by $269,796,000 in originations during that year. I am proud to note that during the Great Recession and the thirty months of post recession recovery, your Bank lent over $1 billion in new loans to support businesses and families living in Southern Maryland.

While our growth of earning assets produced a greater volume of revenue, we continued our focus on reducing the level of nonperforming assets. As a result of the increased noninterest expenses associated with this effort, net income available to common shareholders for the year ended December 31, 2011 decreased by $1,429,795 to $2,488,976, or $0.82 per common share (diluted), compared to $3,918,771, or $1.30 per common share (diluted), for the previous year. Your Company has remained profitable for every quarter during the crisis and the ensuing recovery. Over the year, we resolved many nonperforming assets and redeployed the funds into earning assets. Our nonperforming assets to total assets declined from 2.71% at December 31, 2010 to 1.48% at December 31, 2011, which is significantly below peer banks. We continue to work with customers to restructure viable loans and to foreclose on properties that merit such an action.

In consideration of our earnings for 2011 and improving nonperforming asset trends, your Board approved an annual cash dividend of $0.40 per share.

The growth in our earning assets was funded by an increase in total deposits of 14%, or $102,670,875, to $827,235,201 at December 31, 2011. Our strategy to use deposits to fund banking operations and to reduce wholesale funding has helped decrease our overall cost of funding to 1.23% at year end. We continue to reduce the cost of deposits as multi-year certificates of deposit mature. Our deposit growth moved the Bank into the second place for overall deposit share in Southern Maryland according to the recent FDIC Deposit Survey. To expand our retail banking footprint, we expect to open our eleventh branch in King George, Virginia in March 2012.

Your Company has successfully weathered the recession and slow recovery and remains well capitalized to continue its strategic business plan. With your continued support and advocacy, we look forward to building on our success and remaining one of Southern Maryland’s largest economic engines.

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

The Company and the Bank’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company and the Bank’s market area, changes in real estate market values in the Company and the Bank’s market area and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

As a state chartered Federal Reserve member Bank, the Bank has sought to organically increase total assets through its targeted loan product lines. The Bank believes that its ability to offer fast, flexible, local decision-making will continue to attract significant new business relationships and enhance asset growth. The Bank’s marketing is directed towards increasing its balances of both consumer and business transaction deposit accounts. The Bank believes that increases in these account types will lessen the Bank’s dependence on higher-cost funding, such as certificates of deposit and borrowings. Although management believes that this strategy will increase financial performance over time, increasing the balances of certain products, such as commercial lending and transaction accounts, may also increase the Bank’s noninterest expense. It recognizes that certain lending and deposit products increase the possibility of losses from credit and other risks.

The Bank conducts business through its main office in Waldorf, Maryland and nine branch offices in the Southern Maryland counties of Charles, Calvert and St. Mary’s. The Bank is the second largest overall deposit holder in the Tri-County area according to the most recent 2011 FDIC Summary of Deposit Survey. The Bank is building an operations center in Waldorf, Maryland and a branch in King George, Virginia. Both projects are scheduled for completion in the second quarter of 2012.

The U.S. economy continued to experience slow growth during 2011. Locally, real estate values appear to have stabilized while in some areas home foreclosures continued to rise and unemployment levels remained above trend levels. As a whole, the Southern Maryland economy has been less impacted by the recent recession due to presence of federal government agencies and defense facilities.

The Company remained profitable every quarter since the inception of the economic crisis and core operations were sufficient to fully absorb losses and expenses related to nonperforming assets during this time. During the recession and post crisis period of 2008 to 2011, the Bank originated approximately $1 billion of new loans in our market. The growth of the Company’s balance sheet from $716 million at December 31, 2008 to $983 million at December 31, 2011 was fueled by commercial and residential lending in Southern Maryland.

Management’s Discussion and Analysis

On September 23, 2011, the U.S. Department of Treasury purchased $20.0 million in the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”). The SBLF is a program intended to encourage small business lending by providing capital to qualified community banks at favorable rates. SBLF dividend rates can fluctuate between 1% and 7% during the first four and one half years, depending on the level of the Bank’s small business lending. As of December 31, 2011, the Company’s dividend rate on the SBLF funds was 1%. The Company used $16.4 million of the proceeds from this investment to redeem all of the preferred stock that it sold to the Treasury under the TARP Capital Purchase Program (“TARP”) on December 19, 2008 as well as to pay any accrued but unpaid dividends. The net proceeds, after repurchasing the TARP securities, were invested by the Company in the Bank. During 2012, if the Company maintains its current investment in qualified small business lending, annual preferred dividends will decrease to $200,000 compared with previously paid annual TARP preferred dividends of $846,930.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions. The Company considers its determination of the allowance for loan losses, the valuation of foreclosed real estate and the valuation of deferred tax assets to be critical accounting policies.

The Company’s Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America and the general practices of the United States banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements. Accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported.

Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When these sources are not available, management makes estimates based upon what it considers to be the best available information.

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

Management’s Discussion and Analysis

Management utilizes a risk scale to assign grades to commercial real estate, construction and land development, commercial loans and commercial equipment loans. Commercial loan relationships with an aggregate exposure to the Bank of $750,000 or greater are risk rated. Residential first mortgages, home equity and second mortgages and consumer loans are evaluated for creditworthiness in underwriting and are monitored on an ongoing basis based on borrower payment history. Consumer loans and residential real estate loans are classified as unrated unless they are part of a larger commercial relationship that requires grading or are troubled debt restructures or nonperforming loans with an Other Assets Especially Mentioned or higher risk rating due to a delinquent payment history. Management engages a third-party firm to perform loan reviews of its commercial loan portfolio.

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

Management has significant discretion in making the judgments inherent in the determination of the allowance for loan losses, including in connection with the valuation of collateral, a borrower’s prospects of repayment and in establishing loss factors on the general component of the allowance. Changes in loss factors will have a direct impact on the amount of the provision and a corresponding effect on net income. Errors in management’s perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs. At December 31, 2011, the allowance for loan losses was $7,655,041 or 1.07% of total loans. An increase or decrease in the allowance could result in a charge or credit to income before income taxes that materially impacts earnings. For additional information regarding the allowance for loan losses, refer to Notes 1 and 5 to the Consolidated Financial Statements and the discussion under the caption “Provision for Loan Losses” below.

Other-Than-Temporary-Impairment (“OTTI”)

Debt securities are evaluated quarterly to determine whether a decline in their value is other-than-temporary. The term “other-than-temporary” is not necessarily intended to indicate a permanent decline in value. It means that the prospects for near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Under the revised guidance, for recognition and presentation of other-than-temporary impairments the amount of other-than-temporary impairment that is recognized through earnings for debt securities is determined by comparing the present value of the expected cash flows to the amortized cost of the security. The discount rate used to determine the credit loss is the expected book yield on the security.

Foreclosed Real Estate (Other Real Estate Owned “OREO”)

The Company maintains a valuation allowance on its foreclosed real estate. As with the allowance for loan losses, the valuation allowance on foreclosed real estate is based on FASB ASC 450 “Contingencies,” as well as the accounting guidance on impairment of long-lived assets. These statements require that the Company establish a valuation allowance when it has determined that the carrying amount of a foreclosed asset exceeds its fair value. Fair value of a foreclosed asset is measured by the cash flows expected to be realized from its subsequent disposition. These cash flows are reduced for the costs of selling or otherwise disposing of the asset.

Management’s Discussion and Analysis

In estimating the cash flows from the sale of foreclosed real estate, management must make significant assumptions regarding the timing and amount of cash flows. For example, in cases where the real estate acquired is undeveloped land, management must gather the best available evidence regarding the market value of the property, including appraisals, cost estimates of development and broker opinions. Due to the highly subjective nature of this evidence, as well as the limited market, long time periods involved and substantial risks, cash flow estimates are highly subjective and subject to change. Errors regarding any aspect of the costs or proceeds of developing, selling or otherwise disposing of foreclosed real estate could result in the allowance being inadequate to reduce carrying costs to fair value and may require an additional provision for valuation allowances.

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

At December 31, 2011 and 2010, the Company had deferred tax assets in excess of deferred tax liabilities of $5,832,472 and $5,061,557, respectively.  At December 31, 2011 and 2010, management determined that it is more likely than not that the entire amount of such assets will be realized in the future.

The Company periodically evaluates the ability of the Company to realize the value of its deferred tax assets.  If the Company were to determine that it was not more likely than not that the Company would realize the full amount of the deferred tax assets, it would establish a valuation allowance to reduce the carrying value of the deferred tax asset to the amount it believes would be realized. The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax-planning strategies that could be implemented to realize the net deferred tax assets.

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

Comparison of Results of Operations For the Years Ended December 31, 2011 and 2010

General

For the year ended December 31, 2011, the Company reported consolidated net income of $3,161,464 ($0.83 basic and $0.82 diluted earnings per common share) compared to consolidated net income of $4,765,701 ($1.31 basic and $1.30 diluted earnings per common share) for the year ended December 31, 2010. Consolidated net income available to common shareholders for the year ended December 31, 2010 decreased $1,429,795, or 36.49%, to $2,488,976 compared to $3,918,771 for the year ended December 31, 2010.

The decrease in net income available to common shareholders for the year ended December 31, 2011 was primarily attributable to increased costs related to OREO to reflect current appraisals or contracted sales amounts for nonperforming assets and costs in order to facilitate the ultimate disposition of these properties. Other expenses, including an increase to the provision for loan losses, FDIC insurance for the increase in average customer deposits, increased costs for regulatory compliance, data processing and employee compensation to support the growth of the Bank contributed to the decline. These costs were partially offset by increases in net interest income and noninterest income, as well as a decrease in preferred stock dividends paid.

Management’s Discussion and Analysis

Increases in noninterest expense of $4,054,019 and the provision for loan losses of $153,703 were partially offset by increases in net interest income of $881,580 and noninterest income of $612,864 and a reduction in income tax expense of $1,109,041. The Company’s preferred stock dividends decreased $174,442 to $672,488 for the year ended December 31, 2011 from $846,930 for the year ended December 31, 2010. The decrease was due to the Bank’s participation in the SBLF and payoff of TARP during the third quarter (See Notes 1 and 18 to the Consolidated Financial Statements).

Net Interest Income

The primary component of the Company’s net income is its net interest income, which is the difference between income earned on assets and interest paid on the deposits and borrowings used to fund them. Net interest income is affected by the difference between the yields earned on the Company’s interest-earning assets and the rates paid on interest-bearing liabilities, as well as the relative amounts of such assets and liabilities. Net interest income, divided by average interest-earning assets, represents the Company’s net interest margin.

Net interest income for the year ended December 31, 2011 was $26,838,352 compared to $25,956,772 for the year ended December 31, 2010. The $881,580 increase was due to an increase in interest income of $422,407 and a decrease in interest expense of $459,173. Changes in the components of net interest income due to changes in average balances of assets and liabilities and to changes caused by changes in interest rates are presented in the rate volume analysis.

Interest and dividend income increased to $39,959,394 for the year ended December 31, 2011 compared to $39,536,987 for the year ended December 31, 2010. The increase in interest and dividend income was attributable to growth in the average balance of interest-earning assets partially offset by a reduction in average yields. Average balances of interest-earning assets increased $54,570,243 from $781,640,192 for the year ended December 31, 2010 to $836,210,435 for the year ended December 31, 2011. Average yields on interest-earning assets decreased from 5.06% for the year ended December 31, 2010 to 4.78% for the year ended December 31, 2011. The $1,388,339 increase in loan interest income was due to additional interest earned of $3,001,893 as a result of larger average loan balances offset by a decrease of $1,613,555 due to a decrease in average loan yields from 5.68% for the year ended December 31, 2010 to 5.42% for the year ended December 31, 2011. Since 2008, the average balance of loans increased $180 million or 36.68% to $671,241,819 for the year ended December 31, 2011. The $965,932 decrease for interest and dividends earned on investments and was primarily the result of reductions in average investment yields of $949,915 to 2.17% for the year ended December 31, 2011 from 2.74% for the comparable period in 2010.

Interest expense decreased to $13,121,042 for the year ended December 31, 2011 compared to $13,580,215 for the year ended December 31, 2010. The average cost of funds on interest-bearing liabilities decreased from 1.94% for the year end December 31, 2010 to 1.73% for the year ended December 31, 2011 primarily due to a decrease in interest rates paid on certificates of deposit (“CD”), which declined from 2.21% to 1.94%. The reduction in CD rates represented $1,116,421 of the total interest-bearing liability rate variance of $955,360. Interest expense also decreased $320,121 due to a reduction in average outstanding debt of $9.9 million from $73.8 million for the year ended December 31, 2010 to $63.9 million for the year ended December 31, 2011. Decreased interest expense for CDs and debt were partially offset by $816,308 in increased interest expense due to higher average balances of deposits. The Company increased average customer interest-bearing deposits by $70.1 million from $613.4 million for the year ended December 31, 2010 to $683.5 million for the year ended December 31, 2011.

The Company has been successful in increasing its core deposits and reducing the cost of funds in the low interest rate environment over the last several years and has limited the effect of the lower interest rate environment on loan rates through pricing and interest rate floors. For the year ended December 31, 2011, the Company’s interest rate spread and net interest margin decreased seven basis points and 11 basis points, respectively.

Management’s Discussion and Analysis

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the past two fiscal years. There are no tax equivalency adjustments.

		2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets
Loan portfolio (1)	$671,242	$36,383	5.42%	$615,887	$34,995	5.68%
Investment securities, federal funds sold and interest-bearing deposits	164,969	3,576	2.17%	165,753	4,542	2.74%
Total interest-earning assets	836,211	39,959	4.78%	781,640	39,537	5.06%
Cash and cash equivalents	15,148			13,709
Other assets	54,324			45,107
Total Assets	$905,683			$840,456

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Savings	$31,446	$109	0.35%	$30,355	$123	0.41%
Interest-bearing demand and money market accounts	217,183	2,162	1.00%	161,494	1,510	0.94%
Certificates of deposit	434,811	8,447	1.94%	421,525	9,305	2.21%
Long-term debt	61,421	2,037	3.32%	70,823	2,278	3.22%
Short-term borrowings	2,563	49	1.91%	2,973	42	1.41%
Guaranteed preferrred beneficial interest in junior subordinated debentures	12,000	317	2.64%	12,000	322	2.68%
Total interest-bearing liabilities	759,424	13,121	1.73%	699,170	13,580	1.94%
Noninterest-bearing demand deposits	66,105			65,041
Other liabilities	7,168			5,772
Stockholders' equity	72,986			70,473
Total Liabilities and Stockholders' Equity	$905,683			$840,456

Net interest income		$26,838			$25,957

Interest rate spread			3.05%			3.12%
Net yield on interest-earning assets			3.21%			3.32%
Ratio of average interest-earning assets to average interest-bearing liabilities			110.11%			111.80%

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

	Year ended December 31, 2011
	compared to year ended
	December 31, 2010
		Due to
dollars in thousands	Volume	Rate	Total

Interest-Earning Assets
Loan portfolio (1)	$3,000	$(1,612)	$1,388
Investment securities, federal funds sold and interest bearing deposits	(17)	(949)	(966)
Total Interest-Earning Assets	$2,983	$(2,561)	$422

Interest-Bearing Liabilities
Savings	$4	$(18)	$(14)
Interest-bearing demand and money market accounts	554	98	652
Certificates of deposit	258	(1,116)	(858)
Long-term debt	(312)	71	(241)
Short-term debt	(8)	15	7
Guaranteed preferrred beneficial interest in junior subordinated debentures	-	(5)	(5)
Total Interest-Bearing Liabilities	$496	$(955)	$(459)
Net Change in Net Interest Income	$2,487	$(1,606)	$881

(1) Average balance includes non-accrual loans

Provision for Loan Losses

Provision for loan losses for the year ended December 31, 2011 was $4,087,151, compared to $3,933,448 for the year ended December 31, 2010. The loan loss provision increased in 2011 primarily due to increases in net charge-offs which increased $361,183 from $3,743,945 (0.61% of average loans) for the year ended December 31, 2010 to $4,105,128 (0.61% of average loans)for the year ended December 31, 2010. The loan loss provision also increased as the Bank continued to add loans to its portfolio particularly in commercial real estate, which carry a higher risk of default than other loans in the Bank’s portfolio. The Company’s allowance for loan losses decreased from $7,669,147 or 1.16% of loan balances at December 31, 2010 to $7,655,041 or 1.07% of loan balances at December 31, 2011, as specific loans were restructured, foreclosed or charged-off and nonperforming loans and overall delinquency declined. Nonperforming loans decreased $4,008,162 to $9,510,617 or 1.32% at December 31, 2011 from $13,518,779 or 2.04% at December 31, 2010. Overall delinquency decreased to 2.09% of gross loans from 2.21% for the same comparative periods. The loan loss allowance and the provision for loan losses is determined based upon an analysis of individual loans and the application of certain loss factors to different loan categories. Individual loans are analyzed for impairment as the facts and circumstances warrant. In addition, a general component of the loan loss allowance is added based on a review of the portfolio’s size and composition. At December 31, 2011, the ratio of the allowance for loan loss to nonperforming loans was 80% compared to 57% at December 31, 2010.

Management’s Discussion and Analysis

Noninterest Income

	Years Ended December 31,		% change	Dollar change
	2011	2010	2011 vs. 2010	2011 vs. 2010

Loan appraisal, credit and miscellaneous charges	$789,883	$676,805	16.71%	$113,078
Income from bank owned life insurance	650,393	504,296	28.97%	146,097
Service charges	1,988,947	1,905,949	4.35%	82,998
Gain on sale of asset	22,500	22,500	0.00%	-
Gain on sale of loans held for sale	286,978	470,626	(39.02)%	(183,648)
Net gain on the sale of foreclosed property	454,339	-	n/a	454,339
Total Noninterest Income	$4,193,040	$3,580,176	17.12%	$612,864

The increase of $612,864 was primarily due to net gains of $454,339 on disposals of $10,750,768 of foreclosed real estate for the year ended December 31, 2011 compared to no gains or losses for the year ended December 31, 2010. At December 31, 2011, the Company had deferred gains of $410,268 for two foreclosed real estate properties that did not qualify for full accrual sales treatment.

Service charges and fees are primarily generated by the Bank’s ability to attract and retain transaction based deposit accounts and by loan servicing fees. In 2011, service charges increased as the Bank increased its average transaction account balances during the year. These increases were offset by decreased fees due to new regulatory guidance that limits the amount of customer fees on certain customer transactions. The increase in bank owned life insurance income represented the increase in cash surrender value during 2011.

Gains on loan sales decreased as loans sales decreased from $14,248,912 for the year ended December 31, 2010 to $9,747,000 for the year ended December 31, 2011. The Bank’s residential loan efforts during 2011 focused on shorter-term amortizing residential loans that were retained in its loan portfolio.

Noninterest Expenses

	Years Ended December 31,		% change	Dollar change
	2011	2010	2011 vs. 2010	2011 vs. 2010

Salary and employee benefits	$11,082,386	$9,769,401	13.44%	$1,312,985
Occupancy expense	1,833,466	1,772,394	3.45%	61,072
Advertising	491,789	399,802	23.01%	91,987
Data processing expense	1,305,601	1,044,972	24.94%	260,629
Depreciation of furniture, fixtures, and equipment	435,551	541,642	(19.59)%	(106,091)
Telephone communications	174,748	170,566	2.45%	4,182
Office supplies	184,820	170,447	8.43%	14,373
Professional fees	997,114	799,377	24.74%	197,737
FDIC insurance	1,428,949	1,338,305	6.77%	90,644
Valuation allowance on foreclosed real estate	1,963,227	287,934	581.83%	1,675,293
Other	2,351,551	1,900,343	23.74%	451,208
Total Noninterest Expenses	$22,249,202	$18,195,183	22.28%	$4,054,019

Noninterest expense increased from the prior year ended primarily due to growth in employee compensation and increased foreclosure related costs compared to 2010. The increase in salary and employee benefit costs reflect growth in the Bank’s workforce to fully staff branches and offices to support the Bank’s balance sheet growth, an increasing need for highly skilled employees due to more complex nature of the Bank’s business and regulatory burden and continued increases in the Bank’s benefit costs. Foreclosure related costs, which include valuation allowance and expenses to maintain OREO properties, increased from $416,399 for the year ended December 31, 2010 to $2,452,391 for the year ended December 31, 2011. Data processing increased from the prior year due mostly to one-time conversion related costs for a planned change to the Bank’s core service provider. Depreciation expense decreased as $1.8 million of assets became fully depreciated during 2011. FDIC insurance costs increased due an increase in average assets. Additionally, regulatory compliance costs continue to rise from the prior year reflecting the legacy regulatory burden, as well as the initial impact of the Dodd-Frank Act, impacting salaries and employee benefits, data processing, professional fees and other expenses.

Management’s Discussion and Analysis

Income Tax Expense

For the year ended December 31, 2011, the Company recorded income tax expense of $1,533,575 compared to $2,642,616 in the prior year. The Company’s effective tax rates for the years ended December 31, 2011 and 2010 were 32.67% and 35.67%, respectively. The tax rate decreased due to an increase in the relative size of non-taxable income items and lower pre-tax income in 2011.

Comparison of Financial Condition at December 31, 2011 and 2010

Assets

	December 31,		% change	Dollar change
	2011	2010	2011 vs. 2010	2011 vs. 2010

Cash and due from banks	$13,074,091	$8,695,590	50.35%	$4,378,501
Federal funds sold	5,040,000	615,000	719.51%	4,425,000
Interest-bearing deposits with banks	1,004,098	512,846	95.79%	491,252
Securities available for sale (AFS), at fair value	41,827,612	34,946,225	19.69%	6,881,387
Securities held to maturity (HTM), at amortized cost	153,516,839	126,988,316	20.89%	26,528,523
Federal Home Loan Bank and Federal Reserve Bank stock	5,587,000	6,315,600	(11.54)%	(728,600)
Loans receivable - net of allowance for loan losses of $7,655,041 and $7,669,147	710,088,775	654,449,936	8.50%	55,638,839
Premises and equipment, net	16,440,902	12,132,141	35.52%	4,308,761
Foreclosed real estate	5,028,513	10,469,302	(51.97)%	(5,440,789)
Accrued interest receivable	3,027,784	2,784,396	8.74%	243,388
Investment in bank owned life insurance	18,098,085	17,447,692	3.73%	650,393
Other assets	10,746,024	10,579,058	1.58%	166,966

Total Assets	$983,479,723	$885,936,102	11.01%	$97,543,621

The increase in total assets was primarily due to growth in the loan and investment portfolios during the last three quarters of the year.

The increases in loans receivable reflect the Bank’s continuing efforts to build its market share in Southern Maryland. Gross loan growth of $55,484,909 from $663,055,266 at December 31, 2010 to $718,540,175 at December 31, 2011, was due to net new loans of $34,084,049 in commercial real estate and $28,494,732 in residential mortgages offset by decreases of $5,759,335 in construction and land development and a net decrease in other loan categories of $1,334,537. The majority of commercial real estate loan growth was amortizing loans secured by owner occupied real estate. Construction and land development loans decreased from $62,509,558 at December 31, 2009 to $36,744,865 at December 31, 2011, as the Bank has deemphasized this type of lending.

Nonperforming loans decreased $4,008,162 from the prior year end to $9,510,617 at December 31, 2011. Nonperforming loans as a percentage of total loans declined to 1.32% at December 31, 2011 compared to 2.04% at December 31, 2010. The Bank had 35 nonperforming loans at December 31, 2011 compared to 32 nonperforming loans at December 31, 2010.

Foreclosed real estate decreased as disposals of $10,750,768 and valuation allowances of $1,963,227 were offset by additions of $7,273,206. The December 31, 2011 balance of $5,028,513 is at its lowest level since December 31, 2009. Foreclosed real estate carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Management’s Discussion and Analysis

The Company’s overall delinquency rate declined 12 basis points to 2.09% at December 31, 2011 from the prior year end, as problem loans were charged-off, transferred to foreclosed real estate or worked out. Loans 31-90 days delinquent increased from 0.17% at December 31, 2010 to 0.76% at December 31, 2011. Loans greater than 90 days delinquent decreased from 2.04% at December 31, 2010 to 1.32% at December 31, 2011. The Company’s allowance for loan losses decreased from 1.16% of loans at December 31, 2010 to 1.07% of loans at December 31, 2011.

At December 31, 2011, the Bank had 15 troubled debt restructured loans (“TDRs”) totaling $11,913,041 compared to 19 TDRs totaling $16,881,803 as of December 31, 2010. At year end 93.3% of TDRs were performing according to the terms of their restructured agreements compared to 98.2% for the comparable period end. Interest income in the amount of $524,397 and $720,570 was recognized on these loans for the years ended December 31, 2011 and 2010, respectively.

The securities available for sale (AFS) portfolio and held to maturity (HTM) portfolio increased due to additional purchases of securities offset by principal paydowns, primarily of asset-backed securities issued by government-sponsored entities. The differences in allocations between the different cash and investment categories reflect operational needs.

Premises and equipment increased primarily due to the construction of an operations center in Waldorf, Maryland and a branch in King George, Virginia. Both projects are scheduled for completion in the second quarter of 2012.

Management’s Discussion and Analysis

Liabilities

	December 31,		% change	Dollar change
	2011	2010	2011 vs. 2010	2011 vs. 2010
Deposits
Noninterest-bearing	$81,097,622	$75,642,197	7.21%	$5,455,425
Interest-bearing	746,155,579	648,940,129	14.98%	97,215,450
Total deposits	827,253,201	724,582,326	14.17%	102,670,875
Short-term borrowings	-	816,422	(100.00)%	(816,422)
Long-term debt	60,576,595	70,624,044	(14.23)%	(10,047,449)
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	12,000,000	0.00%	-
Accrued expenses and other liabilities	8,195,829	6,808,383	20.38%	1,387,446
Total Liabilities	$908,025,625	$814,831,175	11.44%	$93,194,450

The Bank increased its deposit base through marketing efforts focused on small and medium-sized businesses and retail customers in the Southern Maryland area. According to statistics compiled by the FDIC, the Bank was ranked second in deposit market share in the Tri-County area as of June 30, 2011, the latest date for which such data is available. During 2011, transaction accounts increased $85,354,028 and certificates of deposits increased $17,316,847. Transaction accounts increased from 39.52% of deposits at December 31, 2010 to 44.94% of deposits at December 31, 2011. Deposits have grown 57.52% or $302,085,635 since January 1, 2009 and have been a critical factor in decreasing funding costs. Total long-term debt decreased as liquidity available from retail deposits and maturing securities was used to pay debt.

Equity

	December 31,		% change	Dollar change
	2011	2010	2011 vs. 2010	2011 vs. 2010
Fixed Rate Senior Non-Cumulative Perpetual, Series C - par value $1,000; authorized 20,000; issued 20,000	$20,000,000	$-	n/a	$20,000,000
Fixed Rate Cumulative Perpetual Preferred Stock, Series A - par value $1,000; authorized 15,540; issued 15,540	-	15,540,000	(100.00)%	(15,540,000)
Fixed Rate Cumulative Perpetual Preferred Stock, Series B - par value $1,000; authorized 777; issued 777	-	777,000	(100.00)%	(777,000)
Common stock - par value $.01; authorized - 15,000,000 shares; issued 3,026,557 and 3,002,616 shares, respectively	30,266	30,026	0.80%	240
Additional paid in capital	17,367,403	16,962,460	2.39%	404,943
Retained earnings	38,712,194	37,892,557	2.16%	819,637
Accumulated other comprehensive gain	289,599	411,188	(29.57)%	(121,589)
Unearned ESOP shares	(945,364)	(508,304)	85.98%	(437,060)
Total Stockholders' Equity	$75,454,098	$71,104,927	6.12%	$4,349,171

During the year ended December 31, 2011, stockholders’ equity increased $4,349,171 to $75,454,098. The increase in stockholders’ equity was due to net income of $3,161,464 and net proceeds of $3,683,000 from the SBLF investment partially offset by the payments of common stock dividends of $1,209,856, preferred stock dividends of $722,243, net stock related activities of $441,605 and adjustments to other comprehensive income of $121,589. Common stockholders' equity increased to $55,454,098 at December 31, 2011 compared to $54,787,927 at December 31, 2010. Book value increased $0.07 per share to $18.32 from $18.25 for the same comparable period ends. The Company remains well-capitalized at December 31, 2011 with a Tier 1 capital to average asset ratio of 9.17%.

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

The Bank’s principal sources of funds for investment and operations are net income, deposits, sales of loans, borrowings, principal and interest payments on loans, principal and interest received on investment securities and proceeds from the maturity and sale of investment securities. Its principal funding commitments are for the origination or purchase of loans, the purchase of securities and the payment of maturing deposits. Deposits are considered the primary source of funds supporting the Bank’s lending and investment activities. The Bank also uses borrowings from the Federal Home Loan Bank (FHLB) of Atlanta to supplement deposits. The amount of FHLB advances available to the Bank is limited to the lower of 40% of Bank assets or the amount supportable by eligible collateral including FHLB stock, loans and securities. In addition, the Bank has established lines of credit with the Federal Reserve Bank and commercial banks. For a discussion of these agreements including collateral see Note 10 to the Consolidated Financial Statements.

The Bank’s most liquid assets are cash, cash equivalents and federal funds sold. The levels of such assets are dependent on the Bank’s operating, financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

Cash and cash equivalents as of December 31, 2011 totaled $19,118,189, an increase of $9,294,753 or 94.62%, from the December 31, 2010 total of $9,823,436. Changes to the level of cash and cash equivalents have minimal impact on operational needs as the Bank has substantial sources of funds available from other sources.

The Bank’s principal sources of cash flows are its financing activities including deposits and borrowings. In 2011, the Bank continued to increase its deposits and market share. During 2011, all financing activities provided $92,862,834 in cash inflows compared to $64,876,506 during 2010. The increase in cash flows from financing activity in 2011 of $27,986,328 was principally due to an increase in net deposit growth from $84,163,537 in 2010 to $102,670,875 in 2011. Cash increased $3,683,000 for the net increase in capital related to the SBLF investment in Series C Preferred Stock and the redemption of all TARP Series A and Series B Preferred Stock. Net pay downs on borrowings decreased and increased cash provided by $6,445,823 from $17,309,694 in 2010 to $10,863,871 in 2011. Other financing activities net use of cash for dividends and other equity transactions amounted to $1,977,337 in 2010 compared to $2,627,170 in 2011.

The Bank’s principal use of cash has been in investing activities including its investments in loans, investment securities and other assets. In 2011, the level of net cash used in investing increased to $93,890,549 from $75,128,499 in 2010. The increase in net investing activity of $18,762,050 in 2011 was primarily due to additional investments in securities and the funding of more loans compared to the prior year. Loans originated or acquired increased from $244,552,180 in 2010 to $269,796,003 in 2011. This increase in cash used was offset by an increase to cash provided of $10,934,568 for principal payments on loans from $193,319,561 in 2010 compared to $204,254,129 in 2011. In addition, net cash used in security transactions increased from $16,731,319 in 2010 to $33,111,184 in 2011 to fund purchases of both AFS and HTM investments. Additionally cash used increased $4,025,803 for expenditures related to software and equipment for the Bank’s new core operating platform and construction of the Bank’s new operations center and its branch in King George, Virginia. These cash uses were partially offset by proceeds from the sale of foreclosed real estate of $9,952,873 in 2011 and purchases not made in 2011 that were made in 2010 for the purchase of $6,000,000 in bank owned life insurance.

Management’s Discussion and Analysis

At December 31, 2011, the Bank had $22,295,675 in loan commitments outstanding. Certificates of deposit due within one year of December 31, 2011 totaled $268,584,607, representing 58.96% of certificates of deposit at December 31, 2011. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowing than we currently pay on the certificates of deposit due on or before December 31, 2012. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Federal banking regulations require the Company and the Bank to maintain specified levels of capital. At December 31, 2011, the Company was in compliance with these requirements with a Tier 1 Capital to average assets ratio of 9.17%, a Tier 1 Capital to risk weighted assets ratio of 11.65% and a Total Capital to risk weighted assets ratio of 12.69%. At December 31, 2011, the Bank met the criteria for designation as a well-capitalized depository institution under Federal Reserve Bank regulations. See Note 15 of the Consolidated Financial Statements.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit. For a discussion of these agreements, including collateral and other arrangements, see Note 12 to the Consolidated Financial Statements.

For the years ended December 31, 2011 and 2010, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

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

Management’s Discussion and Analysis

Selected Financial Data

Dollars in thousands except share data	Year Ended December 31,
	2011	2010	2009	2008	2007
Operations Data
Net interest income	$26,838	$25,957	$21,721	$19,223	$18,992
Provision for loan losses	4,087	3,933	3,473	1,301	855
Noninterest income	4,193	3,580	2,810	2,519	3,402
Noninterest expense	22,249	18,195	16,580	14,582	13,459
Net income	3,161	4,766	2,867	3,815	5,106
Net income available to common shareholders	$2,489	$3,919	$2,020	$3,789	$5,106

Share Data:
Basic net income per common share	$0.83	$1.31	$0.68	$1.29	$1.92
Diluted net income per common share	$0.82	$1.30	$0.68	$1.24	$1.79
Cash dividends paid per common share	$0.40	$0.40	$0.40	$0.40	$0.40
Book value per common share	$18.32	$18.25	$17.43	$17.23	$16.79
Common shares outstanding	3,026,557	3,002,616	2,976,046	2,947,759	2,909,974
Weighted average common shares outstanding
Basic	3,016,286	2,985,080	2,961,293	2,943,002	2,664,036
Diluted	3,052,810	3,008,279	2,987,901	3,053,690	2,852,494

Financial Condition Data
Total assets	$983,480	$885,936	$815,043	$716,685	$598,406
Loans receivable, net	710,089	654,450	616,593	542,977	453,614
Foreclosed real estate (OREO)	5,029	10,469	923	-	-
Total deposits	827,253	724,582	640,419	525,168	444,994
Long and short term debt	60,577	71,440	88,750	106,486	87,561
TARP preferred stock	-	16,317	16,317	16,317	-
Small Business Lending Fund preferred stock	20,000	-	-	-	-
Total stockholders’ equity	$75,454	$71,105	$68,190	$67,114	$48,847

Other Financial Information
Nonperforming loans (NPLs)	$9,511	$13,518	$19,287	$4,936	$414
Troubled debt restructures (TDRs)	11,913	16,882	11,601	-	755

Performance Ratios
Return on average assets	0.35%	0.57%	0.38%	0.59%	0.87%
Return on average equity	4.33%	6.76%	4.19%	7.57%	12.62%
Net interest margin	3.21%	3.32%	3.02%	3.13%	3.41%
Efficiency ratio	71.70%	61.60%	67.59%	67.07%	60.10%
Efficiency ratio (1)	64.74%	60.19%	66.98%	67.07%	63.72%
Common dividend payout ratio	48.78%	30.77%	58.82%	31.04%	20.80%

Capital Ratios
Tier 1 capital to average assets	9.17%	9.44%	10.03%	11.54%	10.41%
Total capital to risk weighted assets	12.69%	12.94%	13.46%	14.73%	13.80%

Asset Quality Ratios
Allowance for loan losses to total loans	1.07%	1.16%	1.20%	0.94%	0.98%
Nonperforming loans to total loans	1.32%	2.04%	3.09%	0.90%	0.25%
Allow. for loan losses to nonperforming loans	80.49%	56.73%	38.74%	104.25%	383.40%
Net charge-offs to average loans	0.61%	0.61%	0.20%	0.13%	0.04%
Nonperforming assets (NPLs + OREO) to gross loans + OREO	2.01%	3.56%	3.23%	0.90%	0.09%
Nonperforming assets to total assets	1.48%	2.71%	2.48%	0.69%	0.07%
Nonperforming assets and TDRs to total assets (2)	2.61%	4.58%	3.90%	0.69%	0.20%

(1) Excludes OREO gains, losses and expenses.

(2) Ratio was adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

Management’s Discussion and Analysis

Market for the Registrant’s Common Stock and Related Security Holder Matters

Market Information

The following table sets forth high and low bid quotations reported on the OTC Bulletin for the Company’s common stock for each quarter during 2011 and 2010. These quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	High	Low
2010
Fourth Quarter	$18.00	$13.25
Third Quarter	$15.00	$11.20
Second Quarter	$12.01	$11.25
First Quarter	$15.25	$10.55

	High	Low
2011
Fourth Quarter	$18.50	$15.00
Third Quarter	$19.05	$16.50
Second Quarter	$17.25	$16.10
First Quarter	$20.00	$16.10

Holders

The number of stockholders of record of the Company at February 29, 2012 was 3,023,613.

Dividends

The Company has paid annual cash dividends since 1994. For each of fiscal years 2011 and 2010, the Company paid an annual cash dividend of $0.40 per share. As part of the Company’s participation in the Capital Purchase Program of the U.S. Department of Treasury’s Troubled Asset Relief Program, the Company had significant dividend restrictions that required the consent of the Treasury to increase its per share cash dividend above $0.40. On September 22, 2011, these dividend restrictions were removed with the redemption of 100% of all Series A and Series B TARP Preferred Stock and the purchase by the U.S. Department of Treasury of $20.0 million in the Company’s Series C Preferred Stock under the Small Business Lending Fund.

SBLF dividend rates can fluctuate between 1% and 7% during the first four and one half years, depending on the level of the Bank’s small business lending. The Company is permitted to repay its SBLF funding in increments of 25% or $5.0 million, subject to the approval of our federal banking regulator. As of December 31, 2011, the Company’s dividend rate on the SBLF funds was 1%. After four and one half years from issuance, the dividend rate will increase to 9%. See Note 18 to the Consolidated Financial Statements.

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

Management’s Discussion and Analysis

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

For the Years Ended December 31, 2011 and 2010

Tri-County Financial Corporation

18

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

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, utilizing the framework established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2011, is effective.

Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that accurately and fairly reflect, in reasonable detail, transactions and dispositions of assets; and provide reasonable assurances that: (1) transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States; (2) receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (3) unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements are prevented or timely detected.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Tri-County Financial Corporation

Waldorf, Maryland

We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation. as of December 31, 2011 and 2010, and the results of their consolidated operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland

March 8, 2012

Tri-County Financial Corporation

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
Assets
Cash and due from banks	$13,074,091	$8,695,590
Federal funds sold	5,040,000	615,000
Interest-bearing deposits with banks	1,004,098	512,846
Securities available for sale (AFS), at fair value	41,827,612	34,946,225
Securities held to maturity (HTM), at amortized cost	153,516,839	126,988,316
Federal Home Loan Bank and Federal Reserve Bank stock - at cost	5,587,000	6,315,600
Loans receivable - net of allowance for loan losses of $7,655,041 and $7,669,147	710,088,775	654,449,936
Premises and equipment, net	16,440,902	12,132,141
Foreclosed real estate	5,028,513	10,469,302
Accrued interest receivable	3,027,784	2,784,396
Investment in bank owned life insurance	18,098,085	17,447,692
Other assets	10,746,024	10,579,058

Total Assets	$983,479,723	$885,936,102

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing deposits	$81,097,622	$75,642,197
Interest-bearing deposits	746,155,579	648,940,129
Total deposits	827,253,201	724,582,326
Short-term borrowings	-	816,422
Long-term debt	60,576,595	70,624,044
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	12,000,000
Accrued expenses and other liabilities	8,195,829	6,808,383
Total Liabilities	908,025,625	814,831,175

Stockholders' Equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000; authorized 20,000; issued 20,000	20,000,000	-
Fixed Rate Cumulative Perpetual Preferred Stock, Series A - par value $1,000; authorized 15,540; issued 15,540	-	15,540,000
Fixed Rate Cumulative Perpetual Preferred Stock, Series B - par value $1,000; authorized 777; issued 777	-	777,000
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 3,026,557 and 3,002,616 shares, respectively	30,266	30,026
Additional paid in capital	17,367,403	16,962,460
Retained earnings	38,712,194	37,892,557
Accumulated other comprehensive gain	289,599	411,188
Unearned ESOP shares	(945,364)	(508,304)
Total Stockholders’ Equity	75,454,098	71,104,927

Total Liabilities and Stockholders' Equity	$983,479,723	$885,936,102

See notes to Consolidated Financial Statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2011	2010
Interest and Dividend Income
Loans, including fees	$36,383,142	$34,995,425
Taxable interest and dividends on investment securities	3,559,903	4,524,204
Interest on deposits with banks	16,349	17,358
Total Interest and Dividend Income	39,959,394	39,536,987

Interest Expenses
Deposits	10,718,170	10,938,385
Short-term borrowings	49,223	42,151
Long-term debt	2,353,649	2,599,679
Total Interest Expenses	13,121,042	13,580,215

Net Interest Income	26,838,352	25,956,772
Provision for loan losses	4,087,151	3,933,448
Net Interest Income After Provision For Loan Losses	22,751,201	22,023,324

Noninterest Income
Loan appraisal, credit and miscellaneous charges	789,883	676,805
Income from bank owned life insurance	650,393	504,296
Service charges	1,988,947	1,905,949
Gain on sale of asset	22,500	22,500
Gain on sale of loans held for sale	286,978	470,626
Net gains on the sale of foreclosed real estate	454,339	-
Total Noninterest Income	4,193,040	3,580,176

Noninterest Expenses
Salary and employee benefits	11,082,386	9,769,401
Occupancy expense	1,833,466	1,772,394
Advertising	491,789	399,802
Data processing expense	1,305,601	1,044,972
Depreciation of furniture, fixtures and equipment	435,551	541,642
Telephone communications	174,748	170,566
Office supplies	184,820	170,447
Professional fees	997,114	799,377
FDIC insurance	1,428,949	1,338,305
Valuation allowance on foreclosed real estate	1,963,227	287,934
Other	2,351,551	1,900,343
Total Noninterest Expenses	22,249,202	18,195,183

Income before income taxes	4,695,039	7,408,317
Income tax expense	1,533,575	2,642,616
Net Income	$3,161,464	$4,765,701
Preferred stock dividends	672,488	846,930
Net Income Available to Common Shareholders	$2,488,976	$3,918,771

Earnings Per Common Share
Basic	$0.83	$1.31
Diluted	$0.82	$1.30
Cash dividend paid per common share	$0.40	$0.40

See notes to Consolidated Financial Statements

Tri-County Financial Corporation

Consolidated Statements of Changes in Stockholders' Equity For the Years Ended December 31, 2011 and 2010

					Accumulated
					Other	Unearned
	Preferred	Common	Paid-in	Retained	Comprehensive	ESOP
	Stock	Stock	Capital	Earnings	Income	Shares	Total

Balance at January 1, 2010	$16,317,000	$29,760	$16,754,627	$35,193,958	$284,474	$(389,970)	$68,189,849

Comprehensive Income
Net income				4,765,701			4,765,701
Unrealized holding gains on investment securities net of tax of $61,452					119,463		119,463
Other than temporary impairment amortization on HTM securities net of tax of $3,735					7,251		7,251
Total Comprehensive Income							4,892,415

Cash dividend $0.40 per share				(1,196,187)			(1,196,187)
Preferred stock dividends				(846,930)			(846,930)
Exercise of stock options		237	147,562				147,799
Net change in unearned ESOP shares		44				(118,334)	(118,290)
Repurchase of common stock		(15)		(23,985)			(24,000)
Tax effect of ESOP dividend			55,713				55,713
Tax effect of Non-ISO shares	-	-	4,558	-	-	-	4,558
Balance at December 31, 2010	16,317,000	30,026	16,962,460	37,892,557	411,188	(508,304)	71,104,927

Comprehensive Income
Net income				3,161,464			3,161,464
Unrealized holding loss on investment securities net of tax of $64,419					(128,840)		(128,840)
Other than temporary impairment amortization on HTM securities net of tax of $3,735					7,251		7,251
Total Comprehensive Income							3,039,875

Cash dividend $0.40 per share				(1,209,856)			(1,209,856)
Preferred stock dividends				(722,243)			(722,243)
Exercise of stock options		238	121,081				121,319
Net change in unearned ESOP shares		87				(437,060)	(436,973)
Repurchase of common stock		(237)		(409,728)			(409,965)
Stock based compensation		152	253,314				253,466
Tax effect of ESOP dividend			30,548				30,548
Redemption of capital purchase program series A and series B preferred stock	(16,317,000)						(16,317,000)
Proceeds from issuance of series C preferred stock to Small Business Lending Fund	20,000,000	-	-	-	-	-	20,000,000
Balance at December 31, 2011	$20,000,000	$30,266	$17,367,403	$38,712,194	$289,599	$(945,364)	$75,454,098

See notes to Consolidated Financial Statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011 and 2010

	2011	2010

Cash Flows from Operating Activities
Net income	$3,161,464	$4,765,701
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	4,087,151	3,933,448
Depreciation and amortization	904,103	1,042,610
Loans originated for resale	(9,747,000)	(14,248,912)
Proceeds from sale of loans held for sale	9,968,715	14,653,649
Gain on sale of loans held for sale	(286,978)	(470,626)
Gain on sale of asset	(22,500)	(22,500)
Net gain on the sale of foreclosed real estate	(454,339)	-
Net amortization of premium/discount on mortgage-backed securities and investments	245,650	(177,420)
Increase in foreclosed real estate valuation allowance	1,963,227	287,934
Increase in cash surrender of bank owned life insurance	(650,393)	(504,296)
Deferred income tax benefit	(646,717)	(761,235)
Stock based compensation	253,466	-
(Increase) Decrease in accrued interest receivable	(243,388)	140,875
Decrease in deferred loan fees	(139,826)	(38,265)
Increase in accounts payable, accrued expenses and other liabilities	1,387,446	1,124,647
Decrease (Increase) in other assets	542,387	(898,148)

Net Cash Provided by Operating Activities	10,322,468	8,827,462

Cash Flows from Investing Activities
Purchase of investment securities available for sale	(18,994,828)	(129,159)
Proceeds from redemption or principal payments of investment securities available for sale	11,983,674	19,522,952
Purchase of investment securities held to maturity	(72,541,253)	(93,208,717)
Proceeds from maturities or principal payments of investment securities held to maturity	45,712,623	56,463,705
Net decrease of FHLB and Federal Reserve stock	728,600	619,900
Loans originated or acquired	(269,796,003)	(244,552,180)
Principal collected on loans	204,254,129	193,319,561
Purchase of bank owned life insurance policies	-	(6,000,000)
Proceeds from sale of foreclosed real estate	9,952,873	-
Proceeds from disposal of asset	22,500	22,500
Purchase of premises and equipment	(5,212,864)	(1,187,061)

Net Cash Used in Investing Activities	(93,890,549)	(75,128,499)

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011 and 2010

(continued)

	2011	2010

Cash Flows from Financing Activities
Net increase in deposits	$102,670,875	$84,163,537
Proceeds from long-term borrowings	-	15,000,000
Payments of long-term borrowings	(10,047,449)	(20,045,586)
Net decrease in short-term borrowings	(816,422)	(12,264,108)
Exercise of stock options	121,319	147,799
Excess tax benefits on stock based compensation	-	4,558
Dividends paid	(1,932,099)	(2,043,117)
Net change in unearned ESOP shares	(406,425)	(62,577)
Proceeds from Small Business Lending Fund Preferred Stock	20,000,000	-
Redemption of Troubled Asset Relief Program Preferred Stock	(16,317,000)	-
Redemption of common stock	(409,965)	(24,000)

Net Cash Provided by Financing Activities	92,862,834	64,876,506

Increase (Decrease) in Cash and Cash Equivalents	9,294,753	(1,424,531)

Cash and Cash Equivalents - January 1	9,823,436	11,247,967

Cash and Cash Equivalents - December 31	$19,118,189	$9,823,436

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for
Interest	$13,223,072	$13,808,041
Income taxes	$2,381,137	$4,597,711

Supplemental Schedule of Non-Cash Operating Activities
Issuance of common stock for payment of accrued compensation	$253,466	$-
Transfer of loans to foreclosed real estate	$7,878,778	$11,480,843
Transfer of foreclosed real estate to loans	$3,177,855	$-

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

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity (HTM)” and recorded at amortized cost. Securities purchased and held principally for trading in the near term are classified as “trading securities.” Securities not classified as held to maturity or trading securities, including equity securities with readily determinable fair values, are classified as “available for sale (AFS)” and recorded at estimated fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

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

Tri-County Financial Corporation

Debt securities are evaluated quarterly to determine whether a decline in their value is other-than-temporary. The term “other-than-temporary” is not necessarily intended to indicate a permanent decline in value. It means that the prospects for near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Under the revised guidance, for recognition and presentation of other-than-temporary impairments the amount of other-than-temporary impairment that is recognized through earnings for debt securities is determined by comparing the present value of the expected cash flows to the amortized cost of the security. The discount rate used to determine the credit loss is the expected book yield on the security.

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

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Non-accrual loans are evaluated for impairment on a loan-by-loan basis in accordance with the Company’s impairment methodology.

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

Tri-County Financial Corporation

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

The allowance for loan losses consists of a specific component and a general component. The specific component relates to loans that are classified as doubtful, substandard or special mention and impaired loans, which include nonperforming loans and troubled debt restructured loans (TDRs). For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than carrying value of that loan. The general component covers the non-classified loans by loan category and is based on historical loss experience, peer group comparisons, industry data and loss percentages used for similarly graded loans adjusted for qualitative factors.

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent.

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

The Company considers all troubled debt restructured loans (TDRs) to be impaired and defines TDRs as loans whose terms have been modified to provide for a reduction of either interest or principal because of deterioration in the financial condition of the borrower. A loan extended or renewed at a stated interest rate equal to the current interest rate for new debt with similar risk is not considered a TDR. Once an obligation has been classified as a TDR it continues to be considered a TDR until paid in full or until the loan returns to performing status and yields a market interest rate equal to the current interest rate for new debt with similar risk. TDRs are evaluated by management on a regular basis utilizing the Company’s risk grading scale and must have a passing loan grade to be removed as a TDR. TDRs are evaluated for impairment on a loan by loan basis in accordance with the Company’s impairment methodology.

The Company does not participate in any specific government or Company-sponsored loan modification programs. All restructured loan agreements are individual contracts negotiated with a borrower. The Company’s TDR contracts include the use of temporary reductions of interest and extensions of time.

Tri-County Financial Corporation

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

Buildings and Improvements: 10 - 50 years
Furniture and Equipment: 3 - 15 years
Automobiles: 5 years

Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of premises and equipment are capitalized.

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

Earnings Per Common Share

Basic earnings per common share represents income available to common stockholders, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method. As of December 31, 2011 and 2010, there were 102,524 and 190,479 options respectively, which were excluded from the calculation as their effect would be anti-dilutive, because the exercise price of the options were greater than the average market price of the common shares.

	Years Ended December 31,
	2011	2010
Net Income	$3,161,464	$4,765,701
Less: dividends paid and accrued on preferred stock	(672,488)	(846,930)
Net income available to common shareholders	$2,488,976	$3,918,771

Average number of common shares outstanding	3,016,286	2,985,080
Effect of dilutive options	36,524	23,199
Average number of shares used to calculate diluted earnings per share	3,052,810	3,008,279

Tri-County Financial Corporation

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

Reclassification

Certain reclassifications have been made in the Consolidated Financial Statements for 2010 to conform to the classification presented in 2011.

Recent Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) TOPIC 310, “Receivables” - In April 2010, FASB issued Accounting Standards Update (“ASU”) No. 2010-18, Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset. Modifications of loans that are accounted for within a pool do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. ASU No. 2010-18 is effective for modifications of loans accounted for within pools for the first interim or annual period ending on or after July 15, 2010 and are to be applied prospectively although early application is permitted. The Company adopted this guidance effective July 1, 2010, and adoption did not have an impact on the Company’s consolidated financial statements.

ASU No. 2010-20, Receivables (Topic 310); Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. In July 2010, the Financial Accounting Standards board (“FASB”) issued ASU No. 2010-20 which requires that more information be disclosed about the credit quality of a company’s loans and the allowance for loan losses held against those loans. Existing disclosures to be presented on a disaggregated basis include a roll-forward of the allowance for loan losses, the related recorded investment in such loans, the nonaccrual status of loans, and impaired loans. Additional disclosure is also required about the credit quality indicators of loans by class at the end of the reporting period, the aging of past due loans, information about troubled debt restructurings, and significant purchases and sales of loans during the reporting period by class. For public companies, ASU 2010-20 requires certain disclosures as of the end of a reporting period effective for periods ending on or after December 15, 2010. Other required disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010. The Company adopted the applicable required additional disclosures effective December 31, 2010, and adoption of these additional disclosures did not have a material effect on the Company’s consolidated financial statements.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Additional guidance (ASU No. 2010-06) issued under ASC Topic 820 requires expanded disclosures related to fair value measurements including (1) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (2) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (3) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (4) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (1) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (2) company’s should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy were required for the Company beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010.

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

ASU No. 2011-02; A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“TDR”). In April, 2011, FASB issued ASU No. 2011-02 intended to provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. This ASU was effective for the first interim or annual period beginning on or after June 15, 2011, and was applied retrospectively to the beginning of the annual period of adoption. As a result of applying the ASU, the Company may identify receivables that are newly considered impaired. The Company adopted the applicable guidance during the third quarter ended September 30, 2011 and it did not have a material impact on required disclosures in the Company’s consolidated financial statements.

ASU No. 2011-03; Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessment of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance guidance related to that criterion. ASU 2011-03 will be effective for the Company on January 1, 2012 and is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2011-04; “Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU 2011-04 amends Topic 820, “Fair Value Measurements and Disclosures,” to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. ASU 2011-04 is effective for annual periods beginning after December 15, 2011, and is not expected to have a material impact on the Company’s consolidated financial statements.

ASU No. 2011-05; Presentation of Comprehensive Income. In June, 2011, the FASB issued ASU No. 2011-05 requiring companies to present comprehensive income in a single statement below net income or in a separate statement of comprehensive income immediately following the income statement. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity, which is our current presentation. This guidance does not change which items are reported in other comprehensive income or the requirement to report reclassifications of items from other comprehensive income to net income. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011 and will require retrospective application for all periods presented.

Tri-County Financial Corporation

NOTE 2 - FAIR VALUE MEASUREMENTS

The Company adopted FASB ASC Topic 820, “Fair Value Measurements” and FASB ASC Topic 825, “The Fair Value Option for Financial Assets and Financial Liabilities”, which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. FASB ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available for sale investment securities) or on a nonrecurring basis (for example, impaired loans).

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

There were no transfers between levels of the fair value hierarchy and the Company had no Level 3 fair value assets or liabilities for the years ended December 31, 2011 and 2010, respectively.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

 Tri-County Financial Corporation

Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities (“GSEs”), municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans Receivable

The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired. Management estimates the fair value of impaired loans using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2011, substantially all of the impaired loans were evaluated based upon the fair value of the collateral. In accordance with FASB ASC 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

Foreclosed Real Estate

Foreclosed real estate is adjusted for fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed real estate is carried at the lower of carrying value and fair value. Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset at nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The tables below present the recorded amount of assets as of December 31, 2011 and December 31, 2010 measured at fair value on a recurring basis.

	December 31, 2011
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities
Asset-backed securities issued by GSEs
CMOs	$35,062,072	$-	$35,062,072	$-
MBS	2,648,043	-	2,648,043	-
Corporate equity securities	37,262	-	37,262	-
Bond mutual funds	4,080,235	-	4,080,235	-
Total available for sale securities	$41,827,612	$-	$41,827,612	$-

Tri-County Financial Corporation

	December 31, 2010
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities
Asset-backed securities issued by GSEs
CMOs	$27,584,731	$-	$27,584,731	$-
MBS	3,504,215	-	3,504,215	-
Corporate equity securities	37,390	-	37,390	-
Bond mutual funds	3,819,889	-	3,819,889	-
Total available for sale securities	$34,946,225	$-	$34,946,225	$-

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company may be required from time to time to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis as of December 31, 2011 and December 31, 2010 are included in the table below.

	December 31, 2011
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Loans with impairment
Commercial real estate	$1,170,467	$-	$1,170,467	$-
Construction and land development	1,313,550	-	1,313,550	-
Residential first mortgage	505,206	-	505,206	-
Commercial loans	5,110,241	-	5,110,241	-
Total loans with impairment	$8,099,464	$-	$8,099,464	$-

Foreclosed Real Estate	$5,028,513	$-	$5,028,513	$-

	December 31, 2010
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Loans with impairment
Commercial real estate	$4,742,982	$-	$4,742,982	$-
Commercial loans	4,647,399	-	4,647,399	-
Total loans with impairment	$9,390,381	$-	$9,390,381	$-

Foreclosed Real Estate	$10,469,302	$-	$10,469,302	$-

Tri-County Financial Corporation

Loans with impairment have unpaid principal balances of $10,096,399 and $11,388,016 at December 31, 2011 and 2010, respectively and include impaired loans with a specific allowance.

NOTE 3 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2011 and 2010, these reserve balances amounted to $471,000 and $314,000, respectively.

Tri-County Financial Corporation

NOTE 4 – SECURITIES

	December 31, 2011
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Securities available for sale (AFS)
Asset-backed securities issued by GSEs
Residential MBS	$2,412,959	$235,084	$-	$2,648,043
Residentail CMOs	34,848,180	248,508	34,616	35,062,072
Corporate equity securities	37,310	241	289	37,262
Bond mutual funds	3,840,473	239,762	-	4,080,235
Total securities available for sale	$41,138,922	$723,595	$34,905	$41,827,612

Securities held to maturity (HTM)
Asset-backed securities issued by GSEs
Residential MBS	$35,929,199	$854,497	$10,960	$36,772,736
Residential CMOs	106,998,467	1,104,141	27,411	108,075,197
Asset-backed securities issued by Others
Residential CMOs	9,839,222	15,364	1,421,477	8,433,109
Total debt securities held to maturity	152,766,888	1,974,002	1,459,848	153,281,042

U.S. government obligations	749,951	-	-	749,951
Total securities held to maturity	$153,516,839	$1,974,002	$1,459,848	$154,030,993

	December 31, 2010
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Securities available for sale (AFS)
Asset-backed securities issued by GSEs
Residential MBS	$3,246,588	$257,627	$-	$3,504,215
Residential CMOs	27,081,220	503,511	-	27,584,731
Corporate equity securities	37,310	80	-	37,390
Bond mutual funds	3,697,208	122,681	-	3,819,889
Total securities available for sale	$34,062,326	$883,899	$-	$34,946,225

Securities held to maturity (HTM)
Asset-backed securities issued by GSEs
Residential MBS	$33,252,667	$453,900	$518,124	$33,188,443
Residential CMOs	80,519,344	1,307,909	264,146	81,563,107
Asset-backed securities issued by Others
Residential CMOs	12,463,500	132,928	1,709,386	10,887,042
Total debt securities held to maturity	126,235,511	1,894,737	2,491,656	125,638,592

U.S. government obligations	752,805	-	-	752,805
Total securities held to maturity	$126,988,316	$1,894,737	$2,491,656	$126,391,397

At December 31, 2011, certain asset-backed securities with a carrying value of $26.4 million were pledged to secure certain deposits. At December 31, 2011, asset-backed securities with a carrying value of $14.0 million were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta.

Tri-County Financial Corporation

At December 31, 2011, the AFS and HTM asset-backed securities investment portfolio was $190,477,003, or 98%, of the Company’s total AFS and HTM portfolios. Ninety-six percent of the asset-backed securities portfolio was rated AAA by Standard & Poor’s or equivalent credit rating from other major rating agency. AFS asset-backed securities issued by GSEs had an average life of 1.65 years and average duration of 1.61 years and are guaranteed by their issuer as to credit risk. HTM asset-backed securities issued by GSEs had an average life of 2.72 years and average duration of 2.57 years and are guaranteed by their issuer as to credit risk.

At December 31, 2011, the AFS investment portfolio had a fair value of $41,827,612 with unrealized losses from their amortized cost of $34,905 on asset-backed securities and corporate securities with a fair value of $18,170,977. All unrealized losses were for less than twelve months. At December 31, 2010, the AFS investment portfolio had a fair value of $34,946,225 with no unrealized losses from their amortized cost.

Gross unrealized losses and estimated fair value by length of time that the individual HTM securities have been in a continuous unrealized loss position at December 31, 2011 and 2010, are as follows:

December 31, 2011	Less Than 12		More Than 12
	Months		Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Losses
Asset-backed securities issued by GSEs	$30,220,777	$33,796	$2,847,703	$4,575	$33,068,480	$38,371
Asset-backed securities issued by other	131,301	11,507	6,632,200	1,409,970	6,763,501	1,421,477
	$30,352,078	$45,303	$9,479,903	$1,414,545	$39,831,981	$1,459,848

December 31, 2010	Less Than 12		More Than 12
	Months		Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Losses
Asset-backed securities issued by GSEs	$37,344,330	$782,192	$200,072	$78	$37,544,402	$782,270
Asset-backed securities issued by other	-	-	8,573,411	1,709,386	8,573,411	1,709,386
	$37,344,330	$782,192	$8,773,483	$1,709,464	$46,117,813	$2,491,656

The HTM investment portfolio has an estimated fair value of $154,030,993, of which $39,831,981, or 26% of the securities, had some unrealized losses from their amortized cost. Of these securities, $33,068,480, or 83%, are mortgage-backed securities issued by GSEs and the remaining $6,763,501, or 17%, were asset-backed securities issued by others.

HTM securities issued by GSEs are guaranteed by the issuer. Total unrealized losses on the asset-backed securities issued by GSEs were $38,371, or 0.03%, of the amortized cost of $142,927,666. HTM asset-backed securities issued by GSEs with unrealized losses have an average life of 2.06 years and an average duration of 1.96 years. We believe that the securities will either recover in market value or be paid off as agreed. The Company intends to, and has the ability to, hold these securities to maturity.

HTM asset-backed securities issued by others are mortgage-backed securities. All of the securities have credit support tranches that absorb losses prior to the tranches which the Company owns. The Company reviews credit support positions on its securities regularly. Total unrealized losses on the asset-backed securities issued by others were $1,421,477, or 14.45%, of the amortized cost of $9,839,222. HTM asset-backed securities issued by others with unrealized losses have an average life of 2.35 years and an average duration of 1.61 years. We believe that the securities will either recover in market value or be paid off as agreed. The Company intends to, and has the ability to, hold these securities to maturity. We believe that the losses are the result of general perceptions of safety and creditworthiness of the entire sector and a general disruption of orderly markets in the asset class.

Tri-County Financial Corporation

No charges related to other-than-temporary impairment were made during the years ended December 31, 2011 and 2010. During the year ended December 31, 2009, the Company recorded a charge of $148,000 related to other-than-temporary impairment on a single CMO issue. At December 31, 2011, the CMO issue has a par value of $1,036,000, a market fair value of $642,000 and a carrying value of $638,000.

Management has the ability and intent to hold the securities with unrealized losses classified as held to maturity until they mature, at which time the Company will receive full value for the securities. Because our intention is not to sell the investments and it is not more likely than not that we will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, management considers the unrealized losses in the held-to-maturity portfolio to be temporary, except for the single CMO issue noted above, for which an other-than-temporary charge was recorded in 2009 in the amount of $148,000.

The amortized cost and estimated fair value of debt securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$3,840,473	$4,080,235	$749,951	$749,951
Over one year through five years	-	-	-	-

Asset-backed securites
Within one year	21,565,658	21,825,513	65,535,589	65,756,156
Over one year through five years	13,021,759	13,178,664	60,924,975	61,130,025
Over five years through ten years	2,371,454	2,400,028	19,802,567	19,869,215
After ten years	302,268	305,910	6,503,757	6,525,646
Total asset-backed securities	37,261,139	37,710,115	152,766,888	153,281,042

	$41,101,612	$41,790,350	$153,516,839	$154,030,993

During 2011 and 2010, there were no sales of available for sale securities or held to maturity securities.

Tri-County Financial Corporation

The table below presents the Standard & Poor’s or equivalent credit rating from other major rating agencies for AFS and HTM asset-backed securities issued by GSEs and others at December 31, 2011 by carrying value. GSE asset-backed securities that were downgraded by Standard and Poor’s during 2011 were treated as AAA based on regulatory guidance.

Credit Rating	Amount
AAA	$181,958,323
A+	142,808
BBB	1,258,268
BBB-	1,061,017
BB+	1,240,901
BB	337,998
BB-	615,716
B+	246,345
CCC+	3,615,627
Total	$190,477,003

NOTE 5 - LOANS

Loans consist of the following:

	Years Ended December 31,
	2011	2010

Commercial real estate	$370,383,885	$336,299,836
Residential first mortgages	164,543,309	136,048,577
Construction and land development	36,744,865	42,504,200
Home equity and second mortgage	24,138,324	24,379,664
Commercial loans	101,968,056	104,566,261
Consumer loans	1,000,983	1,273,080
Commercial equipment	19,760,753	17,983,648
	718,540,175	663,055,266
Less:
Deferred loan fees	796,359	936,183
Allowance for loan loss	7,655,041	7,669,147
	8,451,400	8,605,330

	$710,088,775	$654,449,936

At December 31, 2011, the Bank’s allowance for loan losses totaled $7,655,041 or 1.07% of loan balances as compared to $7,669,147 or 1.16% of loan balances, at December 31, 2010. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience, current economic conditions, volume, growth and composition of the loan portfolio, financial condition of the borrowers and other relevant factors that, in management’s judgment, warrant recognition in providing an adequate allowance.

At December 31, 2011, gross loans included $2,356,196 from the sale of two foreclosed real estate properties that the Bank financed during 2011 that did not qualify for full accrual sales treatment under ASC Topic 360-20-40 “Property Plant and Equipment – Derecognition”. The Bank utilized the cost recovery method and deferred gain of $410,268. At December 31, 2011, the deferred gain balance for these transactions was $410,268.

Tri-County Financial Corporation

Risk Characteristics of Portfolio Segments

The Company manages its credit products and exposure to credit losses (credit risk) by the following specific portfolio segments (classes) which are levels at which the Company develops and documents its allowance for loan loss methodology. These segments are:

Commercial Real Estate

Commercial and other real estate projects include office buildings, retail locations, churches, and other special purpose buildings. The Bank offers both fixed-rate and adjustable-rate loans under these product lines. The primary security on a commercial real estate loan is the real property and the leases that produce income for the real property. The Bank generally limits its exposure to a single borrower to 15% of the Bank’s capital. Loans secured by commercial real estate are generally limited to 80% of the lower of the appraised value or sales price and have an initial contractual loan payment period ranging from three to 20 years.

Loans secured by commercial real estate are larger and involve greater risks than one-to-four family residential mortgage loans. Because payments on loans secured by such properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy.

Residential First Mortgages

Residential first mortgage loans made by the Bank are generally long-term loans, amortized on a monthly basis, with principal and interest due each month. The initial contractual loan payment period for residential loans typically ranges from ten to 30 years. The Bank’s experience indicates that real estate loans remain outstanding for significantly shorter time periods than their contractual terms. Borrowers may refinance or prepay loans at their option, without penalty. The Bank originates both fixed-rate and adjustable-rate residential first mortgages.

The annual and lifetime limitations on interest rate adjustments may limit the increases in interest rates on these loans. There are also unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

Construction and Land Development

The Bank offers construction loans for the construction of one-to-four family dwellings. Generally, these loans are secured by the real estate under construction as well as by guarantees of the principals involved. In addition, the Bank offers loans to acquire and develop land, as well as loans on undeveloped, subdivided lots for home building by individuals.

A decline in demand for new housing might adversely affect the ability of borrowers to repay these loans. Construction and land development loans are inherently riskier than providing financing on owner-occupied real estate. The Bank’s risk of loss is affected by the accuracy of the initial estimate of the market value of the completed project as well as the accuracy of the cost estimates made to complete the project. In addition, the volatility of the real estate market has made it increasingly difficult to ensure that the valuation of land associated with these loans is accurate. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, a projects value might be insufficient to assure full repayment. As a result of these factors, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the project rather than the ability of the borrower or guarantor to repay principal and interest. If the Bank forecloses on a project, there can be no assurance that the Bank will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Tri-County Financial Corporation

Home Equity and Second Mortgage Loans

The Bank maintains a portfolio of home equity and second mortgage loans. These products contain a higher risk of default than residential first mortgages as in the event of foreclosure, the first mortgage would need to be paid off prior to collection of the second mortgage. This risk has been heightened as the market value of residential property has declined.

Commercial Loans

The Bank offers commercial loans to its business customers. The Bank offers a variety of commercial loan products including term loans and lines of credit. Such loans are generally made for terms of five years or less. The Bank offers both fixed-rate and adjustable-rate loans under these product lines. When making commercial business loans, the Bank considers the financial condition of the borrower, the borrower’s payment history of both corporate and personal debt, the projected cash flows of the business, the viability of the industry in which the consumer operates, the value of the collateral, and the borrower’s ability to service the debt from income. These loans are primarily secured by equipment, real property, accounts receivable, or other security as determined by the Bank.

Commercial loans are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Consumer Loans

The Bank has developed a number of programs to serve the needs of its customers with primary emphasis upon loans secured by automobiles, boats, recreational vehicles and trucks. The Bank also makes home improvement loans and offers both secured and unsecured personal lines of credit. Consumer loans entail greater risk from other loan types due to being secured by rapidly depreciating assets or the reliance on the borrower’s continuing financial stability.

Commercial Equipment Loans

These loans consist primarily of fixed-rate, short-term loans collateralized by a commercial customers’ equipment. When making commercial equipment loans, the Bank considers the same factors it considers when underwriting a commercial business loan. Commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. In the case of business failure, collateral would need to be liquidated to provide repayment for the loan. In many cases, the highly specialized nature of collateral equipment would make full recovery from the sale of collateral problematic.

Related Party Loans

Included in loans receivable at December 31, 2011 and 2010 were $6,475,004 and $6,250,097, respectively, for loans made to executive officers and directors of the Bank. These loans were made in the ordinary course of business at substantially the same terms and conditions as those prevailing at the time for comparable transactions with persons not affiliated with the Bank and are not considered to involve more than the normal risk of collectability. For the years ended December 31, 2011 and 2010, all loans to directors and executive officers of the Bank performed according to original loan terms.

Tri-County Financial Corporation

Activity in loans outstanding to executive officers and directors for the years ended December 31, 2011 and 2010 are summarized as follows:

	2011	2010
Balance, beginning of year	$6,250,097	$5,509,870
New loans made during year	815,681	1,796,909
Repayments made during year	(590,774)	(1,056,682)

Balance, end of year	$6,475,004	$6,250,097

Allowance for Loan Losses

The following table details activity in the allowance for loan losses and year-end loan receivable balances for the years ended December 31, 2011 and 2010. An allocation of the allowance to one category of loans does not prevent the Company’s ability to utilize the allowance to absorb losses in a different category. The loan receivables are disaggregated on the basis of the Company’s impairment methodology.

2011	Commercial Real Estate	Residential First Mortgage	Construction and Land Development	Home Equity and Second Mtg.	Commercial Loans	Consumer Loans	Commercial Equipment	Total
Allowance for loan losses:
Balance at January 1,	$3,313,983	$204,073	$1,266,625	$97,519	$2,552,039	$32,209	$202,699	$7,669,147
Charge-offs	(1,249,038)	(49,002)	(213,007)	-	(2,441,076)	(3,000)	(150,005)	(4,105,128)
Recoveries	-	967	-	-	1,936	968	-	3,871
Provisions	460,254	383,167	(699,233)	46,024	3,737,395	(11,058)	170,602	4,087,151
Balance at September 30,	$2,525,199	$539,205	$354,385	$143,543	$3,850,294	$19,119	$223,296	$7,655,041
Ending balance: individually evaluated for impairment	$423,093	$113,000	$100,000	$42,340	$1,318,502	$-	$-	$1,996,935
Ending balance: collectively evaluated for impairment	$2,102,106	$426,205	$254,385	$101,203	$2,531,792	$19,119	$223,296	$5,658,106
Loan receivables:
Ending balance	$370,383,885	$164,543,309	$36,744,865	$24,138,324	$101,968,056	$1,000,983	$19,760,753	$718,540,175
Ending balance: individually evaluated for impairment	$31,166,090	$5,849,538	$9,057,433	$492,319	$23,896,287	$82,036	$371,936	$70,915,639
Ending balance: collectively evaluated for impairment	$339,217,795	$158,693,771	$27,687,432	$23,646,005	$78,071,769	$918,947	$19,388,817	$647,624,536

2010	Commercial Real Estate	Residential First Mortgage	Construction and Land Development	Home Equity and Second Mtg.	Commercial Loans	Consumer Loans	Commercial Equipment	Total
Allowance for loan losses:
Balance at January 1,	$2,661,371	$127,848	$1,696,396	$130,692	$2,109,513	$63,989	$681,505	$7,471,314
Charge-offs	(525,992)	(62,999)	(2,248,967)	(70,999)	(568,992)	(10,000)	(255,996)	(3,743,945)
Recoveries	-	-	1,041	-	-	7,290	-	8,331
Provisions	1,178,604	139,224	1,818,155	37,826	1,011,518	(29,070)	(222,810)	3,933,447
Balance at December 31,	$3,313,983	$204,073	$1,266,625	$97,519	$2,552,039	$32,209	$202,699	$7,669,147
Ending balance: individually evaluated for impairment	$500,000	$-	$-	$-	$1,449,179	$-	$48,456	$1,997,635
Ending balance: collectively evaluated for impairment	$2,813,983	$204,073	$1,266,625	$97,519	$1,102,860	$32,209	$154,243	$5,671,512
Loan receivables:
Ending balance	$336,299,836	$136,048,577	$42,504,200	$24,379,664	$104,566,261	$1,273,080	$17,983,648	$663,055,266
Ending balance: individually evaluated for impairment	$20,800,730	$3,664,442	$12,221,463	$319,112	$19,991,537	$701	$319,770	$57,317,755
Ending balance: collectively evaluated for impairment	$315,499,106	$132,384,135	$30,282,737	$24,060,552	$84,574,724	$1,272,379	$17,663,878	$605,737,511

Non-accrual and Past Due Loans

Loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. There were no accruing loans 90 days or greater past due at December 31, 2011 or 2010. Consumer loans are typically charged-off no later than 90 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans are evaluated for impairment on a loan by loan basis in accordance with the Company’s impairment methodology.

Tri-County Financial Corporation

All interest accrued but not collected from loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Non-accrual loans as of December 31, 2011 and 2010 were as follows:

	Years Ended December 31,
	2011		2010
	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$2,866,539	11	$8,244,683	12
Residential first mortgages	2,438,771	7	1,746,786	6
Construction and land development	1,413,550	2	983,867	1
Home equity and second mortgage	291,285	7	232,644	5
Commercial loans	2,263,916	4	2,261,642	6
Consumer loans	500	1	701	1
Commercial equipment	236,056	3	48,456	1
	$9,510,617	35	$13,518,779	32

Non-accrual loans on which the recognition of interest has been discontinued, which did not have a specific allowance for impairment, amounted to $4,193,893 and $8,715,318 at December 31, 2011 and 2010, respectively. Interest due at stated rates, but not recognized on these balances at December 31, 2011 and 2010 was $172,399 and $598,603, respectively. Non-accrual loans with a specific allowance for impairment on which the recognition of interest has been discontinued amounted to $5,316,724 and $4,803,461 at December 31, 2011 and 2010, respectively. Interest due at stated rates, but not recognized on these balances at December 31, 2011 and 2010 was $242,705 and $276,567, respectively.

Tri-County Financial Corporation

An analysis of past due loans as of December 31, 2011 and 2010 were as follows:

December 31, 2011	Current	31-60 Days	61-90 Days	Greater than 90 Days	Total Past Due	Total Loan Receivables

Commercial real estate	$367,415,647	$101,699	$-	$2,866,539	$2,968,238	$370,383,885
Residential first mortgages	160,785,337	1,319,201	-	2,438,771	3,757,972	164,543,309
Construction and land dev	35,331,315	-	-	1,413,550	1,413,550	36,744,865
Home equity and second mtg	23,618,693	228,346	-	291,285	519,631	24,138,324
Commercial loans	95,961,076	49,781	3,693,283	2,263,916	6,006,980	101,968,056
Consumer loans	991,838	8,645	-	500	9,145	1,000,983
Commercial equipment	19,450,929	24,869	48,899	236,056	309,824	19,760,753
Total	$703,554,835	$1,732,541	$3,742,182	$9,510,617	$14,985,340	$718,540,175

December 31, 2010	Current	31-60 Days	61-90 Days	Greater than 90 Days	Total Past Due	Total Loan Receivables

Commercial real estate	$327,358,352	$696,801	$-	$8,244,683	$8,941,484	$336,299,836
Residential first mortgages	134,142,088	159,703	-	1,746,786	1,906,489	136,048,577
Construction and land dev	41,520,333	-	-	983,867	983,867	42,504,200
Home equity and second mtg	23,947,389	199,631	-	232,644	432,275	24,379,664
Commercial loans	102,221,510	83,109	-	2,261,642	2,344,751	104,566,261
Consumer loans	1,268,738	3,141	500	701	4,342	1,273,080
Commercial equipment	17,935,192	-	-	48,456	48,456	17,983,648
Total	$648,393,602	$1,142,385	$500	$13,518,779	$14,661,664	$663,055,266

There were no accruing loans 90 days or greater past due at December 31, 2011 or 2010.

Credit Quality Indicators

A risk grading scale is used to assign grades to commercial real estate, construction and land development, commercial loans and commercial equipment loans. Loans are graded at inception, annually thereafter when financial statements are received, and at other times when there is an indication that a credit may have weakened or improved. Only commercial loan relationships with an aggregate exposure to the Bank of $750,000 or greater are subject to being risk rated. Loans are graded on a scale of 1 to 10.

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

Rating 7 - OAEM (Other Assets Especially Mentioned) – Special Mention

These credits, while protected by the financial strength of the borrowers, guarantors or collateral, have reduced quality due to economic conditions, less than adequate earnings performance or other factors which require the Lending Officer to direct more than normal attention to the credit. Financing alternatives may be limited and/or command higher risk interest rates. OAEM classified loans are the first adversely classified assets on our Watch List. These relationships will be reviewed at least quarterly.

Tri-County Financial Corporation

Rating 8 - Substandard

Substandard assets are assets that are inadequately protected by the sound worth or paying capacity of the borrower or of the collateral pledged. These assets have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard. The loans may have a delinquent history or combination of weak collateral, weak guarantor strength or operating losses. These assets listed may include assets with histories of repossessions or some that are non-performing bankruptcies. These relationships will be reviewed at least quarterly.

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

Residential first mortgages, home equity and second mortgages and consumer loans are evaluated for creditworthiness in underwriting and are monitored on an ongoing basis based on borrower payment history. Consumer loans and residential real estate loans are classified as unrated unless they are part of a larger commercial relationship that requires grading or are troubled debt restructures or nonperforming loans with an OAEM or higher risk rating due to a delinquent payment history. At December 31, 2011, $5,708,203 of these loans were rated OAEM or higher.

Management regularly reviews credit quality indicators as part of its individual loan reviews and on a monthly and quarterly basis. The overall quality of the Bank’s loan portfolio, including the composition of the loan portfolio, is assessed using the Bank’s risk grading scale, net charge-offs, nonperforming loans, delinquencies, performance of troubled debt restructured loans and the general economic conditions in the Southern Maryland market. This review process is assisted by frequent internal reporting of loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Credit quality indicators and allowance factors are adjusted based on management’s judgment during the monthly and quarterly review process.

Tri-County Financial Corporation

Credit quality indicators as of December 31, 2011 and 2010 were as follows:

Credit Risk Profile by Internally Assigned Grade

	Commercial Real Estate		Construction and Land Dev.
	2011	2010	2011	2010

Unrated	$1,003,553	$1,074,330	$-	$-
Pass	338,952,446	317,579,637	27,687,432	30,274,737
Special mention	-	3,628,052	-	1,585,035
Substandard	30,391,213	14,017,818	9,057,433	10,644,428
Doubtful	-	-	-	-
Loss	36,673	-	-	-
Total	$370,383,885	$336,299,836	$36,744,865	$42,504,200

	Commercial Loans		Commercial Equipment
	2011	2010	2011	2010

Unrated	$586,124	$50,035	$391,786	$169,492
Pass	78,183,487	84,946,678	19,209,380	17,765,700
Special mention	-	2,814,668	-	-
Substandard	23,198,445	12,852,635	159,587	-
Doubtful	-	3,793,470	-	48,456
Loss	-	108,775	-	-
Total	$101,968,056	$104,566,261	$19,760,753	$17,983,648

Credit Risk Profile Based on Payment Activity

	Residential First Mortgages		Home Equity and Second Mtg.		Consumer Loans
	2011	2010	2011	2010	2011	2010

Performing	$162,104,538	$134,301,791	$23,847,039	$24,147,019	$1,000,483	$1,272,379
Nonperforming	2,438,771	1,746,786	291,285	232,645	500	701
Total	$164,543,309	$136,048,577	$24,138,324	$24,379,664	$1,000,983	$1,273,080

Impaired Loans and Troubled Debt Restructures (TDRs)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

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

Interest payments made on impaired loans are applied to principal unless collectability of the principal amount is reasonably assured. Interest recognized on impaired loans is on a cash basis. Impaired loans, including TDRs, at December 31, 2011 and 2010 were as follows:

December 31, 2011	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Year to Date Interest Income Recognized

Commercial real estate	$8,405,656	$6,404,447	$1,593,560	$7,998,006	$423,093	$6,880,651	$375,203
Residential first mortgages	618,206	-	618,206	618,206	113,000	618,835	10,294
Construction and land dev	3,130,466	1,716,915	1,413,550	3,130,466	100,000	3,193,938	84,107
Home equity and second mtg	42,340	-	42,340	42,340	42,340	42,340	-
Commercial loans	8,798,072	2,369,329	6,428,743	8,798,072	1,318,502	9,188,371	314,216
Commercial equipment	129,876	129,876	-	129,876	-	147,035	8,905
Total	$21,124,616	$10,620,567	$10,096,399	$20,716,966	$1,996,935	$20,071,170	$792,725

December 31, 2010	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized

Commercial real estate	$11,254,896	$5,624,780	$5,222,466	$10,847,246	$500,000	$8,710,501	$329,446
Residential first mortgages	928,847	928,847	-	928,847	-	924,163	52,516
Commercial loans	9,292,145	3,195,567	6,096,578	9,292,145	1,449,179	9,308,552	464,956
Commercial equipment	319,769	271,313	48,456	319,769	48,456	300,533	13,836
Total	$21,795,657	$10,020,507	$11,367,500	$21,388,007	$1,997,635	$19,243,749	$860,754

At December 31, 2011 and 2010, impaired loans totaled $20,716,966 and $21,388,007, respectively. Impaired loans had specific allocations within the allowance for loan losses or have been reduced by charge-offs to recoverable values. Allocations of the allowance for loan losses relative to impaired loans at December 31, 2011 and 2010 were $1,996,935 and $1,997,635, respectively.

The Company considers all troubled debt restructured loans (TDRs) to be impaired and defines TDRs as loans whose terms have been modified to provide for a reduction of either interest or principal because of deterioration in the financial condition of the borrower. A loan extended or renewed at a stated interest rate equal to the current interest rate for new debt with similar risk is not considered a TDR. Once an obligation has been classified as a TDR it continues to be considered a TDR until paid in full or until the loan returns to performing status and yields a market interest rate equal to the current interest rate for new debt with similar risk. TDRs are evaluated by management on a regular basis utilizing the Company’s risk grading scale and must have a passing loan grade to be removed as a TDR. TDRs are evaluated for impairment on a loan-by- loan basis in accordance with the Company’s impairment methodology. The Company does not participate in any specific government or Company-sponsored loan modification programs. All restructured loan agreements are individual contracts negotiated with a borrower.

Tri-County Financial Corporation

TDRs, included in the impaired loan schedule above, as of December 31, 2011 and 2010 were as follows:

	Years Ended December 31,
	2011		2010
	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$7,696,921	10	$6,847,618	6
Residential first mortgages	-	-	928,847	2
Construction and land development	1,716,915	1	-	-
Commercial loans	2,369,329	3	8,834,025	7
Commercial equipment	129,876	1	271,313	4
	$11,913,041	15	$16,881,803	19

At December 31, 2011, $11,113,326 or 93.3% of TDRs were performing according to the terms of their restructured agreements compared to $16,584,546 or 98.2% as of December 31, 2010. Interest income in the amount of $524,397 and $720,570 was recognized on these loans for the years ended December 31, 2011 and 2010, respectively. There were no nonperforming TDRs for agreements agreed to in 2011 during the year ended December 31, 2011. For the year ended December 31, 2011, TDR loans charged-off or transferred to foreclosed real estate were $187,891. TDRs charged-off were for two commercial equipment loans totaling $76,592 and one TDR was transferred to foreclosed real estate for a commercial loan of $111,299.

NOTE 6 - LOAN SERVICING

Loans serviced for others are not reflected in the accompanying balance sheets. The unpaid principal balances of mortgages serviced for others were $45,598,885 and $43,317,605 at December 31, 2011 and 2010, respectively.

Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on an accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The following table presents the activity of the mortgage servicing rights.

	Years Ended December 31,
	2011	2010
Balance, beginning of the year	$196,648	$132,859
Additions	73,022	103,238
Amortization	(56,591)	(39,449)
Balance, end of year	$213,079	$196,648

NOTE 7 - FORECLOSED REAL ESTATE

Foreclosed assets are presented net of the allowance for losses. An analysis of the activity in foreclosed assets is as follows:

	Years Ended December 31,
	2011	2010
Balance at beginning of year	$10,469,302	$922,934
Additions of underlying property	7,273,206	11,768,778
Disposals of underlying property	(10,750,768)	(1,934,476)
Valuation allowance	(1,963,227)	(287,934)
Balance at end of period	$5,028,513	$10,469,302

Tri-County Financial Corporation

Expenses applicable to foreclosed assets include the following:

	Years Ended December 31,
	2011	2010
Valuation allowance	$1,963,227	$287,934
Operating expenses	489,164	128,465
	$2,452,391	$416,399

NOTE 8 - PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment at December 31, 2011 and 2010 follows:

	2011	2010

Land	$4,916,251	$3,515,200
Building and improvements	13,424,230	11,092,569
Furniture and equipment	5,820,318	4,435,489
Automobiles	245,363	223,326
Total cost	24,406,162	19,266,584
Less accumulated depreciation	7,965,260	7,134,443
Premises and equipment, net	$16,440,902	$12,132,141

Certain Bank facilities are leased under various operating leases. Rent expense was $488,154 and $468,320 in 2011 and 2010, respectively. Future minimum rental commitments under non-cancellable operating leases are as follows:

2012	$498,312
2013	503,825
2014	509,463
2015	515,229
2016	529,927
Thereafter	3,663,813

Total	$6,220,569

Tri-County Financial Corporation

NOTE 9 - DEPOSITS

Deposits at December 31 consist of the following:

	2011	2010
Noninterest-bearing demand	$81,097,622	$75,642,197
Interest-bearing:
Demand	68,312,048	56,727,102
Money market deposits	191,540,190	122,330,785
Savings	30,787,620	31,683,368
Certificates of deposit	455,515,721	438,198,874
Total interest-bearing	746,155,579	648,940,129

Total Deposits	$827,253,201	$724,582,326

The aggregate amount of certificates of deposit in denominations of $100,000 or more at December 31, 2011, and 2010 was $236,622,465 and $232,534,791, respectively. The aggregate amount of certificates of deposit in denominations of $250,000 or more at December 31, 2011, and 2010 was $81,816,504 and $84,772,971, respectively.

At December 31, 2011, the scheduled maturities of certificates of deposit are as follows:

2012	$268,330,047
2013	103,807,688
2014	49,735,440
2015	24,207,325
2016	9,435,221
$455,515,721

NOTE 10 - SHORT-TERM BORROWINGS AND LONG-TERM DEBT

The Bank’s long-term debt consists of advances from the Federal Home Loan Bank (FHLB) of Atlanta. The Bank classifies debt based upon original maturity and does not reclassify debt to short-term status during its life. These include fixed-rate, fixed-rate convertible and variable-rate convertible advances. Rates and maturities on these advances at December 31, 2011 and 2010 were as follows:

	Fixed-	Fixed-Rate	Variable
	Rate	Convertible	Convertible
2011
Highest rate	4.04%	4.30%	4.00%
Lowest rate	0.84%	3.47%	4.00%
Weighted average rate	2.76%	3.88%	4.00%
Matures through	2036	2018	2020

2010
Highest rate	4.04%	4.30%	4.00%
Lowest rate	0.84%	3.47%	4.00%
Weighted average rate	2.74%	3.88%	4.00%
Matures through	2036	2018	2020

Tri-County Financial Corporation

Average rates of long-term debt and short-term borrowings were as follows:

	At or for the Year Ended December 31,
(dollars in thousands)	2011	2010
Long-term debt
Long-term debt outstanding at end of period	$60,577	$70,624
Weighted average rate on outstanding long-term debt	3.33%	3.24%
Maximum outstanding long-term debt of any month end	60,620	70,666
Average outstanding long-term debt	61,421	70,823
Approximate average rate paid on long-term debt	3.32%	3.22%

Short-term borrowings
Short-term borrowings outstanding at end of period	$-	$816
Weighted average rate on short-term borrowings	0.00%	0.00%
Maximum outstanding short-term borrowings at any month end	15,703	11,322
Average outstanding short-term borrowings	2,168	2,973
Approximate average rate paid on short-term borrowings	1.91%	1.41%

The Bank’s fixed-rate debt generally consists of advances with monthly interest payments and principal due at maturity.

The Bank’s fixed-rate convertible long-term debt is callable by the issuer, after an initial period ranging from six months to five years. The instruments are callable at the date ending the initial period. At December 31, 2011, the Bank had $10,000,000 in fixed-rate convertible debt callable in 2013. The balance of fixed-rate convertible debt has passed its call date. All advances have a prepayment penalty, determined based upon prevailing interest rates.

Variable convertible advances have an initial variable rate based on a discount to LIBOR. Variable convertible debt is scheduled to mature in 2020. During 2010, the FHLB exercised its option to convert a $10,000,000 variable convertible advance to a fixed-rate advance at a rate of 4.0% for a term of 10 years.

At December 31, 2011, $50,576,595 or 83% of the Bank’s long-term debt is fixed for rate and term, as the conversion optionality of the advances have either been exercised or expired. The contractual maturities of long-term debt are as follows:

	December 31, 2011
	Fixed-	Fixed-Rate	Variable
	Rate	Convertible	Convertible	Total

Due in 2012	$-	$-	$-	$-
Due in 2013	5,000,000	-	-	5,000,000
Due in 2014	10,750,000	10,000,000	-	20,750,000
Due in 2015	14,000,000	-	-	14,000,000
Due in 2016	-	-	-	-
Thereafter	826,595	10,000,000	10,000,000	20,826,595
	$30,576,595	$20,000,000	$10,000,000	$60,576,595

From time to time, the Bank also has daily advances outstanding, which are classified as short-term borrowings. These advances are repayable at the Bank’s option at any time and are re-priced daily. There were no amounts outstanding at December 31, 2011 or December 31, 2010.

Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien (the “Agreement”), the Bank maintains collateral with the FHLB consisting of one-to-four family residential first mortgage loans, second mortgage loans, commercial real estate and securities. The Agreement limits total advances to 40% of assets or $393 million.

Tri-County Financial Corporation

At December 31, 2011, $391 million of loans and securities were pledged or in safekeeping at the FHLB. Loans and securities are subject to collateral eligibility rules and are adjusted for market value and collateral value factors to arrive at lendable collateral values. At December 31, 2011, FHLB lendable collateral was valued at $289 million. At December 31, 2011, the Bank had total lendable pledged collateral at the FHLB of $145 million of which $84 million was available to borrow in addition to outstanding advances of $61 million. Unpledged lendable collateral was $144 million, bringing total available borrowing capacity to $228 million at December 31, 2011.

Additionally, the Bank has established a short-term credit facility with the Federal Reserve Bank of Richmond under its Borrower in Custody program. The Bank has segregated collateral sufficient to draw $22.4 million under this agreement. In addition, the Bank has established short-term credit facilities with other commercial banks totaling $7 million at December 31, 2011. No amounts were outstanding under the Borrower in Custody or commercial lines at December 31, 2011.

At December 31, 2011 and 2010, federal treasury tax and loan deposits were $0 and $816,422, respectively. During 2011, the Federal Reserve discontinued the treasury tax and loan program allowing financial institutions to retain funds until demanded for tax deposits processed electronically.

NOTE 11 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2011	2010
Current
Federal	$1,663,022	$2,642,443
State	557,499	784,091
	2,220,521	3,426,534

Deferred
Federal	(611,296)	(671,587)
State	(75,650)	(112,331)
	(686,946)	(783,918)
Total income tax expense	$1,533,575	$2,642,616

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	2011		2010
	Amount	Percent of Pre-Tax Income	Amount	Percent of Pre-Tax Income
Expected income tax expense at federal tax rate	$1,596,313	34.00%	$2,518,828	34.00%
State taxes net of federal benefit	127,658	2.72%	146,501	1.98%
Nondeductible expenses	21,246	0.45%	24,108	0.33%
Nontaxable income	(347,329)	(7.40%)	(312,542)	(4.22%)
Other	135,687	2.89%	265,721	3.59%

Total income tax expense	$1,533,575	32.66%	$2,642,616	35.67%

Tri-County Financial Corporation

The net deferred tax assets in the accompanying balance sheets include the following components:

	2011	2010
Deferred tax assets
Deferred fees	$1,410	$1,410
Allowance for loan losses	3,019,914	3,025,478
Deferred compensation	1,739,075	1,624,462
Other	1,408,612	872,426
	6,169,011	5,523,776
Deferred tax liabilities
Unrealized gain on investment securities	149,188	211,824
FHLB stock dividends	156,182	156,182
Depreciation	31,169	94,213
	336,539	462,219

Net deferred tax assets	$5,832,472	$5,061,557

Retained earnings at December 31, 2011 included approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the “base year tax reserve”) for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $463,000 at December 31, 2011.

The Company does not have uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits. The Company’s policy is to recognize interest and penalties on income taxes as other noninterest expense. The Company is no longer subject to U.S. Federal tax examinations by tax authorities for years before 2008.

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

As of December 31, 2011 and 2010, in addition to the undisbursed portion of loans receivable of $18,677,566 and $8,067,658, respectively, the Bank had outstanding loan commitments of approximately $22,295,675 and $18,619,662, respectively.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding amounted to $19,426,823 and $25,053,811 at December 31, 2011 and 2010, respectively. In addition to the commitments noted above, customers had approximately $75,564,000 and $81,322,000 available under lines of credit at December 31, 2011 and 2010, respectively.

Tri-County Financial Corporation

NOTE 13 – STOCK-BASED COMPENSATION

The Company has stock option and incentive arrangements to attract and retain key personnel. In May 2005, the 2005 Equity Compensation Plan (the “Plan”) was approved by the shareholders, which authorizes the issuance of restricted stock, stock appreciation rights, stock units and stock options to the Board of Directors and key employees. Compensation expense for service based awards is recognized over the vesting period. Performance based awards are recognized based on a vesting, if applicable, and the probability of achieving the goals.

Stock-based compensation expense totaled $154,899 and $60,150 in 2011 and 2010, respectively, which consisted of grants of restricted stock and restricted stock units. 2011 stock-based compensation included director compensation of $36,461 for stock granted in lieu of cash compensation. All outstanding options were fully vested at December 31, 2011. There were no stock options granted in 2011 and 2010, respectively.

The fair value of the Company’s employee stock options granted is estimated on the date of grant using the Black-Scholes option pricing model. The Company estimates expected market price volatility and expected term of the options based on historical data and other factors.

The exercise price for options granted is set at the discretion of the committee administering the Plan, but is not less than the market value of the shares as of the date of grant. An option’s maximum term is 10 years and the options vest at the discretion of the committee.

		Weighted		Weighted-Average
		Average	Aggregate	Contractual Life
		Exercise	Intrinsic	Remaining In
	Shares	Price	Value	Years

Outstanding at January 1, 2011	299,237	$16.86	$524,392
Granted at fair value	-	-
Exercised	(33,163)	8.75	286,061
Expired	(338)	8.44
Forfeited	(1,580)	15.00
Outstanding at December 31, 2011	264,156	$17.90	$175,911	1.7

Exercisable at December 31, 2011	264,156	$17.90	$175,911	1.7

		Weighted		Weighted-Average
		Average	Aggregate	Contractual Life
		Exercise	Intrinsic	Remaining In
	Shares	Price	Value	Years

Outstanding at January 1, 2010	329,243	$16.04	$222,607
Granted at fair value	-	-
Exercised	(29,413)	7.89	209,132
Expired	-	-
Forfeited	(593)	7.91

Outstanding at December 31, 2010	299,237	$16.86	$524,392	2.0

Exercisable at December 31, 2010	299,237	$16.86	$524,392	2.0

Tri-County Financial Corporation

Options outstanding are all currently exercisable and are summarized as follows:

Number Outstanding	Weighted Average	Weighted Average
December 31, 2011	Remaining Contractual Life	Exercise Price

15,398	1 years	$11.56
59,348	2 years	12.93
86,886	3 years	15.89
80,813	4 years	22.29
21,711	6 years	27.70
264,156		17.90

The aggregate intrinsic value of outstanding stock options and exercisable stock options was $175,911 at December 31, 2011. Aggregate intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the period, which was $15.00 at December 31, 2011, and the exercise price multiplied by the number of options outstanding.

The Company has outstanding restricted stock and stock units granted in accordance with the Plan. The following tables below summarize the unvested restricted stock awards and units outstanding at December 31, 2011 and 2010.

	Restricted Stock		Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Fair Value

Nonvested at January 1, 2011	2,720	$11.90	3,739	$15.00
Granted	12,934	16.49	3,106	15.00
Vested	(7,541)	14.86	-	-

Nonvested at December 31, 2011	8,113	$16.47	6,845	$15.00

	Restricted Stock		Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Fair Value

Nonvested at January 1, 2010	5,360	$11.90	-	$-
Granted	-	-	3,739	13.00
Vested	(2,640)	11.90	-	-

Nonvested at December 31, 2010	2,720	$11.90	3,739	$16.10

Tri-County Financial Corporation

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company has an Employee Stock Ownership Plan (“ESOP”) that covers substantially all its employees. Employees qualify to participate after one year of service and vest in allocated shares after three (3) years of service. The ESOP acquires stock of Tri-County Financial Corporation by purchasing shares in the Over the Counter (“OTC”) securities market. Unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. Contributions are made at the discretion of the Board of Directors. ESOP contributions recognized for the years ended 2011 and 2010 totaled $43,695 and $50,800, respectively. As of December 31, 2011, the ESOP plan held 199,264 allocated and 57,277 unallocated shares with an approximate market value of $2,988,960 and $859,155, respectively.

The Company also has a 401(k) plan. The Company matches a portion of the employee contributions after one year of employee service. This ratio is determined annually by the Board of Directors. In 2011 and 2010, the Company matched one-half of the employee’s first 8% of deferral. Employees who have completed six months of service are covered under this defined contribution plan. Employee’s vest in the Company’s matching contributions after three (3) years of service. Contributions are determined at the discretion of the Board of Directors. For the years ended December 31, 2011 and 2010, the expense recorded for this plan totaled $208,926 and $201,646, respectively.

The Company has a separate nonqualified retirement plan for non-employee directors. Directors are eligible for a maximum benefit of $3,500 a year for ten years following retirement from the Board of Community Bank of Tri-County. The maximum benefit is earned at 15 years of service as a non-employee director. Full vesting occurs after two years of service. Expense recorded for this plan was $46,353 and $13,407 for the years ended December 31, 2011 and 2010, respectively.

In addition, the Company has established individual supplemental retirement plans and life insurance benefits for certain key executives and officers of the Bank. These plans and benefits provide a retirement income payment for 15 years from the date of the employee’s expected retirement date. The payments are set at the discretion of the Board of Directors and vesting occurs ratably from the date of employment to the expected retirement date. Expense recorded for this plan totaled $347,000 and $303,000 for 2011 and 2010, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined) and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2011, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

Tri-County Financial Corporation

As of December 31, 2011, the most recent notification from the Federal Reserve categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios for 2011 and 2010 are presented in the following tables.

	Actual		Required for Capital Adequacy Purposes		To be Considered Well Capitalized Under Prompt Corrective Action
At December 31, 2011
Total Capital (to risk weighted assets)
The Company	$94,927	12.69%	$59,859	8.00%
The Bank	$92,515	12.42%	$59,609	8.00%	$74,511	10.00%

Tier 1 Capital (to risk weighted assets)
The Company	$87,164	11.65%	$29,930	4.00%
The Bank	$84,860	11.39%	$29,804	4.00%	$44,707	6.00%

Tier 1 Capital (to average assets)
The Company	$87,164	9.17%	$38,021	4.00%
The Bank	$84,860	8.96%	$37,896	4.00%	$47,370	5.00%

At December 31, 2010
Total Capital (to risk weighted assets)
The Company	$90,343	12.94%	$55,857	8.00%
The Bank	$88,021	12.65%	$55,633	8.00%	$69,542	10.00%

Tier 1 Capital (to risk weighted assets)
The Company	$82,694	11.84%	$27,928	4.00%
The Bank	$80,372	11.56%	$27,817	4.00%	$41,725	6.00%

Tier 1 Capital (to average assets)
The Company	$82,694	9.44%	$35,030	4.00%
The Bank	$80,372	9.20%	$34,928	4.00%	$43,661	5.00%

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

Tri-County Financial Corporation

	December 31, 2011		December 31, 2010
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets
Cash and cash equivalents	$19,118,189	$19,118,189	$9,823,436	$9,823,436
Investment securities and stock in FHLB and FRB	200,931,451	201,482,605	168,250,141	167,654,621
Loans receivable, net	710,088,775	726,238,000	654,449,936	662,813,000
Foreclosed real estate	5,028,513	5,028,513	10,469,302	10,469,302

Liabilities
Savings, NOW, and money market accounts	371,737,480	371,737,480	286,383,452	286,383,452
Time certificates	455,515,721	462,192,000	438,198,874	444,601,000
Long-term debt and other borrowed funds	60,576,595	61,353,000	71,440,466	69,517,422
Guaranteed preferred beneficial interest in junior subordinated securities	12,000,000	2,400,000	12,000,000	2,400,000

At December 31, 2011, the Company had outstanding loan commitments and standby letters of credit of $22.3 million and $19.4 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

Valuation Methodology

Cash and cash equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment securities - Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans receivable - For conforming residential first-mortgage loans, the market price for loans with similar coupons and maturities was used. For nonconforming loans with maturities similar to conforming loans, the coupon was adjusted for credit risk. Loans that did not have quoted market prices were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products. Loans priced using the discounted cash flow method included residential construction loans, commercial real estate loans and consumer loans. The estimated fair value of loans held for sale is based on the terms of the related sale commitments.

Foreclosed real estate - Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral.

Deposits - The fair value of checking accounts, saving accounts and money market accounts were the amount payable on demand at the reporting date.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2011 and 2010. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

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

Tri-County Financial Corporation

NOTE 18 - PREFERRED STOCK

Small Business Lending Fund Preferred Stock

On September 22, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Secretary”), pursuant to which the Company issued 20,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total purchase price of $20,000,000. The Purchase Agreement was entered into, and the Series C Preferred Stock was issued, as authorized by the Small Business Lending Fund program.

The Series C Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first 10 quarters during which the Series C Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Bank. Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period has been set at one percent (1%). For the second through ninth calendar quarters, the dividend rate may be adjusted to between one percent (1%) and five percent (5%) per annum, to reflect the amount of change in the Bank’s level of QSBL. If the level of the Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than 10%, then the dividend rate payable on the Series C Preferred Stock would increase. For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9%. In addition, beginning on January 1, 2014, and on all Series C Preferred Stock dividend payment dates thereafter ending on April 1, 2016, the Company will be required to pay to the Secretary, on each share of Series C Preferred Stock, but only out of assets legally available, a fee equal to 0.5% of the liquidation amount per share of Series C Preferred Stock.

The Series C Preferred Stock is non-voting, except in limited circumstances. If the Company misses five dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors. The Series C Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of our federal banking regulator. The Company is permitted to repay its SBLF funding in increments of 25% or $5.0 million, subject to the approval of our federal banking regulator.

The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the Series C Preferred Stock under certain circumstances set forth in Annex E to the Purchase Agreement. The Series C Preferred Stock is not subject to any contractual restrictions on transfer.

Redemption of Series A and B Preferred Stock - Troubled Asset Relief Program’s (TARP) Capital Purchase Program

On September 22, 2011, the Company entered into a letter agreement (the “Repurchase Letter”) with the United States Department of the Treasury (the “Treasury”), in which the Company agreed to redeem, out of the proceeds of the issuance of the Series C Preferred Stock, all 15,540 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share (the “Series A Preferred Stock”), for a redemption price of $15,619,858.33, including accrued but unpaid dividends to the date of redemption and all 777 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (the “Series B Preferred Stock”), for a redemption price of $784,187.25, including accrued but unpaid dividends to the date of redemption.

Tri-County Financial Corporation

The Company issued Series A Preferred Stock and Series B Preferred Stock on December 19, 2008. It was outstanding until redemption of 100% of all Series A Preferred Stock and Series B Preferred Stock on September 22, 2011. The annual dividend rates paid for Series A Preferred Stock and Series B Preferred Stock were 5% and 9%, respectively.

NOTE 19 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

Balance Sheets
	December 31,
	2011	2010
Assets
Cash - noninterest bearing	$337,704	$583,660
Investment in wholly owned subsidiaries	85,521,824	81,155,647
Other assets	2,755,040	2,417,496
Total assets	$88,614,568	$84,156,803

Liabilities and Stockholders' Equity
Current liabilities	$788,470	$679,876
Guaranteed preferred beneficial interest in junior subordinated debentures	12,372,000	12,372,000
Total liabilities	13,160,470	13,051,876

Stockholders' equity
Preferred Stock - Series C	20,000,000	-
Preferred Stock - Series A	-	15,540,000
Preferred Stock - Series B	-	777,000
Common stock	30,266	30,026
Additional paid in capital	17,367,403	16,962,460
Retained earnings	38,712,194	37,892,557
Accumulated other comprehensive income	289,599	411,188
Unearned ESOP shares	(945,364)	(508,304)
Total Stockholders’ Equity	75,454,098	71,104,927

Total Liabilities and Stockholders’ Equity	$88,614,568	$84,156,803

Condensed Statements of Income

	Years Ended December 31,
	2011	2010
Interest and Dividend Income
Dividends from subsidiary	$3,275,000	$2,500,000
Interest income	33,307	29,068
Interest expense	316,576	321,942
Net Interest Income	2,991,731	2,207,126
Miscellaneous expenses	(703,332)	(600,562)
Income before income taxes and equity in undistributed net income of subsidiary	2,288,399	1,606,564
Federal and state income tax benefit	335,444	303,768
Equity in undistributed net income of subsidiary	537,621	2,855,369
Net Income	$3,161,464	$4,765,701

Tri-County Financial Corporation

Condensed Statements of Cash Flows
	Years Ended December 31,
	2011	2010
Cash Flows from Operating Activities
Net income	$3,161,464	$4,765,701
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(537,621)	(2,855,369)
Stock based compensation	253,466	-
Increase in other assets	(301,185)	(401,159)
Deferred income tax benefit	(36,357)	(60,782)
Increase in current liabilities	108,595	249,301
Net Cash Provided by Operating Activities	2,648,362	1,697,692

Cash Flows from Financing Activities
Dividends paid	(1,932,099)	(2,043,117)
Proceeds from Small Business Lending Fund Preferred Stock	20,000,000	-
Redemption of Troubled Asset Relief Program Preferred Stock	(16,317,000)	-
Downstream of capital to subsidiary	(3,950,148)	-
Exercise of stock options	121,319	147,799
Excess tax benefits on stock based compensation	-	4,558
Net change in ESOP loan	(406,425)	(62,577)
Redemption of common stock	(409,965)	(24,000)
Net Cash Used in Financing Activities	(2,894,318)	(1,977,337)
Decrease in Cash	(245,956)	(279,645)
Cash at Beginning of Year	583,660	863,305
Cash at End of Year	$337,704	$583,660

Tri-County Financial Corporation

NOTE 20 - QUARTERLY FINANCIAL COMPARISON (Unaudited)

	2011
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$10,088,665	$10,134,507	$9,904,432	$9,831,790
Interest expense	3,351,796	3,378,500	3,168,429	3,222,317
Net interest income	6,736,869	6,756,007	6,736,003	6,609,473
Provision for loan loss	545,806	644,654	890,861	2,005,830
Net interest income after provision	6,191,063	6,111,353	5,845,142	4,603,643

Noninterest income	1,443,758	1,026,356	952,599	770,327
Noninterest expense	6,937,286	5,277,394	4,923,298	5,111,224

Income before income taxes	697,535	1,860,315	1,874,443	262,746
Provision for income taxes	203,823	653,856	654,648	21,248
Net income	$493,712	$1,206,459	$1,219,795	$241,498
Preferred stock dividends	51,111	197,912	211,732	211,733
Net income available to common shareholders	$442,601	$1,008,547	$1,008,063	$29,765

Earnings per common share[1]
Basic	$0.15	$0.33	$0.33	$0.01
Diluted	$0.15	$0.33	$0.33	$0.01

	2010
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$9,874,883	$9,805,485	$9,893,082	$9,963,537
Interest expense	3,398,511	3,372,947	3,329,856	3,478,901
Net interest income	6,476,372	6,432,538	6,563,226	6,484,636
Provision for loan loss	1,149,441	1,121,203	804,430	858,374
Net interest income after provision	5,326,931	5,311,335	5,758,796	5,626,262

Noninterest income	1,079,848	994,759	744,344	761,225
Noninterest expense	4,619,716	4,437,425	4,899,633	4,238,409

Income before income taxes	1,787,063	1,868,669	1,603,507	2,149,078
Provision for income taxes	621,204	669,335	567,423	784,654
Net income	$1,165,859	$1,199,334	$1,036,084	$1,364,424
Preferred stock dividends	211,732	211,733	211,732	211,733
Net income available to common shareholders	$954,127	$987,601	$824,352	$1,152,691

Earnings per common share[1]
Basic	$0.32	$0.33	$0.28	$0.39
Diluted	$0.32	$0.33	$0.27	$0.38

1 Earnings per share are based upon quarterly results and may not be additive to the annual earnings per share amounts.

