Form 10-K, Exhibit 13
period 2012-12-31
TRI COUNTY FINANCIAL CORP /MD/
filed 2013-03-15
CIK 855874

EXHIBIT 13

ANNUAL REPORT TO STOCKHOLDERS

Management's Discussion And Analysis

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

Overview

The Bank has sought to increase assets through loan production. The Bank believes that its ability to offer fast, flexible, local decision-making will continue to attract significant new business relationships and enhance asset growth. The Bank’s marketing is also directed towards increasing its balances of both consumer and business transaction deposit accounts. The Bank believes that increases in these account types will lessen the Bank’s dependence on higher-cost funding, such as certificates of deposit and borrowings. Although management believes that this strategy will increase financial performance over time, increasing the balances of certain products, such as commercial lending and transaction accounts, may also increase the Bank’s noninterest expense. It recognizes that certain lending and deposit products increase the possibility of losses from credit and other risks.

The Bank conducts business through its main office in Waldorf, Maryland, and ten branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, California, Maryland; and King George, Virginia. The Bank is the largest overall deposit holder in the Southern Maryland Tri-County area, which includes Charles, Calvert and St. Mary’s counties, according to the most recent June 2012 FDIC Summary of Deposit Survey.

The U.S. economy continued to experience slow growth during 2012. Locally, real estate values appear to have stabilized and there were positive trends in housing during 2012. However, unemployment levels remained high and uncertainty for small and medium size businesses lessened the demand for lending. The impact on the Southern Maryland economy has been moderated by the presence of federal government agencies and defense facilities, but the possibility of large cuts to the defense budget hampered economic expansion in 2012. Even with a difficult economic environment, the Bank’s capital levels and asset quality remained strong. Net income for the year ended December 31, 2012 increased $2,300,938 to $4,789,914, or $1.57 per common share compared to $2,488,976, or $0.82 per common share for the year ended December 31, 2011.

Management's Discussion And Analysis

On September 22, 2011, the U.S. Department of Treasury purchased $20.0 million of the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”). The Company utilized $16.4 million of the proceeds to redeem the preferred stock that it sold to the Treasury under the Troubled Asset Relief Program Capital Purchase Program (“TARP”). The net proceeds, after redeeming the TARP securities, were invested by the Company in the Bank. SBLF dividend rates can fluctuate between 1% and 7% during the first four and one half years, depending on the level of the Bank’s small business lending. During 2012, the Company qualified for a 1% dividend rate and decreased annual preferred dividends to $200,000 compared with previously paid annual TARP preferred dividends of $846,930.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions. The Company considers its determination of the allowance for loan losses, the determination of other-than-temporarily impaired securities, the valuation of foreclosed real estate and the valuation of deferred tax assets to be critical accounting policies.

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

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that exist in the loan portfolio. The allowance is based on two principles of accounting: (1) Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 450 “Contingencies,” which requires that losses be accrued when they are probable of occurring and are estimable and (2) FASB ASC 310 “Receivables,” which requires that losses be accrued when it is probable that the Company will not collect all principal and interest payments according to the contractual terms of the loan. The loss, if any, is determined by the difference between the loan balance and the value of collateral, the present value of expected future cash flows and values observable in the secondary markets.

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

Management's Discussion And Analysis

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

The Company’s commercial loan portfolio is periodically reviewed by regulators and independent consultants engaged by management. These reviews validate the Company’s asset classifications and may result in adjustments to provisions based on the field examination team’s assessment of information available at the time of the examination.

In establishing the general component of the allowance, management analyzes non-impaired loans in the portfolio including changes in the amount and type of loans. Management also examines the Bank’s historical loss experience (charge-offs and recoveries) within each loan category. The state of the local and national economy is also considered. Based upon these factors, the Bank’s loan portfolio is categorized and a loss factor is applied to each category. Based upon these factors, the Bank will adjust the loan loss allowance by increasing or decreasing the provision for loan losses.

Management has significant discretion in making the judgments inherent in the determination of the allowance for loan losses, including in connection with the valuation of collateral, a borrower’s prospects of repayment and in establishing loss factors on the general component of the allowance. Changes in loss factors will have a direct impact on the amount of the provision and a corresponding effect on net income. Errors in management’s perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs. At December 31, 2012, the allowance for loan losses was $8,246,957 or 1.09% of total loans. An increase or decrease in the allowance could result in a charge or credit to income before income taxes that materially impacts earnings. For additional information regarding the allowance for loan losses, refer to Notes 1 and 5 to the Consolidated Financial Statements and the discussion under the caption “Provision for Loan Losses” below.

Other-Than-Temporary-Impairment (“OTTI”)

Debt securities are evaluated quarterly to determine whether a decline in their value is other-than-temporary. The term “other-than-temporary” is not necessarily intended to indicate a permanent decline in value. It means that the prospects for near-term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Under the revised guidance, for recognition and presentation of other-than-temporary impairments the amount of other-than-temporary impairment that is recognized through earnings for debt securities is determined by comparing the present value of the expected cash flows to the amortized cost of the security. The discount rate used to determine the credit loss is the expected book yield on the security.

Other Real Estate Owned (“OREO”)

The Company maintains a valuation allowance on its other real estate owned. As with the allowance for loan losses, the valuation allowance on OREO is based on FASB ASC 450 “Contingencies,” as well as the accounting guidance on impairment of long-lived assets. These statements require that the Company establish a valuation allowance when it has determined that the carrying amount of a foreclosed asset exceeds its fair value. Fair value of a foreclosed asset is measured by the cash flows expected to be realized from its subsequent disposition. These cash flows are reduced for the costs of selling or otherwise disposing of the asset.

Management's Discussion And Analysis

In estimating the cash flows from the sale of OREO, management must make significant assumptions regarding the timing and amount of cash flows. For example, in cases where the real estate acquired is undeveloped land, management must gather the best available evidence regarding the market value of the property, including appraisals, cost estimates of development and broker opinions. Due to the highly subjective nature of this evidence, as well as the limited market, long time periods involved and substantial risks, cash flow estimates are highly subjective and subject to change. Errors regarding any aspect of the costs or proceeds of developing, selling or otherwise disposing of foreclosed real estate could result in the allowance being inadequate to reduce carrying costs to fair value and may require an additional provision for valuation allowances.

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

Comparison of Results of Operations For the Years Ended December 31, 2012 and 2011

General

For the year ended December 31, 2012, the Company reported consolidated net income of $4,989,914 ($1.57 basic and diluted earnings per common share) compared to consolidated net income of $3,161,464 ($0.83 basic and $0.82 diluted earnings per common share) for the year ended December 31, 2011. Consolidated net income available to common shareholders for the year ended December 31, 2012 increased $2,300,938, or 92.45%, to $4,789,914 compared to $2,488,976 for the year ended December 31, 2011. Reducing funding costs, improved asset quality and average interest-earning asset balances were the primary reasons for the increase in net income available to common shareholders for 2012 compared to 2011. These positive impacts to income were partially offset by increased noninterest expense, largely for salary and employee benefits. Return on common equity increased 382 basis points from 4.47% for 2011 to 8.29% for 2012. An earnings per share at $1.57 was the Company’s best performance since 2007.

Management's Discussion And Analysis

Increases in net interest income of $2,850,291 and noninterest income of $216,987 and decreases in the provision for loan losses of $1,558,470 and preferred stock dividends paid of $472,488 were partially offset by increases in noninterest expense of $1,554,648 and income tax expense of $1,242,650. The decrease in preferred dividends was due to the Bank’s participation in the SBLF and payoff of TARP during the third quarter of 2011 (See Notes 1 and 18 of the Consolidated Financial Statements).

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

Net interest income for the year ended December 31, 2012 was $29,688,643 compared to $26,838,352 for the year ended December 31, 2011. The $2,850,291 increase was due to an increase in interest income of $333,487 and a decrease in interest expense of $2,516,804. Changes in the components of net interest income due to changes in average balances of assets and liabilities and to changes caused by changes in interest rates are presented in the rate volume analysis included below.

The Company’s net interest margin was 3.31% for the year ended December 31, 2012, a 10 basis point increase from the 3.21% in 2011. The increase was largely the result of the decrease in the cost of funds during 2012. Decreases in yields on loans and investments were principally offset by the growth in the average balance of interest-earning assets. Net interest margin and net interest income increased in every quarter during 2012. The Company’s average deposit costs decreased 38 basis points from 1.43% for 2011 to 1.05% for 2012. Current market rates are lower than rates paid for certificates of deposit (“CD”) scheduled to mature in 2013 and later. At December 31, 2012, $242,042,465 of CDs were scheduled to mature in 2013. The Company has been successful in increasing its core deposits and reducing the cost of funds in the low interest rate environment over the last several years. It has limited the effect of the lower interest rate environment on loan rates through pricing and interest rate floors.

Interest and dividend income increased $333,487 to $40,292,881 for the year ended December 31, 2012 compared to $39,959,394 for the year ended December 31, 2011. The increase in interest and dividend income was attributable to growth in the average balances of interest-earning assets partially offset by a reduction in average yields. Average balances of interest-earning assets increased $59,863,891 from $836,210,435 for the year ended December 31, 2011 to $896,074,326 for the year ended December 31, 2012. Average yields on interest-earning assets decreased from 4.78% for the year ended December 31, 2011 to 4.50% for the year ended December 31, 2012.

Loan interest income increased $762,773 due to additional interest earned of $2,506,246 as a result of larger average loan balances offset by a decrease of $1,743,473 due to a reduction in average loan yields from 5.42% for the year ended December 31, 2011 to 5.16% for the year ended December 31, 2012. The average balance of loans increased $48,555,368 from $671,241,819 for the year ended December 31, 2011 to $719,797,187 for the year ended December 31, 2012. Since 2008, the average balance of loans has increased 46.58% or $229 million.

Interest and dividends earned on investments decreased $429,286 primarily due to a $630,976 reduction attributable to falling average yields from 2.17% for the year ended December 31, 2011 to 1.79% for the comparable period in 2012. The decrease due to rates was offset by additional investment interest of $201,690 due to an increase of $11,308,522 in average invested balances to $176,277,139 for the year ended December 31, 2012.

Management's Discussion And Analysis

Interest expense decreased $2,516,804 to $10,604,238 for the year ended December 31, 2012 compared to $13,121,042 for the year ended December 31, 2011 due to reductions in interest paid on deposits and debt service of $2,321,828 and $194,976, respectively. The decrease in interest expense was primarily due to a reduction in the rates paid on interest-bearing liabilities from 1.73% for the year end December 31, 2011 to 1.32% for the year ended December 31, 2011.

The $2,321,828 reduction in deposit interest expense was primarily due to a decrease in interest rates paid on CDs and money market accounts, which declined from 1.94% and 1.00% to 1.60% and 0.54%, respectively. The reduction in deposit rates represented $2,531,803 or 93.60%, of the total interest-bearing liability rate variance of $2,704,790. Decreased interest expense for deposit accounts were partially offset by $209,984 in increased interest expense due to higher average balances of deposits. The Company increased average interest-bearing deposits by $43,954,270 from $683,440,319 for the year ended December 31, 2011 to $727,394,589 for the year ended December 31, 2012.

Interest expense also decreased $194,976 due to a reduction in interest rates paid on average outstanding debt. Total outstanding debt remained flat at approximately $76 million for 2012. The average rate paid on long-term, short-term and junior subordinated debentures decreased 25 basis points to 2.91% from 3.16% for the years ended December 31, 2012 and 2011, respectively.

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

	Year ended December 31, 2012
	compared to year ended
	December 31, 2011
		Due to
dollars in thousands	Volume	Rate	Total

Interest-Earning Assets
Loan portfolio (1)	$2,506	$(1,743)	$763
Investment securities, federal funds sold and interest bearing deposits	202	(631)	(429)
Total Interest-Earning Assets	$2,708	$(2,374)	$334

Interest-Bearing Liabilities
Savings	2	(56)	(54)
Interest-bearing demand and money market accounts	245	(984)	(739)
Certificates of deposit	(37)	(1,492)	(1,529)
Long-term debt	(37)	(181)	(218)
Short-term debt	15	(13)	2
Guaranteed preferrred beneficial interest in junior subordinated debentures	-	21	21
Total Interest-Bearing Liabilities	$188	$(2,705)	$(2,517)
Net Change in Net Interest Income	$2,520	$331	$2,851

(1) Average balance includes non-accrual loans

Management's Discussion And Analysis

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the past two fiscal years. There are no tax equivalency adjustments.

		2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets
Loan portfolio (1)	$719,798	$37,146	5.16%	$671,242	$36,383	5.42%
Investment securities, federal funds sold and interest-bearing deposits	176,277	3,147	1.79%	164,969	3,576	2.17%
Total interest-earning assets	896,075	40,293	4.50%	836,211	39,959	4.78%
Cash and cash equivalents	12,267			15,148
Other assets	54,719			54,324
Total Assets	$963,061			$905,683

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Savings	$32,577	$55	0.17%	$31,446	$109	0.35%
Interest-bearing demand and money market accounts	262,331	1,423	0.54%	217,183	2,162	1.00%
Certificates of deposit	432,487	6,918	1.60%	434,811	8,447	1.94%
Long-term debt	60,206	1,819	3.02%	61,421	2,037	3.32%
Short-term borrowings	3,639	51	1.40%	2,563	49	1.91%
Guaranteed preferrred beneficial interest in junior subordinated debentures	12,000	338	2.82%	12,000	317	2.64%
Total interest-bearing liabilities	803,240	10,604	1.32%	759,424	13,121	1.73%
Noninterest-bearing demand deposits	74,161			66,105
Other liabilities	7,910			7,168
Stockholders' equity	77,750			72,986
Total Liabilities and Stockholders' Equity	$963,061			$905,683

Net interest income		$29,689			$26,838
Interest rate spread			3.18%			3.05%
Net yield on interest-earning assets (net margin)			3.31%			3.21%
Ratio of average interest-earning assets to average interest-bearing liabilities			111.56%			110.11%

(1) Average balance includes non-accrual loans

Provision for Loan Losses

See discussion under the caption Asset Quality, Allowance for Loan Losses and Provision for Loan Losses in the Comparison of Financial Condition section of Management’s Discussion and Analysis.

Management's Discussion And Analysis

Noninterest Income

	Years Ended December 31,		% change	Dollar change
	2012	2011	2012 vs. 2011	2012 vs. 2011

Loan appraisal, credit, and miscellaneous charges	$968,097	$789,883	22.56%	$178,214
Gain on sale of asset	-	22,500	(100.00%)	(22,500)
Net gains on sale of OREO	88,351	454,339	(80.55%)	(365,988)
Net losses on sale of investment securities	(3,736)	-	n/a	(3,736)
Income from bank owned life insurance	632,496	650,393	(2.75%)	(17,897)
Service charges	2,096,118	1,988,947	5.39%	107,171
Gain on sale of loans held for sale	628,701	286,978	119.08%	341,723
Total Noninterest Income	$4,410,027	$4,193,040	5.17%	$216,987

The increase in noninterest income was due to the growth of service charges, loan fees and gains on loans held for sale partially offset by a decrease in net gains on the sale of OREO and a decrease in other revenues. Loan fees increased as a result of growth in the Bank’s commercial loan portfolio and an increased emphasis on loan origination fee income. Service charges and fees are primarily generated by the Bank’s ability to attract and retain transaction-based deposit accounts and by loan servicing fees. In 2012, service charges increased primarily due to increased cash management and brokerage services. These increases were partially offset by decreased fees due to new regulatory guidance that limits the amount of customer fees on certain customer transactions. Gains on loan sales increased as loans sales increased from $9,747,000 for the year ended December 31, 2011 to $14,078,800 for the year ended December 31, 2012. Gross gains on loan sales increased 152 basis points from 2.95% in 2011 to 4.47% in 2012.

Noninterest Expenses

	Years Ended December 31,		% change	Dollar change
	2012	2011	2012 vs. 2011	2012 vs. 2011

Salary and employee benefits	$13,486,424	$11,082,386	21.69%	$2,404,038
Occupancy expense	1,894,421	1,833,466	3.32%	60,955
Advertising	542,254	491,789	10.26%	50,465
Data processing expense	1,550,956	1,305,601	18.79%	245,355
Professional fees	1,009,740	997,114	1.27%	12,626
Depreciation of furniture, fixtures, and equipment	680,301	435,551	56.19%	244,750
Telephone communications	184,057	174,748	5.33%	9,309
Office supplies	256,634	184,820	38.86%	71,814
FDIC Insurance	1,256,889	1,428,949	(12.04%)	(172,060)
Valuation allowance on OREO	674,205	1,963,227	(65.66%)	(1,289,022)
Other	2,267,969	2,351,551	(3.55%)	(83,582)
Total Noninterest Expenses	$23,803,850	$22,249,202	6.99%	$1,554,648

Noninterest expense increased primarily due to growth in employee compensation, increased data processing and increased depreciation, partially offset by decreases in OREO valuation allowance expense and FDIC insurance. Employee compensation increased from 55.98% of noninterest expense, excluding OREO expenses, in 2011 to 58.55% for 2012. The increases in salary and employee benefits and data processing costs reflect growth in the Bank’s workforce and processing needs to fully staff branches, an increasing need for highly skilled employees due to more complex nature of the Bank’s business and regulatory burden, including the initial impact of the Dodd-Frank Act, and continued increases in the Bank’s benefit costs. Data processing also increased from the comparable period in 2011 due to conversion-related costs for a change of the Bank’s data processing system during the first six months of 2012. Depreciation increased due to additions during 2012 to premises and equipment, primarily for its new operations center in Waldorf, Maryland and its 11th branch in King George, Virginia.

Management's Discussion And Analysis

The Company completed 2012 with an efficiency ratio of 69.81% compared to 71.70% for the same period in 2011. During the third and fourth quarters of 2012, the efficiency ratio decreased to annualized levels of 64.75% and 64.00%, respectively. The ratio decreased as net interest income and noninterest income increased and operating expenses declined after the impact of one-time conversion expenses for a change of the Bank’s data processing system.

Income Tax Expense

For the year ended December 31, 2012, the Company recorded income tax expense of $2,776,225 compared to $1,533,575 in the prior year. The Company’s effective tax rates for the years ended December 31, 2012 and 2011 were 35.75% and 32.67%, respectively. The increase in the effective tax rate was the result of tax exempt income being relatively lower to total income in 2012 than the comparable period in 2011.

Comparison of Financial Condition at December 31, 2012 and 2011

Assets

	December 31,		% change	Dollar change
	2012	2011	2012 vs. 2011	2012 vs. 2011

Cash and due from banks	$10,696,653	$13,074,091	(18.18%)	$(2,377,438)
Federal funds sold	190,000	5,040,000	(96.23%)	(4,850,000)
Interest-bearing deposits with banks	409,002	1,004,098	(59.27%)	(595,096)
Securities available for sale (AFS), at fair value	47,205,663	41,827,612	12.86%	5,378,051
Securities held to maturity (HTM), at amortized cost	112,619,434	153,516,839	(26.64%)	(40,897,405)
Federal Home Loan Bank and Federal Reserve Bank stock	5,476,050	5,587,000	(1.99%)	(110,950)
Loans receivable - net of allowance for loan losses of $8,246,957 and $7,655,041	747,640,752	710,088,775	5.29%	37,551,977
Premises and equipment, net	19,782,236	16,440,902	20.32%	3,341,334
Other real estate owned	6,891,353	5,028,513	37.05%	1,862,840
Accrued interest receivable	2,904,325	3,027,784	(4.08%)	(123,459)
Investment in bank owned life insurance	18,730,580	18,098,085	3.49%	632,495
Other assets	9,093,164	10,746,024	(15.38%)	(1,652,860)
Total Assets	$981,639,212	$983,479,723	(0.19%)	$(1,840,511)

Total assets changed little during the year. The increases in loans receivable reflect the Bank’s continuing efforts to build its market share in Southern Maryland. Loan growth of $37,551,977 was due to net new loans of $49,283,427 in commercial real estate and $13,120,045 in residential mortgages partially offset by decreases of $13,810,450 in commercial loans, $4,926,083 in construction and land development loans, $3,493,069 in commercial equipment loans and a net decrease in other loan categories of $2,161,726. Additionally, the allowance for loan losses increased by $591,916 and deferred loan fees decreased by $131,749 from the comparable period end.

The majority of commercial real estate loan growth was amortizing loans secured by owner occupied real estate. The Bank has deemphasized construction and land development lending since 2009 with balances progressively falling from $62,509,558 at December 31, 2009 to $31,818,782 at December 31, 2012.

The AFS and HTM securities portfolio decreased a net of $35,519,354 as principal repayments funded loan growth during 2012. The differences in allocations between the different cash and investment categories reflect operational needs.

Premises and equipment increased primarily due to the construction of an operations center in Waldorf, Maryland and a branch in King George, Virginia. Both projects were completed during the second quarter of 2012.

Management's Discussion And Analysis

Asset Quality, Allowance for Loan Losses and Provision for Loan Losses

The provision for loan losses for the year ended December 31, 2012 was $2,528,681, compared to $4,087,151 for the year ended December 31, 2011. The decrease of $1,558,470 reflected improved loan quality and the resolution of nonperforming and classified loans. Net charge-offs and delinquent loans decreased as described below.

The allowance for loan lossses and the provision for loan losses are determined based upon an analysis of individual loans and the application of certain loss factors to different loan categories. Individual loans are analyzed for impairment as the facts and circumstances warrant. In addition, a general component of the loan loss allowance is added based on a review of the portfolio’s size and composition. At December 31, 2012, the ratio of the allowance for loan loss to nonperforming loans was 95% compared to 80% at December 31, 2011.

The Company’s allowance for loan losses increased from $7,655,041 or 1.07% of loan balances at December 31, 2011 to $8,246,957 or 1.09% of loan balances at December 31, 2012 principally due to the growth of the Bank’s loan portfolio, particularly in commercial real estate, which carry a higher risk of default than other loans. At December 31, 2012, the Bank’s allowance for specific loans was $1,547,657 or 18.77% of the total allowance compared to $1,996,935 or 26.09% of the allowance at December 31, 2011. The reduction in the specific allowance was principally due to the overall improvement in asset quality in the Bank’s commercial portfolios, which include commercial real estate, commercial loans commercial equipment and construction and land development. Classified loans in these portfolios decreased $18,036,660 from $62,843,351 at December 31, 2011 compared to $44,806,691 at December 31, 2012 (See Note 5 of the Consolidated Financial Statements).

Net charge-offs decreased $2,164,492 from $4,101,257 (0.61% of average loans) for 2011 to $1,936,765 for 2012 (0.27% of average loans). The Company’s delinquency rate improved from 2.09% at December 31, 2011 to 1.57% at December 31, 2012, as problem loans were charged-off, transferred to OREO or worked out. Nonperforming loans (90 days or greater delinquent) were $8,717,018 or 1.15% of total loans at December 31, 2012 compared to $9,510,617 or 1.32% of total loans at December 31, 2011. The Bank had 34 nonperforming loans at December 31, 2012 compared to 35 nonperforming loans at December 31, 2011. The net decrease of $793,600 was due to reductions of 90 days or greater delinquency in commercial real estate of $1,338,695, construction and land development of $1,413,550 and other loan categories of $240,162, partially offset by increases in nonperforming commercial loans of $1,468,174 and residential first mortgages of $730,633. Nonperforming commercial loans totaled $3,732,090 at December 31, 2012 of which $3,493,266, or 93.60%, were attributed to two well-secured customer relationships.

The Bank categorized six performing loans totaling $4,424,388 as nonaccrual loans at December 31, 2012. These six loans represent one well-secured commercial relationship with no specific reserves in the allowance due to the Bank's superior credit position with underlying collateral. It is management’s belief that there is no current risk of loss to the Bank for this relationship. These loans were classified as nonaccrual loans due to the customers operating results. In accordance with the Company’s policy, interest income is recognized on a cash-basis for these loans. There were no performing nonaccrual loans at December 31, 2011.

At December 31, 2012, the Bank had 10 troubled debt restructured loans (“TDRs”) totaling $4,515,443 compared to 15 TDRs totaling $11,913,041 as of December 31, 2011. At the most recent year-end 100% of TDRs were performing according to the terms of their restructured agreements compared to 93.3% for the comparable period end. There were no specific reserves in the allowance for loan losses relative to TDR impaired loans at December 31, 2012 compared to $300,000 at December 31, 2011. Interest income in the amount of $220,326 and $524,397 was recognized on these loans for the years ended December 31, 2012 and 2011, respectively.

Management's Discussion And Analysis

The OREO balance was $6,891,353 at December 31, 2012, an increase of $1,862,840 compared to December 31, 2011, consisting of additions of $4,020,494 offset by valuation allowances of $674,205 to adjust properties to current appraised values and disposals of $1,483,449. OREO additions decreased $3,252,712 from 2011 levels of $7,273,206. At December 31, 2012, OREO consisted of 15 properties with commercial and residential lots totaling $6,148,854 and commercial and residential real estate totaling $742,500. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

At December 31, 2012, 97% or $150,317,560 of the asset-backed securities portfolio was rated AAA by Standard & Poor’s or an equivalent credit rating from another major rating agency compared to 96% or $181,958,323 at December 31, 2012. Debt securities are evaluated quarterly to determine whether a decline in their value is other-than-temporary (“OTTI”). No OTTI charge was recorded for the years ended December 31, 2012 and 2011, respectively. Classified securities decreased $3,028,621 from $6,056,587 at December 31, 2011 to $3,027,966 at December 31, 2012.

For the year ended December 31, 2012, the Company recognized net losses on the sale of securities of $3,736. The Company sold one AFS security with a carrying value of $1,469,911 and three HTM securities with carrying values of $3,796,011, recognizing a gain of $153,417 and losses of $157,153, respectively. The sale of HTM securities was permitted under ASC 320 “Investments - Debt and Equity Securities.” ASC 320-10-25-6 permits the sale of HTM securities for certain changes in circumstances. The Company sold the HTM positions due to a significant deterioration in the issues’ creditworthiness and the increase in regulatory risk weights mandated for risk-based capital purposes. There were no sales of AFS and HTM securities for the year ended December 31, 2011.

Liabilities

	December 31,		% change	Dollar change
	2012	2011	2012 vs. 2011	2012 vs. 2011
Deposits
Noninterest-bearing	$102,319,581	$81,097,622	26.17%	$21,221,959
Interest-bearing	717,910,707	746,155,579	(3.79%)	(28,244,872)
Total deposits	820,230,288	827,253,201	(0.85%)	(7,022,913)
Short-term borrowings	1,000,000	-	n/a	1,000,000
Long-term debt	60,527,208	60,576,595	(0.08%)	(49,387)
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	12,000,000	0.00%	-
Accrued expenses and other liabilities	8,834,455	8,195,829	7.79%	638,626
Total Liabilities	$902,591,951	$908,025,625	(0.60%)	$(5,433,674)

The Bank increased its non-interest bearing deposits through marketing efforts focused on small and medium-sized businesses and retail customers in the Southern Maryland area. Average noninterest-bearing deposits increased $8,055,553 from $66,105,472 in 2011 to $74,161,025 in 2012. According to statistics compiled by the FDIC, the Bank was ranked first in deposit market share in the Tri-County area as of June 30, 2012, the latest date for which such data is available.

Transaction accounts increased $43,038,805 or 11.58% from $371,737,480 at December 31, 2011 to $414,776,285 at December 31, 2012. Transaction accounts increased from 44.94% of deposits at December 31, 2011 to 50.57% of deposits at December 31, 2012. Total deposits decreased slightly during 2012 as the Bank focused on reducing its cost of funds, decreasing the Bank’s monthly average deposit costs 49 basis points, which included noninterest-bearing accounts, from 1.34% in December 2011 to 0.85% in December 2012. The Company’s average deposit costs decreased 38 basis points from 1.43% for 2011 to 1.05% for 2012. The increase in average deposits as a percentage of the Bank’ funding costs have been a critical factor in decreasing funding costs over time. Average deposits as a percentage of average interest-bearing funding liabilities have increased from 84.28% in 2009 to 90.80% in 2011 and 91.36% in 2012.

Management's Discussion And Analysis

Total outstanding debt remained flat at approximately $76 million for 2012. During the year ended December 31, 2012, the Bank extended the maturities of two $5,000,000 fixed-rate convertible advances totaling $10,000,000 to mature in 2017 and a $10,000,000 fixed-rate advance to mature in 2022. The next scheduled maturity of long-term debt is $5,000,000 in November 2013.

Equity

	December 31,		% change	Dollar change
	2012	2011	2012 vs. 2011	2012 vs. 2011
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000; authorized 20,000; issued 20,000	$20,000,000	$20,000,000	0.00%	$-
Common stock - par value $.01; authorized - 15,000,000 shares; issued 3,052,416 and 3,026,557 shares, respectively	30,524	30,266	0.85%	258
Additional paid in capital	17,873,560	17,367,403	2.91%	506,157
Retained earnings	41,986,633	38,712,194	8.46%	3,274,439
Accumulated other comprehensive gain	139,184	289,599	(51.94%)	(150,415)
Unearned ESOP shares	(982,640)	(945,364)	3.94%	(37,276)
Total Stockholders' Equity	$79,047,261	$75,454,098	4.76%	$3,593,163

During the year ended December 31, 2012, stockholders’ equity increased $3,593,163 to $79,047,261. The increase in stockholders’ equity was due to net income of $4,989,914 and net stock related activities of $175,235, partially offset by payments of common stock dividends of $1,216,570, preferred stock dividends of $205,001 and adjustments to other comprehensive income of $150,415. Common stockholders' equity increased to $59,047,261 at December 31, 2012 from $55,454,098 at December 31, 2011. Book value increased $1.02 per share to $19.34 at December 31, 2012 from $18.32 at December 31, 2011. The Company remains well-capitalized at December 31, 2012 with a Tier 1 capital to average asset ratio of 9.39%.

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

Management's Discussion And Analysis

Cash and cash equivalents as of December 31, 2012 totaled $11,295,655, a decrease of $7,822,534 or 40.92%, from the December 31, 2011 total of $19,118,189. Changes to the level of cash and cash equivalents have minimal impact on operational needs as the Bank has substantial sources of funds available from other sources.

The Bank’s principal use of cash has been in investing activities including its investments in loans, investment securities and other assets. In 2012, the level of net cash used in investing decreased to $12,146,049 from $93,890,549 in 2011. The decrease in net investing activity of $81,744,500 in 2012 was primarily due to a reduction in the amount of reinvested principal from maturing investments and a decrease in the amount of loans originated compared to the prior year. Net security transactions decreased from $33,111,184 of cash used in 2011 to fund net investment purchases to $34,928,326 of cash provided to fund loans and provide cash for other operating needs. Loans originated or acquired decreased $23,539,947 from $269,796,003 in 2011 to $246,256,056 in 2012. Additionally cash used decreased $698,389 for expenditures related to premises and equipment from 2011 as the Bank completed its construction of the new operations center and branch in King George, Virginia. Net cash provided decreased $902,485 due to less principal collected on loans from $204,254,129 in 2011 to $203,351,644 in 2012. Cash proceeds provided from the sale of OREO and other assets decreased $9,630,861 from $9,975,373 in 2011 to $344,512 in 2012.

During the year ended December 31, 2012, all financing activities used $7,707,351 in cash compared to $92,862,834 in cash provided for the same period in 2011. The decrease of cash flows from financing activities of $100,570,185 was primarily due to a net decrease in deposit cash flows from the comparable period of $109,693,788 as customer deposits for the year ended December 31, 2012 decreased $7,022,913 compared to an increase in deposits of $102,670,875 for the year ended December 31, 2011. In addition, cash provided decreased for 2012 by $3,683,000 as a result of net proceeds received from the SBLF preferred stock transaction in September of 2011. This was partially offset by increases in cash provided of $11,814,484 for long-term debt and short term borrowing activity as there was no retirement of long-term debt in 2012 compared to approximately $10 million in long-term debt curtailment in 2011. Other financing activities net use of cash for dividends and other equity transactions decreased $992,119 to $1,635,051 in 2012 from $2,627,170 in 2011.

Operating activities provided cash of $12,030,866 for the year ended December 31, 2012 compared to $10,322,468 of cash provided for the same period of 2011. Cash increased by $1,708,398 primarily due to an increase in net income and a decrease in other assets partially offset by a decrease in the provision for loan losses and a decrease in OREO valuation allowance expense.

At December 31, 2012, the Bank had $15,500,000 in loan commitments outstanding. Certificates of deposit due within one year of December 31, 2012 totaled $242,042,465, representing 59.70% of certificates of deposit at December 31, 2012. If these maturing deposits do not remain, the Bank will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2013. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Federal banking regulations require the Company and the Bank to maintain specified levels of capital. At December 31, 2012, the Company was in compliance with these requirements with a Tier 1 Capital to average assets ratio of 9.39%, a Tier 1 Capital to risk weighted assets ratio of 11.76% and a Total Capital to risk weighted assets ratio of 12.84%. At December 31, 2012, the Bank met the criteria for designation as a well-capitalized depository institution under Federal Reserve Bank regulations. See Note 15 of the Consolidated Financial Statements.

Management's Discussion And Analysis

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

For the years ended December 31, 2012 and 2011, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

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

Market for the Registrant’s Common Stock and Related Security Holder Matters

Market Information

The following table sets forth high and low bid quotations reported on the OTC Bulletin for the Company’s common stock for each quarter during 2012 and 2011. These quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	High	Low
2012
Fourth Quarter	$16.87	$14.31
Third Quarter	$15.85	$13.35
Second Quarter	$18.50	$14.75
First Quarter	$17.00	$13.60

	High	Low
2011
Fourth Quarter	$18.50	$15.00
Third Quarter	$19.05	$16.50
Second Quarter	$17.25	$16.10
First Quarter	$20.00	$16.10

Holders

The number of stockholders of record of the Company at February 27, 2013 was 579.

Management's Discussion And Analysis

Dividends

The Company has paid annual cash dividends on common stock since 1994. For each of fiscal years 2012 and 2011, the Company paid an annual cash dividend of $0.40 per share. The Board of Directors declared a quarterly cash dividend on January 24, 2013 of $0.10 per outstanding share of common stock and announced to stockholders the intent to move to a quarterly dividend in place of its previous annual dividend. The announcement indicated that the expected total dividend to be paid in 2013 is $0.40 per share.

On September 22, 2011, the U.S. Department of Treasury purchased $20.0 million of the Company’s Series C Preferred Stock under the Small Business Lending Fund. SBLF dividend rates can fluctuate between 1% and 7% during the first four and one half years, depending on the level of the Bank’s small business lending. The Company is permitted to repay its SBLF funding in increments of 25% or $5.0 million, subject to the approval of our federal banking regulator. For the year ended December 31, 2012, the Company’s dividend rate on the SBLF funds was 1%. After four and one half years from issuance, the dividend rate will increase to 9%. See Note 18 to the Consolidated Financial Statements.

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

Management's Discussion And Analysis

Selected Financial Data

Dollars in thousands except share data	Year Ended December 31,
	2012	2011	2010	2009	2008
Operations Data
Net interest income	$29,689	$26,838	$25,957	$21,721	$19,223
Provision for loan losses	2,529	4,087	3,933	3,473	1,301
Noninterest income	4,410	4,193	3,580	2,810	2,519
Noninterest expense	23,804	22,249	18,195	16,580	14,582
Net income	4,990	3,161	4,766	2,867	3,815
Net income available to common shareholders	$4,790	$2,489	$3,919	$2,020	$3,789

Share Data:
Basic net income per common share	$1.57	$0.83	$1.31	$0.68	$1.29
Diluted net income per common share	$1.57	$0.82	$1.30	$0.68	$1.24
Cash dividends paid per common share	$0.40	$0.40	$0.40	$0.40	$0.40
Book value per common share	$19.34	$18.32	$18.25	$17.43	$17.23
Common shares outstanding	3,052,416	3,026,557	3,002,616	2,976,046	2,947,759

Financial Condition Data
Total assets	$981,639	$983,480	$885,936	$815,043	$716,685
Loans receivable, net	747,641	710,089	654,450	616,593	542,977
Other real estate owned (OREO)	6,891	5,029	10,469	923	-
Total deposits	820,230	827,253	724,582	640,419	525,168
Long term, short term and subordinated debt	73,527	72,577	83,440	100,750	118,486
Common equity	59,047	55,454	54,788	51,873	50,797
Preferred stock	20,000	20,000	16,317	16,317	16,317
Total stockholders’ equity	$79,047	$75,454	$71,105	$68,190	$67,114

Other Financial Information
Nonperforming loans (NPLs) (1)	$8,717	$9,511	$13,518	$19,287	$4,936
Performing non-accrual loans	4,424	-	-	-	-
Troubled debt restructures (TDRs)	4,515	11,913	16,882	11,601	-

Performance Ratios
Return on average assets	0.52%	0.35%	0.57%	0.38%	0.59%
Return on average common equity	8.29%	4.47%	7.24%	3.88%	7.59%
Return on average total equity	6.42%	4.33%	6.76%	4.19%	7.58%
Net interest margin	3.31%	3.21%	3.32%	3.02%	3.13%
Efficiency ratio	69.81%	71.70%	61.60%	67.59%	67.07%
Efficiency ratio (2)	67.72%	64.74%	60.19%	66.98%	67.07%
Common dividend payout ratio	25.48%	48.78%	30.77%	58.82%	31.04%

Capital Ratios
Tier 1 capital to average assets	9.39%	9.17%	9.44%	10.03%	11.54%
Total capital to risk weighted assets	12.84%	12.69%	12.94%	13.46%	14.73%

Asset Quality Ratios
Allowance for loan losses to total loans	1.09%	1.07%	1.16%	1.20%	0.94%
Nonperforming loans to total loans	1.15%	1.32%	2.04%	3.09%	0.90%
Allow. for loan losses to nonperforming loans	94.78%	80.49%	56.73%	38.74%	104.25%
Net charge-offs to average loans	0.27%	0.61%	0.61%	0.20%	0.13%
Nonperforming assets (NPLs + OREO) to total assets	1.59%	1.48%	2.71%	2.48%	0.69%
Nonperforming assets, performing non-accrual loans and TDRs to total assets (3)	2.50%	2.61%	4.58%	3.90%	0.69%

(1) Non-accrual loans and TDRs are only considered nonperforming loans if payments are 90 days or greater delinquent.

(2) Excludes OREO gains, losses and expenses.

(3) Ratio was adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

Tri-County Financial Corporation

Report on Audits of Consolidated Financial Statements

For the Years Ended December 31, 2012 and 2011

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

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, utilizing the framework established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2012, is effective.

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

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. As the Company is a smaller reporting company, management’s report is not required to be attested to by the Company’s independent registered public accounting firm.

Tri-County Financial Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Tri-County Financial Corporation

Waldorf, Maryland

We have audited the accompanying consolidated balance sheets of Tri-County Financial Corporation. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tri-County Financial Corporation. as of December 31, 2012 and 2011, and the results of their consolidated operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland

March 15, 2013

Tri-County Financial Corporation

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
Assets
Cash and due from banks	$10,696,653	$13,074,091
Federal funds sold	190,000	5,040,000
Interest-bearing deposits with banks	409,002	1,004,098
Securities available for sale (AFS), at fair value	47,205,663	41,827,612
Securities held to maturity (HTM), at amortized cost	112,619,434	153,516,839
Federal Home Loan Bank and Federal Reserve Bank stock - at cost	5,476,050	5,587,000
Loans receivable - net of allowance for loan losses of $8,246,957 and $7,655,041	747,640,752	710,088,775
Premises and equipment, net	19,782,236	16,440,902
Other real estate owned (OREO)	6,891,353	5,028,513
Accrued interest receivable	2,904,325	3,027,784
Investment in bank owned life insurance	18,730,580	18,098,085
Other assets	9,093,164	10,746,024
Total Assets	$981,639,212	$983,479,723

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest-bearing deposits	$102,319,581	$81,097,622
Interest-bearing deposits	717,910,707	746,155,579
Total deposits	820,230,288	827,253,201
Short-term borrowings	1,000,000	-
Long-term debt	60,527,208	60,576,595
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	12,000,000
Accrued expenses and other liabilities	8,834,455	8,195,829
Total Liabilities	902,591,951	908,025,625

Stockholders' Equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000; authorized 20,000; issued 20,000	20,000,000	20,000,000
Common stock - par value $.01; authorized - 15,000,000 shares; issued 3,052,416 and 3,026,557 shares, respectively	30,524	30,266
Additional paid in capital	17,873,560	17,367,403
Retained earnings	41,986,633	38,712,194
Accumulated other comprehensive gain	139,184	289,599
Unearned ESOP shares	(982,640)	(945,364)
Total Stockholders' Equity	79,047,261	75,454,098
Total Liabilities and Stockholders' Equity	$981,639,212	$983,479,723

See notes to Consolidated Financial Statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2012	2011
Interest and Dividend Income
Loans, including fees	$37,145,915	$36,383,142
Taxable interest and dividends on investment securities	3,132,540	3,559,903
Interest on deposits with banks	14,426	16,349
Total Interest and Dividend Income	40,292,881	39,959,394

Interest Expenses
Deposits	8,396,342	10,718,170
Short-term borrowings	50,774	49,223
Long-term debt	2,157,122	2,353,649
Total Interest Expenses	10,604,238	13,121,042

Net Interest Income	29,688,643	26,838,352
Provision for loan losses	2,528,681	4,087,151
Net Interest Income After Provision For Loan Losses	27,159,962	22,751,201

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	968,097	789,883
Gain on sale of asset	-	22,500
Net gains on sale of OREO	88,351	454,339
Net losses on sale of investment securities	(3,736)	-
Income from bank owned life insurance	632,496	650,393
Service charges	2,096,118	1,988,947
Gain on sale of loans held for sale	628,701	286,978
Total Noninterest Income	4,410,027	4,193,040

Noninterest Expense
Salary and employee benefits	13,486,424	11,082,386
Occupancy expense	1,894,421	1,833,466
Advertising	542,254	491,789
Data processing expense	1,550,956	1,305,601
Professional fees	1,009,740	997,114
Depreciation of furniture, fixtures, and equipment	680,301	435,551
Telephone communications	184,057	174,748
Office supplies	256,634	184,820
FDIC Insurance	1,256,889	1,428,949
Valuation allowance on OREO	674,205	1,963,227
Other	2,267,969	2,351,551
Total Noninterest Expenses	23,803,850	22,249,202

Income before income taxes	7,766,139	4,695,039
Income tax expense	2,776,225	1,533,575
Net Income	$4,989,914	$3,161,464
Preferred stock dividends	200,000	672,488
Net Income Available to Common Shareholders	$4,789,914	$2,488,976

Net Income	$4,989,914	$3,161,464
Net unrealized holding losses arising during period, net of tax	(150,415)	(121,589)
Comprehensive Income	$4,839,499	$3,039,875

Earnings Per Common Share
Basic	$1.57	$0.83
Diluted	$1.57	$0.82
Cash dividends paid per common share	$0.40	$0.40

See notes to Consolidated Financial Statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2012 and 2011

					Accumulated
					Other	Unearned
	Preferred	Common	Paid-in	Retained	Comprehensive	ESOP
	Stock	Stock	Capital	Earnings	Income (Loss)	Shares	Total

Balance at January 1, 2011	$16,317,000	$30,026	$16,962,460	$37,892,557	$411,188	$(508,304)	$71,104,927

Comprehensive Income
Net income				3,161,464			3,161,464
Unrealized holding loss on investment securities net of tax of $64,419					(128,840)		(128,840)
Other than temporary impairment amortization on HTM securities net of tax of $3,735					7,251		7,251
Total Comprehensive Income							3,039,875

Cash dividend at $0.40 per common share				(1,209,856)			(1,209,856)
Preferred stock dividends				(722,243)			(722,243)
Exercise of stock options		238	121,081				121,319
Net change in unearned ESOP shares		87				(437,060)	(436,973)
Repurchase of common stock		(237)		(409,728)			(409,965)
Stock based compensation		152	253,314				253,466
Tax effect of the ESOP dividend			30,548				30,548
Redemption of capital purchase program Series A and Series B Preferred Stock	(16,317,000)						(16,317,000)
Proceeds from issuance of Series C Preferred Stock to Small Business Lending Fund	20,000,000	-	-	-	-	-	20,000,000
Balance at December 31, 2011	20,000,000	30,266	17,367,403	38,712,194	289,599	(945,364)	75,454,098

Comprehensive Income
Net Income				4,989,914			4,989,914
Unrealized holding loss on investment securities net of tax of $81,222					(157,666)		(157,666)
Other than temporary impairment amortization on HTM securities net of tax of $3,735					7,251		7,251
Total Comprehensive Income							4,839,499

Cash dividend at $0.40 per common share				(1,216,570)			(1,216,570)
Preferred stock dividends				(205,001)			(205,001)
Exercise of stock options		111	82,439				82,550
Net change in unearned ESOP shares		77				(37,276)	(37,199)
Repurchase of common stock		(184)		(293,904)			(294,088)
Stock Based Compensation		254	388,461				388,715
Tax effect of the ESOP dividend	-	-	35,257	-	-	-	35,257
Balance at December 31, 2012	$20,000,000	$30,524	$17,873,560	$41,986,633	$139,184	$(982,640)	$79,047,261

See notes to Consolidated Financial Statements

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2012 and 2011

	2012	2011

Cash Flows from Operating Activities
Net income	$4,989,914	$3,161,464
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	2,528,681	4,087,151
Depreciation and amortization	1,173,141	904,103
Loans originated for resale	(14,078,800)	(9,747,000)
Proceeds from sale of loans originated for sale	14,606,301	9,968,715
Gain on sale of loans held for sale	(628,701)	(286,978)
Net gains on the sale of OREO	(88,351)	(454,339)
Losses on sales of HTM investment securities	157,153	-
Gains on sales of AFS investment securities	(153,417)	-
Gain on sale of asset	-	(22,500)
Net amortization of premium/discount on investment securities	470,340	245,650
Increase in OREO valuation allowance	674,205	1,963,227
Increase in cash surrender of bank owned life insurance	(632,495)	(650,393)
Deferred income tax benefit	(868,928)	(646,717)
Decrease (Increase) in accrued interest receivable	123,459	(243,388)
Stock based compensation	388,715	253,466
Increase (Decrease) in deferred loan fees	131,748	(139,826)
Increase in accounts payable, accrued expenses and other liabilities	638,626	1,387,446
Decrease in other assets	2,599,275	542,387
Net Cash Provided by Operating Activities	12,030,866	10,322,468

Cash Flows from Investing Activities
Purchase of AFS investment securities	(25,542,275)	(18,994,828)
Proceeds from redemption or principal payments of AFS investment securities	17,962,350	11,983,674
Purchase of HTM investment securities	(16,357,484)	(72,541,253)
Proceeds from maturities or principal payments of HTM investment securities	53,486,964	45,712,623
Net decrease of FHLB and Federal Reserve stock	110,950	728,600
Loans originated or acquired	(246,256,056)	(269,796,003)
Principal collected on loans	203,351,644	204,254,129
Purchase of premises and equipment	(4,514,475)	(5,212,864)
Proceeds from sale of OREO	344,512	9,952,873
Proceeds from sale of HTM investment securities	3,641,805	-
Proceeds from sale of AFS investment securities	1,626,016	-
Proceeds from disposal of asset	-	22,500
Net Cash Used in Investing Activities	(12,146,049)	(93,890,549)

Tri-County Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2012 and 2011

(continued)

	2012	2011

Cash Flows from Financing Activities
Net (decrease) increase in deposits	$(7,022,913)	$102,670,875
Payments of long-term borrowings	(49,387)	(10,047,449)
Net increase (decrease) in short term borrowings	1,000,000	(816,422)
Exercise of stock options	82,550	121,319
Proceeds from Small Business lending Fund Preferred Stock	-	20,000,000
Redemption of Troubled Asset Relief Program Preferred Stock	-	(16,317,000)
Dividends Paid	(1,421,571)	(1,932,099)
Net change in unearned ESOP shares	(1,942)	(406,425)
Redemption of common stock	(294,088)	(409,965)
Net Cash (Used in) Provided by Financing Activities	(7,707,351)	92,862,834

(Decrease) Increase in Cash and Cash Equivalents	$(7,822,534)	$9,294,753

Cash and Cash Equivalents - January 1	19,118,189	9,823,436

Cash and Cash Equivalents - December 31	$11,295,655	$19,118,189

Supplemental Disclosures of Cash Flow Information
Cash paid during the years for
Interest	$10,652,537	$13,223,072
Income taxes	$2,225,609	$2,381,137

Supplemental Schedule of Non_Cash Operating Activities
Issuance of common stock for payment of compensation	$388,715	$253,466
Transfer from loans to OREO	$4,020,494	$7,878,778
Transfer of OREO to loans	$1,038,000	$3,177,855

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

Nature of Operations

The Company provides a variety of financial services to individuals and businesses through its offices in Southern Maryland and King George, Virginia. Its primary deposit products are demand, savings and time deposits, and its primary lending products are commercial and residential mortgage loans, commercial loans, construction and land development loans, home equity and second mortgages and commercial equipment loans.

Use of Estimates

In preparing Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of OREO and deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located in the county of King George, Virginia and the Southern Maryland counties of Calvert, Charles and St. Mary’s. Note 4 discusses the types of securities held by the Company. Note 5 discusses the type of lending in which the Company is engaged. The Company does not have significant concentration in any one customer or industry.

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

Loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Non-accrual loans can include performing loans that are placed on non-accrual status due to customer operating results and cash flows. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Non-accrual loans are evaluated for impairment on a loan-by-loan basis in accordance with the Company’s impairment methodology.

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

Tri-County Financial Corporation

Allowance for Loan Losses and Impaired Loans

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

The allowance for loan losses consists of a general and a specific component. The general component is based upon historical loss experience and a review of qualitative risk factors by portfolio segment (See Note 5 for a description of portfolio segments). The historical loss experience factor is tracked over various time horizons for each portfolio segment. It is weighted as the most important factor of the general component of the allowance. The Company considers qualitative factors in addition to the loss experience factor. These include trends by portfolio segment in charge-offs, delinquency, classified loans, loan concentrations and the rate of portfolio segment growth. Qualitative factors also include an assessment of the current regulatory environment, the quality of credit administration and loan portfolio management and national and local economic trends.

The specific component of the allowance for loan losses relates to individual impaired loans with an identified impairment loss. The Company evaluates substandard and doubtful classified loans, loans delinquent 90 days or greater, non-accrual loans and troubled debt restructured loans (“TDRs”) to determine whether a loan is impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and shortfalls on a case-by-case basis, taking into consideration the circumstances surrounding the loan. These circumstances include the length of the delay, the reasons for the delay, the borrower’s payment record and the amount of the shortfall in relation to the principal and interest owed. Loans not impaired are included in the pool of loans evaluated in the general component of the allowance.

If a specific loan is deemed to be impaired it is evaluated for impairment. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. For loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than carrying value of that loan.

The Company considers all TDRs to be impaired and defines TDRs as loans whose terms have been modified to provide for a reduction or a delay in the payment of either interest or principal because of deterioration in the financial condition of the borrower. A loan extended or renewed at a stated interest rate equal to the current interest rate for new debt with similar risk is not considered a TDR. Once an obligation has been classified as a TDR it continues to be considered a TDR until paid in full or until the loan returns to performing status and yields a market interest rate equal to the current interest rate for new debt with similar risk. TDRs are evaluated for impairment on a loan by loan basis in accordance with the Company’s impairment methodology. The Company does not participate in any specific government or Company-sponsored loan modification programs. All restructured loan agreements are individual contracts negotiated with a borrower.

Tri-County Financial Corporation

Servicing

Servicing assets are recognized as separate assets when rights are acquired the purchase or sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing based on relative estimated fair value. Estimated fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

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

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Premises and Equipment

Land is carried at cost. Premises, improvements and equipment are carried at cost, less accumulated depreciation and amortization, computed by the straight-line method over the estimated useful lives of the assets, which are as follows:

Buildings and Improvements: 10 to 50 years

Furniture and Equipment: three to 15 years

Automobiles: five years

Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of premises and equipment are capitalized.

Other Real Estate Owned (“OREO”)

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or estimated fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or estimated fair value less the cost to sell. Revenues and expenses from operations and changes in the valuation allowance are included in noninterest expense. Gains or losses on disposition are included in noninterest income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Costs

The Company expenses advertising costs as incurred.

Tri-County Financial Corporation

Income Taxes

The Company files a consolidated federal income tax return with its subsidiaries. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws and when it is considered more likely than not that deferred tax assets will be realized. It is the Company’s policy to recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense.

Off Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under commercial lines of credit, letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Stock-Based Compensation

The Company has stock option and incentive arrangements to attract and retain key personnel in order to promote the success of the business. In May 2005, the 2005 Equity Compensation Plan (the “Plan”) was approved by the shareholders and authorizes the issuance of restricted stock, stock appreciation rights, stock units and stock options to the Board of Directors and key employees.

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

Earnings Per Common Share

Basic earnings per common share represents income available to common stockholders, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method. As of December 31, 2012 and 2011, there were 184,201 and 102,524 options, respectively, which were excluded from the calculation as their effect would be anti-dilutive, because the exercise price of the options were greater than the average market price of the common shares.

	Years Ended December 31,
	2012	2011
Net Income	$4,989,914	$3,161,464
Less: dividends paid and accrued on preferred stock	(200,000)	(672,488)
Net income available to common shareholders	$4,789,914	$2,488,976

Average number of common shares outstanding	3,043,039	3,016,286
Effect of dilutive options	12,323	36,524
Average number of shares used to calculate diluted earnings per share	3,055,362	3,052,810

Tri-County Financial Corporation

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as components of comprehensive income in the Consolidated Statements of Income and Comprehensive Income. The Company discloses accumulated other comprehensive income as a separate component in the equity section of the balance sheet.

Reclassification

Certain reclassifications have been made in the Consolidated Financial Statements for 2011 to conform to the classification presented in 2012.

Recent Accounting Pronouncements

Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2011-03; “Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements.” ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2i) the collateral maintenance guidance related to that criterion. ASU 2011-03 was effective for the Company on January 1, 2012 and did not have a material impact on the Company’s consolidated financial statements.

ASU 2011-04; “Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU 2011-04 amends Topic 820, “Fair Value Measurements and Disclosures,” to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. ASU 2011-04 was effective for the Company January 1, 2012 and did not have a material impact on the Company’s consolidated financial statements.

ASU No. 2011-12; “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income (“AOCI”) in ASU No. 2011-05.” ASU No. 2011-12 defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments on the face of the financial statements. The presentation of reclassifications out of AOCI before the effective date of ASU No. 2011-05 is allowed until the FASB issues final guidance. All other requirements of ASU No. 2011-05 are not affected.

ASU No. 2011-11; “Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities”. ASU 2011-11 amends Topic 210 “Balance Sheet,” to require an entity to disclose both gross and net information about financial instruments, such as sales and repurchase agreements, borrowing/lending arrangements and derivative instruments with a right of offset. ASU 2011-11 is effective for the Company beginning on January 1, 2013 and is not expected to have a material impact on the Company’s consolidated financial statements.

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

Tri-County Financial Corporation

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

Level 1 inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

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

There were no transfers between levels of the fair value hierarchy and the Company had no Level 3 fair value assets or liabilities for the years ended December 31, 2012 and 2011, respectively.

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

Loans Receivable

The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired. Management estimates the fair value of impaired loans using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2012, substantially all of the impaired loans were evaluated based upon the fair value of the collateral. In accordance with FASB ASC 820, impaired loans where an allowance is established based on the fair value of collateral (loans with impairment) require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

Tri-County Financial Corporation

Other Real Estate Owned (“OREO”)

OREO is adjusted for fair value upon transfer of the loans to foreclosed assets. Subsequently, OREO is carried at the lower of carrying value and fair value. Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset at nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The tables below present the recorded amount of assets as of December 31, 2012 and December 31, 2011 measured at fair value on a recurring basis.

	December 31, 2012
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities
Asset-backed securities issued by GSEs
CMOs	$42,655,799	$-	$42,655,799	$-
MBS	231,386	-	231,386	-
Corporate equity securities	37,332	-	37,332	-
Bond mutual funds	4,281,146	-	4,281,146	-
Total available for sale securities	$47,205,663	$-	$47,205,663	$-

	December 31, 2011
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Available for sale securities
Asset-backed securities issued by GSEs
CMOs	$35,062,072	$-	$35,062,072	$-
MBS	2,648,043	-	2,648,043	-
Corporate equity securities	37,262	-	37,262	-
Bond mutual funds	4,080,235	-	4,080,235	-
Total available for sale securities	$41,827,612	$-	$41,827,612	$-

Tri-County Financial Corporation

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company may be required from time to time to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis as of December 31, 2012 and December 31, 2011 are included in the tables below.

	December 31, 2012
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Loans with impairment
Commercial real estate	$2,028,534	$-	$2,028,534	$-
Residential first mortgage	602,290	-	602,290	-
Commercial loans	94,355	-	94,355	-
Total loans with impairment	$2,725,179	$-	$2,725,179	$-

Other real estate owned	$6,891,353	$-	$6,891,353	$-

	December 31, 2011
Description of Asset	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Loans with impairment
Commercial real estate	$1,170,467	$-	$1,170,467	$-
Construction and land development	1,313,550	-	1,313,550	-
Residential first mortgage	505,206	-	505,206	-
Commercial loans	5,110,241	-	5,110,241	-
Total loans with impairment	$8,099,464	$-	$8,099,464	$-

Other real estate owned	$5,028,513	$-	$5,028,513	$-

Loans with impairment have unpaid principal balances of $4,272,836 and $10,096,399 at December 31, 2012 and 2011, respectively, and include impaired loans with a specific allowance.

NOTE 3 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2012 and 2011, these reserve balances amounted to $380,000 and $471,000, respectively.

Tri-County Financial Corporation

NOTE 4 – SECURITIES

	December 31, 2012
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Securities available for sale (AFS)
Asset-backed securities issued by GSEs
Residential MBS	$198,400	$32,986	$-	$231,386
Residential CMOs	42,507,542	266,775	118,518	42,655,799
Corporate equity securities	37,310	306	284	37,332
Bond mutual funds	4,012,609	268,537	-	4,281,146
Total securities available for sale	$46,755,861	$568,604	$118,802	$47,205,663

Securities held to maturity (HTM)
Asset-backed securities issued by GSEs
Residential MBS	$31,239,176	$1,237,277	.	$32,476,453
Residential CMOs	76,191,199	715,620	97,998	76,808,821
Asset-backed securities issued by others
Residential CMOs	4,439,118	197,028	484,343	4,151,803
Total debt securities held to maturity	111,869,493	2,149,925	582,341	113,437,077

U.S. government obligations	749,941	-	-	749,941
Total securities held to maturity	$112,619,434	$2,149,925	$582,341	$114,187,018

	December 31, 2011
	Amortized	Gross Unrealized	Gross Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Securities available for sale (AFS)
Asset-backed securities issued by GSEs
Residential MBS	$2,412,959	$235,084	$-	$2,648,043
Residential CMOs	34,848,180	248,508	34,616	35,062,072
Corporate equity securities	37,310	241	289	37,262
Bond mutual funds	3,840,473	239,762	-	4,080,235
Total securities available for sale	$41,138,922	$723,595	$34,905	$41,827,612

Securities held to maturity (HTM)
Asset-backed securities issued by GSEs
Residential MBS	$35,929,199	$854,497	$10,960	$36,772,736
Residential CMOs	106,998,467	1,104,141	27,411	108,075,197
Asset-backed securities issued by others
Residential CMOs	9,839,222	15,364	1,421,477	8,433,109
Total debt securities held to maturity	152,766,888	1,974,002	1,459,848	153,281,042

U.S. government obligations	749,951	-	-	749,951
Total securities held to maturity	$153,516,839	$1,974,002	$1,459,848	$154,030,993

At December 31, 2012, certain asset-backed securities with a carrying value of $29.9 million were pledged to secure certain deposits. At December 31, 2012, asset-backed securities with a carrying value of $5.6 million were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta.

At December 31, 2012, 97% of the asset-backed securities portfolio was rated AAA by Standard & Poor’s or the equivalent credit rating from another major rating agency. AFS asset-backed securities issued by GSEs had an average life of 3.43 years and average duration of 3.26 years and are guaranteed by their issuer as to credit risk. HTM asset-backed securities issued by GSEs had an average life of 3.43 years and average duration of 3.24 years and are guaranteed by their issuer as to credit risk.

Tri-County Financial Corporation

At December 31, 2011, 96% of the asset-backed securities portfolio was rated AAA by Standard & Poor’s or the equivalent credit rating from another major rating agency. AFS asset-backed securities issued by GSEs had an average life of 1.65 years and average duration of 1.61 years and are guaranteed by their issuer as to credit risk. HTM asset-backed securities issued by GSEs had an average life of 2.72 years and average duration of 2.57 years and are guaranteed by their issuer as to credit risk.

We believe that securities with unrealized losses will either recover in market value or be paid off as agreed. The Company intends to, and has the ability to, hold these securities to maturity. We believe that the losses are the result of general perceptions of safety and creditworthiness of the entire sector and a general disruption of orderly markets in the asset class. No charges related to other-than-temporary impairment were made during the years ended December 31, 2012 and 2011. During the year ended December 31, 2009, the Company recorded a charge of $148,000 related to other-than-temporary impairment on a single CMO issue. At December 31, 2012, the CMO issue has a par value of $961,000, a market fair value of $764,000 and a carrying value of $575,000.

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

For the year ended December 31, 2012, the Company recognized net losses on the sale of securities of $3,736. The Company sold one AFS security with a carrying value of $1,469,911 and three HTM securities with carrying values of $3,796,011, recognizing a gain of $153,417 and losses of $157,153, respectively. The sale of HTM securities was permitted under ASC 320 “Investments - Debt and Equity Securities.” ASC 320-10-25-6 permits the sale of HTM securities for certain changes in circumstances. The Company sold the HTM positions due to a significant deterioration in the issues’ creditworthiness and the increase in regulatory risk weights mandated for risk-based capital purposes. There were no sales of AFS and HTM securities for the year ended December 31, 2011.

AFS Securities

At December 31, 2012, the AFS investment portfolio had a fair value of $47,205,663 with unrealized losses from their amortized cost of $118,802. Asset-backed securities and corporate securities with unrealized losses had a fair value of $11,956,182 and all unrealized losses were for less than twelve months. At December 31, 2011, the AFS investment portfolio had a fair value of $41,827,612 with unrealized losses from their amortized cost of $34,905. Asset-backed securities and corporate securities with unrealized losses had a fair value of $18,170,977 and all unrealized losses were for less than twelve months.

Tri-County Financial Corporation

HTM Securities

Gross unrealized losses and estimated fair value by length of time that the individual HTM securities have been in a continuous unrealized loss position at December 31, 2012 are as follows:

December 31, 2012	Less Than 12		More Than 12
	Months		Months		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Losses
Asset-backed securities issued by GSEs	$14,253,558	$89,638	$6,132,036	$8,360	$20,385,594	$97,998
Asset-backed securities issued by other	-	-	3,057,666	484,343	3,057,666	484,343
	$14,253,558	$89,638	$9,189,702	$492,703	$23,443,260	$582,341

At December 31, 2012, the HTM investment portfolio had an estimated fair value of $114,187,018, of which $23,443,260, or 21% of the securities, had some unrealized losses from their amortized cost. Of these securities, $20,385,594 or 87%, are mortgage-backed securities issued by GSEs and the remaining $3,057,666 or 13%, were asset-backed securities issued by others.

HTM securities issued by GSEs are guaranteed by the issuer. Total unrealized losses on the asset-backed securities issued by GSEs were $97,998 or 0.09%, of the amortized cost of $107,430,375. HTM asset-backed securities issued by GSEs with unrealized losses have an average life of 3.17 years and an average duration of 2.40 years. We believe that the securities will either recover in market value or be paid off as agreed. The Company intends to, and has the ability to, hold these securities to maturity.

HTM asset-backed securities issued by others are collateralized mortgage obligation securities. All of the securities have credit support tranches that absorb losses prior to the tranches that the Company owns. The Company reviews credit support positions on its securities regularly. Total unrealized losses on the asset-backed securities issued by others were $484,343, or 10.91%, of the amortized cost of $4,439,118. HTM asset-backed securities issued by others with unrealized losses have an average life of 3.17 years and an average duration of 2.40 years.

Gross unrealized losses and estimated fair value by length of time that the individual HTM securities have been in a continuous unrealized loss position at December 31, 2011 are as follows:

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

At December 31, 2011, the HTM investment portfolio had an estimated fair value of $154,030,993, of which $39,831,981, or 26% of the securities, had some unrealized losses from their amortized cost. Of these securities, $33,068,480, or 83%, are mortgage-backed securities issued by GSEs and the remaining $6,763,501, or 17%, were asset-backed securities issued by others.

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

Tri-County Financial Corporation

HTM asset-backed securities issued by others are collateralized mortgage obligation securities. All of the securities have credit support tranches that absorb losses prior to the tranches that the Company owns. The Company reviews credit support positions on its securities regularly. Total unrealized losses on the asset-backed securities issued by others were $1,421,477, or 14.45%, of the amortized cost of $9,839,222. HTM asset-backed securities issued by others with unrealized losses have an average life of 2.35 years and an average duration of 1.61 years.

Maturities

The amortized cost and estimated fair value of debt securities at December 31, 2012, by contractual maturity, are shown below. The Company has allocated the asset-backed securities into the four maturity groups listed below using the expected average life of the individual securities based on statistics provided by industry sources. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$4,012,609	$4,281,146	$749,941	$749,941
Over one year through five years

Asset-backed securites
Within one year	13,917,779	13,976,846	39,331,483	39,882,620
Over one year through five years	20,613,093	20,700,576	48,166,365	48,841,303
Over five years through ten years	6,485,711	6,513,237	17,127,683	17,367,686
After ten years	1,689,359	1,696,529	7,243,962	7,345,468
Total asset-backed securities	42,705,942	42,887,188	111,869,493	113,437,077

	$46,718,551	$47,168,334	$112,619,434	$114,187,018

Credit Quality of Asset-Backed Securities

The tables below present the Standard & Poor’s or equivalent credit rating from other major rating agencies for AFS and HTM asset-backed securities issued by GSEs and others at December 31, 2012 and December 31, 2011 by carrying value. The Company considers noninvestment grade securities rated BB+ or lower as classified assets for regulatory and financial reporting. GSE asset-backed security downgrades by Standard and Poor’s were treated as AAA based on regulatory guidance.

December 31, 2012		December 31, 2011
Credit Rating	Amount	Credit Rating	Amount
AAA	$150,317,560	AAA	$181,958,323
A+	-	A+	142,808
A	110,780	A	-
BBB	978,043	BBB	1,258,268
BBB-	322,329	BBB-	1,061,017
BB+	-	BB+	1,240,901
BB	1,069,517	BB	337,998
BB-	68,604	BB-	615,716
B+	1,008,126	B+	246,345
CCC+		CCC+	3,615,627
CCC	881,719	CCC	-
Total	$154,756,678	Total	$190,477,003

Tri-County Financial Corporation

NOTE 5 - LOANS

Loans consist of the following:

	Years Ended December 31,
	2012	2011

Commercial real estate	$419,667,312	$370,383,885
Residential first mortgages	177,663,354	164,543,309
Construction and land development	31,818,782	36,744,865
Home equity and second mortgage	21,982,375	24,138,324
Commercial loans	88,157,606	101,968,056
Consumer loans	995,206	1,000,983
Commercial equipment	16,267,684	19,760,753
	756,552,319	718,540,175
Less:
Deferred loan fees	664,610	796,359
Allowance for loan loss	8,246,957	7,655,041
	8,911,567	8,451,400

	$747,640,752	$710,088,775

At December 31, 2012, the Bank’s allowance for loan losses totaled $8,246,957 or 1.09% of loan balances as compared to $7,655,041 or 1.07% of loan balances, at December 31, 2011. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience, current economic conditions, size, growth and composition of the loan portfolio, financial condition of the borrowers and other relevant factors that, in management’s judgment, warrant recognition in providing an adequate allowance.

At December 31, 2012 and 2011, gross loans included $1,454,757 and $2,356,196, respectively, from the sale of OREO properties that the Bank financed during 2011 that did not qualify for full accrual sales treatment under ASC Topic 360-20-40 “Property Plant and Equipment – Derecognition”. The Bank utilized the cost recovery method and deferred gain balances for these transactions were $225,000 and $410,268 at December 31, 2012 and 2011, respectively.

Risk Characteristics of Portfolio Segments

The Company manages its credit products and exposure to credit losses (credit risk) by the following specific portfolio segments (classes), which are levels at which the Company develops and documents its allowance for loan loss methodology. These segments are:

Commercial Real Estate (“CRE”)

Commercial and other real estate projects include office buildings, retail locations, churches, other special purpose buildings and commercial construction. Commercial construction balances were below 5% of the CRE portfolio at December 31, 2012 and 2011, respectively. The Bank offers both fixed-rate and adjustable-rate loans under these product lines. The primary security on a commercial real estate loan is the real property and the leases that produce income for the real property. The Bank generally limits its exposure to a single borrower to 15% of the Bank’s capital. Loans secured by commercial real estate are generally limited to 80% of the lower of the appraised value or sales price at origination and have an initial contractual loan payment period ranging from three to 20 years.

Loans secured by commercial real estate are larger and involve greater risks than one-to-four family residential mortgage loans. Because payments on loans secured by such properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy.

Tri-County Financial Corporation

Residential First Mortgages

Residential first mortgage loans made by the Bank are generally long term loans, amortized on a monthly basis, with principal and interest due each month. The initial contractual loan payment period for residential loans typically ranges from ten to 30 years. The Bank’s experience indicates that real estate loans remain outstanding for significantly shorter time periods than their contractual terms. Borrowers may refinance or prepay loans at their option, without penalty. The Bank originates both fixed-rate and adjustable-rate residential first mortgages.

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

Construction and Land Development

The Bank offers loans for the construction of one-to-four family dwellings. Generally, these loans are secured by the real estate under construction as well as by guarantees of the principals involved. In addition, the Bank offers loans to acquire and develop land, as well as loans on undeveloped, subdivided lots for home building by individuals.

A decline in demand for new housing might adversely affect the ability of borrowers to repay these loans. Construction and land development loans are inherently riskier than providing financing on owner-occupied real estate. The Bank’s risk of loss is affected by the accuracy of the initial estimate of the market value of the completed project as well as the accuracy of the cost estimates made to complete the project. In addition, the volatility of the real estate market has made it increasingly difficult to ensure that the valuation of land associated with these loans is accurate. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, a project’s value might be insufficient to assure full repayment. As a result of these factors, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the project rather than the ability of the borrower or guarantor to repay principal and interest. If the Bank forecloses on a project, there can be no assurance that the Bank will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

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

Tri-County Financial Corporation

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

Commercial Equipment Loans

These loans consist primarily of fixed-rate, short-term loans collateralized by a commercial customer’s equipment. When making commercial equipment loans, the Bank considers the same factors it considers when underwriting a commercial business loan. Commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. In the case of business failure, collateral would need to be liquidated to provide repayment for the loan. In many cases, the highly specialized nature of collateral equipment would make full recovery from the sale of collateral problematic.

Related Party Loans

Included in loans receivable at December 31, 2012 and 2011 were $6,986,756 and $6,475,004, respectively, for loans made to executive officers and directors of the Bank. These loans were made in the ordinary course of business at substantially the same terms and conditions as those prevailing at the time for comparable transactions with persons not affiliated with the Bank and are not considered to involve more than the normal risk of collectability. For the years ended December 31, 2012 and 2011, all loans to directors and executive officers of the Bank performed according to original loan terms.

Activity in loans outstanding to executive officers and directors for the years ended December 31, 2012 and 2011 are summarized as follows:

	2012	2011
Balance, beginning of year	$6,475,004	$6,250,097
New loans made during year	842,052	815,681
Repayments made during year	(330,300)	(590,774)
Balance, end of year	$6,986,756	$6,475,004

Tri-County Financial Corporation

Allowance for Loan Losses

The following table details activity in the allowance for loan losses and year-end loan receivable balances for the years ended December 31, 2012 and 2011. An allocation of the allowance to one category of loans does not prevent the Company’s ability to utilize the allowance to absorb losses in a different category. The loan receivables are disaggregated on the basis of the Company’s impairment methodology.

	Commercial Real Estate	Residential First Mortgage	Construction and Land Development	Home Equity and Second Mtg.	Commercial Loans	Consumer Loans	Commercial Equipment	Total
At and For the Year Ended December 31, 2012

Allowance for loan losses:
Balance at January 1,	$2,525,199	$539,205	$354,385	$143,543	$3,850,294	$19,119	$223,296	$7,655,041
Charge-offs	(486,431)	(10,987)	(140,835)	(210,753)	(1,003,824)	(4,994)	(168,802)	(2,026,626)
Recoveries	-	37,524	-	-	51,350	987	-	89,861
Provisions	2,051,066	517,486	319,880	347,029	(948,796)	4,229	237,787	2,528,681
Balance at December 31,	$4,089,834	$1,083,228	$533,430	$279,819	$1,949,024	$19,341	$292,281	$8,246,957
Ending balance: individually evaluated for impairment	$785,878	$403,475	$-	$-	$353,883	$-	$4,421	$1,547,657
Ending balance: collectively evaluated for impairment	$3,303,956	$679,753	$533,430	$279,819	$1,595,141	$19,341	$287,860	$6,699,300
Loan receivables:
Ending balance	$419,667,312	$177,663,354	$31,818,782	$21,982,375	$88,157,606	$995,206	$16,267,684	$756,552,319
Ending balance: individually evaluated for impairment	$21,618,890	$3,367,827	$4,877,868	$291,000	$8,778,681	$51,748	$4,421	$38,990,435
Ending balance: collectively evaluated for impairment	$398,048,422	$174,295,527	$26,940,914	$21,691,375	$79,378,925	$943,458	$16,263,263	$717,561,884

	Commercial Real Estate	Residential First Mortgage	Construction and Land Development	Home Equity and Second Mtg.	Commercial Loans	Consumer Loans	Commercial Equipment	Total
At and For the Year Ended December 31, 2011

Allowance for loan losses:
Balance at January 1,	$3,313,983	$204,073	$1,266,625	$97,519	$2,552,039	$32,209	$202,699	$7,669,147
Charge-offs	(1,249,038)	(49,002)	(213,007)	-	(2,441,076)	(3,000)	(150,005)	(4,105,128)
Recoveries	-	967	-	-	1,936	968	-	3,871
Provisions	460,254	383,167	(699,233)	46,024	3,737,395	(11,058)	170,602	4,087,151
Balance at December 31,	$2,525,199	$539,205	$354,385	$143,543	$3,850,294	$19,119	$223,296	$7,655,041
Ending balance: individually evaluated for impairment	$423,093	$113,000	$100,000	$42,340	$1,318,502	$-	$-	$1,996,935
Ending balance: collectively evaluated for impairment	$2,102,106	$426,205	$254,385	$101,203	$2,531,792	$19,119	$223,296	$5,658,106
Loan receivables:
Ending balance	$370,383,885	$164,543,309	$36,744,865	$24,138,324	$101,968,056	$1,000,983	$19,760,753	$718,540,175
Ending balance: individually evaluated for impairment	$31,166,090	$5,849,538	$9,057,433	$492,319	$23,896,287	$82,036	$371,936	$70,915,639
Ending balance: collectively evaluated for impairment	$339,217,795	$158,693,771	$27,687,432	$23,646,005	$78,071,769	$918,947	$19,388,817	$647,624,536

Non-accrual and Past Due Loans

Non-accrual loans as of December 31, 2012 and 2011 were as follows:

	December 31, 2012						December 31, 2011
	90 or Greater Days Delinquent	Number of Loans	Nonacccrual Performing Loans	Number of Loans	Total Dollars	Total Number of Loans	90 or Greater Days Delinquent	Number of Loans

Commercial real estate	$1,527,844	7	$3,802,947	2	$5,330,791	9	$2,866,539	11
Residential first mortgages	3,169,404	10	569,693	3	3,739,097	13	2,438,771	7
Construction and land development	-	-	-	-	-	-	1,413,550	2
Home equity and second mortgage	71,296	2	-	-	71,296	2	291,285	7
Commercial loans	3,732,090	11	-	-	3,732,090	11	2,263,916	4
Consumer loans	-	-	51,748	1	51,748	1	500	1
Commercial equipment	216,383	4	-	-	216,383	4	236,056	3
	$8,717,017	34	$4,424,388	6	$13,141,405	40	$9,510,617	35

Tri-County Financial Corporation

The Bank categorized six performing loans totaling $4,424,388 as non-accrual loans at December 31, 2012. These six loans represent one well-secured commercial relationship with no specific reserves in the allowance due to the Bank's superior credit position with underlying collateral. It is management’s belief that there is no current risk of loss to the Bank for this relationship. These loans were classified as non-accrual loans due to the customers operating results. In accordance with the Company’s policy, interest income is recognized on a cash-basis for these loans. There were no performing non-accrual loans at December 31, 2011.

Non-accrual loans on which the recognition of interest has been discontinued, which did not have a specific allowance for impairment, amounted to $11,371,542 and $4,193,893 at December 31, 2012 and 2011, respectively. Interest due but not recognized on these balances at December 31, 2012 and 2011 was $443,856 and $172,399, respectively. Non-accrual loans with a specific allowance for impairment on which the recognition of interest has been discontinued amounted to $1,769,863 and $5,316,724 at December 31, 2012 and 2011, respectively. Interest due not recognized on these balances at December 31, 2012 and 2011 was $182,106 and $242,705, respectively. An analysis of past due loans as of December 31, 2012 and 2011 is as follows:

December 31, 2012	Current	31-60 Days	61-89 Days	90 or Greater Days	Total Past Due	Total Loan Receivables

Commercial real estate	$416,721,658	$-	$1,417,810	$1,527,844	$2,945,654	$419,667,312
Residential first mortgages	173,593,886	97,307	802,757	3,169,404	4,069,468	177,663,354
Construction and land dev.	31,818,782	-	-	-	-	31,818,782
Home equity and second mtg.	21,499,018	350,715	61,346	71,296	483,357	21,982,375
Commercial loans	84,384,426	-	41,090	3,732,090	3,773,180	88,157,606
Consumer loans	983,094	9,363	2,749	-	12,112	995,206
Commercial equipment	15,659,007	371,921	20,373	216,383	608,677	16,267,684
Total	$744,659,871	$829,306	$2,346,125	$8,717,017	$11,892,448	$756,552,319

December 31, 2011	Current	31-60 Days	61-89 Days	90 or Greater Days	Total Past Due	Total Loan Receivables

Commercial real estate	$367,415,647	$101,699	$-	$2,866,539	$2,968,238	$370,383,885
Residential first mortgages	160,785,337	1,319,201	-	2,438,771	3,757,972	164,543,309
Construction and land dev.	35,331,315	-	-	1,413,550	1,413,550	36,744,865
Home equity and second mtg.	23,618,693	228,346	-	291,285	519,631	24,138,324
Commercial loans	95,961,076	49,781	3,693,283	2,263,916	6,006,980	101,968,056
Consumer loans	991,838	8,645	-	500	9,145	1,000,983
Commercial equipment	19,450,929	24,869	48,899	236,056	309,824	19,760,753
Total	$703,554,835	$1,732,541	$3,742,182	$9,510,617	$14,985,340	$718,540,175

There were no accruing loans 90 days or greater past due at December 31, 2012 or 2011.

Credit Quality Indicators

A risk grading scale is used to assign grades to commercial real estate, construction and land development, commercial loans and commercial equipment loans. Loans are graded at inception, annually thereafter when financial statements are received and at other times when there is an indication that a credit may have weakened or improved. Only commercial loan relationships with an aggregate exposure to the Bank of $750,000 or greater are subject to being risk rated.

Residential first mortgages, home equity and second mortgages and consumer loans are evaluated for creditworthiness in underwriting and are monitored based on borrower payment history. These loans are classified as unrated unless they are part of a larger commercial relationship that requires grading or are troubled debt restructures or nonperforming loans with an Other Assets Especially Mentioned (“OAEM”) or higher risk rating due to a delinquent payment history.

Tri-County Financial Corporation

Management regularly reviews credit quality indicators as part of its individual loan reviews and on a monthly and quarterly basis. The overall quality of the Bank’s loan portfolio is assessed using the Bank’s risk grading scale, net charge-offs, nonperforming loans, delinquencies, performance of troubled debt restructured loans and the general economic conditions in the Company’s geographical market. This review process is assisted by frequent internal reporting of loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Credit quality indicators and allowance factors are adjusted based on management’s judgment during the monthly and quarterly review process.

Loans subject to risk ratings are graded on a scale of one to 10. The Company considers loans classified substandard, doubtful and loss as classified assets for regulatory and financial reporting.

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

Rating 7 - OAEM (Other Assets Especially Mentioned) – Special Mention

These credits, while protected by the financial strength of the borrowers, guarantors or collateral, have reduced quality due to economic conditions, less than adequate earnings performance or other factors which require the lending officer to direct more than normal attention to the credit. Financing alternatives may be limited and/or command higher risk interest rates. OAEM loans are the first adversely classified assets on our watch list. These relationships will be reviewed at least quarterly.

Rating 8 - Substandard

Substandard assets are assets that are inadequately protected by the sound worth or paying capacity of the borrower or of the collateral pledged. These assets have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard. The loans may have a delinquent history or combination of weak collateral, weak guarantor strength or operating losses. When a loan is assigned to this category the Bank may estimate a specific reserve in the loan loss allowance analysis. These assets listed may include assets with histories of repossessions or some that are non-performing bankruptcies. These relationships will be reviewed at least quarterly.

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

Tri-County Financial Corporation

Credit quality indicators as of December 31, 2012 and 2011 were as follows:

Credit Risk Profile by Internally Assigned Grade

	Commercial Real Estate		Construction and Land Dev.
	2012	2011	2012	2011

Unrated	$59,930,126	$1,003,553	$4,330,321	$-
Pass	329,882,941	338,952,446	19,752,749	27,687,432
Special mention	4,880,758	-	-	-
Substandard	24,973,487	30,391,213	7,735,712	9,057,433
Doubtful	-	-	-	-
Loss	-	36,673	-	-
Total	$419,667,312	$370,383,885	$31,818,782	$36,744,865

	Commercial Loans		Commercial Equipment
	2012	2011	2012	2011

Unrated	$11,627,726	$586,124	$5,082,713	$391,786
Pass	64,436,809	78,183,487	11,180,550	19,209,380
Special mention	-	-	-	-
Substandard	12,093,071	23,198,445	4,421	159,587
Doubtful	-	-	-	-
Loss	-	-	-	-
Total	$88,157,606	$101,968,056	$16,267,684	$19,760,753

Credit Risk Profile Based on Payment Activity

	Residential First Mortgages		Home Equity and Second Mtg.		Consumer Loans
	2012	2011	2012	2011	2012	2011

Performing	$174,493,950	$162,104,538	$21,911,079	$23,847,039	$995,206	$1,000,483
Nonperforming	3,169,404	2,438,771	71,296	291,285	-	500
Total	$177,663,354	$164,543,309	$21,982,375	$24,138,324	$995,206	$1,000,983

Tri-County Financial Corporation

Impaired Loans and Troubled Debt Restructures (“TDRs”)

Impaired loans, including TDRs, at December 31, 2012 and 2011 were as follows:

December 31, 2012	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized

Commercial real estate	$21,618,890	$18,804,478	$2,814,412	$21,618,890	$785,878	$22,501,842	$1,119,715
Residential first mortgages	3,367,827	2,362,062	1,005,765	3,367,827	403,475	3,388,867	157,595
Construction and land dev.	4,877,868	4,877,868	-	4,877,868	-	4,792,982	276,260
Home equity and second mtg.	291,000	291,000	-	291,000	-	221,000	6,783
Commercial loans	8,778,681	8,330,442	448,238	8,778,681	353,883	9,153,074	284,095
Consumer loans	51,748	51,748	-	51,748	-	64,459	5,284
Commercial equipment	4,421	-	4,421	4,421	4,421	5,112	318
Total	$38,990,435	$34,717,598	$4,272,836	$38,990,435	$1,547,657	$40,127,336	$1,850,050

December 31, 2011	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized

Commercial real estate	$8,405,656	$6,404,447	$1,593,560	$7,998,006	$423,093	$6,880,651	$375,203
Residential first mortgages	618,206	-	618,206	618,206	113,000	618,835	10,294
Construction and land dev.	3,130,466	1,716,915	1,413,550	3,130,466	100,000	3,193,938	84,107
Home equity and second mtg.	42,340	-	42,340	42,340	42,340	42,340	-
Commercial loans	8,798,072	2,369,329	6,428,743	8,798,072	1,318,502	9,188,371	314,216
Commercial equipment	129,876	129,876	-	129,876	-	147,035	8,905
Total	$21,124,616	$10,620,567	$10,096,399	$20,716,966	$1,996,935	$20,071,170	$792,725

At December 31, 2012 and 2011, impaired loans totaled $38,990,435 and $20,716,966, respectively. Impaired loans had specific allocations within the allowance for loan losses or have been reduced by charge-offs to recoverable values. Allocations of the allowance for loan losses relative to impaired loans at December 31, 2012 and 2011 were $1,547,657 and $1,996,935, respectively.

TDRs, included in the impaired loan schedule above, as of December 31, 2012 and 2011 were as follows:

	Years Ended December 31,
	2012		2011
	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$3,097,214	7	$7,696,921	10
Residential first mortgages	1,418,229	3	-	-
Construction and land development	-	-	1,716,915	1
Commercial loans	-	-	2,369,329	3
Commercial equipment	-	-	129,876	1
	$4,515,443	10	$11,913,041	15

At December 31, 2012, 100% of TDRs were performing according to the terms of their restructured agreements compared to $11,113,326 or 93.3% as of December 31, 2011. Interest income in the amount of $220,326 and $524,397 was recognized on these loans for the years ended December 31, 2012 and 2011, respectively. There were no specific reserves in the allowance for loan losses relative to TDR loans at December 31, 2012 compared to $300,000 at December 31, 2011.

Tri-County Financial Corporation

During the year ended December 31, 2012, the Bank entered into TDRs for eight commercial real estate loans totaling $3,212,894 and three residential first mortgages totaling $1,419,657.

For the year ended December 31, 2012, two commercial real estate TDR loans were charged-off in the amount of $415,995. One of the two charged-off commercial real estate loans was transferred to OREO with a balance of $382,500. For the year ended December 31, 2011, TDR loans charged-off or transferred to OREO were $187,891. TDRs charged-off were for two commercial equipment loans totaling $76,592 and one TDR was transferred to OREO for a commercial loan of $111,299.

NOTE 6 - LOAN SERVICING

Loans serviced for others are not reflected in the accompanying balance sheets. The unpaid principal balances of mortgages serviced for others were $48,292,582 and $45,598,885 at December 31, 2012 and 2011, respectively.

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

	Years Ended December 31,
	2012	2011
Balance, beginning of the year	$213,079	$196,648
Additions	105,480	73,022
Amortization	(73,887)	(56,591)
Balance, end of year	$244,672	$213,079

NOTE 7 - OTHER REAL ESTATE OWNED (“OREO”)

OREO assets are presented net of the allowance for losses. The Company considers OREO as classified assets for regulatory and financial reporting. An analysis of the activity is as follows:

	Years Ended December 31,
	2012	2011
Balance at beginning of year	$5,028,513	$10,469,302
Additions of underlying property	4,020,494	7,273,206
Disposals of underlying property	(1,483,449)	(10,750,768)
Valuation allowance	(674,205)	(1,963,227)
Balance at end of period	$6,891,353	$5,028,513

Expenses applicable to OREO assets include the following:

	Years Ended December 31,
	2012	2011
Valuation allowance	$674,205	$1,963,227
Operating expenses	96,618	489,164
	$770,823	$2,452,391

Tri-County Financial Corporation

NOTE 8 - PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment at December 31, 2012 and 2011 follows:

	2012	2011

Land	$5,509,342	$4,916,251
Building and improvements	16,148,785	13,424,230
Furniture and equipment	6,681,230	5,820,318
Automobiles	294,225	245,363
Total cost	28,633,582	24,406,162
Less accumulated depreciation	8,851,346	7,965,260
Premises and equipment, net	$19,782,236	$16,440,902

Certain Bank facilities are leased under various operating leases. Rent expense was $513,910 and $488,154 in 2012 and 2011, respectively. Future minimum rental commitments under non-cancellable operating leases are as follows:

2013	$548,765
2014	555,316
2015	562,036
2016	577,729
2017	584,801
Thereafter	3,545,937

Total	$6,374,584

NOTE 9 - DEPOSITS

Deposits at December 31 consist of the following:

	2012	2011
Noninterest-bearing demand	$102,319,581	$81,097,622
Interest-bearing
Demand	67,351,757	68,312,048
Money market deposits	209,813,301	191,540,190
Savings	35,291,646	30,787,620
Certificates of deposit	405,454,003	455,515,721
Total interest-bearing	717,910,707	746,155,579

Total deposits	$820,230,288	$827,253,201

The aggregate amount of certificates of deposit in denominations of $100,000 or more at December 31, 2012, and 2011 was $206,405,092 and $236,622,465, respectively. The aggregate amount of certificates of deposit in denominations of $250,000 or more at December 31, 2012, and 2011 was $70,789,975 and $81,816,504, respectively.

At December 31, 2012, the scheduled contractual maturities of certificates of deposit are as follows:

2013	$242,042,465
2014	103,913,307
2015	44,663,544
2016	9,279,438
2017	5,555,249
$405,454,003

Tri-County Financial Corporation

NOTE 10 - SHORT-TERM BORROWINGS AND LONG-TERM DEBT

The Bank’s long-term debt consists of advances from the Federal Home Loan Bank (FHLB) of Atlanta. The Bank classifies debt based upon original maturity and does not reclassify debt to short-term status during its life. These include fixed-rate, fixed-rate convertible and variable-rate convertible advances. Rates and maturities on these advances at December 31, 2012 and 2011 were as follows:

	Fixed-	Fixed-Rate	Variable
	Rate	Convertible	Convertible
2012
Highest rate	3.99%	3.47%	4.00%
Lowest rate	0.84%	3.47%	4.00%
Weighted average rate	2.33%	3.47%	4.00%
Matures through	2036	2018	2020

2011
Highest rate	4.04%	4.30%	4.00%
Lowest rate	0.84%	3.47%	4.00%
Weighted average rate	2.76%	3.88%	4.00%
Matures through	2036	2018	2020

Average rates of long-term debt and short-term borrowings were as follows:

	At or for the Year Ended December 31,
(dollars in thousands)	2012	2011
Long-term debt
Long-term debt outstanding at end of period	$60,527	$60,577
Weighted average rate on outstanding long-term debt	2.80%	3.33%
Maximum outstanding long-term debt of any month end	60,573	60,620
Average outstanding long-term debt	60,206	61,421
Approximate average rate paid on long-term debt	3.02%	3.32%

Short-term borrowings
Short-term borrowings outstanding at end of period	$1,000	$-
Weighted average rate on short-term borrowings	0.36%	0.00%
Maximum outstanding short-term borrowings at any month end	14,000	15,703
Average outstanding short-term borrowings	3,639	2,168
Approximate average rate paid on short-term borrowings	1.40%	1.91%

The Bank’s fixed-rate debt generally consists of advances with monthly interest payments and principal due at maturity.

The Bank’s fixed-rate convertible long-term debt is callable by the issuer, after an initial period ranging from six months to five years. The instruments are callable at the date ending the initial period. At December 31, 2012, the Bank had $10,000,000 in fixed-rate convertible debt callable in 2013. The balance of fixed-rate convertible debt has passed its call date. All advances have a prepayment penalty, determined based upon prevailing interest rates.

Variable convertible advances have an initial variable rate based on a discount to LIBOR. Variable convertible debt is scheduled to mature in 2020. During 2010, the FHLB exercised its option to convert a $10,000,000 variable convertible advance to a fixed-rate advance at a rate of 4.0% for a term of 10 years.

Tri-County Financial Corporation

During the year ended December 31, 2012, the Bank extended the maturities of two $5,000,000 fixed-rate convertible advances totaling $10,000,000 to mature in 2017 and a $10,000,000 fixed-rate advance to mature in 2022, decreasing rates from 4.3% and 4.0% to 2.2% and 2.8%, respectively.

At December 31, 2012, $50,527,208 or 83% of the Bank’s long-term debt was fixed for rate and term, as the conversion optionality of the advances have either been exercised or expired. The contractual maturities of long-term debt are as follows:

	December 31, 2012
	Fixed-	Fixed-Rate	Variable
	Rate	Convertible	Convertible	Total

Due in 2013	$5,000,000	$-	$-	$5,000,000
Due in 2014	750,000	-	-	750,000
Due in 2015	14,000,000	-	-	14,000,000
Due in 2016	-	-	-	-
Due in 2017	10,000,000	-	-	10,000,000
Thereafter	10,777,208	10,000,000	10,000,000	30,777,208
	$40,527,208	$10,000,000	$10,000,000	$60,527,208

From time to time, the Bank also has daily advances outstanding, which are classified as short-term borrowings. These advances are repayable at the Bank’s option at any time and are re-priced daily. There was $1,000,000 outstanding at December 31, 2012 compared to no amounts advanced at December 31, 2011.

Under the terms of an Agreement for Advances and Security Agreement with Blanket Floating Lien (the “Agreement”), the Bank maintains collateral with the FHLB consisting of one-to-four family residential first mortgage loans, second mortgage loans, commercial real estate and securities. The Agreement limits total advances to 40% of assets or $391 million.

At December 31, 2012, $412 million of loans and securities were pledged or in safekeeping at the FHLB. Loans and securities are subject to collateral eligibility rules and are adjusted for market value and collateral value factors to arrive at lendable collateral values. At December 31, 2012, FHLB lendable collateral was valued at $284 million. At December 31, 2012, the Bank had total lendable pledged collateral at the FHLB of $162 million of which $101 million was available to borrow in addition to outstanding advances of $61 million. Unpledged lendable collateral was $122 million, bringing total available borrowing capacity to $223 million at December 31, 2012.

Additionally, the Bank has established a short-term credit facility with the Federal Reserve Bank of Richmond under its Borrower in Custody program. The Bank has segregated collateral sufficient to draw $16.3 million under this agreement. In addition, the Bank has established short-term credit facilities with other commercial banks totaling $12 million at December 31, 2012. No amounts were outstanding under the Borrower in Custody or commercial lines at December 31, 2012.

Tri-County Financial Corporation

NOTE 11 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2012	2011
Current
Federal	$2,827,187	$1,663,022
State	678,278	557,499
	3,505,465	2,220,521

Deferred
Federal	(631,256)	(611,296)
State	(97,984)	(75,650)
	(729,240)	(686,946)
Total income tax expense	$2,776,225	$1,533,575

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	2012		2011
	Amount	Percent of Pre-Tax Income	Amount	Percent of Pre-Tax Income
Expected income tax expense at federal tax rate	$2,640,487	34.00%	$1,596,313	34.00%
State taxes net of federal benefit	177,559	2.29%	127,658	2.72%
Nondeductible expenses	28,890	0.37%	21,246	0.45%
Nontaxable income	(320,054)	(4.12%)	(347,329)	(7.40%)
Other	249,343	3.21%	135,687	2.89%

Total income tax expense	$2,776,225	35.75%	$1,533,575	32.66%

The net deferred tax assets in the accompanying balance sheets include the following components:

	2012	2011
Deferred tax assets
Deferred fees	$-	$1,410
Allowance for loan losses	3,253,425	3,019,914
Deferred compensation	1,860,068	1,739,075
OREO valuation allowance and expenses	1,510,974	1,245,000
Other	438,077	163,612
	7,062,544	6,169,011
Deferred tax liabilities
Unrealized gain on investment securities	71,701	149,188
FHLB stock dividends	156,182	156,182
Depreciation	29,386	31,169
	257,269	336,539

Net deferred tax assets	$6,805,275	$5,832,472

Retained earnings at December 31, 2012 included approximately $1.2 million of bad debt deductions allowed for federal income tax purposes (the “base year tax reserve”) for which no deferred income tax has been recognized. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, it would create income for tax purposes only and income taxes would be imposed at the then prevailing rates. The unrecorded income tax liability on the above amount was approximately $463,000 at December 31, 2012.

Tri-County Financial Corporation

The Company does not have uncertain tax positions that are deemed material and did not recognize any adjustments for unrecognized tax benefits. The Company’s policy is to recognize interest and penalties on income taxes as a component of tax expense. The Company is no longer subject to U.S. Federal tax examinations by tax authorities for years before 2009.

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

As of December 31, 2012 and 2011 the Bank had outstanding loan commitments of approximately $15,500,000 and $22,300,000, respectively.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are issued primarily to support construction borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash or a secured interest in real estate as collateral to support those commitments for which collateral is deemed necessary. Standby letters of credit outstanding amounted to $22,715,990 and $19,426,823 at December 31, 2012 and 2011, respectively. In addition to the commitments noted above, customers had approximately $70,357,702 and $75,564,000 available under lines of credit at December 31, 2012 and 2011, respectively.

Tri-County Financial Corporation

NOTE 13 - STOCK-BASED COMPENSATION

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

Stock-based compensation expense totaled $152,640 and $154,899 in 2012 and 2011, respectively, which consisted of grants of restricted stock and restricted stock units. Stock-based compensation for the years ended December 31, 2012 and 2011 included director compensation of $22,339 and $36,461, respectively, for stock granted in lieu of cash compensation. All outstanding options were fully vested at December 31, 2012. There were no stock options granted in 2012 and 2011, respectively.

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

		Weighted		Weighted-Average
		Average	Aggregate	Contractual Life
		Exercise	Intrinsic	Remaining In
	Shares	Price	Value	Years

Outstanding at January 1, 2012	264,156	$17.90	$175,911
Granted at fair value	-	-
Exercised	(24,780)	12.25	88,607
Expired	-	-
Forfeited	(3,317)	18.25
Outstanding at December 31, 2012	236,059	$18.49	$164,304	1.0

Exercisable at December 31, 2012	236,059	$18.49	$164,304	1.0

		Weighted		Weighted-Average
		Average	Aggregate	Contractual Life
		Exercise	Intrinsic	Remaining In
	Shares	Price	Value	Years

Outstanding at January 1, 2011	299,237	$16.86	$524,392
Granted at fair value	-	-
Exercised	(33,163)	8.75	286,061
Expired	(338)	8.44
Forfeited	(1,580)	15.00

Outstanding at December 31, 2011	264,156	$17.90	$175,911	1.7

Exercisable at December 31, 2011	264,156	$17.90	$175,911	1.7

Tri-County Financial Corporation

Options outstanding are all currently exercisable and are summarized as follows:

Number Outstanding	Weighted Average	Weighted Average
December 31, 2012	Remaining Contractual Life	Exercise Price

51,858	1 years	$12.96
82,652	2 years	15.89
80,138	3 years	22.29
21,411	5 years	27.70
236,059		$18.49

The aggregate intrinsic value of outstanding stock options and exercisable stock options was $164,304 at December 31, 2012. Aggregate intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the period, which was $15.98 at December 31, 2012, and the exercise price multiplied by the number of options outstanding.

The Company has outstanding restricted stock and stock units granted in accordance with the Plan. The following tables summarize the unvested restricted stock awards and units outstanding at December 31, 2012 and 2011.

	Restricted Stock		Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Fair Value

Nonvested at January 1, 2012	8,113	$16.47	6,845	$15.00
Granted	23,281	15.21	2,105	15.98
Vested	(7,825)	15.20	(3,739)	14.80

Nonvested at December 31, 2012	23,569	$15.64	5,211	$15.98

	Restricted Stock		Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Fair Value

Nonvested at January 1, 2011	2,720	$11.90	3,739	$15.00
Granted	12,934	16.49	3,106	15.00
Vested	(7,541)	14.86	-	-

Nonvested at December 31, 2011	8,113	$16.47	6,845	$15.00

Tri-County Financial Corporation

NOTE 14 - EMPLOYEE BENEFIT PLANS

The Company has an Employee Stock Ownership Plan (“ESOP”) that covers substantially all its employees. Employees qualify to participate after one year of service and vest in allocated shares after three years of service. The ESOP acquires stock of Tri-County Financial Corporation by purchasing shares in the Over the Counter (“OTC”) securities market. Unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share. Dividends on ESOP shares are recorded as a reduction of retained earnings. Contributions are made at the discretion of the Board of Directors. ESOP contributions recognized for the years ended 2012 and 2011 totaled $222,600 and $43,695, respectively. As of December 31, 2012, the ESOP held 204,523 allocated and 59,618 unallocated shares with an approximate market value of $3,268,280 and $952,693, respectively. The estimated value was determined utilizing the Company’s closing stock price of $15.98 on December 31, 2012.

The Company also has a 401(k) plan. The Company matches a portion of the employee contributions after one year of employee service. This ratio is determined annually by the Board of Directors. In 2012 and 2011, the Company matched one-half of the first 8% of the employee’s contribution. Employees who have completed six months of service are covered under this defined contribution plan. Employee’s vest in the Company’s matching contributions after three years of service. Contributions are determined at the discretion of the Board of Directors. For the years ended December 31, 2012 and 2011, the expense recorded for this plan totaled $211,200 and $208,926, respectively.

The Company has a separate nonqualified retirement plan for non-employee directors. Directors are eligible for a maximum benefit of $3,500 a year for ten years following retirement from the Board of Community Bank of Tri-County. The maximum benefit is earned at 15 years of service as a non-employee director. Full vesting occurs after two years of service. Expense recorded for this plan was $19,780 and $46,353 for the years ended December 31, 2012 and 2011, respectively.

In addition, the Company has established individual supplemental retirement plans and life insurance benefits for certain key executives and officers of the Bank. These plans and benefits provide a retirement income payment for 15 years from the date of the employee’s expected retirement date. The payments are set at the discretion of the Board of Directors and vesting occurs ratably from the date of employment to the expected retirement date. Expense recorded for this plan totaled $441,601 and $346,653 for 2012 and 2011, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined) and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2012, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

Tri-County Financial Corporation

As of December 31, 2012, the most recent notification from the Federal Reserve categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s or the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios for 2012 and 2011 are presented in the following tables.

At December 31, 2012	Actual		Required for Capital Adequacy Purposes		To be Considered Well Capitalized Under Prompt Corrective Action
(in thousands)
Total Capital (to risk weighted assets)
The Company	$99,280	12.84%	$61,842	8.00%
The Bank	$96,600	12.55%	$61,586	8.00%	$76,983	10.00%

Tier 1 Capital (to risk weighted assets)
The Company	$90,908	11.76%	$30,921	4.00%
The Bank	$88,228	11.46%	$30,793	4.00%	$46,190	6.00%

Tier 1 Capital (to average assets)
The Company	$90,908	9.39%	$38,723	4.00%
The Bank	$88,228	9.14%	$38,595	4.00%	$48,244	5.00%

At December 31, 2011	Actual		Required for Capital Adequacy Purposes		To be Considered Well Capitalized Under Prompt Corrective Action
(in thousands)
Total Capital (to risk weighted assets)
The Company	$94,927	12.69%	$59,859	8.00%
The Bank	$92,515	12.42%	$59,609	8.00%	$74,511	10.00%

Tier 1 Capital (to risk weighted assets)
The Company	$87,164	11.65%	$29,930	4.00%
The Bank	$84,860	11.39%	$29,804	4.00%	$44,707	6.00%

Tier 1 Capital (to average assets)
The Company	$87,164	9.17%	$38,021	4.00%
The Bank	$84,860	8.96%	$37,896	4.00%	$47,370	5.00%

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

At December 31, 2012			Fair Value Measurements
Description of Asset	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment securities - AFS	$47,205,663	$47,205,663	$-	$47,205,663	$-
Investment securities - HTM	112,619,434	114,187,018	749,941	113,437,077	-
Federal Home Loan Bank and Federal Reserve Stock	5,476,050	5,469,000	-	5,469,000	-
Loans	747,640,752	757,387,000	-	757,387,000	-
Other real estate owned	6,891,353	6,891,353	-	6,891,353	-

Liabilities
Savings, NOW and money market accounts	$414,776,285	$414,776,285	$-	$414,776,285	$-
Time deposits	405,454,003	410,257,000	-	410,257,000	-
Long-term debt	60,527,208	64,252,000	-	64,252,000	-
Short term borrowings	1,000,000	1,000,000	-	1,000,000	-
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	2,400,000	-	2,400,000	-

At December 31, 2011			Fair Value Measurements
Description of Asset	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment securities - AFS	$41,827,612	$41,827,612	$-	$41,827,612	$-
Investment securities - HTM	153,516,839	154,030,993	749,951	153,281,042	-
Federal Home Loan Bank and Federal Reserve Stock	5,587,000	5,624,000	-	5,624,000	-
Loans	710,088,775	726,238,000	-	726,238,000	-
Other real estate owned	5,028,513	5,028,513	-	5,028,513	-

Liabilities
Savings, NOW and money market accounts	$371,737,480	$371,737,480	$-	$371,737,480	$-
Time deposits	455,515,721	462,192,000	-	462,192,000	-
Long-term debt	60,576,595	61,353,000	-	61,353,000	-
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000,000	2,400,000	-	2,400,000	-

At December 31, 2012, the Company had outstanding loan commitments and standby letters of credit of $15.5 million and $22.7 million, respectively. Based on the short-term lives of these instruments, the Company does not believe that the fair value of these instruments differs significantly from their carrying values.

Valuation Methodology

Investment securities and FHLB and FRB stock - Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

Other real estate owned - Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2012 and 2011. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

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

The Series C Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly. The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first 10 quarters during which the Series C Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Bank. Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period was set at one percent (1%). For the second through ninth calendar quarters, the dividend rate may be adjusted to between one percent (1%) and five percent (5%) per annum, to reflect the amount of change in the Bank’s level of QSBL. If the level of the Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than 10%, then the dividend rate payable on the Series C Preferred Stock would increase. For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to nine percent (9%). In addition, beginning on January 1, 2014, and on all Series C Preferred Stock dividend payment dates thereafter ending on April 1, 2016, the Company will be required to pay to the Secretary, on each share of Series C Preferred Stock, but only out of assets legally available, a fee equal to 0.5% of the liquidation amount per share of Series C Preferred Stock.

The Series C Preferred Stock is non-voting, except in limited circumstances. If the Company misses five dividend payments, whether or not consecutive, the holder of the Series C Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors. The Series C Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of our federal banking regulator. The Company is permitted to repay its SBLF funding in increments of 25% or $5.0 million, subject to the approval of its federal banking regulator.

Redemption of Series A and B Preferred Stock - Troubled Asset Relief Program’s (TARP) Capital Purchase Program

On September 22, 2011, the Company entered into a letter agreement (the “Repurchase Letter”) with the United States Department of the Treasury (the “Treasury”), in which the Company agreed to redeem, out of the proceeds of the issuance of the Series C Preferred Stock, all 15,540 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share (the “Series A Preferred Stock”), for a redemption price of $15,619,858, including accrued but unpaid dividends to the date of redemption and all 777 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (the “Series B Preferred Stock”), for a redemption price of $784,187, including accrued but unpaid dividends to the date of redemption.

The Company issued Series A Preferred Stock and Series B Preferred Stock on December 19, 2008. It was outstanding until redemption of all Series A Preferred Stock and Series B Preferred Stock on September 22, 2011. The annual dividend rates paid for Series A Preferred Stock and Series B Preferred Stock were 5% and 9%, respectively.

Tri-County Financial Corporation

NOTE 19 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

Balance Sheets
	December 31,
	2012	2011
Assets
Cash - noninterest bearing	$660,890	$337,704
Investment in wholly owned subsidiaries	88,738,823	85,521,824
Other assets	2,864,629	2,755,040
Total Assets	$92,264,342	$88,614,568

Liabilities and Stockholders' Equity
Current liabilities	$845,081	$788,470
Guaranteed preferred beneficial interest in junior subordinated debentures	12,372,000	12,372,000
Total Liabilities	13,217,081	13,160,470

Stockholders' Equity
Preferred Stock - Series C	20,000,000	20,000,000
Common stock	30,524	30,266
Additional paid in capital	17,873,560	17,367,403
Retained earnings	41,986,633	38,712,194
Accumulated other comprehensive income	139,184	289,599
Unearned ESOP shares	(982,640)	(945,364)
Total Stockholders’ Equity	79,047,261	75,454,098

Total Liabilities and Stockholders’ Equity	$92,264,342	$88,614,568

Condensed Statements of Income

	Years Ended December 31,
	2012	2011
Interest and Dividend Income
Dividends from subsidiary	$2,300,000	$3,275,000
Interest income	93,180	33,307
Interest expense	337,810	316,576
Net Interest Income	2,055,370	2,991,731
Miscellaneous expenses	(608,104)	(703,332)
Income before income taxes and equity in undistributed net income of subsidiary	1,447,266	2,288,399
Federal and state income tax benefit	289,929	335,444
Equity in undistributed net income of subsidiary	3,252,719	537,621
Net Income	$4,989,914	$3,161,464
Preferred stock dividends	200,000	672,488
Net Income Available to Common Shareholders	$4,789,914	$2,488,976

Tri-County Financial Corporation

Condensed Statements of Cash Flows
	Years Ended December 31,
	2012	2011
Cash Flows from Operating Activities
Net income	$4,989,914	$3,161,464
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(3,252,719)	(537,621)
Stock based compensation	388,715	253,466
Increase in other assets	(89,610)	(301,185)
Deferred income tax benefit	(19,980)	(36,357)
Increase in current liabilities	56,611	108,595
Net Cash Provided by Operating Activities	2,072,931	2,648,362

Cash Flows from Financing Activities
Dividends paid	(1,421,571)	(1,932,099)
Proceeds from Small Business Lending Fund Preferred Stock	-	20,000,000
Redemption of Troubled Asset Relief Program Preferred Stock	-	(16,317,000)
Downstream of capital to subsidiary	(114,694)	(3,950,148)
Exercise of stock options	82,550	121,319
Net change in ESOP loan	(1,942)	(406,425)
Redemption of common stock	(294,088)	(409,965)
Net Cash Used in Financing Activities	(1,749,745)	(2,894,318)
Increase (Decrease) in Cash	323,186	(245,956)
Cash at Beginning of Year	337,704	583,660
Cash at End of Year	$660,890	$337,704

Tri-County Financial Corporation

NOTE 20 - QUARTERLY FINANCIAL COMPARISON (Unaudited)

	2012
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$10,195,299	$9,886,656	$10,102,542	$10,108,384
Interest expense	2,276,163	2,539,049	2,765,341	3,023,685
Net interest income	7,919,136	7,347,607	7,337,201	7,084,699
Provision for loan loss	1,005,101	746,075	436,431	341,074
Net interest income after provision	6,914,035	6,601,532	6,900,770	6,743,625

Noninterest income	1,364,705	1,302,437	896,795	846,090
Noninterest expense	5,941,961	5,600,784	6,363,686	5,897,419

Income before income taxes	2,336,779	2,303,185	1,433,879	1,692,296
Provision for income taxes	866,211	830,244	492,727	587,043
Net Income	$1,470,568	$1,472,941	$941,152	$1,105,253
Preferred stock dividends	50,000	50,000	50,000	50,000
Net Income Available to Common Shareholders	$1,420,568	$1,422,941	$891,152	$1,055,253

Earnings Per Common Share[1]
Basic	$0.47	$0.47	$0.29	$0.35
Diluted	$0.47	$0.47	$0.29	$0.35

	2011
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Interest and dividend income	$10,088,665	$10,134,507	$9,904,432	$9,831,790
Interest expense	3,351,796	3,378,500	3,168,429	3,222,317
Net interest income	6,736,869	6,756,007	6,736,003	6,609,473
Provision for loan loss	545,806	644,654	890,861	2,005,830
Net interest income after provision	6,191,063	6,111,353	5,845,142	4,603,643

Noninterest income	1,443,758	1,026,356	952,599	770,327
Noninterest expense	6,937,286	5,277,394	4,923,298	5,111,224

Income before income taxes	697,535	1,860,315	1,874,443	262,746
Provision for income taxes	203,823	653,856	654,648	21,248
Net Income	$493,712	$1,206,459	$1,219,795	$241,498
Preferred stock dividends	51,111	197,912	211,732	211,733
Net Income Available to Common Shareholders	$442,601	$1,008,547	$1,008,063	$29,765

Earnings Per Common Share[1]
Basic	$0.15	$0.33	$0.33	$0.01
Diluted	$0.15	$0.33	$0.33	$0.01

(1) Earnings per share are based upon quarterly results and may not be additive to the annual earnings per share amounts.

